As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REG NEWCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	26-4785427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

416 South Bell Avenue

Ames, Iowa 50010

(515) 239-8000

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey Stroburg

Chief Executive Officer

REG Newco, Inc.

416 South Bell Avenue

Ames, Iowa 50010

(515) 239-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Blair W. White, Esq. Heidi E. Mayon, Esq. Pillsbury Winthrop Shaw Pittman LLP 50 Fremont Street San Francisco, California 94105 (415) 983-1000	G.R. Neumann, Esq. Nyemaster, Goode, West, Hansell & O’Brien, PC 700 Walnut Street, Suite 1600 Des Moines, Iowa 50309-3899 (515) 283-3121	Bill Hanigan, Esq. Catherine Cownie, Esq. Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. 666 Grand Avenue Des Moines, Iowa 50309 (515) 242-2400	Dean R. Edstrom, Esq. Jonathan B. Levy, Esq. Lindquist & Vennum PLLP 4200 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402 (612) 371-3211

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the transactions described in the joint proxy statement/prospectus.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share	56,408,981(3)	(4)	(4)
Series A Preferred Stock, $0.0001 par value per share	14,729,505(5)	(4)	(4)
Total	71,138,486	$219,544,362(4)	$12,251

(1)

This registration statement relates to common stock, $0.0001 par value per share (“Newco Common Stock”) of REG Newco, Inc., a Delaware corporation (“Newco”) and series A preferred stock, $0.0001 par value per share (“Newco Series A Preferred Stock”) of Newco, issuable to (i) holders of shares of common stock and preferred stock of Renewable Energy Group, Inc., a Delaware corporation (“REG”), (ii) holders of membership units of Central Iowa Energy, LLC, an Iowa limited liability company (“CIE”), (iii) holders of membership units of Western Iowa Energy, LLC, an Iowa limited liability company (“WIE”) and (iv) holders of membership units of Blackhawk Biofuels, LLC, a Delaware limited liability company (“Blackhawk”) in connection with the proposed transactions described herein.

(2)	Calculated pursuant to Rule 457(o) at the statutory rate of $55.80 per $1 million of securities registered.
(3)

The amount of Newco Common Stock to be registered has been determined based on the estimated maximum number of shares of Newco Common Stock to be issued and exchanged by Newco in the transactions, calculated based on the sum of (A) 19,605,117 shares of REG Common Stock estimated to be exchanged in the proposed transaction, (B) 14,729,505 shares of Newco Common Stock reserved for issuance with respect to the conversion of the Newco Series A Preferred Stock, (C) 2,278,522, the estimated number of shares of Newco Common Stock issuable pursuant to options to purchase REG common stock that will be converted into options to purchase Newco Common Stock, (D) 977,435, the estimated number of shares of Newco Common Stock issuable pursuant to warrants to purchase REG common stock that will be converted into warrants to purchase Newco Common Stock, (E) 4,414,345 shares of Newco Common Stock to be delivered pursuant to the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, by and among Newco, REG and CIE, (F) 7,097,562 shares of Newco Common Stock to be delivered pursuant to the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, by and among Newco, REG and WIE, (G) the exchange ratio of 0.4479 a share of Newco Common Stock for each Blackhawk unit multiplied by 15,577,250, the number of membership units of Blackhawk estimated to be exchanged in the proposed transaction, as adjusted for fractional shares, and (F) the exchange ratio of 0.4479 a share of Newco Common Stock for each Blackhawk unit multiplied by 750,000, the number of units of Blackhawk estimated to be issuable pursuant to warrants to purchase Blackhawk membership units that will be converted into warrants to purchase Newco Common Stock.

(4)

Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon the sum of: (A) 19,605,117, the estimated number of shares of REG Common Stock that may be exchanged in the transaction multiplied by $4.80, the REG book value per share, as calculated on March 31, 2009, (B) $4.80, the REG book value per share, multiplied by the sum of (i) 8,278,947, the estimated number of shares of REG Series A Preferred Stock that may be exchanged in the transaction, (ii) 558,140, the estimated number of shares of REG Series AA Preferred Stock that may be exchanged in the transaction, (iii) 2,236,361, the estimated number of shares of REG Series B Preferred Stock that may be exchanged in the transaction, (iv) 3,090,909, the estimated number of shares of REG Series BB Preferred Stock that may be exchanged in the transaction, (C) 26,672, the estimated number of units of CIE that may be exchanged in the transaction multiplied by $467.12, the book value per membership unit of CIE, as calculated on March 31, 2009, (D) 26,447, the estimated number of units of WIE that may be exchanged in the transaction multiplied by $994.41, the book value per membership unit of WIE, as calculated on March 31, 2009, and (E) 15,577,250, the estimated number of units of Blackhawk that may be exchanged in the transaction multiplied by $1.20, the book value per membership unit of Blackhawk, as calculated on March 31, 2009.

(5)

The amount of Newco Series A Preferred Stock to be registered has been determined based on the estimated number of shares of Newco Series A Preferred Stock to be issued and exchanged by Newco in the acquisitions, calculated based on the sum of (A) 8,278,947 shares of REG Series A Preferred Stock estimated to be exchanged in the proposed transaction, (B) 558,140 shares of REG Series AA Preferred Stock estimated to be exchanged in the proposed transaction, (C) 2,236,361 shares of REG Series B Preferred Stock estimated to be exchanged in the proposed transaction, (D) 3,090,909 shares of REG Series BB Preferred Stock estimated to be exchanged in the proposed transaction, (E) 164,197 shares of Newco Series A Preferred Stock to be delivered pursuant to the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, by and among Newco, REG and CIE, (F) 264,003 shares of Newco Series A Preferred Stock to be delivered pursuant to the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, by and among Newco, REG and WIE, and (G) the exchange ratio 0.0088 multiplied by 15,577,250 membership units of Blackhawk estimated to be exchanged in the proposed transaction, as adjusted for fractional shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. Newco may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2009

SPECIAL MEETINGS OF STOCKHOLDERS AND MEMBERS

PROPOSED CONSOLIDATION —YOUR VOTE IS IMPORTANT

The boards of directors of Renewable Energy Group, Inc., a Delaware corporation (“REG”), Central Iowa Energy, LLC, an Iowa limited liability company (“CIE”), Western Iowa Energy, LLC, an Iowa limited liability company (“WIE”) and Blackhawk Biofuels, LLC, a Delaware limited liability company (“Blackhawk”) have each approved the acquisition by merger or asset purchase of REG, CIE, WIE and Blackhawk by REG Newco, Inc. (“Newco”) with REG, CIE, WIE and Blackhawk, respectively. If the Blackhawk consolidation is consummated, holders of Blackhawk membership units will be entitled to receive 0.4479 shares of Newco Common Stock and 0.0088 shares of Newco Series A Preferred Stock for each membership unit of Blackhawk they own. If the CIE and WIE consolidation transactions are consummated, Newco will deliver to CIE 4,414,345 shares of Newco Common Stock and 164,197 shares of Newco Series A Preferred Stock and Newco will deliver to WIE 7,097,562 shares of Newco Common Stock and 264,003 shares of Newco Series A Preferred Stock. Upon the dissolution of CIE and WIE, CIE and WIE expect that Newco shares will be distributed to unitholders of CIE and WIE in accordance with plans of dissolution. If the REG consolidation is consummated, holders of REG common stock and REG preferred stock will be entitled to receive one share of Newco Common Stock and one share of Newco Series A Preferred Stock for each share of REG common stock and REG preferred stock they own, respectively.

This joint proxy statement/prospectus is being furnished to the holders of membership units of CIE, WIE and Blackhawk and the holders of common stock and preferred stock of REG in connection with the solicitation of proxies by the boards of directors of REG, CIE, WIE and Blackhawk for use at corresponding special meetings to be held at the date, times and places identified below.

For REG stockholders:	For CIE members:	For WIE members:	For Blackhawk members:

[*], 2009	[*], 2009	[*], 2009	[*], 2009
[*], local time	[*], local time	[*], local time	[*], local time
Renewable Energy Group, Inc.	Central Iowa Energy, LLC	Wall Lake Community Building	Blackhawk Biofuels, LLC
[*]	[*]	202 W. 2nd Street	210 West Spring Street
[*]	[*]	Wall Lake, Iowa	Freeport, Illinois 61032

This joint proxy statement/prospectus constitutes a prospectus of Newco with respect to shares of Newco Common Stock, and shares of Newco Series A Preferred Stock, par value $0.0001 per share, to be issued in connection with (i) the merger of REG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Newco, with and into REG pursuant to the Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, (ii) the purchase of substantially all the assets of CIE by REG Newton, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco, pursuant to the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, (iii) the purchase of substantially all the assets of WIE by REG Wall Lake, LLC, a Iowa limited liability company and wholly owned subsidiary of Newco, pursuant to the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, and (iv) the merger of REG Danville, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco, with and into Blackhawk pursuant to the Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009. This joint proxy statement/prospectus is also being furnished to the unitholders of CIE and WIE to approve the dissolution, liquidation and winding up of CIE and WIE following the completion of the CIE and WIE asset purchases.

This joint proxy statement/prospectus contains important information about the consolidations. Before voting, please carefully review all the information contained in the attached joint proxy statement/prospectus, including its annexes. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the transactions described in this joint proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus will first be mailed or otherwise delivered to stockholders of REG and the holders of membership units of CIE, WIE and Blackhawk on or about [*], 2009.

Jeffrey Stroburg	James Johnston	William J. Horan	Ronald L. Mapes
Chief Executive Officer	Chairman of the Board	Chairman of the Board	Chair
Renewable Energy Group, Inc.	Central Iowa Energy, LLC	Western Iowa Energy, LLC	Blackhawk Biofuels, LLC

This joint proxy statement/prospectus is dated [*], 2009.

RENEWABLE ENERGY GROUP, INC.

416 South Bell Avenue

Ames, Iowa 50010

(515) 239-8000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [*], 2009

To the Stockholders of Renewable Energy Group, Inc.:

You are cordially invited to attend a special meeting of stockholders of Renewable Energy Group, Inc., a Delaware corporation (“REG”). The meeting will be held on [*], 2009 at [*] a.m., local time, at [*], for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc., a Delaware corporation, REG Merger Sub, Inc., a Delaware corporation, and Renewable Energy Group, Inc., a Delaware corporation, as described in the attached joint proxy statement/prospectus.

2.	To consider and vote upon a proposal to grant discretionary authority to the REG board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

REG may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The record date for the REG special meeting is [*], 2009. Only REG stockholders of record at the close of business on that date are entitled to notice of, and may vote at, the REG special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to ensure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may submit your proxy in accordance with the instructions on the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. Abstentions will have the same effect as votes against approval of the Agreement and Plan of Merger.

Please do not send any certificates representing your REG stock at this time.

By Order of the Board of Directors,

Jeffrey Stroburg

Chief Executive Officer

[*], 2009

REG’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND “FOR” APPROVAL OF ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES.

CENTRAL IOWA ENERGY, LLC

3426 East 28th Street North

Newton, Iowa 50208

(641) 791-1010

NOTICE OF SPECIAL MEETING OF MEMBERS

TO BE HELD ON [*], 2009

To the Members of Central Iowa Energy, LLC:

You are cordially invited to attend a special meeting of members of Central Iowa Energy, LLC, an Iowa limited liability company (“CIE”). The meeting will be held on [*], 2009 at [*] a.m., local time, at [*], for the following purposes:

1.	To consider and vote upon a proposal to sell substantially all the assets and liabilities of CIE pursuant to the terms set forth in the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, by and among REG Newco, Inc. a Delaware corporation, REG Newton, LLC, an Iowa limited liability company, Central Iowa Energy, LLC, an Iowa limited liability company, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in the attached joint proxy statement/prospectus.

2.	In the event the unitholders approve proposal No. 1, to consider and vote upon a proposal to dissolve, wind up and liquidate CIE as soon as reasonably practicable following the consummation of the sale of substantially all of CIE’s assets to, and the assumption of certain liabilities of CIE by REG Newton, LLC, as contemplated in the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009.

3.	To consider and vote upon a proposal to grant discretionary authority to the CIE board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Asset Purchase Agreement.

CIE may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The record date for the CIE special meeting is [*], 2009. Only CIE members of record at the close of business on that date are entitled to notice of, and may vote at, the CIE special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of units you own. Please vote as soon as possible to ensure that your units are represented at the meeting. To vote your units, you may complete and return the enclosed proxy card or you may submit your proxy in accordance with the instructions on the enclosed proxy card. Abstentions will have the same effect as votes against approval of the Asset Purchase Agreement.

Please do not send any certificates representing your CIE units at this time.

By Order of the Board of Directors,

James Johnston

Chairman of the Board

[*], 2009

CIE’s BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE ASSET PURCHASE AGREEMENT, “FOR” APPROVAL OF THE DISSOLUTION, LIQUIDATION AND WINDING UP OF CIE, AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES.

WESTERN IOWA ENERGY, LLC

1220 South Center Street

Wall Lake, Iowa 51466

(712) 664-2173

NOTICE OF SPECIAL MEETING OF MEMBERS

TO BE HELD ON [*], 2009

To the Members of Western Iowa Energy, LLC:

You are cordially invited to attend a special meeting of members of Western Iowa Energy, LLC, an Iowa limited liability company (“WIE”). The meeting will be held on [*], 2009 at [*] a.m., local time, at the Wall Lake Community Building, located at 202 W. 2nd Street, Wall Lake, Iowa, for the following purposes:

1.	To consider and vote upon a proposal to sell substantially all the assets and liabilities of WIE pursuant to the terms set forth in the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc. a Delaware corporation, REG Wall Lake, LLC, an Iowa limited liability company, Western Iowa Energy, LLC, an Iowa limited liability company, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in the attached joint proxy statement/prospectus.

2.	In the event the unitholders approve proposal No. 1 to consider and vote upon a proposal to dissolve, wind up and liquidate WIE as soon as reasonably practicable following the consummation of the sale of substantially all of WIE’s assets to, and the assumption of certain liabilities of WIE by REG Wall Lake, LLC, as contemplated in the Amended and Restated Asset Purchase Agreement executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009.

3.	To consider and vote upon a proposal to grant discretionary authority to the WIE board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Asset Purchase Agreement.

WIE may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The record date for the WIE special meeting is [*], 2009. Only WIE members of record at the close of business on that date are entitled to notice of, and may vote at, the WIE special meeting or any adjournments or postponements thereof.

Your vote is very important, regardless of the number of units you own. Please vote as soon as possible to ensure that your units are represented at the meeting. To vote your units, you may complete and return the enclosed proxy card or you may submit your proxy in accordance with the instructions on the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. Abstentions will have the same effect as votes against approval of the Asset Purchase Agreement.

Please do not send any certificates representing your WIE units at this time.

By Order of the Board of Directors,

William J. Horan

Chairman of the Board

[*], 2009

WIE’s BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE ASSET PURCHASE AGREEMENT “FOR” APPROVAL OF THE DISSOLUTION, LIQUIDATION AND WINDING UP OF WIE AND “FOR” APPROVAL OF ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES.

BLACKHAWK BIOFUELS, LLC

210 West Spring Street,

Freeport, Illinois 61032

(815) 235-2461

NOTICE OF SPECIAL MEETING OF MEMBERS

TO BE HELD ON [*], 2009

To the Members of Blackhawk Biofuels, LLC:

You are cordially invited to attend a special meeting of members of Blackhawk Biofuels, LLC, a Delaware limited liability company (“Blackhawk”). The meeting will be held on [*], 2009 at [*] a.m., local time, at Blackhawk’s principal executive offices, located at 210 West Spring Street, Freeport, Illinois 61032, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc., a Delaware corporation, REG Danville, LLC, a Delaware limited liability company, Blackhawk Biofuels, LLC, a Delaware limited liability company and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in the attached joint proxy statement/prospectus.

2.	To consider and vote upon a proposal to grant discretionary authority to the Blackhawk board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

Blackhawk may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The record date for the Blackhawk special meeting is [*], 2009. Only Blackhawk members of record at the close of business on that date are entitled to notice of, and may vote at, the Blackhawk special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of units you own. Please vote as soon as possible to ensure that your units are represented at the meeting. To vote your units, you may complete and return the enclosed proxy card or you may submit your proxy in accordance with the instructions on the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. Abstentions will have the same effect as votes against approval of the Agreement and Plan of Merger.

Please do not send any certificates representing your Blackhawk units at this time.

By Order of the Board of Managers,

Ronald L. Mapes

Chair

[*], 2009

BLACKHAWK’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES.

Annex A	—	Amended and Restated Agreement and Plan of Merger by and among REG Newco, Inc., REG Danville, LLC, Blackhawk Biofuels, LLC and Renewable Energy Group, Inc., executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009

Annex B	—	Amended and Restated Agreement and Plan of Merger by and among REG Newco, Inc., REG Merger Sub, Inc. and Renewable Energy Group, Inc., executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009

Annex C	—	Amended and Restated Asset Purchase Agreement by and among REG Newco, Inc., REG Newton, LLC, Central Iowa Energy, LLC and Renewable Energy Group, Inc., executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009

Annex D	—	Amended and Restated Asset Purchase Agreement by and among REG Newco, Inc., REG Wall Lake, LLC, Western Iowa Energy, LLC and Renewable Energy Group, Inc., executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009

Annex E	—	Opinion of the Financial Advisor of Blackhawk

Annex F	—	Opinion of the Financial Advisor of CIE

Annex G	—	Opinion of the Financial Advisor of WIE

Annex H	—	Section 262 of the Delaware General Corporation Law

i

SUMMARY

As used in this joint proxy statement/prospectus, the term “REG” refers to Renewable Energy Group and its subsidiaries, the term “CIE” refers to Central Iowa Energy, LLC, the term “Blackhawk” refers to Blackhawk Biofuels, LLC and the term “WIE” refers to Western Iowa Energy, LLC. The term “constituent companies” refers to each of Blackhawk, CIE, REG and WIE. The term “Newco” refers to REG Newco, Inc. and its wholly owned subsidiaries. Newco will be renamed Renewable Energy Group, Inc. following the consolidation. The term “combined company” refers to Newco following the consolidation, the operations of which may consist of REG and one or more of the constituent companies. The term “consolidation transaction” refers to any of the four proposed transactions involving Newco’s acquisition of REG and Blackhawk by merger and Newco’s acquisition of substantially all of the assets and liabilities of CIE and WIE.

Description of Parties

REG. Renewable Energy Group, Inc., or REG, operates a network of biodiesel production facilities, with an aggregate production capacity of 302 million gallons per year, or mmgy, currently consisting of two facilities wholly-owned by REG and seven facilities owned by third parties, including CIE, WIE and Blackhawk, for which REG manages facility operations, input procurement, quality control, marketing and distribution logistics, and assists with risk management. Additionally, REG has a marketing agreement with a third party to market five mmgy of biodiesel produced by the third party, and therefore represents a total of 307 mmgy of biodiesel in the marketplace. During 2008, REG sold approximately 94 million gallons of biodiesel into the domestic and international markets. Most of this biodiesel was marketed under REG’s own REG-9000™ brand. REG management believes the network of biodiesel production facilities that it operates is the largest producer of biodiesel in the U.S. In addition, REG has a broad range of facility construction management capabilities and has provided new facility construction services for seven facilities and significantly upgraded one other facility. The principal executive offices of REG are located at 416 South Bell Avenue, Ames, Iowa, 50010 and its telephone number is (515) 239-8000.

REG was founded by West Central Cooperative, or West Central. REG was formed in August 2006 upon acquiring the assets and operations of West Central’s biodiesel division and two of West Central’s affiliated companies, InterWest, L.C. and REG, LLC. Through these predecessors, REG has been producing and selling biodiesel for more than 12 years and providing facility construction management services for over five years.

CIE. Central Iowa Energy, LLC, or CIE, was formed in March 2005 for the purpose of developing, constructing, owning and operating a 30 mmgy biodiesel production plant and engaging in the production of biodiesel and crude glycerin near Newton, Iowa. Since April 2007, CIE has been engaged in the production of biodiesel and its primary co-product, glycerin. REG is responsible for the overall management of CIE’s plant, including placement of a general manager and an operations manager at the plant, procures feedstock and chemical inputs for CIE’s plant, and markets CIE’s biodiesel and glycerin pursuant to the terms of a Management and Operational Services Agreement, or MOSA. The principal executive offices of CIE are located at 3426 East 28th Street North, Newton, Iowa, 50208 and its telephone number is (641) 791-1010.

WIE. Western Iowa Energy, LLC, or WIE, was formed in September 2004, for the purpose of developing, constructing and operating a biodiesel production facility in Sac County, Iowa. Since May 2006, WIE has been engaged in the production of biodiesel and glycerin. REG is responsible for the overall management of WIE’s plant, including placement of a general manager and an operations manager at the plant, procures feedstock and chemical inputs for WIE’s facility, and markets WIE’s biodiesel and glycerin pursuant to a MOSA. The principal executive offices of WIE are located at 1220 S. Center Street, Wall Lake, Iowa, 51466 and its telephone number is (712) 664-2173.

Blackhawk. Blackhawk Biofuels, LLC, or Blackhawk, was formed in April 2005. In the fourth quarter of 2008, Blackhawk commenced operations of a 45 mmgy biodiesel production plant in Danville, Illinois designed to operate on soybean oil. In the first quarter of 2009, Blackhawk completed its upgrade to this facility which enabled use of animal fat as a feedstock. REG is responsible for the overall management of Blackhawk’s plant, including the services of a general manager and an operations manager at the plant, procurement of feedstocks necessary for the operation of the facility, marketing of Blackhawk’s production of biodiesel and glycerin, and performance of administrative, sales and marketing functions pursuant to a MOSA. The principal executive offices of Blackhawk are located at 210 West Spring Street, Freeport, Illinois and its telephone number is (815) 235-2461.

Newco. REG Newco, Inc., or Newco, is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation, the matters contemplated by the consolidation agreements and the preparation of this joint proxy statement/prospectus. The principal executive offices of Newco are located at 416 South Bell Avenue, Ames, Iowa, 50010 and its telephone number is (515) 239-8000.

The Consolidation Transactions and Liquidations

The consolidation will consist of up to four separate transactions whereby Newco, through wholly-owned subsidiaries, will acquire REG and Blackhawk by merger and will acquire substantially all of the assets and liabilities of CIE and WIE, as follows:

REG. Pursuant to an Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009 (the “REG Merger Agreement”), REG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Newco, will merge with and into REG. Upon consummation of the merger, REG will become a wholly owned subsidiary of Newco, the name of the surviving corporation will be changed to REG Intermediate Holdco, Inc. and the name Newco will be changed to Renewable Energy Group, Inc. Upon consummation of the merger, each share of REG common stock issued and outstanding immediately prior to the effective time shall be converted into the right to receive one share of Newco common stock, $0.0001 par value per share (“Newco Common Stock”) and each share of REG preferred stock issued and outstanding immediately prior to the effective time shall be converted into the right to receive one share of Newco series A preferred stock, $0.0001 par value per share (“Newco Series A Preferred Stock”). The consummation of the merger is subject to conditions set forth in the REG Merger Agreement, including the condition that one of the consolidation transactions with CIE, WIE or Blackhawk closes simultaneously.

CIE. Pursuant to an Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009 (the “CIE Asset Purchase Agreement”), REG Newton, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco, will purchase substantially all assets and liabilities of CIE. Upon the closing of the asset purchase, Newco will deliver to CIE an aggregate of approximately 4,414,345 shares of Newco Common Stock and approximately 164,197 shares of Newco Series A Preferred Stock, subject to adjustment for fractional shares. The consummation of the asset purchase is subject to the conditions set forth in the CIE Asset Purchase Agreement, including the condition that the merger involving REG described above has been consummated or will be consummated simultaneously. Following the consummation of the CIE asset purchase and as part of the dissolution, winding up and liquidation of CIE, CIE intends to distribute to CIE unitholders in accordance with the positive balance in their capital accounts the shares received from Newco pursuant to the CIE Asset Purchase Agreement, less 2% of the total shares that will be used in payment of certain financial advisor fees to Houlihan Smith & Company, Inc. (“Houlihan”), CIE’s financial advisor. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of CIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. CIE may be required to distribute Newco shares to satisfy creditors or claimants prior to any distribution to CIE unitholders, which would reduce the number of shares that would be available for distribution to CIE unitholders. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of CIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. Assuming all the shares issued to CIE are distributed to unitholders other than the shares paid to Houlihan, it is anticipated that a holder of one CIE unit will receive [*] shares of Newco Common Stock and [*] shares of Newco Series A Preferred Stock.

WIE. Pursuant to an Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009 (the “WIE Asset Purchase Agreement”), REG Wall Lake, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco, will purchase substantially all assets and liabilities of WIE. Upon the closing of the asset purchase, Newco will deliver approximately 7,097,562 shares of Newco Common Stock and approximately 264,003 shares of Newco Series A Preferred Stock, subject to adjustments for fractional shares. The consummation of the asset purchase is subject to the conditions set forth in the WIE Asset Purchase Agreement, including the condition that the merger involving REG described above has been consummated or will be consummated simultaneously. Following the consummation of the WIE asset purchase and as part of the proposed dissolution, winding up and liquidation of WIE, WIE intends to distribute to WIE unitholders in accordance with their capital accounts, the shares received from Newco pursuant to the WIE Asset Purchase Agreement, less 2% of the total shares that will be used in payment of certain financial advisor fees to Houlihan, WIE’s financial advisor. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of WIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. WIE may be required to distribute Newco shares to satisfy creditors or claimants prior to any distribution to WIE unitholders, which would reduce the number of shares that would be available for distribution to WIE unitholders. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of WIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. Assuming all the shares distributed to WIE are distributed to unitholders other than shares paid to Houlihan, it is anticipated that a holder of one WIE unit will receive [*] shares of Newco Common Stock and [*] shares of Newco Series A Preferred Stock.

Blackhawk. Pursuant to an Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009 (the “Blackhawk Merger Agreement”), REG Danville, LLC, a Delaware limited liability company and wholly owned subsidiary of Newco, will merge with and into Blackhawk. Upon consummation of the merger, Blackhawk will become a wholly owned subsidiary of Newco. Each unit of membership interest of Blackhawk issued and outstanding immediately prior to the effective time (other than units held by REG) shall be converted into the right to receive 0.4479 shares of Newco Common Stock and 0.0088 shares of Newco Series A Preferred Stock. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of Blackhawk units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be and will increase the number of shares being issued by Newco pursuant the Blackhawk Merger Agreement. The consummation of the merger is subject to the conditions set forth in the Blackhawk Merger Agreement, including the condition that the merger involving REG described above is consummated simultaneously.

The REG Merger Agreement, the CIE Asset Purchase Agreement, the WIE Asset Purchase Agreement and the Blackhawk Merger Agreement are referred to collectively in this joint proxy statement/prospectus as the consolidation agreements.

The closing of each of the CIE, WIE and Blackhawk consolidation transactions is not conditioned upon the closing of the other consolidation transactions, except that each of the transactions is conditioned on the closing either prior to or, simultaneously with, the REG consolidation transaction. Subject to the approval of the unitholders of CIE, WIE and Blackhawk and the stockholders of REG and the satisfaction of other closing conditions, the combined company may be comprised of the businesses of REG and any combination of the business of CIE, WIE and Blackhawk operations. Below is a graphical depiction of each consolidation transaction and Newco’s structure assuming the closing of all the consolidation transactions.

Constituent Companies before the Consolidation Transactions

The Consolidation Transactions

CIE and WIE Liquidations

Newco Structure after the Consolidation Transactions (assuming the closing of all consolidation transactions)

Anticipated Ownership of Newco Following The Consolidation Transactions

	Newco Common Stock(1)	Newco Series A Preferred Stock(1)(2)
	Percentage	Percentage
Former REG Stockholders	50.9%	95.9%
CIE(3)	11.6%	1.2%
WIE(4)	19.0%	1.9%
Former Blackhawk Unitholders	18.5%	1.0%

(1)	Assumes that all consolidation transactions are consummated.
(2)

The Newco Series A Preferred Stock has substantial preferential rights over the Newco Common Stock. For a description of the rights, preferences and privilege of the Newco Common Stock and Newco Preferred Stock, see the section entitled “Description of Newco Capital Stock” beginning on page 221.

(3)

Excludes such number of shares that would be issued to REG assuming the distribution of the Newco shares in accordance with the positive balance in each members capital account results in a pro rata distribution, which will be subject to certain restrictions (the “REG Distributed Shares,”) described in the section entitled “The Consolidation Transactions—Restrictions on the REG Distributed Shares” beginning on page 78.

(4)

Excludes REG Distributed Shares that would be issued to REG assuming the distribution of the Newco shares in accordance with the positive balance in each members capital account results in a pro rata distribution.

Opinions of Financial Advisors

Blackhawk—Opinion of Greene Holcomb & Fisher LLC

Blackhawk retained Greene Holcomb & Fisher LLC to offer its opinion whether the consideration to be issued in the Blackhawk merger to holders of Blackhawk units was fair, from a financial point of view, to the holders of Blackhawk units (other than REG and its affiliates). No portion of the Greene Holcomb & Fisher fees is contingent upon the completion of the Blackhawk merger or upon the outcome of its fairness opinion. At a meeting of Blackhawk’s Board of Managers on May 8, 2009, Greene Holcomb & Fisher delivered its opinion to Blackhawk’s Board to the effect that, based upon and subject to the qualifications and conditions set forth in the written opinion, including that each of the other consolidation transactions is completed concurrently with the Blackhawk merger, the consideration to be issued in the Blackhawk merger to holders of Blackhawk units was fair, from a financial point of view, to holders of Blackhawk units (other than REG and its affiliates). By supplemental letter dated July 16, 2009, Greene Holcomb & Fisher advised the Blackhawk Board that, based on a review of the analyses of Greene Holcomb & Fisher presented in connection with its May 8, 2009 opinion and facts and circumstances as they existed on May 8, 2009, but giving retroactive effect solely to a difference in the liquidation preference of Newco Series A Preferred Stock assumed by Greene Holcomb & Fisher for purposes of its opinion, it would have been the opinion of Greene Holcomb & Fisher, as of May 8, 2009, that the consideration to be issued in the Blackhawk merger to holders of Blackhawk units was fair, from a financial point of view, to holders of Blackhawk units (other than REG and its affiliates). Unless the context otherwise requires, references in this joint proxy statement/prospectus to the opinion of Greene Holcomb & Fisher are to the opinion dated May 8, 2009, as supplemented by the supplemental letter dated July 16, 2009. The full text of the written opinion of Greene Holcomb & Fisher, dated May 8, 2009 (as supplemented by the supplemental letter dated July 16, 2009), which sets forth the assumptions made, matters considered and limitations on the review undertaken by Greene Holcomb & Fisher in providing its opinion, is set forth as Annex E. Greene Holcomb & Fisher provided its fairness opinion for the information and assistance of Blackhawk’s Board. The fairness opinion does not constitute a recommendation as to how any holder of Blackhawk units should vote with respect to the merger transaction at the special meeting. Blackhawk urges its unit holders to read the opinion of Greene Holcomb & Fisher carefully and in its entirety.

CIE—Opinion of Houlihan

CIE retained Houlihan to offer its opinion whether the proposal by Newco to purchase, acquire and assume all of the assets and liabilities of CIE is fair from a financial point of view to the unitholders of CIE. CIE paid Houlihan a non-contingent, non-refundable fee for its services in rendering its opinion. At a meeting of the CIE Board of Directors on May 6, 2009, Houlihan delivered its opinion to the effect that, based upon and subject to the assumptions made, matters considered, and limitations of its review set forth in the fairness opinion, the consideration and other terms of the CIE consolidation transaction are fair from a financial point of view to the unitholders of CIE. The full text of the written opinion of Houlihan, dated May 6, 2009, is set forth as Annex F. Houlihan provided its fairness opinion for the use and benefit of the CIE Board of Directors. The fairness opinion does not constitute a recommendation as to how any unitholder of CIE should vote with respect to the CIE consolidation transaction at the special meeting. CIE urges its unitholders to read the opinion of Houlihan carefully and in its entirety.

WIE—Opinion of Houlihan

WIE retained Houlihan to offer its opinion whether the proposal by Newco to purchase, acquire and assume all of the assets and liabilities of WIE is fair from a financial point of view to the unitholders of WIE. WIE paid Houlihan a non-contingent, non-refundable fee for its services in rendering its opinion. At a meeting of the WIE Board of Directors on May 6, 2009, Houlihan delivered its opinion to the effect that, based upon and subject to the assumptions made, matters considered, and limitations of its review set forth in the fairness opinion, the consideration and other terms of the transaction are fair from a financial point of view to the unitholders of WIE. The full text of the written opinion of Houlihan, dated May 6, 2009, is set forth as Annex G. Houlihan provided its fairness opinion for the use and benefit of the WIE Board of Directors. The fairness opinion does not constitute a recommendation as to how any unitholder of WIE should vote with respect to the transaction at the special meeting. WIE urges its unitholders to read the opinion of Houlihan carefully and in its entirety.

REG’s Ratio of Combined Fixed Charges and Preferred Dividends to Earnings

REG has computed the ratio of earnings to fixed charges and preferred dividends for the years ended December 31, 2008, 2007 and 2006, and for the three-month period ended March 31, 2009. For the years ended December 31, 2005 and 2004, REG did not have any outstanding shares of preferred stock. Therefore, the ratio of combined fixed charges and preferred stock dividends to earnings is not applicable.

For the purpose of calculating the ratio, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, and amortization of debt financing costs and an estimate of the interest component of rental expense. REG has determined that 30% of its rental expense represents a reasonable approximation of the interest portion of rental expense.

The following table sets forth REG’s ratio of its combined fixed charges and preferred stock dividends to earnings for each of the periods presented. REG’s net losses were insufficient to cover combined fixed charges and preferred stock dividends in the year ended December 31, 2008 and in the three months ended March 31, 2009. Because of these deficiencies, the ratio information is not applicable for those periods. The extent to which earnings were insufficient to cover combined fixed charges and preferred stock dividends for those periods is shown below. Amounts shown are in thousands, except for ratios.

	Three months ended March 31, 2009	Year ended December 31,
		2008	2007	2006	2005	2004
Ratio of combined fixed charges and preferred stock dividends to earnings	—	—	2.31	1.38	N/A	N/A
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(3,739)	$(20,707)	—	—	N/A	N/A

WIE’s Ratio of Combined Fixed Charges to Earnings

	3 months ended 3/31/2009	Year ended December 31,
		2008	2007	2006	2005	2004
Ratio of combined fixed charges and preferred stock dividends to earnings	(0.19)	0.30	(1.23)	0.15	0.02	n/a

Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	(729,213)	n/a	(4,042,324)	n/a	n/a	n/a

Newco’s Ratio of Combined Fixed Charges and Preferred Dividends to Earnings

Newco did not record earnings for any of the years ended December 31, 2008, 2007, 2006, 2005 or 2004 or for the three-month period ended March 31, 2009, as Newco was not incorporated.

Comparative Per Share Data

The following table presents, for the three months ended March 31, 2009 and the year ended December 31, 2008, selected historical per share data of REG, CIE, WIE and Blackhawk as well as similar information, reflecting the combination of REG, CIE, WIE and Blackhawk into Newco, as if the consolidation had been effective for the period presented, which are referred to as “pro forma combined” information.

The pro forma combined information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the consolidation been completed as of the dates indicated or that may be achieved in the future. The December 31, 2008 selected comparative per share information of REG, CIE, WIE and Blackhawk set forth below was derived from audited financial statements. The March 31, 2009 selected comparative share information of REG, CIE, WIE and Blackhawk set forth below was derived from unaudited interim financial statements. In the opinion of REG’s, CIE’s, WIE’s and Blackhawk’s management, respectively, the unaudited interim financial statements have been prepared on the same basis as their respective audited financial statements. You should read the information in this section along with REG’s, CIE’s, WIE’s and Blackhawk’s historical consolidated financial statements and accompanying notes for the period referred to above. You should also read the unaudited pro forma financial information and accompanying discussion and notes included in this joint proxy statement/prospectus beginning on page 34.

	For the Three Months Ended March 31, 2009	For the Year Ended December 31, 2008
Basic and Diluted Earnings (Loss) Per Share or Unit
REG historical	(a)	(a)
CIE historical	$(77.96)	$(105.86)
WIE historical	$(23.80)	$69.68
Blackhawk historical	$(0.19)	$(0.22)
Pro forma combined	$(0.18)	$(0.48)
CIE equivalent	$(29.20)	$(77.85)
WIE equivalent	$(47.34)	$(126.24)
Blackhawk equivalent	$(0.08)	$(0.21)
Book Value Per Share or Unit at Period End
REG historical	$4.80
CIE historical	$467.12
WIE historical	$994.41
Blackhawk historical	$1.20
Pro forma combined	$4.99
CIE equivalent	$809.35
WIE equivalent	$1,312.38
Blackhawk equivalent	$2.24

(a)	REG was not required to disclose earnings per share in its historical financial statements and the amount is omitted herein.

Neither Newco, REG, CIE nor Blackhawk have declared or paid dividends since their formation. WIE declared a cash distribution of $80.21 per unit on February 17, 2007 and paid such dividend on March 1, 2007.

QUESTIONS AND ANSWERS ABOUT THE CONSOLIDATION AND THE SPECIAL MEETINGS

The following section provides answers to frequently asked questions about the consolidation, the effect of the consolidation on holders of REG common and preferred stock and holders of membership units of CIE, WIE and Blackhawk, and the special meetings of REG, CIE, WIE and Blackhawk. This section, however, only provides summary information. REG, CIE, WIE and Blackhawk urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes to this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you regarding the consolidation.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.    You are receiving this joint proxy statement/prospectus because you are either a stockholder of REG or a unitholder of CIE, WIE or Blackhawk as of the record date for each respective company’s special meeting. This joint proxy statement/prospectus is being used by the boards of each of REG, CIE, WIE and Blackhawk to solicit proxies for each constituent company’s special meeting in connection with the proposed REG, CIE, WIE and Blackhawk consolidation transactions. This joint proxy statement/prospectus also serves as the prospectus for shares of Newco Series A Preferred Stock and Newco Common Stock, Newco warrants to be issued in connection with the consolidation, options to purchase Newco Common Stock and the Newco Common Stock issuable upon conversion of the warrants and options.

Q.	What is the purpose of this joint proxy statement/prospectus?

A.    This joint proxy statement/prospectus contains important information about the consolidation, the consolidation agreements, and the special meetings of REG, CIE, WIE and Blackhawk to consider and vote on the respective consolidation agreements and, in the case of CIE and WIE, the dissolution, liquidation and winding up of those companies the result of which holders of units of CIE and WIE will receive Newco shares. The enclosed voting materials allow you to cause your shares of REG stock or membership units of CIE, WIE or Blackhawk, as the case may be, to be voted, without attending the corresponding REG, CIE, WIE or Blackhawk special meeting in person.

Q:	What am I voting on?

A:    REG, CIE, WIE and Blackhawk have each entered into an agreement with Newco to consolidate each of REG, CIE, WIE and Blackhawk as wholly-owned subsidiaries of Newco. The stockholders of REG and unitholders of each of CIE, WIE and Blackhawk are being asked to vote to approve the respective corresponding agreement applicable to each and the dissolution, winding up and liquidation of CIE and WIE, as follows:

REG. Stockholders of REG are being asked to vote to approve and adopt the REG Merger Agreement that provides for the merger of REG Merger Sub, Inc. with and into REG. After the merger, REG will be a wholly owned subsidiary of Newco. See “Summary—The Consolidation Transactions” beginning on page 4 for a graphical representation of the consolidation and “The Consolidation Agreements” beginning on page 87 for a description of the REG Merger Agreement.

CIE. Unitholders of CIE are being asked to vote (1) to approve and adopt the CIE Asset Purchase Agreement that provides for the acquisition by REG Newton, LLC of substantially all assets and liabilities of CIE and (2) in the event proposal no. 1 is approved, to approve and adopt a proposal to dissolve, wind up and liquidate CIE as soon as reasonably practicable following the consummation of the sale of substantially all of CIE’s assets to, and the assumption of certain liabilities of CIE by REG Newton, LLC, as contemplated in the CIE Asset Purchase Agreement. See “Summary—The Consolidation Transactions” and “—CIE and WIE Liquidations” beginning on page 4 for a graphical representation of the consolidation and liquidation, “The Consolidation Agreements” beginning on page 87 for a description of the CIE Asset Purchase Agreement and “Dissolution, Winding Up and Liquidation of CIE” beginning on page 114 for a description of the proposal to dissolve, wind up and liquidate CIE.

WIE. Unitholders of WIE are being asked to vote (1) to approve and adopt the WIE Asset Purchase Agreement that provides for the acquisition by REG Wall Lake, LLC of substantially all assets and liabilities of WIE and (2) in the event proposal no. 1 is approved, to approve and adopt a proposal to dissolve, wind up and liquidate WIE as soon as reasonably practicable following the consummation of the sale of substantially all of WIE’s assets to, and the assumption of certain liabilities of WIE by REG Wall Lake, LLC, as contemplated in the WIE Asset Purchase Agreement. See “Summary—The Consolidation Transactions” and “—CIE and WIE Liquidations” beginning on page 4 for a graphical representation of the consolidation and liquidation, “The Consolidation Agreements” beginning on page 87 for a description of the WIE Asset Purchase Agreement and “Dissolution, Winding Up and Liquidation of WIE” beginning on page 117 for a description of the proposal to dissolve, wind up and liquidate WIE.

Blackhawk. Unitholders of Blackhawk are being asked to vote to approve the Blackhawk Merger Agreement that provides for the merger of REG Danville, LLC with and into Blackhawk. After the merger, Blackhawk will be a wholly owned subsidiary of Newco. See “Summary—The Consolidation Transactions” beginning on page 4 for a graphical representation of the consolidation and “The Consolidation Agreements” beginning on page 87 for a description of the Blackhawk Merger Agreement.

Q:	What will I receive in the consolidation?

A:    REG Stockholders. At the effective time of the REG merger, each share of REG common stock will convert into the right to receive one share of Newco Common Stock and each share of REG preferred stock will convert into the right to receive one share of Newco Series A Preferred Stock. It is anticipated that REG stockholders will have the right to receive in the aggregate, a total of 18,605,117 shares of Newco Common Stock and 13,164,357 shares of Newco Series A Preferred Stock. For example, if a REG stockholder owns 100 shares of REG Common Stock, then as a result of the REG merger, the REG stockholder will receive 100 shares of Newco Common Stock and no shares of Newco Series A Preferred Stock.

CIE Unitholders. Upon the closing of the CIE Asset Purchase Agreement, Newco will deliver to CIE a total of 4,414,345 shares of Newco Common Stock and 164,197 shares of Newco Series A Preferred Stock, subject to adjustment for fractional shares. Following the consummation of the CIE asset purchase and as part of the proposed dissolution, winding up and liquidation, CIE intends to distribute in accordance with their capital accounts the shares received from Newco pursuant to the CIE Asset Purchase Agreement, less 2% of the total shares of Newco Common Stock and Newco Series A Preferred Stock that will be distributed to CIE’s financial advisor, Houlihan, as payment for services rendered to CIE. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of CIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. CIE may be required to distribute Newco shares to satisfy creditors or claimants prior to any distribution to CIE unitholders, which would reduce the number of shares that would be available for distribution to CIE unitholders. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of CIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. Assuming all the shares distributed to CIE are distributed to unitholders other than the shares distributed to Houlihan, it is anticipated that a holder of one CIE unit will receive [*] shares of Newco Common Stock and [*] shares of Series A Preferred Stock.

WIE Unitholders. Upon the closing of the WIE Asset Purchase Agreement, Newco will deliver to WIE a total of 7,097,562 shares of Newco Common Stock and 264,003 shares of Newco Series A Preferred Stock, subject to adjustment for fractional shares. Following the consummation of the WIE asset purchase and as part of the proposed dissolution, winding up and liquidation, WIE intends to distribute in accordance with their capital accounts the shares received from Newco pursuant to the WIE Asset Purchase Agreement, less 2% of the total shares of Newco Common Stock and Newco Series A Preferred Stock that will be distributed to WIE’s financial advisor, Houlihan, as payment for services rendered to WIE. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of WIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. WIE may be required to distribute Newco shares to satisfy creditors or claimants prior to any distribution to WIE unitholders, which would reduce the number of shares that would be available for distribution to WIE unitholders. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of WIE’s units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. It is anticipated that a holder of one WIE unit will receive [*] shares of Newco Common Stock and [*] shares of Series A Preferred Stock.

Blackhawk Unitholders. At the effective time of the Blackhawk merger, each Blackhawk membership unit (other than units held by REG) will convert into the right to receive 0.4479 shares of Newco Common Stock and 0.0088 shares of Newco Series A Preferred Stock. Holders of Blackhawk membership units will have the right to receive in the aggregate, a total of 6,753,088 shares of Newco Common Stock and 133,377 shares of Newco Series A Preferred Stock. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of Blackhawk units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be and will increase the number of shares being issued by Newco pursuant the Blackhawk Merger Agreement. For example, if a Blackhawk unitholder holds 100 membership units of Blackhawk, then as a result of the merger, the Blackhawk unitholder will receive 45 shares of Newco Common Stock and 1 share of Newco Series A Preferred Stock.

Q:	How will outstanding warrants and options be affected by the consolidation?

A:    REG. At the effective time of the REG merger, all outstanding stock options of REG shall be assumed by Newco and will become an option to purchase Newco Common Stock. All warrants of REG shall be assumed by Newco and will entitle the holder, upon exercise pursuant to the terms and conditions of the REG warrant, to receive that number of shares of Newco Common Stock to which a holder of REG shares purchasable upon exercise of the REG warrant at the time of the merger would have been entitled to receive upon the merger.

Blackhawk. At the effective time of the Blackhawk merger, all warrants outstanding to purchase Blackhawk units, referred to herein as the Blackhawk warrants, will be assumed by Newco and will entitle the holder, upon exercise pursuant to the terms and conditions of the Blackhawk warrant, to receive that amount of Newco Common Stock to which a holder of membership units of Blackhawk purchasable upon exercise of the Blackhawk warrant at the time of the Blackhawk merger would have been entitled to receive upon the merger and each holder of Blackhawk warrants will waive the right to receive Newco Series A Preferred Stock to which a holder of Blackhawk warrants purchasable upon exercise of the Blackhawk warrant at the time of merger would have been entitled to receive upon the merger.

Q:	What is the recommendation of the board of directors of REG, CIE, WIE and Blackhawk?

A:    REG. The board of directors of REG recommends you vote in favor of the approval and adoption of REG Merger Agreement.

CIE. The board of directors of CIE recommends you vote in favor of the approval and adoption of the CIE Asset Purchase Agreement and the dissolution, winding up and liquidation of CIE. For information on previous relationships between certain CIE board members and REG, see the section entitled “Material Contracts” beginning on page 125.

WIE. The board of directors of WIE recommends you vote in favor of the approval and adoption of the WIE Asset Purchase Agreement and the dissolution, winding up and liquidation of WIE. For information on previous relationships between certain WIE board members and REG, see the section entitled “Material Contracts” beginning on page 125.

Blackhawk. The board of managers of Blackhawk recommends you vote in favor of the approval and adoption of Blackhawk Merger Agreement.

Q:	Why are the parties proposing to consolidate?

A:    The board of each of REG, CIE, WIE and Blackhawk have determined that the consolidation is in the best interests of their respective stockholders or unitholders. For a complete discussion of REG’s, CIE’s, WIE’s and Blackhawk’s reasons for their respective consolidation transaction, see “The Consolidation Transactions—Reasons for the Consolidation” beginning on page 48.

Q:	What is the required vote to approve each of the consolidation transaction?

A:    REG. The adoption and approval of the REG merger by the stockholders requires (i) the affirmative vote of the holders of at least a majority of the outstanding shares of REG common stock, REG Series A Preferred Stock, REG Series AA Preferred Stock, REG Series B Preferred Stock and REG Series BB Preferred Stock, voting together as one class on an as-converted basis and (ii) the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of REG Series A, REG Series AA Preferred Stock, REG Series B Preferred Stock and REG Series BB Preferred Stock voting as one class.

CIE. The adoption and approval of the sale of substantially all of CIE’s assets pursuant to the terms of the CIE Asset Purchase Agreement by the CIE members requires the affirmative vote of the holders of a majority of the outstanding membership units of CIE. The adoption of the proposal to dissolve, wind up and liquidate CIE requires the affirmative vote of the holders of at least 75% of the outstanding membership units of CIE.

WIE. The adoption and approval of the sale of substantially all of WIE’s assets pursuant to the terms of the WIE Asset Purchase Agreement by the WIE members requires the affirmative vote of the holders of a majority of the outstanding membership units of WIE. The adoption of the proposal to dissolve, wind up and liquidate WIE requires the affirmative vote of the holders of at least 75% of the outstanding membership units of WIE.

Blackhawk. The adoption and approval of the Blackhawk merger requires (i) the affirmative vote of the members holding a majority of the outstanding units of Blackhawk and (ii) the affirmative vote of the members holding a majority of the outstanding units of Blackhawk actually voting thereon, excluding units held by REG and its affiliates.

Q:	What percentage of outstanding shares entitled to vote for each of the consolidation transactions are held by directors, executive officers and their affiliates?

A:

REG Common Stock Vote	REG Preferred Stock Vote	CIE Membership Vote	WIE Membership Vote	Blackhawk Membership Vote
88.0%	99.6%	11.7%	8.9%	21.5%

Q:	Is each consolidation transaction contingent upon the consummation of the other consolidation transactions?

A:    No. Each of the CIE, WIE and Blackhawk consolidation agreements is contingent only upon the closing of the REG consolidation transaction, but none of the other consolidation transactions. For example, if all conditions to closing under the REG and Blackhawk consolidation agreements are satisfied but the closing conditions under CIE and WIE consolidation agreements are not satisfied due to a failure to obtain the required unitholder approval or otherwise, the REG and Blackhawk consolidations would close and Newco would issue shares in accordance with the REG and Blackhawk Merger Agreements. However, if closing conditions to the REG Merger Agreement are not satisfied but the closing conditions to the CIE, WIE and Blackhawk consolidation agreements are satisfied, none of the consolidation transactions would occur. As a result, the combined company may consist of any the following:

•	REG and any one of CIE, WIE or Blackhawk

•	REG, CIE and WIE

•	REG, CIE and Blackhawk

•	REG, WIE and Blackhawk

•	All of REG, CIE, WIE and Blackhawk

Q:	Are the consolidation transactions subject to any financing contingency?

A:    Yes. Newco’s obligation to consummate any of the consolidation transactions is conditioned upon Newco obtaining working capital financing of the respective operations and a senior credit facility or other working capital lending arrangement, in each case on terms reasonably satisfactory to Newco. The constituent companies’ obligation to consummate their respective consolidation transactions is conditioned on Newco obtaining financing in such amounts and on such terms as reasonably satisfactory to each constituent company.

Q:	Following the consolidation, who will manage Newco?

A:    It is anticipated that the current executive team of REG will become the management of Newco. In addition, members of the current board of REG will become the members of Newco’s board with the addition of up to three directors, one to be nominated by each of CIE, WIE and Blackhawk, upon the closing of their respective consolidation transaction. A nominee of CIE, WIE and Blackhawk will only be entitled to serve on the board of Newco until the restrictions on the transfer of Newco shares contained in Newco’s Certificate of Incorporation expire or a successor is elected and qualified, or if earlier, the directors death, resignation or removal.

Q:	How will the Newco shares issued to CIE and WIE be distributed to the unitholders?

A.   Following the consummation of the CIE asset purchase and the WIE asset purchase, as the case may be, and as part of CIE’s and WIE’s dissolution, winding up and liquidation, CIE or WIE or an agent appointed by CIE or WIE will distribute the Newco stock available for distribution to the CIE and WIE unitholders in accordance with each member’s positive capital account balance. No transfer of CIE or WIE units will be registered on CIE’s or WIE’s respective unit transfer books as of and after the date or closing of the CIE or WIE asset purchase, as applicable. Please refer to the section entitled “Dissolution, Winding Up and Liquidation of CIE” beginning on page 114 for a description of CIE’s dissolution, winding up and liquidation and the section entitled “Dissolution Winding Up and Liquidation of WIE” beginning on page 117 for a discussion of WIE’s dissolution, winding up and liquidation of WIE.

Q:	Will I be taxed on the consideration that I receive in exchange for my shares or membership units?

A:    Tax matters related to the consolidation are very complicated, and the tax consequences of the consolidation to a REG stockholder or CIE, WIE, or Blackhawk unitholder will depend on each holders’ own situation. You are encouraged to review the description of the material U.S. federal income tax consequences of the consolidation set forth in the section entitled “The Consolidation Transactions—Material U.S. Federal Income Tax Consequences” beginning on page 79. Each stockholder and unitholder is encouraged to consult his or her own tax advisor for a full understanding of the tax consequences of their respective consolidation transaction.

Q:	Do I have dissenters’ or appraisal rights with respect to the consolidation transactions?

A:    REG. REG stockholders are entitled to dissent from the REG merger and to obtain payment in cash of the fair value of their shares of common and preferred stock as determined by the Delaware Chancery Court, rather than the consideration provided in the REG Merger Agreement. To exercise appraisal rights in connection with the REG merger, a REG shareholder must not vote his or her shares of REG stock in favor of the REG Merger Agreement and must make a written demand to have REG purchase the shares at their fair market value. Failure to follow precisely any of the statutory procedures may result in the loss or waiver of dissenters’ rights under Delaware law. These procedures are summarized under the Section entitled, “The Consolidation Transactions—Appraisal Rights” beginning on page 76 and the text of the applicable provision of Delaware law is as Annex H. If more than 1% of REG’s outstanding stock exercises appraisal rights, neither Newco or REG will be required to close the REG consolidation transaction.

CIE. There are no dissenters’ or appraisal rights available under Iowa law or CIE’s Operating Agreement with respect to the CIE asset purchase. If the unitholders of CIE approve the CIE Asset Purchase Agreement by the required vote, the approval is binding on all CIE unitholders.

WIE. There are no dissenters’ or appraisal rights available under Iowa law or WIE’s Operating Agreement with respect to the WIE asset purchase. If the unitholders of WIE approve the WIE Asset Purchase Agreement by the required vote, the approval is binding on all WIE unitholders.

Blackhawk. There are no dissenters’ or appraisal rights available under Delaware law or Blackhawk’s Amended and Restated Limited Liability Company Agreement with respect to the Blackhawk merger. If the unitholders of Blackhawk approve the Blackhawk Merger Agreement by the required vote, the approval is binding on all Blackhawk unitholders.

Q:	When do you expect the consolidation to be completed?

A:    Newco, REG, CIE, WIE and Blackhawk are working to complete the consolidation as quickly as possible. However, the exact timing of the completion of each consolidation transaction cannot be predicted as each is subject to several conditions. For a description of the conditions to the completion of each consolidation transaction, see the section entitled “The Consolidation Agreements—Conditions to Completion of Each Consolidation Agreement” beginning on page 90.

Q:	Will my shares in Newco be listed on a public exchange?

A:    No. The shares of Newco stock issued in connection with the consolidation will not be listed by Newco on a public exchange. Newco may in the future decide to apply for listing of its shares on a public exchange but does not expect to do so in the near future.

Q:	Are the shares of REG, CIE, WIE or Blackhawk listed on a public exchange?

A:    No. The shares of REG, CIE, WIE and Blackhawk are not listed on a public exchange.

Q:	Will there be any transfer restrictions effecting the shares of Newco Common Stock and Newco Series A Preferred Stock to be issued in connection with the consolidation?

A:    Yes. Shares of Newco Common Stock and Newco Series A Preferred Stock may not be sold, pledged, or otherwise transferred by any holder unless the prior written consent of Newco has first been obtained or the transfer is a “permitted transfer” under Newco’s certificate of incorporation. A “permitted transfer” includes:

•	a transfer to a partner, member, stockholder, subsidiary or other affiliate of the stockholder, whether voluntarily or by operation of law;

•	a transfer to an entity that is the legal successor of the stockholder;

•	a transfer in accordance with a marital dissolution decree issued by a court of competent jurisdiction;

•	a bona fide gift;

•	a transfer by will or intestacy;

•	a transfer by a stockholder, which is a trust, to the principal beneficiaries of that trust;

•	a transfer by a stockholder, who is an individual, to a member of such stockholder’s family or to a revocable trust for estate planning purposes; or

•	a transfer pursuant to a bona fide pledge of shares for collateral purposes.

This restriction on transfers will remain in effect until the earlier of (i) one hundred eighty days after the effective date of a registration statement relating to Newco’s initial public offering or (ii) December 31, 2010; provided that either period may be extended for up to 18 days if necessary to allow Newco’s underwriters to comply with rules restricting the underwriters’ from publishing research 15 days prior to or after expiration of the transfer restriction period.

In addition, certain affiliates of the constituent companies will be subject to restrictions under the federal securities laws. See the section entitled “The Consolidation Transactions—Transfer Restrictions” beginning on page 78.

Q:	When and where are the special meetings?

A:

For REG stockholders: [*], 2009 [*], local time Renewable Energy Group, Inc. [*] [*]	For CIE members: [*], 2009 [*], local time [*] [*]	For WIE members: [*], 2009 [*], local time Western Iowa Energy, LLC	For Blackhawk members: [*], 2009 [*], local time Blackhawk Biofuels, LLC 210 West Spring Street Freeport, Illinois 61032

Q:	Who is entitled to vote at the special meetings?

A:    REG. Only REG stockholders of record at the close of business on [*], 2009 are entitled to notice of, and may vote at, the REG special meeting or any adjournments or postponements thereof.

CIE. Only CIE unitholders of record at the close of business on [*], 2009 are entitled to notice of, and may vote at, the CIE special meeting or any adjournments or postponements thereof.

WIE. Only WIE unitholders of record at the close of business on [*], 2009 are entitled to notice of, and may vote at, the WIE special meeting or any adjournments or postponements thereof.

Blackhawk. Only Blackhawk members of record at the close of business on [*], 2009 are entitled to notice of, and may vote at, the Blackhawk special meeting or any adjournments or postponements thereof.

Q:	What do I need to do now?

A:    You are encouraged to carefully read and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the consolidation will affect you. You should also review the documents referenced under the section entitled “Where You Can Find More Information” on page 253. You should then submit a proxy as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:    If you are a shareholder of record of REG or a unitholder or member of record of CIE, WIE or Blackhawk, you may vote in person at, or submit a proxy for, the special meeting corresponding to your ownership interest. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-prepaid envelope.

Q:	May I change my vote after I have mailed my signed proxy card?

A:    You may change your vote at any time before your proxy is voted at the special meeting for the constituent company in which you own an equity interest. To change your vote, you may: (i) revoke your proxy, (ii) submit a new later-dated proxy, or (iii) attend the special meeting and vote in person. If you choose options (i) or (ii), you must submit your notice of revocation or your new proxy to the address listed on the proxy card or to the secretary of the applicable constituent company before its special meeting.

Q:	What if I don’t vote?

A:    If you are a stockholder or unitholder and you do not submit a proxy card or vote at the special meeting that corresponds to your ownership interest, then your proxy will not be counted as present for the purpose of determining the presence of a quorum and will have the same effect as a vote against approval of the consolidation agreement to be voted on at your special meeting and, in the case of CIE and WIE, as a vote against the dissolution of that company. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at your special meeting. As a result, your abstention also will have the same effect as a vote against approval of the consolidation agreement to be voted on at your special meeting and, in the case of CIE and WIE, as a vote against the dissolution of that company.

Q:	Should I send in my stock certificates or membership unit certificates with my proxy card?

A:    No. Please do not send your stock certificates or membership unit certificates with your proxy card. When the REG and Blackhawk mergers are completed, REG and Blackhawk holders will receive written instructions for exchanging their stock certificates or membership unit certificates for Newco Common Stock and Newco Series A Preferred Stock. Following the consummation of and as part of the dissolution, winding up and liquidation of CIE and WIE, as the case may be, it is intended that the holders of CIE and WIE will receive certificates representing Newco shares.

Q:	Where can I find more information about Newco, REG, CIE, WIE and Blackhawk?

A:    You can find more information about Newco, REG, CIE, WIE and Blackhawk from the various sources described under the heading “Where You Can Find More Information” on page 253.

RISK FACTORS

The following risk factors should be considered carefully by equity owners of Blackhawk, CIE, REG and WIE in evaluating whether to approve the consolidation agreement to which each company is a party and whether to become a stockholder of Newco. The risks and uncertainties described below are not the only ones faced by the constituent companies individually or the combined company. If any of the following risks actually occurs, the business, financial condition and results of operations of the constituent companies or Newco could be harmed. These factors should be considered in conjunction with the other information included in this joint proxy statement/prospectus.

Risks Related to the Consolidation

The combined company may not achieve strategic objectives, anticipated synergies, cost savings and other potential benefits of the consolidation, which could have a material adverse effect on the combined business.

The combined company expects to realize strategic financial and operating benefits as a result of the consolidation. However, it cannot be predicted with certainty the extent to which these benefits will actually be achieved, if at all, or the timing of the realization of any such benefits. The following factors, among others, may prevent the combined company from realizing these benefits:

•	legal or regulatory changes that reduce governmental incentives to produce biodiesel or that require the use of specific amounts of renewable fuel to be used in motor vehicle fuels;

•

inability of the combined company to secure or retain debt or equity financing to conduct operations efficiently from a financial standpoint or to expand operations and invest in additional facilities and equipment;

•

reduction in cost savings and other synergies if the conditions to closing of one or more of the consolidation transactions are not satisfied and the scale of the combined company’s operations is smaller than anticipated;

•	the failure to retain existing customers by the combined company;

•	the inability to retain and integrate management and other key employees by the combined company;

•	failure to obtain feedstocks at prices that will allow the combined company to produce biodiesel profitably;

•	the inability of the combined company to increase biodiesel sales;

•	the failure to identify and eliminate redundant operations and assets;

•	competitive factors, including technological advances attained by competitors and patents granted to competitors, which would enhance their ability to compete against the combined company;

•	the impact of the current economic and financial downturn and credit crisis on the demand for and price of biodiesel and on the combined company’s ability to obtain financing for its operations;

•

changes in technology that increase the number of competitors that the combined company faces after the consolidation or that require the combined company to make significant capital expenditures to produce biodiesel on a cost competitive basis or to retrofit the constituent companies’ plants with new technology;

•	unfavorable reaction to the consolidation by the combined company’s third party suppliers; and

•	unanticipated expenses related to integration of REG, CIE, WIE and Blackhawk.

Failure to achieve the strategic objectives of the consolidation could have a material adverse effect on the revenues, expenses and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the consolidation.

The proposed consolidation may not be consummated.

Neither Newco, REG, CIE, WIE, nor Blackhawk can provide any assurances that the proposed consolidation will be consummated. In addition, the consolidation may consist of the combination of REG and only one other constituent company. If the constituent companies are unable to complete the proposed consolidation, each will have incurred substantial expenses and diverted significant management time and resources from their ongoing business without receiving the intended benefit.

As a result of the consolidation, the combined company will be a larger organization, and if the combined company’s management is unable to manage the combined organization efficiently, its operating results will suffer.

Following the consolidation, assuming each of the consolidation transactions is consummated, the combined company will have approximately 180 employees in a total of five wholly-owned production facilities. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the consolidation.

In the event the proposed consolidation is not consummated, the ability of CIE and WIE to produce, sell and market biodiesel may be significantly harmed.

In April 2009, REG provided twelve months written notice of its intent to terminate its MOSA with each of CIE and WIE. Both CIE and WIE expect that their respective MOSA will terminate as of May 1, 2010. Pursuant to each of these MOSAs, REG provides CIE and WIE with overall management, sales and marketing, and feedstock and chemical procurement services. CIE and WIE are reliant on REG for these services and neither of them has attempted to establish relationships with other parties capable of performing these services. There is no guarantee that a new contract will be entered into between the parties or with a third party. Further, in the event the proposed consolidation is not consummated, the terms of any new MOSA with REG or another party may be less advantageous to WIE or CIE than under the existing MOSA. Accordingly, REG’s termination of the MOSA could adversely affect CIE and WIE’s ability to operate their respective businesses after May 2010 in the event CIE or WIE is not consolidated into Newco.

The combined company may not successfully integrate the businesses of REG, CIE, WIE and Blackhawk and may not realize the anticipated benefits of the consolidation.

Achieving the anticipated potential benefits of the consolidation will depend in part on the successful integration of the operations and personnel of REG, CIE, WIE and Blackhawk in a timely and efficient manner to minimize the impact on customers, employees and management. The combined company will face significant challenges in integrating the organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

•	demonstrating to the customers of REG, CIE, WIE and Blackhawk that the consolidation will not result in adverse changes in biodiesel quality, customer service standards or business focus;

•	consolidating and rationalizing corporate administrative infrastructures;

•	coordinating sales and marketing efforts to effectively communicate the expanded capabilities of the combined company;

•	coordinating the supply chains; and

•	preserving important relationships and resolving potential conflicts that may arise.

This integration will be a complex, time-consuming and expensive process and may harm REG’s, CIE’s, WIE’s, or Blackhawk’s business, financial condition and results of operations. It is not certain that Newco can successfully integrate REG, CIE, WIE and Blackhawk in a timely manner or at all or that any of the anticipated potential benefits of the consolidation will be realized. Failure to do so could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the consolidation.

Integration of the existing businesses may divert management’s attention away from operations.

Successful integration of REG’s, CIE’s, WIE’s and Blackhawk’s operations, products and personnel may place a significant burden on Newco’s management and its internal resources following the completion of the consolidation. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition and operating results.

Risks Related to the CIE & WIE Dissolution, Winding Up and Liquidation

In order for the holders of CIE and WIE units to receive Newco shares, CIE and WIE, as the case may be, must dissolve, liquidate and wind up of its business and such process could reduce the number of available Newco units for distribution to CIE and/or WIE members.

CIE and WIE anticipate paying their known liabilities that are excluded from their respective Asset Purchase Agreements prior to closing. CIE and WIE anticipate that all of their respective assets, other than the Newco shares the companies will receive from closing on their respective Asset Purchase Agreements, will be transferred to REG in connection with closing on the Asset Purchase Agreements. CIE and WIE thus will not have any assets other than the Newco shares after closing of their respective Asset Purchase Agreements to satisfy any excluded liabilities or any debt or liabilities that arise after closing that are not otherwise provided for in the respective agreements. If WIE and/or CIE have remaining debts and liabilities after closing on the Asset Purchase Agreements, but prior to distributing the Newco shares to the CIE/WIE members, and REG refuses to satisfy such debts and liabilities, then WIE and/or CIE will likely not have any funds to pay for these debts or liabilities. WIE and/or CIE may then need to liquidate some of the Newco shares, if possible, to satisfy such debts and liabilities. This will reduce the number of Newco shares available to distribute to CIE’s or WIE’s members, as the case may be.

CIE and WIE members could be exposed to liability for Newco shares received as a part of the CIE and WIE liquidations in the event a claim is brought within five years of CIE and WIE publishing notice regarding unknown claims.

As a part of the proposed dissolution, liquidation and winding up of CIE and WIE, both companies will publish notices regarding any unknown claims of the companies. The Iowa Limited Liability Company Act allows persons to bring claims within five years of the publication of such notices. In the event such a claim is brought against CIE or WIE, and such company’s assets have already been distributed in liquidation, then the claim can be brought against the company’s members to the extent of the member’s pro rata share of the claim or the company assets distributed to the member in liquidation, whichever is less. If such a claim were to be brought against CIE or WIE members, then it could reduce the distribution members receive as a part of the CIE and WIE liquidation.

CIE unitholders could recognize gain if the CIE consolidation transaction closes, depending on the amount of CIE’s liabilities and CIE’s basis in the assets transferred to Newco and the unitholder’s basis in his or her CIE units and the unitholder’s share of CIE’s liabilities on the closing date.

Although the CIE Asset Purchase Agreement was generally structured to be a non-taxable transaction, it is possible that CIE could nonetheless recognize gain for U.S. federal income tax purposes to the extent that, as of the closing date, the value of CIE’s liabilities transferred to or assumed by Newco exceed CIE’s basis in the assets transferred to Newco, in which event the gain will pass-through to CIE unitholders and the unitholder will be subject to tax on their share of the gain. CIE management does not currently anticipate having liabilities that exceed its basis in the transferred assets at closing. Additionally, a CIE unitholder could recognize gain for U.S. federal income tax purposes upon the receipt of Newco shares in liquidation of the holder’s CIE units to the extent that, as of the closing date, the holder’s basis in his, her or its CIE units is less than the holder’s share of CIE’s liabilities. CIE management currently anticipates that those CIE unitholders who purchased units for a price of $500 per unit will have the greatest likelihood of recognizing gain at the closing of the transaction. Please refer to “U.S. Federal Income Tax Consequence of the CIE Asset Purchase and Liquidation, Winding Up and Dissolution” on page 82 for a more detailed discussion. The amount of a CIE unitholder’s gain, if any, that may be recognized upon consummation of the CIE consolidation transaction will not be determinable until the closing date of the transaction.

Risks Related to The Combined Company

The combined company’s gross margins will be principally dependent on the spread between feedstock costs and biodiesel prices. If the cost of feedstock increases and the price of biodiesel does not proportionately increase or if the price of biodiesel decreases and the cost of feedstock does not proportionately decrease, the gross margins of the combined company will decrease and its results of operations will be harmed.

Each of the constituent companies’ gross margins depend principally on the spread between feedstock costs and biodiesel prices. The spread between biodiesel prices and soybean oil prices has varied significantly during recent periods. Although actual yields vary depending on feedstock quality, the average monthly spread between the price per gallon of B100, as reported by The Jacobsen Publishing Company, or Jacobsen, and the price of crude soybean oil used to make one gallon of biodiesel, based on the nearby futures contract as reported on the Chicago Board of Trade, or CBOT, was $0.96 per gallon in 2006, $0.48 per gallon in 2007 and $0.58 per gallon in 2008.

As a result of particularly high soybean oil prices in 2007 and 2008, each of the constituent companies has become more dependent on animal fat as a feedstock. In 2008, approximately 58% of the constituent companies’ total feedstock usage was vegetable oil and 42% animal fat. Newco anticipates that the proportion of animal fat used by the combined company will continue to increase in the future. Because animal fat based biodiesel does not perform well in cold temperatures, animal fat is mainly used as a feedstock during the warmer months and there is a surge in demand for six months of the year. This surge causes a spike in the price for animal fats and makes it more difficult to obtain an adequate supply. In addition, the supply of animal fats is affected by the amount of slaughter kills in the United States and demand from other markets, such as feed rations. The price of choice white grease, a common animal fat used to make biodiesel, can vary greatly. During 2007 and 2008, the average monthly spread between the price per gallon of B100 and the price of choice white grease used to make one gallon of biodiesel as reported by Jacobsen, was $1.31 and $1.82, respectively, assuming 8.0 pounds of choice white grease yields one gallon of biodiesel.

Another feedstock, corn oil, which typically bears a lower price than soybean oil, is not generally available in quantities sufficient for the combined company’s operations. Presently, there are a limited number of ethanol plants with the corn oil extraction equipment to extract the corn oil that can be used in biodiesel production. In addition, many of these ethanol plants are operating at a reduced capacity or not at all. If more ethanol plants do not implement the extraction equipment or plants remain idle, the combined company will not have the ability to supplement its feedstock requirements with significant amounts of corn oil.

Biodiesel is marketed primarily as an additive or alternative to petroleum-based diesel fuel, and as a result biodiesel prices are primarily influenced by the supply and demand for petroleum-based diesel fuel, rather than biodiesel production costs. This lack of correlation between production costs and product prices means that generally the combined company will be unable to pass increased feedstock costs on to its customers. Any decrease in the spread between biodiesel prices and feedstock costs, whether as a result of an increase in feedstock prices or a reduction in biodiesel prices, would adversely affect the combined company’s financial performance and cash flow.

The combined company will have limited working capital and if it is unable to fund its operations, it may be necessary to curtail its operations or sell or liquidate Newco or some of Newco’s assets.

The combined company will have very limited working capital to support its operations. Blackhawk only recently commenced operations and due to market conditions, CIE has been producing biodiesel only sporadically in recent months. As a consequence, these plants have generated only a small amount of profit and have limited working capital to fund operations. In the event Newco is unable to operate its biodiesel production consistently, the combined company may not generate sufficient revenue to fund its operations and may find it necessary to curtail operations or sell or liquidate Newco’s assets.

Newco and the constituent companies may need to raise capital after the closing of the consolidation in order to support its operations and needed capital may not be available on terms acceptable to Newco, or at all.

As of March 31, 2009, Blackhawk, CIE, REG and WIE had cash, restricted cash and cash equivalents of approximately $3.7 million, $0.9 million, $4.5 million and $0.1 million, respectively. As of March 31, 2009, Blackhawk, CIE, REG and WIE had outstanding debt of approximately $47.1 million, of which $21.7 million is owed to REG, $25.1 million, $4.5 million on a non-consolidated basis and $5.0 million, respectively. Newco may need to raise capital after the closing of the consolidation in order to support the operations of the combined company. Newco may not be able to obtain this capital on acceptable terms, or at all. If Newco issues additional equity or convertible debt securities to raise this capital, your percentage ownership of Newco will be reduced, and you may experience significant dilution. In addition, new investors in Newco may demand rights, preferences and privileges that differ from, or are senior to, yours, including warrants in addition to the securities purchased and protection against future dilutive transactions.

The combined company’s ability to operate its business may be harmed if the constituent companies are unable to make timely payments on their respective debt obligations.

Blackhawk, CIE and WIE are subject to debt obligations that require them to make timely principal and interest payments. Any failure on the part of any of Blackhawk, CIE and WIE to make payments to their respective lenders would constitute a default under their respective loan agreements and could lead to action on the part of the lenders to collect payment, accelerate the maturity of the loans, foreclose on the biodiesel production facilities or other assets that serve as collateral for the debt and place Blackhawk, CIE and WIE into bankruptcy. The inability of these constituent companies to operate profitably could lead to one or more of these consequences. As a result, the combined company’s results of operations and ability to operate its business may be harmed. In addition, the loan agreements of Blackhawk, CIE and WIE contain financial and other covenants that these constituent companies may fail to meet in the foreseeable future which could also lead to the same consequences. Remedial actions by lenders of Blackhawk, CIE and WIE could harm the results of operations of the combined company.

The combined company will be dependent upon its executive officers for management and direction, and the loss of any of these persons could adversely affect its results of operations.

The combined company will be dependent upon its executive officers for execution of its business plan. Newco believes that its future success is highly dependent on the contributions of Jeffrey Stroburg, its Chief Executive Officer, and Daniel Oh, its President and Chief Operating Officer. The loss of any of these executive officers could have a material adverse effect upon the combined company’s results of operations and financial position. Newco does not maintain “key person” life insurance for any of its executive officers. The loss of any of Newco’s executive officers could delay or prevent the achievement of Newco’s business objectives.

The combined company’s business will be primarily dependent upon one product. As a consequence, the combined company may not be able to adapt to changing market conditions or endure any decline in the biodiesel industry.

The combined company’s business will focus almost entirely on the production and sale of biodiesel, with glycerin and fatty acid sales representing only a small portion of revenues. The combined company’s reliance on biodiesel means that it may not be able to adapt to changing market conditions or to withstand any significant decline in the biodiesel industry.

The market price of biodiesel has followed the price of petroleum fuels, such as diesel fuel, and decreases in the price of petroleum-based fuels would very likely decrease the price of biodiesel, which would harm the combined company’s revenues and profits.

Historically, biodiesel prices have generally been strongly correlated to petroleum prices. Petroleum prices are volatile due to global factors such as the impact of wars and other political events, OPEC production quotas, worldwide economic conditions, changes in refining capacity and natural disasters. Just as a small reduction in the real or anticipated supply of crude oil can have a significant upward impact on the price of petroleum-based fuels, a perceived reduction of such threats can result in a significant reduction in petroleum fuel prices. Because the costs of biodiesel production are high compared to petroleum production and refining costs, a reduction in petroleum-based fuel prices may have a material adverse affect on the combined company’s revenues and profits.

There is currently excess production capacity and low utilization in the biodiesel industry and if demand does not significantly increase, the price at which the combined company sells biodiesel may be depressed and the combined company’s revenues and ability to operate may be harmed.

Many biodiesel plants do not operate at full capacity. The National Biodiesel Board estimates the dedicated biodiesel production capacity of biodiesel plants as of June 2009 was approximately 2.69 billion gallons per year. Further, plants under construction and expansion in the U.S. as of June 2009, if completed, are expected to result in another 427.8 million gallons of annual biodiesel production capacity, for total annual production capacity in the U.S. of 3.11 billion gallons. The estimated annual production capacity of existing plants and plants under construction as of June 2009 far exceeds the annual consumption of biodiesel in the U.S. If biodiesel production capacity remains at current levels or expands, and demand does not grow to meet the available supply, excess production capacity may result in excess supply, depressing prices and harming the revenues of the combined company.

REG and their external auditors have identified material weaknesses in their internal control over financial reporting that, if not corrected, could result in material misstatements of the combined company’s financial statements.

The controls and procedures of the combined company will be those currently in place at REG. While REG is not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and is therefore not required to make an assessment of the effectiveness of REG’s internal controls over financial reporting for that purpose, certain deficiencies were identified in connection with the audit of REG’s financial statement. Specifically, in connection with the 2008 audit of REG’s financial statements for the three years ended December 31, 2008, REG and their auditors have identified certain matters involving its internal control over financial reporting that constitute material weaknesses under standards established by the Public Company Accounting Oversight Board, or the PCAOB (United States).

The PCAOB defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected by employees. A significant deficiency is defined as a control deficiency, or a combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A deficiency in design exists when a control necessary to meet the control objective is missing, or an existing control is not properly designed so that, even if the control operates as designed, the control objective is not always met.

A deficiency in operation exists when a properly designed control does not operate as designed, or when the person performing the control does not possess the necessary authority or qualifications to perform the control effectively.

The material weaknesses REG has identified result from currently inadequate controls over external reporting and technical accounting matters, inadequate integrated financial systems, inadequate financial reporting and closing processes, and inadequate written policies and procedures. Specifically, the following items were identified:

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REG’s financial close and reporting system and processes were not designed or operating effectively in order to enable REG to prepare financial statements, including required note disclosures, on a quarterly or annual basis in accordance with SEC requirements;

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REG has not performed or documented a formal entity-level risk assessment to evaluate the implications of relevant risks on financial reporting from operating and other activities, including the impact of REG’s increasing complexity as a result of rapidly expanding the number of REG’s wholly-owned and member-owned facilities in REG’s network and non-routine transactions such as the issuance of debt and equity and potential acquisitions; and

•

REG does not have a comprehensive set of information systems policies including information security and change control. REG has not followed a consistent process for documenting, testing, approving and implementing changes to the information systems environments.

REG is in an ongoing process of implementing changes to strengthen REG’s internal controls. Specific actions include:

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The hiring of additional accounting and finance staff, related on-the-job training and coaching for existing staff, and interim augmentation of staff as deemed necessary from external accounting firms and temporary staffing services;

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The development of a comprehensive entity-level control environment, including the development of a boundaries and authorizations policy containing specific authorization and approval levels throughout the organization, the formalization of risk management procedures and the development of a formalized risk assessment process to be conducted on a periodic basis;

•	The documentation of additional information system requirements, as well as ongoing efforts to improve the current information management systems through incremental upgrades and improvements; and

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The formal documentation of REG’s internal control environment and development of a specific remediation plan as part of a Sarbanes-Oxley Act compliance process begun in the fall of 2006 that continues in concert with REG’s process improvement and information system upgrade activities.

Additional measures will be necessary and the measures REG expects to take to improve REG’s internal controls may not be sufficient to address the issues identified, to ensure that the internal controls of the combined company are effective or to ensure that such material weakness or other material weaknesses would not result in a material misstatement of the combined company’s annual or interim financial statements. In addition, other material weaknesses or significant deficiencies may be identified in the future. If the combined company is unable to correct deficiencies in internal controls in a timely manner, its ability to record, process, summarize and report financial information accurately and within the time periods specified in SEC rules will be adversely affected. This failure could subject the combined company to civil litigation and civil and criminal investigations and penalties.

Technological advances and changes in production methods in the biodiesel industry could render the combined company’s plants obsolete and adversely affect the combined company’s ability to compete.

The development and implementation of new technologies may result in a significant reduction in the costs of biodiesel production. If the combined company is unable to adopt or incorporate technological advances into its operations, its production facilities could become less competitive or obsolete. It is expected that technological advances in biodiesel production methods will continue to occur and new technologies for biodiesel production may develop. For example, development of processes to make the conversion of oils and fats into biodiesel faster and more efficiently could significantly change the biodiesel production process. If improved technologies become available, it may be possible to produce biodiesel at a substantially lower cost than is currently the case. This could require the combined company to acquire new technology and retrofit its plants so that it can remain competitive. There is no assurance that third-party licenses for any new proprietary technologies would be available to the combined company on commercially reasonable terms or that any new technologies could be incorporated into Newco’s plants. The costs of upgrading the combined company’s technology and facilities could be substantial. If the combined company is unable to obtain, implement or finance new technologies, Newco’s production facilities could be less efficient than its competitors and its results of operations could be substantially harmed.

If the combined company is unable to respond to changes in ASTM standards, the manner in which the combined company produces biodiesel may become obsolete.

The constituent companies currently produce biodiesel to conform to or exceed standards established by the American Society of Testing and Materials, or ASTM. ASTM standards for biodiesel and biodiesel blends are modified continuously in response to new observations from the industries involved with diesel fuel. New tests, tighter test limits or higher standards may require the combined company to make additional capital investments in, or modify, plant operations to meet these standards. If the combined company is unable to respond to new ASTM standards, the market for its product may become obsolete and its results of operations would be harmed.

If demand for biodiesel does not grow, the combined company’s operating results will likely decline.

The combined company’s ability to increase its revenues depends on increased demand for biodiesel. If adoption of biodiesel as a diesel fuel additive or alternative does not occur to the extent the combined company anticipates, the combined company’s business and results of operations will not reach anticipated levels. Biodiesel is marketed primarily as a renewable diesel fuel. As a result, biodiesel demand is strongly influenced by the supply and demand for diesel fuel. In addition, the adoption of biodiesel as a diesel fuel additive or alternative is uncertain and will depend in particular upon:

•	the cost of biodiesel production relative to petroleum-based diesel prices;

•	continuation of existing, and adoption of new, governmental incentives for biodiesel production and use;

•	widespread availability of biodiesel to consumers; and

•	consumer confidence in the quality and availability of biodiesel.

If diesel fuel demand decreases, or biodiesel does not gain broad market acceptance as a diesel fuel alternative or additive, the combined company’s results of operations and financial condition may be materially adversely affected.

The combined company’s business will be subject to seasonal fluctuations, which are likely to cause its revenues and operating results to fluctuate.

The operating results of the combined company will be influenced by seasonal fluctuations in the price of its primary input, feedstocks, and the price of its primary product, biodiesel. Sales of biodiesel tend to rise during the spring planting season, from April to June, and rise again during the fall harvest season, from August through September, due to increased demand by the agricultural industry. The combined company’s sales tend to decrease during the winter season due to concerns that biodiesel will not perform adequately in colder weather and the decrease in agricultural activities. Cold temperatures can cause biodiesel to become cloudy and eventually to gel, which can lead to plugged fuel filters and other problems for customers. These concerns are particularly significant with respect to animal-fat based biodiesel, which has a higher gel point than soy oil based biodiesel. Reduced demand in the winter may result in excess biodiesel supply and lower biodiesel prices. As a result of seasonal fluctuations, comparisons of operating measures between consecutive quarters may be not as meaningful as comparisons between longer reporting periods.

The development of alternative fuels and energy sources may reduce the demand for biodiesel, resulting in a reduction in the combined company’s profitability.

Alternative fuels, including a variety of energy alternatives to biodiesel, are continually under development. Petroleum-based fuels and other energy sources that can compete with biodiesel in the marketplace are already in use and more efficient or environmentally friendly alternatives may be developed in the future, which may decrease the demand for biodiesel or the type of biodiesel that the combined company expects to produce. Technological advances in engine and exhaust system design and performance could reduce the use of biofuels, which would reduce the demand for biodiesel. Further advances in power generation technologies, based on cleaner hydrocarbon-based fuels, fuel cells and hydrogen are actively being researched and developed. If these technological advances and alternatives prove to be economically feasible, environmentally superior and accepted in the marketplace, the market for biodiesel could be significantly diminished or replaced, which could substantially reduce the combined company’s revenues and profitability.

Risk management transactions could significantly increase the combined company’s operating costs if Newco incorrectly estimates its feedstock demands and biodiesel sales as compared to market conditions.

In an attempt to partially offset the effects of volatility of feedstock costs and biodiesel fuel prices, the combined company may enter into contracts that establish market positions in feedstocks, such as soybean oil, and related commodities, such as heating oil and ultra low sulphur diesel. The financial statement impact of such market positions will depend on market prices at the time of performance and could result in more or less favorable results. Risk management arrangements will also expose the combined company to the risk of financial loss in situations where the counter party to the contract defaults on its contract or, in the case of exchange-traded or over-the-counter futures or options contracts, where there is a change in the expected differential between the underlying price in the contract and the actual prices paid or received by the combined company. Risk management activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. Changes in the value of these futures instruments are recognized in current income. The combined company may also vary the amount of risk management strategies it undertakes, and Newco may choose not to engage in risk management transactions at all. Further, the combined company’s ability to reduce the risk of falling biodiesel prices will be limited as there is no established market for biodiesel futures and fixed-price long-term contracts are generally not available. As a result, the combined company’s results of operations and financial position may be adversely affected by increases in the price of feedstocks, or decreases in the price of biodiesel that it does not risk manage effectively.

A leak, fire or explosion at any of the combined company’s production plants would increase its costs and liabilities.

Because biodiesel and some of its inputs and outputs are combustible and flammable, a leak, fire or explosion may occur at the plant which could result in damage to the plant and nearby properties, injury to employees and others, and interruption of operations. If such an event occurs, the combined company may incur significant additional costs including, among other things, clean-up costs, liability for damages or injuries, legal expenses, and reconstruction expenses, which would negatively affect the combined company’s profitability.

Risks Related to the Biodiesel Industry

Loss of favorable tax benefits and other governmental incentives for biodiesel production could hinder the combined company’s ability to operate at a profit and substantially harm the combined company’s operating margins.

The biodiesel industry has been substantially aided by federal tax incentives. Because biodiesel has historically been more expensive to produce than diesel fuel, the biodiesel industry has depended on governmental incentives that have effectively brought the price of biodiesel more in line with the price of diesel fuel to the end user. These incentives have supported a market for biodiesel that might not exist without the incentives. The most significant of these incentives for biodiesel is the federal Volumetric Ethanol Excise Tax Credit, referred to as the blenders’ tax credit. The blenders’ tax credit provides a $1.00 tax credit per gallon of pure biodiesel, or B100, to the first blender of biodiesel with petroleum based diesel fuel. The blenders’ tax credit is scheduled to expire on December 31, 2009. This tax incentive may not continue beyond its scheduled expiration date or, if it continues, it may not be at the same level. The elimination or reduction of tax incentives to the biodiesel industry could result in the combined company’s inability to produce and sell biodiesel profitably.

Federal and state incentives have also been put in place to encourage the use of biodiesel, which, if discontinued, would also harm the combined company’s ability to sell biodiesel profitably. In August 2005, the Energy Policy Act of 2005, or the EPAct, established a renewable fuel standards program, or RFS, requiring a specific amount of renewable fuel to be used in motor vehicle fuel nationwide. This requirement has been imposed on refineries, blenders and importers in the contiguous 48 states but the requirement may be waived with respect to one or more states by the U.S. Department of Energy if it is determined it would result in economic or environmental harm or there was an inadequate supply. Numerous states have adopted incentives to encourage biodiesel production and use. For instance, Minnesota adopted regulations mandating that all petroleum-based diesel fuel be blended with at least 5% biodiesel. Washington, Oregon, Pennsylvania and New Mexico have each adopted regulations mandating that all petroleum-based diesel fuel be blended with at least 2% biodiesel. Massachusetts adopted a B2 mandate for transportation and oil heat usage. Illinois offers consumers a 6.25% sales tax break for B11 biodiesel, as does Iowa with a $0.03 tax credit petroleum marketers for B2 blends. In addition, the blenders’ tax credit, as well as other federal and state programs favoring biodiesel, generally are subject to U.S. governmental obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. Any repeal, substantial modification or waiver of the renewable fuels mandate or other environmental regulations at the federal or state level could reduce the demand for biodiesel and have a material adverse effect on the combined company’s results of operations and financial condition.

The EPA’s proposed revised renewable fuel standards may require the combined company to produce biodiesel using a larger percentage of non-soy-based feedstocks, which may cause the combined company’s results of operations to decline.

The EPA recently issued findings that soy-based biodiesel fails to meet targets for reducing greenhouse gas emissions, as required under the renewable fuel standards, or RFS-2. The RFS-2 requires that biodiesel reduce greenhouse gas emissions by 40% to 50% when compared to conventional diesel in order to count towards the RFS mandate. The EPA recently found soy-based biodiesel reduced greenhouse gas emissions by only 22% using greenhouse gas emissions tests that take into account indirect land use changes. The EPA is still reviewing the appropriate testing method for evaluating greenhouse gas emissions. If the EPA adopts the proposed testing method, pure soy-based biodiesel will not count towards the RFS-2 and demand for biodiesel made from soybean oil will likely be reduced. Under the proposed testing method, animal fat based biodiesel will meet the RFS standard, which may increase animal fat prices and harm the combined company’s ability to produce animal fat-based biodiesel profitably. If the proposed testing method is adopted and the combined company is unable to obtain non-soy feedstocks in sufficient quantities and at acceptable prices, the demand for the combined company’s biodiesel may decrease, which would harm the results of operations of the combined company.

The combined company will face competition from outside the biodiesel industry, including, for example, from manufacturers of renewable diesel and potential alternative clean power engines under development.

The biodiesel industry is in competition with the diesel fuel segment of the petroleum industry. Biodiesel is more expensive to produce than diesel fuel, and is able to compete with diesel fuel only as a result of government environmental regulations and economic incentives. If the diesel fuel industry is able to produce diesel fuel with acceptable environmental characteristics or if governmental regulations and tax incentives cease to favor biodiesel, the combined company would find it very difficult, if not impossible, to compete with petroleum-based diesel fuel. Renewable diesel, which can be made at existing petroleum refineries from animal fats or vegetable oils mixed with crude oil through a thermal de-polymerization process, is now eligible for the $0.50 per gallon blenders’ tax credit and other governmental incentives offered to producers of biodiesel. The petroleum industry also is lobbying states to make renewable diesel eligible for their incentives and mandates. If renewable diesel proves to be more cost-effective than biodiesel, the combined company’s revenues and results of operations would be adversely impacted.

The biodiesel industry will also face increased competition resulting from the advancement of technology by automotive, industrial and power generation manufacturers which are developing more efficient engines, hybrid engines and alternative clean power systems. Improved engines and alternative clean power systems offer a technological solution to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. If and when these clean power systems are able to offer significant efficiency and environmental benefits and become widely available, the biodiesel industry may not be able to compete effectively with these technologies. This additional competition could reduce the demand for biodiesel, which would negatively impact the combined company’s revenues.

Problems with product performance, in cold weather or otherwise, could cause consumers to lose confidence in the reliability of biodiesel which, in turn, would have an adverse impact on the combined company’s ability to successfully market and sell biodiesel.

Concerns about the performance of biodiesel could result in a decrease in customers and revenues and an unexpected increase in expenses. For example, cold temperatures can cause biodiesel to become cloudy and eventually to gel, and these phenomena can lead to plugged fuel filters and other problems. Cloud point is defined as the temperature below which a fuel exhibits a noticeable cloudiness and is the conventional indicator of a fuel’s potential for cold weather problems. The lower the cloud point, the better the fuel should perform in cold weather. The cloud point of biodiesel is typically between 30 °F and 60 °F, while the cloud point of No. 2 petroleum diesel fuel will not be higher than 20 °F. When diesel is mixed with biodiesel to make a two percent biodiesel blend, the cloud point of the blended fuel is 3 °F to 6 °F higher than petroleum diesel and the cloud point of a twenty percent biodiesel blend is 15 °F to 30 °F higher than petroleum diesel, depending on the individual cloud points of the biodiesel and petroleum diesel. These increased cloud points may cause demand for biodiesel in northern and eastern U.S. markets to diminish during the colder months.

The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. In cold climates, fuel may need to be stored in a heated building or heated storage tanks, which result in higher storage costs. This and other performance problems, including the possibility of particulate formation above the cloud point of a blend of biodiesel and petroleum diesel, may also result in increased expenses as Newco tries to remedy the performance problem. Remedying these performance problems may result in decreased yields, process throughput or both, as well as substantial capital costs. Any reduction in the demand for, or production capacity of, Newco’s biodiesel product will reduce its revenue and have an adverse effect on its cash flows and results of operations.

Growth in the sale and distribution of biodiesel is dependent on the expansion of related infrastructure which may not occur on a timely basis, if at all, and the combined company’s operations could be adversely affected by infrastructure limitations or disruptions.

Growth in the biodiesel industry depends on substantial development of infrastructure for the distribution of biodiesel by persons and entities outside the combined company’s control. Expansion of the distribution system will require, among other things:

•	additional terminal and storage facilities for biodiesel;

•	growth in the number of service stations offering biodiesel;

•	growth in the manufacture of clean diesel vehicles; and

•	commercial use of pipelines to transport biodiesel.

Substantial investment required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. The scope and timing of any infrastructure expansion are generally beyond Newco’s control. Also, the combined company will compete with other biofuel companies for access to some of the key infrastructure components such as pipeline and terminal capacity. As a result, increased production of biodiesel or other biofuels will increase the demand and competition for necessary infrastructure. Any delay or failure in making the changes to or expansion of distribution infrastructure could hurt the demand for or prices of biodiesel, impede delivery of the combined company’s biodiesel, and impose additional costs, each of which would have a material adverse effect on the combined company’s results of operations and financial condition. The combined company’s business will be dependent on the continuing availability of infrastructure for the distribution of increasing volumes of biodiesel and any infrastructure disruptions could have a material adverse effect on its business.

The European Commission has imposed anti-dumping and countervailing duties on biodiesel imported into Europe, which will harm the combined company’s ability to sell biodiesel in Europe.

In March 2009, the European Commission imposed anti-dumping and anti-subsidy tariffs on biodiesel produced in the U.S. These tariffs have essentially eliminated European demand for biodiesel produced in the U.S. The European Commission has extended these tariffs beyond their July 2009 expiration until 2014. These duties significantly increase the price at which the combined company and other U.S. biodiesel producers will be able to sell biodiesel in European markets, making it difficult or impossible to compete with European biodiesel producers and thereby increasing the supply and reducing overall demand for biodiesel produced in the U.S.

The combined company may face competition from imported biodiesel, which may reduce demand for biodiesel produced by the combined company and cause the combined company’s revenues to decline.

Biodiesel produced in South America, Eastern Asia, the Pacific Rim, or other regions may be imported into the U.S. market to compete with U.S. produced biodiesel. These regions may benefit from biodiesel production incentives or other financial incentives in their home countries that offset some of their biodiesel production costs and enable them to profitably sell biodiesel in the U.S. at lower prices than U.S. based biodiesel producers. This could make it more challenging for the combined company to market or sell biodiesel in the U.S., which would harm the combined company’s revenues.

The biodiesel manufacturing industry is a feedstock limited industry. As more biodiesel production facilities become operational there may not be an adequate supply of feedstock to meet the demands of the industry, which could threaten the viability of the combined company.

There is excess production capacity in the biodiesel industry. If this capacity comes online, there may not be an adequate supply of feedstock to supply the demand of the biodiesel industry. Consequently, the price of feedstock may rise to the point where it threatens the viability of the combined company’s operations because there is little or no correlation between the price of feedstock and the market price of biodiesel, which must be competitively priced with petroleum-based diesel.

If automobile manufacturers and other industry groups express reservations regarding the use of biodiesel, the combined company’s ability to sell its biodiesel will be negatively impacted.

Because it is a relatively new product, the research on biodiesel use in automobiles and its effect on the environment is ongoing. Some industry groups, including the World Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on rubber components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by other manufacturers or industry groups may impact the combined company’s ability to market its biodiesel.

In addition, certain studies have shown that nitrogen oxide emissions increase by 10% when pure biodiesel is used. Nitrogen oxide is the chief contributor to ozone or smog. New engine technology is available and is being implemented to eliminate this problem. However, these emissions may decrease the appeal of biodiesel to environmental groups and agencies who have been historic supporters of the biodiesel industry, potentially harming the combined company’s ability to market its biodiesel.

Several biofuels companies throughout the country have recently filed for Chapter 1l bankruptcy due to industry and economic conditions.

Several biofuels companies have recently filed for Chapter 11 bankruptcy, including biodiesel producers such as Freedom Fuels, LLC and Nova Biosource Fuels, and ethanol producers such as VeraSun Energy Corporation, Aventine Renewable Energy Holdings, Inc. and Pacific Ethanol, Inc. Unfavorable worldwide economic conditions, the decreasing availability of credit, and volatile biofuels prices and feedstock costs have likely contributed to the necessity of these bankruptcy filings. The combined company’s business may be negatively impacted by the industry conditions that influenced the bankruptcy proceedings of other biofuel producers.

The combined company’s business will be subject to extensive and potentially costly environmental regulations that could change and significantly increase operating costs.

Biodiesel production facilities are subject to environmental regulations of the federal EPA and various state environmental agencies, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of employees. Compliance with these regulations requires a significant investment of resources, including both financial resources and personnel time and expertise.

Risks related to Newco’s Stock

There is no public market for Newco’s stock and Newco’s shares are subject to transfer restrictions, which may limit your ability to sell your Newco stock.

There is no public market for Newco’s stock and Newco does not intend to apply to list its stock on a public market in the near future. In addition, shares of Newco Common Stock and Newco Series A Preferred Stock will be subject to significant transfer restrictions set forth in Newco’s Certificate of Incorporation. These transfer restrictions will remain in effect until the earlier of (i) one hundred eighty (180) days after the effective date of a registration statement relating to Newco’s initial public offering or (ii) December 31, 2010; subject to extension for up to 18 days. As a result, your ability to sell the Newco stock you receive in connection with the consolidation is limited and you may not be able to sell your Newco stock at all.

In the event of a sale of Newco, the holders of Newco Series A Preferred Stock will be entitled to receive a significant preference payment prior to any distribution to the holders of Newco Common Stock.

In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation of Newco, which are referred to as liquidation events, the holders of Newco’s Series A Preferred Stock are entitled to receive a preferential distribution of $13.75 per share, plus any accrued but unpaid dividends up to an aggregate per share preference amount of $16.50. Assuming all the consolidation transactions are consummated, upon any of the liquidation events described above, the holders of Newco Series A Preferred Stock collectively would be entitled to receive approximately $226.0 million (assuming accrued but unpaid dividends existed to the maximum amount) prior to the distribution of any amounts to the holders of Newco Common Stock. In addition, the holders of shares of Series A Preferred Stock are also entitled to share ratably with the holders of Newco Common Stock, on an as converted to Newco Common Stock basis following the preferential distribution. As a result of this liquidation preference, the holders of Newco Common Stock will receive less than their pro rata share upon the occurrence of a liquidation event involving Newco and would receive nothing in the event that the amount involved does not exceed the aggregate liquidation preference of Newco’s Series A Preferred Stock.

The Stockholder Agreement to be entered into by certain principal stockholders of REG will result in these stockholders being able to elect all or substantially all of Newco’s directors and give these stockholders the right to cause the sale of control of Newco, all without the vote or consent of other Newco stockholders.

A few former stockholders of REG, who will collectively hold a majority of Newco’s voting power after the consolidation transactions, will enter into a Stockholder Agreement upon the closing of the consolidation transactions. It is expected that the parties to the Stockholder Agreement will include, among others West Central, USRG HoldCo V, LLC (“USRG”), Natural Gas Partners VIII, L.P. and NGP Energy Technology Partners, L.P. (collectively, “NGP”), Bunge North America, Inc. (“Bunge”) and ED & F Man Holdings B.V. (“ED&F Man”). Under the Stockholder Agreement, these stockholders will agree to vote their Newco shares in favor of four Newco board nominees designated by NGP, ED&F Man, Bunge, USRG and West Central, with West Central having the right to designate five board nominees to be supported by this group of stockholders. So long as the parties to the Stockholder Agreement collectively hold a majority of the voting power of Newco, they will have the power to elect all directors of Newco, without regard to the vote of other stockholders. In addition, the Stockholder Agreement provides that after August 1, 2011, a majority of the Newco Series A Preferred Stockholders that are party to the Stockholder Agreement may under certain circumstances cause all parties to the Stockholder Agreement to sell all of their Newco shares in response to a third party offer for all shares of Newco or to vote their Newco shares in favor of a third party acquisition proposal. As a result, these parties to the Stockholder Agreement may have the ability to cause a future change of control of Newco, without the consent of non-parties to the Stockholder Agreement.

Newco may be obligated to redeem Newco Series A Preferred Stock beginning in 2013.

At any time after the fourth anniversary of the closing of the REG consolidation transaction, the holders of seventy-five percent of the then outstanding shares of Newco Series A Preferred Stock that will be issued in exchange for shares of REG preferred stock pursuant to the REG Merger Agreement may require that all or part of any issued and outstanding shares of Newco Series A Preferred Stock be redeemed by Newco out of funds lawfully available at a price per share equal to the greater of the then fair market value of their shares, or $13.50 plus accrued interest in an aggregate amount not to exceed $16.50 per share. If all the holders of Newco Series A Preferred Stock elected to do so, Newco’s obligation would be approximately $226.0 million, assuming all four consolidation transactions are consummated and the redemption price is $16.50 per share. In the event Newco does not have funds available to satisfy any redemption request, Newco is obligated under the Newco Series A Certificate of Designation to use commercially reasonable efforts to obtain funds for the redemption. In order to satisfy any redemption request, Newco may be required to borrow money, issue equity securities or sell assets to meet this obligation, which could impair Newco’s ability to raise the funds necessary to operate its business, involve significant dilution to Newco Common Stockholders or require the disposition of key assets of Newco.

Newco will not be able to take certain corporate actions without the prior consent of at least 75% of the holders of Newco’s Series A Preferred Stock issued to former REG preferred stockholders in the consolidation transaction, which places significant control in the hands of REG’s current preferred stockholders who may have interests that conflict with the interests of Newco and the Newco common stockholders.

Newco will have to obtain the consent of 75% of the holders of Newco’s Series A Preferred Stock issued to former REG preferred stockholders pursuant to the REG Merger Agreement before Newco may:

•	issue equity securities on parity with or having a preference over the Series A Preferred Stock;

•	increase or decrease the number of authorized shares of any series of preferred stock;

•	amend Newco’s certificate of incorporation or bylaws;

•	alter or change the rights, preferences or privileges of the shares of any series of preferred stock;

•	issue, or cause any subsidiary to issue, any indebtedness, other than certain indebtedness incurred in the ordinary course of business;

•

amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of preferred stock, other than the incurrence of debt solely to fund the payment of accrued dividends on Newco Preferred Stock or solely to fund the redemption of the Newco Series A Preferred Stock;

•	increase the authorized number of directors constituting the Board of Directors of Newco;

•	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of Newco subject to certain exceptions;

•	declare or pay dividends or otherwise make distributions with respect to any shares of capital stock of Newco, other than dividends on Newco Series A Preferred Stock;

•	declare bankruptcy, dissolve, liquidate or wind up the affairs of Newco or any subsidiary;

•

modify or change the nature of Newco’s business such that a material portion of Newco’s business is devoted to any business other than the business of (A) designing, constructing or operating facilities for biofuels, chemicals or by-products thereof and (B) procurement, manufacturing, selling, distribution, logistics, marketing or risk management related to biofuels, chemicals or by-products thereof;

•	make or permit any subsidiary to make any capital expenditure in excess of $500,000 which is not otherwise included in the annual budget previously approved by the board of directors of Newco;

•	effect any sale of assets in excess of $500,000 or merge into another entity;

•

acquire directly, or through a subsidiary, the stock or any material assets of another corporation, partnership or other person or entity for consideration valued at more than ten percent of the total assets of Newco; or

•	agree or commit to do any of the foregoing.

The interests of the holders Newco Series A Preferred Stock may differ significantly from the interests of Newco and the holders of Newco Common Stock. The holders of Newco Series A Preferred Stock may not take into consideration any interests other than their own when voting on any of the matters referred to above and, as a result, Newco and the holders Newco Common Stock may be harmed.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements regarding Newco, REG, CIE, WIE and Blackhawk that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “REG’s Management Discussion and Analysis of Financial Condition,” “Blackhawk’s Management Discussion and Analysis of Financial Condition,” “CIE Management Discussion and Analysis of Financial Condition,” “WIE Management Discussion and Analysis of Financial Condition,” “REG’s Business,” “Blackhawk’s Business,” “CIE’s Business,” and “WIE’s Business.” In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	expected cost savings and synergies from the consolidation;

•	costs or difficulties related to the integration of the businesses of REG, CIE, WIE or Blackhawk being greater than expected;

•

anticipated production facilities, including expected locations, completion date, production capacity, diversified feedstock capability, capital expenditures, and the ratio of debt and equity financing;

•	proposed legislation affecting the biodiesel industry;

•	facilities under development progressing to the construction and operational stages;

•	the market for biodiesel and potential biodiesel consumers;

•	expectations regarding expenses and sales;

•	anticipated cash needs and estimates regarding capital requirements and needs for additional financing;

•	anticipated use of feedstocks; and

•	anticipated trends and challenges in Newco, REG, CIE, WIE or Blackhawk’s business and the biodiesel market.

These statements reflect current views with respect to future events. These statements are based on assumptions and involve known and unknown risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Many of these risks are discussed in this joint proxy statement/prospectus in greater detail under the heading “Risk Factors” beginning on page 18. Also, these forward-looking statements represent Newco, REG, CIE, WIE and Blackhawk’s estimates and assumptions only as of the date of this joint proxy statement/prospectus. Unless required by U.S. federal securities laws, Newco, REG, CIE, WIE and Blackhawk do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this joint proxy statement/prospectus and the documents that are referenced in this joint proxy statement/prospectus and filed as exhibits to the registration statement, of which this joint proxy statement/prospectus is a part, completely and with the understanding that actual future results may be materially different from what Newco, REG, CIE, WIE or Blackhawk expects. Newco, REG, CIE, WIE and Blackhawk qualify all of its forward-looking statements by these cautionary statements.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Newco show the pro forma impact of the proposed consolidation transactions as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008. Additional information about the consolidation transactions involving Newco and the constituent companies is provided in this document in the section entitled “The Consolidation Transactions” beginning on page 41. The unaudited pro forma condensed consolidated financial statements have been derived from the audited historical financial statements of REG, Blackhawk, and WIE for the year ended December 31, 2008 included in this joint proxy statement/prospectus and the unaudited historical consolidated financial statements of REG, Blackhawk, CIE, and WIE as of and for the three month period ended March 31, 2009 included in this joint proxy statement/prospectus. The amounts included in the unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2008 for CIE are derived from the last three quarters of CIE’s fiscal year ended September 30, 2008 and the first quarter of CIE’s 2009 fiscal year.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of REG, Blackhawk, CIE, and WIE, or the financial position or the results of operations that would have been realized had the consolidation transactions between REG, Blackhawk, CIE, and WIE been consummated during the periods or as of the dates for which pro forma information is presented. In the opinion of REG’s management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the terms of the proposed consolidation transaction. Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that REG believes are reasonable under the circumstances based on currently available information. The actual recorded amounts of the acquisition consideration transferred, the recognized amounts of assets acquired and liabilities assumed, and related depreciation and amortization periods will be based on final appraisals, evaluation and estimations of fair value as of the acquisition date. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ from those reflected in the unaudited pro forma condensed consolidated financial statements.

The consolidations will be accounted for using the acquisition method of accounting, with REG treated as the acquiring corporation for accounting purposes. Additional information about the accounting treatment of the consolidations between REG and the constituent companies is provided in the section entitled “The Consolidation Transactions—Accounting Treatment” beginning on page 75.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 and for the three month period ended March 31, 2009 reflects adjustments as if the consolidations and the additional transactions discussed below had occurred as of January 1, 2008. The unaudited pro forma condensed consolidated balance sheet reflects adjustments as if the consolidations had occurred as of March 31, 2009.

The unaudited pro forma condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of REG for the year ended December 31, 2008 included in this joint proxy statement/prospectus, the unaudited consolidated financial statements of REG as of and for the three month period ended March 31, 2009 included in this joint proxy statement/prospectus, and the audited and unaudited financial statements of Blackhawk, CIE, and WIE included in this joint proxy statement/prospectus. Newco is not included as Newco was not incorporated in the periods presented.

Certain historical Blackhawk, CIE and WIE amounts have been combined or reclassified to conform to REG’s presentation.

REG Newco, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2008

(In thousands, except share and per share data)

	REG	REG Pro Forma Adjustments		Blackhawk	Blackhawk Pro Forma Adjustments		CIE	CIE Pro Forma Adjustments		WIE	WIE Pro Forma Adjustments		Eliminations		Total
	(a)	(a)			(a)(b)			(a)			(a)
Revenues
Product sales	$76,073	$—		$—	$—		$72,449	$—		$79,783	$—		$(2,826	)(c)	$225,479
Services revenues	9,379	—		—	—		—	—		—	—		(1,657	)(d)	7,722

Total revenues	85,452	—		—	—		72,449	—		79,783	—		(4,483)		233,201

Cost of goods sold
Product	78,736	—		(280)	280	(h)	70,785	997	(h)	75,431	1,273	(h)	(4,399	)(e)	222,823
Services	4,470	—		—	—		—	—		—	—		—		4,470

Total cost of goods sold	83,206	—		(280)	280		70,785	997		75,431	1,273		(4,399)		227,293

Gross profit (loss)	2,246	—		280	(280)		1,664	(997)		4,352	(1,273)		(84)		5,908

Operating expenses
Selling, general, and administrative expenses	24,048	—		2,473	(1,700)		2,351	—		1,916	—		(84	)(f)	29,004
Impairment of long lived assets	160	—		—	—		—	—		—	—		—		160

Total operating expenses	24,208	—		2,473	(1,700)		2,351	—		1,916	—		(84)		29,164

Income (loss) from operations	(21,962)	—		(2,193)	1,420		(687)	(997)		2,436	(1,273)		—		(23,256)
Other income (expenses), net	(2,318)	(389	)(k)	(812)	1,632	(k)	(2,137)	22	(k)	(593)	36	(k)	—		(4,559)
Income taxes (expense) benefit	9,414	—		—	(10	)(i)	—	1,337	(i)	—	(200	)(i)	—		10,541
Income (loss) from equity investments	(1,013)	—		—	—		—	—		—	—		(36	)(g)	(1,049)

Net income (loss)	(15,879)	(389)		(3,005)	3,042		(2,824)	362		1,843	(1,437)		(36)		(18,323)
Less: net loss (income) attributable to noncontrolling interests	2,788	—		—	(2,788)		—	—		—	—		—		—

Net income (loss) attributable to the Company	$(13,091)	$(389)		$(3,005)	$254		$(2,824)	$362		$1,843	$(1,437)		$(36)		$(18,323)

Average number of shares outstanding	37,864,805
Basic and diluted loss per share	$(0.48)

REG Newco, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2009

(In thousands)

	REG	REG Pro Forma Adjustments		Blackhawk	Blackhawk Pro Forma Adjustments		CIE	CIE Pro Forma Adjustments		WIE	WIE Pro Forma Adjustments		Eliminations		Total
	(a)	(a)			(a) (b)			(a)			(a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,589	$—		$544	$(544)		$847	$—		$115	$—		$—		$10,551
Restricted cash	3,157	—		3,157	(3,157)		—	—		—	—		—		3,157
Inventories	7,285	—		114	(114)		788	—		3,471	—		—		11,544
Other current assets	17,737	—		1,745	(1,745)		679	—		1,608	—		(312	)(j)	19,712

Total current assets	37,768	—		5,560	(5,560)		2,314	—		5,194	—		(312)		44,964
Property, plant and equipment, net	127,531	—		65,309	(34,259	)(h)	35,955	19,600	(h)	29,711	23,952	(h)	—		267,799
Goodwill	16,080	—		—	—		—	—		—	—		—		16,080
Deferred income taxes	40,825	—		—	(13,140	)(h)	—	(8,014	)(h)	—	(10,845	)(h)	—		8,826
Other noncurrent assets	20,388	—		338	(338)		671	—		191	—		(1,552	)(g)	19,698

TOTAL ASSETS	$242,592	$—		$71,207	$(53,297)		$38,940	$11,586		$35,096	$13,107		$(1,864)		$357,367

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long term debt	$5,516	$—		$3,345	$(3,345)		$25,075	$—		$2,729	$—		$—		$33,320
Other current liabilities	11,684	—		4,137	(4,137)		661	—		1,071	—		(312	)(j)	13,104

Total current liabilities	17,200	—		7,482	(7,482)		25,736	—		3,800	—		(312)		46,424
Other noncurrent liabilities	17,505	1,216	(k)	—	23	(k)	745	28	(k)	—	45	(k)	—		19,562
Long term debt	24,545	—		43,800	(43,800)		—	—		4,997	—		—		29,542

Total liabilities	59,250	1,216		51,282	(51,259)		26,481	28		8,797	45		(312)		95,528

Redeemable preferred stock	73,481	(1,216	)(k)	—	—		—	—		—	—		—		72,265
EQUITY:
Company stockholders’ equity:
Common stock	2	—		—	—		—	—		—	—		—		2
Common stock—additional paid-in-capital	72,111	—		—	35,173	(h)	—	24,017	(h)	—	39,361	(h)	(1,552	)(g)	169,110
Warrants—additional paid-in-capital	4,619	—		—	—		—	—		—	—		—		4,619
Retained earnings	15,843	—		—	—		—	—		—	—		—		15,843

Total stockholders’ equity	92,575	—		—	35,173		—	24,017		—	39,361		(1,552)		189,574
Noncontrolling interests	17,286	—		19,925	(37,211	)(h)	12,459	(12,459	)(h)	26,299	(26,299	)(h)	—		—

Total equity	109,861	—		19,925	(2,038)		12,459	11,558		26,299	13,062		(1,552)		189,574

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$242,592	$—		$71,207	$(53,297)		$38,940	$11,586		$35,096	$13,107		$(1,864)		$357,367

REG Newco, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Month Period Ended March 31, 2009

(In thousands, except share and per share data)

	REG	REG Pro Forma Adjustments		Blackhawk	Blackhawk Pro Forma Adjustments		CIE	CIE Pro Forma Adjustments		WIE	WIE Pro Forma Adjustments		Eliminations		Total
	(a)	(a)			(a) (b)			(a)			(a)
Revenues
Product sales	$18,016	$—		$1,914	$(1,914)		$2,293	$—		$3,966	$—		$(468	)(c)	$23,807
Services revenues	948	—		—	—		—	—		—	—		(52	)(d)	896

Total revenues	18,964	—		1,914	(1,914)		2,293	—		3,966	—		(520)		24,703

Cost of goods sold
Product	20,447	—		2,912	(2,609	)(h)	3,465	249	(h)	4,261	318	(h)	(474	)(e)	28,569
Services	533	—		—	—		—	—		—	—		—		533

Total cost of goods sold	20,980	—		2,912	(2,609)		3,465	249		4,261	318		(474)		29,102

Gross profit (loss)	(2,016)	—		(998)	695		(1,172)	(249)		(295)	(318)		(46)		(4,399)

Operating expenses
Selling, general, and administrative expenses	5,073	—		1,520	(1,520)		447	—		460	—		(46	)(f)	5,934
Impairment of long lived assets	—	—		—	—		—	—		—	—		—		—

Total operating expenses	5,073	—		1,520	(1,520)		447	—		460	—		(46)		5,934

Income (loss) from operations	(7,089)	—		(2,518)	2,215		(1,619)	(249)		(755)	(318)		—		(10,333)
Other income (expenses), net	1,970	(380	)(k)	(736)	740	(k)	(462)	5	(k)	125	9	(k)	—		1,271
Income taxes (expense) benefit	1,183	—		—	106	(i)	—	816	(i)	—	332	(i)	—		2,437
Income (loss) from equity investments	(238)	—		—	—		—	—		—	—		14	(g)	(224)

Net income (loss)	(4,174)	(380)		(3,254)	3,061		(2,081)	572		(630)	23		14		(6,849)
Less: net loss (income) attributable to noncontrolling interests	2,951	—		—	(2,951)		—	—		—	—		—		—

Net income (loss) attributable to the Company	$(1,223)	$(380)		$(3,254)	$110		$(2,081)	$572		$(630)	$23		$14		$(6,849)

Average number of shares outstanding															37,961,196
Basic and diluted loss per share															$(0.18)

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars)

(Unaudited)

The following adjustments are included in the Newco unaudited pro forma condensed consolidated financial statements:

(a) The unaudited pro forma condensed consolidated financial statements were prepared with REG treated as the acquiring corporation for purposes of applying the acquisition method of accounting.

(b) As of March 31, 2009, Blackhawk is consolidated by REG under FIN 46(R) as further discussed in REG’s audited financial statements. All accounts of Blackhawk have been included in REG’s financial statements subsequent to the May 2008 acquisition. The unaudited pro forma condensed consolidated financial statements include adjustments to consolidate 100% of the results of operations and financial position of Blackhawk as a result of the consolidation transaction and remove noncontrolling interest as follows:

Year ended December 31, 2008
Cost of goods sold - product	$280
Selling, general, and administrative expenses	(1,700)
Other income (expenses), net	1,614
Less: net loss (income) attributable to noncontrolling interests	(2,788)

As of March 31, 2009
Cash and cash equivalents	$(544)
Restricted cash	(3,157)
Inventories	(114)
Other current assets	(1,745)
Property, plant and equipment, net	(65,309)
Other noncurrent assets	(338)
Current maturities of long term debt	(3,345)
Other current liabilities	(4,137)
Long term debt	(43,800)
Noncontrolling interests	(19,925)

For the Three Month Period Ended March 31, 2009
Product sales	$(1,914)
Cost of goods sold - product	(2,912)
Selling, general, and administrative expenses	(1,520)
Other income (expenses), net	736
Less: net loss (income) attributable to noncontrolling interests	(2,951)

(c) Adjusted to reflect the elimination of feedstock sales, freight and storage revenues between the constituent companies as amounts represent intercompany transactions as follows:

Year ended December 31, 2008

Blackhawk	CIE	WIE	Total
$—	$(1,398)	$(1,428)	$(2,826)

For the Three Month Period Ended March 31, 2009

Blackhawk	CIE	WIE	Total
$—	$(315)	$(153)	$(468)

(d) Adjusted to reflect the elimination of MOSA and related service revenues between the constituent companies as amounts represent intercompany transactions as follows:

Year ended December 31, 2008

Blackhawk	CIE	WIE	Total
$—	$(971)	$(686)	$(1,657)

For the Three Month Period Ended March 31, 2009

Blackhawk	CIE	WIE	Total
$—	$(11)	$(41)	$(52)

(e) Adjusted to reflect the elimination of feedstock purchases, freight and storage costs and MOSA and related services fees between the constituent companies as amounts represent intercompany transactions as follows:

Year ended December 31, 2008

Blackhawk	CIE	WIE	Total
$—	$(2,345)	$(2,054)	$(4,399)

For the Three Month Period Ended March 31, 2009

Blackhawk	CIE	WIE	Total
$—	$(315)	$(159)	$(474)

(f) Adjusted to reflect the elimination of MOSA related fees between the constituent companies as amounts represent intercompany transactions as follows:

Year ended December 31, 2008

Blackhawk	CIE	WIE	Total
$—	$(24)	$(60)	$(84)

For the Three Month Period Ended March 31, 2009

Blackhawk	CIE	WIE	Total
$—	$(11)	$(35)	$(46)

(g) Adjusted to eliminate earnings of $36 for the year ended December 31, 2008 and loss of $14 for the three month period ended March 31, 2009 recorded by REG using the equity method of accounting for its investment in WIE during the period presented as well as to eliminate the investment in CIE and WIE as of March 31, 2009 as follows:

Blackhawk	CIE	WIE	Total
$—	$(1,000)	$(552)	$(1,552)

(h) Adjusted to eliminate noncontrolling interest and to record the preliminary purchase price allocation, including deferred income taxes using a statutory tax rate of 35%. Based on a preliminary valuation, REG estimates the fair value of CIE, WIE, and Blackhawk to be approximately $101 million as of March 31, 2009. The book value of the constituent companies is approximately $59 million; therefore, REG’s preliminary estimate of the excess of fair value over the book value of the constituent companies is approximately $42 million. For purposes of the unaudited pro forma condensed consolidated financial statements, REG estimated that 100% of the excess of the fair value over the book value will be allocated to property, plant, and equipment with an average life of approximately 17 years. The pro forma depreciation of this asset, which is presented in “Cost of goods sold—product” in the unaudited pro forma condensed consolidated statements of operations, has been estimated utilizing expected useful lives that are consistent with those utilized by REG as disclosed in the footnotes to REG’s December 31, 2008 audited financial statements and calculated from the point the plant was placed into service.

(i) Adjusted for the estimated income tax effects of the pro forma consolidation adjustments including current period earnings (loss) excluding the change in the fair value of the embedded derivative discussed in footnote (k) which is not included in the determination of taxable income using a statutory tax rate of 35%.

(j) Adjusted to eliminate the intercompany receivables and payables between the constituent companies as amounts represent intracompany transactions as follows:

Blackhawk	CIE	WIE	Total
$—	$(45)	$(267)	$(312)

(k) Adjusted for the elimination of the impact of the derivative instruments embedded in REG’s preferred stock and the impact of the derivative instruments embedded in Newco’s Preferred Stock. The impact of fair value of the embedded derivative in Newco’s Preferred Stock is estimated using an option pricing method to allocate the fair value of the underlying stock to the various components comprising the security, including the embedded derivative. The allocation was performed based on each class of stock’s liquidation preference and relative seniority. The allocation between constituent companies is based upon the relative number of shares received.

THE CONSOLIDATION TRANSACTIONS

Background of the Consolidation

REG’s strategy is to become a leading manufacturer, marketer and distributor of biofuels and specialty chemicals. In pursuit of this strategy, management continuously explores the possibility of acquisitions, joint ventures, mergers, or other strategic business transactions, as well as internal investment and development. Towards that end, REG began construction of 60 mmgy production capacity facilities planned in New Orleans, Louisiana and Emporia, Kansas, which are yet uncompleted, invested in Blackhawk and completed the acquisition of U.S. Biodiesel Group and its 35 mmgy production capacity facility near Houston, Texas.

In addition to operating and managing biodiesel manufacturing facilities, REG acts as general contractor for its own facilities and facilities funded by other parties. REG has completed construction of six biodiesel production facilities on behalf of other parties, and REG has received a portion of its construction fee in the form of a minority equity ownership interest in the plant’s owner from six of those facilities, and it has agreed to manage each facility after construction and during its operations. REG’s construction group built WIE’s biodiesel facility, completed in May 2006, and entered into a MOSA with WIE. REG’s construction group also built CIE’s biodiesel facility, completed in April 2007, and entered into a MOSA with CIE.

Blackhawk was organized in April 2005 and in December 2007 completed a public equity offering that raised approximately $25.1 million, originally to fund the construction of a biodiesel plant in Freeport, Illinois. REG was engaged by Blackhawk to construct and manage the Freeport facility for Blackhawk and invested $2.0 million in Blackhawk’s 2007 offering. In February 2008, Blackhawk’s anticipated lender withdrew its non-binding commitment for the Freeport facility. Shortly thereafter, Blackhawk acquired the under-construction assets of a biodiesel plant in Danville, Illinois that was similar to the planned Freeport facility. REG participated in this transaction by providing 1,980,488 shares of its common stock and 127,273 shares of its preferred stock that were used by Blackhawk as consideration in Blackhawk’s acquisition of Danville facility. In exchange, Blackhawk issued to a subsidiary of REG a convertible subordinated note with a principle amount of $21.7 million. Through other subsidiaries, REG also entered into an agreement with Blackhawk to complete construction of the Danville facility and a MOSA. The convertible subordinated note provides that Blackhawk can pay interest in either cash or Blackhawk units, at Blackhawk’s election, and it is convertible into Blackhawk units at a conversion price of $2.00 per unit upon maturity of the note, prepayment of the note, the closing of an initial public offering by REG, a change of control of REG or three years after the date of the note. The subordinated loan agreement with REG also provides that in the event of an initial public offering or change of control of REG, Blackhawk is required to submit to its members any proposal made by REG to acquire the business and assets of Blackhawk.

In early 2008, REG’s board and management team discussed the merits of increasing its owned biodiesel production capacity to achieve the objectives discussed below under the section entitled “—Reasons for the Consolidation” beginning on page 48. As a result of these internal discussions, REG’s board directed management to investigate potential opportunities for the acquisition of other biodiesel manufacturers, both within its member-owned network and beyond. Jeff Stroburg, REG’s Chief Executive Officer, Nile Ramsbottom, REG’s then President, and Daniel Oh, REG’s Chief Operating Officer, began exploring possible transactions with other biodiesel manufacturers via informal phone conversations. Of the parties contacted, CIE, WIE and two other companies initially indicated an interest in pursuing a transaction.

In April 2008, REG’s board met to review management’s analysis of potential acquisition targets, including CIE and WIE, among others. REG management reviewed feedback from certain potential transaction candidates and discussed with the board a general structure for potential offers. During a regularly scheduled board meeting on April 16, 2008, REG’s board authorized management to negotiate with four biodiesel companies, including CIE and WIE. In April and May 2008, REG management submitted non-binding term sheets to these companies for a business combination transaction.

In April and May 2008, CIE, WIE and two other companies considered the formation of a relationship to coordinate their discussions and pursuits of business combination opportunities with third parties. In June 2008, these four companies agreed to form the Joint Biodiesel Committee, or JBC, to collectively negotiate and pursue a multi-party transaction with third parties, including potentially REG. From April through December 2008, the JBC met on a weekly or bi-weekly basis to pursue potential business partnerships and opportunities and to collectively negotiate with REG.

In June 2008, REG and members of the JBC executed a confidentiality agreement and the parties began to exchange financial and other information regarding their respective businesses. On June 5, 2008, REG management met with board members of CIE, WIE, and a third member of the JBC to discuss the possibility of combining their companies.

During the months of June and July of 2008, Messrs. Stroburg, Ramsbottom and Oh, on behalf of REG, met on several occasions with members of the JBC to discuss the merits of a consolidation among the parties. REG’s board of directors met in June and on July 30 to discuss the merits of a combination with members of the JBC. REG management was asked to explore with the JBC companies the possible structure for a transaction and the relative valuations of each of the potential parties to a transaction. REG’s management reviewed with the REG board financial and other information regarding the JBC members, in order to develop a proposal for the relative equity participation of each company’s equity owners in a combined company.

On July 3, 2008, REG submitted a non-binding proposal to members of the JBC that included the proposed structure and basic terms of a transaction, including the relative equity participation of the owners of each JBC company. Also in July, REG submitted a separate non-binding term sheet to another biodiesel manufacturer and met with that manufacturer and its legal counsel on July 24 to discuss the offer. This offer was not accepted and, after brief follow-up conversations, REG terminated further discussions with this party.

During the months of August and September of 2008, Messrs. Stroburg, Ramsbottom and Oh, on behalf of REG, held several conversations with board members of each of the companies participating in the JBC concerning a potential transaction. On August 27, 2008, Mr. Stroburg and Ramsbottom met with board members of WIE to discuss further the terms of a potential transaction between the parties.

At meetings of REG’s board of directors on August 29 and September 16, 2008, the REG directors reviewed and discussed the possible combination, along with a review by REG management of the status of discussions with the JBC companies.

On September 26, 2008, REG management and members of the JBC met to discuss further the terms, economic rationale and potential financial benefits of a combination. CIE, WIE and a third JBC member expressed interest in working towards a potential transaction. At that time, the fourth JBC member elected not to participate in further conversations concerning a combination. On October 22, 2008, REG submitted a revised non-binding term sheet to three members of the JBC, including CIE and WIE, which described the basic terms of a combination but did not resolve the relative equity ownership of each of them in a combined company. This non-binding proposal was signed by each company as an expression of their mutual interest in proceeding with further discussions about a combination.

On October 7, 2008, the JBC engaged Houlihan to locate potential business partners or business combination opportunities for the JBC members and to provide financial advisory services with respect to business transactions pursued by the JBC, including the proposed consolidation with REG. The JBC had determined that bringing in an interested third party could serve to lower production costs by potentially increasing production volume and consolidating management of the plants under one company.

Following a meeting of the Blackhawk board of directors on October 8, 2008, Mr. Oh of REG, advised Ron Mapes, chair of the Blackhawk board, that discussions were underway with respect to the possible combination of REG with other biodiesel producers and suggested that Blackhawk join the combination. On November 13, 2008, Blackhawk entered into a confidentiality agreement with REG to facilitate discussions and disclosures in connection with a possible transaction. On November 19, 2008, Mr. Oh met with the Blackhawk executive committee to provide further information regarding the nature, purpose and proposed terms of the transaction. On December 1, 2008, Blackhawk and REG executed an addendum to their confidentiality agreement to extend the confidentiality relationship to other parties to the consolidation discussions.

During the period of time between August 2008 and January 2009, REG held discussions and preliminary negotiations with another biodiesel producer regarding that company’s participation in the proposed multi-party combination. These discussions involved preliminary due diligence and several meetings attended by senior management of both REG and this other producer, as well as this biodiesel producer’s financial advisor. Also during December 2008, certain REG board members and management conferred on several occasions about a potential transaction with this producer. Discussions about a transaction with this company terminated in January 2009 when the parties failed to reach an agreement on key transaction terms, including ownership structure and the relative value of the two companies.

On December 11, 2008, REG management and representatives of the three remaining members of the JBC met to discuss further the details of how ownership of the combined company would be allocated among the parties.

On December 12, 2008, REG management held a conference call with Blackhawk’s executive committee, consisting of Ron Mapes, Criss Davis, Quentin Davis, Ron Fluegel and John Rosenstiel, to propose that Blackhawk join the combination transaction under discussion between REG and the three JBC companies. During late December 2008 and early January 2009, REG’s management and various of its board members had several calls and discussions concerning potential revised offers for a combination with the three members of the JBC and Blackhawk, with a focus on the ownership allocations among the parties to such a combination.

On January 10, 2009, REG submitted a revised non-binding term sheet to three members of the JBC and to Blackhawk that included a specific proposal regarding the equity to be allocated to each party to the proposed transaction. Following submission of this proposal, Messrs. Stroburg, Ramsbottom, and Oh, on behalf of REG, contacted representatives from each of the parties to discuss the term sheet and gauge their interest in such a transaction.

On January 12, 2009, Blackhawk’s executive committee reviewed the REG proposal and its ramifications for Blackhawk, including consideration of REG’s proposed term sheet, REG’s financial information, preliminary tax considerations, retention of investment banking advisors, and potential benefits and risks to Blackhawk and its unitholders. The executive committee determined that the proposal should be submitted to Blackhawk’s board of directors for consideration.

On January 13, 2009, the boards of WIE and CIE each held a conference call to discuss whether REG could bring sales and deal with a large volume of users of biodiesel. The next day, the boards of CIE and WIE each held a conference call to review the latest version of the term sheet.

During the morning of January 14, 2009, Mr. Oh and other members of REG’s management team met with Blackhawk’s executive committee to discuss the terms of the proposed transaction and to respond to a variety of questions that the executive committee wished to address. In the afternoon of January 14, 2009, Mr. Oh and the REG management team attended Blackhawk’s board meeting to present the term sheet and provide an overview of REG and its business and acquisition strategy, including an overview of REG’s views regarding the benefits of the proposed combination.

During the week following the January 14, 2009 meetings, Blackhawk contacted two investment banking firms to solicit proposals to assist Blackhawk as its financial advisor in considering the REG proposal. On

January 24, 2009, the Blackhawk executive committee reviewed the proposals received. On January 28, 2009 Blackhawk executed an engagement letter with Greene Holcomb & Fisher LLC, or GH&F, to evaluate the transaction on behalf of Blackhawk and, if requested, provide a fairness opinion with respect to the consideration paid in a transaction with REG.

On January 15, 2009, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., legal counsel to the JBC, submitted comments on the January 10 non-binding term sheet to Nyemaster, Goode, West, Hansell & O’Brien, P.C., REG’s external legal counsel.

On January 20, 2009, REG and representatives of the three members of the JBC met to discuss the January 10 non-binding term sheet and the JBC’s response. Attendees at the meeting included Messrs. Stroburg, Oh, Ramsbottom, REG director Jonathan Koch and other members of REG’s management team, CIE board members Don Huyser and Bill Talsma, WIE board members Bill Horan, Wayne Seaman and Kevin Ross, and representatives from the third JBC member. During this meeting, REG presented its strategy regarding the proposed combination, including an overview of the expected benefits to the transaction, and discussed the JBC’s comments on the proposed terms.

On January 21, 2009, REG submitted a revised non-binding term sheet to three members of the JBC and to Blackhawk reflecting matters discussed at the January 20 meeting between REG and the JBC. On the same day, CIE’s board met to discuss the importance of not being a stand-alone company in the commodity world of biodiesel.

On January 22, 2009, the JBC’s counsel responded with comments and questions regarding the terms of the proposed combination to which REG’s counsel subsequently responded.

On January 28, 2009, REG and three members of the JBC met to discuss the January 21 term sheet and other issues regarding a potential transaction. Attendees at the meeting were, on behalf of REG, Messrs. Stroburg, Ramsbottom, Oh and other members of REG’s management team, Messrs. Huyser and Talsma of CIE, Messrs., Horan, Seaman and Ross of WIE and representatives of the third JBC member, as well as the parties’ respective legal counsel.

On February 5, February 6 and February 10, 2009, REG management held discussions with Houlihan regarding the relative equity ownership percentages to be received by the owners of the three JBC plants.

On February 10, 2009, CIE held a board meeting to discuss the need to have the quality and volume of biodiesel to take advantage of the benefits of the RFS and discussed how participation in the combination proposed by REG would help CIE achieve this goal.

On February 13, 2009, the boards of WIE and CIE participated in a teleconference to determine if any other viable options other than the proposed REG transaction were available to the plants.

On February 13, 2009, REG submitted to Blackhawk revised equity terms for the combination. On February 16, 2009, the Blackhawk executive committee met by conference call to discuss progress on the negotiations and outstanding issues.

On February 16, 2009, REG submitted a revised non-binding term sheet to three members of the JBC reflecting, among other things, a higher percentage ownership in the combined company for each of them and for Blackhawk. On February 23, 2009, REG’s board authorized management to execute the February 16 non-binding term sheet with CIE, WIE and the third JBC member. On February 18, CIE approved the February 16 non-binding term sheet, on February 19, WIE approved the February 16 non-binding term sheet and on February 21, the third member of the JBC approved the February 16 non-binding term sheet.

On February 18, 2009, the Blackhawk executive committee met to review with GH&F the financial terms of a possible combination and to discuss all issues in negotiation with respect to the transaction.

On February 19, 2009, Blackhawk’s board met with GH&F to review the proposed combination and the financial terms of the transaction. The Blackhawk board also discussed among its members and with GH&F other alternatives that might be available to Blackhawk. There being substantial doubt among members of the Blackhawk board regarding the viability of alternatives, the Blackhawk board designated the executive committee plus William Garth to negotiate with REG regarding the terms of the proposed combination.

On February 19, 2009, Blackhawk held an executive committee meeting to discuss the February 16 term sheet offered to the three members of the JBC. Mr. Oh and other members of REG’s management team attended the meeting to provide an update on negotiations with the JBC and discuss the offer to Blackhawk. Blackhawk requested that representatives of REG attend a Blackhawk board meeting to be held on February 26.

On February 23, 2009, WIE held a board meeting to review the discussion with REG and decide on an action plan for the consolidation.

On February 26, 2009, Blackhawk held an executive committee meeting to discuss further REG’s proposal. Mr. Oh and other representatives of REG management and Blackhawk’s counsel and project manager attended this meeting. During the meeting, Blackhawk negotiated for more favorable ownership terms than REG had previously proposed. Following discussion, the representatives of REG and the executive committee reached a preliminary understanding regarding relative ownership percentages. Following the executive committee meeting, Blackhawk held a meeting of its full board of managers with exception of Mr. Oh who was available but excused due to his conflict of interest. At this meeting, members of the executive committee and Blackhawk’s counsel and project manager reported to the board on all facets of the transaction and the preliminary understanding with REG. The board discussed extensively the state of the biodiesel industry, the business and financial status of Blackhawk, REG’s status and plans, the terms of REG’s proposal, the relative valuation of the participants in the transaction, and other issues related to the transaction. The Blackhawk board discussed at length all other possible alternatives, including the possibility of securing additional debt or equity working capital from Fifth Third Bank, other banks, other outside sources or current investors in Blackhawk, the possibility of negotiating a merger or acquisition transaction with other participants in the biodiesel industry or financial investors, the possibility of suspending operations until financing and operating conditions improve, and the consequences of missing debt payments or failing covenant tests and possible bankruptcy. It was agreed by consensus that none of these options were either feasible or as promising for the long-term value of Blackhawk’s equity as the proposal with REG. Following the discussion, Blackhawk’s board approved the non-binding term sheet under the revised terms, subject to negotiation of certain issues by the executive committee and counsel.

Following Blackhawk’s conditional approval of the proposed terms of the transaction, the Blackhawk executive committee, counsel and project manager continued to negotiate detailed terms of the term sheet with REG and its counsel. On March 11, 2009 the Blackhawk board met to consider a revised term sheet presented by REG. On the understanding that the term sheet was not binding and that certain issues remained open for further negotiation in the definitive agreement for the transaction, the Blackhawk board authorized execution of the term sheet. At the same meeting, and at a continued meeting on March 12, 2009, the board also considered a toll processing arrangement proposed by REG to support Blackhawk’s financial position on an interim basis.

On March 11, 2009, REG’s board approved the execution of the February 16 non-binding term sheets with Blackhawk and the JBC companies.

During March and April 2009, REG, CIE, WIE, Blackhawk and a third member of the JBC conducted due diligence investigations of each others’ businesses. In early March, REG met with each of these parties’ lenders to review the proposed transaction, as the consents of such lenders would be conditions to closing of the proposed transaction. The lender to the third member of the JBC indicated that it would not consent and, as a result, that party stated that it would withdraw from negotiations concerning a combination. During this period, REG’s counsel delivered draft acquisition agreements to the other parties and negotiation of the terms of these agreements by the parties and their respective legal counsel continued up until the time definitive agreements were executed.

On March 17, 2009, the boards of CIE and WIE met with their legal counsel and REG representatives to discuss the proposed transaction.

On March 20, 2009, Blackhawk’s executive committee, counsel and project manager informed the Blackhawk board regarding progress being made on the transaction and open issues being discussed. The Blackhawk board also authorized execution of a toll processing agreement with REG providing for the processing of animal fat feedstock into biodiesel during the month of April 2009. Construction of a preliminary treatment facility to process animal fats at Blackhawk’s plant was substantially completed on March 23, 2009. Similar toll processing agreements were subsequently entered into between Blackhawk and REG for the months of May, June and July 2009 which allowed Blackhawk to operate its plant, generate some cash flow and meet current obligations other than principal payments on debt.

On April 1, 2009, Blackhawk made its first principal payment on its indebtedness to Fifth Third. Subsequent monthly principal payments to Fifth Third have been deferred pending the outcome of negotiations to amend the terms of Blackhawk’s loan and reschedule payments.

On April 6, 2009, Blackhawk filed its Annual Report on Form 10-K with the Securities and Exchange Commission. The audit report on Blackhawk’s financial statements for the year ended December 31, 2008 contained a statement that Blackhawk’s significant operating losses, the economic state of the biodiesel industry and volatile commodities prices raised substantial doubt about Blackhawk’s ability to continue as a going concern.

On April 7, 2009, management and legal representatives for REG, CIE, WIE and Blackhawk met to discuss the definitive agreements and other issues relative to the proposed transaction. At this meeting, REG presented an update on its efforts to obtain additional working capital for the combined company. At the conclusion of this meeting, each of REG, CIE, WIE and Blackhawk expressed satisfaction with the negotiations to date and reiterated their respective interest in moving toward definitive agreements.

On April 17, 2009, Blackhawk’s executive committee, counsel and project manager reported to the Blackhawk board in detail regarding negotiations on the Blackhawk Merger Agreement, due diligence investigations and financing negotiations relating to both REG and Blackhawk. The Blackhawk board discussed the terms of the transaction as presented in a draft merger agreement and the benefits and risks of the transaction in the light of industry conditions.

During April 2009, REG management briefed various REG board members concerning the proposed transaction.

On April 15, 2009, CIE held a board meeting to discuss the proposed consolidation and review CIE’s proposed asset purchase agreement.

On May 6, 2009, REG’s board met via teleconference and all directors were present other than Peter Harding, Randolph Howard and Michael Jackson, who were out of the country. The REG board received an update on the status of the proposed combination and reviewed the terms. REG’s legal counsel reviewed with the board the terms and conditions of the consolidation agreements, including the merger agreement proposed to be executed by REG as a part thereof. After deliberations and consideration, REG’s board of directors approved the merger agreement and the other consolidation agreements by unanimous vote of the directors present. The REG board further resolved to recommend that its stockholders approve the REG Merger Agreement. Subsequently, all REG directors executed written consents as to the actions taken at the May 6 meeting of the REG board.

On May 6, 2009, CIE and WIE met separately with Houlihan to review the fairness opinion presentations that Houlihan had prepared for each company.

On May 8, 2009, the boards of CIE and WIE met separately via teleconference to consider and vote upon the asset purchase agreement proposed to be executed by CIE and WIE, respectively. After deliberations and considerations, each of CIE’s and WIE’s board of directors approved CIE’s and WIE’s respective asset purchase agreement and the related documents by unanimous vote of the directors present. Nile Ramsbottom, a director of WIE and executive officer of REG, abstained from participating in this meeting due to his relationship with REG. The boards of CIE and WIE further resolved to recommend that their respective members vote to approve the respective asset purchase agreement. Subsequently, all directors of CIE and WIE executed written consents as to the actions taken at the May 8 meeting of the boards of CIE and WIE.

On May 8, 2009, the Blackhawk board of managers met to consider approval of the Blackhawk Merger Agreement and recommendation of the transaction to the Blackhawk unitholders. All managers were present with the exception of Dan Oh who, as President of REG, did not participate. Representatives of GH&F presented financial analyses relating to the consideration proposed to be paid in the Blackhawk merger to unitholders of Blackhawk (other than REG and its affiliates). At the conclusion of the board’s questions and discussion with the GH&F representatives, GH&F delivered its opinion to the Blackhawk board to the effect that, as of May 8, 2009, and based upon and the subject to the qualifications and conditions set forth in its written opinion, the consideration to be paid in the Blackhawk merger was fair, from a financial point of view, to the unitholders of Blackhawk, (other than REG and its affiliates). The board then discussed the terms of the transaction, reviewed anew any alternatives available or not available to Blackhawk in the light of industry conditions and considered the fairness of the transaction to unitholders. The draft merger agreement was reviewed and discussed with Blackhawk’s counsel. Following the discussion, the board adopted resolutions approving the Blackhawk Merger Agreement and recommending the transaction to the unitholders of Blackhawk.

On May 8, 2009, the parties executed the CIE Asset Purchase Agreement.

On May 11, 2009, WIE, REG and Blackhawk executed their respective consolidation agreements and later that day REG, CIE, WIE and Blackhawk issued press releases announcing the execution of the consolidation agreements and the proposed consolidation transactions.

Only July 16, 2009, Greene Holcomb & Fisher provided a supplemental letter to the Blackhawk board relating to Greene Holcomb & Fisher’s fairness opinion of May 8, 2009. The board re-affirmed its decision to approve the Blackhawk Merger Agreement and to recommend the transaction to the Blackhawk unitholders.

On August 6, 2009, the boards of each of Newco, REG, CIE and Blackhawk, and on August 7, 2009, the board of WIE, met via teleconference to consider and approve certain amendments to each of their respective consolidation agreements. After deliberations, the boards of each of CIE and WIE approved the amendments to their respective consolidation agreements, which included among other amendments, the removal of the requirement that the unitholders of CIE and WIE, as the case may be, approve the dissolution, winding up and liquidation of those entities prior to the consummation of the CIE and WIE asset purchases. After deliberations, the boards of each of Newco, REG and Blackhawk approved certain clarifying amendments to their respective consolidation agreements.

On August 7, 2009, Newco, REG, CIE, WIE and Blackhawk each executed their respective amended and restated consolidation agreements.

Reasons for the Consolidation

Renewable Energy Group’s Reasons for the Consolidation and Recommendation of the Renewable Energy Group Board of Directors

The REG board of directors has unanimously approved the REG Merger Agreement and other consolidation agreements and unanimously recommends that the REG stockholders approve the REG Merger Agreement.

In reaching its determination to recommend approval of the REG Merger Agreement, the REG board of directors consulted with management and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the REG board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the REG merger and the consolidation, the REG board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the REG board may have given different weight to different factors. The REG board considered this information and these factors as a whole and overall considered the relevant information and factors to be favorable to, and in support of, its determination and recommendation. Among the material information and factors considered by the REG board were the following:

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the combined company will have a larger owned production capacity upon which to pursue sales to large, petroleum-based customers seeking a consistent, high quality supply of biodiesel to meet the RFS requirements;

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the combined company will have centralized procurement and logistics management that will result in lower costs and improved results of operations, as compared to smaller, stand-alone biodiesel manufacturers;

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the combined company will have improved risk management across all production facilities as a result of centralized procurement and logistics management, and more efficient decision making regarding risk management opportunities due to consolidated ownership;

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the opportunity for REG stockholders to benefit from a greater interest in biodiesel production capacity and production margins, and the REG board’s view that greater production capacity will make the combined company more competitive with large, supply chain-integrated biodiesel producers;

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the REG board believes centralized production scheduling will allow the combined company to reduce costs by improving feedstock yields as a result of reduced feedstock variability and minimized fixed capital investments;

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the REG board believes that the development of new technologies to improve the efficiency of biodiesel production will become available in the future and that the scale of the combined company will make it a strong commercialization partner for the developers of these technologies;

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individual biodiesel production facilities are challenged to raise adequate working capital in today’s business environment and the REG board believes that the greater scale of the combined company’s operations will put it in a better position to obtain credit to support its operations;

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the combined company will require less plant-level general and administrative costs, less plant-level professional services, and the consolidation of the constituent companies should make reporting and monitoring more streamlined and efficient once fully integrated;

•	REG stockholders will own shares in a larger, more diversified company that will be better positioned to obtain a stock exchange listing or other means of liquidity;

•	REG stockholders will own approximately 65% of the outstanding capital stock of the combined company;

•	the combined company’s board will consist of a majority of REG’s existing board members and that REG’s management will continue to manage the combined company;

•	REG stockholders will have the opportunity to vote on the merger agreement through which REG will participate in the combination;

•	current industry, economic and market conditions, which REG’s board believes positions the combined company for further consolidation opportunities;

•	the relative ownership percentages in the combined company of REG stockholders and the equity owners of the other parties to the consolidation;

•	the expected capital structure of the combined company;

•	the results of REG’s due diligence findings concerning the other parties to the consolidation; and

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REG’s familiarity with the operations of the other parties to the consolidation and the REG board’s view that the risks of integration are lessened by REG’s current role as the day-to-day manager of all of the plants that will comprise the combined company.

The REG board of directors considered a number of drawbacks or risks relating to the REG merger and the consolidation, including the following factors:

•	dilution that will occur to REG’s existing stockholders;

•	the distressed financial condition and history of operating losses experienced by some of the other parties to the consolidation as a result of weak industry conditions;

•	the aggregate debt load of the combined company;

•	the potential that the combined company will not be able to achieve all synergy savings anticipated as a result in the combination;

•	potential unknown liabilities of the other parties to the consolidation;

•	the risk of diverting management focus and resources from other strategic opportunities and operational matters for an extended period;

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the substantial legal, accounting and other costs that will be incurred by the combined company because it will be publicly held and subject to SEC reporting requirements, including the requirements of The Sarbanes-Oxley Act of 2002;

•	the significant cash costs to be incurred by REG in connection with the consolidation transactions;

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REG has made certain representations and warranties to each of the other parties to the Agreements and has received certain representations and warranties from each of the parties to the Agreements, and REG could be required to pay termination fees in certain circumstances under the Agreements;

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the conditions to the closing of all of the transactions involved in the proposed consolidation, the possibility that any or all of the consolidation transactions may not be consummated and the potentially diminished scale of the combined company if less than all of the consolidation transactions are ultimately completed; and

•	the other risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 18.

Blackhawk’s Reasons for the Consolidation

The board of managers of Blackhawk has approved the Blackhawk Merger Agreement and recommended that the members of Blackhawk approve the Blackhawk Merger Agreement. The approval and recommendation was made by the unanimous vote of all members of the Blackhawk board of managers except Dan Oh, who is the President of REG and represents REG on the Blackhawk board and accordingly did not participate in or vote at the meeting at which the approval and recommendation were made.

In reaching its determination to recommend approval of the Blackhawk Merger Agreement, the Blackhawk board of managers consulted with its financial advisors, counsel, accountants and project manager. The Blackhawk board considered certain information and various factors which were viewed by the board to be material and which are discussed below. The following discussion of the information and factors considered by the Blackhawk board is not intended to be exhaustive. In view of the wide variety of information and factors reviewed in connection with the Blackhawk merger and consolidation, the Blackhawk board did not believe it was practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific information and factors it reviewed in reaching its decision. In addition, individual members of the Blackhawk board may have given different weight to different items or categories of information and factors. The Blackhawk board considered this information and these factors as a whole and considered the relevant information and factors, as an aggregate, to be favorable to, and in support of, its determination and recommendation. Among the material information and factors considered by the Blackhawk board were the following:

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The biodiesel industry is likely to become more concentrated, larger producers are likely to have financing, procurement and marketing advantages, smaller producers are likely to be at a competitive disadvantage and Blackhawk may find it difficult to survive independently.

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The biodiesel industry is currently characterized by overcapacity and Blackhawk anticipates that only those companies that are well capitalized and have greater production capacity will be able to maximize operating and marketing efficiencies, compete with larger, well-financed and integrated biodiesel producers and produce and sell biodiesel profitably.

•	REG is respected in the industry with management and other expertise that will likely enhance the ability of Blackhawk’s facility to compete successfully.

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As the manager and operator of the plants comprising the consolidation, REG is very familiar with their operations and should encounter little difficulty in combining and integrating the plants into a cohesive and competitive company.

•	Blackhawk requires working capital to operate in the foreseeable future and is not likely to secure adequate debt or equity financing for that purpose on its own.

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The consolidated company will be substantially larger and have a stronger balance sheet than Blackhawk and therefore will be more likely to attract the term and working capital necessary to support the operations of its production and other operating units, including Blackhawk.

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Blackhawk is likely to fail to satisfy the terms of covenants contained in its loan agreement with Fifth Third Bank in the near future, which could result in a declaration of default, acceleration of indebtedness and bankruptcy.

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A curtailment of operations of Blackhawk’s plant to preserve liquid assets until industry and financing conditions improve would not permit Blackhawk to make required debt payments or to satisfy bank covenants in the foreseeable future.

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The audit report for Blackhawk’s financial statements for the year ended December 31, 2008 contained a statement that Blackhawk’s significant operating losses, the economic state of the biodiesel industry and volatile commodities prices raised substantial doubt about its ability to continue as a going concern.

•	It is unlikely that the unitholders of Blackhawk would receive their investment back in the event of a bankruptcy or distressed liquidation of Blackhawk in present market conditions.

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Blackhawk does not believe that a merger or sale transaction with a purchaser in the biodiesel industry or financial buyer on terms better than the transaction with REG could be identified and completed in the present circumstances.

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Other biodiesel producers are experiencing substantial difficulties maintaining their operations and existence and Blackhawk wishes to avoid the consequences, including bankruptcy, facing those other producers.

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Blackhawk believes that the preservation and enhancement of the investment of its unitholders is more likely to be achieved in the context of the consolidation than Blackhawk could achieve independently.

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The opportunity to sell or otherwise transfer stock of Newco to be received by former unitholders of Blackhawk in the consolidation is likely to occur earlier than would the opportunity to sell or transfer units of Blackhawk.

•	If it is successful, Newco may become listed on a stock exchange and thereby provide greater liquidity to holders of its common and preferred stock, including the former unitholders of Blackhawk.

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If the consolidation is completed, Blackhawk will no longer be subject to SEC reporting requirements and will be relieved of the substantial legal, accounting and other costs borne by a publicly held company.

•	The transaction is structured to be free of any immediate tax consequences to the unitholders of Blackhawk.

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Taking into consideration the analysis and fairness opinion presented by Greene Holcomb & Fisher LLC and the material factors affecting the relative value of the parties to the consolidation, Blackhawk’s board of managers believes that the equity interest in Newco to be received by Blackhawk’s unitholders in the consolidation is fair to the unitholders.

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The Blackhawk merger requires approval by members of Blackhawk who hold a majority of the outstanding units of Blackhawk (excluding units held by REG and its affiliates) actually voting thereon as well as approval by members holding a majority of all units.

The Blackhawk board of managers also considered a number of negative factors and risks to the Blackhawk unitholders associated with the Blackhawk merger and the consolidation, including the following:

•	Blackhawk cannot predict with any certainty the future of the biodiesel industry and the impact that may have on the consolidated company.

•	Blackhawk cannot predict with any certainty the ability of the consolidated company to compete and succeed in the biodiesel industry in the future.

•	The consideration to be received by the unitholders of Blackhawk in the transaction will be almost entirely composed of Newco Common Stock rather than Newco Preferred Stock.

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The amount of Newco Preferred Stock that will be outstanding following the transaction will have preferences over the rights of Newco Common Stock which means that the holders of Newco Preferred Stock will have rights to receive distributions and repayments of capital invested in liquidation before payments are made to the holders of Newco Common Stock.

•	Newco will be subject to substantial control by the holders of its Preferred Stock and the holders of the Newco Common Stock will have very little ability to participate in the governance of Newco.

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As the holders of a majority of the outstanding preferred and common stock of Newco, former stockholders of REG will have effective control of Newco and will exercise that control under the terms of a Stockholders Agreement to which former Blackhawk unitholders will not be parties.

•	The combined company may find it necessary to raise additional equity capital in the future which could result in additional dilution to the equity held by former Blackhawk unitholders;

•	The terms of the equity to be received by former Blackhawk unitholders contain no protections against dilution of their equity interest in the future.

•	Blackhawk will have the right to designate one member of the Newco board of directors for only a limited period of time.

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The shares of Newco Common Stock and Preferred Stock to be received by the unitholders of Blackhawk will be subject to stringent restrictions on transfer until December 31, 2010 and, in certain circumstances, to a later date.

•	There is no assurance that a public market will ever develop for Newco’s Common Stock and Preferred Stock.

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All of the parties to the consolidation have experienced challenges to their businesses, results of operations, financial position, borrowing capacity and ability to compete as a result of negative industry conditions, and the combined company can be expected to be subject to similar challenging conditions in the future.

•	There is no assurance that Newco and its subsidiaries will be able to operate profitably.

•	The combined company will have substantial indebtedness and will require substantial additional debt financing to carry out its plans.

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REG recently lost its working capital credit facility and there is no assurance that Newco will be able to negotiate adequate financing for itself and its subsidiaries, including Blackhawk, and thereby continue to operate successfully.

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There is no assurance that REG or Newco will be able to obtain financing for and complete construction of its partially completed biodiesel production facilities in Destrehan, Louisiana and Emporia, Kansas.

•

REG is a party to certain disputes that are in negotiation or arbitration and which, if determined adversely to REG, could materially negatively affect Newco and the value of Newco’s Common Stock and Preferred Stock.

•

REG, CIE and WIE may have or encounter liabilities and contingencies that are not known to Blackhawk that could have a material adverse effect on the business, results of operations or financial position of the combined company following the consolidation.

•	There is no assurance that all closing conditions to the consolidation transaction will be satisfied or that the transaction will be completed on the terms provided or at all.

•	Unitholders of Blackhawk will not have dissenters’ or appraisal rights in the transaction that would allow them to receive cash for their units based on an independent determination of value.

•

The expense of undertaking the consolidation transaction and the necessity for the individual parties to bear their respective expenses could result in substantial expense to Blackhawk without the realization of the benefits of the consolidation transaction if the transaction is not completed.

•

Blackhawk and the other parties to the transaction have made representations and warranties and have entered into other agreements which, if not satisfied at closing, could result in failure of the consolidation to close and possible obligations to pay damages or termination fees.

•

If fewer than all of the parties to the consolidation satisfy all closing conditions and become part of the combined company, the size of the combined company will be reduced, which may make it more difficult for the combined company to compete and succeed.

•	The other risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 18.

CIE’s Reasons for the Consolidation and Recommendation of CIE’s Board of Directors

The CIE board of directors has unanimously approved the CIE Asset Purchase Agreement and unanimously recommends that CIE’s members approve the CIE Asset Purchase Agreement.

In reaching its determination to recommend approval of the CIE Asset Purchase Agreement, the CIE board of directors consulted with management and its financial advisor and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the CIE board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the CIE Asset Purchase Agreement, the CIE board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the CIE board may have given different weight to different factors. The CIE board considered this information and these factors as a whole and overall considered the relevant information and factors to be favorable to, and in support of, its determination and recommendation. Among the material information and factors considered by the CIE board were the following:

•

that CIE is in default under its financing agreements with its senior lender due to its failure to comply with certain covenants contained in its financing agreements and its failure to make payments of principal required under its financing agreements, and that CIE’s continuing default under its financing agreements could result in the senior lender’s acceleration of CIE’s indebtedness or the senior lender’s foreclosure on its security interest in all of CIE’s assets;

•	that CIE has not been able to generate sufficient revenues from continuing operations to enable CIE to make the payments required under its financing agreements with its senior lender;

•

that CIE does not believe it has adequate working capital to purchase feedstock and other required inputs for biodiesel production or to otherwise fund its ongoing operations, and the doubts about its ability to continue as a going concern expressed by its independent auditor in the financial notes to its financial statements for its most recently completed fiscal year;

•

that CIE requires additional equity and/or debt financing to operate its facility and it has previously been unable to, and it is unlikely that it will be able in the future to, secure adequate financing for that purpose on its own;

•

that the combined company is expected to be significantly larger and to have a stronger balance sheet than CIE and, therefore, may be better able to secure the financing necessary to support its ongoing operations and its production facilities, including the facility currently owned by CIE;

•

that the combined entity is expected to have a larger presence in the biodiesel industry with significantly greater biodiesel production capacity than stand-alone facilities like CIE and, therefore, may be a more attractive business partner for large oil companies and other petroleum-based customers seeking to purchase a consistent, high quality supply of biodiesel to meet their anticipated RFS requirements;

•

the anticipated centralized procurement and logistics management functions of the combined entity may result in lower costs and improved results of operations, as compared to smaller, stand-alone biodiesel manufacturers, like CIE;

•

that CIE previously retained Houlihan to explore other business opportunities and to locate alternative sources of capital for CIE, but that such opportunities and sources were either unavailable or came at too high a cost to CIE;

•

that REG previously provided CIE written notice of its intent to terminate CIE’s MOSA effective as of May 2010 and that CIE expects that it will be difficult to locate other third parties to provide management, marketing, and procurement services similar to those currently provided by REG under the MOSA or to engage such third parties to perform such services on terms favorable to CIE, or at all;

•

that the combined company is anticipated to have improved risk management across all production facilities as a result of centralized procurement and logistics management, and more efficient decision-making regarding risk management opportunities due to consolidated ownership;

•

the board of director’s belief that the biodiesel industry is likely to become more concentrated; that larger producers will have marketing, feedstock procurement and financing opportunities and advantages that are not available to smaller biodiesel producers, like CIE; that producers with greater production capacity are likely to be more competitive with large, supply chain-integrated biodiesel producers; and that smaller producers, like CIE, may therefore find it difficult to survive as a stand-alone facility;

•	that other biodiesel producers in the industry are currently experiencing challenges in maintaining plant operations and obtaining sufficient biodiesel sales contracts and orders;

•

that consolidated ownership of the constituent entities may allow the combined company to reduce costs by improving feedstock yields as a result of reduced feedstock variability and minimized fixed capital investments;

•

that REG, as the current manager of the facilities owned by the constituent companies (including CIE), is already familiar with the plants and operations of these constituent companies and, therefore, REG may experience fewer difficulties in combining and integrating these facilities into the combined entity than might be experienced by another third party;

•

that the development of more efficient biodiesel production technologies may become available in the marketplace and that the large scale of the combined company may make it a strong candidate to become a commercialization partner for the developers of these technologies;

•

that the combined company is anticipated to require less plant-level general and administrative costs, less plant-level professional services, and that the consolidated ownership of the constituent companies is anticipated to make reporting and monitoring obligations become more streamlined and efficient once fully integrated;

•

that if the consolidation is consummated, CIE members will own shares in a larger, more diversified company that may be better positioned than CIE to become listed on a stock exchange or obtain other means of liquidity;

•	that CIE members will have the opportunity to vote on the CIE Asset Purchase Agreement through which CIE may participate in the consolidation;

•

that, like CIE, the combined entity will be a public SEC reporting company and, therefore, that the combined entity will be required to make available current, quarterly and annual reports to its shareholders, potentially including current CIE members;

•

current industry, economic and market conditions, which have made it difficult for stand-alone biodiesel plants, like CIE, to obtain adequate amounts of credit and working capital to support its operations, to obtain significant biodiesel purchase orders and contracts, and to generate significant revenues, and CIE’s board’s belief that the larger combined entity may be better suited to operate in these challenging economic and market conditions;

•

that the legal, accounting and related costs currently born by CIE due to its status as an SEC reporting company, including the requirements of The Sarbanes-Oxley Act of 2002, will be born by the larger combined entity, which may be able to spread these costs over the results of operations of a greater number of facilities;

•	the results of CIE’s due diligence findings concerning the other parties to the consolidation;

•

the fairness opinion rendered to CIE by its financial advisor, Houlihan, finding that the consideration to be received for the sale of substantially all of CIE’s assets is fair from a financial point of view.

The CIE board of directors considered a number of drawbacks or risks relating to the CIE Asset Purchase Agreement, including without limitation the following factors:

•

the fact that CIE’s members initially invested in a local, community-based biodiesel production facility, and that if the consolidation is consummated, CIE’s facility will no longer be a locally-owned business;

•

the dilution that will occur to CIE’s members based on their current voting percentage in CIE compared to CIE’s voting percentage in the combined company, and that in the event Newco raises additional equity capital in the future, CIE members’ voting percentages in the combined entity may be further decreased;

•

that CIE is unable to predict future market, industry and economic conditions and the impact of such conditions on the consolidated company’s ability to profitably operate and to successfully compete with other biodiesel producers, including vertically-integrated producers;

•

that Newco may not be able to integrate and manage the facilities of the combined entity as successfully as anticipated or desired, and that the combined entity may not achieve as much synergy and cost savings as anticipated or desired;

•	the distressed financial condition and history of operating losses experienced by CIE and some of the other parties to the consolidation;

•	the aggregate debt load of the combined company and the significant working capital requirements of the combined entity;

•

potential unknown liabilities of the other parties to the consolidation or other liabilities that may have not been properly disclosed in the due diligence process that could impact the combined entity following the consolidation;

•

that CIE’s members will not have the same direct control over the election of the combined entity’s board of directors as they currently have over CIE’s board of directors, and that CIE will only be entitled to designate one member of the combined entity’s board of directors for a limited period of time;

•

that CIE has made certain representations and warranties to REG in connection with the CIE Purchase Agreement and has received certain representations and warranties from REG in connection with the CIE Purchase Agreement, and CIE could be required to pay termination fees in certain circumstances under the Agreements;

•

the holders of the Newco Series A Preferred Stock will have rights that are preferential to those of the holders of the Common Stock of Newco, including without limitation certain dividend redemption, conversion and voting rights, and that the majority of Newco shares to be distributed to CIE members following the consolidation and CIE’s liquidation will be Common Stock;

•

the conditions to the closing the CIE Asset Purchase Agreement, and the potential that such conditions may not all be satisfied and the potential that the closing of the CIE consolidation may not occur;

•	the possibility that any or all of the transactions may not be consummated and the potentially diminished scale of the combined company if less than all of the consolidations are ultimately completed;

•

that the timing and amount, if any, of distributions to the combined entity’s shareholders will be determined in the discretion of the Newco board of directors and no such distributions can be guaranteed;

•

that if the consolidation transaction is consummated, CIE’s members will transition from being members of an entity taxed as a partnership to a shareholder of an entity taxed as a corporation, and that such transition may or may not be favorable to CIE’s members; and

•	the other risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 18.

WIE’s Reasons for the Consolidation and Recommendation of WIE’s Board of Directors

The WIE board of directors has approved the WIE Asset Purchase Agreement with REG and recommends that the WIE members approve the WIE Asset Purchase Agreement.

In reaching its determination to recommend approval of the WIE Asset Purchase Agreement, the WIE board of directors consulted with management and its financial advisors and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the WIE board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the WIE Asset Purchase Agreement, the WIE board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the WIE board may have given different weight to different factors. The WIE board considered this information and these factors as a whole and overall considered the relevant information and factors to be favorable to, and in support of, its determination and recommendation. Among the material information and factors considered by the WIE board were the following:

•

that the combined company is expected to have a larger presence in the biodiesel industry and a stronger balance sheet upon which to pursue sales to large, petroleum-based customers seeking a consistent, high quality supply of biodiesel to meet the anticipated RFS requirements;

•

that the combined company will have centralized procurement and logistics management that is anticipated to result in lower costs and improved results of operations, as compared to smaller, stand-alone biodiesel manufacturers, like WIE;

•	WIE’s participation in the combined company is a part of the typical evolution of a new commodity business;

•

that the combined company is anticipated to have improved risk management across all production facilities as a result of centralized procurement and logistics management, and more efficient decision-making regarding risk management opportunities due to consolidated ownership;

•

that on April 7, 2009, WIE received from REG a notice of termination of the MOSA entered into between WIE and REG on May 9, 2005 and that negotiating for a different company to provide these services to WIE could be difficult and may result in terms less favorable to WIE;

•

the opportunity for WIE members to benefit from an ownership interest in an entity with greater biodiesel production capacity and potentially greater production margins, and the WIE board’s view that the greater production capacity of the combined entity may make the combined company more competitive with large, supply chain-integrated biodiesel producers;

•

that consolidated ownership of the constituent companies may allow the combined company to reduce costs by improving feedstock yields as a result of reduced feedstock variability and minimized fixed capital investments;

•

that WIE retained Houlihan to explore other options for WIE to utilize strategic partners other than REG to improve its business and determined that other options were either unavailable or came at too high of a cost;

•

several WIE directors attended a biodiesel industry meeting in San Francisco to gain more information regarding how the biodiesel industry was changing and learned from several oil companies that their preference is to purchase from one large producer rather than several small plants;

•	knowledge that many stand alone plants that are not part of a larger network or have a direct supply of feedstock are currently not operating;

•

that the development of new technologies to improve the efficiency of biodiesel production may become available in the future and that the scale of the combined company may make it a strong candidate to become a commercialization partner for the developers of these technologies;

•

that the combined company is anticipated to require less plant-level general and administrative costs, less plant-level professional services, and that the consolidated ownership of the constituent companies is anticipated to make reporting and monitoring obligations become more streamlined and efficient once fully integrated;

•	that WIE members will own shares in a larger, more diversified company that may be better positioned to become listed on a stock exchange or obtain other means of liquidity;

•	that WIE members will have the opportunity to vote on the WIE Asset Purchase Agreement through which WIE will participate in the combination;

•	that Houlihan’s fairness opinion, as of May 6, 2009, opined that the consideration and other terms of the WIE Asset Purchase Agreement are fair from a financial point of view to the members of WIE;

•

current industry, economic and market conditions, which have made it difficult for stand-alone biodiesel plants, like WIE, to generate significant revenues, and WIE’s board’s belief that the combined company will be better positioned in this regard;

•

reduced legal, accounting and other costs incurred as a publicly held SEC reporting company, including the requirements of The Sarbanes-Oxley Act of 2002, as a result of the combined company being able to spread these costs over all of its plants’ revenues;

•

while the transaction contemplated in the WIE Asset Purchase Agreement is designed to be a non-taxable event, WIE’s members will go from being taxed as a member of a partnership under WIE’s entity structure to being taxed as a shareholder of a corporation under the consolidated company’s entity structure, which could result in tax advantages for some of WIE’s members; and

•	the results of WIE’s due diligence findings concerning the other parties to the consolidation.

The WIE board of directors considered a number of drawbacks or risks relating to the WIE Asset Purchase Agreement, including the following factors:

•	dilution that will occur to WIE’s members based on their current voting percentage in WIE compared to WIE’s voting percentage in the combined company;

•	the distressed financial condition and history of operating losses experienced by some of the other parties to the consolidation;

•	the aggregate debt load of the combined company;

•

the potential that the combined company will not be able to achieve all synergy savings anticipated as a result of the consolidation or that it may not be able to manage the operations of the combined entity as successfully as anticipated;

•

potential unknown liabilities of the other parties to the consolidation that may have not been properly disclosed to WIE in the due diligence process or that may occur after completion of WIE’s due diligence process;

•	that WIE’s members will not have the same direct control over the election of the combined entity’s board of directors and its plant operations;

•	that WIE’s members will lose the local control and the local identity that is involved in investing in a stand alone plant;

•

that the combined company will be governed by a new board of directors and WIE’s members will be dependent upon this board to take actions in the best interest of the combined company and WIE’s members;

•	that distributions will be at the discretion of the board of directors of the combined company and the timing and likelihood of distributions being paid is uncertain;

•

that WIE has made certain representations and warranties to REG in connection with the WIE Asset Purchase Agreement and has received certain representations and warranties from REG in connection with the WIE Asset Purchase Agreement, and WIE could be required to pay termination fees in certain circumstances under the WIE Asset Purchase Agreements;

•	the conditions to closing of the WIE Asset Purchase Agreement, and the potential that such conditions may not all be satisfied;

•

while the WIE Asset Purchase Agreement is designed to be a non-taxable event, WIE’s members will go from being taxed as a member of a partnership under WIE’s entity structure to being taxed as a shareholder of a corporation under the consolidated company’s entity structure, which could result in tax disadvantages for some of WIE’s members;

•

the possibility that any or all of the consolidation transactions may not be consummated and the potentially diminished scale of the combined company if less than all of the consolidations are ultimately completed; and

•	the other risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 18.

Opinion of the Financial Advisor for Blackhawk

At the May 8, 2009 meeting of Blackhawk’s Board, Greene Holcomb & Fisher delivered to the Blackhawk Board its written opinion to the effect that, as of May 8, 2009, and based upon and subject to the qualifications and conditions set forth in the written opinion, the consideration to be issued to holders of Blackhawk units (the “Blackhawk Merger Consideration”) was fair, from a financial point of view, to holders of Blackhawk units, other than REG and its affiliates.

Subsequent to delivery of its opinion, Green Holcomb & Fisher was advised by Blackhawk that the form of certificate of designation included as an exhibit to the definitive merger agreement executed by the parties differed from the last draft of certificate of designation reviewed by Green Holcomb & Fisher for purposes of its opinion. At the request of the Blackhawk Board, Green Holcomb & Fisher delivered to the Board at its July 16, 2009 meeting a supplemental letter (the “Supplemental Letter”) confirming that, giving retroactive effect solely to the difference in the base amount of preference (the “Series A Base Value”) to which holders of Newco Series A Preferred Stock would be entitled in any liquidation, dissolution or winding up of Newco which had been assumed by Green Holcomb & Fisher for purposes of its analysis. It would have been the opinion of Green Holcomb & Fisher that, as of May 8, 2009, the Blackhawk Merger Consideration was fair, from a financial point of view, to holders of Blackhawk Units, other than REG and its affiliates. At the direction and with the consent of Blackhawk, for purposes of the Supplemental Letter, Green Holcomb & Fisher did not undertake any additional review, analyses or inquiries since the date of the opinion, May 8, 2009, except to review its analyses prepared in connection with its May 8, 2009 opinion, modified where appropriate to give effect to the corrected Series A Base Value. The Supplemental Letter was based solely on information available to Green Holcomb & Fisher and facts and circumstances as they existed and were subject to evaluation on May 8, 2009, except for the corrected Series A Base Value, as well as the assumptions, qualifications and limitations set forth in the May 8, 2009 opinion. Unless the context otherwise requires, references in this joint proxy statement/prospectus to the opinion of Green Holcomb & Fisher are to the opinion dated May 8, 2009, as supplemented by the Supplemental Letter.

The full text of Greene Holcomb & Fisher’s written opinion (as supplemented by the Supplemental Letter) , which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Greene Holcomb & Fisher, is attached to this document as Annex E. The summary of the Greene Holcomb & Fisher opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Blackhawk members are encouraged to read the Greene Holcomb & Fisher opinion in its entirety. In reading the summary of the Greene Holcomb & Fisher opinion set forth below, Blackhawk members should be aware that the opinion:

•

was provided to the Blackhawk Board for its benefit and use in connection with its consideration as to whether the Blackhawk Merger Consideration, was fair, from a financial point of view, to holders of Blackhawk units other than REG and its affiliates;

•	did not constitute a recommendation to the Blackhawk Board or holders of Blackhawk units as to how to vote in connection with consideration of the Blackhawk Merger Agreement;

•

did not address Blackhawk’s underlying business decision to pursue the merger on the terms set forth in the merger agreement, the pre- or post-signing process conducted or to be conducted by Blackhawk, the relative merits of the merger as compared to any alternative business strategies that might exist for Blackhawk or the effects of any other transaction in which Blackhawk might engage;

•

did not express an opinion regarding the fairness of the amount or nature of the compensation that is being paid in the merger to any of Blackhawk’s officers, directors or employees, or class of such persons, relative to the Blackhawk Merger Consideration payable to the holders of Blackhawk units;

•

addressed solely the fairness, from a financial point of view, to holders of Blackhawk units (other than REG or its affiliates) of the proposed Blackhawk Merger Consideration and did not address any other terms or agreement relating to the Blackhawk merger or the acquisition by Newco of REG, CIE, and WIE (such merger and the other consolidation transactions being collectively referred to as the “Analyzed Transaction”);

•

does not address the feasibility, accuracy or completeness of the financial forecasts, pro forma adjustments, estimates or other forward-looking information relating to the parties to the Analyzed Transaction or the assumptions upon which they are based (collectively the “Forecasts and Assumptions”), including without limitation, the anticipated development by Newco of the proposed plants in Emporia, Kansas and Destrehan, Louisiana;

•	does not opine as to the solvency or financial viability of any of Blackhawk, REG, CIE, and WIE or at the date of the opinion, upon consummation of the Analyzed Transaction or at any future time;

•	does not indicate that the Blackhawk Merger Consideration is the best possible consideration attainable under any circumstances; and

•

is not a valuation and does not express any opinion as to the price at which Blackhawk units have traded or such units or the capital stock of Newco may trade at any future time, or whether a public market for Newco capital stock will develop by reason of a public offering or otherwise.

Greene Holcomb & Fisher was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to any business combination or the assets, businesses or operations of Blackhawk, or any alternatives to the merger or the Analyzed Transaction, (b) negotiate the terms of the Blackhawk merger or the Analyzed Transaction or (c) advise Blackhawk’s Board or any other party with respect to its decision regarding the merger or any potential alternatives to the Blackhawk merger or the Analyzed Transaction.

In arriving at its opinion, Greene Holcomb & Fisher considered such information, studies, analyses, inquiries and investigations and financial, economic and market criteria as Greene Holcomb & Fisher deemed appropriate and, among other things:

•

reviewed and analyzed the financial terms of the Blackhawk merger agreement and the agreements relating to the acquisition by Newco of the other parties to the Analyzed Transactions (the “Other Analyzed Transaction Agreements”);

•

reviewed and analyzed certain financial and other data with respect to Blackhawk, REG, CIE and WIE and Newco which was publicly available or made available to Greene Holcomb & Fisher by Blackhawk and REG;

•

reviewed and analyzed certain internal financial projections for the Analyzed Transaction parties on a stand-alone basis prepared for financial planning purposes and furnished to Greene Holcomb & Fisher by the management of REG, which manages and operates the facilities of Blackhawk, CIE and WIE, as adjusted by management of Blackhawk (“Stand-Alone Financial Forecasts”);

•

reviewed and analyzed certain internal financial projections for the Analyzed Transaction parties on a pro forma combined basis, giving effect to the Analyzed Transaction, furnished to Greene Holcomb & Fisher by REG and adjusted by management of Blackhawk (“Newco Financial Forecasts” and together with the Stand-Alone Financial Forecasts, collectively the “Financial Forecasts”);

•	reviewed the terms of recent bankruptcy filings and sales in the biofuel industry;

•

conducted discussions with members of the senior management of Blackhawk, REG, CIE and WIE with respect to the financial condition, results of operations, business and prospects of the Analyzed Transaction parties on a stand-alone basis and on a combined basis following the Analyzed Transaction, including discussions with management of Blackhawk and REG concerning the liquidity needs of, and capital resources available to, Blackhawk and Newco and Blackhawk’s prospects for continuing operations as an independent company;

•

compared the financial performance of Blackhawk on a stand-alone basis and of the Analyzed Transaction parties on a pro forma combined basis with that of certain publicly traded companies deemed by Greene Holcomb & Fisher to be comparable to Blackhawk on a stand-alone basis and to the Analyzed Transaction parties on a pro forma combined basis giving effect to the Analyzed Transaction;

•	performed a discounted cash flows analysis for Blackhawk on a stand-alone basis and the Analyzed Transaction parties on a pro forma combined basis giving effect to the Analyzed Transaction;

•	reviewed a liquidation analysis of Blackhawk and related assumptions and estimates prepared by management of Blackhawk; and

•	performed certain other financial analyses for the Analyzed Transaction parties on a pro forma combined basis giving effect to the Analyzed Transaction.

In preparing its opinion, Greene Holcomb & Fisher relied upon and assumed, without independent verification, the accuracy and completeness of the financial, accounting and other information provided to or discussed with Greene Holcomb & Fisher by Blackhawk and CIE, WIE and REG, or obtained by Greene Holcomb & Fisher from public sources, including, without limitation, the Forecasts and Assumptions. With respect to the Forecasts and Assumptions, Greene Holcomb & Fisher relied on representations that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blackhawk and REG. Greene Holcomb & Fisher further relied upon the assurances of management of Blackhawk and REG that the information provided was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make the information provided to Greene Holcomb & Fisher incomplete or misleading. Greene Holcomb & Fisher also assumed neither Blackhawk nor any other Analyzed Transaction party is a party to any material pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the Analyzed Transaction. Greene Holcomb & Fisher relied, with the consent of the Board, on advice of outside counsel and independent accountants, and on the assumptions of the management of Blackhawk and REG, as to all accounting, legal, tax and financial reporting matters with respect to Blackhawk, the Analyzed Transaction parties, Newco the Blackhawk Merger Agreement and the Other Analyzed Transaction Agreements.

In arriving at its opinion, Greene Holcomb & Fisher did not perform or obtain any independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of the Analyzed Transaction parties, nor was Greene Holcomb & Fisher furnished with any such appraisals or valuations. Greene Holcomb & Fisher did not undertake independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which any of the Analyzed Transaction parties is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which the Analyzed Transaction parties are a party or may be subject. In preparing its opinion, at the direction of Blackhawk and with it is consent, Greene Holcomb & Fisher made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters.

Greene Holcomb & Fisher assumed that all necessary regulatory approvals and consents required for the Analyzed Transaction would be obtained in a manner that will not adversely affect the Transaction parties and Newco or alter the terms of the Analyzed Transaction. Greene Holcomb & Fisher also assumed that the executed Blackhawk Merger Agreement and the Other Analyzed Transaction Agreements will be in all material respects identical to the last draft reviewed by it. With the consent of the Blackhawk board, Greene Holcomb & Fisher also assumed the Blackhawk merger and other transactions comprising the Analyzed Transaction will be consummated concurrently pursuant to the terms of the Blackhawk Merger Agreement and the Other Analyzed Transaction Agreements and other Analyzed Transaction documents without amendments thereto and without waiver by any party of any conditions or obligations thereunder. The Greene Holcomb & Fisher opinion was approved by a fairness committee of Greene Holcomb & Fisher.

Summary of Reviews and Analyses

The following is a summary of the material financial analyses performed by Greene Holcomb & Fisher and presented to the Blackhawk board in connection with rendering its fairness opinion (as supplemented by the Supplemental Letter). This summary does not purport to be a complete description of the analyses underlying the Greene Holcomb & Fisher opinion and the order of the analyses described does not represent the relative importance or weight given to the analyses performed by Greene Holcomb & Fisher.

Greene Holcomb & Fisher’s opinion was necessarily based on economic, market and other conditions, and the information made available to Greene Holcomb & Fisher, as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Greene Holcomb & Fisher did not undertake to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion, except as expressly set forth in the Supplemental Letter, and does not have any obligation to update, revise or reaffirm the opinion. In performing its analyses, Greene Holcomb & Fisher made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Greene Holcomb & Fisher and the Transaction parties. Any estimates contained in the analyses performed by Greene Holcomb & Fisher are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Greene Holcomb & Fisher did not assume responsibility if future results are materially different from forecast results.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the reviews and financial and valuation analyses used by Greene Holcomb & Fisher, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial and valuation analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Greene Holcomb & Fisher’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 7, 2009, and is not necessarily indicative of current market conditions.

Estimated Value of the Transaction. Using publicly available information as well as the Newco Financial Forecasts, and giving effect to the pro-forma combined capitalization of Newco, Greene Holcomb & Fisher calculated a range of implied pro forma values of one share of Newco Common Stock to be between $0.00 and $2.67 per share. Greene Holcomb & Fisher calculated this range based on comparable company and discounted cash flow analyses for Newco more fully described below under “—Newco Implied Pro Forma Value Analysis” beginning on page 63. Greene Holcomb & Fisher then derived, based on the exchange ratio in the merger of Newco shares for Blackhawk units not held by REG or its affiliates, an implied range of enterprise values (common equity value plus debt and liquidation preference on preferred stock less cash) for Blackhawk based on this range of implied pro forma Newco values (the “Implied Transaction Value”), calculated as follows (in thousands except per share and percentage amounts):

	Low	High
Implied pro forma Newco value per common share(1)	$0.00	$2.67
Pro forma shares issued to holders of Blackhawk units(2)	7,222	7,222

Aggregate equity value	0	$19,269
Liquidation preference on preferred(3)	$1,834	$1,834

Total equity value paid to holders of Blackhawk units	$1,834	$21,103
Percentage of Blackhawk equity not owned by REG	90.6%	90.6%

Implied equity value of Blackhawk	$2,024	$23,294

Plus: Blackhawk debt as of 3/31/09	$47,145	$47,145
Less: Blackhawk cash as of 3/31/09	$(3,668)	$(3,668)

Implied Transaction Value of Blackhawk	$45,501	$66,771

(1)	Implied pro forma value of one common share in Newco. See “—Newco Implied Pro Forma Value Analysis” beginning on page 63.
(2)	Does not include stock issued to REG or its affiliates.
(3)	Uses $13.75 liquidation preference per share of Newco Series A Preferred Stock issued to holders of Blackhawk units (other than REG and its affiliates) in the Transaction.

Comparable Company Analysis. Using available historical financial information, publicly available research analyst earnings forecasts and Stand-Alone Financial Forecasts for Blackhawk provided by REG management and adjusted by Blackhawk management, Greene Holcomb & Fisher calculated and compared certain operating, financial, trading and valuation information for Blackhawk to the corresponding information of companies deemed similar to Blackhawk’s business (the “Blackhawk Comparable Companies”). Greene Holcomb & Fisher focused on comparable companies engaged in the production of biofuel and oil refining.

The group of Blackhawk Comparable Companies consisted of:

Oil Refining

•	Frontier Oil Corp.

•	Holly Corp.

•	Sunoco Inc.

•	Tesoro Corporation

•	Valero Energy Corp.

•	Western Refining

Ethanol Production

•	Pacific Ethanol, Inc.

•	VeraSun Energy Corporation (liquidated in bankruptcy)(1)

•	Aventine Renewable Energy Holdings, Inc (in bankruptcy)(1)

(1)	Not included due to bankruptcy.

In its analysis, Greene Holcomb & Fisher derived and compared multiples for Blackhawk based on the Implied Transaction Value for each of the high and low cases to the Blackhawk Comparable Companies, calculated as follows:

•	Enterprise Value divided by EBITDA for the most recently reported 12-month period, which is referred to below as “Enterprise Value/LTM EBITDA”;

•	Enterprise Value divided by estimated EBITDA for calendar year 2009, which is referred to below as “Enterprise Value/CY 2009E EBITDA”;

•	Enterprise Value divided by estimated EBITDA for calendar year 2010, which is referred to below as “Enterprise Value/CY 2010P EBITDA”;

•	Enterprise Value divided by estimated EBITDA for calendar year 2011, which is referred to below as “Enterprise Value/CY 2011P EBITDA”;

This analysis indicated the following:

	Blackhawk Implied Transaction Value Multiple				Comparable Companies
	Low		High		Low	Mean	Median	High
Enterprise Value/LTM EBITDA	NEG	(2)	NEG	(2)	2.8x	5.2x	5.4x	7.6x
Enterprise Value/2009E EBITDA(1)	2.5x		3.6x		4.0x	4.6x	4.5x	5.1x
Enterprise Value/2010P EBITDA(1)	2.3x		3.4x		3.3x	3.9x	3.7x	5.0x
Enterprise Value/2011P EBITDA(1)	2.3x		3.4x		2.9x	3.5x	3.1x	5.5x

(1)	For Blackhawk, from Blackhawk Stand-Alone Forecasts provided by REG management and adjusted by Blackhawk management; for Comparable Companies, consensus research analyst estimates.
(2)	Blackhawk EBITDA for latest twelve months was negative.

Blackhawk Discounted Cash Flow Analysis. Greene Holcomb & Fisher performed a discounted cash flow analysis on the projected cash flows of Blackhawk on a stand-alone basis for the fiscal years ending December 31, 2009 through December 31, 2013 using Blackhawk Stand-Alone Financial Forecasts. Greene Holcomb & Fisher also calculated the terminal value of the enterprise at December 31, 2013 by multiplying projected EBITDA in the fiscal year ending December 31, 2013 by multiples ranging from 4.0x to 6.0x. To discount the projected free cash flows and the terminal value to present value, Greene Holcomb & Fisher used discount rates ranging from 18.0% to 20.0% it derived through an analysis of Blackhawk’s estimated weighted cost of capital. This analysis indicated a range of implied enterprise value of Blackhawk of $62.8 million to $84.1 million, compared to the Implied Transaction Value of $45.5 million to $66.8 million.

Blackhawk Liquidation Analysis. Greene Holcomb & Fisher reviewed a liquidation analysis of Blackhawk’s assets and liabilities prepared by management of Blackhawk to evaluate the potential range of the net amount realizable for distribution to members from a liquidation of Blackhawk. The net amount realizable was based on internal estimates of Blackhawk management as to the potential market value of Blackhawk assets in a liquidation, the amount of Blackhawk liabilities and potential expenses associated with a liquidation. The analysis was based on Blackhawk assets and liabilities as of March 31, 2009 adjusted for discounts estimated by management in liquidation. Neither Blackhawk management nor Greene Holcomb & Fisher performed any appraisal or valuation of assets or liabilities for this purpose. This analysis indicated liabilities and costs would exceed realizable value from assets by approximately $30.0 million and, accordingly, no net amount would be available for distribution to holders of Blackhawk units in liquidation.

Newco Implied Pro Forma Value Analysis. Using projected financial metrics from the Newco Financial Forecasts furnished by REG and adjusted by Blackhawk management, Greene Holcomb & Fisher calculated a range of implied pro forma values per share for Newco Common Stock to be exchanged in the merger for Blackhawk units in order to derive a value for Blackhawk implied by the Analyzed Transaction. Greene Holcomb & Fisher performed a comparable company analysis and a discounted cash flow analysis to develop this implied pro forma range of values.

In its comparable company analysis, Greene Holcomb & Fisher derived an implied pro forma enterprise value for Newco from a mean and median range of enterprise value/EBITDA multiples from the Blackhawk comparable companies group used in its comparable company analysis for Blackhawk on a stand-alone basis and the estimated EBITDA for Newco as reflected in the Newco Financial Forecasts.

The analysis produced Blackhawk Comparable Company multiples and an implied pro forma Newco enterprise value as follows:

Comparable Company Multiples of Enterprise Value/EBITDA			Projected REG Newco EBITDA	Implied Pro Forma REG Newco Enterprise Value
			(in 000’s)	(in 000’s)
	Mean	Median		Mean	Median
2009E(1)	4.6x	4.5x	$14,884	$ 67,947	$ 67,457
2010P(1)	3.9x	3.7x	$33,619	$131,886	$125,521
2011P(1)	3.5x	3.1x	$87,219	$303,702	$269,658

(1)

For Newco, estimated and projected EBITDA is derived from the Newco Financial Forecasts furnished by REG management and adjusted by Blackhawk management; for Blackhawk Comparable Companies estimated and projected EBITDA is derived from consensus research analyst estimates.

Greene Holcomb & Fisher performed a discounted cash flow analysis on the projected cash flows for Newco for the fiscal years ending December 31, 2009 through December 31, 2013 using the Newco Financial Forecasts. Greene Holcomb & Fisher also calculated the terminal value of the enterprise at December 31, 2013 by multiplying projected EBITDA in fiscal year ending December 31, 2013 by multiples ranging from 4.0x to 6.0x. To discount the projected free cash flows and the terminal value to present value, Greene Holcomb & Fisher used discount rates ranging from 13.0% to 15.0% it derived through an analysis of Newco’s estimated pro forma weighted cost of capital. This analysis indicated a range of implied pro forma enterprise values for Newco of $247.4 million to $374.6 million.

Greene Holcomb & Fisher then calculated the implied pro forma value per common share of Newco using the range of calculated values from its comparable company and discounted cash flows analyses and adjusting enterprise value to equity value as follows (in 000’s, except per share amounts):

	Low	High
Discounted cash flow implied pro forma enterprise value	$247,447	$374,628
Comparable Companies implied pro forma enterprise value(1)	$125,521	$303,702

Implied pro forma Newco enterprise value	$125,521	$374,628
Less: REG debt at 12/31/08	(8,128)	(8,128)
Less: Net debt assumed—CIE and WIE at 12/31/08	(33,896)	(33,896)
Less: Net debt assumed—Blackhawk at 3/31/09	(21,777)	(21,777)
Less: Preferred liquidation preference(2)	(187,790)	(187,790)
Plus: REG cash at 12/31/08	14,473	14,473

Implied pro forma Newco common equity value	$(111,597)	$137,511
Pro forma Newco shares outstanding(3)	51,541,205	51,541,205
Implied pro forma Newco equity value per common share	$0.00	$2.67

(1)	Greene Holcomb & Fisher utilized 2010 and 2011 derived values in order to reflect the projected more normalized financial and operating environment for Newco.
(2)	Uses $13.75 liquidation preference per share of Newco Series A Preferred to be outstanding per management of Blackhawk and REG.
(3)	Pro forma common shares per REG and Blackhawk management.

With respect to the Newco Financial Forecasts prepared by Blackhawk and REG management utilized in this analysis and upon which Greene Holcomb & Fisher relied, Greene Holcomb & Fisher noted that they assumed, among other things, the closing concurrently with the Blackhawk merger of each of the transactions included in the Analyzed Transactions and the completion of development of the proposed plants in Emporia, Kansas and St. Rose, Louisiana.

Pro forma contribution analysis. Greene Holcomb & Fisher reviewed the relative contributions of each of Blackhawk, REG, CIE and WIE to Newco’s estimated gallons of biofuel production, EBITDA and selected other balance sheet items (using the Newco Financial Forecasts and other Forward-Looking Information furnished by REG and Blackhawk management and historical financial and operating data) and then compared the percentage contribution of Blackhawk (adjusted to reflect only the interest of holders of Blackhawk units other than REG and its affiliates) to each financial and operational metric to the fully diluted equity ownership percentage (assuming for this purpose conversion of all Newco Preferred Stock) of its members (other than REG and its affiliates) in the combined company immediately upon completion of the merger as implied by the exchange ratio provided for in the Blackhawk Merger Agreement.

This analysis indicated the following approximate implied contributions for holders of Blackhawk units (other than REG and its affiliates), as compared to the aggregate fully diluted pro forma equity ownership of Newco by such persons of 13.4%. The historical and forward looking information below was provided by Blackhawk and REG.

Gallons of production—2008 (actual) to 2012 (projected)	3.1% to 17.2%
EBITDA—2009 (estimated) to 2012 (projected)	11.0% to 45.8%
Working capital—March 31, 2009	0.0%
Book value—March 31, 2009	5.9%
Debt—March 31, 2009	20.2%
Debt (including preferred stock liquidation preference)	5.4%

Qualitative Considerations. In addition to its quantitative analyses, Greene Holcomb & Fisher considered a number of qualitative factors relating to Blackhawk’s short-term and long-term financial, operating, capital resources and liquidity challenges to continued operation as an independent going concern to be significant to its analysis and opinion, including the following:

•

The report on Blackhawk’s financial statements for the year ended December 31, 2008 from its auditor, Boulay, Heutmaker, Zibell & Co. P.L.L.P. included an emphasis of matter paragraph addressing Blackhawk’s ability to continue as a going concern.

•	Blackhawk’s management believed there is significant risk to Blackhawk’s ability to remain a going concern.

•

Blackhawk’s management indicated Blackhawk is underfunded from a working capital perspective and has been unable to secure additional working capital. Blackhawk management believed its current working capital position is insufficient to allow it to operate the business.

•	Blackhawk’s management believed Blackhawk will be in violation of debt covenants during 2009.

•	Blackhawk’s management believed that proceeds to holders of Blackhawk units in a liquidation or a forced sale would likely be zero.

•	Blackhawk’s management believed that Blackhawk will benefit from a partner with substantially greater strategic and financial resources.

•	Blackhawk’s management believed Newco will have greater access to capital.

•	Market demand for biodiesel is substantially below current capacity. Blackhawk’s management believed larger producers will be at an advantage in a market with overcapacity.

•	Blackhawk is currently producing biodiesel at volumes substantially below current capacity.

•	REG currently manages the day-to-day operations of Blackhawk under a management arrangement.

•	Blackhawk had negative gross margin for the three month period ended March 31, 2009.

•

There have been a number of recent Chapter 11 bankruptcy filings in the biofuels industry. Liquidated biofuels production assets sold by VeraSun recently traded at approximately 30% of replacement cost.

•

Nova BioSource, one of the largest participants in the biodiesel market, filed for Chapter 11 bankruptcy on March 30, 2009. Nova BioSource is currently pursuing a sale under Section 363 of the U.S. Bankruptcy Code.

•

REG owns convertible subordinated debt in Blackhawk. If Blackhawk elects to continue to pay interest on this debt in units, in 2011, REG will have accumulated enough units, on an as-converted basis, to own a majority of Blackhawk.

•	Newco would be the largest U.S.-based producer of biodiesel.

Miscellaneous

The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances involved. The opinion is, therefore, not readily susceptible to partial analysis or summary description. Greene Holcomb & Fisher believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Greene Holcomb & Fisher based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Greene Holcomb & Fisher did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion,

Greene Holcomb & Fisher considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Greene Holcomb & Fisher arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Greene Holcomb & Fisher in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the holders of Blackhawk units other than REG and its affiliates.

None of the public companies used in the comparable company analyses described above are identical to Blackhawk or Newco. Accordingly, an analysis of publicly traded comparable companies is not strictly mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the value of Blackhawk or Newco and the public trading values of the companies to which it was compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Greene Holcomb & Fisher opinion was just one of the many factors taken into consideration by the Blackhawk board. Consequently, Greene Holcomb & Fisher’s analysis should not be viewed as determinative of the decision of the Blackhawk board with respect to the fairness of the per unit consideration to be received, from a financial point of view, by the holders of Blackhawk units other than REG and its affiliates. Greene Holcomb & Fisher did not participate in negotiations with REG, CIE or WIE and did not recommend any specific merger consideration.

Pursuant to an engagement letter dated January 28, 2009, Blackhawk engaged Greene Holcomb & Fisher to act as its financial advisor with respect to a possible combination with REG. In selecting Greene Holcomb & Fisher, the Blackhawk Board considered, among other things, the fact that Greene Holcomb & Fisher is a nationally recognized investment banking firm with substantial experience advising companies in the biofuels industry as well as substantial experience providing strategic advisory services. Greene Holcomb & Fisher, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, private placements and other securities transactions, senior credit financings, valuations, and general corporate advisory services. For its financial advisory services, Greene Holcomb & Fisher is entitled to fees as follows: $20,000 upon execution of the engagement letter, $20,000 per month retainer during its engagement, $20,000 upon assisting Blackhawk management with presentation of materials relating to a possible combination with REG, $50,000 upon request by the Blackhawk board for an opinion regarding fairness of the consideration, and $165,000 upon delivery to the Blackhawk board of the opinion. The fees paid to Greene Holcomb & Fisher were not contingent upon consummation of the merger. In addition, Blackhawk agreed to reimburse Greene Holcomb & Fisher for all out-of-pocket expenses reasonably incurred by Greene Holcomb & Fisher in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. Blackhawk has also agreed to indemnify Greene Holcomb & Fisher against specific liabilities in connection with its engagement, including liabilities under the federal securities laws. Greene Holcomb & Fisher may seek to provide Blackhawk, REG, Newco and their respective affiliates certain investment banking and other services unrelated to the merger in the future.

Opinion of the Financial Advisor for CIE

The board of directors of CIE considered the fairness opinion of Houlihan Smith & Company, Inc. (“Houlihan”), described below, in assessing the proposal by Newco to purchase and assume substantially all of the assets and liabilities of CIE (the “CIE Transaction”).

Houlihan delivered a presentation to the CIE board of directors on May 6, 2009 and subsequently delivered its written opinion to the board of directors of CIE, which stated that, as of May 6, 2009, and based upon and subject to the assumptions made, matters considered, and limitations of its review as set forth in the fairness opinion, the consideration (“CIE Purchase Consideration”) and other terms of the CIE Transaction are fair from a financial point of view to the members of CIE (the “CIE Opinion”). The amount of the CIE Purchase Consideration was not determined pursuant to recommendations of Houlihan. The full text of the CIE Opinion is attached as Annex F to this joint proxy statement/prospectus. CIE paid Houlihan a $40,000 non-contingent, non-refundable fee for its services in rendering the CIE Opinion. CIE also agreed to indemnify Houlihan in the event Houlihan were to incur certain losses as a result of its engagement by CIE.

You are urged to read Houlihan’s CIE Opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Houlihan in rendering its CIE Opinion. The summary of the CIE Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the CIE Opinion.

The CIE Opinion was for the use and benefit of the board of directors of CIE in connection with its consideration of the CIE Transaction and is not intended to be and does not constitute a recommendation as to how members of the CIE should vote or proceed with respect to the CIE Transaction. Houlihan was not requested to opine as to, and the CIE Opinion does not in any manner address, the relative merits of the CIE Transaction as compared to any alternative business strategy that might exist for CIE, its underlying business decision to proceed with or effect the CIE Transaction, and other alternatives to the CIE Transaction that might exist for CIE. Houlihan does not express any opinion as to the underlying valuation or future performance of Newco.

In arriving at its opinion, Houlihan took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Houlihan:

•	Obtained and reviewed the draft form of the following agreements and documents related to the CIE Transaction:

•

(i) CIE Asset Purchase Agreement (provided April 27, 2009), (ii) term sheet dated as of February 16, 2009 between CIE, WIE, REG and another party, (iii) Registration Rights Agreement between Newco, and certain holders of Newco Series A Preferred Stock and Common Stock, (iv) Assignment and Assumption Agreement between CIE and REG Newton, LLC, (v) Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of REG Newco, Inc., (vi) Blackhawk Merger Agreement (provided April 27, 2009), (vii) REG Merger Agreement (provided April 22, 2009), and (viii) REG post-transaction capitalization table;

•	Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of CIE, both on a standalone basis and post-transaction basis;

•

Held discussions with certain members of CIE’s management regarding the CIE Transaction, the historical performance of CIE on both an individual basis and relative to other biodiesel producers, and CIE’s financial projections and future outlook on both a standalone and post-transaction basis;

•	Held discussions with certain members of REG’s management regarding the CIE Transaction, REG’s presence in the biodiesel industry, and the financial projections and future outlook for Newco;

•	Reviewed loan offering documents and schedules;

•	Reviewed and analyzed REG’s unaudited financial statements and related notes for the year ending December 31, 2008;

•

Reviewed and analyzed the general economic outlook, as well as current conditions in the biodiesel and alternative fuels industries in which CIE operates, including analyses of past transactions and publicly traded companies engaged in similar lines of business; and

•	Performed other such financial studies, analyses and investigations, and considered such other information, as Houlihan deemed appropriate and consistent with accepted business valuation techniques.

In arriving at its CIE Opinion, Houlihan relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan and assumed such accuracy and completeness for purposes of rendering its CIE Opinion. In addition, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CIE, nor was Houlihan furnished with any such evaluation or appraisal. In addition, Houlihan did not attempt to confirm whether CIE had good title to its assets. Further, Houlihan relied upon the assurances of CIE’s management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Houlihan assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of Houlihan’s CIE Opinion. Houlihan did not evaluate the solvency or fair value of CIE under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.
Houlihan assumed that the CIE Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Houlihan assumed that the CIE Transaction will be consummated substantially in accordance with the terms set forth in the CIE Asset Purchase Agreement as in effect as of the date of its CIE Opinion, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to CIE’s members.

Further, Houlihan’s analysis and CIE Opinion are necessarily based upon information made available to Houlihan, as well as the economic, monetary, market, financial, and other conditions as they existed as of the date of its CIE Opinion. Accordingly, although subsequent developments may affect its CIE Opinion, Houlihan has not assumed any obligation to update, review or reaffirm its CIE Opinion.

In connection with rendering its CIE Opinion, Houlihan performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Houlihan was carried out to provide a different perspective on the CIE Transaction, and to enhance the total mix of information available. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the CIE Purchase Consideration and other terms of the CIE Transaction to the unitholder’s of CIE. Further, the summary of Houlihan’s analyses described below is not a complete description of the analyses underlying its CIE Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its CIE Opinion, Houlihan made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Houlihan may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The estimates contained in Houlihan’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Houlihan’s analyses and estimates are inherently subject to substantial uncertainty. Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Houlihan in connection with the preparation of its CIE Opinion. The analyses performed were prepared solely as part of Houlihan’s analysis of the fairness, from a financial point of view, of the CIE Purchase Consideration and other terms of the CIE Transaction to the members of CIE, and were provided to CIE’s board of directors in connection with the delivery of the CIE Opinion. The CIE Opinion was just one of the many factors taken into account by CIE’s board of directors in making its determination to approve the transaction, including those described elsewhere in this joint proxy statement/prospectus.

Houlihan’s CIE Opinion did not constitute a recommendation to proceed with the CIE Transaction. Houlihan’s CIE Opinion relates solely to the question of the fairness of the CIE Purchase Consideration and other terms of the CIE Transaction to the members of CIE, from a financial point of view. Houlihan expressed no opinion as to the income tax consequences of the CIE Transaction to the members of CIE.

Based on a review of the historical and projected financial data and certain other qualitative data for CIE, Houlihan analyzed the fair value of the equity of CIE on both a standalone basis and post-transaction basis utilizing the market valuation approach, applying the guideline public company method, and the income valuation approach, applying the discounted cash flow method.

Standalone Analyses

Market Valuation Approach—Guideline Public Company Method

The guideline public company method applies the trading multiples of publicly traded companies to the subject company to derive an indication of value. The analyst searches for guideline public companies in industries similar to the subject company with operating structures as similar to the subject company as possible.

Houlihan searched the universe of publicly traded companies and found eight companies that met its criteria for guideline public companies. Houlihan performed a size, growth, leverage, profitability, turnover ratio and liquidity analysis to compare the guideline companies to CIE. Houlihan determined that the valuations derived from forward revenue and Earnings Before Interest Taxes Depreciation and Amortization, or EBITDA, multiples, as well as last twelve months, or LTM, revenue and EBITDA multiples as of December 31, 2008, of the guideline public companies would provide the most meaningful indication of value under the guideline public company method. The multiples derived from this analysis were the 25th and 75th percentile of the multiples of the guideline public companies.

Applying these multiples to CIE’s projected revenue and EBITDA resulted in a range of enterprise value. To these amounts, Houlihan reduced interest bearing debt, which resulted in de minimis equity values. Houlihan concluded an equity value of $0 for CIE on a standalone basis under the guideline public company method.

Income Valuation Approach—Discounted Cash Flow Method

A discounted cash flow analysis estimates present value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Houlihan was provided with historical and projected information for the years 2009 through 2013 on which it based its assumptions used in its discounted cash flow analysis on a standalone basis. The projections include the assumption that CIE’s lender will continue to allow interest-only payments in the near term. Houlihan used the financial projections to determine the enterprise net cash flows of CIE over the projected five-year period.

To calculate the fair market enterprise value of CIE on a standalone basis applying the discounted cash flow method, Houlihan determined the present value of CIE’s enterprise net cash flows by applying a discount rate of 14.2% to the enterprise net cash flows for each of the five years in the projection period, as well as to a terminal enterprise net cash flow value.

Based on such assumptions and methodology, and after performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and discount rate, Houlihan calculated the enterprise value and reduced this by interest bearing debt to determine CIE’s equity value. On a standalone basis, Houlihan determined equity of CIE to be de minimis.

Comparable Transactions Method

Houlihan considered using the comparable transactions method to determine a range of equity values for CIE on a standalone basis. However, after researching past transactions, Houlihan determined that the comparable transaction method would not reasonably reflect estimates of the equity value of CIE.

Post-Transaction Basis

Market Valuation Approach—Guideline Public Company Method

Houlihan used the same eight publicly traded companies found in the guideline public company method on a standalone basis to derive CIE’s equity stake in Newco. Houlihan determined that the 25th and 75th percentiles of the forward Earnings Before Interest and Taxes (EBIT), EBITDA and price to earnings multiples of the guideline public companies indicated the most meaningful range of value of CIE’s equity stake in Newco on a post-transaction basis (assuming all four consolidations closed).

Applying these multiples to Newco’s projected 2010 EBIT, EBITDA and earnings resulted in a range of enterprise value. To these amounts, Houlihan reduced each indicated enterprise value by Newco’s interest bearing debt and applied CIE’s ownership percentage of Newco to determine a range of equity values of CIE’s equity stake in REG of $14.3 million to $28.8 million.

Income Valuation Approach—Discounted Cash Flow Method

Houlihan performed a discounted cash flow analysis of Newco assuming all four consolidation transactions closed to derive CIE’s equity stake in Newco on a post-transaction basis. Houlihan was provided with projected information on which it based its assumptions used in its discounted cash flow analysis. Houlihan used the financial projections to determine the enterprise net cash flows of Newco over the projected five-year period.

To calculate the fair market enterprise value of Newco, Houlihan determined the present value of Newco’s enterprise net cash flows by applying a discount rate of 9.9% to the enterprise net cash flows for each of the five years in the projection period, as well as to a terminal enterprise net cash flow value.

Based on such assumptions and methodology, and after performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and discount rate, Houlihan reduced the indicated enterprise value by interest bearing debt and applied CIE’s ownership percentage of Newco to calculate a range of CIE’s equity stake in Newco of $14.3 million to $24.3 million.

Opinion of the Financial Advisor for WIE

The board of directors of WIE considered the fairness opinion of Houlihan, described below, in assessing the proposal by Newco to purchase, acquire and assume substantially of all of the assets and liabilities of WIE (the “WIE Transaction”).

Houlihan delivered a presentation to the WIE board of directors on May 6, 2009 and subsequently delivered its written opinion to the WIE board of directors, which stated that, as of May 6, 2009, and based upon and subject to the assumptions made, matters considered, and limitations of its review as set forth in the fairness opinion, the consideration (“WIE Purchase Consideration”) and other terms of the CIE Transaction are fair from a financial point of view to the members of WIE (the “WIE Opinion”). The amount of the Purchase Consideration was not determined pursuant to recommendations of Houlihan. The full text of the WIE Opinion of Houlihan is attached as Annex G to this joint proxy statement/prospectus. WIE paid Houlihan a non-contingent, non-refundable fee in the amount of $40,000 for its services in rendering the WIE Opinion. WIE also agreed to indemnify Houlihan in the event Houlihan were to incur certain losses as a result of its engagement by WIE.

You are urged to read Houlihan’s WIE Opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Houlihan in rendering its WIE Opinion. The summary of the WIE Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the WIE Opinion.

The WIE Opinion was rendered for the use and benefit of the WIE board of directors in connection with its consideration of the WIE Transaction and is not intended to be and does not constitute a recommendation as to how members of WIE should vote or proceed with respect to the WIE Transaction. Houlihan was not requested to opine as to, and its WIE Opinion does not in any manner address, the relative merits of the WIE Transaction as compared to any alternative business strategy that might exist for WIE, its underlying business decision to proceed with or effect the Transaction, and other alternatives to the Transaction that might exist for WIE. Houlihan does not express any opinion as to the underlying valuation or future performance of Newco.

In arriving at its Opinion, Houlihan took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Houlihan:

•	Obtained and reviewed the draft form of the following agreements and documents related to the Transaction including:

•

(i) WIE Asset Purchase Agreement between WIE, REG, REG Wall Lake, LLC and Newco (provided April 27, 2009), (ii) term sheet dated February 16, 2009 between WIE, CIE, REG and another party (iii) Registration Rights Agreement between REG Newco Inc. and certain holders of Newco Common Stock and Series A Preferred Stock of REG Newco, Inc., (iv) Assignment and Assumption Agreement between WIE and REG Wall Lake, LLC, (v) Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of REG Newco Inc., (vi) Blackhawk Merger Agreement (provided April 27, 2009), (vii) REG Merger Agreement (provided April 22, 2009) and (viii) REG post-transaction capitalization table;

•	Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of WIE, both on a standalone basis and post-transaction basis;

•

Held discussions with certain members of WIE management regarding the WIE Transaction, the historical performance of WIE on both an individual basis and relative to other biodiesel producers, and WIE’s financial projections and future outlook on both a standalone and post-transaction basis;

•	Held discussions with certain members of REG’s management regarding the WIE Transaction, REG’s presence in the biodiesel industry and the financial projections and future outlook for Newco;

•	Obtained and/or reviewed loan offering documents and supplemental schedules;

•	Reviewed and analyzed REG’s unaudited financial statements and related notes for the year ending December 31, 2008;

•

Reviewed and analyzed the general economic outlook, as well as current conditions in the biodiesel and alternative fuels industries in which WIE operates, including analyses of past transactions and publicly traded companies engaged in similar lines of business; and

•	Performed other such financial studies, analyses and investigations, and considered such other information, as Houlihan deemed appropriate and consistent with accepted business valuation techniques.

In arriving at its WIE Opinion, Houlihan relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan and assumed such accuracy and completeness for purposes of rendering its WIE Opinion. In addition, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of WIE, nor was Houlihan furnished with any such evaluation or appraisal. In addition,

Houlihan did not attempt to confirm whether WIE had good title to its assets. Further, Houlihan relied upon the assurances of the WIE’s management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Houlihan assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections were solely used in connection with the rendering of Houlihan’s WIE Opinion. Houlihan did not evaluate the solvency or fair value of WIE under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.

Houlihan assumed that the WIE Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Houlihan assumed that the WIE Transaction will be consummated substantially in accordance with the terms set forth in the WIE Asset Purchase Agreement as in effect as of the date of its WIE Opinion, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to WIE’s members.

Further, Houlihan’s analysis and WIE Opinion are necessarily based upon information made available to Houlihan, as well as the economic, monetary, market, financial, and other conditions as they existed as of the date of its WIE Opinion. Accordingly, although subsequent developments may affect its WIE Opinion, Houlihan has not assumed any obligation to update, review or reaffirm its WIE Opinion.

In connection with rendering its WIE Opinion, Houlihan performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Houlihan was carried out to provide a different perspective on the WIE Transaction, and to enhance the total mix of information available. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the WIE Purchase Consideration and other terms of the WIE Transaction to the members of WIE. Further, the summary of Houlihan’s analyses described below is not a complete description of the analyses underlying its WIE Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its WIE Opinion, Houlihan made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Houlihan may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The estimates contained in Houlihan’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Houlihan’s analyses and estimates are inherently subject to substantial uncertainty. Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Houlihan in connection with the preparation of its WIE Opinion. The analyses performed were prepared solely as part of Houlihan’s analysis of the fairness, from a financial point of view, of the WIE Purchase Consideration and other terms of the WIE Transaction to the members of WIE, and were provided to WIE’s Board of Directors in connection with the delivery of Houlihan’s WIE Opinion. The WIE Opinion was just one of the many factors taken into account by WIE’s board of directors in making its determination to approve the transaction, including those described elsewhere in this joint proxy statement/prospectus.

Houlihan’s WIE Opinion did not constitute a recommendation to proceed with the WIE Transaction. Houlihan’s WIE Opinion relates solely to the question of the fairness of the WIE Purchase Consideration and other terms of the WIE Transaction to the members of WIE, from a financial point of view. Houlihan expressed no opinion as to the income tax consequences of the WIE Transaction to the members of WIE.

Based on a review of the historical and projected financial data and certain other qualitative data for WIE, Houlihan analyzed the fair value of the equity of WIE on both a standalone basis and post-transaction basis utilizing the market valuation approach, applying the guideline public company method, and the income valuation approach, applying the discounted cash flow method.

Standalone Analyses

Market Valuation Approach—Guideline Public Company Method

The guideline public company method applies the trading multiples of publicly traded companies to the subject company to derive an indication of value. The analyst searches for guideline public companies in industries similar to the subject company with operating structures as similar to the subject company as possible.

Houlihan searched the universe of publicly traded companies and found eight companies that met its criteria for guideline public companies. Houlihan performed a size, growth, leverage, profitability, turnover ratio and liquidity analysis to compare the guideline companies to WIE. Houlihan determined that the valuations derived from forward revenue and Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) multiples, as well as LTM revenue and EBITDA multiples as of December 31, 2008, of the guideline public companies would provide the most meaningful indication of value under the guideline public company method. The multiples derived from this analysis were the 25th and 75th percentile of the multiples of the guideline public companies.

Applying these multiples to WIE’s projected revenue and EBITDA resulted in a range of enterprise value. To these amounts, Houlihan reduced interest bearing debt. Houlihan concluded an equity value of $7.4 million to $16.8 million for WIE on a standalone basis under the guideline public company method.

Income Valuation Approach—Discounted Cash Flow Method

A discounted cash flow analysis estimates present value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Houlihan was provided with historical and projected information on which it based its assumptions used in its discounted cash flow analysis on a standalone basis. Houlihan used the financial projections to determine the enterprise net cash flows of WIE for the years 2009 through 2013.

To calculate the fair market enterprise value of WIE on a standalone basis applying the discounted cash flow method, Houlihan determined the present value of WIE’s enterprise net cash flows by applying a discount rate of 16.5% to the enterprise net cash flows for each of the five years in the projection period, as well as to a terminal enterprise net cash flow value.

Based on such assumptions and methodology, and after performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and discount rate, Houlihan calculated the enterprise value and reduced this by interest bearing debt to determine WIE’s equity value. On a standalone basis, Houlihan determined the equity value of WIE to be $10.2 million to $13.0 million.

Comparable Transactions Method

Houlihan considered using the comparable transactions method to determine a range of equity values for WIE on a standalone basis. However, after researching past transactions, Houlihan determined that the comparable transaction method would not reasonably reflect estimates of the equity value of WIE.

Post-Transaction Basis

Market Valuation Approach—Guideline Public Company Method

Houlihan used the same eight publicly traded companies found in the guideline public company method on a standalone basis to derive WIE’s equity stake in Newco. Houlihan determined that the 25th and 75th percentiles of the forward Earnings Before Interest and Taxes (EBIT), EBITDA and price to earnings multiples of the guideline public companies indicated the most meaningful range of value of WIE’s equity stake in Newco on a post-transaction basis assuming all four consolidations closed.

Applying these multiples to Newco’s projected 2010 EBIT, EBITDA and earnings resulted in a range of enterprise value. To these amounts, Houlihan reduced each indicated enterprise value by Newco’s interest bearing debt and applied WIE’s ownership percentage of Newco to determine a range of equity values of WIE’s equity stake in Newco of $23.4 million to $47.3 million.

Income Valuation Approach—Discounted Cash Flow Method

Houlihan performed a discounted cash flow analysis of Newco assuming all four consolidation transactions closed to derive WIE’s equity stake in Newco on a post-transaction basis. Houlihan was provided with projected information on which it based its assumptions used in its discounted cash flow analysis. Houlihan used the financial projections to determine the enterprise net cash flows of Newco over the projected five-year period.

To calculate the fair market enterprise value of Newco, Houlihan determined the present value of Newco’s enterprise net cash flows by applying a discount rate of 9.9% to the enterprise net cash flows for each of the five years in the projection period, as well as to a terminal enterprise net cash flow value.

Based on such assumptions and methodology, and after performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and discount rate, Houlihan reduced the indicated enterprise value by interest bearing debt and applied WIE’s ownership percentage of Newco to calculate a range of WIE’s equity stake in Newco of $23.5 million to $39.8 million.

Newco Consideration to be Issued in Connection with the Consolidation

REG. Pursuant to the REG Merger Agreement, REG Merger Sub, Inc., a wholly owned subsidiary of Newco, will merge with and into REG. Upon consummation of the merger, REG will become a wholly owned subsidiary of Newco, the name of the surviving corporation will be changed to REG Intermediate Holdco, Inc. and the name Newco will be changed to Renewable Energy Group, Inc. Upon consummation of the merger, each share of REG common stock issued and outstanding immediately prior to the effective time, except as noted below, shall be converted into the right to receive one share of Newco Common Stock and each share of REG preferred stock issued and outstanding immediately prior to the effective time shall be converted into the right to receive one share of Newco Series A Preferred Stock. The consummation of the merger is subject to conditions set forth in the REG Merger Agreement, including the condition that one of the consolidation transactions with CIE, WIE or Blackhawk closes simultaneously.

CIE. Pursuant to the CIE Asset Purchase Agreement, REG Newton, LLC, a wholly owned subsidiary of Newco, will purchase substantially all assets and liabilities of CIE. Upon the closing of the asset purchase, Newco will deliver to CIE an aggregate of approximately 4,414,345 shares of Newco Common Stock and approximately 164,197 shares of Newco Series A Preferred Stock, subject to adjustment for fractional shares. Following the consummation of the CIE asset purchase and as part of the proposed dissolution, winding up and liquidation, CIE intends to distribute to CIE unitholders in accordance with the positive balance in their capital accounts the shares received from Newco pursuant to the CIE Asset Purchase Agreement, less 2% of the total shares of Newco Common Stock and Newco Series A Preferred Stock that will be distributed to CIE’s financial advisor, Houlihan, as payment for services rendered to CIE. Any Newco Common Stock and Newco Series A

Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of CIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of CIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. The consummation of the asset purchase is subject to the conditions set forth in the CIE Asset Purchase Agreement, including the condition that the merger involving REG described above has been consummated or will be consummated simultaneously.

WIE. Pursuant to the WIE Asset Purchase Agreement, REG Wall Lake LLC, a wholly owned subsidiary of Newco, will purchase substantially all assets and liabilities of WIE. Upon the closing of the asset purchase, Newco will deliver to WIE approximately 7,097,562 shares of Newco Common Stock and approximately 264,003 shares of Newco Series A Preferred Stock, subject to adjustment for fractional shares. Following the consummation of the WIE asset purchase and as part of the proposed dissolution, winding up and liquidation, WIE intends distribute to WIE unitholders in accordance with the positive balance in their capital accounts the shares received from Newco pursuant to the WIE Asset Purchase Agreement, less 2% of the total shares of Newco Common Stock and Newco Series A Preferred Stock that will be distributed to WIE’s financial advisor, Houlihan, as payment for services rendered to WIE. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of WIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of WIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. The consummation of the WIE asset purchase is subject to the conditions set forth in the WIE Asset Purchase Agreement, including the condition that the merger involving REG described above has been consummated or will be consummated simultaneously.

Blackhawk. Pursuant to the Blackhawk Merger Agreement, REG Danville, LLC, a wholly owned subsidiary of Newco, will merge with and into Blackhawk. Upon consummation of the merger, Blackhawk will continue as the surviving corporation as a wholly owned subsidiary of Newco. Each unit of membership interest of Blackhawk issued and outstanding immediately prior to the effective time (other than shares issued to REG) will be converted into the right to receive 0.4479 shares of Newco Common Stock and 0.0088 shares of Newco Series A Preferred Stock. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of Blackhawk units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. The consummation of the merger is subject to the conditions set forth in the Blackhawk Merger Agreement, including the condition that the merger involving REG described above is consummated simultaneously.

Accounting Treatment

The consolidation will be accounted for as a “purchase” by Newco, which REG is expected to be treated as the acquiring corporation for accounting purposes, as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Any excess of purchase price over the net fair values of assets and liabilities acquired by Newco in the consolidation will be recorded as goodwill (excess purchase price). Any excess of the fair value of the constituent companies’ net assets over the purchase price will be recognized in earnings as a gain attributable to Newco. Financial statements of Newco after the effective time of the consolidation transaction will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of the constituent companies. The results of operations of the constituent companies will be included in the results of operations of Newco beginning on the effective date of the applicable consolidation transaction. See the section entitled “—Unaudited Pro Forma Financial Information” beginning on page 34.

Appraisal Rights

Holders of units of Blackhawk, CIE and WIE do not have appraisal rights with respect to their units.

In connection with the merger, holders of shares of REG stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL (which is referred to as Section 262), as a result of completion of the merger, holders of shares of REG stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. REG is required to send a notice to that effect to each stockholder not less than 20 days prior to the meeting. This joint proxy statement/prospectus constitutes that notice to you.

REG stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions in accordance with Section 262 of the Delaware Code.

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the adoption of the merger agreement and (b) deliver a written demand for appraisal of the stockholder’s shares to the Secretary of REG before the vote on the merger agreement at the meeting.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

REG stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: REG, 416 South Bell Avenue, Ames, Iowa 50010, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by REG prior to the meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware

Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the Newco stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex H. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Transfer Restrictions

Shares of Newco Common Stock and Newco Series A Preferred Stock and Newco warrants may not be sold, pledged, or otherwise transferred by any holder unless the prior written consent of Newco has first been obtained or the transfer is a “permitted transfer” under Newco’s certificate of incorporation. A “permitted transfer” includes:

•	a transfer to a partner, member, stockholder, subsidiary or other affiliate of the stockholder, whether voluntarily or by operation of law;

•	a transfer to an entity that is the legal successor of the stockholder;

•	a transfer in accordance with a marital dissolution decree issued by a court of competent jurisdiction;

•	a bona fide gift;

•	a transfer by will or intestacy;

•	a transfer by a stockholder, which is a trust, to the principal beneficiaries of that trust;

•	a transfer by a stockholder, who is an individual, to a member of such stockholder’s family or to a revocable trust for estate planning purposes; or

•	a transfer pursuant to a bona fide pledge of shares for collateral purposes.

This restriction on transfers will remain in effect until the earlier of (i) one hundred eighty days after the effective date of a registration statement relating to Newco’s initial public offering or (ii) December 31, 2010; provided that either period may extended for up to 18 days if necessary to allow Newco’s underwriters to comply with rules restricting the underwriter’s firm from publishing research 15 days prior to or after expiration of the transfer restriction period.

The shares of Newco stock to be issued in connection with the consolidation are being registered under the Securities Act on a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. Subsequent to the restrictions described above, these shares will be freely transferable under the Securities Act, except for shares of Newco stock issued to any person who is deemed to be an “affiliate” of any of the constituent companies at the time of their respective special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with any of the constituent companies, and may include certain of the officers and directors, as well as principal stockholders. Affiliates of the constituent companies at the time of their respective special meeting may not sell their shares of Newco Common Stock and Newco Preferred Stock acquired in connection with the consolidation except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act, which principally limits the volume of securities that can be sold in any three-month period or (3) any other applicable exemption under the Securities Act. Newco’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Newco stock to be received by affiliates of the constituent companies.

Restrictions on the REG Distributed Shares

Shares of Newco Common Stock or Newco Series A Preferred Stock distributed to REG in connection with the consolidation transactions as a result of REG’s ownership interest in CIE and WIE (the “REG Distributed Shares”), shall not be entitled to vote on any matter submitted to a vote of the stockholders of Newco. In addition, any dividend, whether in cash, securities or other property, received by REG with respect to any REG Distributed Shares shall be dividended by REG to Newco provided such a dividend is allowable under the General Corporation Law of the State of Delaware. These restrictions shall not apply to any transferee of any REG Distributed Shares, nor shall these restrictions apply in the event that more than 50% of the voting equity securities of REG are no longer owned, directly or indirectly, through one or more intermediaries, by Newco.

The REG Distributed Shares shall not be sold, assigned or otherwise transferred by REG without the prior approval of the Board of Directors of Newco. None of the Newco shares distributed to the stockholders of REG will be subject to these restrictions.

Material U.S. Federal Income Tax Consequences

The following is a discussion of certain of the material U.S. federal income tax consequences of the consolidation transactions to the stockholders of REG and the unitholders of Blackhawk, CIE and WIE, other than REG or any affiliate of REG. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that each of the consolidation transactions will be completed in accordance with the terms of the applicable merger or asset purchase agreement. No ruling has been or will be sought from the Internal Revenue Service, or IRS, as to the U.S. federal income tax consequences of the consolidation transactions, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

This discussion only addresses the U.S. federal income tax consequences to stockholders of REG and unitholders of Blackhawk, CIE and WIE who are U.S. persons. For purposes of this discussion, a “U.S. person” is a beneficial owner of REG shares, Blackhawk units, CIE units or WIE units that is:

•	a citizen or individual resident of the U.S.;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if, in general, the trust is subject to the supervision of a court within the U.S., and one or more U.S. persons have the authority to control all significant decisions of the trust.

Furthermore, this discussion only addresses stockholders of REG and unitholders of Blackhawk, CIE and WIE who hold REG shares, Blackhawk units, CIE units or WIE units as capital assets within the meaning of Section 1221 the Code.

This discussion does not purport to be a complete analysis of all potential tax effects of the consolidation transactions, and, in particular, does not address U.S. federal income tax considerations applicable to stockholders or unitholders subject to special treatment under U.S. federal income tax law, including, for example, non-U.S. persons, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, holders who hold REG shares, Blackhawk units, CIE units or WIE units as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired REG shares, Blackhawk units, CIE units or WIE units pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders which are partnerships or other pass-through entities or investors in partnerships or other pass-through entities and U.S. holders liable for the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to REG or any affiliate of REG in their capacity as unitholders of Blackhawk, CIE or WIE. This discussion also does not address the tax consequences of transactions effectuated prior to or after the consolidation transactions (whether or not such transactions occur in connection with the consolidation transactions). Furthermore, this discussion does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase REG shares or Blackhawk units. No information is provided herein with respect to the tax consequences of the consolidation transactions under applicable state, local or foreign laws, or under any proposed Treasury regulations that have not taken effect as of the date of this joint proxy statement/prospectus.

STOCKHOLDERS OF REG AND UNITHOLDERS OF BLACKHAWK, CIE AND WIE ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONSOLIDATION TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The obligations of REG to consummate the REG merger are conditioned on, among other things, the receipt of an opinion of its tax counsel, Nyemaster Goode, to the effect that neither REG nor the REG stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the REG Merger. The obligations of Blackhawk to consummate the Blackhawk merger are conditioned on, among other things, i) the closing of the REG merger, and ii) the receipt of an opinion of Nyemaster Goode to the effect that neither Blackhawk nor the Blackhawk unitholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Blackhawk merger, except to the extent a unitholder’s proportionate share of Blackhawk liabilities exceed the unitholder’s basis in his or her Blackhawk units. The obligations of CIE to consummate the CIE asset purchase are conditioned on, among other things, i) the closing of the REG merger, and ii) the receipt of an opinion of Nyemaster Goode to the effect that neither CIE nor the CIE unitholders will recognize gain or loss for U.S. federal income tax purposes as a result of the CIE asset purchase, except to the extent a unitholder’s proportionate share of CIE’s liabilities exceed the unitholder’s basis in his or her CIE units. The obligations of WIE to consummate the WIE asset purchase are conditioned on, among other things, i) the closing of the REG merger, and ii) the receipt of an opinion of Nyemaster Goode to the effect that neither WIE nor the WIE unitholders will recognize gain or loss for U.S. federal income tax purposes as a result of the WIE asset purchase, except to the extent a unitholder’s proportionate share of WIE’s liabilities exceed the unitholder’s basis in his or her WIE units. (The Nyemaster Goode opinions collectively referred to as the “Tax Opinions”). In general, the Tax Opinions will provide that for U.S. federal income tax purposes (i) the REG merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and (a)(2)(E) of the Code, and ii) each of the Blackhawk merger, the CIE asset purchase and the WIE asset purchase, taken together with the REG merger, will constitute a tax-free transfer to a controlled corporation under Section 351 of the Code. The failure of any one or all of the Blackhawk merger, the CIE asset purchase or WIE asset purchase to close will not adversely impact the qualification of the REG merger under Sections 368(a)(1)(A) and (a)(2)(E) of the Code. As to the Blackhawk merger, the CIE asset purchase and the WIE asset purchase, the failure of any one or more of such transactions to close will not adversely impact the qualification under Section 351 of the Code of any one or more of such transactions that do close.

Each of the Tax Opinions will be subject to customary qualifications and assumptions, including that the consolidation transactions will be completed according to the terms of the applicable merger or asset purchase agreement. In rendering the Tax Opinions, Nyemaster Goode may rely upon assumptions, representations and covenants of Newco, REG, Blackhawk, CIE and WIE, and opinions from counsel to Blackhawk, CIE and WIE as to the status of each of Blackhawk, CIE and WIE as a partnership for U.S. federal income tax purposes. If any of those assumptions, representations, covenants or opinions is inaccurate, the tax consequences of the consolidation transactions could differ from those described in the Tax Opinions. The Tax Opinions do not bind the IRS nor preclude the IRS from adopting a contrary position. Accordingly, there can be no assurance that the IRS will not challenge such conclusions or that a court will not sustain such a challenge.

U.S. Federal Income Tax Consequences of the REG Merger

The REG merger involves the merger of REG Merger Sub, Inc. into REG, with the REG stockholders receiving solely Newco shares in exchange for all their REG shares. The REG merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and (a)(2)(E) of the Code. A REG stockholder will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of REG shares for Newco shares. Such stockholder will have a tax basis in the Newco shares received equal to the tax basis of the REG shares surrendered therefor. The holding period for the Newco shares received will include the holding period for the REG shares surrendered therefor.

U.S. Federal Income Tax Consequences of the Blackhawk Merger

The Blackhawk merger involves the merger of REG Danville, LLC into Blackhawk, with the Blackhawk unitholders receiving Newco shares in exchange for their Blackhawk units. Since REG Danville, LLC is a limited liability company that is wholly owned by Newco, REG Danville, LLC will be disregarded for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, the Blackhawk unitholders will be treated as having transferred their Blackhawk units to Newco in exchange for Newco shares. As discussed below, such transfer, taken together with the REG merger, will constitute a transfer to a controlled corporation under Section 351(a) of the Code.

In general, Section 351(a) of the Code provides that no gain or loss is recognized by transferors of property to a corporation solely in exchange for stock of the corporation if, immediately after the exchange, the transferors as a group are in control of the corporation. Control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. The Blackhawk unitholders, as a group by themselves, will not receive a sufficient amount of Newco shares to satisfy the 80% control requirement of Section 351 of the Code. To satisfy the 80% control requirement, it will be necessary that the Blackhawk merger be integrated with REG merger, with both the Blackhawk unitholders and the REG stockholders treated as transferors for Section 351(a) purposes. Since the closing of the REG merger is a condition precedent to the Blackhawk merger, such integration is appropriate. Accordingly, a Blackhawk unitholder will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Blackhawk units for Newco shares, except to the extent the unitholder’s share of Blackhawk’s liabilities exceeds the unitholder’s basis in the Blackhawk units transferred to Newco. In general, a unitholder’s basis in the Blackhawk units will be the purchase price the unitholder paid for such units, increased by i) the amount of profits allocated to the unitholder, and ii) any increase in the unitholder’s share of Blackhawk’s liabilities; and decreased by i) the amount of losses allocated to the unitholder, ii) the amount of distributions received by the unitholder, and iii) any reduction in the unitholder’s share of Blackhawk’s liabilities. If a unitholder’s share of Blackhawk’s liabilities exceeds the unitholder’s basis in the Blackhawk units, the unitholder will recognize gain equal to the excess of such liabilities over his or her basis in the Blackhawk units. A portion of this gain will be characterized as ordinary income to the extent Blackhawk owns assets that constitute inventory or unrealized receivables pursuant to Section 751 of the Code. The remainder of the gain will generally be long-term capital gain if the Blackhawk units were held for more than one year. It is expected that gain, if any, recognized by a Blackhawk unitholder will be attributable to depreciation recapture which is an unrealized receivable and therefore will be ordinary income.

In addition, for Blackhawk unitholders who do not materially participate in Blackhawk’s trade or business activities, any such gain will generally constitute passive income. Such passive income can be offset by passive losses that the unitholder may have, including any passive losses from earlier years that may be suspended due to the passive income limitation in the earlier years. The transfer of the Blackhawk units to Newco will not qualify as a disposition that will allow the unitholder to offset nonpassive income with current and prior year suspended passive losses associated with the Blackhawk units and such passive losses will be carried forward to offset future passive income. When the unitholder disposes of all of his or her Newco shares in a taxable transaction, the remaining suspended passive losses associated with the Blackhawk units, if any, will be allowed in full.

As of March 31, 2009, Blackhawk’s liabilities were approximately $49.8 million, which translates to $2.97 per Blackhawk unit. Unitholders who acquired all of their Blackhawk units for $1.00 per unit upon Blackhawk’s formation have a basis in their units as of March 31, 2009 of approximately $1.11, consisting of their original $1.00 contribution plus their $2.97 per unit share of Blackhawk’s liabilities, less approximately $2.86 per unit of cumulative taxable losses (including losses of the current year). Accordingly, their amount of gain per Blackhawk unit will be approximately $1.86. Unitholders who acquired all of their Blackhawk units for $2.00 per unit in Blackhawk’s initial public offering have a basis in their Blackhawk units as of March 31, 2009 of approximately $3.44, consisting of their original $2.00 contribution plus their $2.97 per unit share of Blackhawk’s liabilities, less approximately $1.53 per unit of cumulative taxable losses (including losses of the current year). Accordingly, their share of liabilities does not exceed their basis as of March 31, 2009, and they will not recognize gain in the Blackhawk merger. Unitholders who purchased units in both offerings will have a single tax basis in their Blackhawk units, and therefore must make the foregoing calculation with aggregated amounts for all of their Blackhawk units that may or may not result in gain. The actual amount of any such gain will be determined based on the amount of Blackhawk’s liabilities and the unitholder’s basis in his or her Blackhawk units on the closing date of the Blackhawk merger. Based upon Blackhawk management’s estimate of Blackhawk’s activity from March 31, 2009 and the anticipated closing date of [*], 2009, Blackhawk management does not believe that the changes in its liabilities and the unitholders’ basis will materially change the conclusions regarding which unitholders will recognize gain and the estimated amount of such gain.

A Blackhawk unitholder will have a tax basis in the Newco shares received equal to the unitholder’s tax basis in the Blackhawk units, reduced by the unitholder’s share of Blackhawk’s liabilities and increased by the amount of any gain recognized. This will result in a zero basis in Newco shares for those unitholders who recognize gain in the Blackhawk merger, and a tax basis for other unitholders in their Newco shares equal to the amount by which their total capital contributions exceed the cumulative net tax losses allocated to them. The holding period for the Newco shares received will include the holding period for the Blackhawk units surrendered therefor.

U.S. Federal Income Tax Consequences of the CIE Asset Purchase and Liquidation, Winding Up and Dissolution

The CIE asset purchase involves the transfer of substantially all of CIE’s assets and liabilities to REG Newton, LLC in exchange for Newco shares, followed by a liquidating distribution by CIE of the Newco shares to the CIE unitholders. Since REG Newton, LLC is a limited liability company that is wholly owned by Newco, REG Newton, LLC will be disregarded for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, CIE will be treated as having transferred its assets and liabilities to Newco in exchange for Newco shares. As discussed below, such transfer, taken together with the REG merger, will constitute a transfer to a controlled corporation under Section 351(a) of the Code.

As discussed above with respect to the Blackhawk merger, Section 351(a) of the Code has an 80% control requirement. Since CIE, standing alone, will not receive a sufficient amount of Newco shares to satisfy the 80% control requirement, it will be necessary that the CIE asset purchase be integrated with REG merger, with both CIE and the REG stockholders treated as transferors for Section 351(a) purposes. Since the closing of the REG merger is a condition precedent to the CIE asset purchase, such integration is appropriate. Furthermore, CIE’s liquidating distribution of the Newco shares to its unitholders will not violate the 80% control requirement. Accordingly, CIE will not recognize any gain or loss for U.S. federal income tax purposes upon the transfer of its assets and liabilities to Newco in exchange for Newco shares, except to the extent the CIE liabilities transferred to or assumed by Newco exceed CIE’s basis in the assets transferred to Newco. If the CIE liabilities exceed CIE’s basis in the transferred assets, CIE will recognize gain equal to the excess of such liabilities over such basis and this gain with pass-through to the CIE unitholders and the unitholders will be subject to tax on their share of the gain. The character of this gain as ordinary or capital gain will be determined by reference to the character of the assets transferred to CIE. For CIE unitholders who do not materially participate in CIE’s trade or business activities, any such gain will generally constitute passive income. Such passive income can be offset by passive losses that the unitholder may have, including any passive losses from earlier years that may be suspended due to the passive income limitation in the earlier years. The liquidation of the CIE units, as more fully discussed in the following paragraph, will not qualify as a disposition that will allow the unitholder to offset nonpassive income with current and prior year suspended passive losses associated with the CIE units and such passive losses will be carried forward to offset future passive income. When the unitholder disposes of all of his or her Newco shares in a taxable transaction, the remaining suspended passive losses associated with the CIE units, if any, will be allowed in full. As of March 31, 2009, CIE’s liabilities did not exceed CIE’s basis in its assets, and therefore CIE does not anticipate that it will recognize any gain on the transfer. The actual amount of any such gain will be determined based on the amount of CIE’s liabilities and CIE’s basis in its assets on the closing date of the CIE asset purchase.

A CIE unitholder will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the Newco shares in liquidation of his or her CIE units, provided the unitholder has a basis in his or her CIE units that is at least equal to or greater than the unitholder’s share of CIE’s liabilities. In general, a unitholder’s basis in the CIE units will be the purchase price the unitholder paid for such units, increased by i) the amount of profits allocated to the unitholder, and ii) any increase in the unitholder’s share of CIE’s liabilities; and decreased by i) the amount of losses allocated to the unitholder, ii) the amount of distributions received by the unitholder, and iii) any reduction in the unitholder’s share of CIE’s liabilities. A CIE unitholder that has a basis in his or her CIE units that is less than the unitholder’s share of CIE’s liabilities will recognize gain equal to the excess of such liabilities over his or her basis in the CIE units. This gain will generally be long-term capital gain if the CIE units were held for more than one year.

As of March 31, 2009, CIE’s liabilities were approximately $26.50 million, which translates to approximately $990.00 per CIE unit. Unitholders who acquired all their CIE units for $500.00 per unit upon CIE’s seed capital issuance in October 2005 should have a basis in their units as of March 31, 2009 of approximately $790.00 to $800.00 per unit, consisting of their original $500.00 cash contribution per unit plus their $990.00 per unit share of CIE’s liabilities, less cumulative taxable losses (including estimated losses through March 31, 2009) of approximately $690.00 to $700.00 per unit. Accordingly, these CIE unitholders will realize gain in the CIE asset purchase of approximately $190.00 to $200.00 per unit (tax basis per unit less per unit share of CIE’s liabilities). Unitholders who acquired all their CIE units for $1,000.00 per unit in CIE’s public offering in January 2006 should have a basis in their CIE units as of March 31, 2009 of approximately $1,270.00 per unit, consisting of their original $1,000.00 cash contribution per unit plus their $990.00 per unit share of CIE’s liabilities, less cumulative taxable losses (including estimated losses through March 31, 2009) of approximately $720.00 per unit. Accordingly, because these CIE unitholders’ share of liabilities does not exceed their basis in their CIE units as of March 31, 2009, they should not recognize gain in the CIE asset purchase. Unitholders who purchased CIE units upon CIE’s formation and in the public offering will have a single tax basis in their CIE units, and therefore must make the foregoing calculation with aggregated amounts for all their CIE units. These CIE unitholders may or may not realize gain in the CIE asset purchase. The determination of whether a CIE unitholder will recognize gain will be based on the amount of CIE’s liabilities and the unitholder’s basis in his or her CIE units on the closing date of the CIE asset purchase. Based upon CIE management’s estimate of CIE’s activity from March 31, 2009 and the anticipated closing date of [*], 2009, CIE management does not believe that the changes in its liabilities and the unitholders’ basis will materially change the conclusions regarding which unitholders will recognize gain and the estimated amount of such gain.

A CIE unitholder will have a tax basis in the Newco shares received equal to the unitholder’s tax basis in the CIE units, decreased by the unitholder’s share of CIE’s liabilities and increased by the amount of any gain recognized. This will result in a zero basis in the Newco shares for those unitholders who recognize gain in the CIE asset purchase, and a tax basis for other unitholders in their Newco shares equal to the amount by which their total capital contributions and any income recognized upon receiving the CIE units exceed the cumulative net tax losses allocated to them. However, if the fair market value of the CIE assets transferred to Newco is less than the tax basis of such assets and an election under Section 362(e) of the Code to reduce the tax basis of the Newco shares received to such fair market value is made, it is possible that the basis of the CIE unitholders in the Newco shares may be reduced, but not below zero, by each unitholder’s proportionate share of such basis decrease. As of the date of this proxy statement/prospectus, no determination has been made regarding the fair market value of the CIE assets relative to the tax basis of such assets. It is contemplated that such a determination will take place after the closing of the CIE asset purchase in preparing the post-acquisition financial statements. The holding period for the Newco shares received will include the holding period for the CIE units surrendered therefor.

Certain Iowa Income Tax Consequences of the CIE Asset Purchase

In 2006, CIE was awarded $1,931,425 of Iowa investment tax credits by the Iowa Department of Economic Development. These credits pass through to the CIE members for use against their own Iowa tax liability at the rate of 20% per year over a 5-year period beginning with 2007. For each of 2007 and 2008, these credits passed through to and were usable by the CIE members in the amount of approximately $14.48 per CIE unit. For 2009, it is expected that these credits will be also be passed through to the CIE members in the amount of approximately $14.48 per CIE unit. The closing of the CIE asset purchase may cause a recapture of a portion of the credits that have been passed through to the CIE members and used by the members to reduce their Iowa income tax liability. Such recapture may result in additional Iowa income tax to the CIE members for the year the CIE asset purchase closes, and the estimated amount of such additional Iowa income tax is $26.07 per CIE Unit. CIE is considering filing a request with the Iowa Department of Revenue for a declaratory ruling that the CIE acquisition will not result in a recapture of the credits. No assurance can be given that such a request will be filed or that a favorable ruling will be obtained in the event such a request is filed.

U.S. Federal Income Tax Consequences of the WIE Asset Purchase and Dissolution Winding Up and Liquidation

The WIE asset purchase involves the transfer of substantially all of WIE’s assets and liabilities to REG Wall Lake, LLC in exchange for Newco shares, followed by a liquidating distribution by WIE of the Newco shares to the WIE unitholders. Since REG Wall Lake, LLC is a limited liability company that is wholly owned by Newco, REG Wall Lake, LLC will be disregarded for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, WIE will be treated as having transferred its assets and liabilities to Newco in exchange for Newco shares. As discussed below, such transfer, taken together with the REG merger, will constitute a transfer to a controlled corporation under Section 351(a) of the Code.

As discussed above with respect to the Blackhawk merger, Section 351(a) of the Code has an 80% control requirement. Since WIE, standing alone, will not receive a sufficient amount of Newco shares to satisfy the 80% control requirement, it will be necessary that the WIE asset purchase be integrated with REG merger, with both WIE and the REG stockholders treated as transferors for Section 351(a) purposes. Since the closing of the REG merger is a condition precedent to the WIE asset purchase, such integration is appropriate. Furthermore, WIE’s liquidating distribution of the Newco shares to its unitholders will not violate the 80% control requirement. Accordingly, WIE will not recognize any gain or loss for U.S. federal income tax purposes upon the transfer of its assets and liabilities to Newco in exchange for Newco shares, except to the extent the WIE liabilities transferred to or assumed by Newco exceed WIE’s basis in the assets transferred to Newco. If the WIE liabilities exceed WIE’s basis in the transferred assets, WIE will recognize gain equal to the excess of such liabilities over such basis and this gain with pass-through to the WIE unitholders and the unitholders will be subject to tax on their share of the gain. The character of this gain as ordinary or capital gain will be determined by reference to the character of the assets transferred to WIE. For WIE unitholders who do not materially participate in WIE’s trade or business activities, any such gain will generally constitute passive income. Such passive income can be offset by passive losses that the unitholder may have, including any passive losses from earlier years that may be suspended due to the passive income limitation in the earlier years. The liquidation of the WIE units, as more fully discussed in the following paragraph, will not qualify as a disposition that will allow the unitholder to offset nonpassive income with current and prior year suspended passive losses associated with the WIE units and such passive losses will be carried forward to offset future passive income. When the unitholder disposes of all of his or her Newco shares in a taxable transaction, the remaining suspended passive losses associated with the WIE units, if any, will be allowed in full. As of March 31, 2009, WIE’s liabilities did not exceed WIE’s basis in its assets, and therefore WIE does not anticipate that it will recognize any gain on the transfer. The actual amount of any such gain will be determined based on the amount of WIE’s liabilities and WIE’s basis in its assets on the closing date of the WIE asset purchase.

A WIE unitholder will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the Newco shares in liquidation of his or her WIE units, provided the unitholder has a basis in his or her WIE units that is at least equal to or greater than the unitholder’s share of WIE’s liabilities. In general, a unitholder’s basis in the WIE units will be the purchase price the unitholder paid for such units, increased by i) the amount of profits allocated to the unitholder, and ii) any increase in the unitholder’s share of WIE’s liabilities; and

decreased by i) the amount of losses allocated to the unitholder, ii) the amount of distributions received by the unitholder, and iii) any reduction in the unitholder’s share of WIE’s liabilities. A WIE unitholder that has a basis in his or her WIE units that is less than the unitholder’s share of WIE’s liabilities will recognize gain equal to the excess of such liabilities over his or her basis in the WIE units. This gain will generally be long-term capital gain if the WIE units were held for more than one year.

As of March 31, 2009, WIE’s liabilities were approximately $8.80 million, which translates to approximately $330.00 per WIE Unit. Unitholders who acquired all their WIE units for $500.00 per unit either upon WIE’s formation or the exercise of options issued to members who invested at WIE’s formation should have a basis in their units as of March 31, 2009 in excess of $400.00 per unit, consisting of their original $500.00 cash contribution per unit plus their $330.00 per unit share of WIE’s liabilities, less cumulative taxable losses (including estimated losses through March 31, 2009) and cash distributions totaling approximately $375.00 to $425.00 per unit. Unitholders who acquired all their WIE units for $950.00 per unit in WIE’s public offering should have a basis in their WIE units as of March 31, 2009 of approximately $865.00 per unit, consisting of their original $950.00 cash contribution per unit plus their $330.00 per unit share of WIE’s liabilities, less cumulative taxable losses (including estimated losses through March 31, 2009) and cash distributions totaling approximately $415.00 per unit. For both of these groups of WIE unitholders, the unitholders’ share of liabilities does not exceed their basis in their WIE units as of March 31, 2009. Accordingly, these unitholders should not recognize gain in the WIE asset purchase. Unitholders who purchased WIE units upon WIE’s formation and in the public offering will have a single tax basis in their WIE units, and therefore must make the foregoing calculation with aggregated amounts for all their WIE units. Such unitholders should not recognize gain in the WIE asset purchase because their share of WIE’s liabilities should not exceed their basis in their WIE units as of March 31, 2009. The determination of whether a WIE unitholder will recognize gain will be based on the amount of WIE’s liabilities and the unitholder’s basis in his or her WIE units on the closing date of the WIE asset purchase. Based upon WIE management’s estimate of WIE’s activity from March 31, 2009 and the anticipated closing date of [*], 2009, WIE management does not believe that the changes in its liabilities and the unitholders’ basis will materially change the conclusion regarding WIE unitholders not recognizing gain on the WIE asset purchase.

A WIE unitholder will have a tax basis in the Newco shares received equal to the unitholder’s tax basis in the WIE Units decreased by the unitholder’s share of WIE’s liabilities and increased by the amount of any gain recognized. This will result in a zero tax basis in the Newco shares for those unitholders who recognize gain in the WIE asset purchase, and a tax basis for other unitholders in their Newco shares equal to the amount by which their total capital contributions and any income recognized upon receiving the WIE Units exceed the total of the cumulative net tax losses allocated to them and the cash distributions received by them. However, if the fair market value of the WIE assets transferred to Newco is less than the tax basis of such assets and an election under Section 362(e) of the Code to reduce the tax basis of the Newco shares received to such fair market value is made, it is possible that the basis of the WIE unitholders in the Newco shares may be reduced, but not below zero, by each unitholder’s proportionate share of such basis decrease. As of the date of this proxy statement/prospectus, no determination has been made regarding the fair market value of the WIE assets relative to the tax basis of such assets. It is contemplated that such a determination will take place after the closing of the WIE asset purchase in preparing the post-acquisition financial statements. The holding period for the Newco shares received will include the holding period for the WIE units surrendered therefor.

Information on the Consolidation Transactions to Be Filed with REG Stockholders’ and Blackhawk Unitholders’ Returns

REG stockholders who before the REG merger own REG shares representing at least 1% (by vote or value) of the total outstanding REG shares, are required to attach to their tax returns for the year in which the REG merger is consummated, and maintain a permanent record of, a complete statement that contains the information listed in Treasury Regulation Section 1.368-3. Such statement must include their aggregate fair market value and tax basis in their REG shares surrendered in the exchange. Blackhawk unitholders who after the Blackhawk merger own Newco shares representing at least 1% (by vote or value) of the total outstanding Newco shares, are required to attach to their tax returns for the year in which the Blackhawk merger is consummated, and maintain a permanent record of, a complete statement that contains the information listed in Treasury Regulation Section 1.351-3. Such statement must include their aggregate fair market value and tax basis in their Blackhawk units surrendered in the exchange.

Tax matters are very complicated, and the tax consequences of the consolidation transactions to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the consolidation transactions.

THE CONSOLIDATION AGREEMENTS

The following describes the material terms and conditions of the consolidation agreements. While REG, CIE, WIE and Blackhawk believe that this description covers the material terms of the consolidation agreements, this description may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, and the other documents to which this joint proxy statement/prospectus refers, including the consolidation agreements, each of which is incorporated by reference and attached as Annex A, Annex B, Annex C and Annex D, respectively, to this joint proxy statement/prospectus, for a more complete understanding of the consolidation. The following description is subject to, and is qualified in its entirety by reference to, the consolidation agreements.

Structure of the Consolidation

REG. The REG Merger Agreement provides that at the effective time, a wholly owned subsidiary of Newco, established solely to facilitate the acquisition of REG, will be merged with and into REG. Upon consummation of the merger, REG will continue as the surviving corporation as a wholly owned subsidiary of Newco. At the effective time, the name of the surviving corporation shall be changed to REG Intermediate Holdco, Inc. and the name of Newco shall be changed to Renewable Energy Group, Inc.

CIE. The CIE Asset Purchase Agreement provides that upon the closing, REG Newton, LLC, a wholly owned subsidiary of Newco, shall purchase substantially all assets and assume substantially all identified liabilities of CIE.

WIE. The WIE Asset Purchase Agreement provides that upon the closing, REG Wall Lake, LLC, a wholly owned subsidiary of Newco, shall purchase substantially all assets and assume substantially all identified liabilities of WIE.

Blackhawk. The Blackhawk Merger Agreement provides that at the effective time, REG Danville, LLC, a wholly owned subsidiary of Newco, established solely to facilitate the acquisition of Blackhawk, will be merged with and into Blackhawk. Upon consummation of the merger, Blackhawk will continue as the surviving limited liability company as a wholly owned subsidiary of Newco.

Consideration

REG Stockholders. At the effective time of the REG merger, each share of REG common stock will convert into the right to receive one share of Newco Common Stock and each share of REG preferred stock will convert into the right to receive one share of Newco Series A Preferred Stock. It is anticipated that REG stockholders will have the right to receive in the aggregate, a total of 18,605,117 shares of Newco Common Stock and 13,164,357 shares of Newco Series A Preferred Stock, or approximately 50.9% of the Newco Common Stock and 95.9% of the Newco Series A Preferred Stock expected to be outstanding at the effective time of the REG merger, assuming the each of the consolidation transactions are consummated. For example, if a REG stockholder owns 100 shares of REG Common Stock, then as a result of the REG consolidation transaction, the REG stockholder will receive 100 shares of Newco Common Stock and no shares of Newco Series A Preferred Stock.

CIE. Upon the closing of the CIE asset purchase, Newco will deliver to CIE stock certificates registered in the names of the holders of record of the outstanding membership units of CIE, representing an aggregate of approximately 4,414,345 shares of Newco Common Stock, or approximately 11.6% the Newco Common Stock, and approximately 164,197 shares of Newco Series A Preferred Stock, or approximately 1.2% of the Newco Series A Preferred Stock, subject to adjustment for fractional shares. Following the consummation of the CIE asset purchase and as part of the dissolution, winding up and liquidation of CIE, CIE intends to distribute to CIE unitholders in accordance with the positive balance in their capital accounts the shares received from Newco pursuant to the CIE Asset Purchase Agreement, less 2% of the total shares that will be used in payment of certain financial advisor fees to Houlihan, CIE’s financial advisor. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of CIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of CIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be.

WIE. Upon the closing of the WIE asset purchase, Newco will deliver to WIE stock certificates registered in the names of the holders of record of the outstanding membership units of WIE, representing an aggregate of approximately 7,097,562 shares of Newco Common Stock, or approximately 19.0% of the Newco Common Stock and approximately 264,003 shares of Newco Series A Preferred Stock, or approximately 1.9% of the Newco Series A Preferred Stock subject to adjustment for fractional shares. Following the consummation of the WIE asset purchase and as part of the proposed dissolution, winding up and liquidation of WIE, WIE intends to distribute to WIE unitholders in accordance with the positive balance in their capital accounts, the shares received from Newco pursuant to the WIE Asset Purchase Agreement, less 2% of the total shares will be used in payment of certain financial advisor fees to Houlihan, WIE’s financial advisor. Any Newco Common Stock and Newco Series A Preferred Stock distributed to REG in accordance with its capital account as a result of the dissolution, winding up and liquidation of WIE will be subject to significant restrictions regarding voting, dividends and transfer. See the section entitled “The Consolidation Transactions—Restrictions on REG Distributed Shares” beginning on page 78. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of WIE units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be.

Blackhawk Unitholders. At the effective time of the Blackhawk merger, each membership unit of Blackhawk (other than units held by REG) will convert into the right to receive 0.4479 shares of Newco Common Stock and 0.0088 shares of Newco Series A Preferred Stock. Any fractional shares of Newco Common Stock or Newco Series A Preferred Stock issuable to a holder of Blackhawk units shall be rounded up to the next full share of Newco Common Stock or Newco Series A Preferred Stock, as the case may be. It is anticipated Blackhawk members other than REG will have the right to receive in the aggregate, a total of 6,753,088 shares of Newco Common Stock and 133,377 shares of Newco Series A Preferred Stock, or approximately 18.5% of the Newco Common Stock and 1.0% of the Newco Series A Preferred Stock outstanding at the effective time of the Blackhawk merger, assuming each of the consolidations are consummated.

Consideration Procedures

REG and Blackhawk. Newco has agreed, as of the effective time of each of the REG and Blackhawk mergers, to appoint an agent to act as an exchange agent for the purpose of issuing the consideration for the REG and Blackhawk mergers. Promptly after the closing, the exchange agent will send to each holder of REG or Blackhawk stock a letter of transmittal for use in exchange and instructions how to surrender shares to the exchange agent.

Upon surrender to the exchange agent of an REG stock certificate or Blackhawk membership unit certificate with a properly completed letter of transmittal by an REG stockholder or a Blackhawk unitholder, as the case may be, the exchange agent shall deliver to the stockholder or unitholder the number of shares of Newco Common Stock or Newco Series A Preferred Stock as required under the applicable merger agreement. Any certificate surrendered shall be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the certificate.

Newco will not pay dividends or other distributions on any shares of Newco Common Stock or Newco Series A Preferred Stock to be issued in exchange for any unsurrendered certificates until the certificate is surrendered as provided in each merger agreement. In addition, no transfer of the certificates after the effective time of the merger will be registered on the transfer books of either REG or Blackhawk until the certificates are properly surrendered.

If a certificate has been lost, stolen or destroyed, Newco may in its reasonable discretion, and as a condition to the issuance of any certificate representing Newco shares in exchange therefor, require the owner of the certificate to deliver an affidavit certifying the certificate has been lost, stolen or destroyed and post a bond in such amount as Newco may reasonably direct as indemnity against any claim that may be made with respect to that certificate against Newco, the surviving corporation or limited liability company, as the case may be, or the exchange agent.

From and after the effective time of each merger, until it is surrendered and exchanged, each certificate to be exchanged will be deemed to represent only the right to receive shares of Newco Common Stock or Newco Series A Preferred Stock, as applicable.

CIE. As soon as reasonably practicable after the closing of the CIE asset purchase, Newco shall deliver the purchase price in the form of certificates representing the Newco Common Stock and Newco Series A Preferred Stock registered in the names of the holders of record of the outstanding membership units of CIE. Following the consummation of the CIE asset purchase and as part of the proposed dissolution, winding up and liquidation, CIE intends to distribute to CIE unitholders in accordance with the positive balance in their capital accounts the shares received from Newco pursuant to the CIE Asset Purchase Agreement, less 2% of the total shares of Newco Common Stock and Newco Series A Preferred Stock that will be distributed to CIE’s financial advisor, Houlihan, as payment for services rendered to CIE. However, CIE may be required to distribute Newco shares to satisfy creditors or claimants prior to any distribution to CIE unitholders, which would reduce the number of shares that would be available for distribution to CIE unitholders.

WIE. As soon as reasonably practicable after the closing of the WIE asset purchase, Newco shall deliver the purchase price in the form of certificates representing the Newco Common Stock and Newco Series A Preferred Stock registered in the names of the holders of record of the outstanding membership units of WIE. Following the consummation of the WIE asset purchase and as part of the proposed dissolution, winding up and liquidation, WIE intends distribute to WIE unitholders in accordance with the positive balance in their capital accounts the shares received from Newco pursuant to the WIE Asset Purchase Agreement, less 2% of the total shares of Newco Common Stock and Newco Series A Preferred Stock that will be distributed to WIE’s financial advisor, Houlihan, as payment for services rendered to WIE. However, WIE may be required to distribute Newco shares to satisfy creditors or claimants prior to any distribution to WIE unitholders, which would reduce the number of shares that would be available for distribution to WIE unitholders.

Treatment of Options and Warrants

REG. At the effective time of the REG merger, all outstanding stock options of REG shall be assumed by Newco and will entitle the holder, upon exercise pursuant to the terms and conditions of the REG stock option, to receive one share of Newco Common Stock for each share of REG Common Stock covered by the assumed stock option. All warrants of REG shall be assumed by Newco and will entitle the holder, upon exercise pursuant to the terms and conditions of the REG warrant, to receive that number of shares of Newco Common Stock to which a holder of REG shares purchasable upon exercise of the REG warrant at the time of the merger would have been entitled to receive upon the merger. Pursuant to the REG 2006 Stock Incentive Plan and a result of the merger, all outstanding options granted under the 2006 Stock Incentive Plan will immediately vest and become exercisable. REG is seeking the consent of all outstanding optionholders to the assumption of their options by Newco and the waiver of any right to the acceleration of their REG options. If these option holders do not consent to such assumption, their options will become fully vested and exercisable for shares of REG, as a subsidiary of Newco.

Blackhawk. At the effective time of the Blackhawk merger, all outstanding warrants to purchase Blackhawk units, except those held by REG or affiliates of REG, will be assumed by Newco and will entitle the holder, upon exercise pursuant to the terms and conditions of the Blackhawk warrant, to receive that amount of Newco Common Stock to which a holder of Blackhawk units purchasable upon exercise of the Blackhawk warrant at the time of the Blackhawk merger would have been entitled to receive upon the Blackhawk merger. The exercise dates applicable to the Blackhawk warrants will be extended by the number of days from and including December 19, 2009 through the date immediately preceding the first anniversary of the closing date of the Blackhawk merger with Newco.

CIE and WIE. No options or warrants exist for the purchase of CIE or WIE units.

Conditions to Completion of Each Consolidation Agreement

Each party’s obligation to consummate its respective consolidation transaction is subject to the satisfaction or waiver of the conditions discussed below. REG and Blackhawk have each agreed to close its respective transaction within two business days from the satisfaction or waiver of the closing conditions and to cause its respective merger to be consummated as soon as practicable after all the closing conditions to the consummation of their respective merger have been satisfied or waived. CIE and WIE have each agreed to close its respective transaction within two business days from the satisfaction or waiver of the closing conditions. As the consummation of each consolidation transaction is subject to the satisfaction of numerous conditions, the exact date of consummation of the consolidation transactions cannot be predicted.

CIE, WIE and Blackhawk Consolidation Agreements

The obligations of Newco, Blackhawk, CIE, REG and WIE to complete each of their respective transactions are subject to satisfaction or waiver of the following conditions:

•	absence of any order by a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

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if applicable, the waiting period under the Hart-Scott-Rodino Act (“HSR Act”) will have expired and each party must have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, including pursuant to any antitrust laws, required to be obtained or made in connection with the execution and delivery of the applicable agreement;

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the Form S-4 shall have become effective under the Securities Act and shall not be subject to any stop order and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for the issuance of Newco shares must have been received;

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approval of the unitholders of CIE, WIE and Blackhawk of the applicable consolidation agreement involving their constituent company, and approval of the stockholders of REG of the REG Merger Agreement;

•	receipt of the appropriate consents required under incentives from governmental authorities related to each constituent company’s facilities; and

•	delivery of all consents, waivers and approvals required under the applicable consolidation agreement.

The obligations of (i) Newco to consummate the CIE asset purchase, (ii) Newco to consummate the WIE asset purchase and (iii) Newco to consummate the Blackhawk merger are subject to satisfaction or waiver of the following conditions:

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accuracy of the representations and warranties in all material respects made by CIE, WIE or Blackhawk, as the case may be, as of the effective date of the respective consolidation agreement and the closing date; provided, however, in the event of any breach of a representation or warranty of CIE,

WIE or Blackhawk, as the case may be, the condition shall be deemed satisfied unless the effect of all the breaches of representations and warranties of CIE, WIE or Blackhawk as the case may be, taken together could reasonably be expected to have a material adverse effect on CIE, WIE or Blackhawk, as the case may be;

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CIE, WIE or Blackhawk, as the case may be, will have performed and complied in all material respects with all obligations and agreements required in the applicable consolidation agreement to be performed or complied with by it on or prior to closing;

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absence of any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a material adverse effect on CIE, WIE or Blackhawk, as the case may be;

•	Newco must have received a certificate signed by an officer of CIE, WIE or Blackhawk, as the case may be, certifying that each of the three conditions specified above have been satisfied;

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Newco must have obtained working capital financing for the operation of the respective facility of CIE, WIE or Blackhawk, as the case may be, and Newco must have obtained a senior credit facility or other working capital lending arrangement, in each case in the amounts and on the terms and conditions as are reasonably satisfactory to Newco;

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the indebtedness of CIE, WIE or Blackhawk, as the case may be, shall have been renegotiated on terms and conditions deemed acceptable by Newco in its sole discretion and the senior lender to CIE, WIE or Blackhawk, as the case may be, and with respect to Blackhawk, the Illinois Finance Authority, shall have consented to the applicable consolidation transaction;

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CIE, WIE or Blackhawk, as the case may be, must have obtained the issuance, reissuance or transfer of all permits (including environmental permits) which are potentially obtainable prior to the closing for Newco to conduct operations and CIE, WIE or Blackhawk, as the case may be, and shall have satisfied all property transfer requirements under applicable law, including environmental laws;

•	CIE, WIE or Blackhawk, as the case may be, must have delivered to Newco an opinion of counsel in form and content reasonably satisfactory to Newco;

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CIE, WIE or Blackhawk, as the case may be, must have delivered to Newco an opinion of counsel to the effect that it (i) has been properly treated as a partnership for federal, state and local tax purposes, and has not made an election to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code, and the form and content of the opinion reasonably satisfactory to Newco;

•	REG’s existing stockholder and registration rights agreements shall have been terminated;

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REG must have received written consent from the holders of REG preferred stock waiving all accrued dividends (as defined in the respective certificates of designation for the REG preferred stock) as of the closing of the applicable consolidation transaction;

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Newco must have received executed copies of the Newco registration rights agreement, Newco BCA registration rights agreement, Newco stockholder agreement and the Rule 145 affiliate agreements and the other documents as Newco may reasonably request;

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Newco must have approved in writing any material increase in liabilities of the applicable constituent company as of the closing date from those liabilities reflected on the balance sheet of the applicable constituent company delivered prior to the applicable closing date, other than liabilities incurred under loan or credit agreements or arrangements in effect on the date of the applicable consolidation agreement and otherwise in the ordinary course of business; and

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not more than one percent of the outstanding shares of REG immediately prior to the effective time shall have exercised appraisal rights unless the exercise has been properly denied, withdrawn or lost under Delaware law.

In addition to the conditions precedent discussed above, the obligations of (i) Newco to consummate the CIE asset purchase and (ii) Newco to consummate the WIE asset purchase are subject to satisfaction or waiver of the following additional conditions:

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with respect to each owned real property of CIE or WIE, as the case may be, Newco must have received a binding commitment from a title company of Newco’s choice to issue a policy of title insurance on the property, which will show title thereto to be in the condition represented by CIE or WIE, as the case may be, with limited exceptions, and show no rights of occupancy or use by third parties other than tenants under real property leases previously disclosed, no encroachments, and no gaps in the chain of title;

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Newco must have received, from Newco’s surveyor, an ALTA/ACSM Class A Land Title Survey with respect to each owned property of CIE or WIE, as the case may be, which reflects the location of all improvements and easements and that all improvements are located with the boundaries of the owned property of CIE or WIE, as the case may be, and that no encroachments exist;

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CIE or WIE, as the case may be, must have delivered to Newco’s title company any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Newco or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are reasonably requested by the title company;

•	CIE or WIE, as the case may be, must have provided Newco with an affidavit of non-foreign status of CIE or WIE, respectively, that complies with Section 1445 of the Internal Revenue Service Code;

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CIE or WIE, as the case may be, must have delivered, or caused to be delivered, to Newco a duly executed bill of sale and other documents and instruments of transfer reasonably requested by Newco or Newco’s title company;

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CIE or WIE, as the case may be, must have delivered to Newco duly executed general warranty deeds in forms appropriate for each state in which its owned real property is located and, if requested by Newco, separate assignments for its real property leases; provided, however, that CIE or WIE, as the case may be, may deliver special warranty deeds in lieu of general warranty deeds for certain of its owned real property if title insurance has been obtained for such owned real property;

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CIE or WIE, as the case may be, must have delivered to Newco a duly executed assignment and assumption agreement and duly executed assignments of the registrations and applications included in CIE’s or WIE’s, as the case may be, intellectual property, in a form reasonably acceptable to Newco and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other intellectual property;

•	CIE or WIE, as the case may be, must have delivered to Newco, a duly executed power of attorney;

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CIE or WIE, as the case may be, must have delivered to REG a termination providing that its MOSA with REG is terminated as of the closing of the applicable consolidation transaction and that no party to CIE’s or WIE’s MOSA, as the case may be, shall have any right, claim or liability after the closing under or by reason of the MOSA;

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CIE or WIE, as the case may be, must have delivered all instruments and documents necessary to release any and all liens, other than permitted exceptions, on the purchased assets, including appropriate UCC termination statements; and

In addition to the conditions precedent discussed above, the obligation of Newco to consummate the Blackhawk merger is subject to satisfaction or waiver of the following additional conditions:

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with respect to each owned property of Blackhawk, Newco must have received a bring down of the title commitment from the date last issued, which shall show title thereto to be in the condition represented by Blackhawk, contain only Permitted Exceptions and show no other matters which could reasonably be expected to have a material adverse effect on Blackhawk; and

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Blackhawk must have delivered to Newco a written instrument from each of the holders of the Blackhawk warrants agreeing to the changes and assumption by Newco of the Blackhawk warrants and waiving the holder’s right to receive Newco Series A Preferred Stock, or Newco Common Stock in lieu thereof, upon exercise of the Blackhawk warrant.

The obligations of (i) CIE to consummate the CIE asset sale, (ii) WIE to consummate the WIE asset sale and (iii) Blackhawk to consummate the Blackhawk merger are subject to satisfaction or waiver of the following conditions:

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accuracy of the representations and warranties made by Newco and REG as of the date of the respective consolidation agreement and as of the closing date; provided, however, in the event of any breach of a representation or warranty of Newco or REG, this condition shall be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on Newco or REG;

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accuracy of the representations and warranties of the parties to the other consolidation agreements (other than REG) as of the consolidation agreement effective date and as of the closing of the applicable consolidation transaction; provided, however, in the event of any breach of a representation or warranty of any party to the other consolidation agreements (other than REG), this condition shall be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on the party making the representation or warranty;

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Newco and REG must have performed and complied in all material respects with all obligations and agreements required by the applicable consolidation agreement along with those in the REG Merger Agreement to be performed or complied with by Newco and REG, and the parties to the other consolidation agreements (other than REG) must have performed and complied in all material respects with all obligations and agreements required by the other consolidation agreements to be performed or complied with by the parties; provided, however, in the event of any failure to perform or comply by any party to the other consolidation agreements (other than REG), this condition shall be deemed satisfied unless the effect of all the failures to perform or comply taken together could reasonably be expected to have a material adverse effect on the applicable party;

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there must not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a material adverse effect on Newco or REG; provided, however, the failure to close of any of the other consolidation agreements other than the REG Merger Agreement shall not be deemed a material adverse effect on Newco or REG;

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CIE, WIE or Blackhawk, as the case may be, must have received certificates signed by the chief executive officer of each of Newco and REG, dated as of the applicable closing, to the effect that the conditions described in the four previous bullets, to the extent they apply to Newco and REG, have been satisfied in all respects;

•	the closing of the REG Merger Agreement shall have been effectuated prior to or contemporaneously with the closing of the applicable consolidation agreement;

•	Newco must have authority and unrestricted right to issue, and must have issued, the Newco Common Stock and Series A Preferred Stock contemplated under the applicable consolidation agreement;

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Newco and REG must have delivered to CIE, WIE or Blackhawk, as the case may be, an opinion of counsel to Newco and REG, in form and content reasonably satisfactory to CIE, WIE or Blackhawk, as the case may be;

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Newco and REG must have delivered to CIE, WIE or Blackhawk, as the case may be, an opinion of counsel to Newco and REG, to the effect that none of CIE, WIE or Blackhawk, as the case may be, nor its respective unitholders receiving Newco shares will recognize gain or loss for federal income tax purposes as a result of the applicable consolidation transaction and the opinion shall be in form and content reasonably satisfactory to CIE, WIE or Blackhawk, as the case may be;

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CIE, WIE or Blackhawk, as the case may be, must have received the written consent and agreement of its senior lender to the transaction, including in the case of CIE and WIE consent to the assignment and assumption of the indebtedness owed to its senior lender and must have received the appropriate consents required from any other party holding indebtedness of CIE, WIE or Blackhawk, as the case may be, for the assignment and assumption of the indebtedness;

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Newco must have obtained working capital financing for the operation of the respective facility of CIE, WIE or Blackhawk, as the case may be, and Newco must have obtained a senior credit facility or other working capital lending arrangement, in each case in the amounts and on the terms and conditions as are reasonably satisfactory to CIE, WIE or Blackhawk, as the case may be;

•	Newco must have executed and delivered to CIE, WIE or Blackhawk, as the case may be, the registration rights agreement;

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REG must have obtained the issuance or reissuance of all required permits (including environmental permits) which are potentially obtainable prior to the closing of the applicable consolidation transaction for REG to continue to conduct its business and operations;

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CIE, WIE or Blackhawk, as the case may be, must have approved in writing any material increase in REG’s and Newco’s liabilities from those reflected on REG’s balance sheet delivered prior to the closing date, other than liabilities incurred under loan or credit agreements or arrangements in effect on the date of the applicable consolidation agreement and otherwise in the ordinary course of business; and

In addition to the conditions precedent discussed above, the obligations of (i) CIE to consummate the CIE asset sale or (ii) WIE to consummate the WIE asset sale, are subject to satisfaction or waiver of the following additional conditions:

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CIE or WIE, as the case may be, must have received, from the Newco subsidiary acquiring the applicable assets, a duly executed assignment and assumption agreement related to the assumption of the specified liabilities of CIE or WIE, as the case may be;

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REG must have delivered to CIE or WIE, as the case may be, an agreement that the MOSA with REG is terminated as of the closing of the applicable consolidation transaction and that neither of the parties thereto shall have any right, claim or liability after the closing under the MOSA;

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the number of shares of Newco Common Stock and the number of shares of Newco Series A Preferred Stock held by each shareholder of Newco immediately following the closing of each of the consolidation agreements must be as set forth in a schedule to the consolidation agreements, and the subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities, or equity interest immediately following the closing of each of the consolidation agreements must be as set forth in a schedule to the consolidation agreements, in each case to the extent the closings of the consolidation agreements occur; and

In addition to the conditions precedent discussed above, the obligation of Blackhawk to consummate the Blackhawk merger is subject to satisfaction or waiver of the following additional conditions:

•	approval by the stockholders of REG of the REG Merger Agreement in accordance with applicable law and the organizational documents of REG;

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Newco’s delivery to each of the holders of the Blackhawk warrants the written instrument of assumption of or substitution for the Blackhawk warrants as required by the terms and conditions of the warrants and satisfactory to Blackhawk;

•	Blackhawk must have obtained the appropriate consents required under incentives from governmental authorities related to Blackhawk’s biodiesel facility; and

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the number of shares of Newco Common Stock and the number of shares of Newco Series A Preferred Stock held by each shareholder of Newco immediately following the closing of each of the consolidation agreements shall be as set forth in a schedule to the Blackhawk Merger Agreement to the extent the closings of the consolidation agreements occur.

REG Merger Agreement

The obligation of Newco to consummate the REG merger is subject to satisfaction or waiver of the following conditions:

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accuracy in all material respects of the representations and warranties of REG as of the effective date of the REG Merger Agreement and as of the closing; provided, however, in the event of any breach of a representation or warranty of REG set forth in the REG Merger Agreement, this condition shall be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on REG;

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REG must have performed and complied in all material respects with all obligations and agreements required in the REG Merger Agreement to be performed or complied with by it on or prior to the closing date;

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since the date of the REG Merger Agreement, there must not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a material adverse effect on REG;

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Newco must have received a certificate signed by the senior principal executive officer of REG, dated the closing date, to the effect that each of the three conditions specified above have been satisfied in all respects;

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Newco must have obtained working capital financing for the operation of the facilities of REG and Newco shall have obtained a senior credit facility or other working capital lending arrangement, in each case in the amounts and on terms and conditions reasonably satisfactory to Newco;

•	REG must have delivered to Newco an opinion of counsel to REG, in form and content reasonably satisfactory to Newco;

•	REG must have delivered to Newco terminations of REG stockholder agreement, REG 2007 registration rights agreement and REG 2008 registration rights agreement;

•	REG must have received written consent from the holders of REG Preferred Stock waiving all accrued dividends as of the closing date for each series of REG Preferred Stock;

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REG must have delivered to Newco fully executed copies of the Newco registration rights agreement, the Newco BCA registration rights agreement, the Newco stockholder agreement, and the Rule 145 affiliate agreements and the other documents as Newco may reasonably request; and

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not more than one percent of the outstanding shares of REG immediately prior to the Effective Time shall have exercised appraisal rights unless the exercise has been properly denied, withdrawn or lost under Delaware Law.

The obligation of REG to consummate the REG Merger Agreement is subject to satisfaction or waiver of the following conditions:

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accuracy in all material respects of the representations and warranties of Newco and REG Merger Sub, Inc.; provided, however, in the event of any breach of a representation or warranty of Newco and REG Merger Sub, Inc. set forth in the REG Merger Agreement, the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on Newco or REG Merger Sub, Inc.;

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accuracy in all material respects of the representations and warranties of the parties to other consolidation agreements (other than REG) and at least one of the other consolidation agreements shall be set to close simultaneously with the closing of the REG Merger Agreement; provided, however, in the event of any breach of a representation or warranty of any party to the consolidation agreements (other than REG) as set forth in the consolidation agreement, this condition shall be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse affect on the party making the representation or warranty;

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Newco and REG Merger Sub, Inc. must have performed and complied in all material respects with all obligations and agreements required by the REG Merger Agreement to be performed or complied with by Newco and REG Merger Sub, Inc. on or prior to the closing date, and the parties to the other consolidation agreements (other than REG) must have performed and complied in all material respects with all obligations and agreements required by the other consolidation agreements to be performed or complied with by the parties on or prior to the closing date; provided, however, in the event of any failure to perform or comply by any party to the other consolidation agreements (other than REG) as set forth in the consolidation agreements, this condition shall be deemed satisfied unless the effect of all the failures to perform or comply taken together could reasonably be expected to have a material adverse effect on REG;

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since the effective date of the REG Merger Agreement, there must not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a material adverse effect on Newco; provided, however, the failure to close any of the other consolidation agreements shall not be deemed a material adverse effect on Newco;

•	REG must have received certificates signed by the principal executive officer of Newco dated the closing date, to the effect that certain closing conditions have been satisfied in all respects;

•	Newco and REG Merger Sub, Inc. shall have delivered to REG an opinion of counsel to Newco, in form and content reasonably satisfactory to REG;

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Newco must have delivered to REG an opinion of counsel to Newco that neither REG nor the holders of REG shares receiving Newco shares hereunder will recognize gain or loss for federal income tax purposes as a result of the REG Merger in form and content reasonably satisfactory to REG;

•	Newco must have obtained financing in the amounts and on terms and conditions as are reasonably satisfactory to REG;

•	REG must have received terminations of the REG stockholder agreement, REG 2007 registration rights agreement and REG 2008 registration rights agreement;

•	REG must have received written consent from the holders of REG Preferred Stock waiving all accrued dividends as of the closing date;

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Newco shall have received fully executed originals of the REG registration rights agreement, the Newco BCA registration rights agreement, the Newco stockholder agreement and Rule 145 affiliate agreements; and

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not more than one percent of the outstanding shares of REG immediately prior to the Effective Time must have exercised appraisal rights unless the exercise has been properly denied, withdrawn or lost under Delaware Law.

Covenants

Under the consolidation agreements, the parties have agreed to take, and refrain from taking, certain actions as described below.

Access to Information

Each party to a consolidation agreement has agreed to permit its counterparties reasonable access to its respective properties and facilities, books and records, financial information, contracts, commitments and records, during normal business hours upon reasonable notice throughout the period prior to the closing of the applicable consolidation agreement, and, during the period, furnish promptly the information concerning its businesses, properties and personnel as shall be reasonably requested in connection with the applicable consolidation transaction, including in connection with preparation of this joint proxy statement/prospectus, so long as the investigation shall not unreasonably disrupt operations. Newco and REG have agreed to arrange with the parties to the consolidation agreements to provide CIE, WIE or Blackhawk, as the case may be, access to information regarding the other parties to consolidation agreements on terms substantially similar to those that the parties are entitled to in their respective agreement.

Each party to a consolidation agreement has agreed to generally keep its counterparties informed as to all material matters involving its operations and businesses prior to the applicable consolidation transaction closing.

Each party to a consolidation agreement has agreed to authorize and direct its appropriate directors, managers, officers and employees to discuss matters involving its operations and business with representatives of its counterparties and their prospective lenders or placement agents and other financial sources.

Conduct of the Businesses

Affirmative Covenants. Between the date of the applicable consolidation agreement and the closing of the agreement, each of REG, CIE, WIE and Blackhawk have agreed with the other parties to its respective consolidation agreement, subject to certain exceptions or the prior written consent of Newco, to:

•	conduct its business only in the ordinary course;

•	use its commercially reasonable efforts to preserve its present business operations, organization (including officers and employees) and goodwill;

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use its commercially reasonable efforts to preserve its present relationships with individuals and entities having business dealings with the constituent company, including its customers and suppliers;

•	maintain all of its assets and properties consistent with past practice;

•	maintain insurance upon all of its assets and properties in the amounts and of the kinds comparable to that in effect on the date of the applicable consolidation agreement;

•	maintain books, accounts and records in accordance with the ordinary course of business;

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continue to collect accounts receivable and pay accounts payable and other liabilities set forth on its balance sheet in the ordinary course of business utilizing normal procedures and without discounting or accelerating payment of the accounts or liabilities utilizing all available cash and any available line of credit;

•	comply with all its contractual and other obligations;

•	comply with its 2009 capital expenditure plan, including making the capital expenditures in the amounts and at the times set forth in the plan;

•	comply in all material respects with all applicable laws;

•	take steps to renew all permits in a timely manner prior to their lapse; and

•	pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of its intellectual property.

Negative Covenants. Each of REG, CIE, WIE and Blackhawk have agreed with the other parties to its respective consolidation agreement, subject to certain exceptions or the prior written consent of Newco, not to:

•	increase the salary or other compensation of any directors or employees except for normal year-end increases;

•	grant any bonus, benefit or other direct or indirect compensation to any employee or director;

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increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its directors or managers, as the case may be, officers, employees, agents or representatives or otherwise modify or amend or terminate any the plan or arrangement;

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enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any of its directors or managers, as the case may be, or officers (or amend any such agreement);

•	pay or make any dividend or distribution of cash or other property with respect to its units or other equity interests;

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create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to any indebtedness, except indebtedness reflected in its balance sheet, certain existing indebtedness indentified in the applicable consolidation agreement, and indebtedness incurred in the ordinary course of business since its balance sheet date:

•	except in the ordinary course of business, pay or satisfy any of its Indebtedness;

•	materially modify the terms of its indebtedness or other liabilities;

•	make any loans, advances of capital contributions to, or investments in, any other person;

•	encumber any of its assets to be purchased;

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acquire any material properties or assets or sell, license, lease or otherwise dispose of, in the case of the CIE and WIE consolidation transactions, any of the assets being purchased in the consolidation transactions and, in the case of Blackhawk and REG, any of their assets, except for fair consideration in the ordinary course of business;

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enter into any merger or consolidation, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire any securities of another person or entity;

•	cancel or compromise any debt or claim, or waive or release any material right except in the ordinary course of business;

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enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any employee;

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introduce any material change with respect to the operation of its business or, other than in the ordinary course of business, make any change in the type, nature or quality of its products or services, its product specifications or prices or terms of distributions of the products;

•	enter into any transaction or enter into, modify or renew any contract which by reason of its size or otherwise is not in the ordinary course of business;

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enter into any contract that restricts or impedes the ability of its business, or the ability of Newco to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

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terminate, amend, restate, supplement or waive any rights under any (A) material contract, real property lease, personal property lease or intellectual property license, other than in the ordinary course of business or (B) permit;

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settle or compromise any pending or threatened legal proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

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change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

•	take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by the applicable consolidation agreement;

•	amend its operating agreement or bylaws, as applicable;

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agree to materially increase liabilities from the amounts set forth on its balance sheet except in the ordinary course of business under loan or credit agreements or arrangements up to the maximum amounts and other terms as in effect on the date of the applicable consolidation agreement; or

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agree to do anything (A) prohibited by the negative covenants described above, (B) that would make any of the representations and warranties of the constituent company in the applicable consolidation agreement or any related documentation untrue or incorrect in any material respect or could result in any of the conditions to the applicable closing not being satisfied or (C) that could be reasonably expected to have a material adverse effect with respect to the applicable party.

No Solicitation

Each of REG, CIE, WIE and Blackhawk have agreed to cease any discussions or negotiations with any third party conducted before the date of the applicable consolidation agreement with respect to a “takeover proposal” described below, and use commercially reasonable efforts to obtain the return from all the third parties or cause the destruction of all copies of confidential information it has previously provided to the parties.

Each of REG, CIE, WIE and Blackhawk have agreed not to, and cause to its representatives not to, directly or indirectly:

•	solicit, initiate, cause, facilitate or encourage any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal,

•	participate in any discussions or negotiations with any third party regarding any takeover proposal, or

•	enter into any agreement related to any takeover proposal.

However, if after the date of the applicable consolidation agreement, a constituent company’s board of directors or managers, as the case may be, receives an unsolicited, bona fide written takeover proposal, and its board of directors reasonably determines in good faith that the takeover proposal constitutes or is reasonably likely to lead to a “superior proposal” described below and with respect to which the board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of the action is necessary in order for the board to comply with its fiduciary duties, then it may, at any time prior to obtaining shareholder or unitholder approval of the applicable consolidation transaction and after providing Newco not less than two business days written notice of its intention to take the actions:

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furnish information to the third party making the takeover proposal after the third party enters into a customary confidentiality agreement with terms no less favorable to it than the terms of its confidentiality agreement with REG, provided that:

•	the confidentiality agreement may not include any provision calling for an exclusive right to negotiate; and

•	it advises Newco of all the non-public information delivered to the third party concurrently with its delivery and it delivers to Newco all the information not previously provided to Newco; and

•	participate in discussions and negotiations with the third party regarding the takeover proposal.

Each of REG, CIE, WIE and Blackhawk have agreed to promptly advise Newco orally, and within 48 hours advise Newco in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it in respect of any takeover proposal, and, in any notice to Newco, indicate the identity of the third party making the proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts including copies of any written materials relating to the proposal, offer, inquiry or request, and thereafter promptly keep Newco fully informed of all material developments affecting the status and terms of any the proposals, offers, inquiries or requests including copies of any additional written materials received that relate to the proposals, offers, inquiries or requests and of the status of any the discussions or negotiations.

Each of REG, CIE, WIE and Blackhawk has agreed that its board of directors shall not:

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withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newco, its recommendation of the approval or declaration of advisability of the applicable consolidation agreement;

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

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approve or recommend, or propose publicly to approve or recommend, or cause or authorize entry into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal.

However, not withstanding the foregoing, each of REG, CIE, WIE and Blackhawk has agreed with the counterparties to its respective consolidation agreements that its board may withdraw or modify its recommendation if it determines the withdrawal or modification is necessary in the exercise of their fiduciary duties, or may recommend a takeover proposal, if its board determines in good faith that the takeover proposal is a superior proposal; provided, however, that no recommendation change may be made in response to a superior proposal until after the fifth business day following Newco’s receipt of written notice from the respective company advising Newco that the board intends to make the recommendation change and specifying the terms and conditions of the superior proposal. Any amendment to the financial terms or other material terms of the superior proposal will require a new notice and a new five business day period. In determining whether to make the recommendation change in response to a superior proposal, the board shall take into account (i) any changes to terms proposed by Newco in writing and (ii) the amount of any termination fee and expenses payable to Newco in determining whether the third party takeover proposal still constitutes a superior proposal.

“Takeover Proposal” means any inquiry, proposal or offer from any person or group, other than Newco and its subsidiaries or REG and its subsidiaries, relating to any:

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direct or indirect acquisition of assets of REG, CIE, WIE or Blackhawk, as the case may be, equal to 15% or more of the assets or to which 15% or more of the revenues or earnings of REG, CIE, WIE or Blackhawk, as the case may be, are attributable,

•	direct or indirect acquisition of 15% or more of any class of equity securities of REG, CIE, WIE or Blackhawk, as the case may be,

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tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of any class of equity securities of REG, CIE, WIE or Blackhawk, as the case may be, or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving REG, CIE, WIE or Blackhawk, as the case may be.

“Superior Proposal” means a bona fide written offer, obtained after the date of the applicable consolidation agreement and not in breach of the applicable consolidation agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities, or all or substantially all of the assets of REG, CIE, WIE or Blackhawk, as the case may be, or to merge or consolidate with REG, CIE, WIE or Blackhawk, as the case may be, made by a third party, which is otherwise on terms and conditions which the applicable board of directors or managers, as the case may be, determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to the applicable stockholders or unitholders than the transactions contemplated by the applicable consolidation agreement, taking into account at the time of determination any changes to the applicable consolidation agreement’s terms that as of that time had been proposed by Newco in writing and the ability of the person making the proposal to consummate the transactions contemplated by the proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Additional Covenants

Blackhawk, CIE, Newco, REG and WIE have each agreed, among other things, to use its commercially reasonable efforts to:

•	obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate the applicable consolidation agreement;

•	make all filings required under the HSR Act or other antitrust laws with respect to the consolidation transactions, as appropriate, as promptly as practicable;

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consult and cooperate with one another in connection with the matters, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other antitrust laws;

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resolve objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by the applicable consolidation agreement under the HSR Act or other antitrust laws;

•	contest or resist any legal proceeding instituted or threatened to be instituted challenging a consolidation transaction as a violation of any antitrust law; and

•	take all actions necessary or appropriate to fulfill its obligations under the applicable consolidation agreement.

Each of Blackhawk, CIE, Newco, REG and WIE have further agreed:

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not to issue any press release or public announcement concerning the consolidation transactions without obtaining the prior written approval of their counterparties, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable law;

•	to give its counterparties notice, as promptly as reasonably practicable upon becoming aware of:

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any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in the applicable consolidation agreement to be untrue or inaccurate in any respect up until the applicable closing,

•	any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with under the applicable consolidation agreement, or

•	the institution of or the threat of institution of any legal proceeding against any party to the consolidation agreements related to the applicable consolidation transaction.

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to provide unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows and operating or management reports as soon as reasonably practicable, but in no event later than forty-five days after the end of each calendar month during the period from the applicable consolidation agreement to its closing,

Newco has agreed:

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to preserve and keep the records held by it or its affiliates relating to the businesses of REG, CIE, WIE and Blackhawk for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than required by applicable law;

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to make the records available to each of REG, CIE, WIE and Blackhawk, as the case may be, or its members as may be reasonably required in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations or in order to enable each of REG, CIE, WIE and Blackhawk, as the case may be, to comply with its obligations under the applicable consolidation agreement;

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to give ninety-days prior written notice to CIE and WIE, as the case may be, in the event Newco wants to destroy records of either party and the recipient shall have the right at its option and expense, upon prior written notice given to Newco within that ninety-day period, to take possession of the records within one hundred eighty days after the date of the notice;

•	to take the actions as are reasonably necessary to elect each nominee of REG, CIE, WIE and Blackhawk prior to the closing, to Newco’s Board of Directors.

Cooperation with Indebtedness Renegotiation

Each of CIE, WIE and Blackhawk have agreed that the terms and conditions of its respective indebtedness shall be renegotiated on terms and conditions deemed acceptable to REG in its sole discretion, and REG has agreed that the terms and conditions of its indebtedness shall be renegotiated on terms and conditions deemed acceptable to Newco in its sole discretion and all the indebtedness shall be assumed by the subsidiary of Newco acquiring the assets of CIE and WIE or the subsidiary of Newco surviving the mergers involving REG and Blackhawk and not by Newco. Each of CIE, WIE and Blackhawk have agreed to provide the assistance and cooperation as REG, Newco and their affiliates may reasonably request in connection with the renegotiation.

Each of REG, CIE, WIE and Blackhawk, subject to certain exceptions, have agreed to, through its board of directors, recommend to its stockholders or unitholders adoption of the applicable consolidation agreement.

Additional Covenants in Connection with the CIE and WIE Asset Purchase Agreements

CIE and WIE have each agreed that for a period of five years following the applicable closing it shall:

•	not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of any business engaged in the business of biodiesel;

•	not solicit any of its employees to leave employment by Newco or its subsidiaries or hire, employ or otherwise engage any such individual; or

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not induce any material actual or prospective client, customer, supplier or licensor of its current business to terminate or modify any the actual or prospective relationship with Newco or its subsidiaries;

•	release REG and REG’s affiliates from any liability under the MOSA to which it and REG are parties;

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use commercially reasonable efforts to distribute to its respective unitholders the Newco Common Stock and Newco Preferred Stock received in the consolidation transactions and to liquidate, wind down and dissolve as soon as possible following the applicable closing, but in no event later than thirty days following the applicable closing. Until CIE and WIE have been dissolved or otherwise terminated, Newco has agreed to pay the following ongoing costs related to CIE and WIE, respectively:

•	the premiums for directors’ and officers’ insurance;

•	expenses for regular board meetings;

•	ongoing professional fees, including legal, accounting and audit fees as specified on the applicable disclosure schedule to the CIE and WIE consolidation agreements;

•	costs associated with filing required reports and filings under the Exchange Act, including filing and printer fees;

•	the premiums for other required insurance; and

•	costs associated with continuing its existence and its dissolution, termination or wind-down.

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to pay, prior to or at the time of the applicable closing, all fees and costs of any of its professional service providers to the extent of its available cash. At each closing of a consolidation transaction, Newco has agreed to pay all fees and costs of any professional service providers that have not been previously paid. If applicable consolidation transaction does not close, payment of the fees and costs of the professional service providers of CIE or WIE, as the case may be, will remain the sole obligation of CIE or WIE, as applicable.

In addition, REG has agreed to release CIE and WIE, as the case may be, from any liability under the MOSA to which it and CIE and WIE, as the case may be, are parties;

CIE and WIE, as the case may be, and Newco have agreed to make protective elections under Section 362(e)(2)(C) of the Code as provided in Proposed Treasury Regulation § 1.362-4(c)(1) and Notice 2005-70, 2005-2 CB 694 that if the basis of CIE’s or WIE’s, as the case may be, assets is greater than their fair market value at the time of the applicable consolidation transaction, the basis of the assets shall not be reduced and instead the basis of Newco stock issued in the consolidation transaction is reduced. However, CIE and WIE, as the case may be, and Newco have agreed that a protective election will not be made if the applicable parties determine that Section 362(e)(2) of the Code does not apply.

Additional Covenants in Connection with the Blackhawk Merger Agreement

Managers and Officers Indemnification and Insurance

From and after the effective time of the Blackhawk merger, Newco has agreed to indemnify, and provide advancement of expenses to, each current and former manager, officer or employee of Blackhawk to the fullest extent permitted by applicable law.

Blackhawk, prior to the effective time of the Blackhawk merger has agreed to purchase a continuation policy for the current policy of managers’ and officers’ liability insurance maintained by Blackhawk with respect to claims arising from facts or events which occurred at or before the effective time of the Blackhawk merger. Blackhawk and Newco have agreed that the continuation policy shall be effective for a period of five (5) years after the effective time of the Blackhawk merger, shall be in the amount of $10,000,000, shall provide substantially the same coverage, amounts, retentions, terms and conditions as Blackhawk’s current policy, and shall be purchased at an expense to Blackhawk not to exceed $91,000. Newco has agreed to take no action which would terminate or compromise the continuation of the policy during the five year term.

Taxes

The parties to the Blackhawk Merger Agreement have also agreed that Newco shall have the exclusive obligation and authority to prepare and file all tax returns that are required to be filed by Blackhawk after the closing.

Representations and Warranties

The consolidation agreements contain customary representations and warranties of Newco, REG, CIE, WIE and Blackhawk. The following lists the subject matters of the more significant representations made by each. Except for the representation and warranty concerning Newco’s capital structure, the representations and warranties made by the parties to the consolidation agreements will not survive the effective date of the respective consolidation transaction.

Newco, REG, CIE, WIE and Blackhawk

Each of Newco, REG, CIE, WIE and Blackhawk have made customary representations and warranties relating to, among other things:

•	Corporate organization and authority to enter into the applicable consolidation transaction;

•	Stockholder or unitholder vote required to approve the applicable consolidation agreement;

•	Required filings, consents, permits and compliance with applicable laws;

•	Absence of certain changes or events;

•	Litigation;

•	Brokerage, finder’s or other fees or commissions; and

•	The accuracy of information provided in connection with this joint proxy statement/prospectus and the registration statement of which it is a part.

REG, CIE, WIE and Blackhawk

In addition to the representation and warranties listed above, REG, CIE, WIE and Blackhawk have made the following customary representations and warranties relating to:

•	Applicability of dissenter’s appraisal rights to the consolidation transaction;

•	Absence of any violation of any applicable legal requirements or charter documents, as a result of entering into and completing the applicable consolidation agreement;

•	Financial statements;

•	Indebtedness and liabilities;

•	Title to and description of the purchased assets, including real and personal property;

•	Tax matters;

•	Intellectual property;

•	Material agreements, contracts and commitments;

•	The effect on material contracts of entering into and completing the transactions contemplated by the applicable consolidation agreement;

•	Employee benefits and labor matters;

•	Compliance with applicable laws;

•	Environmental matters;

•	Insurance;

•	Inventories;

•	Accounts and notes receivable and payable;

•	Related party and affiliate transactions;

•	Liabilities in connection with the sale of products;

•	Absence of illegal payments; and

•	Absence of any insolvency proceedings.

Other Representations and Warranties

In addition to the representations and warranties listed above, (i) Newco, REG and Blackhawk have each made a representation and warranty relating to their respective capital structure, (ii) REG, CIE, WIE and Blackhawk have each made a representation and warranty relating to filings with the SEC, and (iii) CIE, WIE and Blackhawk have each made a representation and warranty relating to compliance with certain Sarbanes-Oxley requirements.

Termination

Each consolidation agreement provides that it may be terminated at any time prior to the closing in any of the following ways:

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by any party to the applicable consolidation agreement, if the closing shall not have occurred by December 31, 2009; provided, that the terminating party is not in material default of any of its obligations under the applicable consolidation agreement; and provided further, that the termination date may be extended for additional periods of time, not to exceed 60 days in the aggregate if the sole reason that the closing has not occurred is that the required regulatory approvals have not been obtained. The right to terminate a consolidation agreement is not available to any party whose breach of the agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the closing to be consummated by the termination date;

•	by mutual written consent of the parties to the agreement;

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by written notice by any party that there has been an occurrence that individually, or in the aggregate with any other events, has had or could reasonably be expected to have a material adverse effect on one of the other parties to the agreement except that the failure to close of any one of the consolidation agreements other than the REG Merger Agreement will not be deemed a material adverse effect on Newco or REG;

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by any party to the applicable consolidation agreement, if a court of competent jurisdiction or other governmental body has issued a final and nonappealable order or taken other final and nonappealable action permanently prohibiting the consummation of the consolidation transaction provided that the right to terminate is not available to a party if the order or action was primarily due to the failure of the party to perform any of its obligations under its respective consolidation agreement;

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with respect to the CIE, WIE or Blackhawk consolidation agreements, by Newco or REG if CIE, WIE or Blackhawk, as the case may be, has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the applicable consolidation agreement, or if any representation or warranty of CIE, WIE or Blackhawk has become untrue, such that the closing conditions relating to the accuracy of representations or warranties would not be satisfied and the breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen days following receipt by either CIE, WIE or Blackhawk, as the case may be, of notice of the breach;

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with respect to the REG Merger Agreement, by Newco, if REG has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the REG Merger Agreement, or if any representation or warranty of REG has become untrue, such that the closing conditions relating to the accuracy of representations or warranties would not be satisfied and the breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen days following receipt by REG of notice of the breach;

•	in the case of the CIE, WIE or Blackhawk consolidation agreements, by CIE, WIE or Blackhawk,

•	if Newco or REG has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the applicable consolidation agreement, or

•	if any representation or warranty of Newco or REG has become untrue, or

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if Newco, its subsidiaries, CIE, WIE or Blackhawk, with respect to the CIE, WIE or Blackhawk consolidation agreements, has, as the case may be, breached its representations, warranties, covenants or agreements, or

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if any representation or warranty of any other party to the CIE, WIE or Blackhawk consolidation agreement, as the case may be, has become untrue, in any case the that the closing conditions relating to the accuracy of representations or warranties would not be satisfied and the breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen days following receipt by the breaching party of notice of the breach;

•	in the case of the REG Merger Agreement, by REG,

•	if Newco has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the REG Merger Agreement,

•	if any representation or warranty of Newco has become untrue,

•	if any other party to REG Merger Agreement has breached its representations or warranties, or

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if any representation or warranty of any other party to the REG Merger Agreement has become untrue, in any case that the closing conditions relating to the accuracy of representations or warranties would not be satisfied and the breach is incapable of being cured or, if capable of being cured, has not been cured within fifteen days following receipt by Newco, of notice of the breach;

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by Newco or REG, if (i) the board of directors or managers, as the case may be, of CIE, WIE or Blackhawk changes its favorable recommendation with respect to the applicable consolidation agreement or (ii) the board of directors or managers, as the case may be, of CIE, WIE or Blackhawk has not rejected any takeover proposal within fifteen business days of the making thereof (including by taking no position) or has failed to publicly reconfirm the board recommendation within fifteen business days after receipt of a written request from Newco or REG that it do so; or if (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against CIE, WIE or Blackhawk and is not discharged within sixty days of its filing;

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by Newco, if (i) the board of directors of REG changes its favorable recommendation with respect to the agreement or (ii) the board of directors of REG has not rejected any takeover proposal within fifteen business days of the making thereof (including, by taking no position) or has failed to publicly reconfirm the current board recommendation within fifteen business days after receipt of a written request from the applicable counterparty that it do so; or if (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against REG and is not discharged within sixty days of its filing;

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by CIE, WIE or Blackhawk if (i) the Board of Directors of REG withdraws its favorable recommendation as to consolidation or the applicable consolidation agreement, or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against REG or Newco and is not discharged within sixty days of its filing;

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by REG if (i) the Board of Directors of Newco withdraws its favorable recommendation as to consolidation or the applicable consolidation agreement, or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against Newco and is not discharged within sixty (60) days of its filing;

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by any party to the applicable consolidation agreement if stockholder or unitholder approval has not been obtained at the special meeting of either REG, CIE, WIE or Blackhawk, as applicable, provided that each party has complied with the no solicitation provision in the respective consolidation agreement and has to take certain actions to hold such meeting; or

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in the case of the CIE, WIE or Blackhawk consolidation agreements, by CIE, WIE or Blackhawk if the approval of the REG stockholders of the REG Merger Agreement has not been obtained at the REG special meeting; provided, however, that the proper solicitation procedures have be satisfied (see [*] for a discussion of the solicitation procedures).

Termination Fees. In the event that the CIE, WIE or Blackhawk consolidation agreement is terminated by Newco or REG as a result of the board of directors of CIE, WIE or Blackhawk, as applicable, changing its favorable recommendation with respect to the applicable consolidation agreement (described in the ninth bullet under “Termination” above) (i) CIE or WIE, as the case may be, shall pay to REG a termination fee of $1,000,000 in cash. (ii) in the case of Blackhawk, Blackhawk shall pay to REG a termination fee of $1,500,000 in cash.

In the event that the CIE, WIE or Blackhawk consolidation agreement is terminated by CIE, WIE or Blackhawk as a result of the board of directors of REG changing its favorable recommendation with respect to the applicable consolidation agreement, REG shall pay (i) to CIE or WIE, as applicable, a termination fee of $1,000,000 in cash, or (ii) to Blackhawk, as applicable, a termination fee of $1,500,000 in cash.

In the event that the CIE, WIE or Blackhawk consolidation agreement is terminated by Newco as a result of the failure to obtain required unitholder approval of the corresponding consolidation agreement, and:

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CIE, WIE or Blackhawk, as the case may be, agrees to a sale to a third party within twelve months of the applicable special meeting and the proposed sale is generally known to the unitholders, prior to the applicable special meeting then (a) CIE or WIE shall pay to REG a termination fee of $1,000,000 in cash or (b) Blackhawk shall pay to REG a termination fee of $1,500,000 in cash; or

•

CIE, WIE or Blackhawk agrees to a sale to a third party within twelve months of the applicable special meeting and the proposed sale is not generally known to the unitholders, prior to the applicable special meeting, then CIE, WIE or Blackhawk, as the case may be, shall pay to REG a termination fee of $500,000 in cash.

In the event that the CIE, WIE or Blackhawk consolidation agreement is terminated by any party to the corresponding agreements as a result of REG failing to obtain stockholder approval for the REG Merger Agreement, and:

•

REG agrees to a sale to a third party within twelve months of the REG special meeting with the alternative sale proposal generally known to the REG stockholders prior to the REG special meeting, then REG shall pay to (a) CIE or WIE, as the case may be, a termination fee of $1,000,000 in cash or (b) Blackhawk, as applicable, a termination fee of $1,500,000 in cash; or

•

REG agrees to a sale to a third party within twelve months of the REG special meeting, but the alternative sale proposal is not generally known to the REG stockholders prior to the REG special meeting, then REG shall pay to CIE, WIE or Blackhawk, as the case may be, a termination fee of $500,000 in cash.

Any required termination fee shall be made promptly following termination of the applicable consolidation agreement and in any event not later than ten (10) business days after delivery of a notice of demand for payment. In the event that a party fails to pay a required termination fee when due, the termination fee will accrue interest at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during the period, as the bank’s prime lending rate, plus 2%. In addition, if a party fails to pay the termination fee, that party shall also pay all of costs and expenses, including attorneys’ fees and related charges, in connection with efforts to collect the termination fee. The payment of a termination fee will not constitute the exclusive remedy available. The parties will also be entitled to remedies, including injunction and specific performance, and all additional and other remedies available at law or in equity to which the party may be entitled.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions in the consolidation agreements use the phrase “material adverse effect.” The consolidation agreements provide that “material adverse effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the respective parties to each of the respective consolidation agreements, as applicable, and its subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a “material adverse effect”, and shall not be considered in determining whether a “material adverse effect” has occurred:

•	changes in the economy or financial or commodities markets generally in the United States;

•	changes that are the result of factors generally affecting the biodiesel industry; or

•	changes proximately caused by the pendency or the announcement of the applicable consolidation transaction.

Employee Matters

In the case of CIE and WIE, Newco has agreed to make a written offer of employment on an “at-will” basis to certain CIE and WIE employees prior to the closing of the applicable consolidation agreement. Each offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the applicable closing. Upon the applicable closing or effective time, Newco shall provide the CIE or WIE employees who accept the offer and current employees of REG, with benefits under Newco’s employee benefit plans that are comparable, in the aggregate, to the benefits, policies and procedures provided to the employees of REG prior to the closing. These employees will be credited with service for vesting and eligibility under the Newco’s employee benefit plans and solely under defined benefit plans for benefit accruals with respect to accrued benefit obligations. However, Newco is not required to maintain any compensation or employee benefit plan, program or arrangement for any specified period after the closing.

Miscellaneous

Taxes. Newco has agreed with CIE, with respect to the CIE Asset Purchase Agreement, and WIE, with respect to the WIE Asset Purchase Agreement, that all transfer taxes levied by any taxing authority against them in connection with the CIE or WIE asset purchases, as applicable, will be shared equally between them. The parties to the CIE and WIE asset purchase agreements have also agreed that all taxes and fees relating to the assets purchased under the agreements that accrue before the closing date will be born by CIE or WIE, as applicable, while taxes accrued on or after the closing date will be born by Newco.

Risk of Loss. The parties have agreed that the risk of loss, damage or destruction to the assets of REG, CIE, WIE or Blackhawk being purchased under each consolidation agreement shall be borne by the selling parties, respectively, prior to the closing.

Specific Performance. Each of the parties to the consolidation agreements have agreed that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of the respective consolidation agreements were not performed in accordance with their specific terms or were otherwise breached. The parties have accordingly agreed that, in addition to other remedies to which they are entitled at law or in equity, each party is also entitled to seek injunctions to prevent breaches of the consolidation agreement to which it is a party and to enforce specifically the terms and provisions of the consolidation agreement without the necessity of proving the inadequacy of monetary damages as a remedy.

Amendment; Waiver. Each consolidation agreement may be amended if, and only if, the amendment is in writing and signed by all parties to the consolidation agreement. Any provision of each consolidation agreement may be waived if, and only if, the waiver is in writing and signed by the party against whom the waiver is to be effective.

Expenses. The consolidation agreements provide that, with limited exceptions and whether or not the consolidations are consummated, all fees and expenses incurred in connection with each consolidation agreement will be paid by the party incurring the expenses. In the event of any breach of a consolidation agreement, other than a breach of a representation or warranty, the non-breaching party is entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to the breach.

Governing law; Waiver of Trial by Jury. The REG Merger Agreement and Blackhawk Merger Agreement are governed by the laws of Delaware. The CIE Asset Purchase Agreement and WIE Asset Purchase Agreement are governed by the laws of Iowa. In each consolidation agreement, the parties have waived their right to a trial by jury in any action arising out of the consolidation agreements or the transactions contemplated thereby.

ANCILLARY AGREEMENTS

The following summaries describe the Stockholder Agreement and the Registration Rights Agreement. These summaries are qualified in their entirety by reference to the forms of these agreements, which are included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and which are incorporated herein by reference. You are encouraged to read each form of agreement in its entirety. For more information, see “Where You Can Find More Information” on page 253.

Stockholder Agreement

Stockholder Voting

NGP, Bunge, ED&F Man, USRG, West Central and certain other individuals and entities that will hold Newco Common Stock and Newco Series A Preferred Stock will enter into a Stockholder Agreement with Newco. These potential stockholders will agree to vote all of their Newco Series A Preferred Stock and Newco Common Stock and any other voting securities of Newco over which they have voting control, and Newco will agree to take all reasonable actions within its control, that may be necessary in order to cause:

•	the authorized number of Newco’s Board of Directors to be maintained at not less than ten nor more than fourteen directors;

•	the nomination and election to the Newco’s Board of Directors of:

•

for so long as NGP holds at least 2,105,263 shares of Newco Series A Preferred Stock (and/or common stock issued or issuable upon conversion of the Newco Series A Preferred Stock) two representatives designated by NGP,

•

for so long as ED&F Man holds at least 657,895 shares of Newco Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of the Newco Series A Preferred Stock) one representative designated by ED&F Man,

•

for so long as Bunge holds at least 526,316 shares of Newco Series A Preferred Stock (and/or Newco Common Stock issued or issuable upon conversion of the Newco Series A Preferred Stock), one representative designated by Bunge, and

•

for so long as the members of the USRG collectively hold at least 1,277,167 shares of Newco Series A Preferred Stock (and/or Newco Common Stock issued or issuable upon conversion of the Newco Series A Preferred Stock), one representative designated by the members of the USRG holding a majority of the shares of Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of the shares of the Series A Preferred Stock) held by members of the USRG.

•

the nomination and election to Newco’s Board of Directors for so long as West Central holds at least 4,750,000 shares of Newco Common Stock, five representatives designated by West Central, who shall include Jeffrey Stroburg, for so long as he is the Chief Executive Officer of Newco, and shall include one person knowledgeable about the industry in which Newco operates that is not, nor is an affiliate of, a beneficial owner of ten percent or more of Newco’s equity securities or a director that is nominated to the board of directors of such persons, except that the Chief Executive Officer of Newco shall take the place of the independent director on the Newco Board of Directors if the Chief Executive Officer is not otherwise elected to the Newco’s Board;

•

the nomination and election to Newco’s Board of one director to be designated by Blackhawk, which is initially anticipated to be Ron Mapes, one director to be designated by CIE, which is initially anticipated to by Don Huyser, and one director to be designated by WIE, which is initially anticipated to be [*] to serve until the expiration of the restrictions in Article X of the Certificate of Incorporation of Newco; and

•

a sufficient number of shares of Newco Common Stock to be available for (i) the conversion of all outstanding shares of Newco Series A Preferred Stock into shares of Newco Common Stock in accordance with the Newco Certificate of Designation of Series and Determination of Rights and Preferences of the Series A Convertible Preferred Stock, and (ii) the exercise of all outstanding warrants to purchase Newco Common Stock in accordance with the terms of any and all outstanding warrant agreements.

Newco Obligations

Newco has agreed in the Stockholder Agreement:

•

to not enter into or engage in any contract or transaction with any person who beneficially owns ten percent or more of the equity securities of Newco unless the contract or transaction shall have been authorized, approved or ratified by a majority of the directors nominated by holders of Newco Series A Preferred Stock that are neither an affiliate of the related party nor nominated to the Newco Board by the related party.

•

that, with certain exceptions, each Newco Series A Preferred Stockholder party to the Stockholder Agreement shall have a preemptive right to purchase up to its pro rata share of any future sale by Newco of its equity securities issued for cash;

•

to deliver to each Newco Series A Preferred Stockholder party to the Stockholder Agreement a monthly unaudited income statement and statement of cash flows, a quarterly unaudited income statement and statement of cash flows, an annual budget each year (with quarterly updates) and annual audited financials; and

•

to permit three non-voting observers to attend each Newco board meeting, consisting of the President of Newco, an observer appointed by West Central and an observer appointed by NGP Energy Technology Partners, LLC.

Stock Transfers and Sales

The parties to the Stockholder Agreement have agreed:

•

to not transfer or pledge all or any part of its shares of capital stock of Newco without the prior written consent of all the other stockholders to the Stockholder Agreement or as expressly presented by the Stockholder Agreement;

•

in the event Newco undertakes an initial public offering under the Securities Act, to enter in customary “lock-ups” not to sell, pledge or otherwise transfer their shares in Newco until 180 days after the effective date of the registration statement relating to the initial public offering, except that the 180-day period may be extended for not more than eighteen days if the extension is reasonably necessary to allow the underwriters to comply with NASD Conduct Rule 2711 (or any similar successor rule) and Newco’s directors, officers and stockholders individually owning more than one percent of Newco’s outstanding common stock (after giving effect to conversion into common stock of all outstanding preferred stock) have agreed to the same limitation; and

•	to give Newco a right of first refusal with respect to Newco shares that the stockholder wishes to sell;

•

upon the failure of Newco to exercise its right of first refusal to purchase Newco shares to be sold, to give Newco’s Series A Preferred Stockholders who are a party to the Stockholder Agreement a right of first refusal as to the shares;

•

upon the transfer of Newco shares, to cause any third party recipient to offer in writing to purchase from each Newco Series A Preferred Stockholder party to the Stockholder Agreement, a pro rata share of the Newco Series A Preferred Stock, and/or Newco Common Stock issued upon conversion of the preferred stock, of each Newco Series A Preferred Stockholder party to the Stockholder Agreement, the pro rata portion based on that number of shares of Newco Common Stock issued to and/or issuable upon conversion of the Newco Series A Preferred Stock held by the stockholder bears to the total number of shares of Newco Common Stock issued to and/or issuable upon conversion of all the Newco Series A Preferred Stock then issued and outstanding, in each case including any the shares held by the selling stockholder;

•

at any time on or after August 1, 2011, if Newco approves the sale of all of the stock or substantially all the assets of Newco, Newco shall have forty-five days to elect to purchase the Newco Series A Preferred Stock and Newco Common Stock of the stockholders approving the action on substantially the same terms as the stockholders would have received. If Newco does not elect to purchase the shares, the other holders of Newco Series A Preferred Stock and Newco Common Stock party to the Stockholder Agreement shall have forty-five days to elect to purchase the shares on substantially the same terms as the stockholders approving the action would have received. If the non-selling holders do not elect to purchase, then the stockholders approving the sale shall have the right to require the non-selling holders to sell to the third-party purchaser all Newco shares held by the non-selling holders, or to vote to sell all or substantially all of the assets of Newco to the third party; and

•

with respect to certain stockholders that are entities and of which Newco shares consist of 75% or more of the entity’s assets, upon the transfer of a majority of control of the entity, Newco shall have the right to purchase the Newco shares held by the entity at fair market value.

Termination of the Stockholder Agreement

The Stockholder Agreement shall terminate upon the earlier of:

•	the closing of a firm commitment underwritten public offering by Newco pursuant to an effective registration statement under the Securities Act covering the offer and sale of Newco’s Common Stock;

•

the first date on which the stockholders party to the Stockholder Agreement collectively do not own at least 50% of the equity securities of Newco or any successor or assignee resulting from the consolidation, merger or sale of all or substantially all of the assets of the Newco;

•	the adjudication of Newco as bankrupt, the execution by Newco of an assignment for the benefit of creditors or the appointment of a receiver of Newco;

•	the voluntary or involuntary dissolution of Newco;

•	when there is otherwise only one surviving stockholder as a party to Stockholder Agreement;

•	the 15th anniversary of the date of the Stockholder Agreement; or

•

the written agreement of Newco, the common stockholders who are parties to the Stockholder Agreement and hold two-thirds of the shares of Newco Common Stock held by parties to the Stockholder Agreement, and seventy-five percent of the then outstanding shares of Newco Series A Preferred Stock that were issued in exchange for shares of the series A, series AA, series B or series BB preferred stock of REG, pursuant to the REG Merger Agreement.

Termination of Drag Along Rights

“Drag along” rights shall terminate with respect to a stockholder on the first date on which the stockholder does not own at least 800,000 shares of Newco Series A Preferred Stock (and/or Common Stock issued or issuable upon conversion of the Preferred Stock).

Termination of Newco Series A Preferred Stock Rights

With the exception of the termination of “drag along” rights discussed above, the rights (but not the obligations) of a holder of Newco Series A Preferred Stock under the Stockholder Agreement shall terminate:

•

with respect to a Newco Series A Preferred Stockholder that is not West Central or a member of the USRG, on the first date on which the stockholder does not own at least 250,000 shares of Newco Series A Preferred Stock (and/or Newco Common Stock issued or issuable upon conversion of Newco Series A Preferred Stock),

•	with respect to West Central, on the first date on which West Central does not own at least 250,000 shares of Newco Common Stock; and

•

with respect to any member of the USRG, on the first date on which the members of the USRG no longer collectively own at least 250,000 shares of Newco Common Stock, including all shares of Newco Common Stock issued or issuable upon conversion of the shares of Newco Series A Preferred Stock held by members of the USRG.

Registration Rights Agreement

Newco has agreed to file registration statements covering an aggregate of 30,747,643 Newco shares held by the holders of registration rights under these agreements. Pursuant to these registration rights agreements, Newco may in the future be required to file additional registration statements covering shares of Newco Common Stock then held by holders of registration rights under these agreements upon the occurrence of certain events.

Rule 145 Affiliate Letters

Certain affiliates of REG, CIE, WIE and Blackhawk will execute Rule 145 Affiliate Letters in connection with the parties entering into the consolidation agreements. Under these letter agreements, Newco will be entitled to place appropriate legends on the certificates evidencing any Newco Common Stock or Newco Series A Preferred Stock to be received by these persons or entities, and to issue stop transfer instructions to the transfer agent for the Newco Common Stock and Newco Series A Preferred Stock. Further, these individuals have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on the shares to be received by them in the respective consolidation transaction. The Rule 145 Affiliate Letters will terminate automatically upon the termination of the applicable consolidation agreement.

DISSOLUTION, WINDING UP AND LIQUIDATION OF CIE

The following describes the material aspects and implications of the dissolution, winding up and liquidation of CIE (the “CIE Plan of Dissolution”). While CIE believes that the description covers the material aspects of CIE’s Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to herein for a more complete understanding of the proposed CIE Plan of Dissolution.

Pursuant to the CIE Asset Purchase Agreement, CIE has agreed to use commercially reasonable efforts to distribute to its unitholders the Newco Common Stock and Newco Preferred Stock received pursuant to the CIE Asset Purchase Agreement and to dissolve, wind down and liquidate CIE or otherwise terminate its limited liability company existence as soon as possible at or following the closing, but in no event later than 180 days following closing. As a result, if the members of CIE approve the sale of substantially all the assets, the members should vote to approve the CIE Plan of Dissolution. In the event the members approve entering into the CIE Asset Purchase Agreement, but do not approve the CIE Plan of Dissolution, CIE will be required to continue as an entity until dissolution is approved by the CIE members. This will result in additional costs and expenses and could result in a reduction of the Newco shares available for distribution to CIE’s members. If the CIE Asset Purchase Agreement is not approved by CIE’s members, or closing on the CIE Asset Purchase Agreement does not occur for any other reason, CIE will not go forward with the CIE Plan of Dissolution. Thus, if you vote to approve the sale of substantially all of the assets of CIE pursuant to the CIE Asset Purchase Agreement, you should also vote in favor of the CIE Plan of Dissolution.

Dissolution and Liquidation Procedure

Following the consummation of the CIE asset purchase and the approval of the CIE Plan of Dissolution by CIE’s unitholders, CIE’s Board of Directors will appoint a person or persons to oversee the liquidation and winding down of CIE (the “Liquidator”). During this time CIE’s business will continue strictly for the purpose of liquidation and will only continue for the time necessary to wind up and liquidate the business. Claims, liabilities and expenses from the winding up of CIE will continue to be incurred, including among other items, professional fees. Under the CIE Asset Purchase Agreement, REG has agreed to cover certain ongoing costs of CIE for a period of six months following the closing of the CIE Asset Purchase Agreement. If CIE has not completed the CIE Plan of Dissolution by the end of this period, the continuing expenses after this time will reduce the amount of assets available for distribution to unitholders.

The Liquidator will take full account of CIE’s liabilities and property and will cause the property or the proceeds from the sale of any such property, to the extent sufficient, to be applied and distributed, to the maximum extent permitted by law, in the following order:

•	First, to creditors (including members and directors of CIE who are third-party creditors, to the extent otherwise permitted by law) in satisfaction of all of CIE’s debts and other liabilities;

•	Second, to members in satisfaction of liabilities for distributions pursuant to the Iowa Limited Liability Company Act;

•

Third, the balance, if any, to the members in accordance with the positive balance in their capital accounts calculated after making the required adjustment set forth in CIE’s Operating Agreement and after giving effect to all contributions, distributions and allocations for all periods.

Payment of Claims and Obligations; Distribution to Unitholders

Before making any distribution to unitholders, CIE’s board of directors must first make adequate provision for the payment, satisfaction and discharge of all known, unknown, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the dissolution, winding up and liquidation of CIE. In order to do this, CIE may need to liquidate some of the Newco shares it receives under the CIE Asset Purchase Agreement, if possible, which would reduce the number of shares available for distribution to CIE unitholders. CIE does not anticipate any assets of CIE, other than the shares of Newco, will be available for distribution to CIE unitholders.

CIE’s board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, the amount and kind of, and the record date for, any distribution made to unitholders. All distributions will be paid to members of record at the close of business on the record date to be determined by CIE’s board, in accordance with the positive balance in their capital accounts. CIE anticipates that distributing Newco shares in accordance with each member’s positive capital account balance will result in the member holding shares materially equal to the member’s current pro rata unit ownership; however, to the extent there is a difference, CIE will distribute the shares in accordance with the member’s positive capital account balance, as required under CIE’s Operating Agreement. No assurances can be given, however, as to the ultimate amounts to be distributed, or the timing of any distributions.

Immediately after approval of the CIE Plan of Dissolution, CIE anticipates sending notices regarding known liabilities of CIE as required under the Iowa Limited Liability Companies Act (the “Iowa LLC Act”). The Iowa LLC Act requires that a company provide a creditor or claimant notice of its intention to liquidate and allow such creditor to file a claim for 120 days following the date the notice was provided. CIE intends to distribute notices of known claims as soon as reasonably possible. CIE currently expects it will not distribute any portion of its Newco shares to the unitholders of CIE until all claims involving known liabilities, remaining after closing of the CIE Purchase Agreement, are resolved. CIE, however, does not currently anticipate having known liabilities that are not assumed by Newco under the CIE Asset Purchase Agreement. A considerable period of time may be required for CIE to determine the extent of its liabilities to known creditors and claimants and for CIE to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the Iowa LLC Act, CIE may be subject to claims being commenced against it for liabilities unknown to it for a period of five years after CIE satisfies certain general notice requirements under the Iowa LLC Act. In the event a claim is brought for an unknown liability after CIE has distributed the Newco shares, CIE members may be liable for the claim to the extent of the assets received by the holder under the CIE Plan of Dissolution.

Reasons for Dissolution of CIE

In connection with REG’s and CIE’s joint negotiation of the CIE Asset Purchase Agreement, CIE’s board determined that the expense of continuing the business of CIE, when substantially all of the assets of CIE would no longer be held by CIE, was not in the best interest of CIE’s members. In addition, if CIE is unable to liquidate its Newco shares within a specified period of time following the CIE asset purchase, CIE may be deemed to be an “investment company” as that term as defined under the Investment Company Act of 1940, which would result in substantial additional expenses to CIE.

Based on this information, CIE’s board believed that dissolving CIE would return the greatest likely value, when adjusted for risk, to CIE’s members as compared to other alternatives. CIE’s board believes that it is in the best interests of CIE and its members to proceed with the CIE Plan of Dissolution. If the CIE Plan of Dissolution is not approved by CIE’s members, the number of Newco shares available for distribution may be substantially reduced as such shares may have to be liquidated, if possible, to cover ongoing costs after six months has passed from closing on the CIE Asset Purchase Agreement.

Continuing Liability of Unitholders After Dissolution

Following CIE’s dissolution, winding up and liquidation, it is possible that some claims may still exist that could be asserted against CIE. Under the Iowa LLC Act, a unitholder may be liable for any claim against CIE that has not been paid or otherwise provided for, but a unitholder’s total liability for all claims may not exceed the extent of the member’s pro rata share of the claim or CIE’s assets distributed to the member in the liquidation, whichever is less, but a member’s total liability for all claims cannot exceed the total amount of assets distributed to the member in liquidation.

Material Tax Consequences of the Dissolution

For a discussion of the material tax consequences of the dissolution, please refer to the section entitled “Material U.S. Federal Income Tax Consequences—U.S. Federal Tax Consequences of the CIE Asset Purchase and Liquidation, Winding Up and Dissolution” beginning on page 82.

Required Vote and Board Recommendation

The affirmative vote of 75% of the outstanding CIE units shall constitute the approval of the CIE Plan of Dissolution by the members. As indicated on the enclosed proxy card, if you fail to mark a vote, the proxies solicited by the board of directors will be voted FOR the CIE Plan of Dissolution of CIE. If you mark contradicting choices on your proxy card such as a vote both for and against the CIE Plan of Dissolution, your vote will have the effect of a vote against the CIE Plan of Dissolution. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote against the CIE Plan of Dissolution. If you do not submit a proxy card or attend the special meeting, the proxies solicited by the board of the directors will not be counted as a vote for or against the CIE Plan of Dissolution; however, the effect will be that of a vote against the CIE Plan of Dissolution.

THE CIE BOARD OF DIRECTORS HAS APPROVED THE CIE PLAN OF DISSOLUTION AND RECOMMENDS

THAT YOU VOTE IN FAVOR OF THE CIE PLAN OF DISSOLUTION.

DISSOLUTION, WINDING UP AND LIQUIDATION OF WIE

The following describes the material aspects and implications of the dissolution, winding up and liquidation of WIE (the “WIE Plan of Dissolution”). While WIE believes that the description covers the material aspects of WIE’s Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to herein for a more complete understanding of the proposed WIE Plan of Dissolution.

Pursuant to the WIE Asset Purchase Agreement, WIE has agreed to use commercially reasonable efforts to distribute to its unitholders the Newco Common Stock and Newco Preferred Stock received pursuant to the WIE Asset Purchase Agreement and to dissolve, wind down and liquidate WIE or otherwise terminate its limited liability company existence as soon as possible at or following the closing, but in no event later than 180 days following closing. As a result, if the members of WIE approve the sale of substantially all the assets, the members should vote to approve the WIE Plan of Dissolution. In the event the members approve entering into the WIE Asset Purchase Agreement, but do not approve the WIE Plan of Dissolution, WIE will be required to continue as an entity until dissolution is approved by the WIE members. This will result in additional costs and expenses and could result in a reduction of the Newco shares available for distribution to WIE’s members. If the WIE Asset Purchase Agreement is not approved by WIE’s members, or closing on the WIE Asset Purchase Agreement does not occur for any other reason, WIE will not go forward with the WIE Plan of Dissolution. Thus, if you vote to approve the sale of substantially all of the assets of WIE pursuant to the WIE Asset Purchase Agreement, you should also vote in favor of the WIE Plan of Dissolution.

Dissolution and Liquidation Procedure

Following the consummation of the WIE asset purchase and the approval of the WIE Plan of Dissolution by WIE’s unitholders, WIE’s Board of Directors will appoint a person or persons to oversee the liquidation and winding down of WIE (the “Liquidator”). During this time WIE’s business will continue strictly for the purpose of liquidation and will only continue for the time necessary to wind up and liquidate the business. Claims, liabilities and expenses from the winding up of WIE will continue to be incurred, including among other items, professional fees. Under the WIE Asset Purchase Agreement, REG has agreed to cover certain ongoing costs of WIE for a period of six months following the closing of the WIE Asset Purchase Agreement. If WIE has not completed the WIE Plan of Dissolution by the end of this period, the continuing expenses after this time will reduce the amount of assets available for distribution to unitholders.

The Liquidator will take full account of WIE’s liabilities and property and will cause the property or the proceeds from the sale of any such property, to the extent sufficient, to be applied and distributed, to the maximum extent permitted by law, in the following order:

•	First, to creditors (including members and directors of WIE who are third-party creditors, to the extent otherwise permitted by law) in satisfaction of all of WIE’s debts and other liabilities;

•	Second, to members in satisfaction of liabilities for distributions pursuant to the Iowa Limited Liability Company Act;

•

Third, the balance, if any, to the members in accordance with the positive balance in their capital accounts calculated after making the required adjustment set forth in WIE’s Operating Agreement and after giving effect to all contributions, distributions and allocations for all periods.

Payment of Claims and Obligations; Distribution to Unitholders

Before making any distribution to unitholders, WIE’s board of directors must first make adequate provision for the payment, satisfaction and discharge of all known, unknown, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the dissolution, winding up and liquidation of WIE. In order to do this, WIE may need to liquidate some of the Newco shares it receives under the WIE Asset Purchase Agreement, if possible, which would reduce the number of shares available for distribution to WIE unitholders. WIE does not anticipate any assets of WIE, other than the shares of Newco, will be available for distribution to WIE unitholders.

WIE’s board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, the amount and kind of, and the record date for, any distribution made to unitholders. All distributions will be paid to members of record at the close of business on the record date to be determined by WIE’s board, in accordance with the positive balance in their capital accounts. WIE anticipates that distributing Newco shares in accordance with each member’s positive capital account balance will result in the member holding shares materially equal to the member’s current pro rata unit ownership; however, to the extent there is a difference, WIE will distribute the shares in accordance with the member’s positive capital account balance, as required under WIE’s Operating Agreement. No assurances can be given, however, as to the ultimate amounts to be distributed, or the timing of any distributions.

Immediately after approval of the WIE Plan of Dissolution, WIE anticipates sending notices regarding known liabilities of WIE as required under the Iowa Limited Liability Companies Act (the “Iowa LLC Act”). The Iowa LLC Act requires that a company provide a creditor or claimant notice of its intention to liquidate and allow such creditor to file a claim for 120 days following the date the notice was provided. WIE intends to distribute notices of known claims as soon as reasonably possible. WIE currently expects it will not distribute any portion of its Newco shares to the unitholders of WIE until all claims involving known liabilities, remaining after closing of the WIE Purchase Agreement, are resolved. WIE, however, does not currently anticipate having known liabilities that are not assumed by Newco under the WIE Asset Purchase Agreement. A considerable period of time may be required for WIE to determine the extent of its liabilities to known creditors and claimants and for WIE to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the Iowa LLC Act, WIE may be subject to claims being commenced against it for liabilities unknown to it for a period of five years after WIE satisfies certain general notice requirements under the Iowa LLC Act. In the event a claim is brought for an unknown liability after WIE has distributed the Newco shares, WIE members may be liable for the claim to the extent of the assets received by the holder under the WIE Plan of Dissolution.

Reasons for Dissolution of WIE

In connection with REG’s and WIE’s joint negotiation of the WIE Asset Purchase Agreement, WIE’s board determined that the expense of continuing the business of WIE, when substantially all of the assets of WIE would no longer be held by WIE, was not in the best interest of WIE’s members. In addition, if WIE is unable to liquidate its Newco shares within a specified period of time following the WIE asset purchase, WIE may be deemed to be an “investment company” as that term as defined under the Investment Company Act of 1940, which would result in substantial additional expenses to WIE.

Based on this information, WIE’s board believed that dissolving WIE would return the greatest likely value, when adjusted for risk, to WIE’s members as compared to other alternatives. WIE’s board believes that it is in the best interests of WIE and its members to proceed with the WIE Plan of Dissolution. If the WIE Plan of Dissolution is not approved by WIE’s members, the number of Newco shares available for distribution may be substantially reduced as such shares may have to be liquidated, if possible, to cover ongoing costs after six months has passed from closing on the WIE Asset Purchase Agreement.

Continuing Liability of Unitholders After Dissolution

Following WIE’s dissolution, winding up and liquidation, it is possible that some claims may still exist that could be asserted against WIE. Under the Iowa LLC Act, a unitholder may be liable for any claim against WIE that has not been paid or otherwise provided for, but a unitholder’s total liability for all claims may not exceed the extent of the member’s pro rata share of the claim or WIE’s assets distributed to the member in the liquidation, whichever is less, but a member’s total liability for all claims cannot exceed the total amount of assets distributed to the member in liquidation.

Material Tax Consequences of the Dissolution

For a discussion of the material tax consequences of the dissolution, please refer to the section entitled “Material U.S. Federal Income Tax Consequences-U.S. Federal Tax Consequences of the WIE Asset Purchase and Liquidation, Winding Up and Dissolution” beginning on page 84.

Required Vote and Board Recommendation

The affirmative vote of 75% of the outstanding WIE units shall constitute the approval of the WIE Plan of Dissolution by the members. As indicated on the enclosed proxy card, if you fail to mark a vote, the proxies solicited by the board of directors will be voted FOR the WIE Plan of Dissolution of WIE. If you mark contradicting choices on your proxy card such as a vote both for and against the WIE Plan of Dissolution, your vote will have the effect of a vote against the WIE Plan of Dissolution. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote against the WIE Plan of Dissolution. If you do not submit a proxy card or attend the special meeting, the proxies solicited by the board of the directors will not be counted as a vote for or against the WIE Plan of Dissolution; however, the effect will be that of a vote against the WIE Plan of Dissolution.

THE WIE BOARD OF DIRECTORS HAS APPROVED THE WIE PLAN OF DISSOLUTION AND RECOMMENDS

THAT YOU VOTE IN FAVOR OF THE WIE PLAN OF DISSOLUTION

THE SPECIAL MEETINGS

Time, Place and Date

REG. The REG special meeting will be held at [*] local time, on [*], 2009, at [*].

WIE. The WIE special meeting will be held at [*] local time, on [*], 2009, at 202 W 2nd Street, Wall Lake, Iowa, 51466.

CIE. The CIE special meeting will be held at [*] local time, on [*], 2009, at [*].

Blackhawk. The Blackhawk special meeting will be held at [*] local time, on [*], 2009, at 210 West Spring Street, Freeport, Illinois 61032.

Purpose

REG. The purposes of the REG special meeting are:

1.	To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc., a Delaware corporation, REG Merger Sub, Inc., a Delaware corporation, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in this joint proxy statement/prospectus.

2.	To consider and vote upon a proposal to grant discretionary authority to the REG board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

REG may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

WIE. The purposes of the WIE special meeting are:

1.	To consider and vote upon a proposal to sell substantially all the assets and liabilities of WIE pursuant to the terms set forth in the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc. a Delaware corporation, REG Wall Lake, LLC, an Iowa limited liability company, Western Iowa Energy, LLC, an Iowa limited liability company, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in the attached joint proxy statement/prospectus.

2.	In the event WIE’s unitholders approve proposal no. 1, to consider and vote upon a proposal to dissolve, wind up and liquidate WIE as soon as reasonably practicable following the consummation of the sale of substantially all of WIE’s assets to, and the assumption of certain liabilities of WIE by REG Wall Lake, LLC, as contemplated in the Amended and Restated Asset Purchase Agreement executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, and the transactions contemplated thereby, as described in this joint proxy statement/prospectus.

3.	To consider and vote upon a proposal to grant discretionary authority to the WIE board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Asset Purchase Agreement.

WIE may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

CIE. The purposes of the CIE special meeting are:

1.	To consider and vote upon a proposal to sell substantially all the assets and liabilities of CIE pursuant to the terms set forth in the Amended and Restated Asset Purchase Agreement, executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, by and among REG Newco, Inc. a Delaware corporation, REG Newton, LLC, an Iowa limited liability company, Central Iowa Energy, LLC, an Iowa limited liability company, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in the attached joint proxy statement/prospectus.

2.	In the event CIE’s unitholders approve proposal no. 1, to consider and vote upon a proposal to dissolve, wind up and liquidate CIE as soon as reasonably practicable following the consummation of the sale of substantially all of CIE’s assets to, and the assumption of certain liabilities of CIE by REG Newton, LLC, as contemplated in the Amended and Restated Asset Purchase Agreement executed August 7, 2009, dated and effective as of the original execution date, May 8, 2009, and the transactions contemplated thereby, as described in this joint proxy statement/prospectus.

3.	To consider and vote upon a proposal to grant discretionary authority to the CIE board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Asset Purchase Agreement.

CIE may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Blackhawk. The purposes of the Blackhawk special meeting are:

1.	To consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc., a Delaware corporation, REG Danville, LLC, a Delaware limited liability company, Blackhawk Biofuels, LLC, a Delaware limited liability company and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby, as described in the attached joint proxy statement/prospectus.

2.	To consider and vote upon a proposal to grant discretionary authority to the Blackhawk board of directors to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

Blackhawk may also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Quorum; Required Vote

REG Special Meeting. Stockholders of record at the close of business on [*], 2009, the “REG record date” will be entitled to notice of and to vote at the REG special meeting and at any adjournment or postponement thereof. There were issued and outstanding [*] shares of REG common stock [*], [*], [*] and [*] shares of REG Series A, AA, B, and BB Stock, respectively, as of the REG record date, held by approximately [*] stockholders of record.

Holders of a majority of the shares entitled to vote at the REG special meeting, represented in person or by proxy, will constitute a quorum. Under the DGCL and the organizational documents of REG, the adoption and approval of the REG Merger Agreement by the stockholders requires (i) the affirmative vote of the holders of at least a majority of the outstanding shares of REG common stock, REG Series A Preferred Stock, REG Series AA Preferred Stock, REG Series B Preferred Stock and REG Series BB Preferred Stock, voting together as one class on an as-converted basis, (ii) the affirmative vote of the holders of at least seventy percent of the outstanding shares of REG Series A Preferred Stock and REG Series B Preferred Stock voting as one class, and (iii) the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of REG Series AA Preferred Stock and REG Series BB Preferred Stock voting as one class.

In determining whether the approval of the REG Merger Agreement has received the requisite number of affirmative votes, abstentions and shares not represented at the special meeting will have the same effect as a vote against any such proposal. As of the REG record date, [*] shares of REG common stock (approximately [*]% of the shares outstanding as of the REG record date) were outstanding and entitled to be voted by the directors and officers, and their affiliates. Each holder will be entitled to cast one vote for each share of REG held.

WIE Special Meeting. Members of record at the close of business on [*], 2009, the “WIE record date” will be entitled to notice of and to vote at the WIE special meeting and at any adjournment or postponement thereof. There were issued and outstanding [*] membership units of WIE as of the WIE record date, held by approximately [*] members of record.

Holders of 25% of the total outstanding membership units represented in person or by proxy, will constitute a quorum. However, the adoption and approval of the WIE asset purchase by the members requires the affirmative vote of the holders of the majority of the outstanding membership units of WIE. In determining whether the approval of the WIE asset purchase has received the requisite number of affirmative votes, abstentions and units not represented at the special meeting will have the same effect as a vote against any such proposal. Approval of 75% of the outstanding membership units is require to approve the dissolution, winding up and liquidation of WIE. As of the WIE record date, [*] units of WIE (approximately [*]% of the units outstanding as of the WIE record date) were outstanding and entitled to be voted by the directors and officers, and their affiliates. Each holder will be entitled to cast one vote for each unit of WIE held.

CIE Special Meeting. Members of record at the close of business on [*], 2009, the “CIE record date” will be entitled to notice of and to vote at the CIE special meeting and at any adjournment or postponement thereof. There were issued and outstanding [*] membership units of CIE as of the CIE record date, held by approximately [*] members of record.

Holders of 25% of CIE’s issued and outstanding units represented in person or by proxy, will constitute a quorum. However, under CIE’s Operating Agreement, the adoption and approval of the CIE asset purchase by the members requires the affirmative vote of the holders of a majority of the outstanding membership units of CIE. In determining whether the approval of the CIE asset purchase has received the requisite number of affirmative votes, abstentions and units not represented at the special meeting will have the same effect as a vote against any such proposal. Approval of 75% of the outstanding membership units is require to approve the dissolution, winding up and liquidation of CIE. As of the CIE record date, [*] units of CIE (approximately [*]% of the units outstanding as of the CIE record date) were outstanding and entitled to be voted by the directors and officers, and their affiliates. Each holder will be entitled to cast one vote for each unit of CIE held.

Blackhawk Special Meeting. Members of record at the close of business on [*], 2009, the “Blackhawk record date” will be entitled to notice of and to vote at the Blackhawk special meeting and at any adjournment or postponement thereof. There were issued and outstanding [*] membership units of Blackhawk as of the Blackhawk record date, held by approximately [*] members of record.

Holders of a majority of the shares entitled to vote at the Blackhawk special meeting, represented in person or by proxy, will constitute a quorum. Under the Delaware Limited Liability Company Act, Blackhawk’s Amended and Restated Limited Liability Company Agreement and the Blackhawk Merger Agreement, the adoption and approval of the Blackhawk Merger Agreement by the members requires (i) the affirmative vote of the members of at least a majority of the outstanding units of Blackhawk and (ii) the affirmative vote of the members holding a majority of the outstanding units of Blackhawk, (excluding units held by REG and its affiliates) actually voting thereon. In determining whether the approval of the Agreement and Plan of Merger has received the requisite number of affirmative votes, abstentions and units not represented at the special meeting will have the same effect as a vote against any such proposal. As of the Blackhawk record date, [*] units of Blackhawk (approximately [*]% of the units outstanding as of the Blackhawk record date) were outstanding and entitled to be voted by the directors and officers, and their affiliates. Each member will be entitled to cast one vote for each unit of Blackhawk held.

Proxies: Revocability of Proxies

Shares of REG Stock and membership units of WIE, CIE and Blackhawk represented by properly executed and unrevoked proxies will be voted at the REG special meeting, WIE special meeting, CIE special meeting, and Blackhawk special meeting, respectively, in accordance with the directions contained therein. If no direction is made in a properly executed and unrevoked proxy, the shares of REG Common Stock and Preferred Stock and membership units of WIE, CIE and Blackhawk represented by such proxy will be voted FOR the adoption and approval of the applicable consolidation agreement, and the transactions contemplated thereby.

Any REG stockholder or member of WIE, CIE or Blackhawk is empowered to revoke a proxy at any time before its exercise. A proxy may be revoked by filing with the Secretary of the respective company a written revocation or a duly executed proxy bearing a later date. Any written notice revoking a proxy should be sent to: (i) in the case of REG, Renewable Energy Group, Inc., 416 South Bell Avenue Ames, Iowa 50010, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the REG special meeting; (ii) in the case of WIE, Western Iowa Energy, LLC, 1220 South Center Street, P.O. Box 399, Wall Lake, Iowa 51466, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the WIE special meeting; (iii) in the case of CIE, Central Iowa Energy, LLC, 3426 E. 28th Street N., Newton, Iowa 50208, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the CIE special meeting; or (iv) in the case of Blackhawk, Blackhawk Biofuels, LLC, 210 West Spring Street Freeport, Illinois 61032, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Blackhawk special meeting.

Solicitation of Proxies. REG, CIE, WIE and Blackhawk will bear the costs of soliciting proxies from their respective stockholders or members. In addition to soliciting proxies by mail, directors, officers and employees of each of REG, CIE, WIE and Blackhawk may solicit proxies by telephone, by email, by courier service, by telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for their out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock and membership units held of record by such persons, and upon request, REG, CIE, WIE or Blackhawk will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition, REG, CIE, WIE or Blackhawk may engage the services of third parties to solicit proxies on behalf of REG, CIE, WIE or Blackhawk. Such third parties, if engaged, will receive a fee plus reasonable out-of pocket expenses.

Stockholder and Unitholder Proposals

REG. Due to the special meeting and anticipated consolidation, REG does not currently expect to hold a 2010 annual meeting of stockholders. If the consolidation transaction is not completed and the 2010 annual meeting of stockholders is held, because REG did not hold an annual meeting in 2009, proposals for inclusion in proxy materials for the 2010 annual meeting would have to be received at REG’s principal executive offices a reasonable time before REG begins to print and mail its proxy materials.

CIE. Due to the special meeting and anticipated consolidation, CIE does not currently expect to hold a 2010 annual meeting. If the consolidation transaction is not completed, CIE intends to hold the 2010 annual meeting on or about March 10, 2010. In order to be considered for inclusion in next year’s proxy statement, proposals must be submitted in writing to CIE by November 10, 2009. The proposal must be in accordance with the provision of Rule 14a-8 promulgated by the SEC under the Exchange Act. Members who intend to present a proposal at the 2010 annual meeting without including such proposal in the CIE’s proxy statement must provide CIE notice of such proposal no later than January 24, 2010. CIE reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If CIE does not receive notice of a proposal intended to be submitted to the 2010 annual meeting by January 24, 2010, the persons named as proxies on the proxy card accompanying the relevant proxy statement may vote on any such proposal in their discretion only if CIE includes in its proxy statement an explanation of its intention with respect to voting on the proposal.

WIE. Due to the special meeting and anticipated consolidation, WIE does not currently expect to hold a 2010 annual meeting. If the consolidation transaction is not completed, WIE intends to hold a 2010 annual meeting on or about May 10, 2010. In order to be considered for inclusion in next year’s proxy statement, proposals must be submitted in writing to WIE by November 4, 2009. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act. Members who intend to present a proposal at the 2010 annual meeting without including such proposal in WIE’s proxy statement must provide WIE notice of such proposal no later than March 10, 2010, which is 60 days before the anticipated date of the 2010 annual meeting. WIE reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If WIE does not receive notice of a proposal intended to be submitted to the 2010 annual meeting by March 10, 2010, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion only if WIE includes in its proxy statement an explanation of its intention with respect to voting on the proposal.

Blackhawk. Blackhawk held its 2009 annual meeting of members on April 27, 2009. If the consolidation is completed, Blackhawk will be a wholly-owned subsidiary of Newco and will not hold an annual meeting in 2010. If the consolidation is not completed, Blackhawk expects to hold an annual meeting in 2010. Proposals for inclusion in proxy materials for a 2010 annual meeting must be received at Blackhawk’s principal executive offices on or before December 17, 2009.

Newco. If the consolidation transaction is completed, Newco intends to hold a 2010 annual meeting. As Newco did not hold an annual meeting in 2009, proposals for inclusion in proxy materials for the 2010 annual meeting would have to be received at Newco’s principal executive offices a reasonable time before Newco begins to print and mail its proxy materials.

MATERIAL CONTRACTS

REG’s Material Contracts

Bunge Master Services Agreement

Effective May 8, 2009, REG and Bunge entered into a Master Services Agreement (the “Bunge MSA”). The Bunge MSA created a structure whereby Bunge may purchase supplies of animal fat, soybean oil, corn oil and other products as feedstock for resale to REG or its affiliates for biodiesel production at one or more of the biodiesel production facilities owned or operated by REG. Under the Bunge MSA, Bunge may also purchase biodiesel produced by REG or its affiliates at one of more of REG’s facilities, and provides that Bunge will provide risk management services to REG. If Bunge provides any of these services pursuant to the Bunge MSA to REG or an REG facility, Bunge will be the sole provider of such services with limited exception.

Pursuant to the Bunge MSA, Bunge is entitled for its services to an initial, one-time fee of $150,000. REG also is obligated to pay Bunge a monthly fee of $40,000. In addition, an incentive fee must be paid to Bunge equal to 1.5% of the production gross margin of the REG facility up to $1.5 million. Further, Bunge is entitled to a variable rate fee on the aggregate outstanding amount (defined below) for all REG facilities for which Bunge is providing services under the Bunge MSA at a rate per annum equal to the greater of (determined daily) (a) 7 1/2% per annum over and above the LIBOR rate or (b) 10% per annum. The “aggregate outstanding amount” is defined as (a) all amounts paid by Bunge to purchase feedstock for resale to REG or an REG affiliate and for which Bunge has not received payment from REG or such affiliate, and (b) all amounts paid by Bunge to REG or an REG affiliate for the purchase of biodiesel until the earlier of (i) the due date for payment for such biodiesel from the third party purchaser, or (ii) the date that Bunge has received payment for such biodiesel from the third party purchaser. The Bunge MSA provides that at no time will the aggregate outstanding amount exceed $10.0 million. Finally, REG must pay interest on any amounts that are past due equal to the greater of (a) 10 1/2% per annum over and above the LIBOR rate or (b) 13% per annum.

The initial term of the Bunge MSA is three years and it will automatically renew for successive three-year terms unless either party gives prior written notice to the other party of its election not to renew no later than 180 days prior to the expiration of the initial term or the then current renewal term.

Bunge may terminate the Bunge MSA any time, with or without cause, upon at least either 15 or 45 days’ prior written notice depending on certain production milestones. Bunge also has a right to terminate the Bunge MSA if certain events of default occur, including the failure by REG to perform its obligations under another material agreement between REG and Bunge.

REG may terminate the Bunge MSA in the event Bunge has breached any material term of the Bunge MSA and has failed to cure such breach within the designated time period, or the Blackhawk and CIE consolidation transactions have not occurred by January 8, 2010 so long as REG provides Bunge notice of termination by January 13, 2010. Even if the consolidation transactions with Blackhawk and CIE fail to close by January 8, 2010, REG will not be able to terminate the agreement if, as of January 8, 2010, REG or an REG affiliate is a party to one or more toll manufacturing agreements with Bunge that provide for REG to produce a volume of 50,000,000 gallons or more of biodiesel for a term of 12 months or more. REG may also terminate the Bunge MSA effective as of May 9, 2011 if REG has provided Bunge with written notice of termination at least six months prior to the effective date of termination and upon payment to Bunge of $240,000 plus an amount equal to two quarterly incentive fee payments calculated based on the average quarterly incentive fees paid during the 12-month period prior to such termination date.

Bunge Biodiesel Purchase and Sale Agreement

On July 6, 2009 REG, Blackhawk and Bunge entered into an agreement pursuant to which Bunge may purchase biodiesel for resale to third parties that is produced by Blackhawk under its toll processing agreement with REG. Under the terms of the agreement, Blackhawk is also responsible for the quality of the biodiesel and is subject to restrictions at its facility relating to segregation of materials and tolling arrangements. REG is responsible for locating the biodiesel sales for Bunge. This agreement with Bunge will continue until the tolling arrangement between Blackhawk and REG ends or REG nominates a different facility for the services.

Bunge Feedstock Purchase and Sale Agreement

On July 6, 2009, REG, Blackhawk and Bunge entered into an agreement pursuant to which Bunge may purchase supplies of corn oil, animal fat or other products as feedstocks for resale to REG for use in biodiesel production at the Blackhawk’s facility. Under the agreement, REG is responsible for locating the feedstock for Bunge to purchase. Once REG has located the feedstock for purchase, Bunge purchases the feedstock and then sells it to REG at the time the feedstock enters Blackhawk’s facility for processing. Pursuant to this agreement, Blackhawk has granted Bunge certain storage rights at the facility. There are no minimum commitments for supply under this agreement. This agreement will continue until the tolling arrangement between Blackhawk and REG ends or REG nominates a different facility for the services.

ED & F Man Toll Agreement

On May 22, 2009, ED&F Man entered into a toll agreement with REG. Under the agreement, REG agrees to process certain feedstock supplied by ED&F Man into biodiesel at REG’s biodiesel facility located in Seabrook, Texas, which REG refers to as its Houston facility. REG received a toll fee of $0.28 per gallon of biodiesel for the production period running from June 20, 2009 through July 6, 2009. This agreement terminated on July 6, 2009 and the parties are currently negotiating a new agreement.

West Central Agreements

Under a Contract for Services entered into at the time of REG’s separation from West Central, West Central provides REG certain corporate and administrative services such as human resources, information technology, environmental health and safety and accounting, and REG pays West Central its proportionate share of the costs associated with the provision of services, plus a 15% margin.

Under REG’s Ground Lease with West Central, West Central leases to REG the real property on which REG’s Ralston facility is located for an annual rental fee of one dollar. The Ground Lease has a 20-year term ending July 31, 2026 and REG may elect to extend the term for six additional five-year terms. Under an Asset Use Agreement between REG and West Central, West Central provides REG with the use of certain assets, such as office space, maintenance equipment and utilities, for which REG pays a proportionate share of the costs. This agreement has the same term as the Ground Lease.

On July 8, 2007, REG entered into an oil feedstock supply agreement with West Central under which West Central agreed to provide REG with, and REG agreed to buy, all of the soybean oil requirements for REG’s Ralston facility based on the nearby futures contract price for crude soybean oil quoted on the Chicago Board of Trade plus a provision fee to be negotiated by the parties. The agreement has an initial term of three years and will automatically renew in successive one year terms, unless otherwise terminated by either party.

In June 2009, a REG entered into an extended payment terms agreement with West Central. The agreement sets forth the terms of payment that will apply for soybean oil that West Central sells to REG for use at REG’s Ralston facility, as well as any other feedstock that West Central may agree to sell REG. Pursuant to the agreement, payment for feedstocks delivered to REG by West Central shall be made within 45 days after delivery by West Central of an invoice for the feedstocks. Interest accrues on amounts due for feedstocks supplied by West Central beginning on the fifth day after West Central delivers an invoice for the feedstock until paid. At no time during the term of the agreement may the amount payable to West Central exceed $3.0 million. Under the agreement, REG has granted West Central a security interest in all current and after acquired personal property of

REG’s subsidiary that owns the Ralston facility. The agreement, unless earlier terminated, will expire on February 11, 2010. West Central may terminate the agreement at any time, with or without cause, upon at least 15-days prior notice to REG.

Blackhawk’s Material Contracts

Blackhawk Subordinated Loan Agreement with REG

On May 9, 2008, Blackhawk entered into a subordinated loan agreement with REG and issued REG a convertible promissory note in the principal amount of $21.7 million in exchange for the 1,980,488 shares of REG common stock used by Blackhawk for the purchase of its Danville facility and 127,273 shares of REG preferred stock that REG issued to Bunge in connection with Blackhawk’s oil feedstock supply agreement. Interest on the convertible note is based on the 30-day LIBOR plus 5% due in quarterly installments. Blackhawk may elect to pay interest due on the convertible note in the form of Blackhawk units at a rate of $2.00 per unit. Through March 31, 2009, Blackhawk has issued 542,224 units to REG in lieu of the payment of interest in cash. Blackhawk’s obligations under the convertible note are secured on a subordinated basis by substantially all of Blackhawk’s assets. The note matures on May 9, 2013. The note is convertible, at the election of REG, into Blackhawk units at a conversion price of $2.00 per unit upon maturity of the note, prepayment of the note, the closing of an initial public offering by REG, a change of control of REG or three years after the date of the note. In addition, the subordinated loan agreement with REG provides that in the event of an initial public offering by, or change of control of, REG, Blackhawk is required to submit to its members any proposal that REG elects to make for the acquisition by REG of substantially all of Blackhawk’s business and assets.

Blackhawk also issued a warrant to purchase 51,563 Blackhawk units dated May 9, 2008 to REG at an exercise price of $0.01 per unit. In consideration of REG providing a guaranty for a portion of Blackhawk’s obligations under its loan agreement with Fifth Third Bank. The warrant was immediately exercisable as to 20% of the units covered thereby and is exercisable for an additional 20% of the units on the first four anniversaries of the date of issuance of the warrant.

Blackhawk Design-Build Agreement with REG

On May 9, 2008, Blackhawk entered into a design-build agreement with REG that provided for upgrades at Blackhawk’s facility. The estimated contract price to complete the work required under the agreement was $10,844,327, which was subject to increases in certain circumstances up to a maximum of $11,747,633.

MOSA with REG

On May 9, 2008, REG entered into a MOSA with Blackhawk. The agreement provides for the overall management of Blackhawk’s facility by REG, including the procurement of feedstocks as necessary for the operation of the plant, performance of administrative, sales and marketing functions, and other services as needed. The agreement also provides for the extension of trade credit by REG to Blackhawk in connection with the sale of biodiesel by Blackhawk or on Blackhawk’s behalf. The contract requires a monthly fee equal to $0.0425 per gallon of biodiesel produced and a flat fee of $75,000 per month, in each case subject to a consumer price index escalator. Blackhawk is also obligated to pay to REG an annual bonus equal to 6% of the net income of the plant. The term of the agreement is five years from the end of the first month in which biodiesel is produced for sale and will continue thereafter unless one of the parties gives 24-months notice to terminate the agreement.

Oil Feedstock Supply Agreement with REG and Bunge

On May 9, 2008, Blackhawk entered into an oil feedstock supply agreement with REG and Bunge. Pursuant to the agreement, Blackhawk will purchase from Bunge all the soybean oil feedstock required for biodiesel production at Blackhawk’s facility. The agreement has an initial term of six years. Blackhawk has the option to renew the agreement for an additional two-year period by giving written notice to Bunge and REG no later than 12-months prior to expiration of the initial term. Feedstock prices under the agreement are based on soybean oil futures prices plus transportation costs. A transaction fee equal to the total pounds delivered to the facility during the year multiplied by a flat rate or, if less than 112 million pounds are delivered due to certain circumstances as defined by the agreement, a determined fee as stipulated in the agreement would be owed to Bunge. Once delivery of the feedstock commences, payments are due each week for the total price of soybean oil to be delivered based on a weekly estimate.

Blackhawk Toll Processing Agreements with REG

On March 20, 2009, Blackhawk entered into a toll process agreement with REG under which Blackhawk agreed to process biodiesel for the account of REG using feedstocks provided by REG. REG is not obligated to request Blackhawk to produce any minimum amount of biodiesel under the agreement. Blackhawk will receive a set fee per gallon up to 2.5 million gallons produced and a reduced fee per gallon thereafter. The agreement also waives the biodiesel production fee of $0.0425 per gallon payable to REG under the terms of the MOSA. Payment under the terms of the agreement is dependant on the certification and testing of the finished product biodiesel. The original agreement expired on May 3, 2009 and agreements were entered into for the periods through May 31, 2009, June 30, 2009, July 31, 2009 and August 31, 2009 containing substantially similar terms as the original agreement. Blackhawk has also entered into amendments to the toll processing agreements designed to protect Bunge’s rights with respect to feedstock provided by Bunge to REG for processing under the toll processing agreements.

Bunge Feedstock and Biodiesel Purchase and Sale Agreements

Blackhawk is also a party to two purchase and sale agreements with REG and Bunge. For a discussion of these agreements, see “Material Contracts—REG’s Material Contracts—Bunge Feedstock Purchase and Sale Agreement” and “—Bunge Biodiesel Purchase and Sale Agreement” beginning on page 126.

WIE’s Material Contracts

MOSA with REG

REG is a party to a MOSA with WIE that provides for the management of WIE’s facility, including the services of a general manager and operations manager, procurement of soybean oil and other feedstocks, purchasing necessary chemical inputs, and marketing all biodiesel, glycerin and fatty acids produced at the plant. Pursuant to the agreement, WIE pays REG a fee equal to $0.01 per gallon for all biodiesel marketed from the plant and a fee for REG marketing its glycerin, which fee is based on the amount of biodiesel marketed and is equal to $0.002 per gallon of biodiesel. WIE also pays REG a management fee and a per gallon fee for chemical and feedstock procurement along with an annual bonus equal to 6% of WIE’s net income. The initial term of the agreement expired on May 26, 2009. The agreement, however, remains in effect until such time as either party provides 12-months written notice of termination to the other party. On April 7, 2009, REG provided WIE with a notice of termination of the agreement. The notification from REG states that it constitutes such 12-month advance termination notice required by the terms of the agreement.

The Biodiesel Group Reimbursement Agreement

The Biodiesel Group, LLC (“TBG”), is an entity presently owned by Warren Bush, Bill Horan and (an entity owned by) Denny Mauser, each of whom is also a director on the boards of CIE and WIE. In connection with development services and expenses incurred for the development of various biodiesel projects, including the development of CIE, REG and its predecessors paid TBG and its owners a total of $450,000. The payments were made in installments with the first payment made on December 6, 2005 and the final payment on October 12, 2007.

CIE’s Material Contracts

MOSA with REG

In August 2006, REG entered into a MOSA with CIE pursuant to which REG provides management and operational services to CIE with respect to its biodiesel production facility in Newton, Iowa. REG provides the services of a general manager and an operations manager, acquires feedstocks and the basic chemicals necessary for CIE’s biodiesel operations and performs administrative, sales and marketing functions. CIE pays REG a per gallon fee based on the number of gallons of biodiesel CIE produces. In addition, the agreement provides for the payment of a yearly bonus based upon CIE’s net income. The agreement remains in effect unless terminated by either party upon one year’s prior written notice. On April 7, 2009, CIE received a written notice of termination from REG due to changes in the biodiesel market since the original agreement was signed. Therefore, the current agreement will expire on May 1, 2010.

CIE Toll Processing Agreement with REG

In November 2008, CIE entered into a toll processing agreement with REG for the delivery of corn oil to CIE for pre-treatment processing. Under the terms of the agreement, REG agreed to pay CIE a fixed processing fee per pound of corn oil delivered minus the amount from the sale of materials obtained from CIE’s pre-treatment processing.

In January 2009, CIE entered into an additional toll processing agreement with REG for the delivery of various feedstocks to CIE for processing into biodiesel meeting certain specifications. Under the terms of this agreement, REG pays a fixed fee per gallon produced under the arrangement and CIE retains all co-products produced as a result of the processing at no additional cost. The initial term of the agreement was from January 2009 until April 30, 2009 and has continued on a month-to-month basis until terminated in writing by either party by at least one month advance notice. In March 2009, CIE entered into an addendum to this toll processing agreement to allow REG to process corn oil at CIE. Under the addendum, CIE is subject to additional confidentiality standards and the feedstock specifications were modified. The addendum also requires additional payment to REG for excess byproducts produced from corn oil processed by CIE. Also in March 2009, the parties agreed to extend the tolling arrangement through March 30, 2010.

The Biodiesel Group Reimbursement Agreement

The Biodiesel Group, LLC (“TBG”), is an entity presently owned by Warren Bush, Bill Horan and (an entity owned by) Denny Mauser, each of whom is also a director on the boards of CIE and WIE. In connection with development services and expenses incurred for the development of various biodiesel projects, including CIE, REG and its predecessors paid TBG and its owners a total of $450,000. The payments were made in installments with the first payment made on December 6, 2005 and the final payment on October 12, 2007.

Procedures for Approval of Related Party Transactions

Newco’s Board of Directors intends to approve a Related Person Transactions Policy, which will be effective upon consummation of the consolidation. The Related Person Transactions Policy will require approval by Newco’s audit committee of transactions involving more than $120,000 in which any director, officer, 5% stockholder or certain related persons or entities has a direct or indirect material interest.

THE COMBINED COMPANY

If each consolidation transaction is consummated, the combined company will own and operate five facilities with an operating capacity of approximately 152 mmgy. The table below provides an overview of the facilities that would become a part of the combined company if all of the consolidation transactions are consummated.

FACILITIES IN OPERATION
Location	Production Capacity (mmgy)	Current Owner	Co-located with Feedstock(1)	Operations Commenced
Ralston, Iowa	12	REG	Yes	March 2003
Seabrook, Texas	35	REG	No	July 2008
Danville, Illinois	45	Blackhawk	Yes	January 2009
Newton, Iowa	30	CIE	No	May 2007
Wall Lake, Iowa	30	WIE	No	May 2006

FACILITIES UNDER CONSTRUCTION
Location	Production Capacity (mmgy)	Current Owner	Co-located with Feedstock(1)	Approximate Completion Level
St. Rose, Louisiana	60	REG	Yes	50%
Emporia, Kansas	60	REG	Yes	20%

(1)	Co-located with feedstock means that the facility is able to receive feedstock via a direct pipeline from a nearby supplier.

Factors Influencing the Results of Operations of Combined Company and the Constituent Companies

The results of operations of the constituent companies are, and of the combined company will be, primarily affected by industry-wide factors affecting the profitability of biodiesel production. The principal factors affecting the biodiesel business are the market price for biodiesel and the cost of feedstocks used to produce biodiesel, as well as governmental programs designed to create incentives for the production and use of biodiesel. These industry-wide factors directly impact the biodiesel production and marketing operations of each of the constituent companies.

Biodiesel and feedstock price fluctuations

Operating results of biodiesel producers generally reflect the relationship between the price of biodiesel and the cost of feedstocks used to produce biodiesel. The cost of feedstocks is the largest single component of the cost of biodiesel production, accounting for 70% to 90% of the overall production cost. In the U.S., soybean oil has traditionally been the most abundant and widely used feedstock for biodiesel production. Animal fat has historically been less expensive than soybean oil. However, animal fat-based biodiesel demand typically declines in the colder fall and winter months as a result of its higher cloud point relative to vegetable oil-based biodiesel.

Soybean oil prices have been volatile over the past twelve months, increasing during the summer of 2008 before dropping thereafter. According to the Chicago Board of Trade, or CBOT, average soybean oil prices reached a peak of 64.48 cents per pound in July 2008, then dropped to a price of 28.25 cents per pound in December 2008. As of June 24, 2009, the price per pound of soybean oil was 36.44 cents on the CBOT for the July soybean oil contract. The United States Department of Agriculture (the “USDA”) has forecasted that 2010 soybean oil prices will range from 33 to 37 cents per pound. The price of soybean oil is influenced by a number of factors including weather conditions, crop disease, farmer planting decisions, supply and demand, exports, currency fluctuations, and government policies and subsidies.

Soybean oil is a co-product of processing, or crushing, soybeans. Soybean meal is primarily used as protein meal for livestock feed. As a result, soybean crush is highly dependent upon demand for soybean meal as livestock feed. It is unlikely that the amount of soybeans crushed will increase unless there is an equal increase in demand for livestock feed. The USDA’s June 2009 Oil Crop Outlook Report forecasts that soybean crush will be lower than in 2008, potentially resulting in price volatility in the soybean oil market. The USDA also reported in its June 2009 Oil Crop Outlook Report that the share of soybean oil going into biodiesel production continues to decline and 2008/2009 forecasted soybean oil consumption was revised down by 150 million to 1.75 billion pounds.

Prices for animal fat, including choice white grease, generally have moved in relation to the price of other biodiesel feedstocks, such as soybean oil. Like soybean oil prices, animal fat prices peaked in July 2008, at 48.92 cents per pound, which is the monthly average for Missouri River choice white grease as reported by Jacobsen Publishing, and have since fallen. Although prices for animal fat have declined from their 2008 peak, they are nonetheless higher than the average of the period of July 2004 through July 2009. According to Jacobsen Publishing May 2009, the monthly average for Missouri River choice white grease was 26.09 cents per pound.

Crude corn oil extracted from the ethanol production process may be a less costly feedstock alternative to soybean oil. Corn oil-based biodiesel has similar cold flow properties to those of soybean oil based biodiesel. The amount of corn oil available for biodiesel production will likely depend upon the rate at which ethanol plants incorporate corn oil extraction equipment in their plants and the extent to which they market such corn oil. REG believes that historically, crude corn oil extracted from ethanol has traded at price levels similar to yellow grease animal fat. The monthly average for Missouri River yellow grease, as reported by Jacobsen Publishing, peaked in July 2008 at 38.70 cents per pound and averaged 22.61 cents per pound in May 2009.

In general, biodiesel prices are correlated to diesel fuel prices due to the fact that biodiesel is primarily used as a replacement for, or an additive to, petroleum-based diesel. Accordingly, biodiesel prices are impacted by the same factors that affect petroleum prices, such as world-wide economic conditions, wars and other political events, OPEC production quotas, changes in refining capacity and natural disasters. According to the Energy Information Administration, or EIA, the monthly average retail price for No. 2 Ultra Low Sulfur Diesel for the Midwest region, peaked at $4.638 per gallon in July 2008, and then dropped to a monthly low average retail price of $2.04 per gallon for the Midwest region in March 2009. Biodiesel sales prices have followed a similar trend, although they typically remain at levels equal to or higher than the price of petroleum-based diesel. For example, the price for B100 biodiesel in Iowa was approximately $2.80 to $3.30 per gallon for the week of June 22, 2009, according to a Jacobsen Publishing report, while the average retail diesel price for the Midwest region was $2.591 for the week of June 22, 2009, according to the EIA.

European demand for U.S. biodiesel may also be depressed as a result of anti-dumping and anti-subsidy tariffs imposed by the European Commission on all biodiesel produced in the U.S. The European Commission recently approved the extension of tariffs, which were set to expire in July 2009, until 2014. These extended tariffs call for duties that range from 213 to 409 euros per metric ton of biodiesel. The imposition of these tariffs harms the ability of U.S. biodiesel producers to sell biodiesel to Europe and has increased supply in the U.S., pressuring prices.

Governmental programs favoring biodiesel production and use

The biodiesel industry is dependent on economic incentives to produce biodiesel, including federal biodiesel supports. These incentives have supported a market for biodiesel that might not exist without the incentives. The elimination or a reduction, in the amount of state and federal biodiesel supports would negatively impact biodiesel production margins.

The American Jobs Creation Act of 2004, the Energy Policy Act of 2005, or EPAct, and the Energy Independence and Security Act of 2007 are the primary pieces of federal legislation that have established the groundwork for biodiesel market development.

The Biodiesel Blenders’ Tax Credit

The biodiesel blenders’ tax credit, officially called the Volumetric Ethanol Excise Tax Credit, which was first included as part of the American Jobs Creation Act of 2004, extended through December 31, 2008 as part of the EPAct and again extended through December 31, 2009 by the Emergency Stabilization Act, is intended to lower the cost of biodiesel to bring it in line with the cost of petroleum-based diesel fuel. For biodiesel made from virgin oil derived from agricultural products, such as soybean oil and virgin animal fats, the federal excise tax credit applies a $1.00 tax credit per B100 gallon to the first biodiesel blender at the minimum of one-tenth of 1% of B100 blending, which has the effect of reducing the cost of B100 to the blender by $1.00 per gallon.

Renewable Fuels Standard

In August 2005, the EPAct establish a renewable fuel standard program, or RFS, requiring a specific amount of renewable fuel to be used in motor vehicle fuel nationwide. This requirement has been imposed on refineries, blenders and importers in the contiguous 48 states.

The Energy Independence and Security Act of 2007, or EISA, amended the EPAct to increase the number gallons of renewable fuel be used in motor vehicle fuel nationwide in 2008. The number of gallons of renewable fuel that is required to be used increases each year up to 36 billion gallons in 2022. The number of gallons of biomass-based diesel, such as biodiesel, is required to increase from 500 million gallons in 2009 to 1.0 billion gallons in 2012. Beginning in 2016, cellulosic and other advanced biofuels such as biomass-based diesel must account for all increases in the RFS target. Currently, production of advanced biofuels is limited to ethanol derived from sugar and biodiesel. Although it is anticipated that ethanol will account for the largest share of renewable fuel produced in the early years of the RFS, biodiesel will share in this incentive.

EISA also expands the RFS to require that advanced biofuels reduce life cycle greenhouse gas emissions by 50% relative to gasoline sold or distributed in transportation in 2005. Earlier greenhouse emissions life cycle analyses, which focused on direct supply chain contributions, including such things as the carbon emissions involved in raising the crop and transportation of it to market and the energy used in conversion and transporting the fuel to the end user, showed that soy-based biodiesel reduced greenhouse emissions by up to 80%. In May 2009, the Environmental Protection Agency, or EPA, proposed rules for new renewable fuels standard, or RFS-2. The RFS-2 takes into account indirect land use changes, such as potential clear cutting of forest lands to make room for feedstock crops, when calculating greenhouse gas emissions. Based on the EPA’s preliminary findings, soy-based biodiesel fails to meet targets for reducing greenhouse emissions under the proposed RFS-2. The EPA found soy-based biodiesel reduces greenhouse gas emissions by only 22% while biodiesel from animal fat reduces greenhouse gas emissions by approximately 80% under the proposed RFS-2. According to the EPA, in order to meet the RFS-2, a biodiesel production facility would need to use a minimum of 48% waste grease and a maximum of 52% soybean oil in its production of biodiesel.

Some environmentalists have insisted that some carbon penalty be assessed against the use of soybeans because they believe that as soybean prices increase on the international market, deforestation will increase as a result of more soybeans being planted. There is debate among the scientific community over the inclusion of indirect land use change in calculating the greenhouse gas emissions of soy biodiesel and they have not developed a consensus on the data, method, or appropriateness of methods proposed by the current government regulation. It is unclear whether the RFS-2 will be adopted as proposed by the EPA. In the event the RFS-2 is adopted as proposed, the demand for soy-based biodiesel will decline and biodiesel producers will need to obtain alternative feedstocks in sufficient quantities and at acceptable prices, which may not be possible.

Commodity Credit Corporation Bioenergy Program

The Farm, Nutrition and Bioenergy Act of 2008 reauthorized the Commodity Credit Corporation, or CCC, Bioenergy Program. The program provides $55.0 million in funding in both 2009 and 2010, $85.0 million in funding in 2011 and $105.0 million in funding in 2012 for producers of advanced biofuels derived from renewable biomass, including biodiesel, other than corn kernel. Biodiesel producers must apply for this credit and will be paid based on the quantity and duration of advanced biofuel production and on net nonrenewable energy content of the advanced biofuel. Funding to a single eligible producer may be limited to ensure equitable distribution of funding. Producers with production capacity of less than 150 million gallons will be eligible for 95% of the funds provided under the program. In the event that all of the consolidation transaction close, the combined company would exceed the production capacity for which almost all of the CCCs fund have been allocated.

State Legislation

Several states are currently researching and considering legislation to increase the amount of biodiesel used and produced in their states. Minnesota was the first state to mandate biodiesel use. Current Minnesota legislation requires that all diesel fuel sold in the state contain a minimum of 5% biodiesel, with required blend levels automatically increasing to a 10% biodiesel blend in 2012 to a 20% blend in 2015. Similarly, in July 2008 Massachusetts enacted a law that requires all home heating oil and diesel fuel in the state to consist of 2% biodiesel by 2010 and 5% biodiesel by 2013. However, the Massachusetts Department of Energy Resources will be entitled to delay those requirements if it determines that fuels are not available.

Other states, including Iowa, have enacted legislation to encourage (but not require) biodiesel production and use. The Iowa Senate has passed a mandate requiring the use of 5% biodiesel and the Iowa House will consider this legislation next year. Several states provide tax incentives and grants for biodiesel-related studies and biodiesel production, blending, and use. In addition, several state governors have issued executive orders directing state agencies to use biodiesel blends to fuel their fleets.

California is the first state to adopt a low carbon fuel standard, or LCFS, that will require petroleum marketers to reduce the carbon intensity of fuel by 10% in 10 years. Soy and waste oil biodiesel will meet the target reductions and create a carbon credit. Other states are monitoring this new low carbon fuel policy and will consider implementing their own LCFS.

Federal and State Policy

When considered together, the proposed RFS-2 and California’s LCFS will create a situation in California where soy biodiesel will be allowed in the market place and will generate a carbon credit due to the LCFS, but because of the EPA rules, that same gallon of fuel will not qualify for RFS-2 and will not have a renewable fuel identification number as required by the EPA rules. Regulated parties will need to determine what the value of soy biodiesel will be in the marketplace.

If additional carbon cap and trade policies are adopted, an opportunity for biodiesel producers to create carbon credits as offsets will be possible; however, costs associated with third party verification will need to be considered.

Competition in the Biodiesel Industry

The constituent companies are in direct competition with numerous other biodiesel producers, several of which have significantly greater resources than the constituent companies have operating on a stand alone basis. Existing and additional biodiesel plants, particularly those in close proximity to the constituent companies’ plants, increase the supply of biodiesel in those regional markets and may cause lower biodiesel prices and higher costs for supplies of feedstocks.

Currently, there is excess production capacity in the U.S. biodiesel industry. The National Biodiesel Board estimates the dedicated biodiesel production capacity of biodiesel plants as of June 2009 is approximately 2.69 billion gallons per year. Further, plants under construction and expansion in the U.S. as of June 2009, if completed, are expected to result in another 427.8 million gallons of annual biodiesel production capacity, for total annual U.S. production capacity of 3.11 billion gallons. The estimated annual production capacity of existing plants and plants under construction as of June 2009 far exceeds the annual consumption of biodiesel in the U.S.

The constituent companies currently compete, and the combined company will compete, with large, multi-product companies and other biodiesel plants with varying capacities. Some of their competitors have greater resources than the constituent companies currently have or the combined company will have in the future. Archer Daniels Midland Company, LLC, Cargill, Incorporated, Louis Dreyfus Commodities, Ag Processing Inc and Owensboro Grain Company, LLC are major international agribusiness corporations and biodiesel producers with the financial, sourcing and marketing resources to become formidable competitors in the biodiesel industry, without geographical, funding or feedstock restraints. Competition from producers with multi-feedstock sources include Sanimax, Lake Erie Biofuels, LLC, E. Biofuels, LLC, Biox Corporation, and Rothsay Biodiesel Seaboard Corporation. International companies that may compete with the combined company include Glencore International Ag, Wilmar International Limited, Welmor, Morgan Stanley and Trafigura.

The biodiesel industry generally is in competition with the petroleum industry, particularly the diesel fuel portion of the petroleum industry. The size of the biodiesel industry is insignificant compared to the size of the diesel fuel industry and biodiesel producers are able to compete principally as a consequence of government environmental regulations and incentives, assisted from time to time by high petroleum and diesel fuel prices.

The capital and operating costs of producing biodiesel make it prohibitive to compete with diesel fuel based on price. If the diesel fuel industry is able to produce diesel fuel with acceptable environmental characteristics, or if government regulations change in favor of diesel fuel or disfavor of biodiesel, biodiesel producers would find it extremely difficult to compete. Petroleum refiners are continually attempting to develop diesel fuels with low sulfur and other clean burning attributes, together with the lubricity and other characteristics necessary for the operation of diesel engines. It is not possible to predict what success the petroleum industry may experience in making diesel fuel more acceptable or the impact these efforts may have on the biodiesel industry.

Seasonality

The operating results of biodiesel producers are influenced by seasonal fluctuations in the price of the primary input, feedstocks, and the price of biodiesel. In recent years, the spot price for soybean oil, historically the primary feedstock used by most of the constituent companies, has decreased during the late summer and early fall harvest season and increased during the early spring and the late fall and winter months. Sales of biodiesel tend to rise during the spring planting season, from April to June, and rise again during the fall harvest season, from August to September, due to increased demand by the agricultural industry. Biodiesel sales tend to be lower during the winter season due to the tendency for biodiesel to gel in cold weather and the decrease in agricultural activities. The demand for animal fat based biodiesel is particularly low in the colder months as it has a higher cloud point than soy-based biodiesel. As a result of seasonal fluctuations, comparisons of operations between consecutive quarters may not be as meaningful as comparisons between longer reporting periods or the same period in previous years.

REG’S BUSINESS

REG operates a network of biodiesel production facilities with an aggregate production capacity of 302 mmgy. REG’s network consists of two facilities wholly-owned by REG and seven facilities owned by third parties, including CIE, WIE and Blackhawk, for which REG manages facility operations, input procurement, quality control, marketing and distribution logistics, as well as assists with risk management. In addition, REG has a marketing agreement with a third party to market five mmgy of biodiesel produced by the third party, and therefore represents a total of 307 mmgy of biodiesel in the marketplace. During 2008, REG sold approximately 94 million gallons of biodiesel into the domestic and international markets. Most of this biodiesel was marketed under REG’s own REG-9000™ brand. In addition, REG has a broad range of facility construction management capabilities and has provided new facility construction services for seven facilities and significantly upgraded one other facility. REG believes the network of biodiesel production facilities that it operates is the largest producer of biodiesel in the U.S.

REG was formed in August 2006 upon acquiring the assets and operations of West Central’s biodiesel division and two of West Central’s affiliated companies, InterWest, L.C. and REG, LLC. Through these predecessors, REG has been producing and selling biodiesel for more than 12 years and providing new facility construction management services for over five years.

Facilities and Biodiesel Production

REG owns a biodiesel production facility in Ralston, Iowa with 12 mmgy of production capacity. REG also owns a biodiesel production facility in Seabrook, Texas with 35 mmgy of production capacity, which REG refers to as its Houston facility. REG halted construction in 2008 of two wholly-owned facilities: one 60 mmgy production capacity facility in St. Rose, Louisiana, which REG refers to as its New Orleans facility, and one 60 mmgy production capacity facility in Emporia, Kansas. REG halted construction of these facilities as a result conditions in the biodiesel industry and its inability to obtain financing. REG is pursuing a variety of options with respect to these two facilities.

For the facilities that REG manages, referred to as member-owned facilities in its network, REG provides operations management services. REG currently operates and manages seven member-owned biodiesel production facilities with aggregate production capacity of 255 mmgy. For each of the member-owned network facilities, REG has entered into a MOSA whereby REG is responsible for procuring the necessary feedstock and other inputs for the facility, managing the facility and marketing and selling finished biodiesel, among other things. In April 2009, REG gave 12-months notice to terminate the MOSAs of five network plants. REG intends to renegotiate MOSAs with these facilities.

In 2008, REG provided financing to Blackhawk Biofuels, LLC to acquire the assets of a 45 mmgy biodiesel production facility in Danville, Illinois. As part of the agreement, REG supplied shares of its capital stock used by Blackhawk to complete this acquisition and REG received in return, among other things, a convertible subordinated note from Blackhawk.

Also in 2008, REG acquired its Houston facility, which has access to deepwater ports, from United States Biodiesel Group, or USBG, through a transaction whereby USBG invested cash and merged its largest assets into REG. REG also acquired a terminal facility with the option to build a biodiesel plant at the Port of Stockton in Stockton, California. In July 2009, REG sold the Stockton facility for $3.0 million in cash.

REG has created a national distribution system to supply its REG-9000™ brand certified biodiesel product that exceeds ASTM D6751 standards. REG leases more than 350 railcars for transportation and space in 15 terminals. REG has sold biodiesel in all contiguous 48 U.S. states.

Facility Operations Management

For REG’s wholly-owned network facilities, REG has entered into a MOSA, under which it provides operational oversight and day-to-day management. REG’s MOSAs have terms ranging from three to five years. Under the terms of each MOSA, REG is typically responsible for:

•	training of facility operations personnel and implementation of on-site testing, quality control and safety procedures;

•	procuring feedstocks, methanol and chemical inputs;

•	monitoring and testing product quality;

•	managing manufacturing facilities and employees;

•	logistics and supply chain management;

•	marketing and selling finished biodiesel and glycerin co-product; and

•	in many cases providing administrative services, such as accounting, information technology, insurance, human resources, payroll and communications.

For operational management and quality control, REG has implemented a software program at each facility in its network. REG’s plant information software system, which REG refers to as the PI System, allows REG to remotely interface with the computer system running each facility. The PI System gives REG access from REG’s Ames, Iowa headquarters to production, operations and inventory data and other statistical analysis for each facility. Through the PI System REG can also benchmark, troubleshoot and monitor each facility’s operations from REG’s headquarters. The PI System is a key tool in helping REG manage the production of high quality product and coordinate risk management, production and inventory levels.

In exchange for providing these services, the member-owned network facilities pay REG a monthly fee and a net income bonus. The monthly fee is typically a flat fee payable for each gallon of biodiesel produced from the facility each month, though, in certain cases, the monthly fee for the initial period of production is either fixed or based on the number of gallons marketed rather than the number of gallons produced. REG’s fees typically are fixed for a three-year term, though in some cases there are provisions for inflation-based adjustment during the MOSA term towards the latter part of the initial contract term. REG is also eligible to earn an annual net income bonus equal to a specified percentage of the facility’s net income for each fiscal year covered by the MOSA.

Facility Construction Management

REG provides a broad range of facility construction management services. To date, REG has provided biodiesel facility construction management services for seven facilities and significantly upgraded one other facility. For those projects, REG acted as construction manager and general contractor along with providing various development stage services, facility design and engineering services.

Input Procurement

In the U.S., the predominant feedstocks used in biodiesel production currently are soybean oil and animal fats. Soybean oil for the facilities that REG manages and owns is procured on a spot or fixed-price forward contract basis from large soybean oil producers such as Ag Processing Inc, Archer Daniels Midland Company, Cargill, Incorporated, CHS Inc., DeBruce Grain, Inc., Minnesota Soy Processors and Bunge and its affiliates. Fixed-price forward contracts specify the amount of soybean oil, the price and time period, which is typically one month to one quarter, over which the soybean oil is to be delivered. Fixed-price forward contracts are at fixed prices or prices based on the CBOT, plus or minus a basis adjustment reflecting price differentials between local and CBOT supply and demand and the cost of delivery.

REG’s Ralston and Houston facilities and its planned New Orleans and Emporia facilities are located near soybean oil or other feedstock producers, in order to reduce or eliminate feedstock transportation costs. For its

Ralston facility, REG obtains all required soybean oil from West Central. The soybean oil from West Central is piped directly from West Central’s crush facility located adjacent to REG’s Ralston facility, which eliminates feedstock transportation costs. REG pays West Central based on CBOT daily prices plus a provision fee. In accordance with the terms of agreements entered into in 2008, Bunge would supply approximately 60% of the feedstock requirements for each of the New Orleans and Emporia facilities, each of which are located near Bunge soybean crush facilities. REG would pay Bunge based upon the then current CBOT futures price for soybean oil plus a basis of which would be negotiated by the parties. REG would also pay Bunge a yearly transaction fee based on the number of pounds of soybean oil delivered during the previous 12-month period. REG anticipates that a significant portion of any soybean oil REG uses will be crude degummed soybean oil, which will further reduce its input costs relative to REG’s competitors whose facilities require RBD soybean oil.

Unlike REG’s competitors, many of which must rely solely on refined soybean or other vegetable oils, most of REG’s network facilities are multi-feedstock capable, meaning that they can generate biodiesel from crude or degummed soybean oil, other vegetable oils and animal fats. REG’s wholly-owned and member-owned facilities are increasingly using animal fats rather than soybean oil. Animal fat is mainly used for biodiesel during the warmer months due to its higher cloud point. REG has produced biodiesel that exceed ASTM D6751 standards using various types of animal fat, palm oil and corn oil inputs. REG believes it is important to be able to utilize alternative, lower-priced feedstocks, such as animal fats when soybean oil prices are rising. REG believes that its network has become one of the largest buyers of animal fat in the U.S. REG is also pursuing alternative feedstocks such as corn oil, jatropha, and algae oil.

REG obtains methanol, chemical catalysts such as sodium methylate, and hydrochloric acid, under fixed-price contracts and formula-indexed contracts based upon competitive bidding. These procurement contracts typically last one to two years. The price of methanol is indexed to the monthly reported price of methanol. REG’s methanol and chemical catalyst vendors have access to REG’s inventory and restock each facility as and when needed.

Sales and Marketing

REG markets and sells biodiesel produced at all of its network facilities. In 2008, REG marketed approximately 94 million gallons of ASTM D6751 certified biodiesel. REG has created a national distribution system to supply REG-9000™ brand certified biodiesel. REG sells biodiesel predominantly to resellers, distributors and refiners who typically blend biodiesel with petroleum-based diesel fuel before reselling to end-users. REG also markets and sells the glycerin and fatty acid biodiesel co-products from all of its network facilities.

REG also markets biodiesel from other producers that are not part of its biodiesel network. All of REG’s wholly owned and member-owned facilities are either BQ-9000 certified or follow the BQ-9000 quality processes and assurance programs and are in the process of obtaining certification. REG also looks for tolling opportunities for its wholly owned and member-owned facilities.

REG’s primary sales focus has been on petroleum distributors, refiners, travel centers, mining and agriculture. REG offers training to distributors to educate their sales forces on the benefits and characteristics of biodiesel in an effort to increase biodiesel demand from end users. REG also make presentations to end users regarding the attributes of biodiesel and REG’s quality control processes.

Distribution

REG has created a national distribution system to supply REG-9000™ brand ASTM D6751 certified biodiesel product. Each of REG’s owned and managed facilities is equipped with an on-site rail loading system and a truck loading system. REG offers logistics and supply chain management services, including leased rail cars for transportation and terminal space for distribution. REG also manages customers’ biodiesel storage tanks and replenishment process. Typically, REG’s terminals are co-located with petroleum diesel terminals so that fuel distributors and customers can create the desired biodiesel blend at the terminal before further distribution. Terminal leases typically have three-year terms and are generally renewable subject to certain terms and conditions. In the future, REG plans to increase its number of terminal leases in strategic locations, including on the coasts of the U.S. and other deep water access points, to create an extensive distribution system that enhances REG’s ability to market biodiesel in the U.S. and abroad.

Risk Management

The prices for feedstocks and biodiesel are volatile and are not closely correlated. REG is, therefore, exposed to substantial commodity price risk in its business. In addition, REG has in the past, and expects in the future, to utilize forward contracting and hedging strategies, including strategies using futures, options, and over the counter products. However, the extent to which REG engages in these risk management strategies varies substantially from time to time, depending on market conditions and other factors. In establishing REG’s risk management strategies, REG draws from its own in-house risk management expertise and it consults with industry experts, such as Bunge and ED & F Man, two of the largest international commodity trading firms and investors in REG. Bunge provides risk management services to REG pursuant to the Bunge MSA. REG utilizes research conducted by outside firms to provide additional market information and risk management strategies. REG believes combining these sources of knowledge, experience, and expertise gives REG a more sophisticated and global view of the fluctuating commodity markets for raw materials and energies, which REG then can incorporate into its risk management strategies.

REG manages feedstock supply risks related to biodiesel production through a combination of long-term supply contracts and spot-traded feedstock contracts with soybean oil processors and animal fat suppliers. The purchase price for soybean oil under substantially all of these agreements is indexed to prevailing market prices with a substantial percentage being purchased at a fixed spread, or basis, from the prevailing CBOT prices. REG utilizes futures contracts and options to hedge, or lock in, the cost of a portion of its future soybean oil requirements, generally for varying periods up to one year. REG does not hedge its animal fat requirements as there is no established market for animal fat futures.

REG’s ability to mitigate the risk of falling biodiesel prices is somewhat limited. REG has entered into forward contracts to supply biodiesel. However, pricing under these forward sales contracts generally has been indexed to prevailing market prices as fixed price contracts for long periods have generally not been available on acceptable terms. There is no established market for biodiesel futures. REG’s efforts to hedge against falling biodiesel prices generally involve entering into futures contracts and options on other commodity products, such as diesel fuel and heating oil.

Feedstock and Technology Development

REG’s feedstock and technology development team consists of a director, business development manager, a PhD and a bachelor’s level chemical engineer, a PhD oleo chemist and a biochemical engineer. The team provides services to REG network facilities in addition to distributors, terminals and end customers. The team focuses on improving production volumes and quality, evaluating potential new feedstock sources and new technologies, designing and improving equipment and the process flow, enhancing the value of co-products, researching reaction kinetics, troubleshooting and educating customers and strategic partners.

Employees

As of March 31, 2009, REG employed 123 full-time employees, including 67 in operations, eight in sales and marketing, 44 in administration and four in construction services. None of REG’s employees is represented by a labor organization or under any collective bargaining agreements.

Legal Proceedings

REG is involved in legal proceedings in the normal course of business.

SELECTED CONSOLIDATED FINANCIAL DATA OF REG

The following selected consolidated financial data and unaudited pro forma data should be read together with “REG Management’s Discussion and Analysis of Financial Condition” beginning on page 140 and REG’s financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2007 and 2008, and the selected consolidated statements of operations data for each year ended December 31, 2006, 2007 and 2008, have been derived from REG’s audited consolidated financial statements which are included elsewhere in this joint proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2005 and 2006, and the selected consolidated statements of operations data for the years ended December 31, 2004 and 2005 have been derived from REG’s audited consolidated financial statements not included in this joint proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2004 have been derived from REG’s unaudited consolidated financial statements not included in this joint proxy statement/prospectus. The selected consolidated balance sheet data as of March 31, 2009, and the selected consolidated statements of operations data for the three months ended March 31, 2008 and March 31, 2009, have been derived from REG’s unaudited condensed consolidated financial statements which are included in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet and statements of operations data have been derived from REG’s unaudited pro forma financial information which is included in this joint proxy statement/prospectus. The unaudited consolidated and pro forma condensed consolidated financial data and related notes have been prepared on the same basis as the audited consolidated financial statements contained in this joint proxy statement/prospectus and include all adjustments, consisting only of normal recurring adjustments, that REG considers necessary for a fair presentation of REG’s financial position and operating results for the periods presented. REG’s results of operations for the three month period ended March 31, 2009 are not necessarily indicative of the results that can be expected for the full year or any future period.

	Year Ended December 31,						Three Months Ended March 31,
	2004	2005	2006(1)	2007	2008(2)	Pro Forma 2008	2008	2009	Pro Forma 2009
	(In thousands)
Consolidated Statement of Operations Data:
Revenues:
Biodiesel sales	$21,219	$77,181	$93,649	$130,562	$69,509		$16,683	$15,367
Biodiesel government incentives	6,854	6,418	8,915	9,970	6,564		1,906	2,649

Total Biodiesel	28,073	83,599	102,564	140,532	76,073	$225,479	18,589	18,016	$23,807
Services	413	2,696	75,465	94,018	9,379	7,722	2,840	948	896

Total revenues	28,486	86,295	178,029	234,550	85,452	233,201	21,429	18,964	24,703

Costs of goods sold:
Biodiesel	25,250	72,591	92,423	141,748	78,736	222,823	17,254	20,447	28,569
Services	—	761	70,751	71,258	4,470	4,470	2,072	533	533

Total cost of goods sold	25,250	73,352	163,174	213,006	83,206	227,293	19,326	20,980	29,102

Gross profit	3,236	12,943	14,855	21,544	2,246	5,908	2,103	(2,016)	(4,399)
Total operating expenses	1,751	2,504	11,688	29,453	24,208	29,164	5,988	5,073	5,934

Income (loss) from operations	1,485	10,439	3,167	(7,909)	(21,962)	(23,256)	(3,885)	(7,089)	(10,333)

Total other income (expense), net	(360)	(535)	(377)	36,623	(2,318)	(4,559)	996	1,970	1,271

Income (loss) before income taxes and income (loss) from equity investments	1,125	9,904	2,790	28,714	(24,280)	(27,815)	(2,889)	(5,119)	(9,062)
Income tax benefit	—	—	745	3,198	9,414	10,541	1,838	1,183	2,437
Income (loss) from equity investments	—	—	493	113	(1,013)	(1,049)	(485)	(238)	(224)

Net income (loss)	1,125	9,904	4,028	32,025	(15,879)	(18,323)	(1,536)	(4,174)	(6,849)

Less: Net (income) loss attributable to noncontrolling interests	—	—	—	(141)	2,788	—	—	2,951	—

Net income (loss) attributable to REG	$1,125	$9,904	$4,028	$31,884	$(13,091)	$(18,323)	$(1,536)	$(1,223)	$(6,849)

	Year Ended December 31,					March 31, 2009	Pro Forma 2009
	2004	2005	2006(1)	2007	2008(2)
	(In thousands)
Consolidated Balance Sheet Data:
Total assets	$23,638	$20,725	$143,606	$169,706	$251,984	$242,592	$357,367
Long-term obligations	3,680	3,350	34,076	6,424	41,251	42,050	49,104
Redeemable Preferred Stock	—	—	20,934	39,273	73,481	73,481	72,265

(1)	Reflects the acquisition of REG, LLC as of July 31, 2006.
(2)	Reflects the consolidation of Blackhawk as of May 2008 and acquisition of USBG as of June 2008.

REG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis of REG’s financial condition and results of operations should be read together with REG’s consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. REG’s actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including but not limited to, those set forth under “Risk Factors” beginning on page 18 and elsewhere in this joint proxy statement/prospectus.

Overview

REG owns a 12 mmgy biodiesel production facility in Ralston, Iowa and a 35 mmgy biodiesel production facility near Houston, Texas, and has a significant equity interest in a 45 mmgy production facility in Danville, Illinois. In addition, REG operates six biodiesel production facilities owned by third parties, for which REG manages facility operations, input procurement, quality control, marketing and distribution logistics and risk management. REG also provides new biodiesel facility construction management services to third parties.

REG was formed by West Central. REG commenced operations on August 1, 2006, upon acquiring the assets and operations of West Central’s biodiesel division and two of West Central’s affiliated companies, InterWest, L.C. and REG, LLC. REG’s consolidated financial statements prior to July 31, 2006 do not include the results of its construction management services business previously owned by REG, LLC. REG, LLC was only 50% owned by West Central so it was accounted for as a purchase as of the date of acquisition. In connection with the commencement of REG’s operations, it obtained equity financing from an investor group that included Bunge, NGP and ED&F Man.

In 2007, REG began construction of 60 mmgy production capacity facilities planned in New Orleans, Louisiana and Emporia, Kansas. REG halted construction of these facilities as a result of conditions in the biodiesel industry and its inability to obtain financing. REG is pursuing a variety of options with respect to these two facilities.

In May 2008, REG provided financing to Blackhawk to acquire the assets of a 45 mmgy partially completed facility at the time in Danville, Illinois and $5.2 million in cash. In connection with this transaction, REG issued 1,980,488 shares of REG common stock, which was used by Blackhawk as payment of the purchase price of the Danville facility. Additionally, REG issued 127,273 shares of REG series B preferred stock to Bunge on behalf of Blackhawk in exchange for Bunge entering into a soy oil supply agreement with Blackhawk. In exchange for the issuance of these shares by REG, Blackhawk issued REG a $21.7 million subordinated convertible note. Simultaneously with this transaction, REG entered into a MOSA with Blackhawk to manage the operations of Blackhawk’s newly acquired plant as well as a design-build agreement to perform construction services upgrade the plant to produce biodiesel using alternative feedstocks. REG received 51,563 warrants to purchase Blackhawk units at $0.01 per share with no scheduled expiration that was immediately exercisable as to 20% of the units on the date of issuance and as to 20% each year thereafter over four years. The warrants were received by REG as compensation for providing a guarantee of a portion of Blackhawk’s indebtedness under Blackhawk’s term construction loan. Prior to these transactions, in December 2007, REG invested $2.0 million of cash in exchange for 1,000,000 Blackhawk units.

In June 2008, REG acquired its 35 mmgy Houston, Texas facility from USBG in exchange for REG common and preferred stock and warrants to purchase additional REG common stock. REG also acquired a liquid terminal facility in Stockton, California and $15.5 million in cash. In exchange for these assets REG issued 558,140 shares, 3,090,909 shares and 3,863,415 shares of REG series AA preferred stock, REG series BB preferred stock and REG common stock, respectively, as well as 243,902 warrants to purchase REG common stock for $10.25 per share.

REG’s Houston facility currently operates under a tolling agreement with ED&F Man. Under the tolling agreement, ED&F Man procures feedstocks that the Houston facility processes into biodiesel for a fixed fee.

In July 2009, REG sold its Stockton facility for $3.0 million in cash.

In August 2009, REG entered into a settlement agreement with GATX Financial Corporation regarding certain rail cars leased by REG. The agreement provides for a cash payment by REG of $1.3 million and the issuance of 250,000 shares of REG common stock in exchange for the satisfaction of accrued rents owed by REG and a modification of future rent obligations.

REG derives revenue from two reportable business segments: Biodiesel and Services.

Biodiesel Segment

REG’s Biodiesel segment includes:

•

the operations of REG’s wholly-owned biodiesel production facilities, currently consisting of REG’s Ralston, Iowa and Houston, Texas production facilities and as of May 9, 2008, Blackhawk’s facility; and

•	purchases and resales of biodiesel produced by third parties and under toll manufacturing arrangements with certain of its network facilities;

•	toll manufacturing activities serviced by REG for third parties; and

•	REG’s sales of biodiesel produced under toll manufacturing arrangements with network facilities.

Prior to September 2007, REG purchased significant volumes of biodiesel for resale under an agreement with Peter Cremer North America, LP, or PCNA. Under this agreement, PCNA sold to REG biodiesel it acquired from an independently owned and operated biodiesel production facility located near Cincinnati, Ohio. In 2006 and 2007, REG purchased 32.2 and 31.4 million gallons of biodiesel from PCNA at prices based on market soybean oil prices plus a conversion fee. REG sold back to PCNA at cost a portion, and during some periods all, of its committed volumes for resale by PCNA. The agreement with PCNA provided that each company would share with the other an amount equal to 50% of any profit, but not loss, on sales of biodiesel covered by the agreement. The price of biodiesel that REG purchased from PCNA was based on soybean oil costs and production fees rather than market prices for biodiesel and, as a result, REG’s sales margins, in some cases, were more or less favorable than would apply to resales of biodiesel acquired in the spot market. Because of REG’s profit-sharing arrangement with PCNA and because of the relatively high production costs and related fees that determined the price that REG paid to PCNA for biodiesel, REG’s gross profit per gallon on gallons purchased from PCNA was significantly lower than for biodiesel produced by REG, and as a result, REG elected to terminate this agreement in September 2007. REG’s biodiesel revenues decreased significantly in 2008 due to the termination of this relationship.

REG derives a small portion of its revenues from the sale of glycerin and fatty acids, which are a co-product of the biodiesel production process. In 2008, REG’s revenues from the sale of glycerin and fatty acids were less than one percent of its total Biodiesel segment revenues.

Services Segment

REG’s Services segment includes:

•	construction management services, whereby REG acts as the construction manager and general contractor for the construction of biodiesel production facilities; and

•	biodiesel facility management and operational services, whereby REG provides day-to-day management and operational services to biodiesel production facilities.

REG’s construction management services primarily include assistance with pre-construction planning, such as site selection and permitting, facility and process design and engineering, engagement of subcontractors to perform all construction activity and to supply all biodiesel processing equipment, and project management services. Because REG does not have internal construction capabilities and does not manufacture biodiesel processing equipment, REG relies on its prime subcontractors, Todd & Sargent and its joint venture with the Weitz Company, TSW, to fulfill the bulk of its obligations to REG’s customers. Payments to these prime subcontractors represent most of the costs of goods sold for REG’s Services segment.

Demand for REG’s construction management and facility operations services depends on capital spending by potential customers and existing customers, which is directly affected by trends in the biodiesel industry. Due to the current economic climate, overcapacity in the biodiesel industry and reduced demand for biodiesel, REG did not receive any new orders for new facility construction services in 2008 or the first quarter of 2009. During this period, REG was engaged to upgrade the Blackhawk facility in Danville, Illinois. However, this revenue was eliminated for financial reporting purposes as a result of the consolidation of Blackhawk’s financial statements with REG. REG anticipates revenues derived from construction management services will be minimal in future periods until conditions in the biodiesel industry improve.

REG’s facility operations management services provided to owners of biodiesel production facilities involve a broad range of activities. Under REG’s MOSA that REG enters into with a facility owner, REG typically receives a monthly fee based on gallons of biodiesel produced or marketed and REG is eligible for a bonus based on the facility’s net income. REG’s MOSAs generally have a three-year or five-year term. REG does not recognize revenue from the sale of biodiesel produced at managed facilities, which REG sells for the account of the member-owner as REG acts as an agent for these transactions. In 2009, REG provided notice to five networks facilities that REG would be terminating its services under the MOSAs twelve months from the date notice was provided as permitted by the MOSAs. REG intends to renegotiate MOSAs with these facilities and will be seeking a higher management fee payable to REG. However, there is no assurance the facilities will agree to the terms REG intends to propose. REG’s revenues in 2008 derived from its MOSAs were $3.7 million.

REG’s results of operations are primarily affected by industry-wide factors affecting the profitability of biodiesel production. For a discussion of these factors, see the section entitled, “The Combined Company—Factors Influencing the Results of Operations of Combined Company and the Constituent Companies” beginning on page 130.

Components of Revenues and Expenses

REG derives revenues in its Biodiesel segment from the following sources:

•

sales of biodiesel produced at REG’s wholly-owned facilities, currently consisting of REG’s Ralston, Iowa and Houston, Texas facilities and, as of May 9, 2008, its member-owned Blackhawk facility, including transportation, storage and insurance costs to the extent paid for by REG’s customers;

•	revenues from toll manufacturing arrangements with ED&F Man at REG’s Houston, Texas facility;

•	revenues from REG’s sale of biodiesel produced by third parties through toll manufacturing arrangements with REG;

•	resale of finished biodiesel acquired from others;

•	sales of glycerin, and other co-products of the biodiesel production process;

•

incentive payments from federal and state governments, including the federal biodiesel blenders’ tax credit, which REG receives directly when it sells its biodiesel in blended form, primarily as B99, rather than in pure form or B100.

REG derives revenues in its Services segment from the following sources:

•	amounts received from third parties for services performed by REG in its role as general contractor and construction manager for biodiesel production facilities; and

•

fees received from member-owned facilities in REG’s network for operations management services that REG provides for biodiesel production facilities, typically based on production rates and profitability of the member-owned facility.

Cost of goods sold for REG’s Biodiesel segment include:

•

with respect to REG’s wholly-owned production facilities, expenses incurred for feedstocks, catalysts and other chemicals used in the production process, facility leases, utilities, depreciation, salaries and other indirect expenses related to the production process, and, when required by REG’s customers, transportation, storage and insurance;

•

with respect to biodiesel acquired from third parties produced under toll manufacturing arrangements, expenses incurred for feedstocks, catalysts and other chemicals used in the production process, and toll processing fees paid to the facility producing the biodiesel;

•	changes during the applicable accounting period in the market value of derivative and hedging instruments, such as exchange traded contracts, related to feedstocks and commodity fuel products; and

•

the purchase price of finished biodiesel acquired from PCNA and from third parties on the spot market, and related expenses for transportation, storage, insurance and labor and other indirect expenses.

Cost of goods sold for REG’s Services segment include:

•

REG’s construction management services activities, primarily REG’s payments to subcontractors constructing the production facility and providing the biodiesel processing equipment, and, to a much lesser extent, salaries and related expenses for REG’s employees involved in the construction process; and

•

REG’s facility management and operations activities, primarily salary expenses for the services of management employees for each facility and others who provide procurement, marketing and various administrative functions.

Selling, general and administrative expense consists of expenses generally involving corporate overhead functions, including payments under previous agreements with West Central, for services in the areas of information technology and environmental health and safety. See “Material Contracts—REG’s Material Contracts—West Central Agreements” beginning on page 126 for a discussion of these agreements.

Other income is primarily comprised of the changes in fair value of the preferred stock conversion feature embedded derivative, change in fair value of interest rate swap, interest expense, interest income, and the impairment of investments in member plant investments.

Accounting for Investments

REG uses the equity method of accounting to account for the operating results of entities over which REG has significant influence. REG uses the equity method to account for REG’s minority equity interests in three companies as a result of REG’s significant operational influence due to REG’s management of the member-owned facilities biodiesel operations and the participation of one of REG’s employees on each member-owned facility’s board of directors. These entities include SoyMor Biodiesel, LLC, Western Dubuque Biodiesel, LLC and WIE. REG expects to use the equity method to account for REG’s equity interests in all entities with which REG executes a MOSA and have board participation. Additionally, REG uses the equity method of accounting to account for the operating results of 416 S Bell, LLC. Under the equity method, REG recognizes its proportionate share of the net income (loss) of each entity in the line item “Income from equity method investees.”

REG uses the cost method of accounting to account for its investment in two member plants. These entities include CIE and East Fork Biodiesel, LLC. Because REG does not have the ability to influence the operating and financial decisions of the companies and does not maintain a position on the board of directors, the investment is accounted for using the cost method. Under the cost method, the initial investment is recorded at cost and assessed for impairment. During the year ended December 31, 2008 the Company recorded an impairment in the amount of $1,400 on its investment in EFB that was determined to have been other-than-temporarily impaired. There was no impairment recorded during the years ended December 31, 2006 and 2007 or the three month periods ended March 31, 2008 and 2009.

As a result of the transactions described above between Blackhawk and REG, REG consolidates Blackhawk in its results in accordance with the requirements of FIN 46(R) because REG was determined to be the primary beneficiary of Blackhawk’s operations. REG determined it was the primary beneficiary as it holds significant variable interests resulting in it receiving the majority of Blackhawk’s expected losses or the majority of its expected residual returns. Variable interests in Blackhawk held by REG consist of the subordinated convertible note, Blackhawk units, the guaranty of indebtedness, warrants, the MOSA, and a construction agreement. As a result, all accounts of Blackhawk have been included with REG’s financial statements as of May 9, 2008, the date of the transaction; however it is not consolidated for income tax purposes.

Risk Management

As noted above, the profitability of the biodiesel production business largely depends on the spread between prices for feedstocks and for biodiesel fuel. REG actively monitors these risks and attempt to manage a portion of them. However, the extent to which REG engages in these risk management strategies varies substantially from time to time, depending on market conditions and other factors. Adverse price movements for these commodity products directly affect the operating results in REG’s Biodiesel segment. As REG expands its wholly-owned production capacity, its exposure to these risks will increase. REG has extensive experience in managing risks related to biodiesel production. REG also receives input from others with risk management expertise and utilizes research conducted by outside firms to provide additional market information in forming REG’s risk management strategies.

REG manages feedstock supply risks related to biodiesel production through long-term supply contracts with soybean processors. All of the feedstock requirements for REG’s Ralston, Iowa facility are supplied under a three year agreement with West Central. REG has also entered into feedstock supply agreements with Bunge for the facilities REG is constructing in New Orleans, Louisiana and Emporia, Kansas, and REG expects that committed amounts under these agreements will satisfy approximately 60% of REG’s feedstock requirements at these facilities when they become fully operational. The purchase price for soybean oil under all of these agreements is indexed to prevailing market prices with a substantial percentage being purchased at a fixed spread, or basis, from the prevailing CBOT prices. REG has utilized futures contracts and options to hedge, or lock in, the cost of portions of REG’s future soybean oil requirements generally for varying periods up to one year. In addition, REG consults with Bunge on risk management strategies, which may affect the prices REG pays or the profits REG shares on biodiesel sales.

REG has also used animal fat as a feedstock to produce biodiesel. REG expects its use of animal fat to increase in the future as a result of Blackhawk’s recent completion of animal fat processing capabilities. REG also purchases a significant volume of animal fat to supply its network facilities. There are several varieties of animal fat REG utilizes, including but not limited to poultry fat, choice white grease and yellow grease. REG manages animal fat supply risks related to biodiesel production through supply contracts with animal fat suppliers/producers. There is no established futures market for the animal fat market. The purchase price for animal fat is mostly on a fixed price basis or spread to a prevailing market price reported by Jacobsen Publishing. REG’s efforts to hedge against falling animal fat prices, which has been limited to date, involves entering into futures contracts or options on other commodity products, such as soybean oil or heating oil. However, these products do not always experience the same price movements as animal fats; which makes risk management for these feedstocks challenging.

REG’s ability to mitigate its risk of falling biodiesel prices is limited. REG has entered into forward contracts to supply biodiesel. However, pricing under these forward sales contracts generally has been indexed to prevailing market prices, as fixed price contracts for long periods on acceptable terms have generally not been available. There is no established market for biodiesel futures. REG’s efforts to hedge against falling biodiesel prices, which have been relatively limited to date, generally involve entering into futures contracts and options on other commodity products, such as diesel fuel and heating oil. However, these products do not always experience the same price movements as biodiesel. Changes in the value of these futures or options instruments are recognized in current income. See “Critical Accounting Policies—Derivative Instruments and Hedging Activities” beginning on page 147.

REG also advises member-owners in REG’s network regarding risk mitigation and hedging strategies, although executed transactions are effected solely for the account of the member.

Critical Accounting Policies

REG’s discussion and analysis of its financial condition and results of operations are based upon REG’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires REG to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. REG evaluates its estimates on an ongoing basis. REG bases its estimates on historical experience and on various other assumptions that REG believes to be reasonable under the circumstances, the results of which form the basis for making the judgments REG makes about the carrying values of assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

REG believes the following critical accounting policies affect REG’s more significant judgments used in the preparation of REG’s consolidated financial statements:

Revenue recognition. REG recognizes revenues from the following sources:

•	the sale of biodiesel and its co-products—both purchased and produced by REG at owned manufacturing facilities and through tolling arrangements with network plants;

•	fees received under toll manufacturing agreements with third parties;

•	fees received from federal and state incentive programs for renewable fuels;

•	fees from construction and project management; and

•	fees received for the marketing and sales of biodiesel produced by third parties and from managing operations of third party facilities.

Biodiesel sales revenues are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectability can be reasonably assured. The sale of biodiesel is recorded upon transfer of title under standard commercial terms.

Fees received under toll manufacturing agreements with third parties are generally established as an agreed upon amount per gallon of biodiesel produced. The fees are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectability can be reasonably assured. The fees under toll manufacturing agreements are recorded upon transfer of title under standard commercial terms.

Revenues associated with the governmental incentive programs are recognized when the amount to be received is determinable and collectability is reasonably assured.

Historically, REG has provided consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type

Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. REG records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. REG routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, REG would recognize the projected loss in full when it is first determined. REG recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

Fees for managing ongoing operations of third party plants, marketing biodiesel produced by third party plants, and from other services are recognized as services are provided. REG also has performance based incentive agreements that are included as management service revenues. These performance incentives are recognized as revenues when the amount to be received is determinable and collectability is reasonably assured.

REG acts as a sales agent for certain third parties, thus REG recognizes revenues on a net basis in accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal verses Net as an Agent.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles. REG reviews long-lived assets, including property, plant and equipment and definite-lived intangible assets, for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Asset impairment charges are recorded for long-lived assets and intangible assets subject to amortization when events and circumstances indicate that such assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying amount of the assets exceeds its fair value. Fair value is determined by management estimates using discounted cash flow calculations. The estimate of cash flows arising from the future use of the asset that are used in the impairment analysis requires judgment regarding what REG would expect to recover from the future use of the asset. Changes in judgment that could significantly alter the calculation of the fair value or the recoverable amount of the asset may result from, but are not limited to, significant changes in the regulatory environment, the business climate, management’s plans, legal factors, commodity process, and the use of the asset or the physical condition of the asset. Asset impairment charges of $160, $1,786, and $0 were recorded for the years ended December 31, 2008, 2007, and 2006, respectively. Such charges were primarily related to REG owned biodiesel facilities that were abandoned during construction.

Goodwill asset valuation. While goodwill is not amortized, it is subject to periodic reviews for impairment. As required by Statement of Financial Accounting Standard, or SFAS 142, Goodwill and Other Intangible

Assets, REG reviews the carrying value of goodwill for impairment annually or when REG believes impairment indicators exist. The analysis is based on a comparison of the carrying value of the reporting unit to its fair value, determined utilizing a discounted cash flow methodology. Additionally, REG reviews the carrying value of goodwill whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Changes in estimates of future cash flows caused by items such as unforeseen events or sustained unfavorable changes in market conditions could negatively affect the fair value of the reporting unit’s goodwill asset and result in an impairment charge. There was no impairment recorded in the periods presented.

Income taxes. REG recognizes deferred taxes by the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

Blackhawk is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements of REG aside from its pro-rata share determined based on its ownership interest.

REG utilizes the asset and liability method of accounting for deferred income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary timing differences between the tax and financial statement basis of assets and liabilities. At December 31, 2008, REG had net deferred income tax assets of approximately $39.8 million. Annually, any deferred tax assets are reviewed to determine the probability of realizing the assets. If it is determined that it is unlikely that the assets will be fully realized in the future, a valuation allowance is established against the assets. REG believes there is a reasonable basis in the tax law for all of the positions REG takes on the various federal and state tax returns it files. However, in recognition of the fact that various taxing authorities may not agree with REG’s position on certain issues, REG expects to establish and maintain tax reserves. As of December 31, 2008 REG had a liability for unrecognized tax benefits of $1.5 million.

Derivatives instruments and hedging activities. The Financial Accounting Standards Board issued SFAS 133 Accounting for Certain Derivative Instruments, or SFAS 133. SFAS 133 established accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. REG utilizes options and futures contracts to hedge feedstock purchases and biodiesel sales contracts have designated the derivatives as non-hedge derivatives that are utilized to manage cash flow. Additionally, REG has entered into an interest rate swap with the objective of managing risk caused by fluctuations in market interest rate risks associated with the Blackhawk construction loan. Unrealized gains and losses on the options and futures contracts are therefore recognized as a component of Biodiesel cost of goods sold, and are reflected in current results of operations. Unrealized gains and losses on the interest rate swap are recorded in other income (expense), net.

Purchase accounting. On July 31, 2006, REG was formed as a result of the contribution of certain assets and liabilities from West Central and InterWest, L.C. The assets of West Central that were contributed to REG were used in a division that was not a separate legal entity operating within West Central. InterWest L.C., an Iowa limited liability company, was substantially wholly owned by West Central. The contributions were accounted for in accordance with SFAS 141 Business Combinations, or SFAS 141. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

Also on July 31, 2006, REG acquired certain assets and liabilities of REG, LLC, formerly Renewable Energy Group LLC, in exchange for 2,036,506 shares of REG’s common stock. The purchase was valued based on REG’s management’s estimate of profits for currently in-process and future biodiesel facility construction projects. Under SFAS 141 the acquired assets and liabilities of REG, LLC were recorded at their fair value as of the acquisition date.

As a result of the transactions described above between Blackhawk and REG, REG consolidates Blackhawk. The assets and liabilities consolidated by REG from Blackhawk did not represent a business as defined in FASB Statement No. 141, Business Combinations, because as of May 2008 Blackhawk had not commenced operations, had no customers, outputs, or processes; therefore, no goodwill was recorded. The total purchase price exchanged was determined based on negotiations with an independent third party.

As part of REG’s acquisition of its Houston, Texas facility, REG assumed a ground lease. The terms of the lease require REG to pay above market rents through the remainder of the lease term expiring in 2021. REG has recorded an unfavorable lease obligation for this arrangement that will be amortized as an adjustment to lease expense over the remaining lease term. The unfavorable lease obligation was valued based on REG’s management’s estimate of the difference between market rents and contractual rents. Additionally, REG assumed responsibility for any losses stemming from an Engineering, Procurement and Construction Agreement dated October 24, 2006 up to $1.6 million. The actual losses were determined and settled by REG on October 21, 2008 through the issuance of 136,585 shares of common stock valued based on negotiations with an independent third party. As it was a non-operating plant that had not commenced operations, had no customers, outputs, or any processes, and the assets and liabilities acquired by REG from USBG did not represent a business as defined under SFAS 141, no goodwill was recorded for book purposes, although tax deductible goodwill was created for tax purposes. Acquired assets were recorded at their fair value as of the acquisition date. The purchase price was valued based on negotiations with an independent third party.

Valuation of Preferred Stock Embedded Conversion Feature Derivatives. SFAS 133 requires bifurcation of embedded derivative instruments and measurement of fair value for accounting purposes. In determining the estimated fair value of the derivative instruments embedded in REG’s outstanding preferred stock, REG used the option pricing method to allocate the fair value of the underlying stock to the various components comprising the security, including the embedded derivative and independent valuation experts. The allocation was performed based on each class of preferred stock’s liquidation preference and relative seniority. Key assumptions in determining the value of the derivative include the value of REG’s common stock and discount rates. Changes in the valuation of REG’s common stock price have a material impact on REG’s financial statements, and management estimates the fair value of REG’s common stock on a continuous basis. REG estimates the fair value of its common stock for the purposes of determining the value of the preferred stock embedded derivative and stock options using a combination of market-based approaches. This analysis is done on a periodic basis and takes into account factors that change over time. Other factors affecting REG’s assessment of the fair value of its common stock include recent purchases or sales of its common stock, if available. These assumptions are based on management judgment, industry knowledge and independent valuation experts. Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as change in fair value of preferred stock embedded derivative. The effects of interactions between the embedded derivatives in each series of preferred stock are calculated and accounted for in arriving at the overall fair value of the financial instruments. The impact of the change in the value of the embedded derivative is not included in the determination of taxable income.

Stock based compensation. REG maintains a stock-based compensation program for employees and directors under the REG 2006 Stock Option Plan, or the Plan. The Plan was approved by the Board of Directors on July 31, 2006. REG accounts for the plan according to the requirements of SFAS 123R, Share Based Payment (SFAS 123R), and uses the Black-Scholes option pricing model to determine the fair value of the stock-based awards. If any of the assumptions under the Black-Scholes option pricing model change significantly, stock-based compensation expense, from additional grants, may differ materially in the future from that recorded in the current period.

Blackhawk accounts for unit-based instruments granted to nonemployees under the fair value method of EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. Under EITF 96-18 and EITF 00-18, unit-based instruments usually are recorded at their underlying fair value. In certain instances the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

The calculation of stock-based compensation expense involves complex and subjective assumptions, including REG’s stock price volatility, expected term of the option grant, dividend yield and the applicable risk-free interest rate. For purposes of the calculation, the expected stock-price volatility used was based on the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities, a comparison that REG deemed reasonable. The expected term of the options represents the estimated period of time until exercise and is based on the simplified method prescribed in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment, which is the average of the vesting and the contractual life of the option. Based on REG’s limited operating history, management considers the option term, as calculated in accordance with SFAS 123R, as reasonable and expects to update such expected term upon the development of actual historical results. The fair value of the common stock was based on the third party transactions with REG’s common stock. REG has not paid dividends on its common stock and REG does not expect to pay dividends during the option term.

Total stock-based compensation expense recorded during the years ended December 31, 2008, 2007 and 2006 was $3.6 million, $3.8 million and $5.7 million, respectively. Total stock-based compensation expense recorded during the three months ended March 31, 2009 and 2008 was $0.9 million and $0.9 million. Blackhawk recognized unit-based compensation expense to employees of approximately $0.2 million and $0.3 million for the year ended December 31, 2008 and 2007, respectively. As of December 31, 2008, approximately $2.7 million of unrecognized compensation expense, net of estimated forfeitures, related to stock options is expected to be recognized over a remaining weighted-average period of 1.1 years. REG intends to grant stock options in the future and, therefore, may recognize additional compensation expense in connection with these future grants.

Results of Operations

Three months ended March 31, 2009 and three months ended March 31, 2008

Set forth below is a summary of certain financial information for the periods indicated:

	Three Months Ended March 31,
	2008	2009
Revenues
Biodiesel	$16,683	$15,367
Biodiesel government incentives	1,906	2,649

Total Biodiesel	18,589	18,016
Services	2,840	948

Total	21,429	18,964

Cost of Goods Sold
Biodiesel	17,254	20,447
Services	2,072	533

Total	19,326	20,980

Gross Profit (Loss)	2,103	(2,016)
Selling, General and Administrative Expenses	5,988	5,073

Operating Loss	(3,885)	(7,089)
Other Income (Expenses)	996	1,970
Income Tax Benefit	1,838	1,183
Loss from Equity Investments	(485)	(238)

Net Income Loss	(1,536)	(4,174)
Net loss attributable to non-controlling interests	—	2,951

Net Loss Attributable to REG	$(1,536)	$(1,223)

Revenues. REG’s total revenues decreased $2.5 million, or 12%, to $19.0 million for the three months ended March 31, 2009, from $21.4 million for the three months ended March 31, 2008. This decrease was due to a decrease in revenues from each segment, as follows:

Biodiesel. Biodiesel revenues including government incentives decreased $0.6 million, or 3%, to $18.0 million for the three months ended March 31, 2009, from $18.6 million for the three months ended March 31, 2008. This decrease in biodiesel revenue was primarily due to a reduction in REG’s average B100 sales price from $3.96 in the 2008 period to $2.38 in the 2009 period, reflecting lower market pricing. Gallons sold increased 51% from 4.3 million gallons to 6.4 million gallons as a result of REG’s acquisition of the Houston facility in June 2008, which accounted for 1.5 million gallons, the consolidation of Blackhawk accounted for an additional 0.7 million gallons and 0.3 million gallons of finished biodiesel produced by REG’s network plants for REG under tolling arrangements. In the first quarter of 2009, REG produced an additional 2.4 million gallons at its Houston facility under a tolling arrangement. However, only the toll fee equal to an average of $0.43 per gallon was included in revenues for this production consistent with REG’s accounting policy.

Services. Services revenues decreased $1.9 million to $0.9 million for the three months ended March 31, 2009, from $2.8 million for the three months ended March 31, 2008. Although construction activity in the period ended March 31, 2009 was consistent with the prior year, the consolidation of Blackhawk as of May 9, 2008 resulted in the elimination for financial reporting purposes of all construction revenue related to the Blackhawk construction project, which represented substantially all of REG’s construction revenues in first quarter 2009 prior to the elimination. In first quarter of 2008, REG recognized $1.8 million of revenue from construction completion activities on one facility. Revenues generated from management services REG provided to REG’s member-owned network facilities were $0.2 million in first quarter of 2009, compared to $0.9 million during the same period of 2008, due to decreased production at the network plants driven by gross margins resulting from the narrowing of the spread between feedstock and biodiesel prices.

Cost of goods sold. REG’s cost of goods sold increased $1.7 million, or 9%, to $21.0 million for the three months ended March 31, 2009, from $19.3 million for the three months ended March 31, 2008. This increase is due to an increase in cost of goods sold in the Biodiesel segment, partially offset by lower cost of services, as follows:

Biodiesel. Biodiesel cost of goods sold increased $3.1 million, or 19%, to $20.4 million for the first quarter 2009, compared to $17.3 million for the first quarter 2008. The increase in cost of goods sold is primarily the result of the inclusion of operating costs of $5.1 million for REG’s Houston facility, which REG acquired in the second quarter of 2008, $2.5 million in start up activities at the Blackhawk facility and relatively higher cost of goods at REG’s Ralston facility related to alternative feedstock testing activities. These three factors were largely offset by average feedstock price reductions of 44%. Additionally, REG incurred $0.4 million in losses from REG’s hedging activity for the first quarter 2009, compared to gains of $0.3 million from hedging arrangements in the first quarter 2008. REG’s cost of goods sold for the first quarter 2008 were almost entirely attributable to operations of REG’s Ralston facility.

Services. Cost of services decreased $1.6 million to $0.5 million for the three months ended March 31, 2009, from $2.1 million for the three months ended March 31, 2008. Although construction activity in the period ended March 31, 2009 was consistent with the prior year, the consolidation of Blackhawk as of May 9, 2008 resulted in the elimination for financial reporting purposes of all construction costs related to the Blackhawk construction project, which represented substantially all of REG’s construction activity in the first quarter of 2009. In first quarter of 2008, REG recognized costs of $1.2 million from construction completion activities on one facility. Costs incurred to perform services under the MOSAs were consistent for both periods as REG provided services to the same number of network facilities in each period.

Selling, general and administrative expenses. REG’s selling, general and administrative expenses decreased $0.9 million to $5.1 million for the first quarter of 2009 compared to $6.0 million for the first quarter of 2008. Of this decrease, $0.3 million was due to decreased compensation expense as a result staff reductions, $0.4 million was a result of decreased advertising expenses and $0.4 million was attributable to other cost cutting measures undertaken by management during 2008. The decreases were offset by an increase of $0.8 million in expenses related to the consolidation transactions and $0.8 million in Blackhawk expenses included in first quarter 2009. During first quarter 2009, REG collected a doubtful receivable account which resulted in a $1.5 million decrease to selling, general and administrative expenses by reducing bad debt expense.

Other income (expense), net. Other income was $2.0 million for the first quarter of 2009 and $1.0 million during first quarter of 2008. Other income is primarily comprised of the changes in fair value of the preferred stock conversion feature embedded derivative, interest expense, interest income, and the other nonoperating items. The change in fair value of the preferred stock conversion feature embedded derivative resulted in income of $0.8 million for the first quarter of 2009 compared to income of $1.2 million for the first quarter of 2008 as a result of the decrease in the market value of REG’s stock consistent with overall market declines. Interest expense increased $0.5 million to $0.7 million for the first quarter of 2009 from $0.2 million for the first quarter of 2008. This increase was primarily attributable to the consolidation of Blackhawk, borrowings related to REG’s line of credit with West LB and interest paid to TSW during 2009. Other income during the 2009 quarter included $1.7 million miscellaneous income relating to release of an escrow related to REG’s Stockton terminal facility and grant income of $0.5 million relating to a research grant received from the State of Iowa.

Income tax benefit. Income tax benefit was $1.2 million for the first quarter of 2009, compared to $1.8 million for the first quarter of 2008. The decrease in income tax benefit was primarily attributable to smaller losses excluding the impact of the embedded derivative, which is not tax effected, incurred in 2009 compared to 2008.

Loss from equity investments. Loss from equity investments was $0.2 million for the first quarter of 2009 compared to loss of $0.5 million for the first quarter of 2008. The decrease in loss from equity investments was primarily attributable to reduced production of the partially owned facilities.

Non-controlling interest. Non-controlling interest was $3.0 million for the first quarter of 2009 compared to $0 for the first quarter of 2008. The increase in non-controlling interest was attributable to the consolidation of Blackhawk.

Fiscal year ended December 31, 2008 and fiscal year ended December 31, 2007

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended December 31,
	2007	2008
Revenues
Biodiesel	$130,562	$69,509
Biodiesel government incentives	9,970	6,564

Total Biodiesel	140,532	76,073
Services	94,018	9,379

Total	234,550	85,452

Cost of Goods Sold
Biodiesel	141,748	78,736
Services	71,258	4,470

Total	213,006	83,206

Gross Profit	21,544	2,246
Selling, General and Administrative Expenses	29,453	24,208

Operating Loss	(7,909)	(21,962)
Other Income (Expenses)	36,623	(2,318)
Income Tax Benefit	3,198	9,414
Income (Loss) from Equity Investments	113	(1,013)

Net Income (Loss)	32,025	(15,879)
Net loss (income) attributable to non-controlling interests	(141)	2,788

Net Income (Loss) Attributable to REG	$31,884	$(13,091)

Revenues. REG’s total revenues decreased $149.1 million, or 64%, to $85.5 million for the year ended December 31, 2008 from $234.6 million for the year ended December 31, 2007. This decrease was due to a decrease in revenues from each segment, as follows:

Biodiesel. Biodiesel revenues including government incentives decreased $64.5 million, or 46%, to $76.1 million for the year ended December 31, 2008 from $140.5 million for the year ended December 31, 2007. This decrease in revenues was primarily due to a 69% reduction in gallons sold from 44.3 million gallons in 2007 to 13.6 million gallons in 2008. In 2007, REG sold 31.4 million gallons pursuant to its relationship with PCNA. In September 2007, REG elected not to continue the relationship with PCNA. Of the gallons sold in 2008, REG sold only 1.5 million gallons that were acquired from PCNA prior to the termination of the relationship, with the remaining gallons sold being limited to production from REG’s Ralston facility or acquired from third parties. Sales volumes and customers served by product purchased from PCNA were generally shifted to production from network plants, which aren’t included in REG’s results of operations. The reduction in gallons sold was offset by a 72% increase in sales price. The average biodiesel selling price of B100 was $2.58 in 2007 compared to $4.45 in 2008 as seen in market pricing. In addition, REG produced an additional 6.8 million gallons at REG’s Houston facility under a tolling arrangement; however, the average revenue was $0.43 per gallon, which represents the toll fee for each gallon produced under this toll arrangement consistent with REG’s accounting policy.

Services. Services revenues decreased $84.6 million, or 90%, to $9.4 million for the year ended December 31, 2008 from $94.0 million for the year ended December 31, 2007 almost entirely as a result of lower construction management services due to decreased construction activity. In 2007, REG completed four plant construction projects. In 2008, REG finalized the construction of one facility and provided construction management services to Blackhawk. As a result of the consolidation of Blackhawk as of May 9, 2008 all construction costs related to the Blackhawk construction project were eliminated for financial reporting purposes. Revenues related to facilities management services provided to REG’s network facilities decreased by $0.4 million to $3.7 million for the year ended December 31, 2008, from $4.1 million for the year ended December 31, 2007, due to lower fees resulting from lower production rates and profitability at REG’s member-owned facilities, offset by a full year of operations at four network facilities that commenced operations during 2007.

Cost of goods sold. REG’s cost of goods sold decreased $129.8 million, or 61%, to $83.2 million for the year ended December 31, 2008 from $213.0 million for the year ended December 31, 2007. This decrease was due to a decrease in the cost of goods sold from each segment, as follows:

Biodiesel. Biodiesel costs of goods sold decreased $63.0 million, or 44%, to $78.7 million for the year ended December 31, 2008 from $141.7 million for the year ended December 31, 2007. The overall decrease was primarily attributable to a 69% decrease in gallons sold in 2008 compared to 2007 primarily related to the termination of the PCNA relationship. Biodiesel costs of goods sold as a percentage of biodiesel revenues increased to 104% in 2008 from 101% in 2007, primarily as a result of an approximately 42% increase in the average cost per gallon of soybean oil as seen in market pricing. Risk management gains, which offset costs of goods sold, were approximately $0.4 million for 2008, compared to $1.0 million in 2007.

Services. Cost of services decreased $66.8 million, or 94%, to $4.5 million for the year ended December 31, 2008 from $71.3 million for the year ended December 31, 2007. The decrease in cost of services revenue was attributable to decreased construction activity in 2008. Costs incurred to perform services under the MOSAs were consistent for both periods due to higher costs during start up activities of the network facilities in 2007 offset by higher salary costs in 2008.

Selling, general and administrative expenses. REG’s general and administrative expense, including impairment of long lived assets, decreased $5.2 million, or 18%, to $24.2 million for the year ended December 31, 2008 from $29.5 million for the year ended December 31, 2007. This decrease was due to a write off of $2.1 million in costs associated with an abandoned public equity offering in 2007 and cost reduction activities in 2008. Impairment of long lived assets decreased $1.6 million, or 91%, to $0.2 million for the year ended December 31, 2008 from $1.8 million for the year ended December 31, 2007. The $0.2 million impairment in 2008 related to a partial write off of abandoned capital assets and the $1.8 million impairment in 2007 related to REG’s investment in a potential biodiesel facility site in Cairo, Illinois that was abandoned in 2007.

Other income (expense), net. Other income was $2.3 million of expense for the year ended December 31, 2008 and income of $36.6 million for the year ended December 31, 2007. The change in fair value of the preferred stock conversion feature embedded derivative resulted in income of $2.1 million for the year ended December 31, 2008 compared to income of $35.1 million for the year ended December 31, 2007 as a result of the decrease in the market value of REG’s stock consistent with overall market declines. The change in fair value of interest rate swap recognized a loss of $1.4 million for the year ended December 31, 2008 compared to zero dollars for the year ended December 31, 2007 as a result of the consolidation of Blackhawk into REG’s financial statements. Interest expense increased $1.7 million, to $1.9 million for the year ended December 31, 2008 from $0.2 million for the year ended December 31, 2007. This increase was primarily attributable to borrowings on the West LB line of credit which accounted for $1.5 million and the consolidation of Blackhawk into REG’s financial statements, which accounted for $0.2 million in interest expense for 2008. Interest income was

$0.3 million and $1.7 million for the year ended December 31, 2008 and 2007, respectively, primarily due to decreased cash and short-term investments. REG incurred impairment of investments of $1.4 million for the year ended December 31, 2008 versus zero dollars for the year ended December 31, 2007 related to the partial write down of REG’s investment in East Fork Biodiesel, LLC. The plant was substantially completed in December 2007 but as of December 2008 was unable to begin operations.

Income tax benefit. Income tax benefit was $9.4 million for the year ended December 31, 2008 compared to $3.2 million for the year ended December 31, 2007. The increase in income tax benefit was primarily attributable to larger losses excluding the impact of the embedded derivative, which is not included in taxable income, incurred in 2008 compared to 2007. See Note 2 of REG’s Financial Statements for additional information.

Income (loss) from equity investments. Loss from equity investments was $1.0 million for the year ended December 31, 2008 compared to income of $0.1 million for the year ended December 31, 2007. The decrease in income from equity investments was primarily attributable to losses sustained by REG’s network facilities that REG has invested due to decreased biodiesel sales at these facilities during 2008 which is consistent with REG’s owned facilities.

Non-controlling interest. Non-controlling interest was $2.8 million for the year ended December 31, 2008 compared to a loss of $0.1 million for the year ended December 31, 2007. The increase in non-controlling interest was primarily attributable to the consolidation of Blackhawk.

Fiscal year ended December 31, 2007 and fiscal year ended December 31, 2006

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended December 31,
	2006	2007
Revenues
Biodiesel	$93,649	$130,562
Biodiesel government incentives	8,915	9,970

Total Biodiesel	102,564	140,532
Services	75,465	94,018

Total	178,029	234,550

Cost of Goods Sold
Biodiesel	92,423	141,748
Services	70,751	71,258

Total	163,174	213,006

Gross Profit	14,855	21,544
Selling, General and Administrative Expenses	11,688	29,453

Operating Income (Loss)	3,167	(7,909)
Other Income (Expenses)	(377)	36,623
Income Tax Benefit	745	3,198
Income from Equity Investments	493	113

Net Income	4,028	32,025
Net loss (income) attributable to non-controlling interests	—	(141)

Net Income Attributable to REG	$4,028	$31,884

Revenues. Revenues increased $56.5 million, or 32%, to $234.6 million for the year ended December 31, 2007 from $178.0 million for the year ended December 31, 2006. This increase was due to an increase in revenues from each segment, as follows:

Biodiesel. Biodiesel revenues increased $38.0 million, or 37%, to $140.5 million for the year ended December 31, 2007 from $102.6 million for the year ended December 31, 2006. This increase was primarily attributable to a 33% increase in gallons of biodiesel sold, from 43.0 million gallons in 2006 to 57.2 million gallons in 2007. The increase in gallons sold was primarily due to additional gallons REG sold pursuant to its relationship with PCNA in 2007 compared to 2006. The increase in revenues was also attributable to an increase in the average sale price of biodiesel. The average biodiesel selling prices was $2.58 in 2007 compared to $2.35 in 2006, which represents a 10% increase in B100 pricing as seen in market pricing.

Services. Services revenues increased $18.6 million, or 25%, to $94.0 million for the year ended December 31, 2007, from $75.5 million for the year ended December 31, 2006. This increase was mostly attributable to increased construction revenues in 2007 from four plants that were under construction. Revenues related to facilities management services provided to REG’s network facilities increased by $3.0 million due to four facilities commencing operations during 2007.

Cost of goods sold. Costs of goods sold increased $49.8 million, or 31%, to $213.0 million for the year ended December 31, 2007, from $163.2 million for the year ended December 31, 2006. This increase is due to an increase in cost of goods sold from each segment, as follows:

Biodiesel. Biodiesel costs of goods sold increased $49.3 million, or 53%, to $141.7 million for the year ended December 31, 2007, from $92.4 million for the year ended December 31, 2006. This overall increase was primarily attributable to the 33% increase in gallons of biodiesel sold from 2006 to 2007. As a percentage of Biodiesel revenues, Biodiesel costs of goods sold increased to 101% in 2007 from 90% in 2006, primarily related to an approximately 45% increase in the average cost per gallon of soybean oil feedstock as seen in market pricing. Increases in the cost of soybean oil also affected the price of the biodiesel REG purchased for resale from PCNA, as REG’s costs under the PCNA agreement were tied to the facility’s actual production costs. The increase in REG’s cost of goods in the 2007 period was partially attributable to lower gains from REG’s risk management activity which had gains of approximately $1.0 million for 2007 compared to gains of $2.9 million from risk management arrangements in 2006.

Services. Cost of services increased $0.5 million, or 1%, to $71.3 million for the year ended December 31, 2007, from $70.8 million for the year ended December 31, 2006. The increase in cost of services revenue was attributable to increasing cost of construction of biodiesel facilities as a result of additional construction projects as well as increases in costs incurred to perform services under the MOSAs as more network facilities commenced operations during 2007.

Selling, general and administrative expenses. General and administrative expense, including impairment of long lived assets increased $17.8 million, or 152%, to $29.5 million for the year ended December 31, 2007 from $11.7 million for the year ended December 31, 2006. This increase is primarily attributable to an increase in headcount to 89 employees on December 31, 2007 up from 53 employees on December 31, 2006 and, to a lesser extent, as a result of REG’s increased sales volume in connection with overall business growth. Increased compensation and professional costs were a result of establishing independent operations and improving REG’s accounting and financial reporting functions to support REG’s plan to become a public company. Impairment of long lived assets increased $1.8 million to $1.8 million for the year ended December 31, 2007 from zero dollars for the year ended December 31, 2006. The $1.8 million impairment in 2007 related to REG’s investment in a potential biodiesel facility site in Cairo, Illinois that was abandoned in 2007.

Other income (expense), net. Other income was $36.6 million of expense for the year ended December 31, 2007 and expense of $0.4 million for the year ended December 31, 2006. The change in fair value of the preferred stock conversion feature embedded derivative resulted in income of $35.1 million for the year ended December 31, 2007 compared to a loss of $0.6 million for the year ended December 31, 2006 as a result of the decrease in the market value of REG’s stock consistent with overall market declines. Interest expense decreased $0.2 million, to $0.2 million for the year ended December 31, 2007 from $0.4 million for the year ended December 31, 2006. This decrease was primarily attributable to a decrease in REG’s debt obligations during 2007. Interest income increased $1.0 million, or 151%, to $1.7 million for the year ended December 31, 2007 from $0.7 million for the year ended December 31, 2006, primarily due to increased cash and short-term investments.

Income tax benefit. Income tax benefit was $3.2 million for the year ended December 31, 2007 compared to $0.7 million for the year ended December 31, 2006. The increase in income tax benefit was primarily attributable to larger losses excluding the impact of the embedded derivative, which is not included in taxable income, incurred in 2007 compared to 2006. See Note 2 of REG’s Financial Statements for additional information.

Income (loss) from equity investments. Income from equity investments decreased $0.4 million to $0.1 million for the year ended December 31, 2007 from $0.5 million for the year ended December 31, 2006. The decrease in income from equity investments was primarily attributable to less business and profit sharing.

Non-controlling interest. Non-controlling interest was a loss of $0.1 million for the year ended December 31, 2007 compared to zero dollars for the year ended December 31, 2007. The $0.1 million loss in minority interest, net of tax was attributable to REG’s partial ownership in 416 S. Bell, LLC.

Liquidity and Capital Resources

Sources of liquidity. Since REG’s inception, REG’s operations have been financed through the sale of its capital stock. From 2006 through March 31, 2009, REG had received cash proceeds of $121.1 million from private sales of preferred stock and common stock. At March 31, 2009, REG had total cash and cash equivalents of $9.6 million compared to $15.3 million at December 31, 2008. At March 31, 2009, REG had debt of $30.1 million. This includes $24.7 million principal amount of Blackhawk debt, $2.7 million incurred in connection with construction of REG’s Ralston, Iowa facility, a $1.8 million note payable to TSW and $0.9 million of Blackhawk’s line of credit. During first quarter 2009, REG paid off its $0.8 million revolving line of credit with WestLB, which was entered into in February 2008.

REG’s long-term debt includes Blackhawk’s $24.6 million loan agreement from Fifth Third Bank, the proceeds of which were used to fund Blackhawk’s purchase of the Danville facility. For additional information regarding this agreement, see the section entitled “Blackhawk Management’s Discussion & Analysis—Liquidity and Capital Resources” beginning on page 169.

In connection with REG’s formation, REG assumed the obligations under a $5.0 million loan made to InterWest, L.C. in November 2001, which loan was made from the proceeds of the Variable Rate Demand Industrial Development Revenue Bonds issued by Iowa Finance Authority, or IFA, to finance REG’s Ralston facility. The effective interest rate on the bonds was 3.59% and 1.55% at December 31, 2007 and 2008, respectively. The bonds are subject to optional redemption at any time and mandatory redemption if the interest payments on such bonds must be included in the gross income of the bond holders for federal income tax purposes. REG also entered into a reimbursement agreement with the bank that provided credit support for the bonds, under which REG granted security interests in its real and personal property at the Ralston facility and agreed to certain negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, transfer of assets and changes in business. Interest is due quarterly and principal payments are due annually in installments of $330,000 through November 1, 2011, at which time the annual installments of principal increase to $340,000 through November 1, 2016. The balance of this bond was $3.0 million and $2.7 million as of December 31, 2007 and 2008, respectively.

REG has a note payable to TSW with a principal balance of $1.8 million as of December 31, 2008. This note was issued in May 2008 by REG to TSW to finance construction payables. The note bears a fixed interest rate of 6.25% and was due on May 19, 2009. In June 2009, TSW agreed to extend the term of this note until 2010 in exchange for 20,000 shares of REG common stock.

Also, in May 2008, Blackhawk entered into a pay-fixed/receive-variable interest rate swap agreement that effectively fixes the interest rate on its bank loan at 3.67% through November 2011. The fair value of the interest rate swap agreement was $1.4 million at December 31, 2008 and is recorded in other noncurrent liabilities.

REG expects that in order to fund its operations and the operations of the combined company over the next 12 months, it will need to obtain additional short-term financing to supplement cash flow from continuing operations. Suppliers to REG, including West Central and Bunge, have agreed to provide extended payment terms and quicker biodiesel sales revenue collection. The current agreement allows for up to $13 million dollars for feedstock purchases and accounts receivable financing. REG is also in negotiations with several lessors to arrange for extended and reduced rates on several of REG’s long-term lease obligations. Also, as discussed above, REG recently arranged with TSW, to extend the maturity of a $1.8 million note payable through 2010. REG continues to be in discussions with lenders in an effort to obtain financing for facilities under construction and capital improvement projects. REG’s New Orleans, Louisiana facility has a GoZone Bond allocation of up to $100 million in order to finance the completion of the construction of that facility and possibly related facilities. REG has through the end of September 2009 to sell these bonds and take advantage of the allocation. In July 2009, REG sold its Stockton facility for $3.0 million in cash. REG believes these efforts will provide adequate liquidity and capital to operate its business.

Cash flows. The following table presents information regarding REG’s cash flows and cash and cash equivalents for the years ended December 31, 2006, 2007, and 2008 and for the quarters ended March 31, 2008 and 2009:

	Year Ended December 31			Three Months Ended March 31,
	2006	2007	2008	2008	2009
	(in thousands)
Net cash flows from operating activities	$(5,358)	$(6,921)	$(3,636)	$6,202	$(3,709)
Net cash flows from investing activities	$(6,085)	$(52,898)	$(26,173)	$(10,613)	$(1,601)
Net cash flows from financing activities	$63,920	$25,086	$26,155	$2,407	$(412)
Net change in cash and cash equivalents	$52,477	$(34,733)	$(3,654)	$(2,004)	$(5,722)
Cash and cash equivalents, end of period	$53,698	$18,965	$15,311	$16,961	$9,589

Operating activities. Net cash used in operating activities was $3.7 million for the three months ended March 31, 2009, while operating activities provided $6.2 million in net cash flow during the same quarter in 2008. The net use of cash from operating activities in the 2009 period resulted primarily from a $4.2 million loss from operations. In the first quarter of 2008, net cash flows provided by operating activities were primarily attributable to net working capital changes of $9.6 million, including a $5.4 million decrease in accounts receivable and a $5.2 million increase in accrued expenses and other liabilities, partially offset by adjustments for a $1.8 million deferred tax benefit and a $1.2 million in non-cash income from the preferred stock conversion feature embedded derivative.

Cash used in operating activities in 2008 was $3.6 million, as a net loss of $15.9 million and $8.3 million in non-cash deferred tax benefits were partially offset by positive working capital changes of $13.6 million. In 2007, net income of $32.0 million included non-cash income of $35.1 million related to the preferred stock conversion feature embedded derivative, with working capital changes reducing cash flows from operating activities by $10.9 million. In 2006, net income of $4.0 million and non-cash changes of $5.7 million in stock compensation expense and $3.6 million in amortization expense were more than offset by $16.8 million in negative working capital changes.

Investing activities. REG’s investing activities primarily relate to construction spending at New Orleans, Louisiana and Emporia, Kansas, Blackhawk’s construction of its Danville facility and purchases of property and equipment to increase REG’s production capacity. Net cash used in investing activities for the three months ended March 31, 2009 was $1.6 million consisting of $5.3 million in Blackhawk construction costs funded using previously restricted cash of $3.7 million. Net cash used in investing activities for the three months ended March 31, 2008 was $10.6 million primarily as $14.8 million in facility construction costs were offset by $4.2 million received from repayment of a loan by REG to fund the purchase of its headquarter building. Net cash used in investing activities for the years ended December 31, 2008, 2007 and 2006 was $26.2 million, $52.9 million and $6.1 million, respectively. In 2008, REG invested $67.2 million in construction of facilities, which includes $15.9 from a construction escrow fund related to Blackhawk’s Danville facility and $16.9 million related to the acquisition of USBG. In 2007, REG invested $50.4 million in facility construction projects and made a $2.0 million equity investment in Blackhawk. Cash used by investing activities in 2006 primarily consisted of $5.1 million for plant construction costs.

Financing activities. Net cash used in financing activities for the three months ended March 31, 2009 was $0.4 million, which represents the payoff of REG’s WestLB line of credit and maturities of REG’s bond financing at the Ralston facility. Net cash from financing activities for the three months ended March 31, 2008 was $2.4 million, consisting of advances on the WestLB line of credit and offset by expenses REG incurred in connection with debt financing. Net cash provided by financing activities was $26.2 million, $25.1 million and $63.9 million in 2008, 2007 and 2006 respectively. In 2008, cash provided by financing activities related primarily to the issuance of the Blackhawk notes payable. In February 2008, REG through two of its subsidiaries obtained a line of credit from WestLB. Borrowings under the facility ranged from $0.8 million to $3.7 million during the one year loan period. In 2007 and 2006 cash provided from financing activities primarily related to the sale of preferred stock and common stock, $27 million and $77.5 million respectively.

Capital expenditures. REG plans to make significant capital expenditures when debt financing becomes available to complete construction of two facilities, one in New Orleans, Louisiana and one in Emporia, Kansas, with aggregate production capacity of 120 mmgy. REG estimates completion of the New Orleans facility will require approximately $57 million in additional capital and the Emporia facility will require an additional $54 million. This will further expand REG’s wholly-owned biodiesel production capacity.

Contractual Obligations

The following table describes REG’s commitments to settle contractual obligations in cash as of December 31, 2008:

	Payments Due by Period
	Total	Less Than 1 Year	Years 1-3	Years 4-5	More Than 5 Years
	(in thousands)
Long Term Debt(1)	$32,985	$6,236	$25,330	$722	$698
Operating Lease Obligations(2)	85,727	8,155	22,073	13,814	41,685
Purchase Obligations(3)	2,334	714	1,218	402	—
Other Long Term Liabilities(4)	1,500	—	—	—	—

	$122,546	$15,105	$48,621	$14,938	$43,883

(1)	See footnotes to the financial statements for additional detail. Includes fixed interest associated with obligations.
(2)	Operating lease obligations consist of terminals, rail cars, vehicles, ground leases and the Ames office lease.
(3)	Purchase obligations for REG’s Ralston, Iowa and Emporia, Kansas facilities and the Blackhawk facility in Danville, Illinois.
(4)	Represents $1,500 of liability for unrecognized tax benefits as the timing and amounts of cash payments are uncertain the amounts have not been classified by period.

Off-Balance Sheet Arrangements

REG has no off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS 141R”). This statement changes the way companies account for business combinations including requiring more assets acquired and liabilities assumed to be measured at fair value, requiring liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period and requiring the acquirer in preacquisition periods to expense all acquisition-related costs. SFAS 141R is to be applied prospectively and was adopted by the Company on January 1, 2009.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. SFAS 160 also requires revenues, expenses, gains, losses and net income or loss to be reported in the consolidated financial statements at the consolidated amounts, which include the amounts attributable to the owners of the parent and the noncontrolling interest. The amounts of consolidated net income and the amounts attributable to the parent and the noncontrolling interest must also be presented separately on the face of the condensed consolidated statements of operations. SFAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which are to be retrospectively applied to all prior periods presented. The Company adopted this statement effective January 1, 2009.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on REG’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this statement effective with the first quarter 2009.

In April 2009, the FASB staff issued FASB Staff Position FAS 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments (“FSP 107-1/APB-1”), which requires companies to provide interim disclosure on the fair value of financial instruments previously required only on an annual basis. FSP 107-1/APB-1 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The Company does not anticipate the adoption of FSP 107-1/APB-1 will have a material impact on its consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events (“SFAS 165”), which clarifies how companies identify and recognize events occurring after the date of the financial statements as well as requiring enhanced disclosures. SFAS 165 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The Company does not anticipate the adoption of SFAS 165 will have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

The primary objectives of REG’s investment activity are to preserve principal, provide liquidity and maximize the income without significantly increasing the risk. Some of the securities REG invests in are subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, REG maintains its portfolio of cash equivalents and short-term investments in money market funds and certificates of deposit.

Over the period from January 2005 through March 2009, average diesel prices based on Platts reported pricing for Group 3 (Midwest) have ranged from approximately $3.81 per gallon reported in June 2008 to approximately $1.21 per gallon March 2009, with prices averaging $2.16 per gallon during this period. Higher soybean oil prices result in lower profit margins and, therefore, represent unfavorable market conditions. Traditionally, REG has not been able to pass along increased soybean oil prices to its biodiesel customers. The availability and price of soybean oil are subject to wide fluctuations due to unpredictable factors such as weather conditions during the growing season, carry-over from the previous crop year and current crop year yield, governmental policies with respect to agriculture, and supply and demand. Soybean oil costs represented in the range of 80%-89% of REG’s total cost of goods sold for its Ralston facility for each month in 2008. Over the period from January 2005 through March 2009, soybean oil prices (based on closing sales prices on the CBOT nearby futures, for crude soybean oil) have ranged from $0.6416 per pound in June 2008 to $0.1972 per pound in January 2005, with closing sales prices averaging $0.3383 per pound during this period. Over the period from January 2005 through March 2009, animal fat prices (based on prices from The Jacobsen Missouri River, for choice white grease) have ranged from $0.4892 per pound in July 2008 to $0.1226 per pound in May 2006, with sales prices averaging $0.2162 per pound during this period.

REG has prepared a sensitivity analysis to estimate its exposure to market risk with respect to its soybean oil requirements, sales contracts and the related exchange-traded contracts for 2008. Market risk is estimated as the potential loss in fair value, resulting from a hypothetical 10.0% adverse change in the fair value of its soybean oil requirements and sales contracts. The results of this analysis, which may differ from actual results, are as follows:

	2008 Volume (in millions)	Units	Hypothetical Adverse Change in Price	Change in Annual Gross Profit (in millions)	Percentage Change in Gross Profit
Soybean oil	89.6	pounds	10.0%	$4.4	195.5%
Biodiesel	13.6	gallons	10.0%	$6.1	271.2%

Interest Rate Risk

REG is subject to interest rate risk in connection with the $3 million loan made from the proceeds of Variable Rate Demand Industrial Development Revenue Bonds, or the IFA Bonds, issued by the Iowa Finance Authority to finance REG’s Ralston facility. The IFA Bonds bear interest at a variable rate determined by the remarketing agent from time to time as the rate necessary to produce a bid for the purchase of all of the Bonds at a price equal to the principal amount thereof plus any accrued interest at the time of determination, but not in excess of 10% per annum. The interest rate on the bonds was 0.96% for the last week of March 2009. A hypothetical increase in interest rate of 10% would not have a material effect on REG’s annual interest expense.

REG is also subject to interest rate risk relating to Blackhawk’s $24,650,000 term debt financing with Fifth Third Bank and Blackhawk’s $5,000,000 revolving line of credit from Fifth Third Bank. The term loan bears interest at a fluctuating rate based on a range of rates above 30-day LIBOR and will mature on November 3, 2011. Interest will accrue on the outstanding balance of the term loan at the 30-day LIBOR rate plus 275 basis points until June 30, 2009 at which time the rate will float based on the LIBOR rate plus basis points as determined by the Company’s EBITDA. Interest accrued on the outstanding balance of the loan at March 31, 2009 at 3.25%. The revolving line of credit will accrue interest at the Company’s choice of the 30-day LIBOR rate plus 300 basis points or the Lender’s prime rate plus 25 basis points and is due in monthly payments. At March 31, 2009, the Company accrued interest at the 30-day LIBOR plus 300 basis points on the outstanding balance which totaled 3.50%.

The Company entered into an interest rate swap agreement in connection with the aforementioned Loan agreement in May 2008. The swap agreement effectively fixes the Company’s interest rate at 3.67% on a notional amount of $24,650,000 of the Company’s Loan agreement through November 2011. The fair market value of the interest rate swap agreement was approximately an unrealized loss of $1,426,000 and $1,413,000 as a liability as of March 31, 2009 and December 31, 2008, respectively. The interest rate swap agreement is not designated as a cash flow or fair value hedge. Gains and losses based on the fair value change in the interest rate swap agreement are recognized in the statement of operations as change in fair value of interest rate swap agreement. A hypothetical increase in interest rate of 10% would not have a material effect on REG’s annual interest expense.

Inflation

To date, inflation has not significantly affected REG’s operating results though costs for construction, labor, taxes, repairs, maintenance and insurance are all subject to inflationary pressures. Inflationary pressure in the future could affect REG’s ability to maintain its production facilities adequately, build new biodiesel production facilities and expand its existing facilities as well as the demand for its facility construction management and operations management services.

BLACKHAWK’S BUSINESS

The following discussion and analysis of the financial condition and results of operations of Blackhawk should be read together with the consolidated financial statements of Blackhawk and related notes that are included elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements based on current expectations of Blackhawk’s management that involve risks and uncertainties. Blackhawk’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in Blackhawk’s Annual Report on Form 10-K or elsewhere in this proxy statement/prospectus.

Blackhawk Biofuels, LLC, or Blackhawk, is a Delaware limited liability company formed on April 28, 2005. Blackhawk recently completed construction of a 45 million gallon biodiesel production plant in Danville, Illinois and has conducted operations of the plant at less than full capacity. During the period of construction of Blackhawk’s plant in 2008, Blackhawk had no revenues from operations. The plant was commissioned to operate on soybean oil feedstock on December 20, 2008 and facilities which permit the plant to operate on animal fat feedstock reached substantial completion on March 23, 2009. Pursuant to the terms of Blackhawk’s MOSA with REG, REG is responsible for the overall management of Blackhawk’s plant, including placement of a general manager and an operations manager at the plant, procurement of feedstocks necessary for the operation of the facility, marketing of Blackhawk’s production of biodiesel and glycerin, and performance of administrative, sales and marketing functions.

On March 14, 2008, Blackhawk entered into an Asset Purchase Agreement (the “BCA Purchase Agreement”) with Biofuels Company of America, LLC (“BCA”) to acquire the under-construction assets of a biodiesel plant in Danville, Illinois. Construction of the plant was underway under the ownership of BCA. Other parties to the Purchase Agreement were REG, which also provided financing for the transaction, and Biodiesel Investment Group, LLC and Bunge, which are the owners of BCA. This transaction closed on May 12, 2008.

Under the terms of the BCA Purchase Agreement, Blackhawk acquired specified assets of BCA and assumed certain liabilities of BCA. The consideration payable to BCA was in the form of $5,250,000 in cash and 1,980,488 shares of common stock of REG. Of that consideration, $250,000 and 97,561 shares of common stock of REG were placed in escrow to satisfy indemnification obligations which BCA may have to Blackhawk under the Purchase Agreement. Pursuant to a loan agreement entered into with REG, Blackhawk issued to REG a convertible promissory note in the principal amount of $21,700,000 as payment for the REG common stock delivered to BCA and for an additional 127,273 shares of series B preferred stock of REG issued to Bunge in consideration for Bunge’s agreement to enter into an Oil Feedstock Supply Agreement with Blackhawk. Blackhawk also entered into a new loan agreement with Fifth Third Bank to replace $24,650,000 in debt financing, which had originally been provided to the facility by Fifth Third Bank.

Facility and Biodiesel Production

Blackhawk’s plant has a nameplate capacity of 45 mmgy of biodiesel. In addition, at full capacity, the plant will produce approximately 16,800 tons of glycerin each year. The plant consists principally of a materials handling and storage area, a transesterification reactor in which biodiesel is produced, a storage and loading area for biodiesel and glycerin, truck scales and an administrative office. The plant has the ability to utilize multiple feedstocks, including soybean oil, other vegetable oils and animal fats. Blackhawk’s primary product is fuel grade biodiesel meeting ASTM D6751 standards. Blackhawk has earned a provisional BQ-9000 certification.

Blackhawk’s plant operates on a continuous process system rather than on a batch basis. Blackhawk produces biodiesel in a quantity of about 98% of the amount of input feedstock. Blackhawk’s plant also produces glycerin in a quantity of about 10% of the amount of input feedstock and fatty acid equivalent to about 1% of the feedstock.

Blackhawk’s plant was constructed principally by Fagen, Inc., or Fagen, of Granite Falls, Minnesota using technology supplied by De Smet Ballestra North America, Inc., or De Smet. Fagen is a prominent construction company in the alternative fuels industry. Among other activities, Fagen has built plants accounting for over half of the total ethanol production in the United States. De Smet is a subsidiary of the De Smet Ballestra Group which is based in Belgium. Its technology has been used in a significant percentage of the total biodiesel production capacity in Europe.

Construction of Blackhawk’s animal fat pre-treatment facility was performed by or under the supervision of REG under a Design-Build Agreement dated May 9, 2008. This facility was substantially completed on March 23, 2009 at a total cost of $11,747,633.

Sales, Marketing and Distribution

Pursuant to the terms of the MOSA, REG markets the biodiesel and glycerin produced by Blackhawk. Blackhawk expects that the biodiesel produced by Blackhawk’s plant will be marketed under REG’s trade names. Product marketing may also involve the use of extended term contracts and hedging facilities.

Raw Materials

Blackhawk’s plant has pretreatment capabilities that enable it to use a wide range of vegetable oil and animal fat feedstocks, including crude soybean oil and most fat or grease. Blackhawk anticipates that its primary feedstocks will be refined soybean oil, crude degummed soybean oil and rendered fats such as lard and beef tallow. Blackhawk does not own or have control of its own feedstock supplies.

REG is responsible for managing and purchasing feedstock for Blackhawk’s plant. In addition, Blackhawk entered into an Oil Feedstock Supply Agreement with Bunge dated May 9, 2008 (“Blackhawk’s Oil Feedstock Supply Agreement”) which provides that Blackhawk will acquire its soybean oil from Bunge and that Bunge will make available to Blackhawk soybean oil in quantities approximating 30% of Blackhawk’s maximum operating requirements for soybean oil. If Blackhawk does not use soybean oil to produce biodiesel, Blackhawk has agreed to pay fees to Bunge if Blackhawk fails to purchase specified minimum amounts of soybean oil. The purchase price for soybean oil under this agreement will fluctuate based on market prices. Blackhawk’s Oil Feedstock Supply Agreement will expire on May 9, 2014, subject to extension by Blackhawk for an additional two year period.

Blackhawk expects that REG will utilize forward contracting and hedging strategies, including strategies utilizing futures and option contracts, to manage Blackhawk’s commodity risk exposure and optimize finished product pricing on its behalf. Blackhawk’s Oil Feedstock Supply Agreement with Bunge supplies a significant portion of Blackhawk’s potential soybean oil requirements. REG may facilitate the negotiation of additional long-term supply agreements intended to lock in favorable quantities, quality and pricing of additional feedstocks and other supplies for Blackhawk. Currently Blackhawk has a risk management policy and, working with REG, expects to develop and employ a risk management plan.

Operating at its 45 mmgy design capacity, Blackhawk’s plant will need approximately 178,000 tons per year of mixed feedstocks to supply its production. Blackhawk’s supply agreement with Bunge, commodity prices in the market and other factors will determine its usage of the different feedstocks in the future.

Blackhawk will require approximately 154 million cubic feet of natural gas each year to operate its plant at full capacity. Blackhawk’s natural gas is currently supplied by ProLiance Energy through a nearby Illinois Power pipeline.

Blackhawk also requires approximately 8.2 million kilowatts of electricity annually at full capacity. Electricity is supplied by Ameren.

Blackhawk water supplies are obtained from the City of Danville.

Wastewater from Blackhawk’s plant is treated on its site and then pumped to the City of Danville’s wastewater treatment plant.

Transportation and Delivery

Under Blackhawk’s Bunge Oil Supply Agreement, Blackhawk receives its soybean oil feedstock by pipeline from Bunge. Most of Blackhawk’s animal fat feedstocks are currently obtained in the Midwest regional market and are received by truck. Because Blackhawk receives its soybean oil feedstock by pipeline from adjacent Bunge production and storage facilities, Blackhawk requires little storage capacity for soybean oil. Blackhawk has the capacity to store at least six days’ requirements of animal fats and oils operating at 50% of capacity on animal fats and oils.

Most of Blackhawk’s biodiesel is currently sold in the regional market, particularly in metropolitan Chicago and other areas of Illinois, and is shipped by truck. Rail facilities serving the adjacent Bunge plant are also available to Blackhawk for biodiesel shipment to more distant locations. Glycerin is normally shipped by truck.

Blackhawk has also entered into a Services Agreement with Bunge dated May 9, 2008 (the “Blackhawk’s Bunge Services Agreement”) which provides that Bunge will assist Blackhawk principally with respect to rail loadout at Bunge’s rail staging area and assures Blackhawk of easements for access and natural gas, oil and biodiesel pipelines. Fees payable to Bunge under Blackhawk’s Bunge Services Agreement vary based on the services performed. Blackhawk’s Bunge Services Agreement will expire on May 9, 2014, subject to extension for additional two year periods unless one of the parties elects to terminate the agreement.

Danville, Illinois, where Blackhawk’s plant is located, is served by Interstate Highway 74 which serves Indianapolis to the east, has connecting interstate and other routes to the Chicago metropolitan area and interstate connections to St. Louis. Other interstate and U.S. highways allow Blackhawk’s plant efficient highway access to feedstock or product markets.

Rail transportation is provided by the Norfolk Southern Railway which has connections to Chicago and other urban markets throughout the eastern U.S. and serves feedstock source areas not efficiently served by truck.

Regulation

Blackhawk believes it has obtained all of the necessary permits to conduct plant operations, including an operating air permit and a General Permit No. 1 storm water discharge permit from the IEPA. Blackhawk is subject to ongoing environmental regulation and testing. For additional information, please see the section entitled “The Combined Company—Factors Influencing the Results of Operations of Combined Company and the Constituent Companies” beginning on page 130.

Employees

Blackhawk presently has no employees. Blackhawk’s plant is being operated by REG under the REG Services Agreement. That agreement provides that REG will operate Blackhawk’s plant utilizing REG’s own full-time employees, including a general manager and plant manager. Blackhawk’s plans to hire a chief executive officer and a chief financial officer as its employees with overall responsibilities for the administration of its company have been deferred until Blackhawk’s ability to operate profitably has been established. Blackhawk does not offer an employee benefits package and expects that any benefits for personnel provided by REG will be made available through REG plans. Currently, REG employs 28 people at the Blackhawk plant.

Property

By a First Amendment, Assignment and Assumption and Consent to Assignment of Ground Lease and Conveyance of Leasehold Improvements dated May 9, 2008, Blackhawk assumed from BCA a ground lease dated November 3, 2006 (as amended, the “Blackhawk Ground Lease”) from Bunge Milling, Inc. for the site on which Blackhawk’s plant is located. The Blackhawk Ground Lease covers approximately six acres of land adjacent to a soybean crushing plant operated by Bunge. The term of the Blackhawk Ground Lease will expire on November 3, 2036, subject to Blackhawk’s right to extend the term for four additional five-year periods. The rent under the Blackhawk Ground Lease will be $1.00 per year during the term of Blackhawk’s Oil Feedstock Supply Agreement (May 9, 2014 or, if extended, May 9, 2016). Thereafter, base rent will commence under the Blackhawk Ground Lease at $72,000 per year subject to a consumer price index escalator in future years.

BLACKHAWK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Until early 2009, Blackhawk was a development stage company with no revenues from operations. As Blackhawk transitions from the development stage to the operational stage, Blackhawk is generating a minimal amount of revenues from operations. During Blackhawk’s development stage, Blackhawk’s efforts were devoted principally to planning for its project and operations, obtaining financing for its project, executing agreements related to the acquisition of assets for and construction of its plant, constructing and testing its plant and related activities. Blackhawk’s revenues from operations in the future will be derived principally from sales of biodiesel. Blackhawk will not generate significant revenues until its ability to operate profitably has been established.

Results of Operations

Comparison of the Three Months Ended March 31, 2009 and March 31, 2008

The following tables summarize information from Blackhawk’s financial statements. Based on the completion of its plant and commencement of plant operations to process biodiesel from soybean oil feedstock. Blackhawk transitioned from the development stage to the operations stage in the first quarter of 2009. As Blackhawk was in the development stage through December 31, 2008, Blackhawk had no revenues from operations during the fiscal year ended December 31, 2008. You should read these tables in conjunction with the financial statements of Blackhawk and the notes thereto contained in this proxy statement/prospectus.

	Three Months Ended March 31, 2009 (Unaudited)		Three Months Ended March 31, 2008 (Unaudited)
Statement of Operations Data:	Amount	Percent	Amount	Percent
Revenues	$1,914,354	100.00%	$—	—
Cost of Goods Sold	2,912,189	152.12%	—	—
Gross Loss	(997,835)	(52.12)%	—	—
Operating Expenses	(1,520,076)	(79.40)%	(558,861)	—
Operating Loss	(2,517,911)	(131.52)%	(558,861)	—
Other Income (Expense)	(735,530)	(38.42)%	744,981	—
Net Income (Loss)	$(3,253,441)	(169.95)%	$186,120	—

Balance Sheet Data:	March 31, 2009 (unaudited)	December 31, 2008 (audited)
Assets:
Current Assets	$5,559,492	$9,266,530
Property, Plant and Equipment, net	65,309,384	63,896,817
Other Assets	337,728	368,431
Total Assets	$71,206,604	$73,531,778

Liabilities and Members’ Equity:
Current Liabilities	$7,480,953	$6,371,911
Long-Term Debt	43,800,287	44,411,476
Total Members’ Equity	19,925,364	22,748,391
Total Liabilities and Members’ Equity	$71,206,604	$73,531,778

Revenues

Blackhawk received its first revenues from operations in the three months ended March 31, 2009. Because Blackhawk was in the development stage through December 31, 2008, Blackhawk had no revenues from operations during the three months ended March 31, 2008.

Blackhawk’s revenues for the three months ended March 31, 2009 consisted of $1,864,621 in sales to REG and $49,733 from government biodiesel incentive programs. The sales to REG consisted of $1,776,437 in direct sales and $88,184 in payments received under a toll processing agreement with REG.

The average sale price for biodiesel sold by Blackhawk during the period ended March 31, 2009 was $2.61 per gallon. The revenues from the toll processing agreement with REG are based on a per gallon production fee which varies based on the quantity produced.

Cost of Goods Sold

Blackhawk’s cost of goods sold in the period ended March 31, 2009 was $2,912,189. The principal component of the cost of goods sold in the production of biodiesel is the soybean oil and animal fats feedstock which accounts for approximately 80% of Blackhawk’s cost of operations. Other cost components include methanol and other chemicals used in the production process, natural gas and electricity to power the plant, labor and depreciation on plant and equipment. Cost of goods sold also reflects gain or loss in the fair value of commodities derivative instruments which Blackhawk utilizes in an effort to protect against variations in the feedstock and biodiesel markets.

Cost of goods sold were approximately 152% of Blackhawk’s revenues during the period ended March 31, 2009. This is principally a result of Blackhawk’s low plant utilization during the period, high cost of feedstocks relative to biodiesel prices during its start-up period and high depreciation relative to its level of operations. These factors were offset to a small extent by a gain on commodities derivative instruments.

Blackhawk’s pretreatment facility for animal fats was completed in the period ended March 31, 2009 and Blackhawk expects that its ability to utilize animal fats, which have historically been less costly than soybean oil, will improve its ability to operate profitably.

Operating Expenses

For the three months ended March 31, 2009, operating expenses increased $961,215, or 172%, from $558,861 to $1,520,076 as compared to the three months ended March 31, 2008. The increase was primarily due to a $912,651 increase in general and administrative expense, which reflects significantly greater expense incurred in connection with Blackhawk’s start-up of operations in the three months ended March 31, 2009.

As Blackhawk’s plant commences operations, its operating expenses are increasing, including expenditures for supplies, utilities and payments for supervisory and production personnel. Blackhawk is also incurring significant expenses relating to financing and interest. Blackhawk has allocated funds in its capital structure for these expenses, however Blackhawk does not believe that the funds allocated will be sufficient to cover these expenses without cash from operations or additional debt or equity financing. Accordingly, Blackhawk may need additional funding to cover Blackhawk’s expenses.

Other Income (Expense)

Other expense for the three months ended March 31, 2009 was $735,530 compared to other income of $744,981 in the three months ended March 31, 2008. The result in the March 31, 2009 period was almost entirely the result of interest expense on financing for Blackhawk’s plant and operations, which totaled $728,660. Other expense also included $13,476 reflecting a change in the fair value of an interest rate swap agreement. These items were offset by a small amount of other income and interest income. By contrast, during the three months ended March 31, 2008, Blackhawk earned $745,722 in interest income, which was the result of the investment of the proceeds of its public offering of units during that period. The $1,480,511 difference in the other income (expense) results for the periods is a direct consequence of the investment of the proceeds of Blackhawk’s offering and financing proceeds in the construction and commencement of operations of its plant.

Net Loss

Blackhawk’s net loss for the three months ended March 31, 2009 was $3,253,441 which was principally a consequence of its loss from operations and interest expense. In the three months ended March 31, 2008, Blackhawk had net income of $186,120, which was the result of an excess of interest income over operating expenses during that period.

From the commencement of Blackhawk’s operations as a development stage company on April 28, 2005 through March 31, 2009, Blackhawk has incurred an accumulated deficit of $10,129,731. Total Blackhawk members’ equity as of March 31, 2009 was $19,925,364.

Financial Position

Funding for Blackhawk’s project planning and development activities was originally provided by a $3,500,000 seed capital financing and grants from the USDA and the Illinois Soybean Board in the aggregate amount of $102,500. The completion of Blackhawk’s public offering of units, which provided $25,102,000 in equity financing, Blackhawk’s $24,650,000 construction/term debt financing with Fifth Third Bank, Blackhawk’s $5,000,000 revolving line of credit from Fifth Third Bank and its $21,700,000 subordinated debt financing with REG provided Blackhawk with the capital necessary to acquire the under-construction assets of its plant, complete construction of its plant and commence operations.

At March 31, 2009, Blackhawk had cash and restricted cash totaling $3,700,596, a decrease of $3,874,442, or 51%, from $7,575,038 at December 31, 2008. The decrease was a consequence of the use of cash in operations. Accounts receivable and the federal blenders credit at March 31, 2009 amounted to $1,405,310 against no accounts receivable or blenders credit at December 31, 2008. Inventories of $114,022 at March 31, 2009 reflected a decrease of $1,208,834, or 91%, from $1,322,856 in inventories at December 31, 2008. The reduced inventories and increased accounts receivable reflected the conversion of inventories to receivables during a period of reduced plant operations. Total current assets at March 31, 2009 were $5,559,492, a reduction of $3,707,038, or 40%, from $9,266,530 at December 31, 2008.

Net property, plant and equipment of $65,309,384 at March 31, 2009 was essentially unchanged from $63,896,817 at December 31, 2008. The increase was attributable to construction of Blackhawk’s animal fat processing facility. The principal shift within the category was the move of construction in process assets to completed buildings and plant and process equipment.

Total assets of $71,206,604 at March 31, 2009 declined slightly from $73,531,778 at December 31, 2008, principally as a result of decreased current assets.

As of March 31, 2009, Blackhawk had current liabilities of $7,480,953 compared to $6,371,911 at December 31, 2008, an increase of $1,109,043, or 17%. The increase was attributable principally to the addition of current maturities of long-term debt, drawings on Blackhawk’s line of credit and increases in accounts payable. An interest rate swap liability of $1,426,513 at March 31, 2009 was essentially unchanged from December 31, 2008.

Long-term debt at March 31, 2009 was $43,800,287 compared to $44,411,476 at December 31, 2009, which reflected the shift of current payments on long-term debt to current liabilities.

Blackhawk’s accumulated deficit of $10,129,731 at March 31, 2009 increased $3,253,422, or 47%, from $6,876,290 at December 31, 2008. Total Blackhawk members’ equity at March 31, 2009 was $19,925,364 compared to $22,748,391 at December 31, 2008, a decline of $2,823,028, or 12%.

Comparison of Years Ended December 31, 2008 and 2007

The following tables summarize information from Blackhawk’s financial statements. Based on the completion of its plant and commencement of plant operations to process biodiesel from soybean oil feedstock, Blackhawk transitioned from the development stage to the operations stage in the first quarter of 2009. As Blackhawk was in the development stage through December 31, 2008, Blackhawk had no revenues from operations during the fiscal year ended December 31, 2008.

Statement of Operations Data:	Year Ended December 31, 2008	Year Ended December 31, 2007	From Inception (April 28, 2005) to December 31, 2008
Revenues	$0	$0	$0
Other Income (Expense)	(531,826)	5,635	(402,790)
Operating Expenses	(2,473,252)	(3,594,235)	(6,473,500)

Net Loss	$(3,005,078)	$(3,588,600)	$(6,876,290)

Balance Sheet Data:	December 31, 2008	December 31, 2007
Assets:
Current Assets	$9,266,530	$72,952
Property, Plant and Equipment, net	63,896,817	2,215
Other Assets	368,431	618,229

Total Assets	$73,531,778	$693,396

Liabilities and Members’ Equity:
Current Liabilities	$6,371,911	$562,775
Long-Term Debt	44,411,476	—
Total Members’ Equity	22,748,391	130,621

Total Liabilities and Members’ Equity	$73,531,778	$693,396

Operating Expenses

From the commencement of Blackhawk’s operations as a development stage company on April 28, 2005 through December 31, 2008, Blackhawk has incurred an accumulated loss of $6,876,290. This loss was funded principally by the proceeds of Blackhawk’s seed equity financing, interest income, the proceeds of Blackhawk’s offering of units and borrowings under its term loan. The expenses resulting in the loss included $931,772 in professional fees and $2,624,417 in general and administrative expenses. Blackhawk also incurred $2,917,311 in expense associated with the impairment of long-lived assets, reflecting the write-off of assets at its original Freeport, Illinois plant site.

For the year ended December 31, 2008, operating expenses decreased $1,120,983, or 31.2%, from $3,594,235 to $2,473,252, as compared to the year ended December 31, 2007. However, excluding the expense associated with the impairment of long-lived assets in the year ended December 31, 2007, operating expenses in the year ended December 31, 2008 increased $1,796,328, or 265.3%, from $676,924 to $2,473,252, as compared to the year ended December 31, 2007. This increase was due to a $1,480,553 increase in general and administrative expense and a $315,775 increase in professional fees. These amounts increased principally due to costs associated with the acquisition of plant assets, financing, construction and testing of Blackhawk’s plant and start-up of plant operations.

Other Income (Expense)

Blackhawk received interest income for the year ended December 31, 2008 in the amount of $919,312 as compared to $5,635 for the year ended December 31, 2007. The large increase in the year ended December 31, 2008 is a result of interest earned on the investment of a substantial amount of the proceeds of Blackhawk’s offering of Class A Units.

During the year ended December 31, 2008, Blackhawk realized a net gain on derivative instruments in the amount of $279,739 arising from hedging contracts based on the price of soybean oil and the price of heating oil in the commodity markets. Blackhawk had no derivative instruments in the year ended December 31, 2007.

Blackhawk incurred interest expense for the year ended December 31, 2008 in the amount of $336,617. Approximately $1,767,000 in interest costs were capitalized as property, plant and equipment to complete the construction of its plant. Interest expense reflected utilization of financing proceeds to acquire assets under construction and to complete construction of Blackhawk’s plant. Also included in other expense is a loss in the amount of $1,413,037 related to the change in the fair value of an interest rate swap agreement. Blackhawk had no debt outstanding in 2007 and, consequently, no interest expense in the year ended December 31, 2007. Blackhawk entered into the interest rate swap agreement in fiscal year 2008 and therefore Blackhawk did not have the agreement in effect at December 31, 2007.

Other income in the amount of $18,777 was received in the year ended December 31, 2008, principally from the proceeds of product generated in testing of the plant prior to substantial completion and operations. Blackhawk had no other income in the year ended December 31, 2007.

Liquidity and Capital Resources

Blackhawk has a Loan Agreement with Fifth Third Bank dated May 9, 2008 which provided $24,650,000 in construction/term debt financing for its plant. In addition, Fifth Third Bank has agreed to provide an additional $5,000,000 revolving line of credit. The construction/term loan bears interest at a fluctuating rate based on a range of rates above 30-day LIBOR and will mature on November 3, 2011. Revolving credit loans will be available based on Blackhawk’s eligible accounts receivable and inventories and will be available until May 8, 2009. Interest on revolving credit loans will fluctuate based on 30-day LIBOR or Fifth Third Bank’s prime rate plus 25 basis points. Blackhawk’s obligations are secured by substantially all of its assets.

Blackhawk also has a Subordinated Loan Agreement dated May 9, 2008 with REG Ventures (the “REG Loan Agreement”) and has issued to REG Ventures a convertible promissory note in the amount of $21,700,000. This note was principally in payment for the 1,980,488 shares of common stock of REG delivered to BCA under the terms of the BCA Purchase Agreement. It also reimbursed REG for 127,273 shares of preferred stock of REG issued to Bunge in connection Blackhawk’s Oil Feedstock Supply Agreement. Interest is based on 30-day LIBOR plus 5% due in quarterly installments and the note is due May 9, 2013. Blackhawk may, if its wishes, pay interest due on Blackhawk’s Class A Units at a rate of $2.00 per unit. Through March 31, 2009, Blackhawk has issued 542,224 units to REG Ventures in lieu of interest in cash. Blackhawk’s obligations to REG Ventures are secured on a subordinated basis by substantially all of its assets. The note is convertible into Blackhawk Class A Units at a conversion price of $2.00 per unit upon maturity of the note, prepayment of the note, the closing of an initial public offering by REG, a change of control of REG or three years after the date of the note. In addition, the REG Loan Agreement provides that in the event of an initial public offering by or change of control of REG, Blackhawk is required to submit to its members a proposal for the acquisition by REG of substantially all of Blackhawk’s business and assets.

Blackhawk also issued a unit purchase warrant dated May 9, 2008 to REG Ventures for the purchase of 51,563 of Blackhawk Class A Units at an exercise price of $0.01 per unit. The warrant was issued in consideration of REG providing a guaranty for a portion of Blackhawk’s obligations under its Loan Agreement with Fifth Third Bank. The warrant is exercisable upon issuance to the extent of 20% of the units covered thereby and is exercisable for an additional 20% of the units on the first four anniversaries of the date of issuance of the warrant.

Funding for Blackhawk’s project planning and development activities was originally provided by a $3,500,000 seed capital financing and grants from the USDA and the Illinois Soybean Board in the aggregate amount of $102,500. Blackhawk acquired the under-construction assets of its plant, completed construction of its plant and commenced operations using funds acquired from a $25,102,000 equity financing, $24,650,000 in construction/term debt financing with Fifth Third Bank, a portion of Blackhawk’s $5,000,000 revolving line of credit from Fifth Third Bank and $21,700,000 in subordinated debt financing from REG.

At December 31, 2008, Blackhawk had cash and restricted cash totaling $7,575,038, inventories of $1,322,856, net property, plant and equipment of $63,896,817 and total assets of $73,531,778. As of December 31, 2008, Blackhawk had current liabilities of $6,371,911 and long-term debt of $44,411,476. Included in current liabilities were current maturities of long-term debt of $1,848,753, construction payable of $2,109,985 and an interest rate swap liability at fair value of $1,413,037.

Since Blackhawk’s organization on April 28, 2005 through December 31, 2008, Blackhawk generated no revenues from operations. Operating expenses during that period were $6,473,500. That included $3,556,189 in start-up business expenses and $2,917,311 in expense associated with the impairment of long-lived assets, reflecting the write-off of assets at Blackhawk’s original Freeport, Illinois plant site. Other income (expense) included interest income of $945,848, gain on derivative instruments of $279,739 and other income items which were offset by interest expense of $336,617 and an expense related to the change in the fair value of the interest rate swap in the amount of $1,413,037. Operating expenses and other income (expense) combined resulted in an accumulated loss of $6,876,290 at December 31, 2008. Total members’ equity as of December 31, 2008 was $22,748,391.

At December 31, 2008, the capital available to complete construction of the animal fat pre-treatment facility at Blackhawk’s plant and to commence operations of its plant was approximately $7,500,000. These resources consisted principally of proceeds of Blackhawk’s offering of Class A Units and restricted cash under Blackhawk’s loan from Fifth Third Bank. At December 31, 2008 Blackhawk’s estimate of the amount required to complete the plant was approximately $2,100,000 and its estimate of the amount required to complete testing of the plant was approximately $200,000. Based on those estimates, the balance of Blackhawk’s resources available as initial working capital for operations of its plant was approximately $2,000,000. In addition, at December 31, 2008 Blackhawk had a commitment from Fifth Third Bank to provide $5,000,000 in revolving credit and the REG MOSA also provides for the extension of trade credit upon the sale of Blackhawk’s biodiesel production.

Since December 31, 2008, construction of the animal fat pre-treatment facility has been completed and operation of that facility commenced in late March 2009. However, due to market conditions, since December 31, 2008 the plant as a whole has operated only sporadically. As a consequence, Blackhawk generated only approximately $1,900,000 in revenues in the first quarter of 2009 and has not replenished working capital used to fund fixed and variable costs incurred during the quarter. In addition, Blackhawk will find it necessary to use cash resources to make its first principal payment, together with accrued interest, on its term loan from Fifth Third Bank on April 1, 2009. That payment will be in the amount of approximately $335,000. Following that payment, Blackhawk expects that Blackhawk’s cash resources available for working capital will be reduced to less than $500,000.

Blackhawk’s ability to manage a very restricted working capital scenario depends on a number of factors. First, Blackhawk’s commitment from Fifth Third Bank to provide $5,000,000 in revolving credit remains in place which will provide working capital to the extent that Blackhawk generates inventories and receivables that qualify for drawings by it. However, Blackhawk’s ability to qualify for those drawings depends on its ability to finance the inventories and receivables, which itself depends on the availability of working capital. And, the credit is available only to the extent of 50% of qualifying inventories and 75% of qualifying receivables. The revolving credit commitment expired on May 8, 2009. Although Blackhawk is negotiating with Fifth Third Bank to extend the revolving credit, there is no assurance that credit will be extended at the prior level of $5,000,000 level or for any other amount. Consequently, Blackhawk does not have access to revolving credit for its working capital needs. Second, the extension of credit by REG, which provides for the extension of trade credit upon the sale of Blackhawk’s biodiesel production, is also limited and does not respond adequately to its current working capital needs. Third, in current market conditions, it is difficult to obtain any financing for feedstock and other production inputs from vendors or other sources of feedstock and inputs. Most importantly, Blackhawk’s Oil Feedstock Supply Agreement with Bunge does not provide for any deferred payment of financing that would, in effect, reduce or defer working capital needs. Fourth, it is also very difficult to obtain advance or immediate payment from biodiesel customers for product ordered and delivered. Again, this is a characteristic of the condition of the biodiesel industry today. Finally, the relationship of feedstock prices, principally the price of soybean oil, and the price of biodiesel in the market typically results in a very small margin of profit on biodiesel production and sales, and frequently results in operating losses when prices are matched for any given day or period.

Blackhawk has attempted to address both the working capital and profit and loss issues by selectively entering into purchase orders with customers in circumstances where the price of inputs and product yield an operating profit and positive cash flow. While this approach is not a solution to Blackhawk’s working capital needs, it provides a means to slow the working capital drain that Blackhawk and others in the biodiesel industry are experiencing. Blackhawk will continue to make every effort to expand sales of this type. Blackhawk will also enter into tolling agreements that provide a margin to it for processing feedstock owned and provided to Blackhawk by third parties into biodiesel needed by the third parties. Because Blackhawk does not take title to either the feedstock or product, Blackhawk’s working capital requirements are substantially reduced in tolling arrangements. Such tolling agreements may be quite short term, amounting to little more than a limited quantity purchase order, or could be of a longer duration, such as several months or even one or two years. Unless a tolling agreement relates to substantially Blackhawk’s entire capacity, Blackhawk could combine tolling with the processing of biodiesel under purchase orders to maximize utilization of its plant. If the tolling arrangement requires only a small portion of its capacity, however, Blackhawk could find itself in a position of incurring more in fixed and variable costs than the tolling arrangement would cover, which could result in a drain on working capital rather than a benefit to Blackhawk.

Because Blackhawk is attempting to address its working capital needs in a market where it is impossible to predict the feedstock and biodiesel prices or the success of any operating strategy, Blackhawk cannot predict whether its strategies will be successful in the short or long term. If Blackhawk finds that it is impossible to operate profitably and either reduce the working capital that Blackhawk requires, generate enough working capital to continue to operate or locate additional debt or equity financing to fulfill its needs, Blackhawk may find it necessary to curtail operations of its plant. If that occurs, the time and expense required to recommence operations may be significant and may itself be a significant barrier to continued operations.

A significant challenge to Blackhawk will be its ability to make timely payments on its term loan from Fifth Third Bank. As stated above, Blackhawk’s first principal payment on the loan, in the amount of $335,000 including interest, was due and paid on April 1, 2009. Subsequent monthly payments of interest on the loan have been made but principal payments have been deferred pending completion of negotiations between Blackhawk and Fifth Third Bank regarding the possible extension of the amortization of the loan. Under Blackhawk’s term loan agreement, Blackhawk deposited $2,000,000 in a debt service account with Fifth Third Bank which can be drawn on by the bank in the event of any failure on its part to make a payment when due, but that does not replace any obligation to pay by Blackhawk. Any failure on Blackhawk’s part to make a payment to Fifth Third Bank would constitute a default under the term loan agreement and could lead to action on the part of Fifth Third Bank to collect payment, accelerate the maturity of the loan, foreclose on Blackhawk’s plant as collateral for its loan and place Blackhawk into bankruptcy. Although Blackhawk will take any action possible to forestall these eventualities, Blackhawk’s inability to operate successfully could lead to one or more of these consequences. In addition, the term loan agreement contains a number of covenants that Blackhawk may fail to meet in the foreseeable future which, if not met, could also lead to the same consequences. Although Blackhawk would seek deferrals, waivers of amendments of any covenant that Blackhawk breaches or threatens to breach, there is no assurance that Fifth Third Bank would agree to any action that would reduce the effectiveness of any covenant.

Blackhawk’s subordinated debt financing with REG does not provide for immediate principal payments and allows interest payments to be made in the form of Blackhawk’s Class A Units instead of cash, at Blackhawk’s election. Through the year ended December 31, 2008 and the first quarter of fiscal year 2009, Blackhawk made all interest payments to REG in the form of units, amounting to 327,017 units in the year ended December 31, 2008 and 215,207 units in the first quarter of 2009. However, the agreement with REG also contains covenants similar to the covenants contained in the term loan agreement with Fifth Third Bank and it is possible that REG might exercise its rights if Blackhawk fails to satisfy those covenants even if Fifth Third Bank does not take remedial action.

The foregoing circumstances and uncertainties raise substantial doubt about Blackhawk’s ability to continue as a going concern, as discussed in Note 11 to Blackhawk’s financial statements for the year ended December 31, 2008. If Blackhawk finds that it is impossible to operate profitably, reduce the working capital that it requires, generate enough working capital to continue to operate, locate additional debt or equity financing to fulfill its needs, comply with covenants on its loans or make debt payments when due, Blackhawk may find it necessary to curtail operations of its plant, attempt to enter into a merger, acquisition or roll-up transaction with a stronger partner, consider reorganization in bankruptcy or liquidate.

Off-Balance Sheet Arrangements

Blackhawk does not have any off-balance sheet arrangements.

Critical Accounting Estimates

In accordance with United States generally accepted accounting principles, Blackhawk uses estimates and assumptions in preparing its financial statements. These estimates and assumptions may have an impact on the amounts of revenues, expenses, assets and liabilities reported in Blackhawk’s financial statements, particularly with reference to the valuation of derivatives, inventory and unit-based compensation. Blackhawk believes that the estimates and assumptions it has used with respect to the financial statements included in this report are reasonable.

Blackhawk financial statements have been prepared assuming that it will continue as a going concern. As discussed in Note 11 to Blackhawk’s financial statements for the year ended December 31, 2008, Blackhawk’s significant operating losses, the economic state of the biodiesel industry and volatile commodities prices raise substantial doubt about Blackhawk’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Blackhawk accounts for equity-based compensation in accordance with SFAS No. 123R. Under the provisions of SFAS No. 123R, equity-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton, or BSM, option-pricing model and is recognized as expense ratably over the requisite service period. The BSM model requires various highly judgmental assumptions including volatility, forfeiture rates, and expected option life. If any of the assumptions used in the BSM model change significantly, equity-based compensation expense may differ materially in the future from that recorded in the current period.

Significant estimates also include the fair value of warrants issued to members of Blackhawk’s Board of Managers and to a consultant to Blackhawk. It is at least reasonably possible that these estimates may change in the near term.

CIE’S BUSINESS

CIE was formed as an Iowa limited liability company on March 31, 2005 for the purpose of developing, constructing, owning and operating a 30 mmgy biodiesel production plant and engaging in the production of biodiesel and crude glycerin near Newton, Iowa. Since April 2007, CIE has been engaged in the production of biodiesel and its primary co-product, glycerin. REG manages CIE’s plant, procures feed stock and chemical inputs for its plant, and markets its biodiesel and glycerin pursuant to the terms of its MOSA.

Facility and Biodiesel Production

CIE’s plant has a nameplate production capacity of 30 mmgy of biodiesel and is capable of producing biodiesel from both vegetable oils, including soybean oil and corn oil, and animal fats. CIE’s plant is also able to pretreat crude vegetable oil and crude animal fats for use in the biodiesel production process. CIE has earned BQ-9000 certification.

CIE is currently only producing biodiesel pursuant to a toll processing agreement entered into with REG in January 2009 (the “Toll Agreement”). Under the Toll Agreement and certain addendums thereto, REG has the right to order from CIE the production of biodiesel meeting certain specifications and yield requirements from certain types of feedstock to be provided by REG, in exchange for which CIE receives a fixed fee per gallon of biodiesel produced. The term of this agreement is from January 6, 2009 until March 30, 2010 and will continue thereafter month-to-month unless terminated by either party at least one month in advance of the termination date. Under the Toll Agreement and the related addendums, REG may place orders for the production of biodiesel from crude soy oil, refined bleach soy oil, choice white grease, bleachable fancy tallow, and certain types of canola oil and corn oil. However, the Toll Agreement does not guarantee that CIE will receive any minimum amount of biodiesel orders.

Due to CIE’s ability to pretreat animal fat for the biodiesel production process, CIE also from time to time during the quarter ended March 31, 2009 entered into certain animal fat tolling arrangements with other biodiesel plants, pursuant to which CIE pretreated animal fat feedstock supplied by the other party in exchange for certain fees. In November 2008, CIE entered into a toll processing arrangement with REG for the pre-treatment processing of corn oil from time to time, for which CIE will receive a fixed fee per pound of corn oil delivered minus the amount from the sale of materials obtained from the pre-treatment processing. CIE may continue to operate under similar tolling arrangements throughout the remainder of the 2009 fiscal year.

CIE expects to continue operating on an as-needed basis for toll processing orders for the foreseeable future until the general biodiesel demand increases and CIE’s liquidity situation has improved. CIE does not expect to have sufficient working capital on hand in the foreseeable future to acquire feedstock to produce biodiesel other than pursuant to a toll processing arrangement, which generally shifts the risk of feedstock costs and biodiesel prices to the other party. Decreased demand for biodiesel and CIE’s failure to obtain biodiesel purchase contracts or toll processing orders may have a material adverse affect on CIE’s ability to generate revenues.

For the quarter ended March 31, 2009, CIE produced approximately 402,122 gallons of biodiesel, which is approximately 5% of its nameplate production capacity. CIE’s plant did not produce biodiesel for a majority of the quarter ended March 31, 2009; all biodiesel production during such period was pursuant to the Toll Agreement. During the quarter ended March 31, 2009, CIE produced biodiesel under the Toll Agreement from soybean oil and canola oil feedstock delivered by REG.

For the quarter ended June 30, 2009, CIE anticipates that it will continue to operate substantially below its nameplate production capacity due to a combination of the high price of feedstock, decreased biodiesel demand and price, lack of biodiesel sale contracts, lack of available credit and liquidity constraints, and the generally unfavorable economic conditions that are prevailing in the U.S. and worldwide. CIE further expects that most, if not all, of its biodiesel production during its third quarter of fiscal year 2009 will be pursuant to the Toll Agreement.

CIE expects to spend the next several months operating its biodiesel plant to the extent feasible by producing biodiesel and its co-product glycerin pursuant to tolling arrangements. CIE is currently experiencing liquidity problems due to the lack of cash being generated from its continuing operations and its lack of available credit. CIE does not currently believe that its cash flow from continuing operations will alone be sufficient to fund its operations over the next twelve months. If CIE is unable to obtain sufficient capital, credit or short-term financing to cover the cost of CIE’s future operations and improve its liquidity situation, CIE may have to temporarily or permanently cease operations at its plant. CIE has exhausted most all of its credit available under its debt facilities, as no amount remained available under its term revolving loan and only $950,000 remained available under its $2,000,000 revolving line of credit as of the quarter ended March 31, 2009. CIE does not have further commitments for additional credit facilities from any lender. There is no assurance that CIE will be able to obtain other sources of short-term financing. The current U.S. economic recession and the ongoing credit crisis has created an unfavorable credit environment that may make it more difficult to obtain additional debt facilities.

REG MOSA

Pursuant to the MOSA, REG manages CIE’s plant, procures its feedstock and chemical inputs for its plant, and markets its biodiesel and glycerin. The initial term of CIE’s MOSA with REG will continue in effect until May 1, 2010; thereafter, the MOSA provides that it will automatically renew for successive one year terms unless either party provides 12-months written notice of termination to the other party. On April 7, 2008, REG provided CIE with 12 months written notice of its intent to terminate the MOSA and, accordingly, CIE expects that the MOSA will terminate as of May 1, 2010. Under the MOSA, CIE pays REG a monthly fee equal to 5.7 cents per gallon of biodiesel produced at its plant, plus REG may be entitled to an annual bonus, which could range from 0%-6% of CIE’s annual net income (but not to exceed $1 million). For the quarter ended March 31, 2009, no amounts were payable by CIE under the MOSA due to the fact that CIE did not produce biodiesel other than pursuant to the Toll Agreement. Under the Toll Agreement, the per gallon fixed fee provided for in the MOSA that is typically applicable to each gallon of biodiesel produced at CIE’s plant does not apply to the gallons of biodiesel produced under the Toll Agreement.

Due to CIE’s significant reliance on REG for the management of CIE’s plant, the procurement of its inputs, and the sale and marketing of its biodiesel, REG’s termination of the MOSA could have a material adverse affect on CIE’s ability to operate and generate revenues if the consolidation does not close, in the event CIE is not able to negotiate a new MOSA with REG or enter into an agreement for similar services with another third party.

Sales, Market and Distribution

Pursuant to the MOSA, REG markets, sells and distributes all biodiesel and glycerin that CIE produces under the REG name. Under the MOSA, REG must utilize its best efforts to market all biodiesel, glycerin and fatty acids produced at CIE’s plant at established prices. CIE does not have its own sales force or any other agreements with any third party for the marketing and sale of its products or the procurements of inputs. If REG breaches the MOSA or does not have the ability, for financial or other reasons, to market all of the biodiesel and glycerin CIE produces (other than pursuant to the Toll Agreement) during the remaining term of the MOSA, CIE will not have any readily available means to sell CIE’s biodiesel and glycerin. Any loss of CIE’s relationship with REG could have a significant adverse impact on its revenues. REG’s intent to terminate the MOSA as of May 1, 2010 could also have a significant adverse impact on CIE’s revenues, in the event that the consolidation does not close, as CIE is reliant on REG for management of its plant, procurement of its feedstock and inputs, and the sale and marketing of its biodiesel and does not currently have relationships with any other third parties for these services.

Raw Materials

Under the MOSA, REG is responsible for arranging the purchase and procurement of the feedstock and chemical inputs necessary to produce biodiesel at CIE’s plant.

Due to fluctuations in the price and supply of feedstock, CIE from time to time utilizes forward contracting and hedging strategies to manage its commodity risk exposure and optimize finished product pricing and supply. CIE seeks to minimize the risks from fluctuations in the prices of raw material inputs, such as soybean oil, and finished products, such as biodiesel, through the use of derivative instruments. There is currently no futures market for biodiesel. Home heating oil is high sulfur diesel, which is the closest commodity to biodiesel for which there is such a futures market. Therefore, CIE from time to time enters into certain derivative instruments with respect to home heating oil to hedge against fluctuations in the sale price of its biodiesel. The unrealized portion of any hedging loss is subject to change with market fluctuations and may be offset by future higher-priced biodiesel sales. Although CIE has previously utilized forward contracting strategies to manage its commodity risk exposure, CIE is not currently utilizing forward contracting with respect to any of its raw material inputs.

In May 2006, CIE contracted with Interstate Power and Light Company, a wholly-owned subsidiary of Alliant Energy Corporation, to install a new primary electric service at its facility, including an overhead metering location, transformers, cabling, and switchgear. CIE also entered into a separate agreement with Interstate Power and Light Company to supply electricity needs, which is still in effect.

CIE’s plant requires approximately 120 gallons of water per minute to operate its plant at nameplate capacity. CIE sources this water from Central Iowa Water Association at a minimum of 50,000 gallons per month.

CIE estimates that its plant requires approximately 125,000,000,000 british thermal units of natural gas per year to operate its plant at nameplate capacity. In August 2007, CIE entered into a Natural Gas Transportation Service Agreement with Aquila, Inc. d/b/a Aquila Networks under which Aquila, Inc. agreed to transport natural gas supplies obtained by CIE for operation of its biodiesel plant.

Pursuant to a private redevelopment agreement dated November 21, 2006, Jasper County agreed to construct sewer improvements for CIE’s biodiesel project site. In return for these improvements, CIE was required to construct a thirty mmgy biodiesel plant requiring a total investment of at least $38,000,000 and to create at least twenty new full-time jobs at its plant and maintain such jobs until June 30, 2015. Also, CIE was required to enter into an assessment agreement with Jasper County to establish a minimum actual value of its property and related improvements for purposes of the calculation and assessment of its real property taxes. CIE’s failure to comply with or satisfy any condition or covenant contained in the agreement will constitute an event of default. In such event, Jasper County can exercise any one or more remedies against CIE, including, without limitation, holding CIE responsible for repayment of an amount equal to the sum of all costs incurred by Jasper County in connection with the construction of the sewer improvements or any other legal, equitable or administrative remedy available to it under the agreement or applicable law.

Energy Management. In June 2007, CIE entered into an energy management agreement with U.S. Energy Services, Inc. under which U.S. Energy provides natural gas and electricity supply management services. Under the agreement, CIE appoints U.S. Energy to act as its agent for purposes of managing its energy supplies and dealing with third parties in connection with energy-related matters.

Employees

As of May 1, 2009, CIE had 22 full-time employees.

CIE’s general manager and operations manager are employed by REG and placed at its facility pursuant to its MOSA. CIE’s current general manager, Derek Winkel, and operations manager, Phil Abels, were both hired by REG. CIE directly employs all other employees and have sole responsibility for the terms and conditions of their employment. Pursuant to the MOSA, REG assists CIE in hiring and training its personnel and provides human resources and payroll assistance. The compensation and benefits associated with the position of general manager and operations manager are paid by REG. CIE is responsible for other staff and personnel costs.

CIE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Since April 2007, CIE has been engaged in the production of biodiesel and its primary co-product, glycerin. CIE’s revenues are typically derived primarily from the sale and distribution of CIE’s biodiesel throughout the United States. From time to time, CIE’s revenues have been, and may continue to be, derived from the sale and distribution of its biodiesel abroad; however, its ability to generate revenues from sales to foreign markets, especially Europe, has decreased over the past year as biodiesel demand decreased and the European Union imposed duties on imports of biodiesel from the U.S. To the extent that CIE continues to exclusively produce biodiesel pursuant to the Toll Agreement and similar tolling arrangements, CIE expects its revenues will be derived from tolling fees payable under such arrangements.

CIE’s operating results are largely driven by the prices at which it sells its biodiesel and glycerin and the costs of its feedstock and operating costs. However, to the extent that CIE operates under the Toll Agreement or similar tolling arrangements, the risk of biodiesel prices and feedstock costs are generally shifted to the party ordering biodiesel pursuant to such arrangement, as CIE typically does not have to purchase feedstock to produce biodiesel under these arrangements and is generally paid a fee per gallon of biodiesel produced thereunder. CIE’s revenues are generally impacted by those factors discussed in the section entitled “The Combined Company— Factors Influencing the Results of Operation of Combined Company and the Constituent Companies” beginning on page 130.

CIE expects that it will not have sufficient capital to fund its operations over the next 12 months. As a result, CIE may be forced to cease plant operations, either temporarily or permanently. See “CIE Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources” beginning on page 183.

Results of Operations

Comparison of Three Months Ended March 31, 2009 and 2008

The following table shows the results of CIE’s operations and the percentage of revenues, costs of goods sold, operating expenses and other items to total revenues in its statements of operations for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31, 2009 (Unaudited)		Three Months Ended March 31, 2008 (Unaudited)
Income Statement Data	Amount	Percent	Amount	Percent
Revenues	$2,293,306	100.00%	$14,989,878	100.00%
Cost of Goods Sold	3,464,582	151.07%	15,401,575	102.75%
Gross Loss	(1,171,276)	(51.07)%	(411,697)	(2.75)%
Operating Expenses	446,545	19.47%	594,175	3.96%
Operating Loss	(1,617,821)	(70.54)%	(1,005,872)	(6.71)%
Other Expense	(461,553)	(20.13)%	(539,254)	(3.60)%
Net Loss	(2,079,374)	(90.67)%	(1,545,126)	(10.31)%

Revenues

The following table shows the sources of CIE’s revenues for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
Revenue Source	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$2,042,097	89%	$14,354,129	96%
Glycerin Sales	25,748	1%	423,665	3%
Fatty Acid and Soapstock Sales	225,461	10%	212,084	1%

Total Revenues	$2,293,306	100%	$14,989,878	100%

Revenues from operations for the three months ended March 31, 2009 totaled $2,293,306 compared with $14,989,878 for the three months ended March 31, 2008. Included within CIE’s revenues for the three months ended March 31, 2009 and 2008 are approximately $574,996 and $2,142,651, respectively, in incentives it received or which were receivable from certain federal government incentive programs for the sale of biodiesel. Total revenues were lower for the three months ended March 31, 2009 compared to the same period in 2008 due to an 85% decrease in sales volume caused by a significant decrease in biodiesel demand and a decrease in prevailing biodiesel sales prices. CIE also produced 90% less biodiesel for the three months ended March 31, 2009 compared to the same period in 2008. The decrease in government incentives from March 31, 2008 to March 31, 2009 is a result of CIE’s decrease in the number of gallons of biodiesel sold for the three months ended March 31, 2009 as compared to the same period in 2008.

The average biodiesel sale price CIE received for the quarter ended March 31, 2009 was approximately 37% lower than CIE’s average biodiesel sale price for the comparable period in 2008. For the quarter ended March 31, 2009, the average price received for CIE’s biodiesel was approximately $2.60 per gallon, compared to approximately $4.13 per gallon for the quarter ended March 31, 2008, which is a decrease of $1.53 cents per gallon.

CIE also sold 86% less pounds of glycerin in the second quarter of fiscal year 2009 as compared to the same period in fiscal year 2008. For the three months ended March 31, 2009, CIE sold 364,000 pounds of glycerin as compared to 2,577,019 pounds of glycerin for the comparable period in 2008. This decrease in glycerin sales is a result of CIE’s decreased biodiesel production for the three months ended March 31, 2009 as compared to the same period in 2008. The average sale price for CIE’s glycerin has decreased from $0.16 per pound as of March 31, 2008 to $0.07 per pound as of March 31, 2009, a decrease of $0.09 per pound. The sales price of glycerin has decreased due to decreased demand for crude glycerin.

CIE’s percentage of revenues from biodiesel, glycerin, and fatty acids and soapstock has decreased slightly from the period ended March 31, 2008 to the period ended March 31, 2009. For the three months ended March 31, 2009, CIE’s biodiesel sales as a percentage of its revenues decreased 7% to 89% as compared to 96% for the same period in 2008. For the three months ended March 31, 2009, CIE’s glycerin sales as a percentage of its revenue for the period ended March 31, 2008 decreased slightly to 1%, down from 3% for the same period in 2008. CIE’s fatty acids sales as a percentage of revenues increased from 1% to 10% for the periods ended March 31, 2008 and 2009. This increase in fatty acid sales is related to CIE’s increased use of high fatty acid feedstocks.

Cost of goods sold

Cost of goods sold for CIE’s products for the quarter ended March 31, 2009 was $3,464,582, which is down significantly from $15,401,575 for the three months ended March 31, 2008. This decrease is a result of a 85% decrease in biodiesel sales volume experienced for the period ended March 31, 2009 as compared to the same period for 2008.

CIE’s cost of goods sold for its products increased as a percentage of CIE revenues from 102.75% for the three months ended March 31, 2008, to 151.07% for the three months ended March 31, 2009. This increase is primarily due to a significant decrease in biodiesel prices without a corresponding decrease in feedstock costs, and the impact of CIE’s fixed costs with its reduction in production, partially offset by the changes in the realized gain recognized on its derivative instruments.

CIE experienced a $12,614 net gain during the three months ended March 31, 2009 related to its derivative instruments. This hedging net gain consisted of a realized gain of $414,853 and an unrealized loss of $402,239. For the three months ended March 31, 2008, a net loss of $435,477 with respect to CIE’s derivative instruments was included in cost of goods sold. CIE anticipates continued volatility in its cost of goods sold due to the timing and changes in value of derivative instruments relative to the cost of the commodity being hedged.

Operating Expenses

Operating expenses for the three months ended March 31, 2009 totaled $446,545 as compared to operating expenses of $594,175 for the same period in 2008. This decrease in operating expenses is the result of a $6,850 increase in professional fees which was offset by a $154,480 reduction in general and administrative expenses. In light of CIE’s reduced production and biodiesel output, CIE has trimmed costs where possible, which has resulted in the decrease in general and administrative expenses. CIE expects that its operating expenses for the third quarter of fiscal year 2009 will remain fairly consistent with those of the second quarter of fiscal year 2009 if plant production levels remain consistent.

Other Income (Expenses)

CIE’s other expenses for the three months ended March 31, 2009 totaling $461,553 were 20.13% of its revenues. This expense resulted primarily from interest expense totaling $466,405. CIE received $4,852 in interest income for the three months ended March 31, 2009. The decrease in interest expense as compared to prior years is a result of a drop in the interest rates and a reduction in CIE’s average loan balance outstanding.

Comparison of Six Months Ended March 31, 2009 and 2008

The following table shows the results of CIE’s operations for the six months ended March 31, 2009 and 2008, and the percentage of revenues, cost of sales, operating expenses and other items to total revenues in CIE’s statement of operations:

	Six Months Ended March 31, 2009 (Unaudited)		Six Months Ended March 31, 2008 (Unaudited)
Income Statement Data	Amount	Percent	Amount	Percent
Revenues	$7,991,675	100.00%	$32,801,758	100.00%
Cost of Goods Sold	10,949,742	137.01%	34,475,516	105.10%
Gross Profit (Loss)	(2,958,067)	(37.01)%	(1,673,758)	(5.10)%
Operating Expenses	1,017,262	12.73%	1,234,523	3.77%
Operating Income (Loss)	(3,975,329)	49.74%	(2,908,281)	(8.87)%
Other Income (Expense)	(1,008,773)	(12.62)%	(1,132,393)	(3.45)%
Net Income (Loss)	(4,984,102)	(62.36)%	(4,040,674)	(12.32)%

Revenues

The following table shows the sources of CIE’s revenues for the six months ended March 31, 2009 and 2008:

	Six Months Ended March 31, 2009		Six Months Ended March 31, 2008
Revenue Source	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$7,492,560	94%	$31,396,119	96%
Glycerin Sales	123,919	2%	1,063,490	3%
Fatty Acid and Soapstock Sales	375,196	4%	342,149	1%

Total Revenues	$7,991,675	100%	$32,801,758	100%

Revenues from operations for the six months ended March 31, 2009 totaled $7,991,675, compared to $32,801,758 for the same period in 2008. The significant decrease from period to period is primarily due to CIE’s substantial decrease in biodiesel production and sales during the six months ended March 31, 2009 and also lower average sales prices for biodiesel and glycerin during such period. Included within CIE’s net sales of biodiesel are incentive funds it has received from the federal government for sales of 99.9% biodiesel. The amount of incentive revenues for the six months ended March 31, 2009 was $1,175,852 as compared to $5,619,475 for the six months ended March 31, 2008.

Cost of Goods Sold

CIE’s cost of sales for its products increased as a percentage of CIE’s revenues from 105.10% of its revenues for the six months ended March 31, 2008, to 137.01% of its revenues for the six months ended March 31, 2009. This increase is primarily due to a decrease in the average sale price of biodiesel by approximately $1.53 per gallon for the six months ended March 31, 2009 as compared to the same period for 2008, and the impact of CIE’s fixed costs with CIE’s reduction in production offset by the change in the realized gain recognized on CIE’s derivative instruments.

Operating Expense

CIE’s operating expenses were $1,017,262 and $1,234,523 for the six months ended March 31, 2009 and 2008, respectively. This decrease in operating expenses is the result of a $55,005 increase in professional fees which was offset by a $217,261 reduction in general and administrative expenses. In light of CIE’s reduced production and biodiesel output, CIE has trimmed costs where possible, which has resulted in the decrease in general and administrative expenses. CIE expects that going forward its operating expenses will remain constant if production levels remain consistent.

Other Income (Expenses)

CIE’s other expenses for the six months ended March 31, 2009 were $1,008,773 compared to $1,132,393 for the same period of 2008. CIE’s other expenses for the six months ended March 31, 2009 resulted primarily from interest expense of $1,018,575, a decrease from $1,153,711 during the same period in 2008. This decrease in interest expense was primarily due to its payments toward its revolving line of credit and its reducing revolving credit note.

Changes in Financial Condition for the Six Months Ended March 31, 2009

The following table highlights the changes in CIE’s financial condition:

	March 31, 2009	September 30, 2008
Current Assets	$2,313,621	$10,476,632
Current Liabilities	$25,735,800	$29,787,038
Members’ Equity	$12,459,022	$17,443,124

Current Assets. Current assets totaled $2,313,621 at March 31, 2009 down from $10,476,632 at September 30, 2008. The decrease during this period is in part a result of a significant decrease in inventory from $7,776,472 at September 30, 2008 to $787,960 at March 31, 2009 stemming from CIE’s significant decrease in production levels. Further, trade accounts receivable in the amount of $43,090 at March 31, 2009 was significantly less than that in the amount of $1,200,587 at September 30, 2008. This decrease in accounts receivables is primarily due to the decrease in biodiesel sales for the period ended March 31, 2009 as compared to the quarter ended September 30, 2008.

Current Liabilities. Current liabilities totaled approximately $25,735,800 at March 31, 2009, down from approximately $29,787,038 at September 30, 2008. The decrease of $4,051,238 during this period resulted primarily from reduced accounts payable due to CIE’s decrease in biodiesel production discussed above and due to the reduction in the amount of outstanding debt. Due to the going concern opinion contained in Note H to CIE’s financial statements, all long-term debt has been classified as current.

Members’ Equity. Total members’ equity as of March 31, 2009 was $12,459,022, down from $17,443,124 as of September 30, 2008. The decrease in total members’ equity is a result of CIE’s net loss realized during the period.

Cash Flows for the Six Months Ended March 31, 2009

Cash Flow from Operating Activities. Net cash flow provided by operating activities for the six months ended March 31, 2009 totaled $3,339,763. This was the result of an operating loss of $4,984,102, non-cash items of $1,319,186 and a $7,004,679 increase in working capital components. The working capital component increase is primarily due to a reduction in inventory during the six months ended March 31, 2009.

Cash Flow from Investing Activities. Net cash flow used in investing activities for the three months ended March 31, 2009 totaled $446,857, which was primarily related to an increase in CIE’s restricted cash balance due to its senior lender’s requirement of CIE’s pledge of a certificate of deposit as collateral for an irrevocable line of credit which secures CIE’s loan from the Iowa Department of Economic Development (the “IDED”).

Cash Flow from Financing Activities. Net cash used in financing activities for the six months ended March 31, 2009 totaled $2,736,664, which was the result of payment of $1,950,000 on CIE’s revolving line of credit and the payment of $786,664 on CIE’s long-term debt with its lender.

Comparison of Fiscal Years Ended September 30, 2008 and September 30, 2007

The following table sets forth certain financial information for the fiscal years ended September 30, 2008 and September 30, 2007. Since CIE’s plant did not become fully operational until April 2007, CIE is not able to provide comparable financial information for the complete fiscal years ended September 30, 2008 and September 30, 2007 and it is important that you keep this in mind.

	Fiscal Year Ended September 30, 2008		Fiscal Year Ended September 30, 2007
Income Statement Data	Amount	Percent	Amount	Percent
Revenues	$84,562,559	100.00%	$35,887,943	100.00%
Cost of Goods Sold	82,373,776	97.41%	36,528,293	101.78%
Gross Profit (Loss)	2,188,783	2.59%	(640,350)	(1.78)%
Operating Expenses	2,420,758	2.86%	1,322,924	3.69%
Operating (Loss)	(231,975)	(0.27)%	(1,963,274)	(5.47)%
Other Income (Expense)	(2,182,463)	(2.59)%	(1,083,096)	(3.02)%
Net Income (Loss)	(2,414,438)	(2.86)%	(3,046,370)	(8.49)%

Revenues

The following table shows the sources of CIE’s revenues for the fiscal years ended September 30, 2008 and September 30, 2007:

	Fiscal Year Ended September 30, 2008		Fiscal Year Ended September 30, 2007
Revenue Source	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$80,635,593	95%	$35,401,220	99%
Glycerin Sales	2,348,931	3%	418,049	1%
Fatty Acids and Soapstock Sales	1,578,035	2%	68,674	—

Total Revenues	$84,562,559	100%	$35,887,943	100%

Revenues from operations for the fiscal year ended September 30, 2008 totaled $84,562,559 compared with $35,887,943 for the fiscal year ended September 30, 2007. Included within CIE’s total revenues for the fiscal year ended September 30, 2008 and 2007 are approximately $9,448,686 and $4,484,942, respectively, in incentives it received or which were receivable from certain federal government incentive programs for the sale of CIE’s biodiesel. Revenues in fiscal year 2008 were approximately 2.4 times greater than revenues in fiscal year 2007. The increase in revenues was due primarily to increased production volume due to the fact that CIE’s plant was operational during all of fiscal year 2008, as compared to only approximately six months in fiscal year 2007. Accordingly, CIE’s results of operations for fiscal year 2008 reflect approximately six additional months of operations than the results of operations for fiscal year 2007 reflect.

Total revenues were higher for the fiscal year ended September 30, 2008 compared to the same period in 2007 due to increased biodiesel production volume resulting from the fact that CIE’s plant was operational during the entire 2008 fiscal year, but only operational for approximately six months in fiscal year 2007. CIE produced 57.71% more biodiesel for the year fiscal ended September 30, 2008 than it did for the year fiscal ended September 30, 2007. Sales volume also increased from fiscal year 2007 to fiscal year 2008. CIE sold 65.61% more gallons of biodiesel in fiscal 2008 than CIE did in fiscal year 2007. Likewise, CIE sold 110.8% more pounds of glycerin, which was likely a result of increased glycerin demand due to expanding glycerin refining capacity, and 100% more pounds of fatty acids, which stemmed from CIE’s significant increase in the use of animal fat feedstock over the 2008 fiscal year as compared to fiscal year 2007. In fiscal year 2008, approximately 62% of CIE’s feedstock used in production was animal fats, compared with approximately 5% in fiscal year 2007. CIE only sold 4.6% more pounds of soapstock in fiscal 2008 than it did in fiscal 2007, which is due to its reduced usage of soybean oil feedstock.

Average biodiesel sale prices during most of the year ended September 30, 2008 trended upward from the average biodiesel sale prices CIE experienced in the fiscal year ended September 30, 2007. The average biodiesel sale price CIE received for the year ended September 30, 2008 was approximately 37% higher than its average biodiesel sale price for the comparable period in 2007. For the year ended September 30, 2008, the average price received for CIE’s biodiesel was approximately $4.06 per gallon, compared to approximately $2.95 per gallon for the year ended September 30, 2007, which is an increase of $1.11 per gallon

The average sale price for CIE’s glycerin increased from four cents per pound for the year ended September 30, 2007 to 11 cents per pound for the year ended September 30, 2008, an increase of seven cents per pound. The sales price of glycerin increased due to increased demand for crude glycerin, which trended upwards due to expanding glycerin refining capacity and increasing uses for glycerin.

For the year ended September 30, 2008, CIE’s biodiesel sales as a percentage of its revenues decreased as compared to the same period in 2007. This change was the result of higher glycerin sales prices and more fatty acid production and sales from the pretreatment of animal fats. For the year ended September 30, 2008, CIE glycerin sales as a percentage of its revenues remained the same as compared to the same period in 2007 due to similar glycerin yields during these two periods. CIE’s fatty acids sales as a percentage of its revenues increased as compared to the same period in 2007 as a result of its increased use of animal fat feedstock. As CIE’s usage of animal fat feedstock increases, the volume of fatty acid produced at its plant also increases.

Cost of Goods Sold

The primary components of cost of goods sold from the production of biodiesel are raw materials (soybean oil, animal fats, corn oil, methanol and other chemicals), energy (natural gas and electricity), labor and depreciation on process equipment.

CIE’s cost of goods sold for the year ended September 30, 2008 was $82,373,776, which is approximately 125% greater than its cost of goods sold for the year ended September 30, 2007 which was equal to $36,528,293. The increase was primarily attributed to a 65.61% increase in biodiesel sales volume as well as an increase of feedstock cost. This significant increase in sales volume is primarily a result of the fact that CIE’s plant was operational for the entire fiscal year 2008, whereas in fiscal year 2007 its plant was operational for only approximately six months of the year. CIE’s average soybean oil costs for the year ended September 30, 2008 were approximately 34.18% higher than soybean oil costs for the same period in 2007. CIE paid an average of 45.2 cents per pound for soybean oil in fiscal year 2008 compared to 33.7 cents per pound in fiscal year 2007.

Likewise, animal fat costs for the year ended September 30, 2008 were approximately 36.12% higher than animal fat costs for the same period in 2007. CIE paid an average of 40.9 cents per pound for animal fat in fiscal year 2008 compared to 30.1 cents per pound in fiscal year 2007. Because it takes over seven pounds of soybean oil or animal fat to produce a gallon of biodiesel, an increase in these feedstock costs can significantly increase CIE’s cost of goods sold. In fiscal year 2008, CIE also began utilizing corn oil feedstock, the average price of which was approximately 41.5 cents per pound. CIE did not utilize corn oil feedstock in fiscal year 2007 and only used minimal amounts in fiscal year 2008.

Although CIE’s sales volume increased 65.61% from fiscal 2007 to fiscal 2008, CIE’s cost of goods sold as a percentage of CIE’s revenues decreased approximately 4.37% from fiscal 2007 to fiscal 2008. This is primarily due to the combination of the historically high biodiesel prices that were experienced during a large part of fiscal year 2008 and CIE’s utilization of lower-cost feedstocks during fiscal 2008. These factors allowed CIE to realize greater profit margins on the sales of biodiesel for the year ended September 30, 2008 as compared with the same period for 2007.

CIE’s average cost of methanol, another input into the biodiesel production process, increased from approximately $1.18 per gallon for fiscal year 2007 to approximately $1.92 per gallon due to record high prices it experienced during early 2008 caused by a disruption in the supply of methanol from major suppliers in South America. CIE’s methanol costs reached approximately $2.56 per gallon in January and February 2008, but have since decreased.

In addition, natural gas has been available only at prices exceeding historical averages. CIE expects continued volatility in the natural gas market. Global demand for natural gas is expected to continue to increase, which may further drive up prices. Any ongoing increases in the price of natural gas will increase CIE’s cost of goods sold.

CIE experienced a $2,117,833 net loss during the year ended September 30, 2008 related to CIE’s derivative contracts, which is an increase from the $314,001 net loss recognized during the fiscal year ended September 30, 2007. This hedging net loss for the fiscal year ended September 30, 2008 consisted of a realized loss of $2,907,871 and an unrealized gain of $790,038. CIE enters into option contracts to reduce the risk caused by market fluctuations of soybean oil, home heating oil and natural gas. The contracts are used to fix the purchase price of CIE’s anticipated requirements of soybean oil and natural gas in production activities and to manage exposure to changes in biodiesel prices. The fair value of the derivatives is continually subject to change due to the changing market conditions. As the value of soybean oil, home heating oil and natural gas fluctuate, the value of CIE’s derivative instruments are impacted, which affects CIE’s financial performance. CIE anticipates continued volatility in its cost of goods sold due to the timing and changes in value of derivative instruments relative to the cost of the commodity being hedged.

Operating Expenses

Operating expenses for the year ended September 30, 2008 totaled $2,420,758, which was significantly higher than operating expenses of $1,322,924 for the same period in 2007. This increase was primarily due to the fact that CIE’s plant was operational for the entire 2008 fiscal year, whereas the plant was operational for only approximately six months in the 2007 fiscal year. Other factors contributing to the increase in operating expenses include higher utility costs. However, CIE’s operating expenses as a percentage of revenues were lower for the year ended September 30, 2008 than they were for the year ended September 30, 2007. These percentages were 2.86% and 3.69%, respectively. The decrease in operating expenses as a percentage of revenues was primarily due to efficiencies gained from operating the plant at higher production levels.

Other Income (Expenses)

CIE’s other expenses for the year ended September 30, 2008 totaling $2,182,463 were 2.59% of its revenues. These expenses resulted primarily from interest expense totaling $2,221,408. CIE earned interest income for fiscal 2008 in the amount of $38,945. While CIE had a favorable affect from reductions in interest rates on CIE’s variable rate debt, this was somewhat offset by the imposition of a 2% increase in the interest rate that would ordinarily accrue on CIE’s debt facilities due to its failure to comply with certain covenants and financial ratios throughout fiscal year 2008. See “CIE Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources” beginning on page 183.

Changes in Financial Condition From September 30, 2007 to September 30, 2008

The following table highlights the changes in CIE’s financial condition from September 30, 2007 to September 30, 2008:

	September 30, 2008	September 30, 2007
Current Assets	$10,476,632	$11,267,545
Current Liabilities	$29,787,038	$30,714,046
Members’ Equity	$17,443,124	$19,857,562

Current Assets. Current assets totaled $10,476,632 at September 30, 2008 down from $11,267,545 at September 30, 2007. The decrease of $790,913 during this period was a result of a decrease in cash and cash equivalents from $2,268,725 as of September 30, 2007 to $690,509 as of September 30, 2008, which is equal to a decrease of $1,578,216. In addition, federal incentives receivable for biodiesel sales decreased from $1,049,262 at September 30, 2007 to $457,218 at September 30, 2008. However, the decreases in cash and equivalents and federal incentive receivables at September 30, 2008 was partially offset by a $1,859,720 increase in inventory on hand from September 30, 2007 to September 30, 2008. Inventories increased from $5,916,752 at September 30, 2007 to $7,776,472 at September 30, 2008 due to the increasing value of commodities in inventory.

Current Liabilities. Total current liabilities totaled approximately $29,787,038 at September 30, 2008, down from $30,714,046 at September 30, 2007. The decrease of $927,008 during this period resulted primarily from a decrease in the amount outstanding on CIE’s term loan with its lender, which decreased from $26,641,539 as of September 30, 2007 to $24,811,856 as of September 30, 2008, due to its monthly principal payments. Due to the going concern opinion contained in CIE’s Note I to its financial statements for the year ended September 30, 2008, all long-term debt has been classified as current. Decreases in accrued interest payable and derivative instruments classified as current liabilities also contributed to this significant decline. Accrued interest payable decreased due to the decrease in the amount of principal outstanding under CIE’s term loan. CIE has no derivative instruments classified as current liabilities as of September 30, 2008, down from $719,000 as of September 30, 2007. These decreases were partially offset by increases in CIE’s revolving line of credit, accounts payable, and accrued expenses. Prior to the year ended September 30, 2008, CIE increased the outstanding amount on its revolving line of credit by $1,400,000 to obtain cash to cover working capital costs.

Members’ Equity. Members’ contributions at both September 30, 2008 and September 30, 2007 were equal to $23,849,120. Total members’ equity as of September 30, 2008 was $17,443,124, down from $19,857,562 as of September 30, 2007. The $2,414,438 decrease in total members’ equity is a result of CIE’s net loss realized during the period.

Liquidity and Capital Resources

Cash Flows for the Years Ended September 30, 2008

Cash Flow from Operating Activities. Net cash flow used in operating activities for the year ended September 30, 2008 totaled $1,533,362. This was the result of an operations profit before depreciation of $212,783 and a $1,746,145 increase in working capital components.

Cash Flow from Investing Activities. Net cash flow provided by investing activities for the year ended September 30, 2008 totaled $384,829. Sales tax refund payments related to CIE’s purchase of equipment for its plant totaled $461,517. Such tax refund payments were made pursuant to the IDED’s High Quality Job Creation

Program under which CIE was eligible for certain tax incentives, including refunds of sales tax paid in connection with the construction of its biodiesel plant. The sales tax refund payments offset the $76,688 used to fund capital expenditures for the year ended September 30, 2008. These capital expenditures included minor improvements to CIE’s plant for efficiency and upgrade purposes.

Cash Flow from Financing Activities. Net cash used in financing activities for the year ended September 30, 2008 totaled $429,683, which was the result of CIE’s receipt of $1,400,000 in proceeds from its revolving line of credit and the disbursement of $400,000 in debt financing from IDED being partially offset by CIE’s principal payments of $2,229,683 on its long-term debt with its lenders.

On multiple occasions during the last quarter of the fiscal year ended September 30, 2008, CIE from time to time temporarily ceased operations for days or weeks at a time due primarily to its lack of additional credit and decreasing liquidity, decreased biodiesel demand, high product inventory, lack of contracts for the sale of CIE’s biodiesel at profitable prices, insufficient cash on hand to acquire feedstock for production, or maintenance and logistical activities, or a combination of one or more of the foregoing. CIE is no longer continuously operating its facility.

CIE is currently experiencing liquidity problems due to the lack of cash being generated from its continuing operations and its lack of available credit. In October 2008, CIE’s former $4,500,000 revolving credit matured and was only renewed for $2,000,000. CIE does not have any other credit facilities available at this time. CIE does not currently believe that its cash flow from continuing operations will alone be sufficient to fund its operations over the next twelve months. Due to its lack of working capital, CIE has only been operating pursuant to toll processing arrangements under which it typically receives a fixed fee per gallon produced. It does not currently anticipate that it would be able to acquire the necessary inputs to produce biodiesel under ordinary sales contracts obtained under the MOSA. Accordingly, CIE expects to operate sporadically only pursuant to toll processing arrangements which shift the responsibility to acquiring feedstock to the other party. There can be no guarantee, however, that CIE will receive adequate toll processing orders to fund its ongoing operations. If CIE is unable to obtain sufficient capital, credit or short-term financing to cover the cost of its future operations and improve its liquidity, CIE may have to temporarily or permanently cease operations at its plant. Accordingly, CIE’s members could lose some or all of their investment.

Short Term and Long-Term Debt Sources

On September 26, 2006, CIE closed on $29,000,000 debt financing with its lender, F & M Bank—Iowa. CIE’s financing agreement with F & M Bank provided for a construction loan in the amount of $27,000,000, which converted into two credit facilities following completion of construction of CIE’s plant. The first was a $22,000,000 term loan and the second was a $5,000,000 revolving term loan to be used for cash and inventory management, each of which are still outstanding.

CIE’s $22,000,000 term loan has an interest rate with a variable base rate equal to the LIBOR Rate plus 325 basis points. The LIBOR Rate is generally defined as the One Month London Interbank Offered Rate reported on the 10th day of the month preceding each interest period by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. CIE is required to make equal monthly payments of principal and interest on the term loan until the maturity date, which will be May 1, 2012, at which time any outstanding and unpaid principal, interest or other charges owing under the term loan will be due and payable. The principal payments are equal to an amount that fully amortizes the outstanding principal balance of the term note over a period not to exceed 10 years, together with accrued interest on the term loan. On the maturity date, CIE may request the lender to renew the term loan for another five-year term. However, the lender is not required to renew the term loan. As of CIE’s quarter ended March 31, 2009, there was a principal balance of approximately $18,616,732 on the term loan. CIE has failed to make the principal payments required on its term loan since January 2009; since that date, CIE has only made payments of interest. Failure to make payments required under CIE’s financing agreements is an event of default.

CIE may take advances under the term revolving loan up to the amount of $5,000,000 to be used for cash and inventory management purposes. CIE is required to pay interest on the term revolving loan each month. The term revolving loan bears interest at a rate equal to LIBOR plus 325 basis points. The term revolving loan will mature on May 1, 2012. On the maturity date, any outstanding and unpaid principal, interest and other charges owning thereunder will be due and payable. As of CIE’s quarter ended March 31, 2009, CIE had drawn the full $5,000,000 on the term revolving loan.

In October 2008 F & M Bank extended CIE a $2,000,000 revolving line of credit. As of March 31, 2009, CIE had drawn $1,050,000 on its line of credit. CIE is currently out of compliance with its borrowing base requirements with respect to CIE’s revolving line of credit, which is an event of default. The revolving line of credit loan bears interest at a rate equal to the LIBOR Rate plus 400 basis points. Payments of accrued interest are made monthly and any outstanding and unpaid principal, interest or other costs owing thereunder will be due and payable on October 13, 2009.

CIE’s financing agreement with F & M Bank provides that during the continuance of an event of default thereunder, the lender may at its option increase the interest rate on the outstanding principal balance on the term loan by an additional 2%. Effective as of August 1, 2008, due to CIE’s continuing default under the financing agreement, as described below, the interest rate applicable to each of CIE’s debt facilities was increased by 2%.

CIE has exhausted most all of the credit available under its debt facilities, as no amount remained available under its term revolving loan and only $950,000 remained available under CIE’s $2,000,000 revolving line of credit as of the quarter end March 31, 2009. CIE does not have further commitments for additional credit facilities from any lender. There is no assurance that CIE will be able to obtain other sources of short-term financing. The current U.S. economic recession and the ongoing credit crisis has created an unfavorable credit environment that may make it more difficult to obtain additional debt facilities.

In connection with CIE’s financing agreements with F & M Bank, CIE executed a mortgage and a security agreement in favor of F & M Bank granting a security interest in all of CIE’s assets, including its real estate, its plant, fixtures located on its property, any rent or income CIE might receive in connection with the use or occupancy of its land, and all of its personal property. This security interest secures its obligations under the financing agreements, including the term loan, the revolving term loan, and the revolving line of credit loan.

Certain covenants in CIE’s financing agreements with its lender may restrict its operating flexibility. Certain of these covenants restrict CIE’s ability to declare and pay any dividends to its members or make any other distribution of assets to its members, make certain capital expenditures, enter into certain transactions, or incur additional debt financing or further pledge its assets. CIE is permitted to make dividends and distributions only in limited circumstances, and provided that no event of default exists under the agreements.

A variety of actions or events will constitute an event of default under CIE’s financing agreements, including, without limitation, the following:

•

CIE’s failure to pay any installments of principal or interest, fees, expenses charges or other amounts payable under the financing agreements or to make any deposit of funds required under the financing agreements;

•	The failure of any representation or warranty made by CIE or its agents in connection with the financing agreements to be correct in any material respect when made;

•

CIE’s failure to perform or observe any term, covenant or agreement contained in the financing agreements (and failure to cure such non-performance or non-observance within the applicable time frame, if any);

•	Taking any action prohibited by the financing agreements;

•	Failure to deliver financial statements, compliance certificates or other documents required to be submitted under the financing agreements within the applicable timeframes;

•	CIE’s failure to pay its debts as such debts become due, or CIE admits in writing its inability to pay its debts generally;

•

An assignment for the general benefit of creditors, or the institution, with respect to CIE, of any bankruptcy or insolvency proceedings or any proceeding seeking the liquidation, winding up, reorganization or similar relief, and the failure of any such proceedings instituted against CIE to be dismissed or stayed within a period of 30 days or CIE’s authorization of any of these actions;

•	CIE’s dissolution, suspension or discontinuation of doing business; or

•	CIE’s breach or default under, or the termination of, a material contract.

Upon the occurrence of any one or more events of default, CIE’s lender will be entitled to exercise any one or more remedies provided to it under its financing agreements, including the acceleration of the outstanding principal balance of CIE’s loans and all unpaid and accrued interest thereon and other charges owing in connection therewith, or foreclosure on its mortgage and security interest in all of CIE’s property, including its real estate, plant and equipment.

CIE is also required to comply with certain financial covenants and ratios contained in its financing agreements with F & M Bank, including the maintenance of certain levels of “Working Capital,” “Tangible Net Worth” and “Tangible Owner’s Equity” (as each of those terms is defined in its financing agreements). CIE is also required to maintain a “Fixed Charge Coverage Ratio” (as that term is defined in its financing agreements) of not less than 1.25 to 1.00. As of March 31, 2009, CIE was in default under the financing agreements for failure to satisfy all of the financial covenants and ratios with which it is obligated to comply. CIE’s failure to comply with these financial covenants and ratios constitutes an event of default under the financing agreements. F & M Bank has not waived CIE’s failure to comply with these loan covenants and ratios. As a result of CIE’s continuing non-compliance with these financial covenants and ratios, CIE is required to provide monthly borrowing base certificates to its lender evidencing its compliance or non-compliance with these covenants and ratios as of the end of each month.

Working Capital. CIE is required to continually maintain Working Capital of at least $4,000,000. CIE failed to comply with this requirement throughout most of, and as of, fiscal year ended September 30, 2008. CIE continued to fail to comply with this Working Capital requirement through its most recent quarter ended March 31, 2009. There is no assurance that CIE will be able to acquire sufficient amounts of Working Capital to come into compliance with this covenant in the future.

Tangible Net Worth. CIE is also required to attain Tangible Net Worth equal to the lesser of (i) its Tangible Net Worth at the end of the immediately preceding fiscal year plus $500,000; or (ii) its Tangible Net Worth at the end of the immediately preceding fiscal year plus its retained earnings at the end of the current fiscal year. “Tangible Net Worth” generally means the excess of total assets (subject to the exclusion of certain assets required in the calculation of total assets) over total liabilities (other than subordinated debt, as that term is defined in CIE’s financing agreement). The tangible net worth covenant is measured on an annual basis at the end of each of CIE’s fiscal years. CIE failed to comply with this covenant as of its fiscal year ended September 30, 2008 and September 30, 2007; provided that CIE’s lender waived CIE’s non-compliance with this covenant as of its fiscal year ended September 30, 2007. As of the quarter ended March 31, 2009, CIE also failed to comply with this covenant.

Tangible Owner’s Equity. CIE is additionally required to maintain Tangible Owner’s Equity, as that term is defined in its financing agreements, of at least 50% beginning at the end of the 24th month following the completion date of CIE’s plant. CIE’s Tangible Owner’s Equity was initially measured subsequent to its quarter ended March 31, 2009, at which time it was determined that CIE failed to attain the required level of Tangible Owner’s Equity.

Fixed Charge Coverage Ratio. CIE is further required to continually maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, which was measured initially at the end of the 12th month following the completion of construction of its plant and at the end of each fiscal year thereafter. On May 31, 2008, CIE’s fixed charge coverage ratio was measured for the first time; however, CIE’s Fixed Charge Coverage Ratio failed to fall within the required range established. CIE has failed to comply with this ratio as of its fiscal year ended September 30, 2008. It also failed to comply with this ratio as of its most recent quarter ended March 31, 2009.

CIE’s failure to comply with the financial covenants and ratios contained in its financing agreement with F & M Bank constitutes an event of default under the financing agreements. CIE’s failure to make principal payments on the term loan and failure to satisfy the borrowing base requirements applicable to its revolving line of credit, as required in its financing agreements with F & M Bank, also constitutes an event of default thereunder. CIE has received multiple written notices of default from AgStar Financial Services, ACA (“AgStar”), the disbursing agent for CIE’s loans from F & M Bank, indicating that its lender is entitled to take any one or more remedies to which it is entitled under the financing agreements and applicable law, including without limitation, acceleration of the outstanding principal balance of CIE’s loans and all unpaid and accrued interest thereon and other charges owing in connection therewith, or foreclosure on its mortgage and security interest in all of CIE’s property, including CIE’s real estate, plant and equipment. CIE’s continuing default under CIE’s financing agreements has resulted in the lender’s imposition of a 2% increase in the interest rate applicable to CIE’s debt facilities, which was effective as of August 1, 2008. CIE was also required to provide weekly borrowing base certificates commencing effective as of May 1, 2008. CIE’s continuing default has caused doubts about its ability to continue as a going concern. See Note I to CIE’s audited financial statements for the fiscal year ended September 30, 2008 and Note H to its unaudited financial statements for the interim periods ended March 31, 2009.

Although CIE’s lender has refrained from exercising its other rights and remedies under the financing agreements (other than the imposition of a default interest rate), there can be no assurance that CIE’s lender will continue to forbear from accelerating the principal and interest due under CIE’s loans or foreclosing on and taking possession of the collateral securing its loans. For so long as CIE continue to be in default, CIE’s lender is entitled to take any one or more remedies afforded to the lender under its financing agreements, including, without limitation:

•	acceleration of the unpaid principal balance under the loan agreements and all accrued interest thereon and all other amounts payable thereunder;

•

withholding of any one or more advances to which CIE may otherwise be entitled under the financing agreements, or termination of the lender’s obligation to make any advances under the financing agreements;

•	appointment of a receiver to take possession of the collateral securing the loans from CIE’s lender, including without limitation, its real estate, plant, and equipment;

•

requiring CIE to pledge to the lender as additional security immediately available funds equal to the maximum amount available to be drawn under all outstanding letters of credit under its financing agreements;

•	foreclosure on the lenders’ mortgage on and security interest in CIE’s property securing its loans, including its real estate, improvements, equipment and other assets and personal property; and

•	any and all other rights and remedies afforded to the lender under applicable law or equity.

CIE’s lender’s exercise of any one or more of the foregoing remedies would have a material adverse impact on CIE’s financial condition and results of operations and could result in the loss of the assets securing its loans and a permanent shut-down of its plant. This could cause CIE’s members to lose all of their investment in CIE.

Subsequent to the quarter ended March 31, 2009, CIE may continue to fail to make payments of principal as required under its financing agreements or to comply with loan covenants and financial ratios contained in its financing agreements, including the working capital covenant, tangible net worth covenant, tangible owner’s equity covenant and the fixed charge ratio. Such failure to comply with these requirements will constitute a continuing default under CIE’s financing agreements entitling its lender to exercise any one or more of the remedies enumerated above.

Government Programs and Grants

CIE was awarded additional debt financing in the amount of $400,000 from the IDED, $300,000 of which is a zero interest loan and a $100,000 of which is a forgivable loan. The $300,000 zero interest loan must be repaid in sixty monthly installments of $5,000. To receive a permanent waiver of the forgivable loan, CIE must meet certain conditions, including the creation and maintenance of certain jobs. As of the quarter ended March 31, 2009, CIE, however, has failed to satisfy such job creation and maintenance obligations and, therefore, may not be eligible to receive a full waiver of the forgivable loan. These loans are secured by a $400,000 irrevocable standby letter of credit for the benefit of IDED issued by F & M Bank on account of CIE; however, CIE was required to pledge to F & M Bank a $400,000 certificate of deposit as collateral for the letter of credit. The $300,000 zero interest loan and the $100,000 forgivable loan was disbursed to CIE in January 2008. As of March 31, 2009, CIE owed approximately $245,000 to IDED. CIE’s failure to satisfy the conditions applicable to its IDED loans entitles IDED to declare the $400,000 loan immediately due and payable.

Further, CIE is eligible to receive approximately $2,350,000 in tax incentives and assistance pursuant to IDED’s High Quality Job Creation Program. Pursuant to this program, CIE’s members may claim an investment tax credit up to 5% of certain qualifying expenditures directly related to new jobs created and maintained as a result of the start-up of its business, provided that certain conditions are met. CIE’s failure to create and maintain the requisite number of jobs, as also required in connection with the $100,000 forgivable loan described above, may result in a portion of the tax incentives being unavailable to CIE or the CIE’s obligation to repay a portion of the value of the tax credit received.

Critical Accounting Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.

Revenue Recognition

Revenue from the production of biodiesel and its co-products is recorded when title transfers to customers. Biodiesel and its co-products are generally shipped FOB from the plant.

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133, requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain derivative contracts may be exempt under SFAS No. 133 as normal purchases or normal sales, which are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. At this time, CIE’s forward contracts related to the purchase of soy oil and natural gas are considered normal purchases and, therefore, are exempted from the accounting and reporting requirements of SFAS No. 133.

Impairment of long-lived assets

Long-lived assets, including property, plant and equipment, are evaluated for impairment on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to CIE’s estimated fair market value based on the best information available. Considerable management judgment is necessary to estimate discounted future cash flows and may differ from actual cash flows

Commodity Price Risk Protection

CIE seeks to minimize the risks from fluctuations in the prices of raw material inputs, such as soybean oil, animal fats and natural gas, and finished products, such as biodiesel, through the use of derivative instruments. In practice, as markets move, CIE actively manages its risk and adjusts hedging strategies as appropriate. Although CIE believes its hedge positions accomplish an economic hedge against CIE’s future purchases, they do not qualify for hedge accounting, which would match the gain or loss on CIE’s hedge positions to the specific commodity purchase being hedged. CIE is using fair value accounting for its hedge positions, which means as the current market price of CIE’s hedge positions changes, the gains and losses are immediately recognized in CIE’s cost of goods sold. The immediate recognition of hedging gains and losses under fair value accounting can cause net income to be volatile from quarter to quarter due to the timing of the change in value of the derivative instruments relative to the cost and use of the commodity being hedged. As of September 30, 2008, the fair value of CIE’s derivative instruments relating to certain commodities, including soybean oil and heating oil, is reflected as an asset on CIE’s balance sheet dated as of September 30, 2008 in the amount of $70,556. The unrealized portion of any hedging loss is subject to change with market fluctuations and may be offset by future higher-priced biodiesel sales.

For CIE’s quarter ended March 31, 2009, CIE recognized a gain of $12,614 and a gain of $1,171,035 for the six months ended March 31, 2009 on its derivative instruments. This is due primarily to realized and unrealized gains on CIE’s hedging positions taken with respect to home heating oil and soybean oil. There is currently no futures market for biodiesel. Home heating oil is high sulfur diesel, which is the closest commodity to biodiesel for which there is such a futures market. Therefore, CIE entered into certain derivative instruments with respect to home heating oil to hedge against fluctuations in the sale price of its biodiesel. The unrealized portion of any hedging loss is subject to change with market fluctuations and may be offset by future higher-priced biodiesel sales.

There are several variables that could affect the extent to which CIE’s derivative instruments are impacted by price fluctuations in the cost of soybean oil, natural gas or biodiesel. However, it is likely that commodity cash prices will have the greatest impact on the derivative instruments with delivery dates nearest the current cash price. As CIE moves forward, additional protection may be necessary. As the prices of these hedged commodities move in reaction to market trends and information, CIE’s statement of operations will be affected depending on the impact such market movements have on the value of CIE’s derivative instruments. Depending on market movements, crop prospects and weather, these price protection positions may cause immediate adverse effects, but are expected to produce long-term positive growth for CIE.

Off-Balance Sheet Arrangements

CIE does not have any off-balance sheet arrangements.

WIE’S BUSINESS

WIE is an Iowa limited liability company formed on September 21, 2004, for the purpose of developing, constructing and operating a biodiesel manufacturing facility in Sac County, Iowa. Since May 2006, WIE has been engaged in the production of biodiesel and glycerin, which is a byproduct of biodiesel production. REG manages its plant, procures feed stock and chemical inputs for its plant, and markets its biodiesel and glycerin.

Facility and Biodiesel Production

WIE’s plant has a nameplate production capacity of 30 mmgy of biodiesel and is able to pretreat crude vegetable oil and crude animal fats for use in the biodiesel production process. WIE’s plant is BQ-9000 accredited by the National Biodiesel Board and National Biodiesel Accreditation Committee.

WIE is currently producing biodiesel from animal fats, soybean oil, and corn oil. Approximately 87.3% of WIE’s total feedstock usage for the quarter ended March 31, 2009 consisted of choice white grease, which represents a significant increase from the same period during 2008, when only 47.9% of WIE’s total feedstock usage was choice white grease. During the first quarter of 2009, WIE operated on an as-ordered basis, which means WIE produced biodiesel when an order was placed and pursuant to WIE’s forecasted demand for biodiesel. This helps WIE to ensure that its finished inventory does not significantly exceed the contracts for sale that it has at any given time. During the first quarter of 2009, WIE operated at an average of approximately 15.7% of its nameplate capacity primarily due to reduced demand during the winter months. WIE expects to continue to operate on an as-ordered basis during the next fiscal quarter, but WIE expects its orders will increase as it moves into the summer months. However, WIE cannot guarantee increased orders for its biodiesel and, as a result, WIE may operate at a lower capacity than anticipated.

WIE derived approximately 96% of its revenue from the sale of biodiesel during its quarter ended March 31, 2009, 2% of its revenue from the sale of glycerin and 2% of its revenue from fatty acid and soapstock sales.

WIE expects to fund its operations during the next 12 months using cash flow from continuing operations and its credit facilities and its capital needs are being adequately met by these sources.

REG Management and Operations Services Agreement

Pursuant to the terms of WIE’s MOSA with REG, REG manages WIE’s plant, procures feedstock and chemical inputs for WIE’s plant, and markets its biodiesel, glycerin, and other finished products. Pursuant to the MOSA, WIE incurred management and operational service fees of $41,006 and $140,319 for the three months ended March 31, 2009 and March 31, 2008, respectively. The amount payable as of March 31, 2009 was $67,210. On April 7, 2009 REG provided twelve months written notice of its intent to terminate its MOSA.

Sales, Marketing and Distribution

Pursuant to the MOSA, REG markets, sells and distributes all biodiesel, glycerin, and other finished products that WIE produces. WIE determines the price at which REG sells its biodiesel and glycerin based on marketing information that REG provides to it on no less than a monthly basis. REG markets, sells and distributes all of WIE’s biodiesel and glycerin under REG’s name.

Raw Materials

Under the MOSA with REG, REG is responsible for arranging the purchase and procurement of the feedstock and chemical inputs necessary to produce biodiesel at WIE’s plant.

Due to fluctuations in the price and supply of feedstock, WIE utilizes forward contracting and hedging strategies to manage its commodity risk exposure and optimize finished product pricing and supply. The market for soybean oil trades are 18 months into the future. The animal grease market has no futures trade. However, there is a quoting system through the USDA that provides for price discovery for animal grease. There is not enough volume of biodiesel currently produced to justify a futures market. As such, there is no spot biodiesel price, making current price discovery limited. WIE’s risk management committee oversees its risk management practices and provides open communication among management, REG, and WIE’s board of directors regarding market risk. The risk management committee takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks.

WIE requires approximately 125,000 gallons of water per day. WIE sources this water from the City of Wall Lake.

During the three months ended March 31, 2009, WIE paid approximately 21% less for natural gas than it paid during the same period in 2008, which should continue to positively impact WIE’s profit margins going forward. WIE has taken a proactive approach in the price it pays for natural gas. WIE works with a third party that purchases natural gas for the City of Wall Lake to purchase and schedule natural gas more economically and efficiently. WIE has also negotiated a lower transportation rate with the City of Wall Lake. WIE anticipates that these measures will save WIE approximately 15% to 20% in its cost of natural gas. Because the volume of animal fat processed through WIE’s plant has a large impact on the volume of gas it uses, WIE estimates a usage between 100,000 million british thermal units (“mmBTU”), and 120,000 mmBTU for the 2009 fiscal year, at an average between 7,000 and 11,000 mmBTU per month.

Regulation

WIE has obtained all of the necessary permits to conduct plant operations, including air emissions permits, a NPDES permit, and boiler permits. WIE also entered into an agreement with the City of Des Moines for the discharge of its wastewater into the City’s wastewater reclamation facility. WIE is now subject to ongoing environmental regulation and testing. WIE estimates that it will spend approximately $60,000 in complying with federal, state, and local environmental laws over the next twelve months.

Employees

As of December 31, 2008, WIE had 28 full-time employees.

WIE’s general manager and operations manager are employed by REG and placed at its facility pursuant to its MOSA. WIE directly employs all other employees and has sole responsibility for the terms and conditions of their employment. Pursuant to the MOSA, REG assists WIE in hiring and training WIE’s personnel and provides human resources and payroll assistance. The compensation and benefits associated with the position of general manager and operations manager are paid by REG. WIE is responsible for other staff and personnel costs.

SELECTED HISTORICAL FINANCIAL DATA OF WIE

The following table sets forth selected consolidated financial data of WIE, which is derived from the audited and unaudited financial statements for the periods indicated. The information below is only a summary. This information should be read in conjunction with “WIE Management’s Discussion and Analysis of Financial Condition—Results of Operations” beginning on page 194 and WIE’s audited and unaudited financial statements included in this Form S-4. WIE’s past performance may not be indicative of future financial condition or results of operations for many reasons, including the risks described herein.

Statement of Operations Data:	2008	2007	2006	2005
Revenues	$79,782,833	$78,676,998	$31,991,876	$—
Cost of Goods Sold	$75,431,492	$78,253,820	$23,715,252	$—

Gross Profit	$4,351,341	$423,178	$8,276,624	$—
Operating Expenses	$1,915,675	$1,750,886	$1,606,516	$282,249
Other Income (Expense)	$(592,957)	$(1,278,545)	$(337,583)	$324,427

Net Income (Loss)	$1,842,709	$(2,606,253)	$6,332,525	$42,178

Weighted Average Units Outstanding	26,447	26,447	25,674	15,405
Net Income (Loss) Per Unit	$69.68	$(98.55)	$246.65	$2.74
Cash Distributions per Unit	$—	$80.21	$—	$—

Balance Sheet Data:	2008	2007	2006	2005
Total Assets	$37,478,401	$49,080,864	$48,831,373	$26,530,635
Long-Term Debt, less current maturities	$6,725,056	$12,366,667	$12,851,239	$10,432
Members’ Equity	$26,928,710	$25,086,001	$29,813,568	$22,481,043
Units Outstanding at End of Year	26,447	26,447	25,674	15,405
Book Value Per Capital Unit	$1,018.21	$948.54	$1,161.24	$1,459.33

WIE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

WIE’s revenues are derived from the sale and distribution of its biodiesel, glycerin, and other finished products throughout the continental United States as well as internationally. WIE relies heavily upon REG to procure its feedstock and market its finished products. Through REG, WIE has been exporting some of its biodiesel internationally; however these sales will likely decrease in the immediate future. The European Commission recently imposed anti-dumping and countervailing duties on biodiesel imported into Europe, which could cause a significant decrease in WIE’s revenues. In 2008, sales by REG of biodiesel to European customers resulted in a significant portion of WIE’s sales to REG being exported to Europe. The European Commission recently approved the extension of these tariffs, which were set to expire in July 2009, until 2014. The revised tariff call for duties that range from 213 to 409 euros per metric ton of biodiesel. The imposition of this tariff harms the ability of U.S. biodiesel producers to sell biodiesel to Europe and has increased supply in the U.S., pressuring prices. These duties significantly increase the price at which WIE must sell its biodiesel in European markets, making it difficult or impossible for WIE to compete with European biodiesel producers.

WIE’s operating results are largely driven by the prices at which it sells its biodiesel and glycerin and the costs of its feedstock and operating costs. WIE’s revenues are generally impacted by those factors discussed in the section entitled “The Combined Company—Factors Influencing the Results of Operation of Combined Company and the Constituent Companies” beginning on page 130.

WIE expects to fund its operations during the next twelve months using cash flow from its continuing operations and its credit facilities. Management is directing its efforts toward increasing production and operating efficiencies while maintaining or decreasing operating costs. As part of these efforts, WIE plans, to the extent possible to reduce feedstock costs by producing biodiesel from a mixture of refined soybean oil and less costly feedstocks like animal fat, palm oil and crude corn oil. A majority of the feedstock used in the production of WIE’s biodiesel for the calendar year of 2008 and the first quarter of 2009 was animal fats, including choice white grease. WIE anticipates that its ability to utilize lower cost feedstocks, like animal fats and alternative vegetable oils, will help make its biodiesel more price competitive with petroleum-based diesel, thereby increasing sales volume of its biodiesel. However, there is no guarantee that WIE will be able to satisfy these objectives.

During much of 2008 and through the current date, WIE operated on an as-ordered basis. Under WIE’s as-ordered production philosophy, WIE produces biodiesel when an order has been placed and pursuant to its forecasted demand for biodiesel.

Results of Operations

Comparison of the Three Months Ended March 31, 2009 and 2008

The following table sets forth certain financial information for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31, 2009 (Unaudited)		Three Months Ended March 31, 2008 (Unaudited)
Statement of Operations Data	Amount	Percent	Amount	Percent
Revenues	$3,966,137	100.00%	$18,029,542	100.00%
Cost of Sales	4,260,768	107.43%	16,245,228	90.10%
Gross Profit (Loss)	(294,631)	(7.43)%	1,784,314	9.90%
Operating Expenses	460,110	11.60%	538,059	2.98%
Other Income (Expense)	125,249	3.16%	(118,262)	(0.66)%
Net Income (Loss)	(629,492)	(15.87)%	1,127,993	6.25%

Revenues

The following table shows the sources of WIE’s revenues for the three months ended March 31, 2009 and 2008:

	March 31, 2009		March 31, 2008
Revenue Sources	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$3,809,079	96.04%	$17,254,479	95.70%
Glycerin Sales	88,003	2.22%	632,361	3.50%
Fatty Acid Sales and Soapstock Sales	69,055	1.74%	142,702	0.79%

Total Revenues	$3,966,137	100.0%	$18,029,542	100.0%

Revenues from operations for the three months ended March 31, 2009 decreased by approximately 78% compared to revenues from operations for the three months ended March 31, 2008. The decrease in revenues from period to period is due primarily to a decrease in the average price per gallon WIE received for the biodiesel sold, a decrease in the demand for biodiesel resulting from the decline in the price of petroleum diesel, cold-flow concerns during the winter months, and the lack of sales to Europe as a result of anti-dumping and countervailing duties that the European Commission recently imposed on exports of biodiesel to Europe. The average biodiesel sale price WIE received for the three months ended March 31, 2009 was $1.32 less per gallon, or approximately 33% lower than the price per gallon received for the three months ended March 31, 2008.

Revenue from sales of glycerin decreased by approximately 86% in the three months ended March 31, 2009 compared to the three months ended March 31, 2008 due to the reduced production of biodiesel. As of March 31, 2009, the average sale price for WIE’s glycerin has decreased by about 57% from its levels at March 31, 2008, or a decrease of $0.097 per pound. Revenue from sales of fatty acids has decreased dramatically for the three months ended March 31, 2009 compared to the three months ended March 31, 2008 due to the reduced production of biodiesel.

Included within WIE’s net sales of biodiesel are incentive funds WIE received from the federal government for sales of 99.9% biodiesel. The amount of incentive revenues for the fiscal quarter ended March 31, 2009 was $896,069 as compared to $3,127,673 for the same quarter of 2008. This decrease in incentive funds received from period to period is largely a result of the decrease in the number of gallons of biodiesel sold from period to period. The decrease in the number of biodiesel gallons sold for the three months ended March 31, 2009 compared to the same period in 2008 is due primarily to slow winter sales and the lack of sales to Europe.

Cost of Sales

WIE’s cost of sales for its products increased as a percentage of its revenues from 90.10% of its revenues for the three months ended March 31, 2008, to 107.43% of its revenues for the three months ended March 31, 2009. This increase is primarily due to lower production rates while fixed costs remained the same.

WIE animal fat costs for the three months ended March 31, 2009 were approximately 39% lower than animal fat costs for the same period in 2008, while WIE’s average soybean oil costs for the three months ended March 31, 2009 were approximately 47% higher than soybean oil costs for the same period in 2008. During the three months ended March 31, 2009, WIE paid approximately 38% less per gallon of methanol and approximately 21% less for natural gas than WIE paid during the same period in 2008.

Operating Expense

WIE’s operating expenses as a percentage of revenues were higher for the three-month period ended March 31, 2009 than they were for the three-month period ended March 31, 2008. This increase was due to lower production levels while fixed costs remained the same. WIE expects that going forward its operating expenses will remain consistent if plant production levels remain consistent or as projected.

Other Income (Expenses)

WIE’s other income and expenses for the three months ended March 31, 2009, increased from a net expense of $118,262, or 0.66% of revenues, as of March 31, 2008, to a net income of $125,249, or 3.16% of revenues, as of March 31, 2009. This change from a net other expense to a net other income resulted primarily from a reduction in WIE’s interest expense from $276,393 for the three months ended March 31, 2008, to $91,893 for the three months ended March 31, 2009. The reduction in WIE’s interest expense resulted primarily from reducing the outstanding balance under its revolving line of credit from $3,250,000 at March 31, 2008, to zero during the second quarter of 2008. The change from a net other expense to a net other income also resulted from WIE’s recognition of grant income in the amount of $100,000 during the three months ended March 31, 2009. This grant income resulted from the forgiveness of a forgivable loan in the amount of $100,000 from the IDED.

Changes in Financial Condition for the Three Months Ended March 31, 2009

The following table highlights the changes in WIE’s financial condition for the three months ended March 31, 2009:

	March 31, 2009	December 31, 2008
Current Assets	$5,194,542	$7,049,998
Current Liabilities	$3,799,764	$3,824,635
Long-Term Debt	$4,997,001	$6,725,056
Members’ Equity	$26,299,218	$26,928,710

Current Assets. The decrease in current assets from $7,049,998 to $5,194,542 during the three months ended March 31, 2009, is a direct result of reduced sales, which lower both WIE’s trade receivables and WIE’s inventory.

Current Liabilities. WIE’s current liabilities decreased by $24,871 during the three months ended March 31, 2009, due to a decrease in trade accounts payable and accounts payable to related parties. WIE’s trade accounts payable were $703,424 at March 31, 2009 compared to $794,345 at December 31, 2008. WIE’s accounts payable to related parties were $67,210 at March 31, 2009 compared to $28,480 at December 31, 2008. In addition, WIE accrued wages and benefits increased from $71,570 at December 31, 2008, to $117,554 at March 31, 2009.

Long-Term Debt. The decrease in WIE’s long-term debt, net of current maturities, was due to WIE’s regularly scheduled loan payments, which resulted in reductions in the principal amounts of its loans. As of March 10, 2009, WIE had made payments totaling $450,000 to Farm Credit Services of America, FLCA (“Farm Credit”), satisfying all 2009 quarterly payments under its loan agreement. Additionally, WIE made payments to its revolving loan of $1,150,000 from cash derived from reduced inventory and receivables.

Members’ Equity. Members’ contributions as of March 31, 2009 and 2008 were $23,516,376. Retained earnings as of March 31, 2009 are $2,782,842 compared to $3,412,334 at December 31, 2008 due to a net loss in the first quarter. Total members’ equity as of March 31, 2009, decreased by $629,492 as compared to December 31, 2008.

Comparison of Fiscal Years Ended December 31, 2008 and December 31, 2007

The following table sets forth certain financial information for the fiscal years ended December 31, 2008 and 2007.

	Fiscal Year Ended December 31, 2008		Fiscal Year Ended December 31, 2007
Income Statement Data	Amount	Percent	Amount	Percent
Revenues	$79,782,833	100.00%	$78,676,998	100.00%
Cost of Sales	75,431,492	94.55%	78,253,820	99.46%
Gross Profit (Loss)	4,351,341	5.45%	423,178	0.54%
Operating Expenses	1,915,675	2.40%	1,750,886	2.23%
Operating (Loss)	2,435,666	3.05%	(1,327,708)	(1.69)%
Other Income (Expense)	(592,957)	(0.74)%	(1,278,545)	(1.63)%
Net Income (Loss)	1,842,709	2.31%	(2,606,253)	(3.31)%

Revenues

The following table shows the sources of WIE’s revenues for the fiscal years ended December 31, 2008 and December 31, 2007:

	Fiscal Year Ended December 31, 2008		Fiscal Year Ended December 31, 2007
Revenue Source	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$76,970,163	96.5%	$77,195,818	98.1%
Glycerin Sales	$2,812,670	3.5%	$1,481,180	1.9%

Total Revenues	$79,782,833	100.0%	$78,676,998	100.0%

Revenues for the fiscal year ended December 31, 2008 totaled $79,782,833 compared with $78,676,998 for the fiscal year ended December 31, 2007. Included within its total revenues for the fiscal year ended December 31, 2008 and 2007 are approximately $10,068,612 and $10,081,726, respectively, in incentives WIE received or which were receivable from certain federal government incentive programs for the sale of its biodiesel. Revenues in fiscal year 2008 were approximately 1.4% greater than revenues in fiscal year 2007. The increase in revenues was due primarily to increased production and sales volume of biodiesel and its co-products, and higher unit sales prices for its biodiesel and its co-products. Due to a number of factors, including the higher price of diesel fuel and seasonal demand, biodiesel prices remained high during the period covered by this report resulting in higher total revenues in fiscal year 2008 as compared with fiscal year 2007. Average biodiesel sales prices during most of the year ended December 31, 2008 trended upward from the average biodiesel sales prices WIE experienced in the same period in 2007.

The average biodiesel sales price WIE received for the year ended December 31, 2008 was approximately 32% higher than its average biodiesel sales price for the comparable period in 2007.

The average sales price for its glycerin increased by 83% for the year ended December 31, 2008 compared to the average price received for glycerin for the year ended December 31, 2007.

Cost of Sales

Although WIE’s sales volume decreased 25% from fiscal 2007 to fiscal 2008, its cost of sales as a percentage of its revenues decreased approximately 4.9% from fiscal 2007 to fiscal 2008. Cost of sales for the year ended December 31, 2008 was $75,431,492, compared to $78,253,820 for the year ended December 31, 2007. This is primarily due to the combination of the historically high biodiesel prices that were experienced during a large part of fiscal year 2008 and its utilization of lower-cost feedstocks during fiscal 2008. These factors have allowed WIE to realize greater profit margins on the sales of biodiesel for the year ended December 31, 2008 as compared with the same period for 2007. In order to minimize cost of sales, WIE has been increasingly utilizing lower-cost feedstocks, such as animal fats, in place of higher-cost feedstocks, such as soybean oil, during the year ended December 31, 2008, as compared with the same period in 2007. In fiscal year 2008, 69.8% of the feedstock used in its biodiesel production was animal fats and 29.3% was soybean oil. In particular, approximately 57% of its total feedstock usage in 2008 was choice white grease. In fiscal year 2008, WIE also began utilizing corn oil feedstock; however, its use was minimal and corn oil only constituted 2.4% of its total feedstock use. In fiscal year 2007, by comparison, approximately 9.7% of feedstock used in WIE’s biodiesel production was animal fats, and approximately 90.3% was soybean oil.

In 2008, there was significant price volatility in the market for choice white grease. In July 2008, the price that WIE paid for choice white grease reached a record level of 50.75 cents per pound; but the price dropped to 12.66 cents per pound in December 2008. The prices for animal fats, including choice white grease, tend to move in relation to the price of other feedstocks, such as soybean oil. In 2007, by contrast, the price WIE paid for choice white grease was relatively stable, ranging from a low of 22.24 cents per pound to a high of 30.11 cents per pound. The increased demand for choice white grease for biodiesel production likely contributed to the increased volatility.

WIE’s average soybean oil costs for the year ended December 31, 2008 was approximately 52% higher than soybean oil costs for the same period in 2007. Based on recent trends of soybean oil and animal fat prices, WIE’s management expects that cost of sales on a per-gallon-sold basis may decrease below levels experienced in fiscal year 2008. However, WIE’s management still expects that prices may remain volatile through fiscal year 2009. It is uncertain to what extent and for how long domestic and global economic conditions may exert downward pressure on the price of soybean oil and animal fats. WIE intends to attempt to utilize feedstocks that provide WIE with the greatest margins on the sale of its biodiesel. Nonetheless, even if feedstock costs continue to drop, decreases in the price at which WIE may sell its biodiesel and glycerin in the future could still result in low profit margins, which could have an adverse effect on WIE’s net income.

WIE’s average cost of methanol, another input into the biodiesel production process, increased by approximately 40% per gallon for fiscal year 2008 compared to 2007 due to record high prices WIE experienced during early 2008 caused by a disruption in the supply of methanol from major suppliers in South America. Since March 2008, methanol costs have decreased. WIE expects this decrease in the price of methanol to have a positive impact on its cost of sales in the future.

In addition, natural gas has recently been available only at prices exceeding historical averages. Currently, natural gas prices are between 35% and 50% of the historically high prices that WIE experienced during 2008. A correlation can be made between high energy prices, which increase profitability and at the same time increase energy input costs. Conversely, when energy prices are low, profit margins may decrease but the energy input costs will also be lower. WIE expects continued volatility in the natural gas market. Global demand for natural gas is expected to continue to increase, which may further drive up prices. Any ongoing increases in the price of natural gas will increase WIE’s cost of sales.

WIE also includes unrealized gains and losses related to derivative instruments in its cost of sales. WIE recorded a decrease to cost of sales of $1,946,846 for the fiscal year ended December 31, 2008, and an increase to cost of sales of $2,594,301 for the fiscal year ended December 31, 2007. WIE anticipates continued volatility in its cost of sales due to the timing and changes in value of derivative instruments relative to the cost of the commodity being hedged. See “WIE Management’s Discussion and Analysis of Financial Condition—Commodity Price Risk” beginning on page 205.

Operating Expenses

Operating expenses for the year ended December 31, 2008 totaled $1,915,675, which is 9.4% higher than operating expenses of $1,750,886 for the same period in 2007. WIE’s operating expenses as a percentage of revenues were 0.17% higher for the year ended December 31, 2008 than they were for the year ended December 31, 2007. These percentages were 2.40% and 2.23%, respectively. WIE expects that its operating expenses for fiscal 2009 will remain fairly consistent if average plant production levels remain consistent.

Other Income (Expenses)

WIE’s other expenses for the year ended December 31, 2008 totaled $592,957 which was 0.74% of its revenues. WIE’s other expenses are significantly lower than they were during the year ended December 31, 2007, in which other expenses totaled $1,278,545. The decrease in WIE’s other expenses resulted from a significant decrease in its interest expense between the year ended December 31, 2008 and the year ended December 31, 2007 of $1,400,721 and $759,243, respectively. The decrease in interest expense resulted from reducing the outstanding balance under WIE’s revolving line of credit from Farm Credit from $3,800,000 as of December 31, 2007 to zero as of December 31, 2008. WIE also paid down the balance outstanding under its term note from Farm Credit to $4,150,000 as of December 31, 2008, from $5,950,000 as of December 31, 2007. WIE earned interest income for fiscal 2008 in the amount of $9,882. WIE also earned patronage dividends in the amount of $156,404. See “—Liquidity and Capital Resources” beginning on page 200. WIE expects that its other expenses will be similar for fiscal year 2009.

Changes in Financial Condition for Fiscal Years Ended December 31, 2008 and 2007

The following table highlights the changes in its financial condition from December 31, 2007 to December 31, 2008:

	December 31, 2008	December 31, 2007
Current Assets	$7,049,998	$16,885,286
Current Liabilities	$3,824,635	$11,628,196
Members’ Equity	$26,928,710	$25,086,001

Current Assets

Current assets totaled $7,049,998 at December 31, 2008 down from $16,885,286 at December 31, 2007. The decrease of $9,835,288 during this period is a result of a decrease in trade accounts receivable from $5,816,085 as of December 31, 2007 to $1,428,521 as of December 31, 2008, which is a decrease of $4,387,564. In addition, WIE’s inventory decreased from $9,098,351 at December 31, 2007 to $4,510,457 at December 31, 2008, which is a decrease of $4,587,894. The reduction in WIE’s inventory resulted from its decision to operate on an “as-ordered” production schedule beginning in November 2007. WIE initiated this production schedule in response to high feedstock prices and reduced biodiesel orders. As a result, WIE maintained higher inventories throughout 2007 than it did in 2008.

Current Liabilities

Current liabilities totaled $3,824,635 at December 31, 2008 down from $11,628,196 at December 31, 2007. The decrease of $7,803,561 during this period resulted from paying in full WIE’s revolving line of credit, which had an outstanding balance at December 31, 2007 of $3,800,000. The decrease is also attributable to a decrease in WIE’s trade accounts payable from $1,747,007 at December 31, 2007 to $794,345 at December 31, 2008, and a decrease in WIE’s related party accounts payable from $2,061,742 at December 31, 2007 to $28,480 at December 31, 2008. At December 31, 2007, WIE had derivative instruments classified as current liabilities in the amount of $1,936,375 but it had no derivative instruments classified as current liabilities as of December 31, 2008.

Members’ Equity

Members’ contributions at both December 31, 2008 and December 31, 2007 were equal to $23,516,376. Total members’ equity as of December 31, 2008 was $26,928,710, an increase from $25,086,001 as of December 31, 2007. The $1,842,709 increase in total members’ equity is a result of net income during the period.

Comparison of Fiscal Years Ended December 31, 2007 and 2006.

The following table shows certain financial information for December 31, 2007 and December 31, 2006. Since WIE’s plant did not become fully operational until May 2006, it is not able to provide comparable financial information for the complete fiscal years ended December 31, 2007 and December 31, 2006 and it is important that you keep this in mind.

	Fiscal Year Ended December 31, 2007		Fiscal Year Ended December 31, 2006
Income Statement Data	Amount	Percent	Amount	Percent
Revenues	$78,676,998	100.00%	$31,991,876	100.00%
Cost of Sales	78,253,820	99.46%	23,715,252	74.12%
Gross Profit	423,178	0.54%	8,276,624	25.88%
Operating Expenses	1,750,886	2.22%	1,606,516	5.02%
Other Income (Expense)	(1,278,545)	(1.63)%	(337,583)	(1.05)%
Net Income (Loss)	(2,606,253)	(3.31)%	6,332,525	19.80%

Revenues

The following table shows the sources of WIE’s revenues for the fiscal years ended December 31, 2007 and December 31, 2006:

	Fiscal Year Ended December 31, 2006		Fiscal Year Ended December 31, 2006
Revenue Source	Amount	% of Revenues	Amount	% of Revenues
Biodiesel Sales	$77,195,818	98.1%	$31,791,047	99.4%
Glycerin Sales	1,481,180	1.9%	200,829	0.6%

Total Revenues	$78,676,998	100.0%	$31,991,876	100.0%

The increase in biodiesel revenues from fiscal year 2007 compared to fiscal year 2006 was due primarily to a full year of operation during the fiscal year ended December 31, 2007 as compared to the fiscal year ended December 31, 2006. The average per gallon price WIE received for its biodiesel sold for 2007 increased approximately 5% over fiscal year 2006. Included within WIE’s revenues for fiscal years 2007 and 2006 are $10,081,726 and $5,813,438, respectively, in incentives WIE received, or which were receivable from, certain federal government incentive programs for the sale of biodiesel.

Cost of Sales

Cost of sales for WIE’s products for the fiscal year ended December 31, 2007 increased significantly compared to its cost of sales for its fiscal year ended December 31, 2006. This increase was largely due to WIE’s full year of production in fiscal year 2007 and increasing costs for feedstock and other production inputs.

Operating Expenses

WIE’s operating expenses for fiscal year ended December 31, 2007 were a smaller percentage of its revenues compared to the same period in 2006 due to a full year of production in 2007 and only a partial year of production in 2006.

Other Income (Expenses)

WIE’s other income (expenses) for the fiscal year ended December 31, 2007 was consistent as a percentage of its revenues with its 2006 other income (expenses) of $337,583 or 1.05% of its revenues. This expense resulted primarily from interest expense of $1,400,721.

Liquidity and Capital Resources

Comparison of Cash Flows for Three Months Ended March 31, 2009 and 2008

The following table shows cash flows for the three months ended March 31, 2009 and 2008:

	2009	2008
Net cash provided by operating activities	$1,681,622	$844,566
Net cash used in investing activities	$(4,669)	$(13,645)
Net cash used in financing activities	$(1,628,055)	$(578,056)

Net increase in cash and equivalents	$48,898	$252,865

Operating Cash Flows

For the three months ended March 31, 2009, cash provided by operating activities increased by $837,056 compared to the three months ended March 31, 2008. This increase was the result of inventory and trade receivable reductions and changes in operating assets and liabilities. WIE’s capital needs are being adequately met through cash from its operating activities and its current credit facilities.

Investing Cash Flows

For the three months ended March 31, 2009, cash used in investing activities decreased by $8,976 compared to the three months ended March 31, 2008. This decrease in cash used resulted from a decrease in expenditures for property, plant and equipment during the three months ended March 31, 2009.

Financing Cash Flows

For the three months ended March 31, 2009, cash used in financing activities increased $1,049,999, compared to the three months ended March 31, 2008.

Short-Term Debt Sources

WIE maintained a supplemental line of credit with Farm Credit to finance short-term working capital requirements. The aggregate amount available under the supplemental revolving loan was the lesser of

(1) $4,000,000 or (2) the borrowing base as calculated pursuant to WIE’s credit facility with Farm Credit. The credit facility with Farm Credit provided several different interest options for the supplemental line of credit and WIE paid interest on the unpaid balance of the line in accordance with the interest rate option selected at the time WIE requested a draw on the line. The supplemental line of credit was set to expire on July 1, 2009. As of March 31, 2009, WIE had no outstanding balance on the supplemental line of credit and $4,000,000 was available for borrowing. On May 11, 2009, WIE cancelled the supplemental line of credit, which was a condition to Farm Credit’s consent to the consolidation with REG. CoBank, as administrative agent for Farm Credit under WIE’s Master Loan Agreement with Farm Credit, granted its consent to the consolidation on May 11, 2009.

In addition, WIE obtained a $650,000 declining balance standby irrevocable letter of credit through CoBank in favor of Glidden Rural Electric Cooperative (“Glidden REC”) as security for WIE’s loan with Glidden REC. The letter of credit was set to expire on June 30, 2009 but was extended for a period of one year at the lower amount of $570,000. The letter of credit will now expire on June 30, 2010.

Long-Term Debt Sources

On June 6, 2005, WIE closed on $18,000,000 of long-term debt financing with Farm Credit pursuant to a Master Loan Agreement (“MLA”). WIE’s financing agreement with Farm Credit provides for a term loan in the amount of $10,000,000 pursuant to a Construction and Term Loan Supplement to the MLA (the “Term Loan Supplement”). It also provides for a revolving term loan in an amount not to exceed $8,000,000 pursuant to a Construction and Revolving Term Loan Supplement to the MLA (the “Revolving Loan Supplement”). As of March 31, 2009, the balance outstanding on WIE’s term loan is $3,700,000. At March 31, 2009, the balance outstanding under the revolving term loan is $3,200,000.

On July 13, 2006, WIE entered into a Rural Development Loan Agreement with Glidden REC for a $740,000 no interest loan to fund operating expenses for the plant. Pursuant to the terms of the agreement and an associated Promissory Note, the loan is to be repaid in monthly installments of $6,851 beginning on July 31, 2007, and continuing on the last day of each month thereafter until the principal sum has been paid in full or before the final maturity date of the promissory note which shall be on the tenth anniversary of the first advance of funds. The outstanding balance of the loan as of March 31, 2009 was $596,111.

WIE has subordinated debt financing of approximately $400,000 with the IDED. The subordinated debt financing includes a $300,000 zero-interest deferred loan and a $100,000 forgivable loan. The zero-interest deferred loan requires monthly installments of $2,500 which began in January 2008 with remaining unpaid principal due in December 2012. To receive a permanent waiver of the forgivable loan WIE was required to complete construction of a biodiesel production facility capable of producing and selling at least 22,500,000 gallons of biodiesel and 7,500,000 pounds of crude glycerin annually between December 16, 2004 and November 30, 2008. The balance outstanding on the zero-interest deferred loan at March 31, 2009 is $230,000. On April 30, 2009, IDED notified WIE that WIE had satisfied all conditions of the forgivable loan and that IDED had forgiven the balance outstanding under the forgivable loan.

Comparison of Cash Flows for Fiscal Years Ended December 31, 2008 and December 31, 2007

	2008	2007
Net cash provided by operating activities	$9,050,603	$973,435
Net cash used in investing activities	$(394,028)	$(686,756)
Net cash used in financing activities	$(8,622,223)	$(282,953)

Net increase (decrease) in cash and equivalents	$34,352	$3,726

Operating Cash Flows. For the twelve months ended December 31, 2008 cash provided by operating activities increased by $8,077,168 compared to the twelve months ended December 31, 2007. This increase was the result of higher net income and changes in operating assets and liabilities.

Investing Cash Flows. For the twelve months ended December 31, 2008 cash used in investing activities decreased by $292,728 compared to the twelve months ended December 31, 2007. This decrease in cash used resulted from a decrease in expenditures for property, plant and equipment from the twelve months ended December 31, 2007.

Financing Cash Flows. For the twelve months ended December 31, 2008 cash used in financing activities increased $8,339,270 compared to the twelve months ended December 31, 2007. This change was largely due to WIE’s payments reducing the outstanding balance on its seasonal revolving line of credit of $3,800,000 to zero and payments reducing its operating revolving loan balance by $2,910,000 during 2008.

Comparison of Cash Flows for Fiscal Years Ended December 31, 2007 and December 31, 2006

	2007	2006
Net cash provided by (used in) operating activities	$973,435	$(4,928,399)
Net cash used in investing activities	$(686,756)	$(16,194,920)
Net cash provided by (used in) financing activities	$(282,953)	$16,215,946

Net increase (decrease) in cash and equivalents	$3,726	$(4,907,373)

Operating Cash Flows. For the twelve months ended December 31, 2007 cash provided by operating activities increased by $5,901,834 compared to the twelve months ended December 31, 2006. This increase was the result of changes in operating assets and liabilities.

Investing Cash Flows. For the twelve months ended December 31, 2007 cash used in investing activities decreased by $15,508,164 compared to the twelve months ended December 31, 2006. This decrease in cash used resulted from a decrease in expenditures for property, plant and equipment during the twelve months ended December 31, 2007.

Financing Cash Flows. For the twelve months ended December 31, 2007 cash provided by financing activities decreased $16,498,899 compared to the twelve months ended December 31, 2006. This change was largely due to WIE’s payments reducing the outstanding balance on its long-term debt in the amount of $12,071,111, and a decrease in proceeds from its long-term debt and its revolving line of credit during 2007.

Indebtedness

Short-Term Debt Sources

On June 6, 2005, WIE entered into a MLA with WIE’s lender, Farm Credit Services of America, FLCA, or Farm Credit, for certain financing. On July 17, 2006, WIE entered into a Revolving Credit Supplement to the MLA that provides for a $2,000,000 revolving line of credit to finance soybean oil and biodiesel inventory. The initial term of this revolving line of credit terminated on July 1, 2007, and all amounts outstanding under this line of credit have been repaid.

On May 30, 2007, WIE entered into a Revolving Credit Supplement to the MLA that provides for a revolving line of credit to finance eligible inventory and receivables. The aggregate amount available under the revolving line of credit is the lesser of (1) $4,000,000, or (2) the borrowing base as calculated pursuant to WIE’s credit facility with Farm Credit. The revolving line of credit bears interest at one of three rates, to be determined by WIE’s discretion: (1) at a rate equal to the rate of interest established by the agent as its agent base rate plus

 3/4 of one percent; (2) at a fixed rate per annum to be quoted by the agent in its sole discretion; or (3) at a fixed rate per annum equal to LIBOR plus 3 1/2%. The initial term of this revolving line of credit continued to July 1, 2008. The revolving line of credit has been extended until July 1, 2009, and may be renewed by WIE’s lender for additional one year terms.

As of March 31, 2009, WIE had no outstanding balance on the supplemental line of credit and $4,000,000 was available for borrowing. On May 11, 2009, WIE cancelled the supplemental line of credit, which was a condition to Farm Credit’s consent to the consolidation with REG. CoBank, as administrative agent for Farm Credit under WIE’s Master Loan Agreement with Farm Credit, granted its consent to the consolidation on May 11, 2009.

In addition, WIE has obtained a $650,000 declining balance standby irrevocable letter of credit through CoBank in favor of Glidden REC as security for WIE’s loan with Glidden REC. The letter of credit was set to expire on June 30, 2009 but was extended for a period of one year at the lower amount of $570,000. The letter of credit will now expire on June 30, 2010.

Long-Term Debt Sources

On June 6, 2005, WIE closed on $18,000,000 of long-term debt financing with Farm Credit pursuant to the Master Loan Agreement. WIE’S financing agreement with Farm Credit provides for a term loan in the amount of $10,000,000 pursuant to the Term Loan Supplement. It also provides for a revolving term loan in an amount not to exceed $8,000,000 pursuant to the Revolving Loan Supplement. CoBank, ACB is the administrative agent of Farm Credit pursuant to an Administrative Agency Agreement dated June 6, 2005.

WIE’s $10,000,000 term loan bears interest at one of three rates, to be determined by WIE in its discretion: (1) at a rate equal to the rate of interest established by the agent as its agent base rate; (2) at a fixed rate per annum to be quoted by the agent in its sole discretion; or (3) at a fixed rate per annum equal to LIBOR. Each of the rates is subject to certain performance pricing adjustments. On May 30, 2007, WIE amended its Term Loan Supplement. Under the amendment, WIE is required to make twenty equal, consecutive quarterly installments of $450,000 each, with the first installment due on December 20, 2006, and the last installment due on September 20, 2011. WIE is also required to make annual payments of 50% of its “free cash flow,” as that term is defined in the amendment.

On May 30, 2007, WIE amended the MLA. The amendment to the MLA places the following restrictions on its activities:

•

During the 2007 fiscal year, WIE could not expend, in the aggregate, more than $2,600,000 for the acquisition of fixed or capital assets. In each subsequent year, WIE cannot expend, in the aggregate, more than $500,000 for the acquisition of fixed or capital assets.

•

WIE cannot declare or pay any dividends or make any distribution of assets to the members or acquire for value any of WIE’s membership units, except that in any fiscal year WIE can make a distribution to its members of up to 40% of the net profit for each fiscal year.

•

WIE cannot enter into any lease as lessee if the lease should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except leases which do not require WIE to make scheduled payments to the lessors in any fiscal year in excess of $100,000, in the aggregate.

•

WIE must maintain working capital, defined as an excess of current assets over current liabilities, of not less than $6,000,000 at the end of each period for which financial statements are required to be furnished under the MLA.

•

WIE must maintain a net worth, defined as an excess of total assets over total liabilities, of not less than $26,000,000 at the end of each period for which financial statements are required to be furnished under the MLA.

WIE’s $8,000,000 revolving term loan bears interest at one of three rates, to be determined by WIE in its discretion: (1) at a rate equal to the rate of interest established by the agent as its agent base rate; (2) at a fixed rate per annum to be quoted by the agent in its sole discretion; or (3) at a fixed rate per annum equal to LIBOR. Each of the rates is subject to certain performance pricing adjustments.

On June 5, 2008, WIE executed an amendment to the MLA, pursuant to which WIE agreed to an additional negative covenant prohibiting WIE from distributing any profits to WIE’s members unless the proposed distribution is agreed to in writing by its lender. As a result of this amendment, WIE may be unable to make future distributions to its members, including for income tax purposes.

As of March 31, 2009, the balance outstanding on WIE’s term loan was $3,700,000. At March 31, 2009, the balance outstanding under the revolving term loan was $3,200,000.

Although WIE is in compliance with its loan covenants as of December 31, 2008 and March 31, 2009, it could fail to comply with one or more of its loan covenants in the future. Failure to comply with WIE loan covenants constitutes an event of default under WIE’s loan agreements which, at the election of the lender, could result in the acceleration of the unpaid principal loan balance and accrued interest under the loan agreements or the loss of the assets securing the loan in the event the lender elected to foreclose its lien or security interest in such assets. There can be no assurance that WIE’s lender will waive any future failures to comply with any one or more of the loan covenants. In the event WIE’s lender declared a default under the loan agreements and elected to accelerate WIE’s payments under the loan documents or take possession of its assets securing the loans, WIE may be forced to shut down the plant and its members could lose some or all of their investment.

Contractual Obligations

The following sets forth its contractual obligations as of March 31, 2009, and the maturity of such obligations.

	Payments Due by Period
	Total	2009	2010-2011	2012-2013	After 2013
Long-Term Debt Obligations	$7,726,111	$1,434,167	$3,974,445	$2,114,445	$203,054
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	$89,067	$35,627	$53,440	$—	$—

Total	$7,815,178	$1,469,794	$4,027,885	$2,114,445	$203,054

Application of Critical Accounting Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The following is a discussion of what WIE believes to be the most critical of these policies and methods.

Inventories. Inventories are stated at the lower of cost or market value. Costs are determined using the first-in, first-out method.

Long-Lived Assets. Depreciation and amortization of its property, plant, and equipment is provided on the straight-line method by charges to operations at rates based upon the expected useful lives of individual or groups of assets. Economic circumstances or other factors may cause management’s estimates of expected useful lives to differ from actual.

Long-lived assets, including property, plant and equipment, and investments are evaluated for impairment on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to WIE’s estimated fair market value based on the best information available. Considerable management judgment is necessary to estimate discounted future cash flows and may differ from actual cash flows.

Off-Balance Sheet Arrangements

WIE does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

WIE is exposed to the impact of market fluctuations associated with interest rates and commodity prices as discussed below. WIE has no exposure to foreign currency risk as all of its business is conducted in U.S. dollars. WIE uses derivative financial instruments as part of an overall strategy to manage market risk. WIE considers market risk to be the potential loss arising from adverse changes in market rates and prices. WIE does not enter into these contracts as hedges for accounting purposes pursuant to the requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities.

WIE’s risk management committee oversees its risk management practices and provides open communication among WIE’s management, REG, and WIE’s board of directors regarding market risk. The risk management committee takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks.

Interest Rate Risk

WIE is exposed to market risk from changes in interest rates. Exposure to interest rate risk results primarily from its revolving line of credit and supplemental revolving loan with Farm Credit. Specifically, WIE has $6,900,000 outstanding in variable rate debt as of December 31, 2008. The specifics of the line of credit and revolving loan are discussed in greater detail in the section entitled “WIE Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” beginning on page 202.

Below is a sensitivity analysis WIE prepared regarding its income exposure to changes in interest rates. The sensitivity analysis below shows the anticipated effect on its income from a 10% adverse change in interest rates for a one year period.

Outstanding Variable Rate Debt at 3/31/09	Interest Rate at 3/31/09	Adverse 10% Change in Interest Rates	Annual Adverse Change to Income
$ 3,700,000	4.0%	4.4%	$14,800
$ 3,200,000	4.0%	4.4%	$12,800

Commodity Price Risk

WIE is also exposed to market risk from commodity prices. Exposure to commodity price risk results from WIE’s dependence on soybean oil, animal fats and natural gas in the biodiesel production process. WIE is also exposed to biodiesel and glycerin price risks as WIE’s revenues consist primarily of biodiesel sales and glycerin sales. Currently, WIE seeks to minimize the risks from fluctuations in the price of soybean oil and biodiesel by using derivative instruments such as cash, futures and option contracts for soybean oil and home heating oil. There is currently no futures market for biodiesel. Instead, WIE uses home heating oil derivatives. Home heating oil is high sulfur diesel, which is the closest commodity to biodiesel for which there is a futures market. Currently, WIE is unable to manage WIE’s price risk for animal fats as there are no futures contracts available for animal fats, and animal fats suppliers are, to date, unwilling to enter into long-term contracts for animal fats.

In practice, as markets move, WIE actively manages its risk and adjusts hedging strategies as appropriate. The extent to which WIE enters into cash, futures or option contracts varies substantially from time to time based on a number of factors, including supply and demand factors affecting the needs of customers or suppliers to purchase biodiesel or glycerin or to sell WIE raw materials on a fixed basis, its views as to future market trends, seasonal factors and the costs of futures contracts.

Although WIE believes its hedge positions accomplish an economic hedge against its future purchases, they are not designated as such for hedge accounting purposes, which would match the gain or loss on its hedge positions to the specific commodity purchase being hedged. As the current market price of WIE’s hedge positions changes, the gains and losses are immediately recognized in its cost of sales. The immediate recognition of hedging gains and losses can cause net income to be volatile from quarter to quarter due to the timing of the change in value of the derivative instruments relative to the cost and use of the commodity being hedged. At March 31, 2009 and March 31, 2008, WIE recorded a net asset for derivative instruments of $548 and $61,360, respectively. This is due primarily to unrealized gains on its hedging positions taken with respect to home heating oil.

There are several variables that could affect the extent to which WIE’s derivative instruments are impacted by price fluctuations in the cost of soybean oil and biodiesel. However, it is unlikely that commodity cash prices will have the greatest impact on the derivative instruments with delivery dates nearest the current cash price. As WIE moves forward, additional protection may be necessary. As the prices of these hedged commodities move in reaction to market trends and information, WIE’s statement of operations will be affected depending on the impact such market movements have on the value of its derivative instruments. Depending on the market movements, crop prospects and weather, these price protection positions may cause immediate adverse effects, but are expected to produce long-term positive growth for WIE.

In 2008, WIE entered into agreements to purchase soybean oil for anticipated production needs. At December 31, 2008, WIE held positions on a total of 2.5 million pounds of soybean oil that consisted of basis contracts for 2.5 million pounds. During the first two weeks of January 2009, WIE canceled this contract with no penalty.

A sensitivity analysis has been prepared to estimate WIE’s exposure to soybean oil and biodiesel price risk. The table presents the net fair value of its derivative instruments as of March 31, 2009 and March 31, 2008, and the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The fair value of the positions is a summation of the fair values calculated by valuing each net position at quoted market prices as of the applicable date. The results of this analysis, which may differ from actual results, are as follows:

	Fair Value	Effect of Hypothetical Adverse Change- Market Risk
March 31, 2009	$1,469,225	$146,923
March 31, 2008	$1,207,208	$120,725

MANAGEMENT OF NEWCO FOLLOWING THE CONSOLIDATION

Directors and Executive Officers

The following table lists the names, ages and positions of individuals expected to be executive officers and directors of Newco upon the completion of the merger transaction. The ages of the individuals are provided as of June 1, 2009.

Name	Age	Position
Jeffrey Stroburg	59	Chief Executive Officer and Director
Daniel J. Oh	44	President and Chief Operating Officer
Nile D. Ramsbottom	65	Executive Vice President of Global Sales
Paul Chatterton	38	Director
Scott P. Chesnut	59	Director
Delbert Christensen	60	Director
Scott Gieselman	46	Director
Randolph L. Howard	58	Director
Michael A. Jackson	54	Director
Jonathan Koch	40	Director
Michael M. Scharf	62	Director
Christopher D. Sorrells	40	Director
Don Huyser(1)	49	Director
Ronald L. Mapes(2)	68	Director
[*]		Director

(1)	Expected to be appointed at the closing of the CIE asset purchase.
(2)	Expected to be appointed at the closing of the Blackhawk merger.

Jeffrey Stroburg has served as REG’s Chief Executive Officer and director since its inception in June 2006. Mr. Stroburg concurrently serves as Chief Executive Officer of West Central Cooperative, a position he has held since October 1999. He has also held the position of President at West Central since July 2003. Prior to West Central, Mr. Stroburg was Vice President and Chief Operating Officer of the Eastern Ag Region of Land O’ Lakes, an agricultural cooperative, from 1998 to 1999. From 1997 to 1998, Mr. Stroburg was President and Chief Executive Officer of Countrymark Cooperative, a refiner and distributor of diesel, gasoline and other petroleum products with operations that include a petroleum refinery and pipeline system. From 1987 to 1997, Mr. Stroburg was President and CEO of Hamilton Farm Bureau Cooperative and held positions within the Missouri Farmers Association. From 1997 to 1998, Mr. Stroburg also served as a director for A.C. Toepfer International, a Hamburg, Germany trading company for agricultural products, and as a director for CF Industries, a fertilizer manufacturing company. Mr. Stroburg currently serves on the board of directors for the National Council of Farmer Cooperatives, the Associated Benefits Corporation, the Biosciences Alliance of Iowa, the Cooperative Business International, and the Iowa State University’s Center for Crops Utilization Research Industry/Stakeholder Advisory Board. Mr. Stroburg holds a B.S. from Iowa State University. Mr. Stroburg was selected as one of Newco’s directors by West Central.

Daniel J. Oh has served as REG’s Chief Operating Officer since June 2007, and its President since April 2009. Prior to that, Mr. Oh served as REG’s Chief Financial Officer and Executive Vice President from June 2006 to June 2007 and as its Secretary from August 2006 until March 2009. From May 2004 to May 2006, Mr. Oh served at ABG, Inc., an agribusiness consulting firm, including as Associate Director, Director and Vice President. Prior to joining ABG, Mr. Oh served in several different positions, including Senior Financial Analyst, Financial Team Member and Manager, in the Corporate Finance and Investment Banking area of Corporate Strategy and Business Development Group at Eli Lilly and Company, a global pharmaceutical company, from August 2001 to May 2004. From 2000 to August 2001, Mr. Oh served as a consultant with McKinsey & Company, a leading consulting firm, where he focused on the pharmaceutical industry. From 1987 to 1998,

Mr. Oh served as an officer in the U.S. Army, earning the rank of Major. Mr. Oh’s service included combat,

overseas and stateside assignments. Mr. Oh holds a M.B.A. from the University of Chicago with concentrations in finance, accounting and strategic management as well as a B.S. with a concentration in economics from the United States Military Academy. Mr. Oh serves as Chairman of the Iowa Biodiesel Board.

Nile D. Ramsbottom has served as REG’s Executive Vice President of Global Sales since April 2009. Mr. Ramsbottom served as REG’s President since its inception in June 2006 until April 2009, and its Chief Operating Officer from June 2006 until June 2007. Prior to REG, Mr. Ramsbottom served as Executive Vice President of Soy and Nutrition of West Central Cooperative from February 2000 to August 2006, where he lead the biodiesel business. Prior to joining West Central, from 1996 to 2000, Mr. Ramsbottom spent approximately 33 years with Ralston Purina and Purina Mills as an officer and Executive Vice President. Mr. Ramsbottom serves on the Board of Directors of Simmons Foods, Inc., an integrated poultry company, on the Board of Trustees for Simpson College in Indianola, Iowa, on the Board of Directors of WIE and on the Board of Directors of the Iowa Renewable Fuels Association. Mr. Ramsbottom holds a B.A. in business administration and economics from Simpson College.

Paul Chatterton has served as a member of REG’s board of directors since June 2009. Mr. Chatterton has served as Managing Director of ED & F Man Biofuels Ltd since 2006 and a board member of the Molasses & Palm Oil Trading, Feed Products, Third Party Storage and Biofuels Division with ED & F Man Holdings Limited, a world leader in the trading of sugar, molasses, palm oil, coffee, cocoa and biofuels. Prior to that, from January 2001 to June 2006, Mr. Chatterton was the General Manager of Westway Terminals Europe a leading international bulk liquid storage provider, based in New Orleans and London. From 1992 to 1997 he worked in different trading and commercial roles for Cargill and then ED & F Man. Mr. Chatterton holds a M.A. from Oxford University. He was selected as one of Newco’s directors by ED & F Man Netherlands BV.

Scott P. Chesnut has served as a member of REG’s Board of Directors since its inception in June 2006. Mr. Chesnut has been the Chairman of the Board of West Central Cooperative since July 2003. From 1998 until July 2003, he was the Vice Chairman of West Central. He has been the President of Circle C Farm Corporation, a producer of soybeans, corn and beef, since 1993. Mr. Chesnut holds a B.S. in agricultural business from Iowa State University and an A.A. in agricultural engineering from Ellsworth College. Mr. Chesnut was selected as one of Newco’s directors by West Central.

Delbert Christensen has served as a member of REG’s Board of Directors since August 2006. Mr. Christensen has been a director of West Central Cooperative since 1993. Since January 2004, he has served as the President of CHMD Pork, a hog producer. Mr. Christensen has been an independent farmer since 1960. He has been a member of the Iowa Soybean Association, or its predecessor, since 2003, and has served as its President-elect and Governmental Policy Chairman since October 2008. Mr. Christensen holds a B.S. in Agricultural Business from Iowa State University. Mr. Christensen was selected as one of Newco’s directors by West Central.

Scott Gieselman has served as a member of REG’s Board of Directors since June 2008. Since April 2007, Mr. Gieselman has been a Managing Director of Natural Gas Partners, a $500 million private equity fund investing in energy technology companies. From July 1988 to April 2007, Mr. Gieselman was a member of Goldman Sachs & Co., becoming partner in November 2002, focusing on capital markets transactions in the energy industry. Mr. Gieselman holds an M.B.A. from Carroll Graduate School of Management as well as a B.S. from Boston College’s Carroll School of Management. Mr. Gieselmann was selected as one of Newco’s directors by Natural Gas Partners.

Randolph L. Howard has served as a member of REG’s board of directors since February 2007. Prior to his retirement, Mr. Howard served as the Senior Vice President for the Global Gas Division of Unocal Corporation from July 2004 to September 2005. Prior to that role, Mr. Howard served as Regional Vice President of Unocal’s International Energy Operations—North ASEAN and President, Unocal Thailand from May 1999 to June 2004.

Mr. Howard has over 17 years in various managerial roles at Unocal. Mr. Howard participated in the advanced executive program at Northwestern and holds a B.S. in chemical engineering from University of California Berkeley.

Michael A. Jackson has served as a member of REG’s board of directors since August 2006. Mr. Jackson has served as the Chief Executive Officer and President of ABG, an Adayana Company, an agribusiness management consulting firm, since October 2005. Mr. Jackson was Chief Executive Officer and President of Agri Business Group, Inc., which he founded in 1979, until its merger with Adayana, Inc. in October 2005. Mr. Jackson is a member of the board of directors of Terra Nitrogen Corporation, LP. Mr. Jackson holds a B.S. in agricultural economics from Purdue University. Mr. Jackson was selected as one of Newco’s directors by West Central.

Jonathan Koch has served as a member of REG’s board since June 2008. Mr. Koch serves as a Managing Director to US Renewables Group since July 2004. Prior to joining US Renewables Group, Mr. Koch was Chief Operating Officer for Visible Path, an application service provider. He was the founder and Chief Executive Officer of Sundial, a leader in provisioning utility services online. Prior to founding Sundial, Mr. Koch was a Business Development Manager at General Electric Power Systems (“GEPS”). Prior to GEPS, Mr. Koch spent more than five years with Booz, Allen & Hamilton consulting on large M&A transactions in the energy and life sciences sectors and advising the EPA on policy issues in the Superfund, Clean Air and Drinking Water divisions. Mr. Koch is active in the management of Pipestem Energy Group, LLC. Mr. Koch holds a joint MBA and MS in Resource Policy from the University of Michigan and a B.A. from Tufts University. Mr. Koch was selected as one of Newco’s directors by USBG.

Michael M. Scharf has served as a member of REG’s board of directors since August 2006. Mr. Scharf has served as Senior Vice President and Chief Financial Officer of Bunge North America, Inc., the North American operating arm of Bunge Limited, since August 1989. Bunge North America, Inc. operates grain elevators, oilseed processing plants, edible oil refineries and packaging facilities, and corn dry mills in the U.S., Canada and Mexico. Prior to joining Bunge North America, Mr. Scharf served as Senior Vice President and Chief Financial Officer at Peabody Holding Company, Inc. from 1978 to 1989, and as Tax Manager at Arthur Andersen & Co. from 1969 to 1978. Mr. Scharf also serves as a member of the board of directors of Southwest Iowa Renewable Energy, LLC. Mr. Scharf holds a B.S. in accounting from Wheeling Jesuit University. Mr. Scharf was selected as one of Newco’s directors by Bunge North America, Inc.

Christopher D. Sorrells has served as a member of REG’s Board of Directors since November 2008. Since September 2005, Mr. Sorrells has been the Managing Director of NGP Energy Technology Partners, a $500 million private equity firm investing in energy technology companies. From September 2003 to September 2005, Mr. Sorrells worked at Clarity Partners, an $814 million private equity firm where he pursued growth financings and middle market LBO transactions. Mr. Sorrells has also worked for such companies as Banc of America Securities and Salomon Smith Barney. Mr. Sorrells is a member of the board of directors of groSolar, a national distributor and installer of solar energy systems, and Lehigh Technologies, a manufacturer of industrial polymers and a former Board member of Xunlight, a manufacturer of flexible solar panels. Mr. Sorrells holds a M.B.A. from the College of William and Mary, Master of Accounting degree from the University of Southern California, and a B.A. from Washington and Lee University. Mr. Sorrells was selected as one of Newco’s directors by NGP Energy Technology Partners.

Ronald L. Mapes has served as Chair of Blackhawk’s board of managers since March 2006. Mr. Mapes has farmed in a family grain and beef cattle operation near Stockton, Illinois since 1959. Mr. Mapes is also a partner in Northwest Grain Inc. Mr. Mapes serves on the Jo Daviess County Board (chair of the Economic Development Committee), is a trustee for Stockton Township, and serves on the Mt. Carroll Mutual Insurance Company board. A member of the Jo Daviess County Farm Bureau and Illinois Beef Association, Mr. Mapes previously served on the Illinois Soybean Promotion Board, United Soybean Board, and U.S. Meat Federation Board and Executive Committee. He is also past president of the Jo Daviess County Fair. Mr. Mapes attended the University of Wisconsin.

Don Huyser has served as a director of CIE since June 2005 and treasurer since April 2008. Since 1982, Mr. Huyser has owned and operated Huyser Ag, Inc. He also serves as Vice President of Killduff Feed & Grain, a position which he has had since January 2005.

Key Employees

The following table summarizes other key officers and employees:

Name	Age	Position
Brad Albin	46	Vice President, Manufacturing
Myron Danzer	49	Vice President, Customer & Technical Service
David Elsenbast	47	Vice President, Supply Chain Management
Gary Haer	55	Vice President, Sales and Marketing
Natalie Lischer	32	Secretary and Treasurer
Keith Olson	45	Executive Director, Corporate Finance & Investment Banking

Brad Albin has served as REG’s Vice President, Manufacturing since February 2008. Mr. Albin also served as Vice President of Construction and Technology since REG commenced operations in August 2006 to February 2008. Prior to joining REG, Mr. Albin served in the same role for West Central Cooperative, one of REG’s predecessors, since June 2006. From November 2002 to January 2006, Mr. Albin served as Executive Director of Operations for Material Sciences Corporation, a manufacturer of specialty coated materials and related services, where he directed multi-plant operations for automotive and global appliance industries. Mr. Albin has over 22 years of experience in executive operations positions in multi-feedstock biodiesel, chemical, food and automotive supplier companies, such as The Monsanto Company, The NutraSweet Company and MSC Inc. Mr. Albin was an original member of the NBAC, played a significant role in writing current BQ-9000 Accreditation program, and was also a member of the ASTM D2 Committee. Mr. Albin holds a B.S. in chemistry from Eastern Illinois University.

Myron Danzer has served as REG’s Vice President, Customer & Technical Service since REG commenced operations in August 2006 and has served as the plant manager at REG’s Ralston facility since July 2009. From May 2002 to August 2006, Mr. Danzer served as Sales and Production Manager at West Central Cooperative. From August 1995 to May 2002, Mr. Danzer served as Feed and Soy Production Manager of West Central Cooperative where he was responsible for feed, soy and biodiesel operations. Mr. Danzer has over 22 years of biodiesel and agricultural process and manufacturing experience including construction, startup, and operation of several biodiesel plants. He received a patent for soy methyl transesterification from the U.S. Patent and Trademark Office. Mr. Danzer is a committee member of the National Biodiesel Accreditation Committee.

David Elsenbast has served as REG’s Vice President, Procurement from August 2006 to March 2009. Since that time, Mr. Elsenbast has served as REG’s Vice President, Supply Chain Management. Mr. Elsenbast also serves on the Board of the American Fats and Oils Association. Prior to joining REG, Mr. Elsenbast served in the same role for West Central Cooperative, one of REG’s predecessors, since April 2006. From 1990 to March 2006, Mr. Elsenbast served in various roles for Milk Specialties Company, an animal nutrition company, including Vice President of Business Development, Vice President of Operations and Purchasing and General Manager. Mr. Elsenbast has over 24 years in agricultural business development, supply chain management, operations, and purchasing. Mr. Elsenbast holds a B.S. in agricultural business from Iowa State University.

Gary Haer has served as REG’s Vice President, Sales and Marketing since REG commenced operations in August 2006. From October 1998 to August 2006, Mr. Haer served as the National Sales and Marketing Manager for biodiesel for West Central Cooperative and was responsible for developing the marketing and distribution infrastructure for biodiesel sales in the U.S. Mr. Haer has over 15 years of experience in the biodiesel industry. Mr. Haer is currently Vice Chairman of the National Biodiesel Board’s Executive Committee and has been elected to various officer positions during his tenure from 1998 to 2009. Mr. Haer holds an M.B.A. from Baker University and a B.S. in accounting from Northwest Missouri State University.

Natalie Lischer has served as REG’s Secretary since April 2009 and Treasurer since May 2009. Ms. Lischer most recently served as Senior manager of Corporate Finance and Investment Banking and other roles in the department from January 2007 to May 2009. Prior to joining REG, Ms. Lischer served as Senior Consultant for Deloitte Consulting. Ms. Lischer has over 10 years of experience in finance and accounting. She holds a M.B.A from Washington University, a Master of Accountancy from Truman State University and a B.S. in Accounting from Truman State University. Ms. Lischer is also a licensed Certified Public Accountant.

Keith Olson has served as REG’s Executive Director, Corporate Finance and Investment Banking since January 2009. Prior to joining REG, Mr. Olson operated his own financial advisory firm representing middle market clients involved in merger transactions. Mr. Olson also worked for companies including Stout Risius Ross Advisors, LLC, ABN AMRO Incorporated, The Chicago Corporation, First Chicago Corporation and Andersen Consulting. Mr. Olson has over 20 years of experience in finance and investment banking. He holds a M.B.A. from the University of Chicago, Graduate School of Business and a B.S. in Operations Research & Industrial Engineering from Cornell University.

Board of Directors

Newco’s board of directors currently consists of ten members. Newco’s directors are elected annually to serve until the next annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. The authorized number of directors may be changed by resolution of the board. Vacancies on the board can be filled by resolution of the board of directors.

Pursuant to the terms of the consolidation agreements, Newco has agreed to take such action as are reasonably necessary to elect each nominee of CIE, WIE and Blackhawk to Newco’s board of directors. Don Huyser [*], and Ronald L. Mapes have been nominated by CIE, WIE and Blackhawk, respectively, to serve on Newco’s board of directors.

Director Independence

Newco is in the process of establishing its definition of a director that will only qualify as “independent.” Newco’s board intends to review the relationships between each board member, and each such director’s immediate family members, and Newco or one of Newco’s subsidiaries or affiliates.

Director Compensation

Newco’s director compensation program is under development and will ultimately be decided upon and approved by Newco’s board of directors. Newco expects that its initial director compensation program will consist of cash meeting fees and possibly a long-term equity incentive compensation component in the form of stock options. Newco expects the cash portion of non-employee director compensation to initially be at a rate of [*].

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Newco’s executive compensation program is in its infancy, and this discussion and analysis reflects the executive compensation program and philosophies that are expected to be implemented following the completion of the consolidation. Newco is in the process of developing initial compensation policies and procedures in order to attract and retain talented executives and other key employees. Newco expects its compensation will be comprised of the following components:

•	base salary;

•	annual cash incentives; and

•	long-term equity incentives.

Newco’s compensation philosophy will be to link executive compensation directly to the interests of its stockholders and therefore to financial objectives that the Newco board of directors believes are primary determinants of long-term stockholder value. The primary goals with respect to executive compensation will be to attract and retain the most talented and dedicated executives possible, while tying annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, Newco intends to set compensation at levels that are comparable with executives in other companies of similar size and stage of development operating in the biofuel industry, as well as companies in the region with whom Newco competes for talent, while taking into account Newco’s relative performance and Newco’s strategic goals. Newco plans to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals.

Newco expects to form a compensation committee of the board of directors to develop a more formal philosophy and objectives for Newco’s executive compensation program following the consolidation. It is anticipated that the compensation committee will review and, as appropriate, approve or make recommendations to Newco’s board of directors with respect to major compensation plans, policies and programs. In addition, it is anticipated that the compensation committee will review and approve the compensation for executive officers, establish and modify the terms and conditions of employment of executive officers, and administer stock incentive plans.

Compensation of Intended Newco Executive Officers

The compensation system currently in effect for Newco’s intended executive team is that of REG’s compensation system which is based on the practices established by REG. These compensation arrangements primarily include base salary and cash bonuses. Stock compensation was first used by REG through initial grants at the time of its formation. While Newco’s intended compensation philosophies and objectives may parallel those of REG, the information presented below reflects the compensation discussion and analysis of REG for 2008 and is not necessarily indicative of the compensation philosophy or decisions of Newco.

Executive Compensation Practices

In August 2006, REG hired Mr. Stroburg as REG’s Chief Executive Officer and Nile Ramsbottom as it President. REG pays a salary to Mr. Stroburg consistent with the amount that he had received in his capacity with West Central. Because Mr. Stroburg concurrently serves as REG’s Chief Executive Officer and as the Chief Executive Officer of West Central, in 2008 West Central determined and paid Mr. Stroburg’s $389,800 annual salary and REG reimbursed West Central for a pro-rated portion based on an estimate of the relative amount of time he devoted to REG’s activities. In 2008, REG paid 95% of Mr. Stroburg’s salary plus benefits. Beginning in 2009, West Central pays all of Mr. Stroburg’s salary and REG is not required to reimburse West Central.

In June 2006, REG hired Mr. Oh as REG’s Chief Financial Officer. Mr. Oh is currently REG’s President and Chief Operating Officer. Mr. Oh’s base salary is based on the terms of his employment agreement, which was negotiated in connection with his recruitment by West Central to initially become REG’s Chief Financial Officer. The terms of Mr. Oh’s employment agreement are described below under the heading “Executive Compensation—Compensation Discussion and Analysis—Employment Contracts, Termination of Employment and Change in Control Arrangements” beginning on page 214.

In connection with Mr. Ramsbottom’s retirement as President and transition to Senior Vice President, Global Sales, REG has entered into a letter agreement with Nile Ramsbottom outlining Mr. Ramsbottom’s compensation until April 30, 2010. Under the letter agreement, Mr. Ramsbottom is entitled to receive an annual base salary of $125,000 and to participate in any bonus program that is available to REG’s executive officers with up to $25,000 in restricted stock for activities at a senior executive level. Mr. Ramsbottom is also entitled to receive commissions on his sales in the form of cash payments paid quarterly against delivered contracts.

In connection with the formation and initial financing of REG, each of Messrs. Stroburg, Oh and Ramsbottom received grants of stock options. The vesting and other terms of these grants were determined based on negotiations among West Central, REG’s investors and the individual executives, and were generally designed to create an immediate equity stake for the management team in the newly formed company. No additional stock options or other equity-based grants have been made to either Messrs. Stroburg, Oh and Ramsbottom.

REG does not currently have annual incentive or long-term incentive plans.

Severance and Change in Control Payments

Mr. Oh is entitled to a lump sum payment if during the term of his employment agreement his employment is terminated without cause or if Mr. Oh terminates his employment for good reason, as further described under “Material Contracts—REG’s Material Contracts—West Central Agreements” beginning on page 126.

2008 Summary Compensation Table

The following table summarizes certain compensation paid to Newco’s intended Chief Executive Officer and other potential highly compensated executive officers whose total compensation exceeded $100,000, for services rendered in all capacities to REG during the year ended December 31, 2008.

Name and Position(s)	Year	Salary ($)		Bonus ($)		Option Awards ($)(2)(3)	All Other Compensation ($)(4)		Total ($)
Jeffrey Stroburg Chief Executive Officer	2008	$370,310	(1)	—		$1,083,571	—		$1,453,881

Daniel J. Oh Chief Operating Officer and Secretary	2008	$291,377		—		$812,679	$3,733	(4)	$1,107,789

Nile D. Ramsbottom(5) Former President, Current Senior Vice President, Global Sales	2008	$291,452		$46,933	(6)	$812,679	$53,374	(6)	$1,204,438

(1)	Represents amounts paid to West Central for services provided by Mr. Stroburg as REG’s Chief Executive Officer. See “Material Contracts” for more information about the Contract for Services agreement.
(2)

Amounts listed in this column represent the compensation expense of option awards recognized by REG under Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R) for the 2008 fiscal year, rather than amounts paid to or realized by the named individual. Please refer to Note 14 to REG’s Consolidated Financial Statements for the years ended December 31, 2006, 2007 and 2008 for the underlying assumptions for this expense. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense recognized.

(3)	These awards vest and become exercisable as to 25% of the shares on the grant date, with the remaining shares vesting ratably each month thereafter over the following three years.
(4)	Represents 401(k) match payments under REG’s 401(k) plan.
(5)	Mr. Ramsbottom retired from his position as President in May 2009. He is currently serving as Senior Vice President, Global Sales.
(6)	Includes $6,441 in 401(k) match payments under REG’s 401(k) plan and $46,933 paid by REG that was accrued by Mr. Ramsbottom while he was an employee of West Central.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Daniel J. Oh. REG has entered into an employment agreement with Daniel J. Oh, currently REG’s President and Chief Operating Officer, for a three year term commencing August 1, 2006 and renews automatically on a quarterly basis until terminated by either party. Under his employment agreement, Mr. Oh is entitled to receive an annual base salary of $265,000 for his first year of employment and between $285,000 and $325,000 for his second and third year of employment, with the actual amount within the foregoing range to be determined by the Chief Executive Officer depending on Mr. Oh’s level of assumption of operations responsibility. During each calendar year, Mr. Oh is entitled to participate in any bonus program that is available to REG’s executive officers in the same relative percentage as REG’s president. If REG terminates Mr. Oh’s employment without cause or Mr. Oh terminates his employment for good reason, within thirty days of the date of his termination REG will pay Mr. Oh a lump sum payment in an amount equal to the sum of his annual base salary accrued but not yet paid through the date of termination, one-half of his annual base salary then in effect, any bonus earned during the prior calendar year but not yet paid and payment with respect to accrued but unused vacation, as well as additional relocation expenses and outplacement support services.

2006 Stock Incentive Plan. REG’s 2006 Stock Incentive Plan provides that in the event of a change in control, generally including a significant change in the ownership of REG, a merger, consolidation or other similar transaction, all outstanding options and stock appreciation rights granted under the 2006 Stock Incentive Plan will immediately vest and become exercisable, unless the committee administering the plan determines that any such award will be assumed or substituted for by the surviving or acquiring company and certain other qualifying conditions for such assumption or substitution are satisfied. Stock option agreements in respect of awards under the 2006 Stock Incentive Plan typically provide for immediate vesting and exercisability of options in the event of a change in control. Prior to the completion of the REG merger, REG intends to obtain the consent of its outstanding optionholders to the assumption of their options by Newco and a waiver of the right to acceleration.

2008 Grants of Plan-Based Awards

REG did not grant any options to named executive officers during the year ended December 31, 2008.

Employee Benefit Plans

2006 Stock Incentive Plan

REG’s 2006 Stock Incentive Plan was adopted by REG’s board of directors in July 2006 and was subsequently approved by REG’s stockholders.

The 2006 Stock Incentive Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, officers and employee directors and the granting of nonstatutory stock options and other stock based awards (including restricted stock, restricted stock units, performance share, performance units and stock appreciation rights) to employees, officers, directors (including non-employee directors) and consultants. As of [*], awards under the 2006 Stock Incentive Plan had been made only in the form of options to purchase common stock.

The committee administering the plan determined the term of options, which was prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to a stockholder holding more than 10% of the voting shares of REG). To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, any such excess options would be treated as nonstatutory stock options.

No award may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee.

Options granted under the 2006 Stock Incentive Plan generally vest and become exercisable at the rate of 25% of the total number of shares subject to the options at the date of grant, and 1/36th of the total number of shares subject to the options each month thereafter.

The 2006 Stock Incentive Plan provides that in the event of a recapitalization, stock split or similar capital transaction, REG will make appropriate adjustments in order to preserve the benefits of options outstanding under the plan. If REG is involved in a merger or consolidation, outstanding options granted under the 2006 Stock Incentive Plan would immediately vest and become exercisable in full. For more information regarding the effect of a merger, consolidation or similar transaction on outstanding awards granted under the 2006 Stock Incentive Plan, see “Executive Compensation—Compensation Discussion and Analysis—Employment Contracts, Termination of Employment and Change in Control Arrangements” beginning on page 214.

401(k) Plan

REG has established a tax-qualified employee savings and retirement plan for which REG employees are generally eligible. Under REG’s 401(k) Plan, employees may elect to reduce their compensation and have the amount of this reduction contributed to the 401(k) Plan. REG makes matching contributions equal to 50% of the first 6% of employee salary contributions for each participating employee. All matching contributions made by REG vest after three years of an employee’s continued service. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by REG, if any, will be deductible by REG when made.

2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)		Option Exercise Price($)	Option Expiration Date
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Jeffrey Stroburg	607,894	—	$9.50	7/31/2016
Nile D. Ramsbottom	455,921	—	$9.50	7/31/2016
Daniel J. Oh	455,921	—	$9.50	7/31/2016

(1)	All option awards listed in this table become exercisable as to 25% of the shares on the date of grant, with the remaining shares vesting ratably each month thereafter over the following three years.

BENEFICIAL OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management of REG

The following table sets forth information as of June 15, 2009 about the number of shares of common stock of REG beneficially owned and the percentage of units beneficially owned by:

•	each person known to be the beneficial owner of more than 5% of REG securities;

•	each of REG’s Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers;

•	each member of REG’s directors; and

•	all of REG’s directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Renewable Energy Group, Inc., 416 S Bell Avenue, P.O. Box 888, Ames, IA 50010-0888.

REG has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, REG believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all units that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 6,578,947 shares of series A preferred stock, 2,236,361 shares of series B preferred stock, 558,140 shares of series AA preferred stock, 3,090,909 shares of series BB preferred stock and 19,305,117 shares of common stock outstanding on June 15, 2009. In computing the number of units beneficially owned by a person and the percentage ownership of that person, REG has deemed outstanding shares that are subject to options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2009. REG has not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Shares Beneficially Owned					Percentage Beneficially Owned					Preferred Voting Percentage	Percentage on an as- converted basis(2)
	Series A Preferred Stock	Series AA Preferred Stock	Series B Preferred Stock	Series BB Preferred Stock	Common Stock(1)	Series A Preferred Stock	Series AA Preferred Stock	Series B Preferred Stock	Series BB Preferred Stock	Common Stock(1)
5% Stockholders:
Biofuels Company of America, LLC(3)	—	—	—	—	1,980,488	—	—	—	—	10.3%	—	6.2%
Bunge North America, Inc.(4)	1,052,632	—	309,091	—	711,870	16.0%	—	13.8%	—	3.7%	10.9%	6.5%
ED & F Man Holdings B.V.(5)	1,315,789	—	454,545	—	23,808	20.0%	—	20.3%	—	*	14.2%	5.6%
Mandam B.V.(6)	—	57,985	—	321,111	439,830	—	10.4%	—	10.4%	2.1%	3.0%	2.5%
Natural Gas Partners VIII, L.P.(7)	2,105,263	—	454,545	—	211,323	32.0%	—	20.3%	—	1.1%	20.5%	8.7%
NGP Energy Technology Partners, L.P.(8)	2,105,263	—	454,545	—	211,323	32.0%	—	20.3%	—	1.1%	20.5%	8.7%
Ohana Holdings, LLC(9)	—	57,985	—	321,111	439,830	—	10.4%	—	10.4%	2.1%	3.0%	2.6%
Sargeco, Inc.(10)	—	—	—	—	1,018,253	—	—	—	—	5.3%	—	3.2%
USRG HoldCo V, LLC(11)	—	434,884	—	2,408,334	3,298,725	—	77.9%	—	77.9%	16.9%	22.8%	19.2%
West Central Biodiesel Investors LLC(12)	—	—	—	—	1,409,053	—	—	—	—	7.3%	—	4.4%
West Central Cooperative(13)	—	—	563,635	—	11,950,033	—	—	25.2%	—	61.8%	4.5%	39.4%
Named Executive Officers and Directors:
Jeffrey Stroburg(14)	—	—	—	—	607,894	—	—	—	—	3.1%	—	1.9%
Daniel J. Oh(15)	—	—	—	—	455,921	—	—	—	—	2.3%	—	1.4%
Nile D. Ramsbottom(16)	—	—	—	—	455,921	—	—	—	—	2.3%	—	1.4%
Paul Chatterton(17)	1,315,789	57,985	454,545	321,111	438,299	20.0%	10.4%	20.3%	10.4%	2.3%	17.2%	1.4%
Scott P. Chesnut(18)	—	—	563,635	—	11,961,468	—	—	25.2%	—	56.6%	4.5%	37.6%
Delbert Christensen(19)	—	—	563,635	—	11,961,468	—	—	25.2%	—	56.6%	4.5%	37.6%
Scott Gieselman	—	—	—	—	—	—	—	—	—	—	—	—
Randolph L. Howard(20)	—	—	—	—	25,000	—	—	—	—	*	—	*
Michael A. Jackson(21)	—	—	—	—	26,081	—	—	—	—	*	—	*
Jonathan Koch	—	—	—	—	—	—	—	—	—	—	—	—
Michael M. Scharf	—	—	—	—	—	—	—	—	—	—	—	—
Christopher D. Sorrells(23)

All executive officers and directors as a group (12 persons)	1,315,789	57,985	1,018,180	321,111	13,986,584	20%	10.4%	45.8%	10.4%	66.1%	21.8%	41.6%

*	Less than 1%.
(1)

While REG series A, series AA, series B and series BB preferred stock is convertible into REG common stock at any time, for the purposes of this presentation, shares and percentages of REG common stock beneficially owned exclude the effect of any conversion of REG series A, series AA, series B and series BB preferred stock into REG common stock.

(2)	Assumes conversion of preferred stock on a 1-for-1 basis.
(3)	The principal business address of Biofuels Company of America, LLC is 1661 International Drive, Suite 400 Memphis, TN 38120.
(4)

The principal business address of Bunge North America, Inc. is: 11720 Borman Drive St. Louis, MO 63146-1000. Bunge North America, Inc. is a wholly-owned subsidiary of Bunge Limited, a publicly traded company. Includes 9,090 shares subject to warrants that are currently exercisable.

(5)

The principal business address of E D & F Man Holdings BV is: De Ruyterkade 6 (6th Floor), 1013 AA Amsterdam, the Netherlands. E D & F Man Holdings BV is a wholly-owned subsidiary of E D & F Man Holdings Limited. Includes 22,727 shares subject to warrants that are currently exercisable.

(6)	The principal business address of Mandam B.V. is: De Ruyterkade 6 (6th Floor), 1013 AA Amsterdam, the Netherlands. Includes 25,339 shares subject to warrants that are currently exercisable.
(7)

The principal business address of Natural Gas Partners VIII, L.P. is: 125 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062. Includes 210,227 shares subject to warrants that are currently exercisable. G.F.W. Energy VIII, L.P. (G.F.W.) is the sole general partner of Natural Gas Partners VIII, L.P. (NGP VIII). GFW VIII, L.L.C., as the sole general partner of G.F.W, may be deemed to beneficially own the shares held by NGP VIII.

(8)

The principal business address of NGP Energy Technology Partners, L.P. is: 1700 K Street NW, Suite 750, Washington, D.C. 20006. Includes 22,727 shares subject to warrants that are currently exercisable held by NGP Energy Technology Partners, L.P. and 187,500 shares subject to warrants that are currently exercisable held by Energy Technology Partners, L.L.C. NGP ETP, L.L.C may be deemed to be the beneficial owner of the shares held by NGP Energy Technology Partners, L.P. by virtue of being its sole general partner. Also includes 1,096 shares beneficially owned by Energy Technology Partners, L.L.C.

(9)	The principal business address of Ohana Holdings, LLC is: 720 University Avenue, Suite 200 Los Gatos, CA 95032. Includes 25,339 shares subject to warrants that are currently exercisable.
(10)	The principal business address of Sargeco, Inc. is: 620 Arrasmith Trail Ames, IA 50010.
(11)	The principal business address of USRG HoldCo V, LLC is: 2425 Olympic Blvd., Suite 6040 West Santa Monica, CA 90404. Includes 190,040 shares subject to warrants that are currently exercisable.
(12)	The principal business address of West Central Biodiesel Investors LLC is: PO Box 128 Ralston, IA 51459.
(13)

The principal business address of West Central Cooperative is: 406 First Street, Ralston, Iowa 51459. Includes 1,409,053 shares held by West Central Biodiesel Investors LLC, a majority-owned subsidiary of West Central Cooperative. Also includes 1,018,253 shares of common stock held by Sargeco, Inc., which has agreed, pursuant to a voting agreement, to vote its shares with those held by West Central Cooperative. Also includes 22,727 shares subject to warrants that are currently exercisable.

(14)	Includes 607,894 shares subject to options that are currently exercisable.
(15)	Includes 455,921 shares subject to options that are currently exercisable.
(16)	Includes 455,921 shares subject to options that are currently exercisable.
(17)

Includes shares held by ED&F Man Holdings B.V. and Mandam B.V. over which Mr. Chatterton exercises voting and investment control. Mr. Chatterton disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(18)

Includes 10,000 shares subject to options that are currently exercisable. Also includes 10,931,780 shares beneficially owned by entities affiliated with West Central Cooperative. Mr. Chesnut disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(19)

Includes 10,000 shares subject to options that are currently exercisable. Also includes 10,931,780 shares beneficially owned by entities affiliated with West Central Cooperative. Mr. Christensen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(20)	Includes 25,000 shares subject to options that are currently exercisable.
(21)	Includes 25,000 shares subject to options that are currently exercisable.

Security Ownership of Certain Beneficial Owners and Management of Blackhawk

The following table sets forth information as of June 15, 2009 about the number of units of Blackhawk beneficially owned and the percentage of units beneficially owned by:

•	each person known to be the beneficial owner of more than 5% of Blackhawk units;

•	each of Blackhawk’s executive officers;

•	each member of Blackhawk’s board of managers; and

•	all members of Blackhawk’s board of managers and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Blackhawk Biofuels 210 W. Spring Street, Freeport, Illinois 61032.

Blackhawk has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, Blackhawk believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all units that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 16,767,456 units outstanding on June 15, 2009. In computing the number of units beneficially owned by a person and the percentage ownership of that person, Blackhawk has deemed outstanding units that are subject to warrants held by that person that are currently exercisable or exercisable within 60 days of June 15, 2009. Blackhawk has not deemed these units outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Units
Beneficial Owners of more than 5% of Units:
Indeck Energy, Inc.	1,000,000	6.0%
REG Ventures, LLC(1)	1,710,831	10.2%

Managers and Executive Officers:
Ronald L. Mapes(2)(3)	90,000	*
Jon Rosenstiel(2)	75,000	*
Ronald Fluegel(2)(3)	100,000	*
Quentin H. Davis(2)(4)	80,000	*
Gary J. Bocker(2)(4)	150,000	*
Criss Davis(2)(5)	100,000	*
William Garth(6)	1,012,500	6.0%
Karl Lawfer(2)	75,000	*
Daniel J. Oh(7)	1,710,831	10.2%
David D. Shockey(2)	75,000	*
Brad Smith(2)	80,000	*
Dennis C. Wilke(2)(3)	80,000	*
Marvin Wurster(2)(3)	100,000	*

All managers and executive officers as a group(8)	3,728,331	21.5%

*	Less than 1%.
(1)

Includes units issuable upon the exercise of warrants for the purchase of 20,625 units at $0.01 per unit. Units and warrants are owned by REG Ventures, LLC, which is a wholly-owned subsidiary of Renewable Energy Group, Inc.

(2)	Includes units issuable upon the exercise of warrants for the purchase of 50,000 units at $1.00 per unit.
(3)	Includes units owned in joint tenancy with spouse.
(4)	Includes units owned by a trust over which he exercises sole voting and investment control.
(5)	Includes units owned by a trust over which he exercises shared voting and investment control with his spouse.
(6)	Includes 12,500 units owned individually by Mr. Garth and 1,000,000 units owned by Indeck Energy, Inc., for which Mr. Garth serves as director of finance.
(7)	Mr. Oh is an officer of Renewable Energy Group, Inc. which is the indirect beneficial owner of the units listed.
(8)	Includes units issuable upon the exercise of warrants for the purchase of 550,000 units at $1.00 per unit.

Security Ownership of Certain Beneficial Owners and Management of CIE

The following table sets forth information as of July 15, 2009 about the number of units of CIE beneficially owned and the percentage of membership units beneficially owned by:

•	each of CIE’s named executive officers;

•	each of CIE’s directors; and

•	all members of CIE’s directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Central Iowa Energy, LLC 3426 E. 28th Street N., Newton, Iowa 50208.

CIE has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, CIE believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all units that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 26,672 units outstanding on July 15, 2009.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
Named Executive Officers and Directors:
John E. Van Zee(1)	230	*
James Johnston(2)	340	1.27%
William J. Horan	320	1.20%
Jeremie Parr	150	*
Don Huyser(3)	180	*
Warren L. Bush(4)	580	2.17%
Craig Hamilton	180	*
Scot Farver(5)	323	1.21%
Dean Lane(6)	180	*
Denny Mauser(7)	320	1.20%
William J. Talsma(8)	310	1.16%
Kimberly Smith	—	*

All directors and executive officers as a group	3,113	11.67%

*	Less than 1%.
(1)	Includes units owned by Kathy Van Zee, John Van Zee’s wife.
(2)	Includes units owned by Linda L. Johnston, James Johnston’s wife, and units owned by Rustic Ridge Subdivision, LLC, of which James Johnston is a principal.
(3)	Includes units owned jointly with Sherry Huyser, Don Huyser’s wife.
(4)	Includes units held by Bush Boys Enterprises, LLC, of which Warren Bush is a principal.
(5)	Includes units owned by Francine C. Farver, Scot Farver’s wife.
(6)	Includes units owned jointly with Joy Candie Lane, Dean Lane’s wife.
(7)	Includes units jointly owned with LaRae Mauser, Denny Mauser’s wife, and units owned by Eden Hayes Farms, of which Denny Mauser is a principal.
(8)	Includes units owned by GeorgAnne Talsma, Bill Talsma’s wife, and units owned by Talsma Brothers Partnership, of which Bill Talsma is a principal.

Security Ownership of Certain Beneficial Owners and Management of WIE

The following table sets forth information as of July 15, 2009 about the number of units of WIE beneficially owned and the percentage of membership units beneficially owned by:

•	each of WIE’s named executive officers;

•	each of WIE’s directors; and

•	all members of WIE’s directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Western Iowa Energy, LLC 1220 S. Center Street, P.O. Box 399, Wall Lake, Iowa 51466.

WIE has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, WIE believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all units that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 26,447 units outstanding on July 15, 2009.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
Named Executive Officers and Directors:
John Geake	330	1.25%
Warren Bush(1)	421	1.59%
William Horan(2)	110	*
Dennis Mauser	225	*
Kevin Ross(3)	240	*
Nile Ramsbottom(4)	500	3.78%
Wayne Seaman	34	*

All directors and executive officers as a group	2,360	8.93%

*	Less than 1%.
(1)

Warren Bush is a principal owner of Bush Boys Enterprises, LLC. Four hundred (400) of the membership units beneficially owned by Warren Bush are held in the name of Bush Boys Enterprises, LLC. Warren Bush is also the trustee of the Tyler James Kelly Irrevocable Trust, which holds 21 units.

(2)	William Horan is a principal owner of Horan Brothers. William Horan owns 50 units directly and 60 units indirectly through Horan Brothers.
(3)	Kevin Ross is a principal owner of Windy Hill Farms, Inc. Kevin Ross owns 30 units directly and 210 units indirectly through Windy Hill Farms, Inc.
(4)	Nile Ramsbottom is the President and CEO of REG and controls the 500 membership units owned by REG Ventures, LLC, a wholly owned subsidiary of REG.

DESCRIPTION OF NEWCO CAPITAL STOCK

General

Newco’s authorized capital stock consists of 140,000,000 shares of common stock, par value $0.0001 per share, and 60,000,000 shares of preferred stock, par value $0.0001 per share, including 14,000,000 shares of preferred stock that have been designated Series A Preferred Stock, par value $0.0001 per share. Assuming each consolidation transaction is consummated, approximately [*] shares of Newco Common Stock and [*] shares of Newco Series A Preferred Stock are expected to be issued and outstanding. As of [*], 2009, Newco had [*] shares of Newco Common Stock reserved for future issuance upon conversion of Newco Series A Convertible Preferred Stock.

The following summary description of Newco’s capital stock does not purport to be complete and is qualified in its entirety by the Delaware General Corporation Law, or DGCL, Newco’s Certificate of Incorporation, Newco’s Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock, and Newco’s Bylaws, each of which is attached as an exhibit to this joint proxy statement/prospectus.

Common Stock

Holders of Newco Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Newco’s Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by Newco’s Board of Directors, including Newco Series A Convertible Preferred Stock, the holders of Newco Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Newco’s Board of Directors from funds which are legally available for that purpose. Upon the liquidation, dissolution or winding up of Newco (including a merger or acquisition), after the payments of all debts and liabilities, satisfaction of Newco’s Series A Preferred Stock liquidation preference (as described below) and any other rights of any outstanding preferred stock, the holders of Newco Common Stock and Series A Preferred Stock together are entitled to receive ratably with the holders of Newco Series A Preferred Stock any of Newco’s remaining assets available for distribution.

Holders of Newco Common Stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to Newco Common Stock. All shares of Newco Common Stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of holders of Newco Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Newco Preferred Stock which are currently outstanding, including Newco Series A Convertible Preferred Stock, or which Newco may designate and issue in the future.

The rights, preferences and privileges of holders of Newco Common Stock may be modified, as permitted by the DGCL, by amendments to Newco’s Certificate of Incorporation or Bylaws. Subject to the provisions of Newco’s certificate of incorporation, Newco’s Bylaws may be altered, amended or repealed either by the affirmative vote of Newco’s Board of Directors at any regular or special meeting of Newco’s Board of Directors and approval of the holders of 75% of Newco’s Series A Preferred Stock issued to former holders of REG’s Preferred Stock (the “Preferred Supermajority”), or by the affirmative vote of the holders of record of a majority of the voting power of the outstanding shares of capital stock of Newco entitled to vote at an annual meeting or at any special meeting at which a quorum shall be present and approval of the Preferred Supermajority. Newco’s Certificate of Incorporation may be amended, except as described below under “—Certain Provisions That May Have an Anti-Takeover Effect” beginning on page 225, by resolution of Newco’s Board of Directors which is approved by a majority of the shares of capital stock entitled to vote thereon and approval of the Preferred Supermajority.

Preferred Stock

Under Newco’s Certificate of Incorporation, Newco’s Board of Directors is authorized to issue up to 60,000,000 shares of preferred stock without any vote or action by the holders of Newco Common Stock. Newco’s Board of Directors may issue preferred stock in one or more series and determine for each series the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting that series, as well as the designation thereof. Depending upon the terms of preferred stock established by Newco’s Board of Directors, any or all of the preferred stock could have preference over Newco’s Common Stock with respect to dividends and other distributions and upon the liquidation of Newco. In addition, issuance of any shares of preferred stock with voting powers may dilute the voting power of Newco’s Common Stock and Newco’s Series A Preferred Stock.

Series A Convertible Preferred Stock

Dividend Rights. The holders of Newco Series A Preferred Stock shall accrue dividends at a rate of $0.88 per share per annum, compounded annually, to be paid upon the earlier of (i) the redemption of the Series A Preferred Stock; (ii) the conversion of the Series A Preferred Stock into Newco Common Stock; or (iii) the liquidation, dissolution or winding up of Newco (including in connection with an acquisition of Newco). No accumulation of dividends on the Series A Preferred Stock will bear interest. So long as any accrued dividends on the Series A Preferred Stock have not have been paid, Newco may not pay or declare any dividend or make any distribution upon or in respect of Newco Common Stock or any other capital stock ranking on a parity with or junior to the Newco Series A Preferred Stock. Accrued dividends owing to the holders of the Series A Preferred Stock may be waived by the written consent or affirmative vote of the Preferred Supermajority.

Voting Rights. Each holder of Newco Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Newco Common Stock into which the shares of Newco Series A Preferred Stock held by such holder are convertible, with respect to any and all matters presented to the stockholders of Newco for their action or consideration. Holders of Newco Series A Preferred Stock shall vote together with the holders of Newco Common Stock as a single class, except that the written consent of at least seventy-five percent of the then outstanding shares of Series A Preferred Stock that was issued in exchange for shares of REG Preferred Stock pursuant to the REG Merger Agreement (in addition to any required approval of the holders of Newco Common Stock) is required for Newco to take the following actions:

•

authorize or issue, or obligate itself to issue, any shares of preferred stock or any other equity security on parity with or having a preference over any series of preferred stock with respect to dividends, liquidation, redemption or voting, including any security convertible into or exercisable for any such equity security, or authorize any subsidiary to issue any equity security or any such securities convertible or exercisable therefor;

•	increase or decrease the number of authorized shares of any series of preferred stock;

•

amend the certificate of incorporation or bylaws of Newco, or the organizational documents of any subsidiary, in any such case other than amendments solely to the extent required to authorize the issuance of any capital stock, or any security convertible into any capital stock, ranking junior to the Newco Series A Preferred Stock;

•	alter or change the rights, preferences or privileges of the shares of any series of preferred stock;

•	issue, or cause any subsidiary to issue, any indebtedness, other than certain indebtedness incurred in the ordinary course of business;

•

amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of preferred stock other than the incurrence of debt solely to fund the payment of accrued dividends on Newco Preferred Stock or solely to fund the redemption of the Newco Preferred Stock;

•	increase the authorized number of directors constituting the Board of Directors of Newco;

•

redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of Newco; provided, however, that this restriction shall not apply to the repurchase of shares of Preferred Stock pursuant to the redemption provisions of the Series A Preferred Stock or the repurchase of shares of junior stock from employees, officers, directors, consultants or other persons performing services for Newco or any subsidiary pursuant to agreements under which Newco has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

•	declare or pay dividends or otherwise make distributions with respect to any shares of capital stock of Newco, other than dividends on Newco Preferred Stock;

•	declare bankruptcy, dissolve, liquidate or wind up the affairs of Newco or any subsidiary;

•

modify or change the nature of Newco’s business such that a material portion of Newco’s business is devoted to any business other than the business of (A) designing, constructing or operating facilities for biofuels, chemicals or by-products thereof and (B) procurement, manufacturing, selling, distribution, logistics, marketing or risk management related to biofuels, chemicals or by-products thereof;

•	make or permit any subsidiary to make any capital expenditure in excess of $500,000 which is not otherwise included in the annual budget previously approved by the Board of Directors of Newco;

•	effect any acquisition;

•

acquire directly, or through a subsidiary, the stock or any material assets of another corporation, partnership or other person or entity for consideration valued at more than 10% of the total assets of Newco; or

•	agree or commit to do any of the foregoing.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of Newco (including a merger or acquisition), the holders of shares of Newco Series A Preferred Stock are entitled to receive a preferential distribution of $13.75 per share out of the assets available for distribution, plus any accrued, but unpaid dividends; provided, however, that the sum of the preferential distribution and the unpaid accrued dividends may not exceed $16.50. In addition, upon any liquidation, dissolution or winding-up of Newco (including a merger or acquisition), whether voluntary or involuntary, if Newco assets are sufficient to make any distribution to the holders of Newco Common Stock, then the holders of Newco Series A Preferred Stock are also entitled to share ratably with the holders of Newco Common Stock, any stock that ranks on parity with Newco Common Stock in respect of liquidation preference, and any other stock that is otherwise entitled to share ratably with Newco Common Stock in the distribution of assets in liquidation, in the distribution of Newco’s assets (as though the holders of Newco Series A Preferred Stock were holders of that number of shares of Newco Common Stock into which their shares of Newco Series A Preferred Stock are convertible).

Upon any liquidation, dissolution or winding-up of Newco (including a merger or acquisition), the holders of previously converted shares of Series A Preferred Stock are entitled to be paid out of the assets of Newco available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Newco Series A Preferred Stock and any other senior capital stock, but before any payment to the holders of Newco Common Stock, any accrued and unpaid dividends on such previously converted shares of Newco Series A Preferred Stock.

Automatic Conversion. Newco Series A Preferred Stock automatically converts, without any further act of Newco or any holders of Newco Series A Preferred Stock, into shares of Newco Common Stock, at a conversion ratio of one share of Newco Common Stock for each share of Newco Series A Preferred Stock, upon the occurrence of any of the following automatic conversion events:

•	the completion by Newco of an initial public offering of Newco Common Stock at a price of at least $22.00 a share resulting in aggregate proceeds to Newco of at least $40,000,000;

•	the date specified in a written contract or agreement of the Preferred Supermajority; or

•

If the shares of Common Stock have a closing price on any national securities exchange in excess of $24.75 for ninety (90) consecutive trading days with an average daily trading volume on such trading days of at least $8,000,000.

Optional Conversion. At the option of a holder of Newco Series A Preferred Stock holder, shares of Newco Series A Preferred Stock may be converted into such number of shares of Newco Common Stock that is equal to $11.00 per share, plus any accrued dividends (provided Newco and the holder elect to include any accrued dividends) divided by the conversion price then in effect. The conversion price will initially be $11.00 and will be adjusted for certain dilutive issuances, stock splits and combinations.

Stock Combinations; Adjustments. If, at any time while the Series A Preferred Stock is outstanding, Newco combines outstanding common stock into a smaller number of shares, then the number of shares of common stock issuable on conversion of each share of Series A Preferred Stock will be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding. Conversely, if, at any time while the Series A Preferred Stock is outstanding, Newco splits outstanding common stock into a larger number of shares, then the number of shares of common stock issuable on conversion of each share of Series A Preferred Stock will be increased in proportion to such increase in the aggregate number of shares of common stock outstanding. To the extent Newco and each holder jointly elect, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock may be increased to reflect accrued dividends.

Redemptions or Repurchases of Common Stock. So long as any accrued dividends on the Series A Preferred Stock have not have been paid, Newco may not purchase or acquire any Newco common stock or any other Newco capital stock ranking junior to the Series A Preferred Stock.

Right of Redemption. At any time after [*], 2013, the Preferred Supermajority may require, by providing written notice to Newco, that all or part of the issued and outstanding shares of Series A Preferred Stock be redeemed by Newco out of funds lawfully available; provided, however, that any such redemptions shall be for an aggregate redemption price of at least $5,000,000. The redemption price per share will be an amount equal to (i) the greater of the fair market value of the Newco Series A Preferred Stock, as determined in good faith by the Newco board of directors or (ii) $13.75 per share plus any and all accrued dividends, provided that such amount shall not exceed $16.50 per share. If the holders of a majority of Newco Series A Preferred Stock to be redeemed disagree with the fair market value determination, the value will be determined by independent appraisers in accordance with the procedures contained in the Newco Series A Preferred Stock Certificate of Designation. In the event Newco does not have funds available to satisfy any redemption request, Newco is obligated to use commercially reasonable efforts to obtain funds for the redemption.

Registration Rights. Newco has agreed to file registration statements covering an aggregate of 30,747,643 Newco shares held by the holders of registration rights under certain registration rights agreements. Pursuant to these registration rights agreements, Newco may in the future be required to file additional registration statements covering shares of Newco common stock then held by holders of registration rights under these agreements upon the occurrence of certain events.

Sinking Fund. There are no sinking fund provisions applicable to Newco Series A Preferred Stock.

Listing. Newco does not at this time intend to apply to have its stock listed on any securities exchange in the near future.

Warrants and Options

REG. Upon the consummation of the REG merger agreement, options and warrants to purchase REG common Stock will be assumed by Newco and will become warrants and options to purchase Newco common stock. The holders of REG warrants and options will be entitled to purchase the number of shares of Newco common stock subject to the option or warrant immediately prior to the effective time of the REG merger. As of [*], 2009, REG had (i) options to purchase [*] shares of REG common stock, which pursuant to the REG merger agreement, will become exercisable for [*] shares of Newco common stock, and (ii) warrants to purchase [*] shares of REG common Stock, which pursuant to the REG merger agreement, will become exercisable to purchase [*] shares of Newco common stock. The terms of the Newco options and warrants will be substantially similar to the terms of the current REG options and warrants.

Blackhawk. Upon the consummation of the Blackhawk Merger Agreement, warrants to purchase Blackhawk membership units will be assumed by Newco and will become warrants to purchase Newco common stock. The holders of Blackhawk warrants will be entitled to purchase the number of shares of Newco common stock equal to the product of the number of shares subject to the option or warrant immediately prior to the effective time of the REG merger and the conversion ratio of 0.4479. As of March 31, 2009, Blackhawk had warrants to purchase 750,000 membership units of Blackhawk, which pursuant to the Blackhawk Merger Agreement, will become exercisable to purchase 335,924 shares of Newco common stock. The terms of these warrants will be substantially similar to the terms of the current Blackhawk warrants, except the exercise date for each of the warrants upon assumption by Newco shall be extended to a date which is determined by adding to the expiration date of each warrant that number of days from and including December 19, 2009 through the date immediately preceding the one year anniversary of the closing date of the Blackhawk Merger Agreement.

Capital Stock Transfer Restrictions

Shares of Newco capital stock may not be sold, pledged, or otherwise transferred in any way by any holder of Newco capital stock unless the prior written consent of Newco has first been obtained or the transfer is a “permitted transfer” under Newco’s certificate of incorporation. A “permitted transfer” includes:

•	A transfer to a partner, member, stockholder, subsidiary or other affiliate of the stockholder, whether voluntarily or by operation of law;

•	A transfer to an entity that is the legal successor of the stockholder;

•	A transfer in accordance with a marital dissolution decree issued by a court of competent jurisdiction;

•	A bona fide gift;

•	A transfer by will or intestacy;

•	A transfer by a stockholder, which is a trust, to the principal beneficiaries of that trust;

•	A transfer by a stockholder, who is an individual, to a member of such stockholder’s family or to a revocable trust for estate planning purposes; or

•	A transfer pursuant to a bona fide pledge of shares for collateral purposes.

This general restriction on transfers will remain in effect until the earlier of either (i) one hundred eighty days after the effective date of a registration statement relating to Newco’s initial public offering or (ii) December 31, 2010, plus up to an additional 180 days after the effective date of a registration statement.

Certain Provisions That May Have an Anti-Takeover Effect

The provisions of Newco’s certificate of incorporation, certificate of designation and bylaws and the DGCL summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including those attempts that might result in a premium over the market price for the shares held by Newco stockholders.

Transfer Restrictions. Shares of Newco capital stock may not be sold, pledged, or otherwise transferred in any way by any holder of Newco capital stock unless the prior written consent of Newco has first been obtained or the transfer is a “permitted transfer” under Newco’s certificate of incorporation.

Issuance of preferred stock. Newco’s certificate of incorporation provides Newco’s Board of Directors with the authority to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof.

Supermajority Voting Rights. In addition to any affirmative vote required by law, Newco’s certificate of designation requires the written consent of the Preferred Supermajority as a precondition to certain corporate actions. See “Description of Newco Capital Stock—Series A Convertible Preferred Stock—Voting Rights” beginning on page 222.

Stockholder proposals. Subject to any other applicable requirements, the only business that may be conducted at an annual or special meeting is that which has been brought before the meeting by, or at the direction of, the board or by a stockholder who has given to the secretary of Newco timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, the board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

Section 203 of the DGCL. Newco is subject to Section 203 of the DGCL, which generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding stock of the corporation, excluding shares owned by directors who are also officers of the corporation and shares owned by certain employee stock plans, or (3) on or after such date the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

The transfer agent and registrar for Newco’s common stock is [*].

COMPARISON OF RIGHTS OF

NEWCO, REG, CIE, WIE AND BLACKHAWK CAPITAL STOCK

Comparison of Rights of Newco Stockholders and CIE, WIE and Blackhawk Unitholders

Upon completion of the consolidation transactions, the rights of (i) CIE and WIE unitholders who become Newco stockholders, and who previously were governed by the Iowa Limited Liability Company Act and their respective Articles of Organization and Operating Agreements, and (ii) Blackhawk unitholders who become Newco stockholders, and who previously were governed by the Delaware Limited Liability Company Act, its Certificate of Formation and Amended and Restated Limited Liability Company Agreement, will be governed by the Delaware General Corporation Law, the Certificate of Incorporation of Newco, the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of Newco and the Bylaws of Newco.

While there are similarities between the organizational documents of CIE, WIE, Blackhawk and Newco, a number of differences do exist. The following is a summary of the material differences between the rights that Newco stockholders will have upon completion of the consolidation transactions and the current rights of CIE, WIE and Blackhawk unitholders. While Newco, CIE, WIE and Blackhawk believe that this summary covers the material differences in rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights that Newco stockholders will have upon completion of the consolidation transactions and the rights that CIE, WIE and Blackhawk unitholders currently have, and it is qualified in its entirety by reference to Delaware law, Iowa law and the various organizational documents of Newco, CIE, WIE and Blackhawk referenced in this summary. In addition, the identification of certain of the differences as material is not intended to indicate that other differences that are equally important do not exist. You should carefully read this entire joint proxy statement/prospectus and the other documents referenced in this joint proxy statement/prospectus for a more complete understanding of the differences between being a Newco stockholder and being a unitholder of CIE, WIE and Blackhawk. Copies of the respective documents referred to herein will be mailed to you upon request. See “Where You Can Find More Information” on page 253.

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Authorized Stock	Newco is authorized to issue 200,000,000 shares of capital stock, consisting of 60,000,000 shares of Preferred Stock, par value $0.0001, and 140,000,000 shares of Common Stock, par value $0.0001. The board of directors of Newco is authorized to establish and fix the number of shares to be included in a new series of preferred stock and the rights, preferences and privileges of the shares of such new series. The board of directors of Newco has designated 14,000,000 shares of Newco Preferred Stock to be Series A Preferred Stock.		CIE and WIE are each currently authorized to have one class of units. Additional classes of units may be created and issued on such terms and conditions as the board of directors may determine, including the creation of different classes of units having different rights, powers and preferences, which rights, powers and preferences may be senior to those of existing units.	The membership interests of unitholders may be divided into one or more classes, with the initial class designated as Class A, and with subsequent classes as may be established by the board of managers. Interests within each class are divided into units designated as Class A Units (with respect to Class A), Class B Units (with respect to Class B), and so forth. The

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
			However, the board of directors of CIE and WIE are restricted from issuing more than an aggregate of 35,000 units without the consent of the members of CIE or WIE, as applicable.	board of managers, without member approval has the express authority to create additional classes and units and to issue additional units in exchange for capital contributions or services. The board of managers may fix and establish the designations, powers and preferences of each additional class, including rights, powers, preferences and privileges greater than the rights, powers, preferences and privileges associated with any previously established and designated class or issued units. Blackhawk currently has Class A Units only.

Voting Rights	When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, a different vote is required. The

Each holder of shares of Series A Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class with respect to any and all matters presented to the stockholders for their action or consideration.

The written consent of the holders of at

If a quorum is present, the affirmative vote of a majority of the membership interests present at the meeting is necessary to take action unless a greater percentage is regained for certain issues as provided in the operating agreement.

A Class A member is entitled to one vote for each Class A Unit held by the member. A member of any other class will be entitled to any additional voting rights as may be stipulated in the designations governing that class.

Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
holders of a majority of the common stock and Series A Preferred Stock on an as-converted basis, shall constitute a quorum. At annual meetings, the stockholders shall elect the members of the board which shall be determined by a plurality of votes cast.	least seventy-five percent of the then outstanding shares of Newco Series A Preferred Stock that were issued in exchange for shares of the series A, series AA, series B or series BB preferred stock of REG, pursuant to the REG Merger Agreement, is required to take certain significant corporate actions (in addition to any required approval of the holders of Newco Common Stock). See “Description of Newco Capital Stock—Series A Preferred Stock—Voting Rights” beginning on page 222 for a list of such corporate actions.

The consent of the majority of the membership interests is required before WIE or CIE, as applicable,

may:(1) merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the company’s property; (2) confess a judgment against the company in an amount in excess of $500,000; (3) issue units other than the 500 Units issued to members of the Biodiesel Group at a purchase price of less than $500 per unit; (4) issue more than an aggregate of 35,000 units; and (5) cause the company to acquire any equity or debt securities of any director or any of its affiliates, or otherwise make loans to any director or any of its affiliates.

The affirmative vote of at least seventy-five percent of the membership interests of CIE or WIE is required for the dissolution of CIE or WIE, as applicable.

Members do not have any voting rights except with respect to: (1) the election and removal of managers; (2) approval of certain mergers or consolidations; (3) approval of certain dispositions of all or substantially all of the assets of Blackhawk; (4) approval of the dissolution of Blackhawk; and (5) approval of certain amendments to the operating agreement. With respect to these matters, members shall vote by class, and the members shall take action by the affirmative vote of the majority of voting power of each class authorized to vote. In the election (or removal) of managers by the members, members shall take action by the affirmative vote of a majority of the units of members of the class or classes electing (or removing) the manager. For procedural and other matters, the members shall take action at a members meeting by the affirmative vote of the members

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
(each member with one vote), without regard to the class or the units held, unless objected to by the majority of the voting power of any class present at the meeting.

Board of Directors	Newco’s bylaws provide that the authorized number of directors of Newco shall be not less than one and no more than 14, the exact number within such range to be determined by the board of directors.		The authorized number of directors of CIE and WIE shall be a minimum of seven and a maximum of thirteen. The members of CIE and WIE may increase or decrease the number of directors last approved and may change from a variable range to a fixed number or visa versa by majority vote at any applicable annual or special meeting.	The board of managers shall consist of not less than nine managers. The board may establish additional managers to be elected by the members. The designations for any class may establish additional managers on the board elected by the members or appointed by the board or by one or more members.

Election of Directors

At annual meetings, the stockholders shall elect the members of the board which shall be determined by a plurality of votes cast. Each holder of shares of Series A Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class.

Pursuant to the Stockholder Agreement, the holders of a majority of the outstanding shares of Newco Common Stock and preferred stock have agreed to elect 13 director designees of various parties, including initially the designees of Blackhawk, CIE and WIE until the expiration of the transfer restrictions in Article X of the Newco Certificate of Incorporation.

			At each annual meeting of the members, directors shall be elected by the members for staggered terms of three years and until a successor is elected and qualified; provided however, that any member who is authorized to appoint a director shall not be entitled to vote for the election of any other directors that the members are entitled to elect, and	Managers may be appointed by the board and elected by the members. Managers appointed by the board shall have one year terms beginning and ending at the annual members meeting. Elected managers shall serve three-year terms.

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
the units held by such member shall not be included in determining a majority of the membership voting interests for purposes of electing directors. Directors shall be elected by a plurality vote of the members.

Removal of Directors	Unless otherwise restricted by statute, or by the Newco organizational documents, any director or the entire board may be removed, with or without cause, by the holders of at least a majority of the shares entitled to vote at an election of directors. Each holder of shares of Series A Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class.		Directors may be removed at any time by the consent of a majority of the members without notice or cause.

A manager elected by the members may be removed for any reason at any special meeting of members by the affirmative vote of the majority of the voting power of the class of members who elected the manager.

A manager appointed by one or more members pursuant to a class designation may be removed at any time by the appointing member or members or as otherwise provided in the class designation.

A manager appointed by the board may be removed by the affirmative majority vote of the managers excluding the manager to be removed. A manager elected or appointed by the members may be

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
removed at any special meeting of the board by the affirmative vote of two-thirds of the managers who are not subject to removal for an act or failure to act in a manner that constitutes any of the following: (1) a willful failure to deal fairly with Blackhawk or its members in connection with a matter in which the manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the board determines the manager had reasonable cause to believe that the manager’s or officer’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the manager derived an improper personal profit; or (4) willful misconduct.

Special Meetings	Special meetings of the stockholders may be called by the chairman of the board or the president and shall be called by the president or secretary at the request in writing of a majority of the board or the holders of shares entitled to cast not less than ten percent of the votes at the meeting.		Special meetings of the members may be called at any time by the directors or members representing no less than thirty percent	Special meetings of the members may be called at any time by the chair or the board or by the secretary upon request of thirty-three percent of all

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
			of the membership units may make a written demand that the directors call a special meeting.	members regardless of the number of units held by the requesting members.

Stockholder Action by Written Consent	All stockholder actions required to be taken at any annual or special meeting may be taken without a meeting by the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.		No.	No.

Dividend Rights/ Distributions/ Allocations	Dividends upon the capital stock of Newco, subject to any restrictions contained in the General Corporation Laws of Delaware or the provisions of Newco’s certificate of incorporation, if any, may be declared by the board at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of Newco’s certificate of incorporation.	The holders of the Series A Preferred Stock shall accrue dividends at the rate of $0.88 per share per annum calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, compounded annually from the date of issuance, whether or not declared and shall be cumulative.

Subject to certain special allocation exceptions under the operating agreement, profits and losses for any fiscal year must be allocated among the unitholders in proportion to the units held.

The board of directors, in its discretion, shall make distributions of net cash flow, if any, to the members in proportion to units held.

The board may make distributions of net cash flow at times and in aggregate amounts determined by the board in its sole discretion. When the board determines that a distribution is to be made, net cash flow, if any, shall be distributed to each class by class percentage and then to unitholders of a class in proportion to units held. A unitholder may not receive a distribution from Blackhawk to the extent that, after giving effect to the distribution, all liabilities of Blackhawk, other than liability to unitholders on account of their capital contributions, would exceed the gross asset value of

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Blackhawk’s assets. After certain special allocations required under the Blackhawk operating agreement, profits or losses for any fiscal year shall be allocated to classes according to the class percentage and then to unitholders of the class in proportion to units held.

Conversion Rights	None.

Automatic Conversion

Each issued and outstanding share of Newco Series A Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Newco Common Stock as determined under the Newco organizational documents upon (A) the closing of the sale of shares of Newco Common Stock, at a price per share to the public of at least $22.00 per share in a firm commitment underwritten public offering pursuant to

			None.	None.
an effective registration statement, resulting in an aggregate proceeds to Newco of at least $40,000,000, (B) the date specified in a

Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units

written contract or agreement of the holders of seventy-five percent of the issued and outstanding shares of the Series A Preferred Stock, or (C) if Newco Common Stock has a closing price on any national securities exchange in excess of $24.75 per share for ninety consecutive trading days with an average daily trading volume on such trading days of at least US $8,000,000.

Optional Conversion

Each share of Newco Series A Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Newco Common Stock as is determined by dividing the sum of $11.00 per share of Newco Series A Preferred Stock plus accrued dividends, by $11.00 per share of Newco Series A Preferred Stock, subject to adjustments for certain future events under the Newco organizational documents.

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Transfer Restrictions

Newco capital stock may not be transferred by any stockholder, such stockholder’s executor, administrator, trustee in bankruptcy, receiver or other representative, or by any other person to any person without Newco’s prior written consent, except for the following “permitted transfers”:

•        a transfer to a partner, member, stockholder, subsidiary or other affiliate of the stockholder, whether voluntarily or by operation of law;

•        a transfer to an entity that is the legal successor of the stockholder;

•        a transfer in accordance with a marital dissolution decree issued by a court of competent jurisdiction;

•        a bona fide gift;

•        a transfer by will or intestacy;

•        a transfer by a stockholder, which is a trust, to the principal beneficiaries of that trust;

•        a transfer by a stockholder, who is an individual, to a member of such stockholder’s family or to a revocable trust for estate planning purposes; or

•        a transfer pursuant to a bona fide pledge of shares for collateral purposes.

These transfer restrictions shall remain in effect until the earlier of the following occurrences:

•        One hundred eighty days after the effective date of a registration statement relating to Newco’s initial public offering; or

•        December 31, 2010, at 5:00 p.m., New York time, plus up to an additional one hundred eighty days after the effective date on or before December 31, 2010 of a registration statement relating to Newco’s initial public offering.

Subject to the conditions and restrictions described below, a unitholder may transfer units (i) to the transferor’s administrator or trustee to whom such units are transferred involuntarily by operation of law or judicial decree, (ii) without consideration to or in trust for descendants or the spouse of a member, (iii) to any person approved by the board of directors in writing, (iv) to any other member or to any affiliate or related party of another member, or (v) to any affiliate or related party of the transferor. However, CIE and WIE have recently taken action to halt trading in their respective electronic bulletin boards, thus limiting the types of trades that can occur.

In addition, the following conditions must be met: (1) the transferor and transferee must execute conveyance documents; (2) the

The following transfers of units are prohibited: (1) transfers in violation of securities laws, (2) transfers that would cause Blackhawk to be considered a publicly traded partnership under applicable law, (3) transfers that would cause Blackhawk to lose its status as a partnership for federal income tax purposes, and (4) transfers that would cause a termination of Blackhawk for federal income tax purposes.

Permitted transfers must meet the following conditions: (1) the transferor and transferee must execute conveyance documents; (2) the transferor and transferee must provide Blackhawk with certain tax information; (3) the transferor must provide representations and or legal opinions from the transferor and/or transferee regarding the securities compliance of the transfer; (4) the transferor must provide a legal

Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
The transfer restrictions do not apply to Newco shares sold in Newco’s initial public offering.		transferor and transferee must provide the company with certain tax information; (3) representations and or legal opinions from the transferor and/or transferee regarding the securities compliance of the transfer or registration under the Securities Act; and (4) unless otherwise approved by the board of directors and members representing in the aggregate a seventy-five per cent majority of membership voting interests, no transfer shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the board of directors and the transferor member, result in the termination of the company, and (5) a legal opinion of counsel confirming that the transfer will not cause CIE or WIE, as applicable, to be an investment company or to be a publically traded partnership, or effect the tax status	opinion of counsel confirming that the transfer will not cause Blackhawk to be an investment company or to be a publically traded partnership, or affect the tax status of Blackhawk; and (5) the transferee must not be a competitor of Blackhawk as determined by the board. The board in its discretion may waive any permitted transfer requirement, but may not allow prohibited transfers.

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Redemption Rights	None.

At any time and from time to time on or after [*], 2013, the holders of at least seventy-five percent of the issued and outstanding shares of Newco Series A Preferred Stock that were issued in exchange for shares of the Series A, AA,, B and BB Preferred Stock of REG in the REG merger may require, by providing one hundred and eighty days prior written notice thereof to Newco, that all or part of the issued and outstanding shares of Series A Preferred Stock be redeemed by Newco; provided, however, that any such redemptions shall be for an aggregate price, as defined below, of at least $5,000,000.

Such shares of Newco Series A Preferred Stock shall be redeemed by paying an amount per share equal to the greater of the fair market value per share of Newco of CIE or WIE, as applicable. The board in its discretion may waive any permitted transfer requirement, except item 4 above. None.

Blackhawk, by resolution of the board, may redeem the units of a class of a unitholder that are not held by a member of that class. Unless otherwise provided by resolution of the board, a unitholder (whether or not a member), does not have a right to require the purchase or redemption of his or her units.

Upon membership termination, Blackhawk may, at its option purchase the terminated member’s units at eighty percent of the average sale price of the units (as reasonably determined by the board), measured over the six month period immediately preceding the date the board determines by resolution to purchase the terminated member’s units.

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Liquidation Rights

In the event of a liquidation, dissolution or winding up of Newco (including a merger or acquisition), after the payment of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of Newco shall be distributed ratably to the holders of Newco Common Stock and the holders of Newco Series A Preferred Stock as if the Newco Series A Preferred Stock had been converted into REG common stock pursuant to the bylaws of REG immediately prior to such liquidation.

Series A Preferred Stock, as determined in good faith by the board of directors, or between $13.75 and $16.50 per share in accordance with the Series A Certificate of Designation.

In the event of a liquidation, dissolution or winding up of Newco (including a merger or acquisition), each share of Series A Preferred Stock will receive $13.75 per share plus any and all dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon, such amount not to exceed $16.50 per share.

After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock, the remaining assets of Newco shall be distributed ratably among the holders of Newco Common Stock and Series A Preferred Stock as if the Newco Series A Preferred Stock had been converted into REG Common Stock immediately prior to such liquidation.

Liquidation payments shall first be made to creditors in satisfaction of all of the company’s debts, obligations and liabilities and, second, to members in satisfaction of liabilities for distributions and third, subject to any priorities in the designation of unit classes, any excess shall be distributed to the unitholders in accordance with the positive balance in their capital accounts.

Each unitholder may only look to the property of the company for any liquidation distribution and has no right or power to demand or receive property other than cash. If the assets of the company remaining after payment or discharge of its debts, obligations and liabilities are insufficient to return the unitholder’s capital contributions, the unitholder shall

Liquidation payments shall first be made to creditors in satisfaction of all of Blackhawk’s debts, obligations and liabilities and, second, subject to any priorities in the designation of unit classes, any excess shall be distributed to the unitholders in accordance with the positive balance in their capital accounts.

Each unitholder may only look to the property of Blackhawk for any liquidation distribution and has no right or power to demand or receive property other than cash. If the assets of Blackhawk remaining after payment or discharge of its debts, obligations and liabilities are insufficient to return the unitholder’s capital contributions, the unitholder shall have no recourse against Blackhawk

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Liability of Directors and Officers

Directors of Newco, to the full extent permitted by the Delaware General Corporation Law, are not liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

have no recourse against the company or any other unitholder.

No director or officer is personally liable to WIE or CIE, as applicable, or its members for monetary damages for a breach of fiduciary duty by such director or officer, except for any of the following: (i) for any breach of the duty of loyalty to the company or its members; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for a transaction from which the director or officer derived an improper personal benefit or a wrongful distribution in violation of Section 807 of the Iowa Limited Liability Company Act.

or any other unitholder.

A manager or officer of Blackhawk is not personally liable to Blackhawk or its members for monetary damages for a breach of fiduciary duty by the manager or officer, except for: (1) a willful failure to deal fairly with Blackhawk or its members in connection with a matter in which the manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the manager had reasonable cause to believe that the manager’s or officer’s conduct was lawful and had no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the manager or officer derived an improper personal benefit or profit; or (4) willful misconduct.

Indemnification	Newco’s charter and bylaws provide that Newco shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or		To the maximum extent permitted by law, WIE or CIE, as applicable, shall indemnify, save and hold harmless, and pay all judgments and claims against each director or officer	To the fullest extent permitted or required by law, Blackhawk shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each

Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
was an agent of Newco. Expenses incurred in defending any action or proceeding for which indemnification is required shall be paid by Newco in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount, if it shall ultimately be determined that the indemnified party is not entitled to be indemnified.		relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director, or officer, in connection with the business of WIE or CIE, as applicable.	present and former manager or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if such manager or officer was a party to the proceeding as a result of or in connection with his or her capacity as a manager or officer of Blackhawk or his or her service of any other person at the request of Blackhawk, except for (1) a willful failure to deal fairly with Blackhawk or its members in connection with a matter in which the manager or officer has a material conflict of interest; (2) a violation of criminal law, unless the manager or officer had reasonable cause to believe that the manager’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the manager or officer derived an improper personal profit; or (4) willful misconduct.

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
Amendments to Governing Docs

Stockholders of Newco may amend the Certificate of Incorporation or Bylaws in accordance with Delaware law by a majority vote in addition to approval by the Preferred Supermajority. In addition to the right of the stockholders to make, alter, amend, change, add to or repeal the bylaws of Newco, the board shall have the power (without the assent or vote of the stockholders) to make, alter, amend, change, add to or repeal the bylaws of Newco.

Each holder of shares of Series A Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class with respect to any and all matters presented to the stockholders for their action or consideration.

Amendments to the operating agreement may be proposed by the board of directors or any member. A proposed amendment shall be adopted and be effective as an amendment only if approved by a majority of the membership interests present at a meeting of the members at which a quorum is present.

The operating agreement shall not be amended without the consent of each member adversely affected if such amendment would modify the limited liability of a member or alter the economic interest of a member.

Other than amendments by the board described below, amendments to the operating agreement shall be proposed solely by the board and approved by the members. A proposed amendment is adopted and is effective as an amendment if the amendment is approved by members of each class entitled to vote on the amendment. The operating agreement may be amended by the board, without member approval, with regards to Blackhawk’s principal place of business, Blackhawk’s agent for service of process, the designations of classes and issuance of units, the unit transfer policy, certain distributions and allocations and changes in managers. A provision of the operating agreement that requires the approval or consent of a specified percentage or number in interest of the members or any class of

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
members may not be amended without the affirmative vote of members holding at least the specified percentage or number of voting rights of all of the members or of the specified class. Amendments to the requirements for amendment of the operating agreement requires the approval or consent of at least two-thirds (2/3) of the voting power of members holding each class of units.

Dissenters’ Rights	Each shareholder has dissenters’ and appraisal rights provided under the Delaware General Corporation Law.		Under the CIE and WIE operating agreements, each member has disclaimed, waived and agreed, to the fullest extent permitted the Iowa Limited Liability Company Act, not to assert dissenters’ or similar rights.	The Delaware Limited Liability Company Act states that appraisal rights may be granted by contract. Blackhawk’s Amended and Restated Limited Liability Company Agreement does not grant such rights.

Anti-Takeover Statutes	Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a		The Iowa Limited Liability Company Act does not contain anti-takeover limitations.	The Delaware Limited Liability Company Act does not contain anti-takeover, “business combination” or “interested stockholder” limitations. Blackhawk’s Amended and Restated Limited Liability Company Agreement also

	Newco Common Stock	Newco Series A Preferred Stock	CIE and WIE Units	Blackhawk Units
person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

does not contain such limitations. Blackhawk’s Amended and Restated Limited Liability Company Agreement does contain provisions which set forth the manner in which contracts with managers and their affiliates may be approved. Blackhawk’s Amended and Restated Limited Liability Company Agreement also contains provisions that permit the board of managers to terminate member status of a member and redeem the member’s units for stated reasons, including if the member impedes Blackhawk from accomplishing its purposes, is a competitor of Blackhawk or is detrimental to the interests of Blackhawk.

Governing Law	Delaware General Corporation Law	Delaware General Corporation Law	Iowa Limited Liability Company Act	Delaware Limited Liability Company Act

Comparison of Rights of Newco Stockholders and REG Stockholders

Both Newco and REG are incorporated under the laws of the State of Delaware and, accordingly, the rights of Newco stockholders will be, and the rights of REG stockholders are, governed by Delaware law. Upon completion of the REG consolidation transaction, the rights of REG stockholders who become Newco stockholders in the REG consolidation transaction will be governed by Delaware law, the Certificate of Incorporation of Newco, the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of Newco and the Bylaws of Newco.

While there are substantial similarities between the organizational documents of REG and Newco, a number of differences do exist. The following is a summary of the material differences between the rights that Newco stockholders will have upon completion of the REG consolidation transaction and the current rights of REG stockholders. While Newco and REG believe that this summary covers the material differences in the rights of stockholders, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the rights that Newco stockholders will have upon completion of the REG consolidation transaction and the rights that REG stockholders currently have, and it is qualified in its entirety by reference to Delaware law and the various documents of Newco and REG referenced in this summary. In addition, the identification of certain of the differences between the rights of Newco stockholders and REG stockholders as material is not intended to indicate that other differences that are equally important do not exist. You should carefully read this entire joint proxy statement/prospectus and the other documents referenced in this joint proxy statement/prospectus for a more complete understanding of the differences between being a Newco stockholder and being a REG stockholder. Copies of the respective documents referred to herein will be mailed to you upon request. See “Where You Can Find More Information” on page 253.

	Newco	REG
Authorized Shares	Newco is authorized to issue 200,000,000 shares of capital stock, consisting of 60,000,000 shares of Preferred Stock, par value $0.0001, and 140,000,000 shares of Common Stock, par value $0.0001. The board of directors of Newco has designated 14,000,000 shares of Newco Preferred Stock to be Series A Preferred Stock.	REG is authorized to issue 100,000,000 shares of capital stock, consisting of 30,000,000 shares of Preferred Stock, par value $0.0001 and 70,000,000 shares of Common Stock, par value $0.0001. REG has designated 7,000,000 shares of REG Preferred Stock to be Series A Preferred Stock, 558,140 shares of preferred stock to be Series AA Preferred Stock, 2,240,000 shares of REG Preferred Stock to be Series B Preferred Stock and 3,090,909 shares of preferred stock to be Series BB Preferred Stock.

Transfer Restrictions

Newco capital stock may not be transferred by any stockholder, such stockholder’s executor, administrator, trustee in bankruptcy, receiver or other representative, or by any other person to any person without Newco’s prior written consent, except for the following “permitted transfers”:

•     a transfer to a partner, member, stockholder, subsidiary or other affiliate of the stockholder, whether voluntarily or by operation of law;

None.

• a transfer to an entity that is the legal successor of the stockholder; • a transfer in accordance with a marital dissolution decree issued by a court of competent jurisdiction;

	Newco	REG

•     a bona fide gift;

•     a transfer by will or intestacy;

•     a transfer by a stockholder, which is a trust, to the principal beneficiaries of that trust;

•     a transfer by a stockholder, who is an individual, to a member of such stockholder’s family or to a revocable trust for estate planning purposes; or

•     a transfer pursuant to a bona fide pledge of shares for collateral purposes.

These transfer restrictions shall remain in effect until the earlier of the following occurrences:

•     One hundred eighty days after the effective date of a registration statement relating to Newco’s initial public offering; or

•     December 31, 2010, at 5:00 p.m., New York time, plus up to an additional one hundred eighty days after the effective date on or before December 31, 2010 of a registration statement relating to Newco’s initial public offering.

The transfer restrictions do not apply to Newco shares sold in Newco’s initial public offering.

Board of Directors	The authorized number of directors shall be not less than one and no more than fourteen, the exact number within such range to be determined by the board of directors.	The authorized number of directors shall initially be nine.

Affiliate Transactions	None.	REG may not enter into or engage in any contract or transaction with any person who beneficially owns ten percent or more of the equity securities of REG or such person’s affiliate unless such contract or transaction has been authorized, approved or ratified by a majority of the “disinterested directors” nominated by holders of the REG Series A Preferred Stock.

Preferred Stock

	Newco Series A Preferred Stock	REG Series A and Series AA Preferred Stock	REG Series B and Series BB Preferred Stock
Authorized Shares	Newco has designated 14,000,000 shares of Newco Preferred Stock to be Series A Preferred Stock.	REG has designated 7,000,000 shares of REG Preferred Stock to be Series A Preferred Stock and 558,140 shares to be Series AA Preferred Stock.	REG has designated 2,240,000 shares of REG Preferred Stock to be Series B Preferred Stock and 3,090,909 shares to be Series BB Preferred Stock.

Dividends	The holders of Newco Series A Preferred Stock shall accrue dividends at the rate of $0.88 per share per annum calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, compounded annually from the date of issuance, whether or not declared and shall be cumulative.

The holders of the REG Series A Preferred Stock shall accrue dividends at the rate of $0.95 per share per annum calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, compounded annually from the date of issuance, whether or not declared and shall be cumulative.

The holders of the REG Series AA Preferred Stock shall not accrue dividends until REG issues stock that would result in an adjustment to the conversion price of the Series AA. Upon the issuance of such stock, the holders of REG Series AA Preferred Stock shall accrue dividends at a rate of $1.075 per share per annum calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, compounded annually from the date of

The holders of the REG Series B and Series BB Preferred Stock shall accrue dividends at the rate of $1.10 per share per annum calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, compounded annually from the date of issuance, whether or not declared and shall be cumulative.

	Newco Series A Preferred Stock	REG Series A and Series AA Preferred Stock	REG Series B and Series BB Preferred Stock
issuance, whether or not declared and shall be cumulative.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Newco (including a merger or acquisition), each share of Series A Preferred Stock will receive $13.75 per share plus any and all dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon, such amount not to exceed $16.50 per share.

After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock, the remaining assets of Newco shall be distributed ratably among the holders of Newco Common Stock and Series A Preferred Stock as if the Newco Series A Preferred Stock had been converted into REG Common Stock immediately prior to such liquidation.

		In the event of a liquidation, dissolution or winding up of REG (including a merger or acquisition), each share of REG Series A and Series AA Preferred Stock will receive the greater of (A) $19.00 per share, with respect to the Series A, and $21.50 per share with respect to the Series AA, plus any and all accrued dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon or (B) such amount per share as would have been payable had all shares of REG Series A or Series AA Preferred Stock been converted into REG Common Stock pursuant to the bylaws of REG immediately prior to such liquidation.	In the event of a liquidation, dissolution or winding up of REG (including a merger or acquisition), each share of REG Series B and Series BB Preferred Stock will receive the greater of (A) $22.00 per share plus any and all accrued dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon or (B) such amount per share as would have been payable had all shares of REG Series B Preferred Stock been converted into REG Common Stock pursuant to the bylaws of REG immediately prior to such liquidation.

Voting	Each holder of shares of Series A Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class with respect to any and all matters presented to the stockholders for their action or consideration.	Each holder of shares of Series A and Series AA Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class with respect to any and all matters presented to the stockholders for their action or consideration.	Each holder of shares of Series B and Series BB Preferred Stock is entitled to vote on an as-converted basis with holders of common stock as a single class with respect to any and all matters presented to the stockholders for their action or consideration.

	Newco Series A Preferred Stock	REG Series A and Series AA Preferred Stock	REG Series B and Series BB Preferred Stock

The written consent of the holders of at least seventy-five percent of the then outstanding shares of Newco Series A Preferred Stock that were issued in exchange for shares of the series A, series AA, series B or series BB preferred stock of REG, pursuant to the REG Merger Agreement, is required to take certain significant corporate actions (in addition to any required approval of the holders of Newco Common Stock). See “Description of Newco Capital Stock—Series A Preferred Stock—Voting Rights” beginning on page 222 for a list of such corporate actions.

The approval of the holders of at least seventy-five percent of the issued and outstanding shares of Series A, AA, B and BB Preferred Stock shall be required to take certain significant corporate actions (see “Description of Newco Capital Stock—Series A Preferred Stock—Voting Rights” beginning on page 222 for a list of such corporate actions).

For so long as there remains at least 1,277,167 shares (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization) in the aggregate of Series AA Preferred stock and Series BB Preferred Stock, the holders of a majority of the outstanding shares of Series AA and Series BB Preferred Stock, voting together as a single class are entitled to elect one member to REG’s board of directors.

The approval of the holders of at least seventy-five percent of the issued and outstanding shares of Series A, AA, B and BB Preferred Stock shall be required to take certain significant corporate actions (see “Description of Newco Capital Stock—Series A Preferred Stock—Voting Rights” beginning on page 222 for a list of such corporate actions).

For so long as there remains at least 1,277,167 shares (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization) in the aggregate of Series AA Preferred stock and Series BB Preferred Stock, the holders of a majority of the outstanding shares of Series AA and Series BB Preferred Stock, voting together as a single class are entitled to elect one member to REG’s board of directors.

Automatic Conversion	Each issued and outstanding share of Newco Series A Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Newco Common Stock as determined under the	Each issued and outstanding share of REG Series A and Series AA Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of REG Common Stock as determined under the REG	Each issued and outstanding share of REG Series B and Series BB Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of REG Common Stock as determined under the REG

Newco Series A Preferred Stock	REG Series A and Series AA Preferred Stock	REG Series B and Series BB Preferred Stock
Newco organizational documents upon (A) the closing of the sale of shares of Newco Common Stock, at a price per share to the public of at least $22.00 per share in a firm commitment underwritten public offering pursuant to an effective registration statement, resulting in an aggregate proceeds to Newco of at least $40,000,000, (B) the date specified in a written contact or agreement of the holders of seventy-five percent of the issued and outstanding shares of the Series A Preferred Stock, or (C) if Newco Common Stock has a closing price on any national securities exchange in excess of $24.75 per share for ninety consecutive trading days with an average daily trading volume on such trading days of at least US $8,000,000.	organizational documents upon (A) the closing of the sale of shares of REG Common Stock, at a price per share to the public of at least $19.00 per share, in the case of the Series A, and $21.50 per share, in the case of the Series AA, in a firm commitment underwritten public offering pursuant to an effective registration statement, resulting in an aggregate proceeds to REG of at least $40,000,000, or (B) the date specified in a written contact or agreement of the holders of (i) seventy percent of the issued and outstanding shares of Series A and Series B Preferred Stock, voting together as a single class, in the case of the Series A, and (ii) seventy-five percent of the outstanding shares of Series A, Series AA, Series B and Series BB, voting together as a single class, in the case of the Series AA	organizational documents upon (A) the closing of the sale of shares of REG Common Stock, at a price per share to the public of at least $19.00 per share, in a firm commitment underwritten public offering pursuant to an effective registration statement, resulting in an aggregate proceeds to REG of at least $40,000,000, or (B) the date specified in a written contact or agreement of the holders of (i) seventy percent of the issued and outstanding shares of Series A and Series B Preferred Stock, voting together as a single class, in the case of the Series B, and (ii) seventy-five percent of the outstanding shares of Series A, Series AA, Series B and Series BB, voting together as a single class, in the case of the Series BB; provided, however, if the price per share of REG Common Stock in such an offering is less than $19.80 per share, each of the issued and outstanding shares of REG Series B or Series BB Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of REG Common Stock as is determined by dividing the $11.00, plus accrued

	Newco Series A Preferred Stock	REG Series A and Series AA Preferred Stock	REG Series B and Series BB Preferred Stock
and unpaid dividends, by fifty percent of the public offering price per share in such offering.

Optional Conversion	Each share of Newco Series A Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Newco Common Stock as is determined by dividing the sum of $11.00 per share of Newco Series A Preferred Stock plus accrued dividends, by $11.00 per share of Newco Series A Preferred Stock, subject to adjustments for certain future events under the Newco organizational documents.	Each share of REG Series A and Series AA Preferred Stock is convertible, at the option of the holder, into such number of shares of REG Common Stock as is determined by dividing the sum of $9.50 per share , in the case of REG Series A Preferred Stock, or $10.75, in the case of REG Series AA Preferred Stock, plus accrued and unpaid dividends, by $9.50 per share, in the case of REG Series A Preferred Stock, or $10.75, in the case of REG Series AA Preferred Stock, subject to adjustments for certain future events under the REG organizational documents.	Each share of REG Series B and Series BB Preferred Stock is convertible, at the option of the holder into such number of shares of REG Common Stock as is determined by dividing the sum of $11.00 per share of REG Series B or Series BB Preferred Stock, plus accrued dividends, by $11.00 per share of REG Series B or Series BB Preferred Stock, subject to adjustments for certain future events under the REG organizational documents.

Redemption	At any time after [*], 2013, the holders of 75% of the outstanding shares of Series A Preferred Stock may require, by providing written notice to Newco, that all or part of the issued and outstanding shares of Series A Preferred Stock be redeemed by Newco out of funds lawfully available; provided, however, that any such redemptions shall be for an aggregate redemption price of at least $5,000,000.	At any time and from time to time on or after August 1, 2011, the holders of at least 75% of the issued and outstanding shares of REG Series A, AA, B and BB preferred stock may require, by providing one hundred and eighty days prior written notice thereof to REG, that all or part of the issued and outstanding shares of Preferred Stock be redeemed by REG; provided, however, that any such redemption	At any time and from time to time on or after August 1, 2011, the holders of at least 75% of the issued and outstanding shares of REG Series A, AA, B and BB preferred stock may require, by providing one hundred and eighty days prior written notice thereof to REG, that all or part of the issued and outstanding shares of Preferred Stock be redeemed by REG; provided, however, that any such redemption

Newco Series A Preferred Stock	REG Series A and Series AA Preferred Stock	REG Series B and Series BB Preferred Stock

The redemption price per share will be an amount equal to (i) the greater of the fair market value of the Newco Series A Preferred Stock, as determined in good faith by the Newco board of directors or (ii) $13.75 per share plus any and all accrued dividends, provided that such amount shall not exceed $16.50 per share.

If the holders of a majority of Newco Series A Preferred Stock to be redeemed disagree with the fair market value determination, the value will be determined by independent appraisers in accordance with the procedures contained in the Newco Series A Preferred Stock Certificate of Designations. In the event Newco does not have funds available to satisfy any redemption request, Newco is obligated to use commercially reasonable efforts to obtain funds for the redemption.

shall be for an aggregate price, as defined below, of at least $5,000,000.

The redemption price per share will be an amount equal to (i) the greater of the fair market value of the preferred stock, as determined in good faith by the REG board of directors or (ii) $19.00 per share, in the case of the Series A Preferred Stock or $10.75 per share, in the case of the Series AA Preferred Stock, plus accrued but unpaid dividends.

If the holders of a majority of the preferred stock to be redeemed disagree with the fair market value determination, the value will be determined by independent appraisers in accordance with the procedures contained in the organizational documents of REG. In the event REG does not have funds available to satisfy any redemption request, REG is obligated to use commercially reasonable efforts to obtain funds for the redemption.

shall be for an aggregate price, as defined below, of at least $5,000,000.

The redemption price per share will be an amount equal to (i) the greater of the fair market value of the preferred stock, as determined in good faith by the REG board of directors or (ii) $22.00 per share, in the case of the Series B Preferred Stock or $11.00 per share, in the case of the Series BB Preferred Stock, plus accrued but unpaid dividends.

If the holders of a majority of the preferred stock to be redeemed disagree with the fair market value determination, the value will be determined by independent appraisers in accordance with the procedures contained in the organizational documents of REG. In the event REG does not have funds available to satisfy any redemption request, REG is obligated to use commercially reasonable efforts to obtain funds for the redemption.

LEGAL MATTERS

The validity of the Newco Common Stock and Newco Preferred Stock offered by this joint proxy statement/prospectus will be passed upon for Newco by Nyemaster, Goode, West, Hansell & O’Brien, PC. Certain federal income tax consequences of the consolidation transactions to the stockholders of REG and the unitholders of CIE, WIE and Blackhawk will be passed upon by Nyemaster, Goode, West, Hansell & O’Brien, PC.

EXPERTS

The consolidated financial statements of Renewable Energy Group, Inc. and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to Renewable Energy Group, Inc.’s adoption of a Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB no. 51 on January 1, 2009). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of REG, LLC for the years ended December 31, 2005, 2004, and 2003, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Western Iowa Energy, LLC as of December 31, 2007 and 2008 and for each of the two years ended December 31, 2007 and 2008, included in this joint proxy statement/prospectus have been audited by Eide Bailly LLP, independent registered public accounting firm, as stated in their reports herein and elsewhere in the registration statement of which this joint proxy statement/prospectus is a part, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Central Iowa Energy, LLC as of September 30, 2007 and 2008 and for each of the two years ended September 30, 2007 and 2008, included in this joint proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as stated in their reports herein and elsewhere in the registration statement of which this joint proxy statement/prospectus is a part, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Blackhawk Biofuels, LLC as of December 31, 2007 and 2008 and the period from inception (April 28, 2005) through December 31, 2008, included in this joint proxy statement/prospectus have been audited by Boulay, Heutmaker, Zibell & Co. PLLP, independent registered public accounting firm, as stated in their reports herein and elsewhere in the registration statement of which this joint proxy statement/prospectus is a part, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CIE, WIE and Blackhawk each file reports, proxy statements and other materials with the Securities and Exchange Commission. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549 or by calling Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding CIE, WIE and Blackhawk.

Newco has filed a registration statement under the Securities Act with the SEC with respect to the Newco Common Stock and preferred stock to be issued to REG stockholders and CIE, WIE and Blackhawk unitholders in the consolidation transaction. This joint proxy statement/prospectus constitutes the prospectus of Newco filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying at the SEC’s offices as set forth above.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the adoption of the consolidation agreements. Newco, REG, CIE, WIE and Blackhawk have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than                     , 2009, and neither the mailing of the joint proxy statement/prospectus nor the issuance of Newco Common Stock or preferred stock in the consolidation transaction shall create any implication to the contrary.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the board of REG, CIE, WIE or Blackhawk know of any matters that will be presented for consideration at the special meetings other than those described in this joint proxy statement/prospectus. If any other matters properly come before the special meetings or any adjournments or postponements of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the proxies intend to vote or not vote consistent with the recommendation of the management of REG, CIE, WIE or Blackhawk, as appropriate.

FINANCIAL STATEMENTS

PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
Financial Statements for the three months ended March 31, 2009 and 2008 (unaudited)
Condensed Consolidated Balance Sheets at March 31, 2009 and December 31, 2008	F-3
Condensed Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008	F-4
Condensed Consolidated Statements of Redeemable Preferred Stock and Equity for the three months ended March 31, 2009 and 2008	F-5
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2009 and 2008	F-6
Notes to the Condensed Consolidated Financial Statements	F-7

Financial Statements for the years ended December 31, 2008, 2007 and 2006
Report of Independent Registered Public Accounting Firm	F-26
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-27
Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006	F-28
Consolidated Statements of Redeemable Preferred Stock and Members’ Net Investment and Advances and Equity for the years ended December 31, 2008, 2007 and 2006	F-29
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	F-30
Notes to the Consolidated Financial Statements	F-33

FINANCIAL STATEMENTS OF BLACKHAWK BIOFUELS, LLC
Financial Statements for the three months ended March 31, 2009 and 2008
Condensed Balance Sheets at March 31, 2009 (unaudited) and December 31, 2008	F-72
Condensed Statements of Operations for the three months ended March 31, 2009 and 2008 (unaudited)	F-73
Condensed Statements of Cash Flows for the three months ended March 31, 2009 and 2008 (unaudited)	F-74
Notes to Condensed Financial Statements	F-75

Financial Statements for the years ended December 31, 2008 and 2007 and from inception (April 28, 2005) to December 31, 2008
Report of Independent Registered Public Accounting Firm	F-87
Balance Sheets at December 31, 2008 and 2007	F-88
Statements of Operations for the years ended December 31, 2008 and 2007 and from inception (April 28, 2005) to December 31, 2008	F-89
Statement of Changes in Members’ Equity for the years ended December 31, 2008 and 2007	F-90
Statements of Cash Flows for the year ended December 31, 2008 and 2007 and from inception (April 28, 2005) to December 31, 2008	F-91
Notes to Financial Statements	F-92

FINANCIAL STATEMENTS OF CENTRAL IOWA ENERGY, LLC
Financial Statements for the six months ended March 31, 2009 and 2008
Condensed Balance Sheets at March 31, 2009 (unaudited) and September 30, 2008	F-104
Condensed Statement of Operations for the three months ended March 31, 2009 and 2008 (unaudited)	F-105
Condensed Statement of Operations for the six months ended March 31, 2009 and 2008 (unaudited)	F-106
Condensed Statement of Cash Flows for the six months ended March 31, 2009 and 2008 (unaudited)	F-107
Notes to Unaudited Financial Statements	F-108

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS — Unaudited

As of December 31, 2008 and March 31, 2009

(In Thousands, Except Share Amounts)

	December 31, 2008	March 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$15,311	$9,589
Restricted cash	6,845	3,157
Accounts receivable, net (includes amounts owed by related parties of $2,269 and $1,559 as of December 31, 2008 and March 31, 2009, respectively)	7,059	8,111
Costs and estimated earnings on uncompleted contracts in excess of billings	62	62
Inventories	11,795	7,285
Deferred income taxes	841	125
Prepaid expenses and other assets	8,179	9,439

Total current assets	50,092	37,768

Property, plant and equipment, net	126,132	127,531
Goodwill	16,080	16,080
Intangible assets, net	7,435	7,435
Deferred income taxes	38,926	40,825
Investments	6,807	6,653
Other assets	6,512	6,300

Total Assets	$251,984	$242,592

LIABILITIES AND EQUITY
Current Liabilities:
Revolving line of credit	$1,292	$880
Current maturities of notes payable	4,020	4,636
Accounts payable (includes amounts owed to related parties of $3,757 and $2,731 as of December 31, 2008 and March 31, 2009, respectively)	14,178	9,311
Accrued expenses and other liabilities	4,445	2,373
Billings in excess of costs and estimated earnings on uncompleted contracts	173	—

Total current liabilities	24,108	17,200
Unrealized loss on interest rate swap	1,413	1,427
Liability for unrecognized tax benefits	1,500	1,500
Unfavorable lease obligation	11,412	13,612
Preferred stock embedded conversion feature derivatives	1,765	966
Notes payable	25,161	24,545

Total liabilities	65,359	59,250

Commitments and Contingencies (Note 14)
Redeemable preferred stock ($.00001 par value; 30,000,000 shares authorized; 12,434,004 shares outstanding at December 31, 2008 and March 31, 2009)	73,481	73,481

Equity:
Company stockholders’ equity:
Common stock ($.00001 par value; 70,000,000 shares authorized; 19,305,117 and shares outstanding at December 31, 2008 and March 31, 2009)	2	2
Common stock — additional paid-in-capital	71,220	72,111
Warrants — additional paid-in-capital	4,619	4,619
Retained earnings	17,066	15,843

Total stockholders’ equity	92,907	92,575

Noncontrolling interests	20,237	17,286

Total equity	113,144	109,861

Total Liabilities and Equity	$251,984	$242,592

See notes to condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — Unaudited

For The Three Months Ended March 31, 2008 and 2009

(In Thousands)

	2008	2009
Revenues:
Biodiesel sales	$11,878	$12,993
Biodiesel sales — related parties	4,805	2,374
Biodiesel government incentives	1,906	2,649

	18,589	18,016

Services	2,137	846
Services — related parties	703	102

	21,429	18,964

Costs of Goods Sold:
Biodiesel	7,924	16,122
Biodiesel — related parties	9,330	4,325
Services	981	533
Services — related parties	1,091	—

	19,326	20,980

Gross Profit	2,103	(2,016)

Selling, General, and Administrative Expenses (includes related party amounts of $567 and $373 for the three months ended March 31, 2008, and 2009, respectively)	5,988	5,073

Loss From Operations	(3,885)	(7,089)

Other Income (Expense), Net:
Change in fair value of preferred stock conversion feature embedded derivative	1,165	799
Change in fair value of interest rate swap	—	(13)
Other income (includes related party amounts of $0 and $202 for the three months ended March 31, 2008 and 2009, respectively)	—	1,901
Interest expense	(246)	(730)
Interest income	77	13

	996	1,970

Loss Before Income Taxes and Loss From Equity Investments	(2,889)	(5,119)
Income Tax Benefit	1,838	1,183
Loss From Equity Investments	(485)	(238)

Net Loss	(1,536)	(4,174)

Less — Net Loss Attributable to Noncontrolling Interest	—	2,951

Net Loss Attributable to The Company	$(1,536)	$(1,223)

See notes to condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF

REDEEMABLE PREFERRED STOCK AND EQUITY

For The Three Months Ended March 31, 2008 And 2009

(in Thousands, Except Share Amounts)

			Company Stockholders’ Equity
	Redeemable Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Common Stock - Additional Paid-in Capital	Warrants - Additional Paid-in Capital	Retained Earnings	Noncontrolling Interest	Total
BALANCE, December 31, 2007	8,578,945	$39,273	13,334,874	$1	$62,629	$4,556	$30,157	$807	$98,150
Removal of noncontrolling interest as a result of deconsolidation	—	—	—	—	—	—	—	(807)	(807)
Stock compensation expense	—	—	—	—	906	—	—	—	906
Net loss	—	—	—	—	—	—	(1,536)	—	(1,536)

BALANCE, March 31, 2008	8,578,945	$39,273	13,334,874	$1	$63,535	$4,556	$28,621	$—	$96,713

BALANCE, December 31, 2008	12,434,004	$73,481	19,305,117	$2	$71,220	$4,619	$17,066	$20,237	$113,144
Stock compensation expense	—	—	—	—	891	—	—	—	891
Net loss	—	—	—	—	—	—	(1,223)	(2,951)	(4,174)

BALANCE, March 31, 2009	12,434,004	$73,481	19,305,117	$2	$72,111	$4,619	$15,843	$17,286	$109,861

See notes to condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — Unaudited

For The Three Months Ended March 31, 2008 and 2009

(In Thousands)

	2008	2009
Cash Flows from Operating Activities:
Net loss	$(1,536)	$(4,174)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	442	1,273
Provision (benefit) for doubtful accounts	341	(1,520)
Stock compensation expense	906	891
Loss from equity method investees	485	238
Deferred tax benefit	(1,838)	(1,183)
Change in fair value of preferred stock conversion feature embedded derivatives	(1,165)	(799)
Changes in asset and liabilities, net of effects from mergers and acquisitions:
Accounts receivable	5,388	468
Inventories	2,489	4,510
Prepaid expenses and other assets	(1,612)	(572)
Accounts payable	(2,203)	(1,982)
Accrued expenses and other liabilities	5,224	(686)
Billings in excess of costs and estimated earnings on uncompleted contracts	(719)	(173)

Net cash flows from operating activities	6,202	(3,709)

Cash Flows from Investing Activities:
Cash paid for purchase of property, plant and equipment	(14,836)	(5,289)
Change in restricted cash	—	3,688
Return of investment in Bell, LLC	4,223	—

Net cash flows from investing activities	(10,613)	(1,601)

Cash Flows from Financing Activities:
Borrowings (advances) on line of credit, net	2,500	(412)
Cash paid for debt issuance costs	(93)	—

Net cash flows from financing activities	2,407	(412)

Net Change in Cash and Cash Equivalents	(2,004)	(5,722)
Cash and Cash Equivalents, Beginning of Period	18,965	15,311

Cash and Cash Equivalents, End of Period	$16,961	$9,589

Supplemental Disclosures of Cash Flows Information:
Cash received for income taxes	$1,300	$532

Cash paid for interest	$27	$454

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Amounts included in period-end accounts payable for:
Purchases of property, plant and equipment	$7,203	$556

Capitalized costs included in other assets	$99	$—

See notes to condensed consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

NOTE 1 — ORGANIZATION, PRESENTATION, AND NATURE OF THE BUSINESS

The consolidated financial statements of Renewable Energy Group, Inc. and its subsidiaries (the “Company”) have been prepared by the Company, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted as permitted by such rules and regulations. All adjustments, consisting of normal recurring adjustments, have been included. Management believes that the disclosures are adequate to present fairly the financial position, results of operations and cash flows at the dates and for the periods presented. It is suggested that these interim financial statements be read in conjunction with the financial statements and the notes thereto appearing in the Company’s latest annual report. Results for interim periods are not necessarily indicative of those to be expected for the year.

Nature of Business

As of March 31, 2009, the Company owns biodiesel production facilities with 47 million gallons per year (mmgy) of production capacity. Additionally, the Company has commenced construction of a 60 mmgy production capacity facility near Destrehan, Louisiana and a 60 mmgy production capacity facility in Emporia, Kansas. The Company halted construction of these facilities as a result conditions in the biodiesel industry and its inability to obtain bond financing. REG is still pursuing financing and intends to finish the Destrehan, Louisiana facility, which is approximately 50% complete, and the facility in Emporia, Kansas, which is approximately 20% complete, when industry conditions improve and financing becomes available. The Company manages six other biodiesel production facilities owned primarily by independent investment groups with an aggregate of 210 mmgy capacity (hereafter referred to as “Network Plants”). For each of these facilities, the Company has entered into a Management and Operational Services Agreement (MOSA). Under the MOSA, the Company is responsible for procuring the necessary feedstock and other inputs for the facility, and marketing and selling the finished biodiesel product under the Company’s brand. In April 2009, the Company gave 12 months notice to terminate to MOSAs of five network plants. The Company intends to renegotiate MOSAs with these facilities and will be seeking a higher management veryfee payable to the Company. In addition to the biodiesel produced at the Company’s owned and managed plants, the Company also purchases and sells biodiesel produced at an independent production facility.

Additionally, on May 9, 2008, the Company was party to a transaction whereby Blackhawk Biofuels, LLC (“Blackhawk”) acquired assets and liabilities related to a 45 mmgy biodiesel production facility under construction in exchange for cash and common stock of the Company. The transactions and accounts of Blackhawk have been consolidated by the Company under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), as the Company was deemed to be the primary beneficiary. Blackhawk’s operations consist entirely of the aforementioned biodiesel plant that was in its development stage throughout 2008, beginning operations in January 2009. Refer to Note 4 for more information on the Blackhawk transaction.

The biodiesel industry and the Company’s business may depend on continuation of certain federal subsidies and regulatory support. Current incentives to the biodiesel industry may not continue beyond their scheduled expiration date of December 31, 2009 or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of biodiesel. Revenues include amounts related to federal subsidies and regulatory support totaling $1,906 and $2,649 for the three months ended March 31, 2008, and 2009, respectively.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

Demand and the corresponding prices for biodiesel products can vary significantly over time and decreases in price levels could adversely affect the Company’s profitability and viability. The price for biodiesel correlates with the price for petroleum-based diesel fuel and other energy commodities. Any lowering of diesel prices may also lead to lower sales prices for biodiesel and adversely affect the Company’s operating results.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The accompanying Condensed Consolidated Financial Statements include the accounts of Renewable Energy Group, Inc. consolidated with the accounts of all of its subsidiaries and affiliates in which the Company holds a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. Other factors considered in determining whether a controlling financial interest is held include whether the Company possesses the authority to purchase or sell assets or make other operating decisions that significantly affect the entity’s results of operations and whether the Company bears a majority of the financial risks of the entity. Intercompany accounts and transactions have been eliminated.

Revenue Recognition

The Company recognizes revenues from the following sources:

•	the sale of biodiesel and its co-products — both purchased and produced by the Company

•	fees received from federal and state incentive programs for renewable fuels

•	fees from construction and project management

•	fees received for the marketing and sales of biodiesel produced by third parties and from managing operations of third party facilities

Biodiesel sales revenues are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectibility can be reasonably assured. The sale of biodiesel is recorded upon transfer of title under standard commercial terms.

Revenues associated with the governmental incentive programs are recognized when the amount to be received is determinable and collectibility is reasonably assured.

The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded. Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

Fees for managing ongoing operations of third party plants, marketing biodiesel produced by third party plants, and from other services are recognized as services are provided. The Company also has performance based incentive agreements that are included as management service revenues. These performance incentives are recognized as revenues when the amount to be received is determinable and collectibility is reasonably assured.

The Company acts as a sales agent for certain third parties, thus the Company recognizes revenues on a net basis in accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal verses Net as an Agent.

Stock-Based Compensation

On July 31, 2006, the Board approved the 2006 Stock Incentive Plan. Prior to that date, there had been no stock-based compensation within the Company. Eligible award recipients are employees and directors of the Company. The Company accounts for stock-based compensation in accordance with SFAS 123(R), Share-Based Payment. Compensation expense is recorded for stock options awarded to employees and non-employee directors in return for service. The expense is measured at the grant-date fair value of the award and recognized as compensation expense over the vesting period. The Company records expense based upon the graded vesting schedule of the options.

Valuation of Preferred Stock Embedded Conversion Feature Derivatives

FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) requires bifurcation of embedded derivative instruments and measurement of fair value for accounting purposes. In determining the estimated fair value of the derivative instruments embedded in the Company’s outstanding preferred stock, the Company used the option pricing method to allocate the fair value of the underlying stock to the various components comprising the security, including the embedded derivative. The allocation was performed based on each class of preferred stock’s liquidation preference and relative seniority. Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as change in fair value of preferred stock embedded derivative. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

Preferred Stock Accretion

When and if the Company determines that it is probable that the Preferred Stock will become redeemable, the Company will accrete the carrying value of the Preferred Stock either over time using the effective interest method or at the end of the reporting period to the Preferred Stock’s liquidation value, plus accrued but unpaid dividends. As of March 31, 2009, the Company has determined that it is not probable that the Preferred Stock will become redeemable; therefore, the carrying value has not been adjusted in accordance with EITF D-98: Classification and Measurement of Redeemable Securities.

Goodwill

The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is reviewed annually on July 31 by reporting unit for impairment or between annual periods when we believe impairment indicators exist. If the carrying value of the reporting unit goodwill is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

the reporting unit goodwill. Fair value is determined using a discounted cash flow methodology involving a significant level of judgment in the assumptions used. Changes to the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill. There was no impairment recorded in the periods presented.

Income Taxes

The Company recognizes deferred taxes by the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

Blackhawk is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements of the Company aside from its pro-rata share determined based on its ownership interest.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us and on various assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS 141R”). This statement changes the way companies account for business combinations including requiring more assets acquired and liabilities assumed to be measured at fair value, requiring liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period and requiring the acquirer in preacquisition periods to expense all acquisition-related costs. SFAS 141R is to be applied prospectively and was adopted by the Company on January 1, 2009.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. SFAS 160 also requires revenues, expenses, gains, losses and net income or loss to be reported in the consolidated financial statements at the consolidated amounts, which include the amounts attributable to the owners of the parent and the noncontrolling interest. The amounts of consolidated net income and the amounts attributable to the parent and the noncontrolling interest must also be presented separately on the face of the condensed consolidated statements of operations. SFAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which are to be retrospectively applied to all prior periods presented. The Company adopted this statement effective January 1, 2009 and retrospectively reflected the presentation and disclosure requirements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this statement effective with the first quarter 2009 and reflected the additional disclosure requirements.

In April 2009, the FASB staff issued FASB Staff Position FAS 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments (“FSP 107-1/APB-1”), which requires companies to provide interim disclosure on the fair value of financial instruments previously required only on an annual basis. FSP 107-1/APB-1is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The Company does not anticipate the adoption of FSP 107-1/APB-1 will have a material impact on its consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events (“SFAS 165”), which clarifies how companies identify and recognize events occurring after the date of the financial statements as well as requiring enhanced disclosures. SFAS 165 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. The Company does not anticipate the adoption of SFAS 165 will have a material impact on its consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

NOTE 3 — PREFERRED STOCK AND STOCKHOLDERS’ EQUITY OF THE COMPANY

A summary of the Company’s stockholders and warrant holders is as follows:

	Number of Outstanding Shares December 31, 2008	Number of Outstanding Shares March 31, 2009
Common Stock:
West Central and affiliated entities where voting is controlled by West Central	11,927,306	11,927,306
Company directors	8,248	8,248
U.S. Biodiesel Group	3,989,755	3,989,755
Biofuels Company of America, LLC	1,980,488	1,980,488
Other	1,399,320	1,399,320

Total common stock outstanding	19,305,117	19,305,117

Preferred Stock:
Natural Gas Partners VIII, L.P.	2,559,808	2,559,808
Entities affiliated with NGP Energy Technology Partners	2,559,808	2,559,808
E D & F Man	1,770,334	1,770,334
Bunge	1,361,723	1,361,723
West Central	533,282	533,282
U.S. Biodiesel Group	3,649,049	3,649,049

Total preferred stock outstanding	12,434,004	12,434,004

Common Stock Warrants:
Natural Gas Partners VIII, L.P.	210,227	210,227
Entities affiliated with NGP Energy Technology Partners	210,227	210,227
Viant	258,535	258,535
West Central	22,727	22,727
E D &F Man	22,727	22,727
Bunge	9,090	9,090
U.S. Biodiesel Group	243,902	243,902

Total common stock warrants	977,435	977,435

The holders of Preferred Stock accrue dividends at the rate of 10% of the par value per share per annum. Dividends are cumulative and accrue on a daily basis from the date of issuance. There were $19,352 and $22,741 of preferred stock dividends in arrears as of December 31, 2008 and March 31, 2009, respectively.

NOTE 4 — BLACKHAWK

On May 9, 2008 the Company was party to a transaction, whereby Blackhawk purchased a 45 mmgy biodiesel production facility under construction located in Danville, Illinois from Biofuels Company of America, LLC. Blackhawk received the plant assets under construction and assumed a term construction loan with principal outstanding of $24,650 in exchange for $5,250 in cash and 1,980,488 shares of common stock of the Company set forth in the purchase agreement at $10.25 per share. Additionally, the Company issued 127,273

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

shares of Series B Preferred Stock with a per share value of $11.00 as established in the purchase agreement, to Bunge on behalf of Blackhawk. In exchange for the Series B Preferred Stock, Blackhawk entered into a soy oil supply Agreement with Bunge. In exchange for the common and preferred stock issued, the Company received a subordinated convertible note from Blackhawk with a par value of $21,700.

Simultaneous with this transaction the Company entered into a MOSA with Blackhawk to manage the operations of the newly acquired plant as well as a Design-Build Agreement to perform construction services retrofitting the plant to produce biodiesel using alternative feedstocks. Finally, the Company received 51,563 warrants to purchase membership units in Blackhawk at $0.01 per share at anytime with no scheduled expiration. The warrants were received by the Company as compensation for providing a guarantee of all indebtedness of Blackhawk under the term construction loan and they vest 20% per year after the date of issuance until fully vested.

In January 2009 the Company received 215,207 membership units from Blackhawk in lieu of cash payment for accrued interest on the subordinated convertible note. As of March 31, 2009 the Company held 1,542,224 membership units of Blackhawk representing an ownership interest of 9%. As of December 31, 2008 the Company’s ownership interest was 8%.

NOTE 5 — INVENTORIES

Inventories consist of the following:

	December 31, 2008	March 31, 2009
Raw materials	$1,944	$1,783
Work in process	30	84
Finished goods	9,821	5,418

Total	$11,795	$7,285

NOTE 6 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	December 31, 2008	March 31, 2009
Accrued property taxes	$719	$899
Accrued employee compensation	950	907
Accrued vendor profit sharing	1,069	—
Unrealized losses on commodity derivatives, net	96	15
Accrued interest	217	282
Unfavorable lease obligation, current portion	1,372	—
Other	22	270

Total	$4,445	$2,373

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

Noncurrent liabilities consist of the following:

	December 31, 2008	March 31, 2009
Unfavorable lease obligation	$13,500	$13,500
Accumulated amortization	(716)	(659)

Total unfavorable lease obligation	12,784	12,841
Current portion	(1,372)	771

	$11,412	$13,612

The unfavorable lease obligation is amortized over the contractual period the Company is required to make rental payments under the lease. During the first quarter 2009, the Company renegotiated the terms of the lease with the counterparty, whereby a portion of the schedules rental payments for 2009 and 2010 were deferred and will be paid over the remaining term of the lease. As result of revisions to the rental payments, the current rental payments are less than market rents resulting in an increase in the recorded liability during 2009.

As a result of the revised terms the estimated amortization expense (benefit) as of March 31, 2009 for each fiscal year ending December 31 is as follows:

2009	$771
2010	(1,836)
2011	(2,025)
2012	(1,957)
2013	(1,161)
Thereafter	(6,633)

$(12,841)

NOTE 7 — INVESTMENTS

Investments consist of the following:

	December 31, 2008		March 31, 2009
	Ownership	Balance	Ownership	Balance
Investment and accumulated earnings in:
SoyMor	11%	$1,611	11%	$1,546
WIE	2%	566	2%	552
WDB	8%	2,395	8%	2,303
Bell, LLC	50%	635	50%	652
CIE	4%	1,000	4%	1,000
EFB	4%	600	4%	600

Total		$6,807		$6,653

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

The condensed financial information of equity investments is as follows:

	December 31, 2008	March 31, 2009
CONDENSED BALANCE SHEET:
Total current assets	$18,629	$14,459

Total noncurrent assets	$97,297	$95,754

Total current liabilities	$36,177	$32,536

Total noncurrent liabilities	$13,034	$10,946

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
CONDENSED STATEMENT OF OPERATIONS:
Sales	$35,645	$5,214
Costs of goods sold	(35,048)	(6,165)
Operating and other expenses	(4,209)	(1,402)

Net loss	$(3,612)	$(2,353)

NOTE 8 — BORROWINGS

During February 2008 the Company obtained a revolving line of credit with an aggregate borrowing capacity of $28,000. The amount of availability under the line is capped based on qualifying accounts receivable and inventory of the Company, which also serve as collateral for the borrowings. Interest is accrued based on either the prime rate or LIBOR plus applicable spread as determined at the election of the Company at the time of borrowing (effective rate ranging from 3.46% to 4.89% at December 31, 2008). As of December 31, 2008 there was $1,292 outstanding under the line-of-credit. The line-of-credit expired on February 14, 2009 and was repaid in full.

In May 2008, the company financed construction payables outstanding with a related party by issuing two short term notes payable totaling $4,171. Each note bears interest at a fixed rate of 6.25%. The Company paid off one of the short term notes in August in the amount of $2,330. The remaining note payable with a principal balance of $1,841 as of December 31, 2008 is due May 19, 2010.

Additionally, notes payable include construction loans obtained in conjunction with the purchase of a biodiesel production facility located in Danville, Illinois (“Term Loan”). Amounts outstanding as of December 31, 2008 of $24,650 require interest to be accrued based on 30 day LIBOR plus 275 basis points through June 30, 2009, and thereafter at 30 day LIBOR plus a spread as determined based on Blackhawk’s EBITDA (effective rate at March 31, 2009 of 3.25% and at December 31, 2008 of 4.65%). Monthly principal payments of $205 plus applicable interest are required beginning April 2009 with the remaining principal and interest due at maturity on November 3, 2011.

Blackhawk has also obtained a revolving line-of-credit with an aggregate borrowing capacity of $5,000 expiring on May 9, 2009. The revolving line of credit accrues interest at the prime rate plus 25 basis points or the

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

30 day LIBOR plus 300 basis points as determined at the election of Blackhawk at the time of borrowing. As of March 31, 2009 and December 31, 2008 there were $880 and $0 borrowings outstanding under the line-of-credit. Blackhawk is currently in negotiations the third party lender to extend the revolving line of credit to December 31, 2009. In addition, the third party lender has proposed an interest rate change to the 30-day LIBOR plus 375 basis points. The proposed terms have not yet been approved final by Blackhawk nor the third party lender. The notes are secured by a mortgage and are subject to financial and other reporting covenants. Blackhawk must meet certain debt covenants per the terms of the agreement with the bank; however these covenants are not applicable to Blackhawk until the period end June 30, 2009.

NOTE 9 — STOCK-BASED COMPENSATION

Renewable Energy Group:

On July 31, 2006, the Board approved the Renewable Energy Group, Inc. 2006 Stock Incentive Plan (Plan). The Plan provides for 2,500,000 shares of common stock to be available for option grants. Option grants are awarded at the discretion of the Board. Options expire ten years from the date of the grant. There are no performance conditions associated with the options.

The common stock options are generally protected from anti-dilution via adjustments for any stock dividends, stock split, combination, or other recapitalization.

The following table summarizes information about common stock options granted, exercised, forfeited, vested, and exercisable for the three months ended March 31, 2009:

	Amount of Options	Average Exercise Price
Options outstanding — December 31, 2008	2,284,552	$9.55
Forfeited	(500)	$9.50

Options outstanding — March 31, 2009	2,284,052	$9.56

Options exercisable — March 31, 2009	1,998,683	$9.54

Subject to the terms of the stock incentive plan agreement, in the event of a change of control of the Company, the options become fully exercisable. The Company, at its discretion, may cancel the option in exchange for a payment per share in cash in an amount equal to the excess, if any, of the change of control price per share over the exercise price of the option. The Company intends to issue new shares upon stock option exercises.

Blackhawk:

Blackhawk has an equity-based compensation plan which provides for the issuance of options to purchase an aggregate of 650,000 units of Blackhawk to members of the board of managers, for the purpose of providing services to facilitate the construction and planned future operations of the plant. Options to purchase the entire 650,000 units were issued on June 30, 2006. The options are exercisable at a purchase price of $1.00 per unit at any time from and after the date on which the plant commences operations (vesting date) and will continue for a period of one year following such date, after which all such rights shall terminate. During December 2008, the Plant commenced operations and at that time the unit options were fully vested.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

On May 9, 2008, Blackhawk issued an option for the purchase of an additional 100,000 units to an outside consultant for services related to the project. This option is exercisable at a purchase price of $2.00 per unit at any time from and after the date on which the plant commences operations and will continue for a period of seven years following such date, after which all such rights shall terminate.

NOTE 10 — RELATED PARTY TRANSACTIONS

Summary of Related Party Transactions

	Three Months Ended March 31, 2008		Three Months Ended March 31, 2009
Revenues — Biodiesel sales	$4,805	(e)	$2,374	(e)
Revenues — Services	$703	(b)	$102	(b)
Cost of goods sold — Biodiesel	$9,330	(c)	$4,325	(c)
Cost of goods sold — Services	$1,091	(a)	$—	(a)
Selling, general, and administrative expenses	$567	(d)	$373	(d)
Other income	$—		$202	(f)
Purchase of property, plant, and equipment	$6,770	(g)	$3,956	(g)
(a) Transactions with Todd & Sargent, Inc.
(b) Represents transactions with network plants
(c) Represents transactions with related parties as follows:

West Central Cooperative	$9,211		$4,188
E D & F Man	119		137

	$9,330		$4,325

(d) Represents transactions with related parties as follows:

West Central Cooperative	$366		$185
Bell, LLC	172		172
Todd & Sargent, Inc.	29		10
E D & F Man	—		6

	$567		$373

(e) Represents transactions with related parties as follows:

E D & F Man	$4,805		$2,369
Network Plants	—		5

	$4,805		$2,374

(f) Represents transactions with ED&F Man
(g) Represents transactions with related parties as follows:

West Central Cooperative	$312		$—
Todd & Sargent, Inc.	6,458		3,956

	$6,770		$3,956

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

Summary of Related Party Balances

	As of December 31, 2008		As of March 31, 2009
Accounts receivable	$2,269	(b)	$1,559	(b)
Accounts payable	$3,757	(a)	$2,731	(a)
(a) Represents balances with related parties as follows:

West Central Cooperative	$641		$2,034
Todd & Sargent, Inc.	2,421		301
E D & F Man	—		287
Network Plants	695		109

	$3,757		$2,731

(b) Represents balances with related parties as follows:

West Central Cooperative	$—		$100
Network Plants	973		435
REG, LLC	983		983
E D & F Man	313		41

	$2,269		$1,559

West Central Cooperative

The Company purchased once-refined soy oil from West Central. Purchases from West Central were $9,211 and $4,188 for the three months ended March 31, 2008 and 2009, respectively.

West Central leases the land under the Company’s production facility to the Company at an annual cost of one dollar. The Company is responsible for the property taxes, insurance, utilities and repairs for the facility relating to this lease. The lease has an initial term of twenty years and the Company has options to renew the lease for an additional thirty years.

At the time of the signing of the contribution agreement, the Company executed an asset use agreement with West Central to provide the use of certain assets, such as office space, maintenance equipment and utilities. The agreement requires the Company to pay West Central its proportionate share of certain costs incurred by West Central. This agreement has the same term as the land lease. Selling, general and administrative expenses included in the statement of operations related to this agreement totaled $10 and $10 for the three months ended March 31, 2008 and 2009, respectively.

At the time of the signing of the contribution agreement, the Company entered into a contract for services with West Central, to provide certain corporate and administrative services such as human resources, information technology, and accounting. The agreement requires the Company to pay West Central the proportionate share of the costs associated with the provision of services, plus a 15% margin. The agreement has a one-year term and is cancellable thereafter upon six months notice by either party. Selling, general, and administrative expenses included in the statement of operations related to this agreement totaled $356 and $175 for the three months ended March 31, 2008 and 2009, respectively.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

The Company also acquired $312 and $0 of property, plant and equipment from West Central during the three months ended March 31, 2008 and 2009, respectively.

Accounts payable includes net balances due to West Central of $641 and $2,034 at December 31, 2008 and March 31, 2009, respectively. Accounts receivable includes net balances due from West Central of $0 and $100 at December 31, 2008 and March 31, 2009, respectively.

Todd & Sargent, Inc.

Todd & Sargent, Inc. (T&S), an affiliate of a shareholder of REG, LLC, or affiliates of T&S serve as the primary subcontractors of the biodiesel facilities engineered and constructed by the Company. T&S also provided certain accounting and administrative functions for construction related activities. T&S-related cost of goods sold-services were $1,091 and $0 for the three months ended March 31, 2008 and 2009, respectively. Selling, general, and administrative expenses relating to T&S were $29 and $10 during the three months ended March 31, 2008 and 2009, respectively. Additions to property, plant and equipment included $6,458 and $3,956 of billings from T&S during the three months ended March 31, 2008 and 2009, respectively. The Company had accounts payable due to T&S (or affiliates of T&S) of $2,421 and $301 at December 31, 2008 and March 31, 2009, respectively.

Network Plants

The Company receives certain fees for the marketing and sale of product produced by and for the management of the Network Plants’ operations, in which the Company has also invested. As an additional incentive to the Company and additional compensation for the marketing, sales and management services being rendered, the Network Plants pay a bonus to the Company on an annual basis equal to a percentage of the net income of the Network Plant, as defined by the management agreement. Total related party management service revenues recognized by the Company related to investees were $703 and $102 for the three months ended March 31, 2008 and 2009, respectively. Additionally, revenues from raw material sales totaled $0 and $5 for the three months ended March 31, 2008 and 2009. The Company had accounts receivable due from the Network Plants of $973 and $435 at December 31, 2008 and March 31, 2009, respectively. The Company had accounts payable due to the Network Plants of $695 and $109 at December 31, 2008 and March 31, 2009, respectively.

E D & F Man Holdings Ltd.

At the time of the initial closing of its preferred stock investment, the Company entered into a glycerin marketing agreement and various terminal lease agreements with one of E D & F’s wholly owned subsidiaries, Westway Feed Products, Inc. (“Westway”). Under the glycerin marketing agreement, Westway has an exclusive right to market the glycerin produced at each of the Company’s owned and managed facilities. For the three months ended March 31, 2008 and 2009, fees of $0 and $6, respectively, were paid according to the agreement. This contract has a term of five years and automatically renews in one-year periods thereafter unless terminated by either party. The Company also has entered into a master terminal lease agreement and several leases for terminals with another wholly-owned subsidiary of E D & F, Westway Terminal Company, Inc. These leases have terms ranging from one month to four years. The Company leased two terminals for aggregate fees of $119 and $137 during the three months ended March 31, 2008 and 2009, respectively. Additionally, the Company received $0 and $202 in terminal lease revenue from Westway during the three months ended March 31, 2008 and 2009, respectively, related to its terminal facility located in Stockton, California. The Company also entered into a tolling agreement with E D & F for biodiesel to be produced out of the Company’s Houston plant.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

Revenues on biodiesel from this toll agreement and from other biodiesel sales were $0 and $1,017 for the three months ended March 31, 2008 and 2009, respectively. Additionally, revenues from raw material sales totaled $4,805 and $1,352 for the three months ended March 31, 2008 and 2009, respectively. The Company had accounts receivable due from E D & F Man of $313 and $41 as of December 31, 2008 and March 31, 2009, respectively. The Company had accounts payable due to E D & F Man of $0 and $287 as of December 31, 2008 and March 31, 2009, respectively.

REG, LLC

As of December 31, 2008 and March 31, 2009, REG, LLC had not transferred certain assets acquired to the Company. The Company had accounts receivable due from REG, LLC of $983 at December 31, 2008 and March 31, 2009.

416 S. Bell, LLC

The Company rents a building for administrative uses under an operating lease from 416 S. Bell, LLC. Rent payments made under this lease totaled $172 for the three months ended March 31, 2008 and 2009.

NOTE 11 — DERIVATIVE INSTRUMENTS

From time to time the Company enters into derivative transactions to hedge its exposures to interest rate and commodity price fluctuations. The Company does not enter into derivative transactions for trading purposes.

As of March 31, 2009, the Company has entered into heating oil and soy oil derivative instruments and an interest rate swap agreement. The Company was engaged in heating oil and soy oil commodity-based derivatives in order to protect gross profit margins from potentially adverse effects of price volatility on biodiesel sales where the prices are set at a future date. As of March 31, 2009 the Company had 125 open commodity contracts. The Company manages interest rate risk associated with the Blackhawk variable interest rate construction loan using a fixed rate interest rate swap. The interest rate swap agreement has an outstanding notional of $24,650 as of March 31, 2009.

SFAS No. 133 requires all derivative financial instruments to be recorded on the balance sheet at fair value. All of the Company’s derivatives are not designated as hedges and are utilized to manage cash flow. The change in fair value of the derivative instruments are recorded through earnings in the period of change.

Blackhawk’s interest rate swap contains a credit support arrangement that is directly linked to the construction loan with the same counterparty. Therefore, the interest rate swap counterparty would have access to the debt service fund or other collateral posted by Blackhawk as a result of any failure to perform under the interest rate swap agreement. As of March 31, 2009, the Company has posted $2,565 of collateral associated with its commodity- based derivatives with a net liability position of $252.

The Company’s preferred stock embedded conversion feature is further discussed in Note 2.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

The following tables provide details regarding the Company’s derivative financial instruments at March 31, 2009:

	As of March 31, 2009
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swap		$—	Unrealized loss on interest rate swap	$1,427

Commodity derivatives	Prepaid expenses and other assets	46	Prepaid expenses and other assets	283

Commodity derivatives	Accrued expenses and other liabilities	—	Accrued expenses and other liabilities	15

Total Derivatives		$46		$1,725

	Three Months Ended March 31, 2009
	Location of Gain (Loss) Recognized in income	Amount of Gain (Loss) Recognized in Income on Derivatives
Interest rate swap	Change in fair value of interest rate swap	$(13)
Commodities derivatives	Cost of goods sold — Biodiesel	473

Total		$460

NOTE 12 — FAIR VALUE MEASUREMENT

SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair market value measurements. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

In addition, SFAS 157 requires disclosures about the use of fair value to measure assets and liabilities to enable the assessment of inputs used to develop fair value measures, and for unobservable inputs, to determine the effects of the measurements on earnings.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

A summary of liabilities measured at fair value as of March 31, 2009 is as follows:

	Total	Level 1	Level 2	Level 3
Preferred stock embedded derivatives	$(966)	$—	$—	$(966)
Interest rate swap	(1,427)	—	(1,427)	—
Commodity derivatives	(252)	(227)	(25)	—

	$(2,645)	$(227)	$(1,452)	$(966)

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended March 31, 2009.

Preferred Stock Embedded Derivatives
Beginning balance — January 1, 2009	$(1,765)
Total unrealized gains	799
Purchases, issuance, and settlements, net	—

Ending balance — March 31, 2009	$(966)

The company used the following methods and assumptions to estimate fair value of its financial instruments:

Valuation of preferred stock embedded conversion feature derivatives: The estimated fair value of the derivative instruments embedded in the Company’s outstanding preferred stock is determined using the option pricing method to allocate the fair value of the underlying stock to the various components comprising the security, including the embedded derivative. The allocation was performed based on each class of preferred stock’s liquidation preference and relative seniority. Derivative liabilities are adjusted to reflect fair value at each period end. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

Interest rate swap: The fair value of the interest swap was determined based on a discounted cash flow approach using market observable swap curves.

Commodity derivatives: The fair value of commodity derivative instruments is recorded in prepaid expenses and other current assets at December 31, 2008 and March 31, 2009. The instruments held by the Company consist primarily of futures contracts, swap agreements, purchased put options, and written call options. The fair value of contracts based on quoted prices of identical assets in an active exchange-traded market are reflected in Level 1. Contracts whose fair value are determined based on quoted prices of similar contracts in over-the-counter markets are reflected in Level 2.

NOTE 13 — OPERATING SEGMENTS

The Company reports its operating segments based on services provided to customers, which includes Biodiesel, Services, and Corporate and Other activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company has chosen to differentiate the operating segments based on the products and services each segment offers.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

The Biodiesel segment processes soy oil and other feedstocks, and methanol into methyl ester/biodiesel. The Biodiesel segment also includes the Company’s purchases and resales of biodiesel produced by third parties. Revenue is derived from the sale of the processed biodiesel, related bypoducts and renewable energy government incentive payments. The Services segment offers services for managing the construction of biodiesel production facilities and managing ongoing operations of third party plants and collects fees related to the services provided. The Company does not allocate to the business segments items that are of a non-operating nature or corporate expenses. Intersegment revenues are reported by the Services segment which manages the construction of facilities included in the Biodiesel segment. The revenues are recorded by the Services segment at cost. Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy, and other administrative costs including management service expenses.

The following table represents the significant items by operating segment for the results of operations for the three months ended March 31, 2008 and March 31, 2009 and as of December 31, 2008 and March 31, 2009.

	March 31, 2008	March 31, 2009
Net sales:
Biodiesel	$18,589	$18,016
Services	17,465	2,847
Intersegment revenues	(14,625)	(1,899)

	$21,429	$18,964

Loss before income taxes and loss from equity investments:
Biodiesel	$1,295	$(2,431)
Services	768	415
Corporate and other (a)	(4,952)	(3,103)

	$(2,889)	$(5,119)

Depreciation and amortization expense:
Biodiesel	$442	$1,273
Services (b)	—	—

	$442	$1,273

Purchases of property, plant, and equipment:
Biodiesel	$14,836	$5,289

	December 31, 2008	March 31, 2009
Assets:
Biodiesel	$153,675	$148,805
Services (b)	18,755	18,484
Corporate and other (c)	79,554	75,303

	$251,984	$242,592

(a)	Corporate and other includes income/(expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense, and interest income, all reflected on an accrual basis of accounting.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

(b)	All of the Company’s goodwill is assigned to the Services segment.
(c)	Corporate and other includes cash and other assets not associated with the business segments, including investments.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

The Company is involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of any such proceedings will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

NOTE 15 — SUBSEQUENT EVENTS

During April 2009, as payment for administrative services, the Company issued 30,353 shares of Series B Preferred Stock to West Central Cooperative.

On May 8, 2009 the Company entered into a series of agreements with one of its shareholders, Bunge North America, Inc. (“Bunge”), whereby Bunge would purchase raw material inputs for later resale to the Company and use in producing biodiesel. Additionally, the agreements provide for Bunge to purchase biodiesel produced by the Company for resale to the Company’s customers. These agreements provide financing for the Company’s raw material and finished goods inventory not to exceed aggregate amounts outstanding of $10,000. In exchange for this financing Bunge will receive fees equal to the greater of 30 day LIBOR plus 7.5% or 10% as determined based on the amount of inventory financed plus a monthly service fee of $40 and incentive fees not to exceed $1,500 per annum.

During May 2009, the Company received 147,982 of membership units of Blackhawk for payment in lieu of cash for accrued interest associated with the subordinated convertible note.

May 11, 2009, the Company announced it has entered into agreements to consolidate with three commercial-scale biodiesel plants. Western Iowa Energy, LLC, which operates a 30 mmgy facility in Wall Lake, Iowa; Central Iowa Energy, LLC, which operates a 30 mmgy facility Newton, Iowa; and Blackhawk Biofuels, LLC, which operates a 45 mmgy facility in Danville, Ill., are involved in the transaction.

The facilities represent an additional 105 million gallons per year of wholly-owned production capacity.

Ownership of the operations of all four companies will be consolidated in a new holding company to be named Renewable Energy Group, Inc. The consolidated company will be owned by the current members of the three acquired companies and current Renewable Energy Group, Inc. investors. The transaction is subject to approvals by the shareholders of all four companies and to other conditions, including customary regulatory approvals.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Unaudited (Continued)

For The Three Months Ended March 31, 2008 and 2009

(In Thousands, Except Share and Per Share Amounts)

The following is the aggregate number of shares that the entities will receive, subject to rounding for fractional shares.

	Common Shares	Preferred Shares
Renewable Energy Group, Inc.	19,305,117	12,464,357
Western Iowa Energy, LLC	6,963,337	259,012
Central Iowa Energy, LLC	4,248,840	158,041
Blackhawk Biofuels, LLC	6,753,088	133,377

In July 2009, the Company sold its Stockton facility for $3.0 million in cash.

* * * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Renewable Energy Group, Inc.

Ames, Iowa

We have audited the accompanying consolidated balance sheets of Renewable Energy Group, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of operations, redeemable preferred stock and members’ net investment and advances and stockholders’ equity, and of cash flows for each of the three years in the period ended December 31, 2008. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Renewable Energy Group, Inc. and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 on January 1, 2009. The presentation and disclosure requirements have been applied retrospectively for all periods presented.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

May 15, 2009

(August 7, 2009 as to Note 2)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As Of December 2007 and 2008

(In Thousands, Except Share Amounts)

	2007	2008
ASSETS
Current Assets:
Cash and cash equivalents	$18,965	$15,311
Restricted cash	—	6,845
Accounts receivable, net (includes amounts owed by related parties of $2,670 and $2,269 as of December 31, 2007 and 2008, respectively)	18,384	7,059
Costs and estimated earnings on uncompleted contracts in excess of billings	102	62
Inventories	13,957	11,795
Deferred income taxes	1,391	841
Prepaid expenses and other assets	9,217	8,179

Total current assets	62,016	50,092

Property, plant and equipment, net	65,152	126,132
Goodwill	16,080	16,080
Intangible assets, net	7,025	7,435
Deferred income taxes	2,725	38,926
Investments	10,803	6,807
Other assets	5,905	6,512

Total Assets	$169,706	$251,984

LIABILITIES AND EQUITY
Current Liabilities:
Revolving line of credit	$—	$1,292
Current maturities of notes payable	787	4,020
Accounts payable (includes amounts owed to related parties of $12,525 and $3,757 as of December 31, 2007 and 2008, respectively)	21,841	14,178
Accrued expenses and other liabilities	2,094	4,445
Billings in excess of costs and estimated earnings on uncompleted contracts	1,137	173

Total current liabilities	25,859	24,108

Unrealized loss on interest rate swap	—	1,413
Liability for unrecognized tax benefits	—	1,500
Unfavorable lease obligation	—	11,412
Preferred stock embedded conversion feature derivatives	3,581	1,765
Notes payable	2,843	25,161

Total liabilities	32,283	65,359

Commitments and Contingencies (Note 21)
Redeemable preferred stock ($.00001 par value; 30,000,000 shares authorized; 8,578,945 and 12,434,004 shares outstanding at December 31, 2007 and 2008, respectively)	39,273	73,481

Equity:
Company stockholders’ equity:
Common stock ($.00001 par value; 70,000,000 shares authorized; 13,334,874 and 19,305,117 shares outstanding at December 31, 2007 and 2008, respectively)	1	2
Common stock — additional paid-in-capital	62,629	71,220
Warrants — additional paid-in-capital	4,556	4,619
Retained earnings	30,157	17,066

Total stockholders’ equity	97,343	92,907
Noncontrolling interests	807	20,237

Total equity	98,150	113,144

Total Liabilities and Equity	$169,706	$251,984

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended December 31, 2006, 2007, and 2008

(In Thousands)

	2006	2007	2008
Revenues:
Biodiesel sales	$93,649	$129,799	$58,786
Biodiesel sales — related parties	—	—	10,723
Biodiesel government incentives	8,915	9,970	6,564
Other	—	763	—

	102,564	140,532	76,073

Services	69,913	89,794	4,143
Services — related parties	5,552	4,224	5,236

	178,029	234,550	85,452

Costs of Goods Sold:
Biodiesel	70,165	112,778	39,387
Biodiesel — related parties	22,258	28,970	39,349
Services	807	8,064	3,148
Services — related parties	69,944	63,194	1,322

	163,174	213,006	83,206

Gross Profit	14,855	21,544	2,246

Selling, General, and Administrative Expenses (includes related party amounts of $1,243, $2,590 and $2,140 for the years ended December 31, 2006, 2007, and 2008, respectively)	11,688	27,667	24,048

Impairment of Long Lived Assets	—	1,786	160

Income (Loss) From Operations	3,167	(7,909)	(21,962)

Other Income (Expense), Net:
Change in fair value of preferred stock conversion feature embedded derivative	(624)	35,102	2,118
Change in fair value of interest rate swap	—	—	(1,413)
Interest expense	(442)	(211)	(1,902)
Interest income	689	1,732	279
Impairment of investments	—	—	(1,400)

	(377)	36,623	(2,318)

Income (Loss) Before Income Taxes and Income (Loss) From Equity Investments	2,790	28,714	(24,280)
Income Tax Benefit	745	3,198	9,414
Income (Loss) From Equity Investments	493	113	(1,013)

Net Income (Loss)	4,028	32,025	(15,879)

Less — Net (Income) Loss Attributable to Noncontrolling Interests	—	(141)	2,788

Net Income (Loss) Attributable to The Company	$4,028	$31,884	$(13,091)

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND

MEMBERS’ NET INVESTMENT AND ADVANCES AND EQUITY

For The Years Ended December 31, 2006, 2007, And 2008

(In Thousands, Except Share Amounts)

			Company Stockholders’ Equity
	Redeemable Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Common Stock — Additional Paid-in Capital	Members’ Net Investment and Advances	Warrants — Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Noncontolling Interest	Total
Balance — January 1, 2006	—	—	—	$—	$—	$13,768	$—	$—	$—	$13,768
Distributions to members, net	—	—	—	—	—	(9,267)	—	—	—	(9,267)
Member contribution of investment in SoyMor LLC	—	—	—	—	—	1,261	—	—	—	1,261
Net income prior to reorganization on July 31, 2006	—	—	—	—	—	5,755	—	—	—	5,755

Members’s net investment and advances prior to reorganization on July 31, 2006	—	—	—	—	—	11,517	—	—	—	11,517
Distribution of certain assets and liabilities to members on July 31, 2006, net	—	—	—	—	—	(3,625)	—	—	—	(3,625)
Contribution of certain assets and liabilities to Renewable Energy Group, Inc. in exchange for common stock, net	—	—	8,481,747	1	7,891	(7,892)	—	—	—	—
Issuance of preferred stock, net of $2,548 of issuance costs and $30,426 for embedded derivatives	6,052,632	24,526	—	—	—	—	—	—	—	—
Issuance of common stock, net of $886 of issuance costs	—	—	2,105,263	—	19,114	—	—	—	—	19,114
Common stock issued to acquire certain assets and liabilities of Renewable Energy Group, LLC	—	—	2,036,506	—	19,347	—	—	—	—	19,347
Issuance of warrants	—	(3,592)	—	—	(253)	—	3,845	—	—	3,592
Stock compensation expense	—	—	8,248	—	5,675	—	—	—	—	5,675
Exercise of stock options	—	—	1,354	—	12	—	—	—	—	12
Net loss from August 1, 2006 to December 31, 2006	—	—	—	—	—	—	—	(1,727)	—	(1,727)

Balance — December 31, 2006	6,052,632	20,934	12,633,118	1	51,786	—	3,845	(1,727)	—	53,905
Issuance of common stock, net of $67 of issuance costs	—	—	701,756	—	7,025	—	—	—	—	7,025
Issuance of preferred stock, net of $315 of issuance costs and $7,633 for embedded derivatives	2,526,313	19,050	—	—	—	—	—	—	—	—
Issuance of warrants	—	(711)	—	—	—	—	711	—	—	711
Contributions	—	—	—	—	—	—	—	—	666	666
Stock compensation expense	—	—	—	—	3,818	—	—	—	—	3,818
Net income	—	—	—	—	—	—	—	31,884	141	32,025

Balance — December 31, 2007	8,578,945	39,273	13,334,874	1	62,629	—	4,556	30,157	807	98,150
Issuance of common stock, net of $234 of issuance costs	—	—	5,970,243	1	5,080	—	—	—	—	5,081
Issuance of preferred stock, net of $246 of issuance costs and $302 for embedded derivatives	3,855,059	34,208	—	—	—		—	—	—	—
Issuance of warrants	—	—	—	—	(63)	—	63	—	—	—
Contributions	—	—	—	—	—	—	—	—	22,820	22,820
Removal of noncontrolling interest as a result of deconsolidation	—	—	—	—	—	—	—	—	(602)	(602)
Stock compensation expense	—	—	—	—	3,574	—	—	—	—	3,574
Net loss	—	—	—	—	—	—	—	(13,091)	(2,788)	(15,879)

Balance — December 31, 2008	12,434,004	$73,481	19,305,117	$2	$71,220	$—	$4,619	$17,066	$20,237	$113,144

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2006, 2007, and 2008

(In Thousands)

	2006	2007	2008
Cash Flows from Operating Activities:
Net income (loss)	$4,028	$32,025	$(15,879)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation expense	802	1,080	1,798
Amortization of intangible assets and liabilities, net	3,682	2,346	(716)
Provision for doubtful accounts	81	2,012	740
Gain on sale of property, plant and equipment	—	—	(127)
Stock compensation expense	5,675	3,818	3,574
(Income) loss from equity method investees	(493)	(113)	1,013
Impairment of investments	—	—	1,400
Deferred tax benefit	(2,931)	(4,258)	(8,268)
Impairment of long-lived assets	—	1,786	160
Change in fair value of preferred stock conversion feature embedded derivatives	624	(35,102)	(2,118)
Distributions received from equity method investees	—	421	363
Expenses settled with stock issuance	—	—	867
Changes in asset and liabilities, net of effects from mergers and acquisitions:
Accounts receivable, net	(28,869)	9,831	10,585
Inventories	(14,563)	2,291	2,162
Prepaid expenses and other assets	(4,052)	(8,391)	362
Accounts payable	30,313	(9,010)	(1,346)
Accrued expenses and other liabilities	(479)	(688)	2,718
Billings in excess of costs and estimated earnings on uncompleted contracts	824	(4,969)	(924)

Net cash flows from operating activities	(5,358)	(6,921)	(3,636)

Cash Flows from Investing Activities:
Cash paid for purchase of property, plant and equipment	(5,085)	(50,398)	(67,235)
Change in restricted cash	—	—	15,904
Cash paid for investments	—	(2,500)	—
Proceeds from sale of property, plant and equipment	—	—	1,315
Return of investment in Bell, LLC	—	—	4,223
Cash provided through Blackhawk transaction	—	—	2,225
Cash provided through USBG acquisition	—	—	16,895
Cash received from (paid into) escrow for purchase of investments	(1,000)	—	500

Net cash flows from investing activities	(6,085)	(52,898)	(26,173)

(continued)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2006, 2007, and 2008

(In Thousands)

	2006	2007	2008
Cash Flows from Financing Activities:
Borrowings on line of credit, net	—	—	1,292
Net members’ investment and distributions	(9,514)	—	—
Cash received for issuance of common stock	20,000	—	—
Cash received for issuance of preferred stock	57,500	26,998	—
Cash paid for issuance costs of common and preferred stock	(3,357)	(382)	(480)
Cash received for issuance of notes payable	—	—	28,821
Cash paid on notes payable	(330)	(638)	(3,270)
Cash received from Bell, LLC minority partner	—	666	—
Cash received upon exercise of stock options	12	—	—
Cash paid for debt issuance costs	(77)	(1,558)	(208)
Other financing activities, net	(314)	—	—

Net cash flows from financing activities	63,920	25,086	26,155

Net Change in Cash and Cash Equivalents	52,477	(34,733)	(3,654)
Cash and Cash Equivalents, Beginning of Year	1,221	53,698	18,965

Cash and Cash Equivalents, End of year	$53,698	$18,965	$15,311

Supplemental Disclosures of Cash Flows Information:
Cash paid (received) for income taxes		$6,831	$(2,535)

Cash paid for interest	$439	$213	$2,582

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Distribution of certain non-cash assets and liabilities to members on date of reorganization:
Accounts receivable	$7,629
Inventories	5,689
Property, plant, and equipment, net	834
Other assets	68
Accounts payable	(11,138)
Accrued expenses	(518)

Net non-cash distribution	$2,564

(continued)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2006, 2007, and 2008

(In Thousands)

	2006	2007	2008
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Amounts included in year-end accounts payable for:
Purchases of property, plant, and equipment	$2,453	$6,634	$1,020

Capitalized costs included in other assets	$472	$189

Capitalized costs included in additional paid-in-capital	$77

Reduction of accounts receivable in consideration for increased investment in Network Plants	$500	$3,500

Equity method investment received from REG, LLC	$1,261

Fair value of common stock warrants issued	$3,845	$711	$63

Liabilities accrued for firm investment commitments	$3,500	$2,000

Intangible assets received in exchange for common stock		$7,025

Distributions receivable from equity method investee		$63

Issuance of short-term note payable for property, plant and equipment, net		$918

Reduction of accounts payable in exchange for assets			$773

Removal of equity method investee as a result of consolidation			$2,000

Assets (liabilities) acquired through the issuance of stock:
Restricted cash			$22,749
Prepaid expenses and other assets			61
Property, plant, and equipment			9,420
Intangible assets			410
Other assets			67
Deferred tax assets			27,383
Accounts payable			(134)
Accrued expenses and other liabilities			(2,925)
Unfavorable lease obligation			(12,128)
Noncontrolling interest			(24,820)

			$20,083

(concluded)

See notes to consolidated financial statements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 1 — ORGANIZATION, PRESENTATION, AND NATURE OF THE BUSINESS

On July 31, 2006, pursuant to a series of contribution agreements, West Central Cooperative (West Central) contributed its biodiesel division (Division) and InterWest, L.C. (InterWest) to Renewable Energy Group, Inc. (the Company) in exchange for shares of common stock of the Company, a newly formed entity. The Division, which was not a separate legal entity, operated within West Central. The Division primarily included biodiesel sales, biodiesel marketing, commodity risk management, and third party production facility management activities. InterWest was an Iowa limited liability company substantially wholly-owned by West Central. InterWest processed crude soy oil and methanol into methyl ester/biodiesel and related by-products.

Contemporaneously with the transactions noted above, the Company also acquired certain assets and assumed certain liabilities of REG, LLC (REG, LLC) (formerly known as Renewable Energy Group, LLC) for 2,036,506 shares of stock in the Company at a value of $9.50 per share. Prior to acquiring the assets and liabilities from REG, LLC, West Central owned 50% of the outstanding units of REG, LLC. The Division and REG, LLC assisted potential customers in determining the investment required, location and other technical factors of building a biodiesel production facility and REG, LLC served as the general contractor as the facility was engineered and constructed.

West Central maintained a greater than 50% control of the Company subsequent to the transactions noted above. Therefore, the Company accounted for the contribution of the Division and InterWest similar to a pooling of interests in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

The acquisition of REG, LLC was accounted for as a purchase by the Company in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the acquired assets and liabilities of REG, LLC were recorded at their fair value as of the acquisition date. The results of operations of REG, LLC are included with the Company’s from the date of acquisition. REG, LLC was not reflected as a consolidated entity prior to its acquisition as West Central did not have a greater than 50% ownership interest in REG, LLC prior to its acquisition.

Prior to July 31, 2006, the financial statements reflect the consolidation of the Division and InterWest. All intercompany accounts and transactions have been eliminated in consolidation. Subsequent to July 31, 2006, the consolidated financial statements reflect the operations of the Company.

Nature of Business

As of December 31, 2008, the Company owns biodiesel production facilities with 47 million gallons per year (mmgy) of production capacity. Additionally, the Company has commenced construction of a 60 mmgy production capacity facility near Destrehan, Louisiana and a 60 mmgy production capacity facility in Emporia, Kansas. The Company manages six other biodiesel production facilities owned primarily by independent investment groups with an aggregate of 210 mmgy capacity (hereafter referred to as “Network Plants”). For each of these facilities, the Company has entered into a Management and Operational Services Agreement (MOSA). Under the MOSA, the Company is responsible for procuring the necessary feedstock and other inputs for the facility, and marketing and selling the finished biodiesel product under the Company’s brand. In addition to the biodiesel produced at the Company’s owned and managed plants, the Company also purchases and sells biodiesel produced at an independent production facility.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

Additionally, on May 9, 2008, the Company was party to a transaction whereby Blackhawk Biofuels, LLC (“Blackhawk”) acquired assets and liabilities related to a 45 mmgy biodiesel production facility under construction in exchange for cash and common stock of the Company. The transactions and accounts of Blackhawk have been consolidated by the Company under FIN 46(R) as the Company was deemed to be the primary beneficiary. Blackhawk’s operations consist entirely of the aforementioned biodiesel plant that was in its development stage throughout 2008, beginning operations in January 2009. Refer to Note 4 for more information on the Blackhawk transaction.

The biodiesel industry and the Company’s business may depend on continuation of certain federal subsidies and regulatory support. Current incentives to the biodiesel industry may not continue beyond their scheduled expiration date of December 31, 2009 or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of biodiesel. Revenues include amounts related to federal subsidies and regulatory support totaling $8,915, $9,970 and $6,564 for the years ended December 31, 2006, 2007, and 2008, respectively.

Demand and the corresponding prices for biodiesel products can vary significantly over time and decreases in price levels could adversely affect the Company’s profitability and viability. The price for biodiesel correlates with the price for petroleum-based diesel fuel and other energy commodities. Any lowering of diesel prices may also lead to lower sales prices for biodiesel and adversely affect the Company’s operating results.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The accompanying Consolidated Financial Statements include the accounts of Renewable Energy Group, Inc. consolidated with the accounts of all of its subsidiaries and affiliates in which the Company holds a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. Other factors considered in determining whether a controlling financial interest is held include whether the Company possesses the authority to purchase or sell assets or make other operating decisions that significantly affect the entity’s results of operations and whether the Company bears a majority of the financial risks of the entity. Intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consists of money market funds and demand deposits with financial institutions. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of project funds and debt reserve funds related to the Blackhawk construction loan totaling $0 and $6,845 as of December 31, 2007 and 2008, respectively, have been restricted in accordance with the terms the loan agreement.

Accounts Receivable

Accounts receivable are carried on a gross basis, less the allowance for doubtful accounts. Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. A significant portion of the reserves as of December 31, 2007 and 2008 were established as a result of past due receivables with a single customer. Activity regarding the allowance for doubtful accounts was as follows:

Balance, January 1, 2006	$—
Amount charged to selling, general and administrative expenses	81
Charge-offs	—

Balance, December 31, 2006	81
Amount charged to selling, general and administrative expenses	2,012
Charge-offs	(138)

Balance, December 31, 2007	1,955
Amount charged to selling, general and administrative expenses	740
Charge-offs	(165)

Balance, December 31, 2008	$2,530

Inventories

Inventories consist of raw materials, work in process and finished goods and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

Derivative Instruments and Hedging Activities

The Company uses derivatives to hedge purchases of soybean oil with the objective of managing risk due to market fluctuations caused primarily by supply, weather, economic conditions, and other factors. The Company, as part of its trading activity, uses soy oil futures offered through regulated commodity exchanges to reduce risk. Additionally, the Company has entered into an interest rate swap with the objective of managing risk caused by fluctuations in interest rates associated with the Blackhawk construction loan.

The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended. SFAS No. 133 requires all derivative financial instruments to be recorded on the balance sheet at fair value. All of the Company’s derivatives are designated as non-hedge derivatives and are utilized to manage cash flow. Although the contracts may be effective economic hedges of specified risks, they are not designated as, nor accounted for, as hedging instruments. Unrealized gains and losses on futures and options contracts used to hedge soybean oil purchases or biodiesel inventory are recognized as a component of biodiesel costs of goods sold, and therefore are reflected in current results of operations. Unrealized gains and losses on the interest rate swap are recorded in other income (expense), net.

Valuation of Preferred Stock Embedded Conversion Feature Derivatives

SFAS 133 requires bifurcation of embedded derivative instruments and measurement of fair value for accounting purposes. In determining the estimated fair value of the derivative instruments embedded in the Company’s outstanding preferred stock, the Company used the option pricing method to allocate the fair value of

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

the underlying stock to the various components comprising the security, including the embedded derivative. The allocation was performed based on each class of preferred stock’s liquidation preference and relative seniority. Derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as change in fair value of preferred stock embedded derivative. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

Preferred Stock Accretion

When and if the Company determines that it is probable that the Preferred Stock will become redeemable, the Company will accrete the carrying value of the Preferred Stock either over time using the effective interest method or at the end of the reporting period to the Preferred Stock’s liquidation value, plus accrued but unpaid dividends. As of December 31, 2008, the Company has determined that it is not probable that the Preferred Stock will become redeemable; therefore, the carrying value has not been adjusted in accordance with EITF D-98: Classification and Measurement of Redeemable Securities.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost, including applicable construction-period interest, less accumulated depreciation. Maintenance and repairs are expensed as incurred. Depreciation expense is computed on a straight-line method based upon estimated useful lives of the assets. Estimated useful lives are as follows:

Automobiles and trucks	5 years
Computers and office equipment	5 years
Office furniture and fixtures	5-15 years
Leasehold improvements	10 years
Buildings and improvements	39 years

Capitalized Interest

The Company capitalizes interest incurred on debt during the construction of assets in accordance with SFAS No. 34, Capitalization of Interest Costs. As of December 31, 2008 the Company had capitalized $876 of interest primarily resulting from the construction of the Blackhawk biodiesel production facility.

Goodwill

The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is reviewed annually on July 31 by reporting unit for impairment or between annual periods when we believe impairment indicators exist. If the carrying value of the reporting unit goodwill is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the reporting unit goodwill. Fair value is determined using a discounted cash flow methodology involving a significant level of judgment in the assumptions used. Changes to the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill. There was no impairment recorded in the periods presented.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles

The Company reviews long-lived assets, including property, plant and equipment and definite-lived intangible assets, for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

of Long-Lived Assets. Asset impairment charges are recorded for long-lived assets and intangible assets subject to amortization when events and circumstances indicate that such assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying amount of the assets exceeds its fair value. Fair value is determined by management estimates using discounted cash flow calculations. Asset impairment charges of $0, $1,786, and $160 were recorded for the years ended December 31, 2006, 2007, and 2008, respectively. Such charges were primarily related to Company owned biodiesel facilities that were abandoned during construction.

Investments

In connection with the construction of biodiesel production facilities for SoyMor Biodiesel, LLC (SoyMor), Western Dubuque Biodiesel, LLC (WDB) and Western Iowa Energy, LLC (WIE) (collectively with Bell, LLC referred to as “Equity Method Investees”), the Company made an equity investment in each of these entities. Because the Company has the ability to influence the operating and financial decisions and maintains a position on the board of directors of the Equity Method Investees, the investments are accounted for using the equity method in accordance with Accounting Principal Board Opinion (APB) No. 18, The Equity Method of Accounting for Investments in Common Stock. Under the equity method, the initial investment is recorded at cost and adjusted to recognize the Company’s ratable share of earnings of the Equity Method Investees.

In connection with the construction of biodiesel production facilities for Central Iowa Energy, LLC (CIE) and East Fork Biodiesel, LLC (EFB), the Company made an equity investment. Because the Company does not have the ability to influence the operating and financial decisions and does not maintain a position on the board of directors, the investment is accounted for using the cost method in accordance with APB No. 18. Under the cost method, the initial investment is recorded at cost and assessed for impairment. During the year ended December 31, 2008 the Company recorded impairment in the amount of $1,400 on its investment in EFB that was determined to have been other-than-temporarily impaired. There was no impairment recorded during the years ended December 31, 2006 and 2007.

Other Noncurrent Assets

Other noncurrent assets includes costs related to the issuance of debt, construction assets purchased in advance and prepaid supply agreements. The debt issuance costs are amortized to interest expense over the life of the related debt agreement. The prepaid supply agreement is amortized over the term of the agreement.

In July 2007, the Company filed for an initial public offering (IPO). As of December 31, 2007, the Company concluded it had more than a short postponement in the offering. Consequently, for purposes of recognition of the IPO expenses, the Company considered the IPO aborted and expensed the $2,072 of capitalized costs during the year-ended December 31, 2007. These costs are recorded in selling, general and administrative expenses in the consolidated statements of operations. In March 2008, the Company officially postponed its IPO of common stock.

Revenue Recognition

The Company recognizes revenues from the following sources:

•	the sale of biodiesel and its co-products — both purchased and produced by the Company

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

•	fees received from federal and state incentive programs for renewable fuels

•	fees from construction and project management

•	fees received for the marketing and sales of biodiesel produced by third parties and from managing operations of third party facilities

Biodiesel sales revenues are recognized where there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable and collectibility can be reasonably assured. The sale of biodiesel is recorded upon transfer of title under standard commercial terms.

Revenues associated with the governmental incentive programs are recognized when the amount to be received is determinable and collectibility is reasonably assured.

The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

Fees for managing ongoing operations of third party plants, marketing biodiesel produced by third party plants, and from other services are recognized as services are provided. The Company also has performance based incentive agreements that are included as management service revenues. These performance incentives are recognized as revenues when the amount to be received is determinable and collectibility is reasonably assured.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The Company acts as a sales agent for certain third parties, thus the Company recognizes revenues on a net basis in accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal verses Net as an Agent.

Freight

The Company accounts for shipping and handling revenues and costs in accordance with EITF Issue 00-10, Accounting for Shipping and Handling Fees and Costs. The Company presents all amounts billed to the customer for freight as a component of biodiesel sales. Costs incurred for freight are reported as a component of costs of goods sold — biodiesel materials.

Advertising Costs

Advertising and promotional expenses are charged to earnings during the period in which they are incurred. Advertising and promotional expenses were $240, $1,179 and $798 for the years ended December 31, 2006, 2007, and 2008, respectively.

Research and Development

The Company expenses research and development costs as they are incurred. Research and development costs totaled $58, $140, and $59 for the years ended December 31, 2006, 2007, and 2008, respectively.

Non-monetary Exchanges

The Company records assets acquired and liabilities assumed through the exchange of non-monetary assets based on the fair value of the assets and liabilities acquired or the fair value of the consideration exchanged, whichever is more readily determinable.

Employee Benefits Plan

The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. The Company makes matching contributions equal to 50% of the participant’s pre-tax contribution up to a maximum of 6% of the participant’s eligible earnings. Total expense related to the Company’s defined contribution plan was approximately $34, $146, and $186 for the years ended December 31, 2006, 2007 and 2008, respectively.

Allocated Expenses

The financial statements of the Division, included in the consolidated financial statements, include certain amounts that have been allocated from West Central’s financial statements.

Prior to the contribution, West Central’s executive, finance, and other corporate departments performed certain administrative and other services for the Division. To the extent practical, these costs were discretely allocated to the Division, but in some cases an allocation methodology is used to allocate the costs to the Division. The costs not specific to the Division operations and thus allocated to the Division were either general and administrative or relate to support services provided by West Central for the benefit of the Division and have been included in operating expenses in the consolidated statements of operations. Allocations are generally based on the specific identification of costs, assets and liabilities, as well as on headcount and direct labor dollars where

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

specific attribution is not practical. Management believes these allocations are reasonable, but may not be indicative of amounts that would have been incurred had the Division been operated as a stand-alone business. It is not practicable to estimate the expenses that would have been incurred by the Division if it had been operated on a stand-alone basis.

Total selling, general and administrative expenses allocated to the Division was $1,277 for year ended December 31, 2006. Additionally, West Central allocated $241 of interest expense to the Division during the first seven months of 2006.

Stock-Based Compensation

On July 31, 2006, the Board approved the 2006 Stock Incentive Plan. Prior to that date, there had been no stock-based compensation within the Company. Eligible award recipients are employees and directors of the Company. The Company accounts for stock-based compensation in accordance with SFAS 123(R), Share-Based Payment. Compensation expense is recorded for stock options awarded to employees and non-employee directors in return for service. The expense is measured at the grant-date fair value of the award and recognized as compensation expense over the vesting period. The Company records expense based upon the graded vesting schedule of the options.

Income Taxes

The Company recognizes deferred taxes by the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

West Central is taxed on non-patronage earnings and any patronage earnings not paid or allocated to its members. West Central did not allocate income tax expense to the Division. Additionally, InterWest was organized as a limited liability company, and therefore did not record and report income tax expense in its financial results because the taxable income of InterWest flowed through to and was reportable by the members of InterWest. The consolidated financial statements do not include any allocation of income tax expense or deferred taxes for the period prior to July 31, 2006.

Blackhawk is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements of the Company aside from its pro-rata share determined based on its ownership interest.

Warrants

The Company estimates the fair value of warrants issued and records that balance in additional paid-in-capital in the consolidated balance sheet. Because the warrants relate to the common and preferred stock issued, additional paid-in-capital of common and preferred stock was decreased by a like amount. Subsequent changes in the fair value of the warrants are not recognized in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

Members’ Net Investment and Advances

West Central’s residual interest in the Division and InterWest is reflected in the consolidated statements of stockholders’ equity as members’ net investment and advances. The Division participated in West Central’s centralized cash management system and all the Division’s cash activities were managed by West Central. Net funding by West Central on behalf of the Company is reflected as part of members’ net investment and advances in the consolidated statements of redeemable preferred stock and members’ net investment and advances and stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us and on various assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). This Statement defines fair value and expands disclosures about fair value measurements. These methods will apply to other accounting standards that use fair value measurements and may change the application of certain measurements used in current practice. The Company adopted SFAS 157 for financial assets and liabilities effective the beginning of 2008. The adoption did not have a material impact on the consolidated financial statements. The effective date for non-financial assets and liabilities is 2009. The Company has currently not determined the potential effect in the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). This Statement permits entities to measure most financial instruments at fair value if desired. It may be applied on a contract by contract basis and is irrevocable once applied to those contracts. The standard may be applied at the time of adoption for existing eligible items, or at initial recognition of eligible items. After election of this option, changes in fair value are reported in earnings. The items measured at fair value must be shown separately on the balance sheet. The effective date was the beginning of 2008. The Company did not make a fair value election for any of its assets or liabilities.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (SFAS 141R) and Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). These statements change the way companies account for business combinations and noncontrolling interests (minority interests in previous accounting standards) including requiring more assets acquired and liabilities assumed to be measured at fair value, requiring liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period, requiring the acquirer in preacquisition periods to expense all acquisition-related costs and requiring noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. Both statements are to be applied prospectively and will be adopted by the Company on January 1, 2009. The Company adopted SFAS 160 on January 1, 2009. The presentation and disclosure requirements of SFAS 160 have been applied retrospectively for all periods presented.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (SFAS 161), which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing the potential impact that adoption of SFAS 161 may have on its financial statements.

NOTE 3 — PREFERRED STOCK AND STOCKHOLDERS’ EQUITY OF THE COMPANY

As of December 31, a summary of the Company’s stockholders and warrant holders is as follows:

	Number of Outstanding Shares 2007	Number of Outstanding Shares 2008
Common Stock:
West Central and affiliated entities where voting is controlled by West Central	11,927,306	11,927,306
Company directors	8,248	8,248
U.S. Biodiesel Group	—	3,989,755
Biofuels Company of America, LLC	—	1,980,488
Other	1,399,320	1,399,320

Total common stock outstanding	13,334,874	19,305,117

Preferred Stock:
Natural Gas Partners VIII, L.P.	2,559,808	2,559,808
Entities affiliated with NGP Energy Technology Partners	2,559,808	2,559,808
E D & F Man	1,770,334	1,770,334
Bunge	1,234,450	1,361,723
West Central	454,545	533,282
U.S. Biodiesel Group	—	3,649,049

Total preferred stock outstanding	8,578,945	12,434,004

Common Stock Warrants:
Natural Gas Partners VIII, L.P.	210,227	210,227
Entities affiliated with NGP Energy Technology Partners	210,227	210,227
Viant	158,535	258,535
West Central	22,727	22,727
E D & F Man	22,727	22,727
Bunge	9,090	9,090
U.S. Biodiesel Group	—	243,902

Total common stock warrants	633,533	977,435

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

Common Stock

On June 12, 2006, the Company filed its certification of incorporation with the Secretary of State of Delaware. The certificate of incorporation authorized 70,000,000 shares of common stock at a par value of $0.00001 per share.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Subject to preferences that may apply to shares of outstanding preferred stock as outlined below, the holders of outstanding shares of the Company’s common stock are entitled to receive dividends. After the payment of all preferential amounts required to the holders of preferred stock, all of the remaining assets of the Company available for distribution shall be distributed ratably among the holders of common stock.

Common Stock Issued During 2006:

On July 31, 2006, the Company issued an aggregate of 8,481,747 shares of common stock to West Central and InterWest in exchange for the contribution of the following assets and liabilities to the Company pursuant to separate contribution agreements:

Inventories	$4,000
Property, plant, & equipment, net	5,067
Investments	1,951
Other assets	2,284
Bond payable	(3,680)
Accounts payable	(595)
Accrued expenses	(324)
Deferred income tax liabilities	(811)

$7,892

On July 31, 2006, in connection with the Company’s acquisition of REG, LLC, the Company issued 2,036,506 shares of common stock.

On September 15, 2006, the Company issued 1,409,053 shares of common stock to an affiliated entity and received approximately $13,400 of cash proceeds and also issued 696,210 shares of common stock to an unaffiliated investor and received approximately $6,600 of cash proceeds.

As part of the compensation package for Board members, the Company issued 8,248 shares common stock to members of the Company’s Board of Directors (Board) during 2006. The Company recognized $78 of stock compensation expense during 2006 as a result of the issuance of these shares as these shares were immediately vested. Additionally, there were 1,354 common stock options exercised during the year-ended 2006.

Common Stock Issued During 2007:

On June 26, 2007, the Company issued 701,756 shares of common stock to Bunge North America, Inc., (Bunge), in exchange for assistance securing a lease for the site of the New Orleans, Louisiana facility and purchasing land for the site of the Emporia, Kansas facility as well as for Bunge entering into a soybean oil

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

feedstock supply agreement. The Company has determined the value of the consideration paid to be $7,025, which is reflected in stockholders’ equity and intangible assets, net on the consolidated balance sheets as of December 31, 2007 (see Note 8).

Common Stock Issued During 2008:

On May 9, 2008, the Company issued 1,980,488 shares of common stock, in conjunction with Blackhawk’s purchase of a 45 mmgy biodiesel plant in Danville Illinois (Note 4).

On June 26, 2008 and October 21, 2008, the Company issued 3,726,830 and 136,585 shares of common stock, respectively, in connection with the acquisition of a 35 mmgy biodiesel production facility located in Houston, Texas from U.S. Biodiesel Group (Note 5).

On October 21, 2008, the Company issued 126,340 shares of common stock to a third party in exchange for certain manufacturing equipment. The shares issued were then transferred from the third party to U.S. Biodiesel Group.

Preferred Stock

The Company’s certificate of incorporation authorizes 30,000,000 shares of preferred stock with a par value of $0.00001. The Board has the discretion as to the designation of voting rights, dividend rights, redemption price, liquidation preference, and other provisions of each issuance.

On July 31, 2006, the Board established a series of 7,000,000 shares of “Series A” convertible preferred stock (the “Series A Preferred Stock”).

On July 18, 2007 the Board established a series of 2,000,000 shares of “Series B” senior convertible preferred stock (the “Series B Preferred Stock”).

On June 26, 2008 the Board established a series of 558,140 shares of “Series AA” and 3,090,909 shares of “Series BB” senior convertible preferred stock (the “Series AA Preferred Stock” and the “Series BB Preferred Stock”).

Series A Preferred Stock, Series B Preferred Stock, Series AA Preferred Stock and Series BB Preferred Stock are referred to collectively as “Preferred Stock.”

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below. The holders of Preferred Stock are generally protected from anti-dilution by adjustments for any stock dividends, stock split, combination, or other recapitalization.

Dividend Provisions

The holders of Preferred Stock, with the exception of Series AA Preferred Stock, accrue dividends at a prescribed rate for each issuance. Dividends are cumulative and accrue on a daily basis from the date of issuance. If dividends on the Preferred Stock have not been paid or declared, the deficiency shall be paid or declared before any dividend is declared for common stock. Dividends in arrears do not bear interest. Holders of Preferred Stock

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

are allowed to participate in the dividends to common stockholders in the event that dividends on common stock exceed that on Preferred Stock as if the Preferred Stock had been converted to common stock at the beginning of the year. Holders of at least seventy percent of the outstanding shares of the Preferred Stock may vote to waive the timing or amount of any dividend payment. The Company has not declared any dividends on the Preferred Stock outstanding. There are $1,095, $8,207 and $19,352 Preferred Stock dividends in arrears as of December 31, 2006, 2007 and 2008, respectively.

The Series AA Preferred Stock does not accrue dividends unless and until the Company issues additional stock that would result in an adjustment to the conversion price of the Series AA Preferred Stock. Upon such occurrence, the holders of Series AA Preferred Stock would accrue dividends at the rate of $1.075 per share per annum. The dividends are cumulative and would accrue from the original issuance date of the Series AA Preferred Stock. No dividends have been declared or accrued.

Liquidation Rights

Upon the occurrence of a voluntary or involuntary liquidation (including consolidations, mergers or sale of assets as defined by the Preferred Stock agreements), if the remaining net assets of the Company are sufficient, the holders of the Preferred Stock shall be paid no less than liquidation value plus all dividends in arrears (whether or not declared), out of the assets of the Company legally available for distribution to its stockholders, before any payment or distribution is made to any shareholders of common stock.

If upon any liquidation or dissolution, the remaining net assets of the Company are insufficient to pay the amount that Preferred Stock holders are due as indicated above, the holders of Preferred Stock will share ratably in any distribution of the remaining assets of the Company.

Conversion Rights

The holders of Preferred Stock have the right to convert the Preferred Stock plus accrued dividends into shares of common stock as determined by dividing the original issue price of the Preferred Stock plus

a)	a closing of the sale of shares of common stock at a level at or exceeding a predetermined price per share in a qualified public offering (QPO), requiring aggregate proceeds to the Company of at least $40 million, or

b)	the date specified in a written contract or agreement with the holders of at least a super majority of the issued and outstanding shares of Series A Preferred Stock, provided, however, if the price per share of common stock in a QPO is less than $19.80 per share, each of Series B Preferred Stock and Series BB Preferred Stock shall be automatically converted into such number of common stock shares as determined by dividing the original issue price of $11 per share plus (to the extent that Company and such Preferred Stock series holder jointly elect to include the amount of accrued dividends in the conversion) accrued dividends, by 50% of the public offering price per share in such QPO,

Voting Rights

Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Preferred Stock held by such holder are convertible.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

Additionally, the Company is prohibited, without obtaining the approval of the holders of at least seventy percent of the then issued and outstanding shares of Preferred Stock from performing certain activities including, but not limited to, amending shareholder agreements, redeeming or purchasing any outstanding shares of the Company, declaring dividends, making certain capital expenditures, and merging or consolidating with other entities.

Redemption Rights

On or after August 1, 2011, the holders of at least a super majority of the issued and outstanding Series A Preferred Stock may require that the Company redeem all or part of the issued and outstanding shares of the Preferred Stock out of funds lawfully available. The redemption price is the greater of the fair market value per share at the date of the redemption election or $19, $22, $10.75 and $11 per share of Series A Preferred Stock, Series B Preferred Stock, Series AA Preferred Stock, and Series BB Preferred Stock respectively, plus accrued and unpaid Preferred Stock dividends.

The following table demonstrates certain Preferred Stock attributes. All amounts are per share:

	Series A Preferred Stock	Series B Preferred Stock	Series AA Preferred Stock	Series BB Preferred Stock
Par value	$9.50	$11.00	$10.75	$11.00
Dividend rate per annum	$0.95	$1.10	$1.075	$1.10
Common stock price to trigger automatic conversion	$19.00	$19.00	$21.50	$19.00
Series A Preferred Stock holders required for super majority	70%	75%	75%	75%
Redemption option price	$19.00	$22.00	$10.75	$11.00
Liquidation price	$19.00	$22.00	$21.50	$22.00

Preferred Stock Issued During 2006

On August 1, 2006, each of NGP Energy Technology Partners, L.P. (referred to hereafter as NGP Energy Technology Partners) and Natural Gas Partners VIII, L.P. (referred to hereafter as Natural Gas Partners VIII and, together with Energy Technology Partners, referred to hereafter as NGP) invested $7,500 in the Company through the purchase of 789,474 shares of Series A Preferred Stock. On December 22, 2006, each of NGP Energy Technology Partners and Natural Gas Partners VIII invested an additional $12,500 through the purchase of 1,315,789 shares of Series A Preferred Stock.

Additionally, on August 3, 2006, E D & F Man Netherlands BV, (E D & F Man), invested $4,700 in the Company through the purchase of 494,737 shares of Series A Preferred Stock. On December 22, 2006, E D & F invested an additional $7,800 through the purchase of 821,052 shares of Series A Preferred Stock.

On August 11, 2006, Bunge North America, Inc., (Bunge), invested $5,000 in the Company through the purchase of 526,317 shares of Series A Preferred Stock.

Preferred Stock Issued During 2007

On June 26, 2007 Bunge invested an additional $5,000 in the Company through the purchase of 526,315 shares of Series A Preferred Stock. Additionally, as a result of the issuance of additional shares of Series A Preferred Stock to Bunge, the Company issued an additional 10,526 common stock warrants to Viant. Viant may

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

purchase one share of common stock for each warrant held. The Company has the option to redeem the Viant warrants for cash. On July 18, 2007 each of NGP Energy Technology Partners, LP, Natural Gas Partners VIII, L.P., E D & F Man and West Central Cooperative invested $5,000 and Bunge invested $2,000 through the purchase of 1,999,998 shares of Series B Preferred Stock. In conjunction with the Series B Preferred Stock transaction, the Company also issued, for no separate consideration, 99,998 warrants to the above shareholders who may purchase one share of common stock for each warrant held.

Preferred Stock Issued During 2008

On May 9, 2008, Bunge was issued 127,273 shares of Series B Preferred Stock as part of the Blackhawk Biofuels , LLC acquisition of a biodiesel facility in Danville, Illinois. On June 26, 2008 USBG was issued 558,140 and 3,090,909 shares of Series AA Preferred and Series BB Preferred, respectively as part of the Company’s acquisition of a 35 mmgy biodiesel production facility in Houston, Texas and a terminal facility in Stockton, California. During 2008, as payment for administrative services, the Company issued 78,737 shares of Series B Preferred Stock to West Central Cooperative.

Common Stock Warrants

During 2006, West Central engaged Viant Capital, LLC (Viant) to assist in raising capital for business development of the Division and to fund various growth initiatives. As a provision of the agreement with Viant, the Company agreed to issue common stock warrants in relation to the amount of equity capital raised. Viant may purchase one share of common stock for each warrant held for a purchase price of $9.50 per share. The Company has the option to redeem the Viant warrants for cash by paying an amount equal to the difference between the exercise price and the fair market value of the common stock.

Under the warrants, the holder may purchase one share of common stock for each warrant held for a purchase price of $9.50 per share. The warrant holder may “net exercise” the warrants and use the common shares received upon exercise of the warrants outstanding as the consideration for payment of the exercise price.

The warrant holders are generally protected from anti-dilution by adjustments for any stock dividends, stock split, combination, or other recapitalization.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The following table summarizes the number of shares reserved for the exercise of common stock purchase warrants as of December 31,

Issued to	Issuance Date	Expiration Date	Exercise Price Per Share	Warrants Outstanding 2007	Warrants Outstanding 2008
Viant	*August 1, 2006	August 1, 2011	$9.50	41,474	41,474
Viant	*August 11, 2006	August 11, 2011	$9.50	10,526	10,526
Viant	*September 15, 2006	September 15, 2011	$9.50	26,956	26,956
Viant	*December 22, 2006	December 22, 2011	$9.50	69,053	69,053
Viant	April 25, 2008	April 25, 2018	$9.50	—	100,000
Natural Gas Partners VIII	August 1, 2006	August 1, 2014	$9.50	70,313	70,313
Entities affiliated with NGP Energy Technology Partners	August 1, 2006	August 1, 2014	$9.50	70,312	70,312
Natural Gas Partners VIII	December 22, 2006	December 22, 2014	$9.50	117,187	117,187
Entities affiliated with NGP Energy Technology Partners	December 22, 2006	December 22, 2014	$9.50	117,188	117,188
Viant	June 26, 2007	June 26, 2015	$11.00	10,526	10,526
Natural Gas Partners VIII	July 18, 2007	July 18, 2015	$11.00	22,727	22,727
NGP Energy Technologies	July 18, 2007	July 18, 2015	$11.00	22,727	22,727
West Central	July 18, 2007	July 18, 2015	$11.00	22,727	22,727
E D & F Man	July 18, 2007	July 18, 2015	$11.00	22,727	22,727
Bunge	July 18, 2007	July 18, 2015	$11.00	9,090	9,090
U.S. Biodiesel Group	June 26, 2008	June 26, 2018	$10.25	—	243,902

				633,533	977,435

*	The Company reissued these warrants on April 25, 2008 at terms not substantially different from the original date noted here.

For purposes of determining the fair value of common stock warrants issued, the Company used the Black-Scholes option pricing model and the assumptions set forth in the table below.

	2007	2008
The weighted average fair value of warrants issued (per warrant)	$6.43	$0.19
Dividend yield	0%	0%
Weighted average risk-free interest rate	4.91%	2.94%
Weighted average expected volatility	58%	55%
Expected life in years	8.0	10.0

The fair value of the common stock used in the computation of the fair value of the warrants was determined based on a third party purchase of the Company’s common stock. Because the Company’s stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company for a similar time period as the expected life of the warrants. The expected life of the warrants was determined based upon the contractual term of the agreements.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

Stock Issuance Costs

In addition to the warrants, other direct costs of obtaining capital by issuing the common and preferred stock were deducted from related proceeds with the net amount recorded as preferred stock or stockholders’ equity. Those direct costs were incurred with the following parties for the years ended December 31:

	2007	2008
Viant	$183	$—
Other	199	480

Total	$382	$480

NOTE 4 — BLACKHAWK

On May 9, 2008 the Company was party to a transaction, whereby Blackhawk purchased a 45 mmgy biodiesel production facility under construction located in Danville, Illinois from Biofuels Company of America, LLC. Blackhawk received the plant assets under construction and assumed a term construction loan with principal outstanding of $24,650 in exchange for $5,250 in cash and 1,980,488 shares of common stock of the Company set forth in the purchase agreement at $10.25 per share. Additionally, the Company issued 127,273 shares of Series B Preferred Stock with a per share value of $11.00 as established in the purchase agreement, to Bunge on behalf of Blackhawk. In exchange for the Series B Preferred Stock Blackhawk entered into a soy oil supply Agreement with Bunge. In exchange for the common and preferred stock issued the Company received a subordinated convertible note from Blackhawk with a par value of $21,700.

According to the terms of the agreement, the outstanding principal may be payable in cash or Blackhawk membership units as determined at the Company’s sole discretion. Principal is due upon maturity on May 9, 2013 and may be prepaid at any time at the election of Blackhawk. Additionally, the Company may elect to convert the outstanding principal to membership units of Blackhawk upon successful completion of an IPO, change in control of the Company, or May 9, 2011. Interest on the note is accrued at a rate equal to the 30 day LIBOR plus a spread of 500 basis points that is payable in cash or membership units of Blackhawk at Blackhawk’s sole discretion.

Simultaneously with this transaction the Company entered into a MOSA with Blackhawk to manage the operations of the newly acquired plant as well as a Design-Build Agreement to perform construction services retrofitting the plant to produce biodiesel using alternative feedstocks. Finally, the Company received 51,563 warrants to purchase membership units in Blackhawk at $0.01 per share at anytime with no scheduled expiration. The warrants were received by the Company as compensation for providing a guarantee of all indebtedness of Blackhawk under the term construction loan and they vest 20% per year after the date of issuance until fully vested.

The Company held 1,000,000 membership units of Blackhawk as of May 9, 2008 and has subsequently received an additional 327,017 units in lieu of interest on the subordinated convertible note. The Company’s interest represents ownership interests in Blackhawk of 6% and 8% as of May 9, 2008 and December 31, 2008, respectively.

The Company has consolidated Blackhawk according to the requirements of FIN 46(R) as they were determined to be the primary beneficiary (PB). The Company determined it was the PB as it holds significant

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

variable interests resulting in it receiving the majority of Blackhawk’s expected losses or the majority of its expected residual returns. Variable interests in Blackhawk held by the Company are the subordinated convertible note, membership units, guaranty of indebtedness, warrants. MOSA, and the Design-Build Agreement.

As a result of the consolidation all accounts of Blackhawk have been included with the Company’s financial statements as of May 9, 2008, the date of the transaction. The assets and liabilities consolidated by the Company from Blackhawk did not represent a business as defined in FASB Statement No. 141, Business Combinations, therefore no goodwill was recorded. Accordingly, the Company consolidated Blackhawk and accounts for the membership units not held by the company as a noncontrolling interest.

NOTE 5 — ACQUISITIONS

U.S. Biodiesel Group

On June 26, 2008 the Company acquired certain assets from U.S. Biodiesel Group (USBG) in exchange for common and preferred stock and warrants to purchase additional common stock of the Company at a predetermined price. The assets acquired include: an under construction 35 mmgy biodiesel production facility located in Houston, Texas, a liquid terminal facility located in Stockton, California and $15,495 in cash. In exchange for these assets the Company issued 558,140 shares, 3,090,909 shares and 3,863,415 shares of Series AA Preferred Stock, Series BB Preferred Stock and common stock, respectively, as well as 243,902 warrants to purchase additional common stock of the Company for $10.25 per share. The shares awarded include those issued on June 26, 2008 as well as an additional award of 136,585 shares of common stock awarded on October 21, 2008.

As part of the transaction the Company assumed a ground lease associated with its terminal facility in Houston, Texas. The terms of the lease require the Company to pay above market rentals through the remainder of the lease term expiring in 2021. The Company has recorded an intangible liability for this arrangement that will be amortized as an adjustment to lease expense over the remaining lease term. Additionally, the Company assumed responsibility for any losses stemming from an Engineering, Procurement and Construction Agreement dated October 24, 2006 up to $1,600. The actual losses were determined and settled by the Company on October 21, 2008 through the issuance of 136,585 shares of common stock.

The purchase price was then established by the Company using the estimated fair value of the stock given in consideration for the assets and liabilities acquired. The purchase price was then allocated to the assets and liabilities acquired as set forth below:

Assets/(liabilities) acquired:
Cash	$16,895
Property, plant and equipment	33,692
Lease benefit resulting from below market rent	410
Lease obligation requiring above market rent	(13,500)
Contingent liability on construction contract	(1,400)

Fair value of common and preferred stock issued	$36,097

As it was a non-operating plant and the assets and liabilities acquired by the Company from USBG did not represent a business as defined in FASB Statement No. 141, Business Combinations, no goodwill was recorded.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

REG, LLC

The acquisition price of REG, LLC (Note 1) was valued based on management’s estimate of profits for currently in process and future biodiesel facility construction projects. The Company acquired certain assets of REG, LLC to continue the development and growth of this business.

The purchase price allocation of REG, LLC assets and liabilities is as follows:

Assets/(liabilities) acquired:
Due from REG, LLC	$5,180
Billings in excess of costs and estimated earnings on uncompleted contracts	(5,180)
Intangible assets	5,528
Deferred tax liabilities	(2,261)
Goodwill	16,080

Fair value of common stock issued	$19,347

The acquired intangible assets consist of the customer-related intangibles for the present value of profits of construction projects currently in process. The goodwill associated with the acquisition results primarily from expected synergies including the Company’s access to the construction capacity to add future production facilities and the ability to provide a full suite of construction and management services to third parties. The weighted average amortization period for acquired customer intangibles is eight months. The acquired goodwill is not tax deductible.

The following pro forma condensed combined results of operations assume that the Company’s July 31, 2006 acquisition of REG, LLC (Note 1) was completed as of January 1, 2006:

2006
Revenues	$210,950

Net income	$5,240

NOTE 6 — INVENTORIES

Inventories consist of the following at December 31:

	2007	2008
Raw materials	$289	$1,944
Work in process	—	30
Finished goods	13,668	9,821

Total	$13,957	$11,795

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31:

	2007	2008
Land	$404	$—
Building and improvements	7,476	12,964
Leasehold improvements	722	4,909
Machinery and equipment	8,443	40,526

	17,045	58,399
Accumulated depreciation	(4,542)	(6,112)

	12,503	52,287
Construction in process	52,649	73,845

Total	$65,152	$126,132

NOTE 8 — INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

	2007	2008
Soybean oil supply agreement intangibles	$7,025	$7,025
Favorable lease	—	410
Construction customer intangibles	5,528	5,528
Accumulated amortization	(5,528)	(5,528)

Total non-current assets	$7,025	$7,435

The construction customer intangible assets (construction intangibles) and the soybean oil supply agreement intangible assets (supply intangibles) are amortized over the contractual period from which the Company benefits of approximately one and six years, respectively. The supply intangibles are amortized using the units of production method over their estimated useful lives. The supply intangibles are for soybean oil supply at the New Orleans, Louisiana and the Emporia, Kansas facilities, which have yet to begin production. Therefore, no amortization has been recorded in the financial statements as of December 31, 2008 for the supply intangibles.

Amortization expense of $1,846 and $0 for intangible assets is included in the cost of services revenues in the statement of operations for the years ended December 31, 2007 and 2008, respectively.

Estimated amortization expense does not include the supply intangibles because the specified facilities have not yet begun production. Estimated amortization expense for fiscal years ending December 31 is as follows:

2009	$62
2010	62
2011	62
2012	62
2013	38
Thereafter	124

$410

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 9 — INVESTMENTS

Investments consist of the following at December 31:

	2007		2008
	Ownership	Balance	Ownership	Balance
Investment and accumulated earnings in:
SoyMor	11%	$2,272	11%	$1,611
WIE	2%	1,031	2%	566
WDB	8%	2,500	8%	2,395
Bell, LLC (a)	51%	—	50%	635
CIE	4%	1,000	4%	1,000
Blackhawk (b)	22%	2,000	8%	—
EFB (c)		—	4%	600
Firm investment commitments (d)		2,000		—

Total		$10,803		$6,807

(a)	During 2007, the Company invested, through a wholly-owned subsidiary, $694 in 416 South Bell, LLC (Bell, LLC), whereby the Company initially owned 51% of the outstanding units. Bell, LLC owns and leases to the Company its corporate office building located in Ames, Iowa. In addition to this investment, the Company loaned Bell, LLC $5,100, used to purchase the office building. On February 13, 2008, Bell, LLC obtained permanent financing from a third party lender, thus requiring the loan provided by the Company to be repaid in full with the Company’s interest in Bell, LLC being reduced to 50%.

As of December 31, 2007, Bell LLC was consolidated by the Company under the requirements of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)), due to the substantial risk of Bell, LLC residing with the Company. As a result of the reduction in investment and the repayment of the loan, the Company determined it was no longer the primary beneficiary and thus the accounts and transactions of Bell, LLC are no longer consolidated into the accounts of the Company as of December 31, 2008. As of December 31, 2008, the Company has recorded its investment in Bell, LLC as an equity method investment.

(b)	Beginning May 9, 2008, the Company consolidated all accounts of Blackhawk which includes its membership interest in accordance with FIN 46(R).
(c)	As of December 31, 2007 the Company made a firm, binding commitment to East Fork Biodiesel, LLC for $2,000, however, during 2008, subsequent to the receipt of the shares, the Company determined its investment in EFB was other-than-temporarily impaired and thus recorded an impairment loss for the amount of $1,400.
(d)	In certain circumstances, the Company will agree to take equity ownership in the entities constructing the facilities in lieu of cash payment for a portion of the construction services. When the Company has a firm, binding commitment to invest in the entity, the Company records a liability and investment.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The condensed financial information of equity investments as of and for the years ended December 31, is as follows:

	2006	2007	2008
CONDENSED BALANCE SHEET:
Total current assets		$32,796	$18,629

Total noncurrent assets		$55,583	$97,297

Total current liabilities		$19,260	$36,177

Total noncurrent liabilities		$18,151	$13,034

CONDENSED STATEMENT OF OPERATIONS:
Sales	$105,511	$151,333	$144,734
Costs of goods sold	(81,576)	(142,576)	(139,515)
Operating and other expenses	(5,473)	(9,647)	(10,753)

Net income (loss)	$18,462	$(890)	$(5,534)

NOTE 10 — OTHER ASSETS

Prepaid expenses and other current assets consist of the following at December 31:

	2007	2008
Income taxes receivable	$3,582	$3,649
Commodity derivatives and related collateral, net	170	913
Prepaid insurance	1,179	928
Prepaid service contracts	239	243
Prepaid storage	—	455
Network Plant notes receivable (a)	3,728	1,177
Other	319	814

Total	$9,217	$8,179

(a)	The Company has certain arrangements with the Network Plants that require funds to be remitted to the Network Plant upon sale of product to the end customer before amounts have been collected by the Company. In exchange the Network Plant agrees to pay the Company a fee equal to 50 basis points in excess of the Company’s cost of working capital as computed from time to time.

Other noncurrent assets consist of the following at December 31:

	2007	2008
Debt issuance costs (net of accumulated amortization of $22 in 2007 and $1,377 in 2008)	$1,335	$1,722
Spare parts inventory	4,544	4,762
Other	26	28

Total	$5,905	$6,512

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 11 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following at:

	2007	2008
Accrued property taxes	$222	$719
Accrued employee compensation	873	950
Accrued vendor profit sharing	979	1,069
Unrealized losses on commodity derivatives, net	—	96
Accrued interest	20	217
Unfavorable lease obligation, current portion	—	1,372
Other	—	22

Total	$2,094	$4,445

Noncurrent liabilities consist of the following at December 31:

	2007	2008
Unfavorable lease obligation	$—	$13,500
Accumulated amortization	—	(716)

Total unfavorable lease obligation	—	12,784
Less: current portion	—	(1,372)

	$—	$11,412

The unfavorable lease obligation (Note 5) is amortized over the contractual period the Company is required to make rental payments under the lease. The amount expected to amortize in 2009 of $1,372 is presented in accrued expenses and other.

An amortization benefit of $0 and $716 for noncurrent liabilities is included in the cost of biodiesel sales for the years ended December 31, 2007 and 2008, respectively.

Estimated amortization benefit for fiscal years ending December 31 is as follows:

2009	$(1,372)
2010	(1,296)
2011	(1,225)
2012	(1,157)
2013	(1,094)
Thereafter	(6,640)

$(12,784)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 12 — CONSTRUCTION PROJECTS

Information regarding uncompleted construction projects as of December 31 are as follows:

	2007	2008
Costs incurred on uncompleted projects	$44,422	$1,491
Estimated earnings	13,032	153

	57,454	1,644
Billings to date	(58,489)	(1,755)

Billings in excess of costs and estimated earnings on uncompleted projects net of costs and estimated earnings in excess of billings on uncompleted projects	$1,035	$111

Accounts receivable includes balances billed to customers for retainage provisions in the construction contracts totaling $2,867 and $0 at December 31, 2007 and 2008, respectively.

Construction Commitments

The Company has agreements with third parties to design and manage the construction of new biodiesel facilities. The Company’s contract values are generally executed as fixed price sales commitments. Subsequent claims or change orders are not recognized as revenues until the customer has executed a binding change to the original contracted value. The Company’s costs to construct the facilities are not fixed and are generally on a “cost-plus-margin” arrangement with Todd & Sargent, Inc., a related party.

NOTE 13 — BORROWINGS

The Company has financing through the Iowa Finance Authority in the form of an industrial development revenue bond. The bond bears interest at a variable rate determined by the remarketing agent (effective rate of 3.59% and 1.55% at December 31, 2007 and 2008, respectively). Interest is paid quarterly. Principal payments are due annually in installments of $330 through November 1, 2011, at which time the annual installment increases and remains at $340 through November 1, 2016. The bond is secured by the Company’s biodiesel production facility in Ralston, Iowa. The balance of this bond was $3,020 and $2,690 as of December 31, 2007 and 2008, respectively.

In September 2007, the company purchased certain computer software and support services for $918 and financed the purchase through a note payable with the vendor. The note bears no interest and is due in equal quarterly installments of $153 maturing on January 1, 2009. The balance of this note payable was $610 and $0 as of December 31, 2007 and 2008, respectively.

During February 2008 the Company obtained a revolving line of credit with an aggregate borrowing capacity of $28,000. The amount of availability under the line is capped based on qualifying accounts receivable and inventory of the Company, which also serve as collateral for the borrowings. Interest is accrued based on either the prime rate or LIBOR plus applicable spread as determined at the election of the Company at the time of borrowing (effective rate ranging from 3.46% to 4.89% at December 31, 2008). As of December 31, 2008 there was $1,292 outstanding under the line-of-credit. The line-of-credit expired on February 14, 2009 and was repaid in full.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

In May 2008, the company financed construction payables outstanding with a related party by issuing two short term notes payable totaling $4,171. Each note bears interest at a fixed rate of 6.25%. The Company paid off one of the short term notes in August in the amount of $2,330. The remaining note payable with a principal balance of $1,841 as of December 31, 2008 is due May 19, 2009.

Additionally, notes payable include construction loans obtained in conjunction with the purchase of a biodiesel production facility located in Danville, Illinois (Note 4) (“Term Loan”). Amounts outstanding as of December 31, 2008 of $24,650 require interest to be accrued based on 30 day LIBOR plus 275 basis points through June 30, 2009, and thereafter at 30 day LIBOR plus a spread as determined based on Blackhawk’s EBITDA (effective rate at December 31, 2008 of 4.65%). Monthly principal payments of $205 plus applicable interest are required beginning April 2009 with the remaining principal and interest due at maturity on November 3, 2011.

Also, in May 2008 Blackhawk entered into a pay-fixed/receive-variable interest rate swap agreement that effectively fixes the interest rate on the Term Loan at 3.67% through November 2011. The fair value of the interest rate swap agreement was $1,413 at December 31, 2008 and is recorded in other noncurrent liabilities. The interest rate swap was not-designated as an accounting hedge under SFAS 133 and thus all gains and losses are recorded currently in earnings.

Blackhawk has also obtained a revolving line-of-credit with an aggregate borrowing capacity of $5,000 expiring on May 9, 2009. The revolving line of credit accrues interest at the prime rate plus 25 basis points or the 30 day LIBOR plus 300 basis points as determined at the election of Blackhawk at the time of borrowing. As of December 31, 2008 there were no borrowings outstanding under the line-of-credit.

The Company was in compliance with all restrictive financial covenants associated with its borrowings as of December 31, 2008.

Maturities of the borrowings are as follows for the years ending December 31:

2009	$5,312
2010	2,795
2011	20,666
2012	340
2013	340
Thereafter	1,020

Total	30,473
Less: current portion	(5,312)

$25,161

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 14 — INCOME TAXES

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities at December 31 are as follows:

	2007		2008
	Current	Noncurrent	Current	Noncurrent
Deferred tax assets:
Allowance for doubtful accounts	$803	$—	$997	$—
Inventory	117	—	147	—
Accrued expenses	186	—	235	—
Potential public equity offering expenses	848	—	—	—
Assets acquired in USBG acquisition	—	—	—	26,133
Net operating loss carryforwards	—	—	—	5,287
Tax credit carryforwards	—	—	—	3,068
Alternative minimum tax carryforward	—	—	—	211
Stock-based compensation	—	3,370	—	4,462
Other	—	—	—	635

Deferred tax assets	1,954	3,370	1,379	39,796

Deferred tax liabilities:
Derivatives	(1)	—	(51)	—
Prepaid expenses	(562)	—	(487)	—
Investments	—	(227)	—	(529)
Property, plant, and equipment	—	(418)	—	(341)

Deferred tax liabilities	(563)	(645)	(538)	(870)

Net deferred tax assets (liabilities)	$1,391	$2,725	$841	$38,926

Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. As such, no valuation allowances have been provided. The Company’s tax benefits resulting from available tax credits and federal and state net operating loss carryforwards expire in 2026 through 2028. The Company’s tax benefits resulting from alternative minimum tax carryforwards do not expire.

Income tax benefit (expense) for the years ended December 31 is as follows:

	2006	2007	2008
Current income tax (expense) benefit:
Federal	$(1,607)	$(522)	$628
State	(579)	(538)	518

	(2,186)	(1,060)	1,146
Deferred income tax (expense) benefit:
Federal	2,507	3,642	(219)
State	424	616	(79)
Net operating loss carryforwards	—	—	8,566

	2,931	4,258	8,268

Income tax benefit	$745	$3,198	$9,414

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

Income tax expense attributable to operations differed from the expense computed using the federal statutory rate primarily as a result of the change in tax status of the Company from its predecessors, state income taxes, net of federal income tax effects, income or loss from the change in fair value of embedded conversion feature of preferred stock, incentive stock options, and various tax credits available to the Company as a result of its manufacture and sale of biodiesel. A comparison of the statutory and effective income tax benefits and reasons for related differences follows:

	2006	2007	2008
U.S. Federal income tax provision (benefit) at a statutory rate of 35 percent	$1,149	$10,089	$(8,853)
Effect of income from January 1, 2006 to July 31, 2006 not taxable	(2,014)	—	—
Minority interest taxed at member level	—	—	976
State taxes, net of federal income tax benefit	(146)	1,705	(981)
Biodiesel tax credits	(246)	(878)	—
(Gain)/loss on embedded derivative	255	(14,362)	(834)
Incentive stock options granted	290	276	152
Other, net	(33)	(28)	126

Total benefit for income taxes	$(745)	$(3,198)	$(9,414)

In accordance with FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), the Company periodically reviews its portfolio of uncertain tax positions. An uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a tax return not yet filed, that has not been reflected in measuring income tax expense for financial reporting purposes. The Company does not recognize income tax benefits associated with uncertain tax positions where it is determined that it is not more-likely-than-not, based on the technical merits, that the position will be sustained upon examination.

A reconciliation of the total amounts of unrecognized tax benefits at December 31 is as follows:

	2007	2008
Beginning of year balance	$—	$—
Increases to tax positions expected to be taken	—	1,500
Increases to tax positions taken during prior years	—	—
Decreases to tax positions taken during prior years	—	—
Decreases due to lapse of statute of limitations	—	—

End of year balance	$—	$1,500

The amount of unrecognized tax benefits at December 31, 2008 that would affect the effective tax rate if the tax benefits were recognized was $1,028. The remaining liability was related to tax positions for which there is a related deferred tax asset. The Company does not believe it is reasonably possible that the amounts of unrecognized tax benefits will significantly increase or decrease over the next twelve months. Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. The Company has not recorded any such amounts in the periods presented.

The Company files its tax returns according to the tax laws of the jurisdictions in which it operates, which includes the U.S. federal jurisdictions, and various state jurisdictions. The U.S. Internal Revenue Service has

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

completed its examination of the Company’s federal income tax returns for 2006 and 2007. The year 2008 federal income tax returns remain subject to examination. Various state income tax returns also remain subject to examination by taxing authorities.

NOTE 15 — STOCK-BASED COMPENSATION

Renewable Energy Group:

On July 31, 2006, the Board approved the Renewable Energy Group, Inc. 2006 Stock Incentive Plan (Plan). The Plan provides for 2,500,000 shares of common stock to be available for option grants. Option grants are awarded at the discretion of the Board. Options expire ten years from the date of the grant. There are no performance conditions associated with the options.

The common stock options are generally protected from anti-dilution via adjustments for any stock dividends, stock split, combination, or other recapitalization.

For purposes of determining the fair value of stock options awards, the Company uses the Black- Scholes option pricing model and the assumptions set forth in the table below.

	2006	2007	2008
Weighted average fair value of options granted (per option)	$7.10	$6.39	$0.06
Dividend yield	0%	0%	0%
Range of risk-free interest rates	4.54 – 4.85%	4.54 – 4.96%	2.94 – 4.96%
Weighted average risk-free interest rate	4.81%	4.83%	4.78%
Weighted average expected volatility	89%	87%	88%
Weighted average expected life in years	5.6	5.6	5.6

The fair value of the common stock used in the computation of the fair value of the options was determined based on a third party purchases of the Company’s common stock.

As provided for by Staff Accounting Bulletin 107, Share Based Payment, the Company applied the simplified method in estimating the average expected life of the options. The simplified method assumes that early exercise of the option will occur between the vesting date and expiration date of the option.

Because the Company’s stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company. In order to estimate the expected volatility as of the grant date, the Company used a simple average of the volatility for a similar time period as the expected life of the options and the current implied volatility of exchange traded options.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The following table summarizes information about common stock options granted, exercised, forfeited, vested, and exercisable.

	Amount of Options	Weighted Average Exercise Price	Weighted Average Contractual Term
Options outstanding — January 1, 2006	—
Granted	2,127,802	$9.50
Exercised	(1,354)	$9.50
Forfeited	(3,646)	$9.50

Options outstanding — December 31, 2006	2,122,802	$9.50	9.6 years
Granted	246,250	$9.91
Exercised	—
Forfeited	(66,000)	$9.50

Options outstanding — December 31, 2007	2,303,052	$9.54	9.2 years
Granted	35,000	$10.25
Exercised	—
Forfeited	(53,500)	$9.78

Options outstanding — December 31, 2008	2,284,552	$9.55	7.7 years

Options exercisable — December 31, 2008	1,803,356	$9.54	7.7 years

Options vested or expected to vest — December 31, 2008	2,202,358	$9.64	7.9 years

The following table summarizes additional information about stock options as of December 31:

	2007	2008
Estimated unrecognized compensation cost for nonvested options	$6,469	$1,989
Weighted average term the expense will be recognized	1.9 years	0.9 years

Twenty-five percent of the options issued to Company employees vest on the date of grant and the remaining options vest evenly on a monthly basis over the next three years. West Central Board members were granted 110,000 options which vested 100% on the date of grant. Six Company Board members were granted 50,000 options which vest ratably by quarter over a three year term.

Subject to the terms of the stock incentive plan agreement, in the event of a change of control of the Company, the options become fully exercisable. The Company, at its discretion, may cancel the option in exchange for a payment per share in cash in an amount equal to the excess, if any, of the change of control price per share over the exercise price of the option.

Stock-based compensation cost relating to stock options granted to Company employees, Board members of West Central, and Company Board members during 2006, 2007, and 2008 were $5,675, $3,818 and $3,574 for the year-ended December 31, 2006, 2007, and 2008, respectively, and were included as a component of selling, general and administrative expenses.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

There was no intrinsic value of options granted, exercised or outstanding during the periods presented.

The Company intends to issue new shares upon stock option exercises.

Blackhawk:

Blackhawk has an equity-based compensation plan which provides for the issuance of options to purchase an aggregate of 650,000 units of Blackhawk to members of the board of managers, for the purpose of providing services to facilitate the construction and planned future operations of the plant. Options to purchase the entire 650,000 units were issued on June 30, 2006. The options are exercisable at a purchase price of $1.00 per unit at any time from and after the date on which the plant commences operations (vesting date) and will continue for a period of one year following such date, after which all such rights shall terminate. During December 2008, the Plant commenced operations and at that time the unit options were fully vested.

On May 9, 2008, Blackhawk issued an option for the purchase of an additional 100,000 units to an outside consultant for services related to the project. This option is exercisable at a purchase price of $2.00 per unit at any time from and after the date on which the plant commences operations and will continue for a period of seven years following such date, after which all such rights shall terminate.

The following table presents the weighted average assumptions used to estimate the fair values of the units underlying the options granted to members of the board of managers and consultant in the periods presented, using the Black-Scholes option pricing model. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

2008
Weighted average fair value of options granted (per option)	$1.00
Dividend yield	0%
Weighted average — risk free interest rate	4.85%
Weighted average — expected volatility	25%
Weighted average — expected life in years	3

Blackhawk recognized unit-based compensation expense during the period in which it was consolidated with the Company of approximated $130.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 16 — RELATED PARTY TRANSACTIONS

Summary of Related Party Transactions

	2006		2007		2008
Revenues — Biodiesel sales					$10,723	(h)
Revenues — Services	$5,552	(c)	$4,224	(c)	$5,236	(c)
Cost of goods sold — Biodiesel	$22,258	(d)	$28,970	(d)	$39,349	(d)
Cost of goods sold — Services	$69,944	(b)	$63,194	(b)	$1,322	(b)
Selling, general, and administrative expenses	$1,243	(e)	$2,590	(e)	$2,140	(e)
Accounts receivable			$2,670	(f)	$2,269	(f)
Accounts payable			$12,525	(a)	$3,757	(a)
Purchase of property, plant, & equipment	$6,411	(g)	$44,433	(g)	$7,658	(g)
(a) Represents transactions with related parties as follows:

			2007		2008
West Central Cooperative			$1,611		$641
Todd & Sargent, Inc.			7,370		2,421
Network Plants			3,544		695

			$12,525		$3,757

(b) Transactions with Todd & Sargent, Inc.
(c) Represents transactions with related parties as follows:

	2006		2007		2008
Network Plants	$3,973		$4,224		$4,843
REG, LLC	1,579		—		—
E D & F Man	—		—		393

	$5,552		$4,224		$5,236

(d) Represents transactions with related parties as follows:

	2006		2007		2008
West Central Cooperative	$22,192		$28,419		$38,851
E D & F Man	66		551		498

	$22,258		$28,970		$39,349

(e) Represents transactions with related parties as follows:

	2006		2007		2008
West Central Cooperative	$964		$2,390		$1,309
416 S. Bell, LLC	—		—		603
Todd & Sargent, Inc.	279		185		194
E D & F Man	—		15		34

	$1,243		$2,590		$2,140

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

(f) Represents transactions with related parties as follows:

		2007	2008
Network Plants		$1,669	$973
REG, LLC		1,001	983
E D & F Man		—	313

		$2,670	$2,269

(g) Represents transactions with related parties as follows:

	2006	2007	2008
West Central Cooperative	$380	$721	$416
Todd & Sargent, Inc.	6,031	43,712	7,242

	$6,411	$44,433	$7,658

(h) Represents transactions with related parties as follows:

			2008
E D & F Man			$10,023
West Central Cooperative			30
Network Plants			670

			$10,723

West Central Cooperative

The Company and InterWest purchased once-refined soy oil from West Central. Purchases from West Central were $22,035, $28,392, and $38,848 for the years ended December 31, 2006, 2007, and 2008, respectively. The Company also made sales of biodiesel which totaled $30 for the year ended December 31, 2008.

West Central leases the land under the Company’s production facility to the Company at an annual cost of one dollar. The Company is responsible for the property taxes, insurance, utilities and repairs for the facility relating to this lease. The lease has an initial term of twenty years and the Company has options to renew the lease for an additional thirty years.

At the time of the signing of the contribution agreement, the Company executed an asset use agreement with West Central to provide the use of certain assets, such as office space, maintenance equipment and utilities. The agreement requires the Company to pay West Central its proportionate share of certain costs incurred by West Central. This agreement has the same term as the land lease. Selling, general and administrative expenses included in the statement of operations related to this agreement totaled $38, $25, and $40 for the years ended December 31, 2006, 2007 and 2008, respectively.

At the time of the signing of the contribution agreement, the Company entered into a contract for services with West Central, to provide certain corporate and administrative services such as human resources, information technology, and accounting. The agreement requires the Company to pay West Central the proportionate share of

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

the costs associated with the provision of services, plus a 15% margin. The agreement has a one-year term and is cancellable thereafter upon six months notice by either party. Selling, general, and administrative expenses included in the statement of operations related to this agreement totaled $926, $2,365 and $1,269 for the years ended December 31, 2006, 2007 and 2008, respectively.

In addition to the amounts above, the Company recorded $157, $27 and $3 of other cost of goods sold for the years ended December 31, 2006, 2007 and 2008, respectively.

In addition to property, plant and equipment contributed to the Company in exchange for common stock on July 31, 2006, the Company also acquired $380, $721 and $416 of property, plant and equipment from West Central during the years ended December 31, 2006, 2007 and 2008, respectively.

Accounts payable includes net balances due to West Central of $1,611 and $641 at December 31, 2007 and 2008, respectively.

Todd & Sargent, Inc.

Todd & Sargent, Inc. (T&S), an affiliate of a shareholder of REG, LLC, or affiliates of T&S serve as the primary subcontractors of the biodiesel facilities engineered and constructed by the Company. T&S also provided certain accounting and administrative functions for construction related activities. T&S-related cost of goods sold-services were $69,944, $63,194 and $1,322 for the years ended December 31, 2006, 2007 and 2008, respectively. Selling, general, and administrative expenses relating to T&S were $279, $185 and $194 during the years ended December 31, 2006, 2007 and 2008, respectively. The Company had accounts payable due to T&S (or affiliates of T&S) of $7,370 and $ 2,421 at December 31, 2007 and 2008, respectively. Additions to property, plant and equipment included $6,031, $43,712 and $7,242 of billings from T&S during 2006, 2007 and 2008, respectively.

Network Plants

The Company receives certain fees for the marketing and sale of product produced by and the management of the Network Plants’ operations, in which the Company has also invested. As an additional incentive to the Company and additional compensation for the marketing, sales and management services being rendered, the Network Plants pay a bonus to the Company on an annual basis equal to a percentage of the net income of the Network Plant, as defined by the management agreement. Total related party management service revenues recognized by the Company related to investees were $3,973, $4,224, and $4,843 for the years ended December 31, 2006, 2007, and 2008, respectively. Additionally, revenues from biodiesel sales totaled $670 for the year ended December 31, 2008. The Company had accounts receivable due from the Network Plants of $1,669 and $973 at December 31, 2007 and 2008, respectively. The Company had accounts payable due to the Network Plants of $3,544 and $695 at December 31, 2007 and 2008, respectively.

E D & F Man Holdings Ltd.

At the time of the initial closing of its preferred stock investment, the Company entered into a glycerin marketing agreement and various terminal lease agreements with one of E D & F’s wholly owned subsidiaries, Westway Feed Products, Inc. (Westway). Under the glycerin marketing agreement, Westway has an exclusive right to market the glycerin produced at each of the Company’s owned and managed facilities. As of December 31, 2007 and 2008, fees of $15 and $34, respectively, were paid according to the agreement. This

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

contract has a term of five years and automatically renews in one-year periods thereafter unless terminated by either party. The Company also has entered into a master terminal lease agreement and several leases for terminals with another wholly-owned subsidiary of E D & F, Westway Terminal Company, Inc. These leases have terms ranging from one month to four years. The Company leased two terminals for aggregate fees of $66, $551 and $498 during the years ended December 31, 2006, 2007 and 2008, respectively. Additionally, the Company received $393 in terminal lease revenue from Westway during the year ended December 31, 2008 related to its terminal facility located in Stockton, California. The Company also entered into a tolling agreement with E D & F for biodiesel to be produced out of the Company’s Houston plant. Revenues on biodiesel from this toll agreement and from other biodiesel sales were $10,023 for the year ended December 31, 2008. The Company had accounts receivable due from E D & F Man of $313 as of December 31, 2008.

REG, LLC

As of December 31, 2007 and 2008, REG, LLC had not transferred certain assets acquired to the Company. The Company had accounts receivable due from REG, LLC of $1,001 and $983 at December 31, 2007 and 2008, respectively.

The statement of operations includes service revenues from REG, LLC of $1,579 for the year ended December 31, 2006.

416 S. Bell, LLC

The Company rents a building for administrative uses under an operating lease from 416 S. Bell, LLC. Rent payments made under this lease totaled $603 for the year ended December 31, 2008.

NOTE 17 — OPERATING LEASES

The Company acts as a lessee and lessor for certain land and equipment under operating leases. Total rent expense under operating leases was $921, $3,892, and $4,361 for the years ended December 31, 2006, 2007 and 2008 respectively. For each of the next five calendar years and thereafter, future minimum lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows as of

	Related Party Payments	Other Payments	Total Payments
2009	$1,158	$6,997	$8,155
2010	1,158	7,330	8,488
2011	690	6,967	7,657
2012	690	5,238	5,928
2013	690	6,268	6,958
Thereafter	2,756	45,785	48,541

Total minimum payments	$7,142	$78,585	$85,727

The Company leases consist primarily of: accesses to distribution terminals, biodiesel storage facilities, railcars and vehicles. At the end of the lease term the Company, generally, has the option to (a) return the leased

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

equipment to the lessor, (b) purchase the property at its then fair value or (c) renew its lease at the then fair rental value on a year-to-year basis or for an agreed upon term. Certain leases allow for adjustment to minimum rentals in future periods as determined by the Consumer Price Index.

NOTE 18 — FAIR VALUE MEASUREMENT

SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair market value measurements. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

In addition, SFAS 157 requires disclosures about the use of fair value to measure assets and liabilities to enable the assessment of inputs used to develop fair value measures, and for unobservable inputs, to determine the effects of the measurements on earnings.

A summary of assets (liabilities) measured at fair value as of December 31, 2008 is as follows:

	Total	Level 1	Level 2	Level 3
Preferred stock embedded derivatives	$(1,765)	$—	$—	$(1,765)
Interest rate swap	(1,413)	—	(1,413)	—
Commodity derivatives	34	(37)	71	—

	$(3,144)	$(37)	$(1,342)	$(1,765)

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2008.

Preferred Stock Embedded Derivatives
Beginning balance — January 1, 2008	$(3,581)
Total unrealized gains	2,118
Purchases, issuance, and settlements, net	(302)

Ending balance — December 31, 2008	$(1,765)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The company used the following methods and assumptions to estimate fair value of its financial instruments:

Valuation of preferred stock embedded conversion feature derivatives: The estimated fair value of the derivative instruments embedded in the Company’s outstanding preferred stock is determined using the option pricing method to allocate the fair value of the underlying stock to the various components comprising the security, including the embedded derivative. The allocation was performed based on each class of preferred stock’s liquidation preference and relative seniority. Derivative liabilities are adjusted to reflect fair value at each period end. The effects of interactions between embedded derivatives are calculated and accounted for in arriving at the overall fair value of the financial instruments.

Interest rate swap: The fair value of the interest swap was determined based on a discounted cash flow approach using market observable swap curves.

Commodity derivatives: The fair value of commodity derivative instruments is recorded in prepaid expenses and other current assets at December 31, 2007 and 2008. The instruments held by the Company consist primarily of futures contracts, swap agreements, purchased put options, and written call options. The fair value of contracts based on quoted prices of identical assets in an active exchange-traded market are reflected in Level 1. Contracts whose fair value are determined based on quoted prices of similar contracts in over-the-counter markets are reflected in Level 2.

Notes payable and lines of credit: The fair value of long-term debt and lines of credit was established using discounted cash flow calculations and current market rates.

The estimated fair values of the Company’s financial instruments are as follows as of December 31, 2007 and 2008:

	2007		2008
	Asset (Liability) Carrying Amount	Estimated Fair Value	Asset (Liability) Carrying Amount	Estimated Fair Value
Financial Assets:
Restricted cash	$—	$—	$6,845	$6,845

Financial Liabilities:
Notes payable and lines of credit	(2,843)	(2,843)	(30,473)	(29,543)

NOTE 19 — BUSINESS CONCENTRATIONS

Certain customers represented greater than 10% of the total consolidated revenues of the Company for the years ended December 31, 2006, 2007 and 2008.

	2006		2007		2008
	Biodiesel Revenues	Management Services Revenues	Biodiesel Revenues	Management Services Revenues	Biodiesel Revenues	Management Services Revenues
Customer A	$27,813	$—	$73,375	$—	$—	$—
Customer B	—	20,848	—	—	—	—
Customer C	—	19,519	—	—	—	—
Customer D	—	—	—	48,846	—	—
Customer E	—	—	—	—	10,779	—
Customer F	—	—	—	—	10,023	—

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The management service revenue concentrations relate to construction contracts further discussed in Note 12. There is no assurance that revenues of these amounts will recur in future periods.

In addition to the vendor concentrations with West Central and T&S, the Company also had purchases from another vendor totaling $68,300, $102,827, and $0 during the years ended December 31, 2006, 2007 and 2008, respectively.

The Company maintains cash balances at financial institutions, which may at times exceed the $250 coverage by the U.S. Federal Deposit Insurance Company.

NOTE 20 — OPERATING SEGMENTS

The Company reports its operating segments based on services provided to customers, which includes Biodiesel, Services, and Corporate and Other activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company has chosen to differentiate the operating segments based on the products and services each segment offers.

The Biodiesel segment processes soy oil and other feedstocks, and methanol into methyl ester/biodiesel. The Biodiesel segment also includes the Company’s purchases and resales of biodiesel produced by third parties. Revenue is derived from the sale of the processed biodiesel, related byproducts and renewable energy government incentive payments. The Services segment offers services for managing the construction of biodiesel production facilities and managing ongoing operations of third party plants and collects fees related to the services provided. The Company does not allocate to the business segments items that are of a non-operating nature or corporate expenses. Intersegment revenues are reported by the Services segment which manages the construction of facilities included in the Biodiesel segment. The revenues are recorded by the Services segment at cost. Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy, and other administrative costs including management service expenses.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

The following table represents the significant items by operating segment for the results of operations for the years ended December 31, 2006, 2007, and 2008, respectively:

	2006	2007	2008
Net sales:
Biodiesel	$102,564	$140,532	$76,073
Services	81,424	144,365	34,472
Intersegment revenues	(5,959)	(50,347)	(25,093)

	$178,029	$234,550	$85,452

Income (loss) before income taxes and income (loss) from equity investments:
Biodiesel	$10,141	$(1,216)	$(2,663)
Services	4,714	22,760	4,909
Corporate and other (a)	(12,065)	7,170	(26,526)

	$2,790	$28,714	$(24,280)

Depreciation and amortization expense:
Biodiesel	$802	$1,080	$1,798
Services (b)	3,682	2,346	—

	$4,484	$3,426	$1,798

Purchases of property, plant, and equipment:
Biodiesel	$5,085	$50,398	$67,235

Assets:
Biodiesel		$86,134	$153,675
Services (b)		17,183	18,755
Corporate and other (c)		66,389	79,554

		$169,706	$251,984

(a)	Corporate and other includes income/(expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense, and interest income, all reflected on an accrual basis of accounting.

(b)	All of the Company’s goodwill is assigned to the Services segment.

(c)	Corporate and other includes cash and other assets not associated with the business segments, including investments.

NOTE 21 — COMMITMENTS AND CONTINGENCIES

The Company is involved in legal proceedings in the normal course of business. The Company currently believes that any ultimate liability arising out of any such proceedings will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Three Years Ended December 31, 2006, 2007, and 2008

(In Thousands, Except Share and Per Share Amounts)

NOTE 22 — SUBSEQUENT EVENTS

On February 1, 2009 the Company amended its lease of a terminal facility located in Houston Texas. The amended agreement reduces the Company’s monthly lease payment of $450 to $250 through January 2010. After such time, the Company’s monthly lease payment shall return to the originally scheduled amounts plus $67 per month through January 2013. Lease payments after January 2013 shall remain at the amounts included in the original agreement.

During April 2009, as payment for administrative services, the Company issued 30,353 shares of Series B Preferred Stock to West Central Cooperative.

On May 8, 2009 the Company entered into a series of agreements with one of its shareholders, Bunge North America, Inc. (“Bunge”), whereby Bunge would purchase raw material inputs for later resale to the Company and use in producing biodiesel. Additionally, the agreements provide for Bunge to purchase biodiesel produced by the Company for resale to the Company’s customers. These agreements provide financing for the Company’s raw material and finished goods inventory not to exceed aggregate amounts outstanding of $10,000. In exchange for this financing Bunge will receive fees equal to the greater of 30 day LIBOR plus 7.5% or 10% as determined based on the amount of inventory financed plus a monthly service fee of $40 and incentive fees not to exceed $1,500 per annum.

May 11, 2009, the Company announced it has entered into agreements to consolidate with three commercial-scale biodiesel plants. Western Iowa Energy, which operates a 30 mmgy facility in Wall Lake, Iowa; Central Iowa Energy, LLC, which operates a 30 mmgy facility Newton, Iowa; and Blackhawk Biofuels, LLC, which operates a 45 mmgy facility in Danville, Ill., are involved in the transaction.

The facilities represent an additional 105 million gallons per year of wholly-owned production capacity.

Ownership of the operations of all four companies will be consolidated in a new holding company to be named Renewable Energy Group, Inc. The consolidated company will be owned by the current members of the three acquired companies and current Renewable Energy Group, Inc. investors. The transaction is subject to approvals by the shareholders of all four companies and to other conditions, including customary regulatory approvals.

The following is the aggregate number of shares that the entities will receive, subject to rounding for fractional shares.

	Common Shares	Preferred Shares
Renewable Energy Group, Inc.	19,305,117	12,464,357
Western Iowa Energy	6,963,337	259,012
Central Iowa Energy, LLC	4,248,840	158,041
Blackhawk Biofuels, LLC	6,753,088	133,377

* * * * * *

BLACKHAWK BIOFUELS, LLC

CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets
Cash	$543,668	$730,234
Restricted cash	3,156,928	6,844,804
Federal blenders credit	49,733	—
Accounts receivables — related party	1,355,577	—
Other receivables	200,000	200,000
Inventories	114,022	1,322,856
Deposits	4,000	—
Prepaid expenses	135,564	168,636

Total current assets	5,559,492	9,266,530

Property, Plant and Equipment
Buildings	23,350,785	11,553,691
Computers and office equipment	161,665	161,665
Plant and process equipment	37,341,413	36,809,408
Site improvements	5,457,677	5,457,677
Construction in process	—	10,119,296

Total property, plant and equipment	66,311,540	64,101,737
Less accumulated depreciation	1,002,156	204,920

Net property, plant and equipment	65,309,384	63,896,817

Other Assets
Debt issuance costs, net of amortization	337,728	368,431

Total other assets	337,728	368,431

Total Assets	$71,206,604	$73,531,778

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$2,465,004	$1,848,753
Line of credit	880,000	—
Accounts payable	438,765	278,309
Accounts payable — related party	198,271	—
Construction payable	228,859	—
Construction payable — related party	1,324,640	2,109,985
Commodity derivative instruments, at fair value	14,759	95,712
Interest rate swap, at fair value	1,426,513	1,413,037
Accrued purchases	71,625	58,216
Accrued interest	432,517	567,899

Total current liabilities	7,480,953	6,371,911

Long-Term Debt, net of $84,709 and $89,771 unamortized debt discount at March 31, 2009 and December 31, 2008, respectively	43,800,287	44,411,476

Members’ Equity
Member contributions, net of costs related to capital contributions, 16,619,474 and 16,404,267 units outstanding at March 31, 2009 and December 31, 2008, respectively	29,064,971	28,634,557
Additional paid in capital	990,124	990,124
Deficit accumulated	(10,129,731)	(6,876,290)

Total members’ equity	19,925,364	22,748,391

Total Liabilities and Members’ Equity	$71,206,604	$73,531,778

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
	(Unaudited)	(Unaudited)
Revenues
Sales to related party	$1,864,621	$—
Federal incentives	49,733	—

Total	1,914,354	—

Cost of Goods Sold, including change in fair value of commodities derivative instruments	2,912,189	—

Gross Loss	(997,835)	—

Operating Expenses
Professional fees	355,628	307,064
General and administrative	1,164,448	251,797

Total	1,520,076	558,861

Operating Loss	(2,517,911)	(558,861)

Other Income (Expense)
Other income	3,536	—
Interest income	3,070	745,722
Change in fair value of interest rate swap agreement	(13,476)	—
Interest expense	(728,660)	(741)

Total	(735,530)	744,981

Net Income (Loss)	$(3,253,441)	$186,120

Weighted Average Units Outstanding — Basic	16,522,284	5,982,615

Net Income (Loss) Per Unit — Basic	$(0.19)	$0.03

Weighted Average Units Outstanding — Diluted	16,522,284	6,015,115

Net Income (Loss) Per Unit — Diluted	$(0.19)	$0.03

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$(3,253,441)	$186,120
Adjustments to reconcile net income (loss) to net cash from operations:
Compensation recognized from warrant issuance	—	55,650
Depreciation and amortization	833,001	174
Unrealized loss on commodities derivative instruments	6,755	—
Change in fair value of interest rate swap	209,512	—
Change in assets and liabilities:
Accounts receivable — related party	(1,355,577)	50,000
Federal blenders credit	(49,733)	—
Deposits	(4,000)	—
Inventories	1,208,834	—
Prepaid expenses	33,072	(45,564)
Accounts payable	120,860	(51,720)
Accounts payable — related party	237,867	—
Accrued expenses	308,441	151,730
Construction payable	—	(358,020)
Commodities derivative instruments	(87,708)	—
Cash settlements of interest rate swap	(196,036)	—

Net cash used in operating activities	(1,988,153)	(11,630)

Cash Flows from Investing Activities
Capital expenditures	(2,766,289)	(1,998)

Net cash used in investing activities	(2,766,289)	(1,998)

Cash Flows from Financing Activities
Payments for debt issuance costs	—	(67,217)
Member contributions received	—	25,102,000
Proceeds from line of credit	880,000	—
Payments for cost of raising capital	—	(57,396)
Change in restricted cash	3,687,876	(22,748,817)
Forfeited deposit	—	2,500

Net cash provided by financing activities	4,567,876	2,231,070

Net Increase (Decrease) in Cash	(186,566)	2,217,442

Cash — Beginning of Period	730,234	7,042

Cash — End of Period	$543,668	$2,224,484

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest paid	$828,277	$741

Supplemental Disclosure of Noncash Investing and Financing Activities
Cost of raising capital included in accounts payable	$—	$29,221

Construction costs included in construction payable	$1,553,499	$—

Deferred offering cost offset against equity	$—	$656,411

Units issued to pay accrued interest	$430,414	$—

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

March 31, 2009 and December 31, 2008

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2008, contained in the Company’s annual report on Form 10-K.

In the opinion of management, the interim financial statements reflect all adjustments considered necessary for fair presentation. The adjustments made to these statements consist only of normal recurring adjustments. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ended December 31, 2009.

Nature of Business

The Company, which anticipated its plant location to be in Stephenson County, Illinois, was organized to fund and construct a 30 million gallon biodiesel production facility. The Company was formed on April 28, 2005 to have an indefinite life.

As of March 14, 2008, the Company abandoned the aforementioned project and purchased the under construction assets of an existing project located in Danville, Illinois (the plant) from an unrelated third party. This existing project was organized by the unrelated party to fund and construct a 45 million gallon biodiesel production facility. The Company completed the construction of the plant and placed the assets into service in December 2008. The Company was in development stage until January 2009, when the Company commenced operations. The Company’s animal fat production facility became operational in March 2009.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters; useful life of property, plant and equipment; valuation of derivatives, inventory and property, plant and equipment, share-based compensation, the allocation of construction in process and other contingencies. Actual results may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

Revenue Recognition

Revenues are recognized when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable, and collectability is reasonably assured.

The Company is a registered blender of gasoline, diesel fuel, or kerosene outside the bulk transfer/terminal system pursuant to Internal Revenue Code Section 4101. The Company blends a portion of its finished biodiesel with .01% diesel fuel prior to sale to its customers, to produce B99.9 biodiesel. Those sales are eligible for a

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and December 31, 2008

$1.00 federal tax refund (Federal Blenders Credit). The blenders credit is recorded in revenues once it is earned, and the application for the credit is filed.

Restricted Cash

Restricted cash consists of project funds and debt reserve funds related to the Company’s construction loan and totaled $3,156,928 and $6,844,804 at March 31, 2009 and December 31, 2008, respectively. The project funds to facilitate the construction of the plant and the animal fat processing facility have been restricted for purposes in accordance with the terms of a loan agreement with a third party lender (See Note 5). As of March 31, 2009 and December 31, 2008 there are no other bank or legal restrictions on this cash.

Accounts Receivable

Accounts receivable are recorded at their estimated net realizable value. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts considered uncollectible are written off. The Company’s estimate of the allowance for doubtful accounts is based on historical experience, its evaluation of the current status of receivables, and unusual circumstances, if any. At March 31, 2009, the Company was of the belief that such amounts would be collectible and thus an allowance was not considered necessary. It is at least reasonably possible this estimate will change in the future.

One related party customer comprised 100% of trade accounts receivable at March 31, 2009. Among other services, the related party provides management services for the Company.

This related party is also engaged to sell substantially all of the Company’s biodiesel, and its by-products, namely glycerin and fatty acid. The marketer handles nearly all sales functions including billing, logistics, and sales pricing. Once biodiesel and glycerin is shipped, the marketer assumes the risk of payment from the consumer and handles all delinquent payment issues.

Capitalized Interest

The Company’s policy is to capitalize interest incurred on debt during the construction of the plant exceeding one year as guided by SFAS 34, Capitalization of Interest Costs. As of March 31, 2009 and December 31, 2008, approximately $1,767,000 of incurred interest cost was capitalized as construction in process and allocated to the assets placed into service.

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method. At March 31, 2009 and December 31, 2008, inventories consisted mainly of raw materials.

Long-Lived Assets

Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and December 31, 2008

not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

In 2008, the Company completed construction of its biodiesel production facilities, with installed capacity of 45 million gallons per year. The carrying value of these facilities at March 31, 2009 was approximately $65 million. In accordance with the Company’s policy for evaluating impairment of long-lived assets described above, management has evaluated the recoverability of the facilities based on projected future cash flows from operations over the facilities’ estimated useful lives. Management has determined that the projected future undiscounted cash flows from operations of these facilities exceed their carrying value at March 31, 2009; therefore, no impairment loss was indicated or recognized. In determining the projected future undiscounted cash flows, the Company has made significant assumptions concerning the future viability of the biodiesel industry, the future price of feedstocks in relation to the future price of biodiesel and the overall demand in relation to production and supply capacity.

Net Income (Loss) Per Unit

Net income (loss) per unit is calculated on a basic and fully diluted basis using the weighted average units outstanding during the period. Warrants and unit options, representing 801,563 equivalent units at March 31, 2009 are not considered in the fully diluted calculation since they are anti-dilutive. As of March 31, 2008, 32,500 equivalent units representing vested warrants were included as diluted units outstanding.

NOTE 2 — MEMBERS’ EQUITY

The Company was capitalized by 108 members contributing a total of $3,500,000 for 3,500,000 units. These contributions were pursuant to a private placement memorandum in which the Company offered a maximum of 3,500,000 units at a cost of $1.00 per unit for a maximum of $3,500,000. Each investor was required to purchase a minimum of 25,000 units for a minimum investment of $25,000 and had the option to purchase additional units in increments of 2,500 units thereafter. This offering was closed and the units were issued on April 12, 2006. The total amount raised in the offering and released from escrow as March 14, 2008, the date the Company broke escrow, totaled $25,102,000 for the issuance of 12,551,000 units. These funds were used to provide financing to complete the Company’s biodiesel facility in Danville, Illinois.

As specified in the Company’s limited liability company agreement, the Company is authorized to issue additional units as needed. The Company has one class of units, which include certain transfer restrictions as specified in the limited liability company agreement and pursuant to applicable tax and securities laws. Each unit represents a pro rata ownership interest in the Company’s profits, losses and distributions.

Pursuant to the terms of the subordinated debt agreement with Renewable Energy Group (REG), on August 13, 2008, the Company issued 119,937 units to REG as payment of the interest accrued on the subordinated debt (See Note 5) through June 30, 2008, which totaled $239,900. On October 8, 2008, the Company issued 207,080 units to REG as payment for the interest accrued July through September 30, 2008, which totaled $414,100. The Company issued 215,207 units to REG in January 2009 for the interest accrued October through December 31, 2008 in the amount of $430,414. Subsequent to March 31, 2009, the Company issued an additional 147,982 units to pay interest due and accrued as of March 31, 2009.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and December 31, 2008

NOTE 3 — DERIVATIVE INSTRUMENTS

From time to time the Company enters into derivative transactions to hedge its exposures to interest rate and commodity price fluctuations. The Company does not enter into derivative transactions for trading purposes.

During the first quarter of 2008, the FASB issued FASB Statement No. 161 — “Disclosures about Derivative Instruments and Hedging Activities.” This statement requires holders of derivative instruments to provide qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses from derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The Company adopted this statement effective with the first quarter of 2009.

As of March 31, 2009, the Company has entered into heating oil and soy oil derivative instruments and an interest rate swap agreement. SFAS No. 133 requires that companies record derivative financial instruments as either assets or liabilities at fair value in the statement of financial position. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the derivative instrument and the related change in value of the underlying hedged item. Furthermore, the Company must designate the hedging instruments based upon the exposure being hedged as a fair value hedge, a cash flow hedge or a hedge against foreign currency exposure. The Company formally documents, designates, and assesses the effectiveness of transactions that receive hedge accounting initially and on an on-going basis.

Commodity Contracts

At March 31, 2009, the Company was engaged in heating oil and soy oil commodity-based derivatives totaling approximately $15,000, recognized as a current liability, in order to protect cash flows from fluctuations caused by volatility in commodity prices for periods up to twelve months in order to protect gross profit margins from potentially adverse effects of market and price volatility on ethanol sales and corn purchase commitments where the prices are set at a future date. In addition, the Company hedges anticipated sales of biodiesel to minimize its exposure to the potentially adverse effect of price volatility. These derivatives are not designated as effective hedges for accounting purposes. For derivative instruments that are not accounted for as hedges, or for the ineffective portions of qualifying hedges, the change in fair value is recorded through earnings in the period of change. Derivative instruments changes in fair market value are included in cost of goods sold.

Interest Rate Contracts

The Company manages its floating rate debt using interest rate swaps. The Company will enter into fixed rate swaps to alter its exposure to the impact of changing interest rates on its results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce the Company’s risk of the possibility of increased interest costs. Interest rate swap contracts are therefore used by the Company to separate interest rate risk management from the debt funding decision.

At March 31, 2009, the Company had outstanding approximately $24.65 million notional amount swap agreement that exchanges a variable interest rate (LIBOR) for fixed rate of interest over the term of the agreement that is not designated as an effective hedge for accounting purposes and the fair market value gains or losses are included in the results of operations and are classified in change in fair value of interest rate swap agreement. This swap matures November 3, 2011.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and December 31, 2008

The following tables provide details regarding the Company’s derivative financial instruments at March 31, 2009:

	Asset Derivatives 2009		Liability Derivatives 2009
As of March 31	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative not designated as hedging instruments under Statement 133
Commodities derivative instruments		$—	Commodity derivative instruments	$14,759
Interest rate swap		—	Interest rate swap agreement	$1,426,513

Total derivatives not designated as hedging instruments Statement 133		$—		$1,441,272

Total Derivatives		$—		$1,441,272

Derivatives not Designated as Hedging Instruments under Statement 133	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income on Derivatives – Three Months ended March 31, 2009
Commodities derivative instruments	Cost of goods sold	$80,953
Interest rate swap agreement	Change in fair value of interest rate swap	(13,476)

Total		$67,477

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

NOTE 4 — FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS 157), as it applies to our financial instruments, and Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. SFAS 159 permits companies to irrevocably choose to measure certain financial instruments and other items at fair value.

SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. The adoption of SFAS 157 for financial instruments did not have a material effect on the Company’s financial position, results of operations or cash flows for the three months ended March 31, 2009.

SFAS 159 permits the Company to irrevocably choose to measure certain financial instruments and other items at fair value. Except for those assets and liabilities which are required to be recorded at fair value the Company elected not to record any other assets or liabilities at fair value, as permitted by SFAS 159.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The Company uses a fair value hierarchy that has three levels of inputs, both observable and unobservable, with use of the lowest possible level of input to determine fair value.

Level 1 inputs include quoted market prices in an active market or the price of an identical asset or liability. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The Company uses valuation techniques in a consistent manner from year-to-year.

The following table provides information on those assets measured at fair value on a recurring basis.

	Carrying Amount as of March 31, 2009	Fair Value as of March 31, 2009	Fair Value Measurement Using
			Level 1	Level 2	Level 3
Interest rate swap	$(1,426,513)	$(1,426,513)	$—	$(1,426,513)	$—
Commodities derivative instruments	$(14,759)	$(14,759)	$(14,759)	$—	$—

The Company determines the fair value of the interest rate instruments shown in the table above by using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each instrument. The analysis reflects the contractual terms of the derivatives, including the period to maturity and uses observable market-based inputs and uses the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments are based on an expectation of future interest rates derived from observable market interest rate curves. The fair value of the commodities related derivative instruments are based on quoted market prices in an active market.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

NOTE 5 — FINANCING

On May 9, 2008 the Company entered into a Loan agreement with a third party lender for the purpose of purchasing the assets of the project from the existing owners of the Danville, Illinois project and funding construction and operational requirements for that project. The agreement provides for a $24,650,000 term loan and a $5,000,000 revolving line of credit. Interest will accrue on the outstanding balance of the term loan at the 30-day LIBOR rate plus 275 basis points until June 30, 2009 at which time the rate will float based on the LIBOR rate plus basis points as determined by the Company’s EBITDA.

Interest accrued on the outstanding balance of the loan at March 31, 2009 and December 31, 2008 at 3.25% and 4.65%, respectively. The term note will mature on November 3, 2011. Fixed principal payments totaling $205,417 plus applicable interest will commence during April 2009. All remaining principal and accrued but unpaid interest shall be due and payable on the maturity date. The Company is subject to certain financial covenants beginning June 30, 2009. The Company is currently in negotiations with the third party lender to amend and extend existing agreements through a proposed term sheet; the term sheet is not yet final as of May 15, 2009. As of May 15, 2009, the Company has made all principal and interest payments on the loan, the second principal payment was returned by the bank to the Company to assist liquidity as they continue negotiations to amend the current loan agreement.

The revolving line of credit will accrue interest at the Company’s choice of the 30-day LIBOR rate plus 300 basis points or the Lender’s prime rate plus 25 basis points and is due in monthly payments. The Company had a balance of $880,000 at March 31, 2009. At March 31, 2009, the Company accrued interest at the 30-day LIBOR plus 300 basis points on the outstanding balance which totaled 3.50%. The revolving note matured May 8, 2009. The company is currently in negotiations the third party lender to extend the revolving line of credit to December 31, 2009. In addition, the third party lender has proposed an interest rate change to the 30-day LIBOR plus 375 basis points. The proposed terms have not yet been approved final by the Company nor the third party lender. The notes are secured by a mortgage and are subject to financial and other reporting covenants. The Company must meet certain debt covenants per the terms of the agreement with the bank; however these covenants are not applicable to the Company until the period end June 30, 2009.

The Company entered into an interest rate swap agreement in relation with the aforementioned Loan agreement in May 2008. The swap agreement effectively fixes the Company’s interest rate at 3.67% on a notional amount of $24,650,000 of the Company’s Loan agreement through November 2011. The fair market value of the interest rate swap agreement was approximately $1,426,000 and $1,413,000 and is recorded as a liability as of March 31, 2009 and December 31, 2008, respectively. The interest rate swap agreement is not designated as a cash flow or fair value hedge.

Gains and losses based on the fair value change in the interest rate swap agreement are recognized in the statement of operations as change in fair value of interest rate swap agreement.

On May 9, 2008, in conjunction with the acquisition of the assets related to the biodiesel project in Danville, Illinois, the Company entered into a Subordinated Loan Agreement with REG in the amount of $21,700,000 (subordinated loan) for the purpose of funding construction of the Danville, Illinois project. The subordinated loan was principally in payment for 1,980,488 shares of common stock of REG and for 127,273 shares of preferred stock of REG issued to an unrelated third party in connection with an oil feedstock supply agreement entered into between the Company and the unrelated third party (See Note 8). The outstanding principal and interest accrued related to the note will be due in full on May 9, 2013.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

On May 2, 2008, the Company issued a warrant to purchase 51,563 Class A Units at $.01 per unit to a related party as part of the subordinated loan agreement. The warrant was issued to REG in consideration of providing a guaranty for a portion of the Company’s obligations under its Loan agreement with the unrelated third party lender as aforementioned.

A debt discount of approximately $102,600, which approximated the relative fair value of the warrants, was recognized at the date of issuance and was amortized and capitalized to construction in process during the construction phase. As completion of the plant was established in January 2009, the discount is being amortized to interest expense over the remaining life of the loan. As of March 31, 2009, a total of $12,881 of amortization was capitalized as buildings of which these costs were capitalized during the year ended December 31, 2008. Total amortization expense for the period ending March 31, 2009 totaled approximately $36,000.

The note requires the Company to pay interest at the 30 day LIBOR rate plus 500 basis points quarterly beginning July 1, 2008. The applicable interest rate at March 31, 2009 and December 31, 2008 totaled 5.50% and 6.91%, respectively. All amounts outstanding under the note, including both principal and interest, shall be convertible at the option of the lender, into units at a price of $2.00 per unit at any time. The note permits the Company to pay interest in cash or in the form of units valued at $2.00 per unit. As of March 31, 2009 and December 31, 2008, the Company has issued 542,224 and 327,017, respectively, units to REG (See Note 2). Subsequent to March 31, 2009, the Company issued an additional 147,982 shares to pay the interest. The note is secured with a subordinated mortgage security.

Long-term debt, as discussed above and excluding the debt discount of $84,709, consists of the following at March 31, 2009:

Construction note	$24,650,000
Subordinated debt	21,700,000

Totals	46,350,000
Less amounts due within one year	2,465,004

Net long-term debt	$43,884,996

The estimated maturities of long-term debt at March 31, 2009 are as follows:

2009	$2,465,004
2010	2,465,004
2011	19,719,992
2012	—
2013	21,700,000

Total long-term debt	$46,350,000

The long-term debt is net of the debt discount for outstanding warrant options available to REG totaling $84,709 as of March 31, 2009. Debt discount amortization recognized for the three months ended March 31, 2009 totaled $5,062, which is recorded in interest expense.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Plant Construction

On May 12, 2008 the Company entered into an asset purchase agreement with an unrelated third party for the under-construction assets of the plant located in Danville, IL. The Company provided the sellers cash totaling $5,250,000 and 1,882,927 common shares of REG. Of that consideration, $250,000 and 97,561 shares of common stock in REG were placed in escrow to satisfy indemnification obligations which the seller may have to the Company under the Purchase Agreement. The Company has assumed $24,650,000 of the sellers’ long-term debt by entering into a new loan agreement with the financial institution (See Note 5).

On May 9, 2008, the Company entered into a design-build agreement with REG for the construction of a treatment facility to process animal fats for use as feedstock in the production process. This facility was built within the Danville, IL location. Construction on the animal fat processing plant is substantially complete at March 31, 2009 and the cost of the plant totaled $11,797,095. The contract also includes a contingency amount totaling $903,306, which is not included in the aforementioned contract price. Within several days of the Company entering into the purchase agreement as aforementioned, the Company paid 10% of the estimated contract price or $1,085,000, which was applied to the total contract price. A final payment, consisting of the unpaid balance of the contract price, has been billed to the company, a portion of which is included in construction payable at March 31, 2009 and December 31, 2008.

Oil Feedstock Supply Agreement

On May 9, 2008, the Company entered into an oil feedstock supply agreement with an unrelated third party. Under the agreement, the Company will purchase up to approximately 30% of the Company’s maximum operating requirements for soybean oil for a term of six years from the date of closing of the asset purchase agreement. The Company has the option to renew the agreement for an additional two-year period by giving written notice no later than 12 months prior to expiration of the initial terms. The Company is obligated to pay the third party the futures price plus basis.

A transaction fee totaling the greater of total pounds delivered to the facility during the year multiplied by a flat rate or, if less than 112 million pounds are delivered due to certain circumstances as defined by the agreement, a determined fee as stipulated in the agreement would be owed to the third party provider. The accumulated fee for the three months ended March 31, 2009 totaled $71,625. Delivery payments are due each week for the total price of oil to be delivered under the applicable weekly estimate. For any oil not covered by specific orders or by a weekly estimate, the Company shall pay in advance the total price for such oil. Beginning October 1, 2008 and continuing for a six month period thereafter, the Company accepted delivery of and paid the unrelated third party for a minimum of 5.75 million pounds of oil. For all subsequent months during the term of the agreement, the Company must accept delivery of and pay for a minimum of 7 million pounds of oil.

Lease Agreements

On May 9, 2008, the Company entered into a lease agreement with the same unrelated party providing the oil feedstock supply as aforementioned, for certain real property. The base rent is the sum of one dollar ($1.00) per annum, payable on the rent commencement date and on each anniversary during each year. Upon termination of the oil feedstock supply agreement a base rent of $72,000 per annum is payable in equal monthly installments in advance on the first day of each month throughout the lease term. After the first full calendar year the base rent shall increase by the same percentage as the percentage increase, if any, in the consumer price index.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

Service Agreements

On May 9, 2008, the Company entered into an agreement with an unrelated party to provide assistance with rail loadout services and provide the Company easements for access and natural gas, oil, and biodiesel pipelines. The Company will pay monthly estimated per car cost for all railcars loaded during a month. At the end of each quarter the Company will be notified the actual per car cost for that quarter. If actual is greater than estimated, the Company will be required to pay the difference times the number of railcars loaded during such quarter, payment must be made within five days. The Company shall also pay the pre-effective service fee of $240,000 in monthly payments of $13,333 beginning November 2008.

Consulting Contracts

In May 2006, the Company entered into an agreement with an unrelated party for consultation and contract negotiations. The contract required payments totaling $35,000. In February 2007, the Company extended this agreement. The contract required payments totaling $25,000, and an additional $25,000 in the form of units of the Company at the time construction begins, of which the Company paid upon the purchase of the under-construction assets of the Danville plant. The consultant was paid in the form of Company units for all scheduled payments discussed under the contract above.

Approximately $50,000 of compensation expense relating to the unit issuance was recognized in general and administrative expense on the statement of operations for the year ended December 31, 2008.

On May 9, 2008, the Company issued a warrant for the purchase of an additional 100,000 units to this outside consultant for services related to the project. The warrant is exercisable at a purchase price of $2.00 per unit at any time from and after the date on which the plant commences operations and will continue for a period of seven years following such date, after which all such rights shall terminate. The related warrant-based compensation expense of $142,972 had been recognized as of December 31, 2008, when the plant commenced operations.

On May 9, 2008, pursuant to the acquisition of the assets of the Danville, Illinois project, the Company entered into a management and operational services agreement with REG. The agreement provides for the overall management of the plant, including providing on-site general and operations managers, procurement of feedstocks as necessary for the operation of the plant, performing administrative, sales, and marketing functions, and other as needed services. The agreement also provides for the extension of trade credit by REG to the Company in connection with the purchase of raw materials and sale of biodiesel by the Company or on the Company’s behalf. The contract requires a monthly fee equal to $.0425 per gallon of biodiesel produced and a flat fee of $75,000 per month. The Company will also pay REG approximately $483,000 for testing and start-up services provided during the development stage. The term of the agreement is five years after the end of the first month in which biodiesel is produced for sale. As of March 31, 2009, the Company has expensed $483,000 related to this agreement.

On March 20, 2009, the Company entered into a toll process agreement with REG for the purpose of providing certain feedstock and other raw materials for production of biodiesel. Under the agreement REG would provide for delivery of the feedstock and retain title to the goods at all times throughout the production process. The Company will receive a set fee per gallon up to 2,500,000 produced and a reduced fee per gallon thereafter. The agreement also waived the $.0425 per gallon sold payment payable to REG under the terms of the management and services agreement as noted above. Payment under the terms of the agreement is dependant on

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

the certification and testing of the finished product biodiesel. The original agreement expired on May 3, 2009, however on April 27, 2009 the Company entered into a new agreement with REG through May 31, 2009. The agreement had similar terms as the previous agreement mentioned above.

NOTE 7 — TRANSACTIONS WITH RELATED PARTIES

The Company entered into a design build and management and operational services agreement (See Note 6) in May 2008 with REG for the operation of the biodiesel plant, and additionally to perform the sales and marketing functions for the plant. REG is a member of the Company as of March 31, 2009 and December 31, 2008.

Transactions and balances with REG are as follows as of:

	March 31, 2009	December 31, 2008
Balance Sheet:
Accounts receivable	$1,355,577	$—
Accounts payable	198,271	—
Construction payable	1,324,640	2,109,985
Subordinated note payable	21,700,000	21,700,000
Accrued subordinated note interest payable	295,965	430,414

	March 31, 2009	March 31, 2008
Statement of Operations:
Purchases of finished product biodiesel	$—	$58,216
Purchases related to construction of the plant	—	9,094,988
Sales to related party	1,776,437	—
Tolling revenue	88,184	—
Management fees incurred	253,371	—

NOTE 8 — GOING CONCERN AND BIODIESEL UNCERTAINTIES

The biodiesel market has experienced significant declines during the recent year. The decreases have occurred in conjunction with the decline in most other major commodities and world financial markets in response to the current global economic crisis. This decrease has had a significant impact on the Company’s ability to meet working capital needs and run the plant at full capacity.

As of March 31, 2009, the Company had available capital (cash plus borrowing capacity) of approximately $544,000. This included approximately $544,000 of cash on hand. $2,000,000 is currently held in a restricted debt service fund with the bank which provides the bank the right to draw down any missed or failed payment. Additional reserve cash totaling approximately $1,157,000 at March 31, 2009 is held with the bank and is for the completion of construction of the plant.

The Company has a $5,000,000 revolving line of credit (See Note 5) with approximately $4,100,000 available, however the terms of the agreement require the Company to recognize a minimum gross margin, to be determined by the Lender, realized on each gallon of biodiesel before funding could occur.

BLACKHAWK BIOFUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — Unaudited (Continued)

March 31, 2009 and December 31, 2008

Since December 31, 2008, due to market conditions, the plant has operated only sporadically. As a consequence, revenue in the first quarter is less than originally projected. This has caused the Company to utilize more cash than anticipated.

Because of these events, as well as the market conditions discussed above, there is an increased level of uncertainty related to their ability in 2009 and early 2010 to obtain funds from cash flows from operations, or bank financing that are sufficient for the liquidity needed for ongoing operations.

These factors raise significant doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and liabilities in the normal course of business.

Management has implemented the following plan:

•	Management has selectively entered into purchase commitments where the price inputs are favorable.

•	Management has entered into a tolling agreement to provide a margin for processing feedstock owned and provided by third parties in biodiesel needed by those customers.

•

Management is currently in negotiations with its lender to extend an additional debt facility in 2009 and to amend and extend existing agreements to assist with potential future working capital needs, as may be necessary.

•	Management, with the completion of the animal fat process, has the ability to increase production in the area of the currently lower input costs, soy oil or animal fat.

•	Execution of merger agreement with REG.

NOTE 9 — MERGER AGREEMENT

On May 11, 2009, the Company entered into a definitive agreement and plan of merger with REG, for the consolidation and operation of the Company’s commercial-scale biodiesel production facility with the operations of REG and two other biodiesel production companies. The Company will be incorporated and consolidated into a new holding company, which has been incorporated by REG, of which will be owned by current REG investors and the current members of the Company as well as the members of the two other consolidating companies.

Per the terms of the agreement, the Company’s existing units will be converted to shares of the new company (Newco) and the Company’s unitholders will receive .4479 of a unit of Newco common stock and .0088 of a unit of Newco preferred stock for each Class A unit of the Company. In addition all outstanding company warrants will be assumed by Newco and converted into warrants for the purchase of common stock of Newco based on the same exchange ratio as is applicable to outstanding Class A units of the Company as mentioned above. The exercise date of these warrants will be extended by the number of days in the period between December 19, 2009 and the first anniversary date of the closing date of the merger transaction with REG and Newco. The transaction is not final and is subject to approvals by the shareholders of all of the consolidating companies as well as the Company’s ability to secure additional working capital financing to fund operations of the plant and its ability to obtain an amended agreement on existing debt with its senior third party lender, amongst other conditions as stated in the agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers

Blackhawk Biofuels, LLC

Freeport, Illinois

We have audited the accompanying balance sheet of Blackhawk Biofuels, LLC (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended and from inception (April 28, 2005) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blackhawk Biofuels, LLC (a development stage company) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended and from inception (April 28, 2005) to December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company’s significant operating losses, economic state of the biodiesel industry and volatile commodities prices as of the date of this report raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

/s/ Boulay, Heutmaker, Zibell & Co. PLLP

Minneapolis, Minnesota

April 6, 2009

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash	$730,234	$7,042
Restricted cash	6,844,804	—
Other receivables	200,000	50,000
Inventories	1,322,856	—
Prepaid expenses	168,636	15,910

Total current assets	9,266,530	72,952

Property, Plant and Equipment
Buildings	11,553,691	—
Computers and office equipment	161,665	2,892
Plant and process equipment	36,809,408	—
Site improvements	5,457,677	—
Construction in process	10,119,296	—

Total property, plant and equipment	64,101,737	2,892
Less accumulated depreciation	204,920	677

Net property, plant and equipment	63,896,817	2,215

Other Assets
Deferred offering costs	—	618,229
Debt issuance costs, net of amortization	368,431	—

Total other assets	368,431	618,229

Total Assets	$73,531,778	$693,396

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$1,848,753	$—
Accounts payable	278,309	204,755
Construction payable	2,109,985	358,020
Commodities derivative instruments, at fair value	95,712	—
Interest rate swap, at fair value	1,413,037	—
Accrued purchases	58,216	—
Accrued interest	567,899	—

Total current liabilities	6,371,911	562,775

Long-Term Debt, net of unamortized debt discount of $89,771	44,411,476	—

Members’ Equity
Member contributions, net of costs related to capital contributions, 16,404,267 and 3,500,000 units outstanding at December 31, 2008 and December 31, 2007, respectively	28,634,557	3,482,433
Additional paid in capital	990,124	519,400
Deficit accumulated during development stage	(6,876,290)	(3,871,212)

Total members’ equity	22,748,391	130,621

Total Liabilities and Members’ Equity	$73,531,778	$693,396

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Inception (April 28, 2005) to December 31, 2008
Revenues	$—	$—	$—

Operating Expenses
Professional fees	532,853	217,078	931,772
Impairment of long-lived assets	—	2,917,311	2,917,311
General and administrative	1,940,399	459,846	2,624,417

Total	2,473,252	3,594,235	6,473,500

Operating Loss	(2,473,252)	(3,594,235)	(6,473,500)

Other Income (Expense)
Other income	18,777	—	18,777
Grant revenue	—	—	102,500
Interest income	919,312	5,635	945,848
Gain on derivative instruments	279,739	—	279,739
Change in fair value of interest rate swap	(1,413,037)		(1,413,037)
Interest expense	(336,617)	—	(336,617)

Total	(531,826)	5,635	(402,790)

Net Loss	$(3,005,078)	$(3,588,600)	$(6,876,290)

Weighted Average Units Outstanding — Basic and Diluted	13,647,916	3,500,000	5,358,108

Net Loss Per Unit —Basic and Diluted	$(0.22)	$(1.03)	$(1.28)

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

	Member Contributions	Additional Paid in Capital	Deficit Accumulated During Development Stage
Balance — Inception, April 28, 2005	$—	$—	$—
Net loss	—	—	(2,145)

Balance — December 31, 2005	—	—	(2,145)
Capital contributions — sale of 1,770,000 units, $1.00 per unit, March 2006	1,770,000	—	—
Less units subscribed receivable	(630,000)
Capital contributions — sale of 1,730,000 units, $1.00 per unit, April 2006	1,730,000	—	—
Collection of units subscribed receivable — April 2006	630,000	—	—
Cost of raising capital	(17,567)	—	—
Compensation recognized from warrant issuance	—	185,500	—
Net loss for the year ending December 31, 2006	—	—	(280,467)

Balance — December 31, 2006	3,482,433	185,500	(282,612)
Compensation recognized from unit option issuance	—	333,900	—
Net loss for the year ending December 31, 2007	—	—	(3,588,600)

Balance — December 31, 2007	3,482,433	519,400	(3,871,212)
Capital contributions — sale of 12,551,000 units, $2.00 per unit, March 2008	25,102,000	—	—
Costs of raising capital	(656,411)
Compensation recognized from unit option issuance	—	365,572	—
Forfeited equity deposit	—	2,500	—
Debt discount recognized from warrant issuance	—	102,652	—
Units issued for services rendered — 26,250 units, June 2008	52,500	—	—
Units issued for loan interest to REG, 119,937 units, August 2008	239,875	—	—
Units issued for loan interest to REG, 207,080 units, October 2008	414,160	—	—
Net loss for the period ending December 31, 2008	—	—	(3,005,078)

Balance — December 31, 2008	$28,634,557	$990,124	$(6,876,290)

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008	Year Ended December 31, 2007	From Inception (April 28, 2005) to December 31, 2008
Cash Flows from Operating Activities
Net loss	$(3,005,078)	$(3,588,600)	$(6,876,290)
Adjustments to reconcile net loss to net cash from operations:
Construction costs impaired	—	2,917,311	—
Compensation recognized from unit option issuance	365,572	333,900	884,972
Units issued as payment for interest incurred	654,035	—	654,035
Units issued in exchange for services	52,500	—	52,500
Depreciation	295,660	578	296,337
Realized gain on commodities derivative instruments	(375,450)		(375,450)
Unrealized loss on commodities derivative instruments	471,162	—	471,162
Change in fair value of interest rate swap	1,592,813	—	1,592,813
Change in assets and liabilities:
Other receivables	(150,000)	—	(200,000)
Inventory	(1,264,640)	—	(1,264,640)
Prepaid expenses	(152,726)	(1,432)	(168,636)
Accounts payable	121,989	96,205	278,309
Accrued expenses	567,899	—	567,899
Net settlements on derivative instruments	(179,776)	—	(179,776)

Net cash used in operating activities	(1,006,040)	(242,038)	(4,266,765)

Cash Flows from Investing Activities
Capital expenditures	(32,600,122)	(13,500)	(32,244,993)
Construction in process	(8,046,759)	(16,286)	(8,046,759)

Net cash used in investing activities	(40,646,881)	(29,786)	(40,291,752)

Cash Flows from Financing Activities
Change in restricted cash	(6,844,804)	—	(6,844,804)
Payments for debt issuance costs	(446,967)	—	(446,967)
Member contributions received	25,102,000	—	28,602,000
Proceeds from construction loan	24,650,000	—	24,650,000
Payments for deferred offerings costs	(86,617)	(259,782)	(673,978)
Forfeited equity deposit	2,500	—	2,500

Net cash provided by (used in) financing activities	42,376,112	(259,782)	45,288,751

Net Increase (Decrease) in Cash	723,192	(531,606)	730,234

Cash — Beginning of Period	7,042	538,648	—

Cash — End of Period	$730,234	$7,042	$730,234

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Capitalized interest	$1,767,153	$—	$1,767,153

Interest expense	$336,706	$—	$337,447

Supplemental Disclosure of Noncash Investing and Financing Activities
Non-operating assets exchanged for debt	$21,700,000	$—	$21,700,000

Deferred offering costs included in accounts payable	$—	$48,435	$—

Construction deposit capitalized as construction in process	$—	$179,664	$—

Construction costs included in construction payable	$2,109,985	$358,020	$2,109,985

Deferred offering cost offset against equity	$656,411	$—	$673,978

Debt discounted from issuance of warrants	$102,652	$—	$102,652

Accrued inventory purchases	$58,216	$—	$58,216

Notes to Financial Statements are an integral part of this Statement.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company, which anticipated its plant location to be in Stephenson County, Illinois, was organized to fund and construct a 30 million gallon biodiesel production facility. The Company was formed on April 28, 2005 to have an indefinite life.

As of March 14, 2008, the Company abandoned the aforementioned project and purchased the under construction assets of an existing project located in Danville, Illinois (the plant) from an unrelated third party. This existing project was organized by the unrelated party to fund and construct a 45 million gallon biodiesel production facility. The Company completed the construction of the plant and placed the assets into service in December 2008, however the Company continues to operate in the development stage with its efforts principally devoted to operational testing. The Company began producing revenues from operations in January 2009 and will no longer be reported as a development stage company in 2009.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters; useful life of property and equipment; valuation of derivatives, inventory and property and equipment, share-based compensation, the allocation of construction in process and other contingencies. Actual results may differ from previously estimated amounts, and such differences may be material to the financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

Cash

The Company maintains its accounts at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Restricted Cash

Restricted cash consists of project funds and debt reserve funds related to the Company’s construction loan and totaled approximately $6,845,000 and $0 at December 31, 2008 and 2007, respectively. The project funds to facilitate the construction of the plant and the animal fat processing facility have been restricted for purposes in accordance with the terms of a loan agreement with a third party lender (See Note 6). As of December 31, 2008 or 2007 there are no other bank or legal restrictions regarding cash.

Capitalized Interest

The Company’s policy is to capitalize interest incurred on debt during the construction of the plant exceeding one year as guided by SFAS 34, Capitalization of Interest Costs. As of December 31, 2008, approximately $1,767,000 of incurred interest cost was capitalized as construction in process.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Environmental Liabilities

The Company operations are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of materials at its location. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent material environmental or other damages, and to limit the financial liability, which could result from such events. Environmental liabilities are recorded when the liability is probable and the costs can be reasonably estimated. The Company has no environmental contingencies outstanding as of December 31, 2008 or 2007.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. The Company commenced operations in December 2008 and began depreciating capital assets at that time . Depreciation expense for the years ended December 31, 2008 and 2007 were approximately $204,242 and $600, respectively.

Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Land improvements	20 years
Office building	20 years
Office equipment	5 years
Plant and process equipment	7-20 years

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals.

Asset impairment charges are recorded for long-lived assets subject to depreciation when events and circumstances indicate that such assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying value. On March 14, 2008 the Company entered into a purchase agreement to acquire the assets of an under-construction plant located in Danville, Illinois and have therefore considered the construction costs related to the Freeport, Illinois site impaired. The Company had incurred substantial consulting, permitting, purchases of construction equipment, and other pre-construction services related to building its plant facilities, which were capitalized as construction in process. Asset impairment charges of $2,917,311 were recorded for the year ended December 31, 2007 related to the change in location. The impairment was recorded in the 2007 financial statements as the decision to move the Plant was known before the release of the 2007 financial statements.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs. On March 14, 2008, the issuance of new equity occurred and approximately $656,000 was netted against the proceeds received.

Debt Issuance Costs

Debt issuance costs are being amortized over the term of the related debt of $21,700,000 by use of the effective interest method. The Company has amortized approximately $79,000 for the year ended December 31, 2008, respectively, and is included in construction in progress.

Grants

The Company recognizes grant proceeds as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of incremental expenses (expenses the Company otherwise would not have incurred had it not been for the grant), the grant proceeds are recognized as a reduction of the related expense. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.

Stock-Based Compensation

The Company accounts for unit-based compensation under Statement of Financial Accounting Standard No. 123 (revised 2004) (“SFAS No. 123R”), Share-Based Payment, which addresses the accounting for unit-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for unit-based compensation transactions using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and instead generally requires that such transactions be accounted for using a fair-value-based method. The Company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair-value of stock-based awards.

The Company accounts for unit-based instruments granted to nonemployees under the fair value method of EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. Under EITF 96-18 and EITF 00-18, unit-based instruments usually are recorded at their underlying fair value. In certain instances the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

Loss Per Unit

Loss per unit is calculated on a basic and fully diluted basis using the weighted average units outstanding during the period. Warrants and unit options, representing 801,563 equivalent units, are not considered in the fully diluted calculation since they are anti-dilutive.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities . SFAS 133 requires the recognition of derivatives in the balance sheet and the measurement of these instruments at fair value.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. As of December 31, 2008 and 2007, the Company has no derivative instruments that meet this criterion. As of December 31, 2008, the Company has a recognized liability of approximately $1,413,000 related to an interest rate swap agreement and a liability of approximately $96,000 related to commodities derivative instruments. At December 31, 2008, the Company had approximately $776,000 of cash held in the commodities derivatives hedge account for the year ending December 31, 2008.

The Company recognized a corresponding loss related to the fair value of the interest rate swap agreement of approximately $1,413,000 and is included in interest expense and a net gain of approximately $279,000 related to the commodities derivative instruments which is included in gain on derivative instruments in the statement of operations for the year ending December 31, 2008.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109 (“FIN 48”). The Interpretation creates a single model to address accounting for uncertainty in tax positions. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition of certain tax positions. Primarily due to the Company’s tax status as a limited liability corporation, the adoption of FIN 48 on January 1, 2007, had no material effect on the Company’s financial condition or results of operations for the years ended December 31, 2008 or 2007.

New Accounting Pronouncement

In March 2008, the FASB issued Statement of Financial Accounting Standard No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities, an amendment of Statement of Financial Accounting Standard No. 133 (“SFAS 133”). SFAS 161 applies to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS 133 and related hedged items accounted for under SFAS 133. SFAS 161 requires entities to provide greater transparency through additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective as of the beginning of an entity’s first interim period that begins after November 15, 2008. No determination has yet been made regarding the potential impact of this standard on the Company’s financial statements.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 2 — MEMBERS’ EQUITY

The Company was capitalized by 108 members contributing a total of $3,500,000 for 3,500,000 units. These contributions were pursuant to a private placement memorandum in which the Company offered a maximum of 3,500,000 units at a cost of $1.00 per unit for a maximum of $3,500,000. Each investor was required to purchase a minimum of 25,000 units for a minimum investment of $25,000 and had the option to purchase additional units in increments of 2,500 units thereafter. This offering was closed and the units were issued on April 12, 2006.

As specified in the Company’s limited liability company agreement, the Company is authorized to issue additional units as needed. The Company has one class of units, which include certain transfer restrictions as specified in the limited liability company agreement and pursuant to applicable tax and securities laws. Each unit represents a pro rata ownership interest in the Company’s profits, losses and distributions.

As of March 14, 2008, the Company agreed to purchase for approximately $50,000,000 (see Note 9) the under-construction assets of an existing project in Danville, Illinois for the construction of a 45 million gallon biodiesel plant, including the assumption of the existing debt financing of $24,650,000, a commitment letter with the intent to enter into a $20,300,000 convertible secured subordinated note and payment $5,250,000 in cash which allowed the Company to break escrow based on the requirements of the escrow agreement.

The total amount raised in the offering and released from escrow as of that date totaled $25,102,000 for the issuance of 12,551,000 units. These funds were used to provide financing to complete the Company’s biodiesel facility in Danville, Illinois.

On August 13, 2008, the Company issued 119,937 units to REG as payment of the interest accrued on the Subordinated Debt (See Note 6) through June 30, 2008, which totaled approximately $239,900. On October 8, 2008, the Company issued 207,080 units to REG as payment for the interest accrued July through September 30, 2008, which totaled approximately $414,200. The Company is anticipating the issuance of 215,207 units to REG for the interest accrued October 1, 2008 through December 31, 2008 approximating $430,400.

NOTE 3 — INVENTORIES

Inventories consist of the following as of December 31, 2008:

Raw materials	$1,248,549
Finished goods	74,307

Total	$1,322,856

NOTE 4 — FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS 157), as it applies to our financial instruments, and Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. SFAS 159 permits companies to irrevocably choose to measure certain financial instruments and other items at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. The adoption of SFAS 157 for financial instruments did not have a material effect on the Company’s financial position, results of operations or cash flows for the fiscal year ended December 31, 2008.

SFAS 159 permits the Company to irrevocably choose to measure certain financial instruments and other items at fair value. Except for those assets and liabilities which are required to be recorded at fair value the Company elected not to record any other assets or liabilities at fair value, as permitted by SFAS 159.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The Company uses a fair value hierarchy that has three levels of inputs, both observable and unobservable, with use of the lowest possible level of input to determine fair value. Level 1 inputs include quoted market prices in an active market or the price of an identical asset or liability. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The Company uses valuation techniques in a consistent manner from year-to-year.

The following table provides information on those assets measured at fair value on a recurring basis.

	Carrying Amount as of December 31, 2008	Fair Value as of December 31, 2008	Fair Value Measurement Using
			Level 1	Level 2	Level 3
Interest rate swap	$(1,413,037)	$(1,413,037)	$—	$(1,413,037)	$—
Commodities derivative instruments	$(95,712)	$(95,712)	$(95,712)	$—	$—

The Company determines the fair value of the interest rate instruments shown in the table above by using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each instrument. The analysis reflects the contractual terms of the derivatives, including the period to maturity and uses observable market-based inputs and uses the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments are based on an expectation of future interest rates derived from observable market interest rate curves. The fair value of the commodities related derivative instruments are based on quoted market prices in an active market.

NOTE 5 — INCOME TAXES

The differences between financial statement basis and tax basis of assets are as follows:

	December 31, 2008	December 31, 2007
Financial statement basis of total assets	$73,531,778	$693,396
Start up and organizational costs expensed for financial reporting purposes	4,741,493	3,638,930
Taxable income tax basis of total assets	$78,273,271	$4,332,326

There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 6 — FINANCING

On May 9, 2008 the Company entered into a Loan agreement with a third party lender for the purpose of purchasing the assets of the project from the existing owners of the Danville, Illinois project and funding construction and operational requirements for that project. The agreement provides for a $24,650,000 term loan and a $5,000,000 revolving line of credit. Interest will accrue on the outstanding balance of the term loan at the 30-day LIBOR rate plus 275 basis points until June 30, 2009 at which time the rate will float based on the LIBOR rate plus basis points as determined by the Company’s EBITA. Interest accrued on the outstanding balance of the loan at December 31, 2008 totaled 4.65%. The term note will mature on November 3, 2011. Fixed principal payments totaling $205,417 plus applicable interest will commence during April 2009. All remaining principal and accrued but unpaid interest shall be due and payable on the maturity date. The Company is subject to certain financial covenants beginning June 30, 2009.

The revolving line of credit will accrue interest at the Company’s choice of the 30-day LIBOR rate plus 300 basis points or the Lender’s prime rate plus 25 basis points and is due in monthly payments. The revolving note will mature May 9, 2009. The notes are secured by a mortgage and are subject to financial and other reporting covenants. The Company must meet certain debt covenants per the terms of the agreement with the bank; however these covenants are not applicable to the Company until the period end June 30, 2009.

The Company entered into an interest rate swap agreement in relation with the aforementioned Loan agreement in May 2008. The swap agreement effectively fixes the Company’s interest rate at 3.67% on a notional amount of $24,650,000 of the Company’s Loan agreement through November 2011. The fair market value of the interest rate swap agreement was approximately $1,413,037 and is recorded as a liability as of December 31, 2008. The interest rate swap agreement is not designated as a cash flow or fair value hedge. Gains and losses based on the fair value change in the interest rate swap agreement are recognized in the statement of operations as interest expense.

On May 9, 2008, in conjunction with the acquisition of the assets related to the biodiesel project in Danville, Illinois, the Company entered into a Subordinated Loan Agreement with REG in the amount of $21,700,000 (subordinated loan) for the purpose of funding construction of the Danville, Illinois project. The subordinated loan was principally in payment for 1,980,488 shares of common stock of REG and for 127,273 shares of preferred stock of REG issued to an unrelated third party in connection with an oil feedstock supply agreement entered into between the Company and the unrelated third party (See Note 9). The outstanding principal and interest accrued related to the note will be due in full on May 9, 2013. On May 2, 2008, the Company issued a warrant to purchase 51,563 Class A Units at $.01 per unit to a related party as part of the subordinated loan agreement. The warrant was issued to REG in consideration of providing a guaranty for apportion of the Company’s obligations under its Loan agreement with the unrelated third party lender as aforementioned.

A debt discount of approximately $102,600, which approximated the relative fair value of the warrants, was recognized at the date of issuance and was amortized and capitalized to construction in process during the construction phase. As completion of the plant was established in December 2008, the discount will be amortized to interest expense over the remaining life of the loan. The capitalized amortization was approximately $12,881 and $0 for the year ending December 31, 2008 and 2007, respectively.

The note requires the Company to pay interest at the 30 day LIBOR rate plus 500 basis points quarterly beginning July 1, 2008. The applicable interest rate at December 31, 2008 totaled 6.91%. All amounts outstanding under the note, including both principal and interest, shall be convertible at the option of the lender,

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

into units at a price of $2.00 per unit at any time. The note permits the Company to pay interest in cash or in the form of units valued at $2.00 per unit. As of December 31, 2008, the Company has issued 327,017 units to REG and has approved the issuance of an additional 215,207 units to REG for payment of the interest amounts owed (See Note 2). The note is secured with a subordinated mortgage security.

Long-term debt, as discussed above, consists of the following at December 31, 2008:

Construction note	$24,650,000
Subordinated debt	21,700,000

Totals	46,350,000
Less amounts due within one year	1,848,753

Net long-term debt	$44,501,247

The estimated maturities of long-term debt at December 31, 2008 are as follows:

2009	$1,848,753
2010	2,465,004
2011	20,336,243
2012	—
2013	21,700,000

Total long-term debt	$46,350,000

The long-term debt is net of the debt discount for outstanding warrant options available to REG totaling $89,771 as of December 31, 2008. Debt discount amortization recognized for the year ending December 31, 2008 totaled $12,881, which was capitalized in construction in process.

NOTE 7 — EQUITY-BASED COMPENSATION

The Company has an equity-based compensation plan (the Plan) which provides for the issuance of warrant to purchase an aggregate of 650,000 units of the Company to members of the board of managers, for the purpose of providing services to facilitate the construction and planned future operations of the plant. Warrants to purchase the entire 650,000 units were issued on June 30, 2006. The warrants are exercisable at a purchase price of $1.00 per unit at any time from and after the date on which the plant commences operations (vesting date) and will continue for a period of one year following such date, after which all such rights shall terminate. During December 2008, the plant commenced operations and at that time the unit options were fully vested.

On May 9, 2008, the Company issued a warrant for the purchase of an additional 100,000 units to an outside consultant for services related to the project. This warrant is exercisable at a purchase price of $2.00 per unit at any time from and after the date on which the plant commences operations and will continue for a period of seven years following such date, after which all such rights shall terminate.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

The following table presents the weighted average assumptions used to estimate the fair values of the units underlying the warrants granted to members of the board of managers and consultant in the periods presented, using the BSM option-pricing formula: The risk-free interest rate for periods within the contractual life of the warrant is based on the U.S. Treasury yield curve in effect at the time of grant.

December 31, 2008
Risk-free interest rate	4.85%
Expected volatility	25%
Expected life	3 years
Expected dividend yield	—
Weighted average fair value of options granted during the year	$1.00

The following table summarizes the activity for outstanding warrants to directors of the Company:

	Warrants Outstanding
	Number of warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2006	650,000	$1.00
Granted	—	—
Exercised	—	—
Canceled/forfeited/expired	—	—

Balance at December 31, 2007	650,000	1.00
Granted	—	—	—	—
Exercised	—	—
Canceled/forfeited/expired	—	—

Balance at December 31, 2008	650,000	$1.00	—	$650,000

Vested and exercisable as of December 31, 2008	—	$—		$—
Vested and expected to vest as of December 31, 2008	650,000	$1.00	—	$650,000

(1)	The aggregate intrinsic value is calculated as approximately the difference between the weighted average exercise price of the underlying awards and the Company’s estimated current fair market value of $2.00 per unit at December 31, 2008.

The Company recognized unit-based compensation expense to employees of the company of approximately $222,600 and $334,000 for the year ended December 31, 2008 and 2007, respectively, which is included in general and administrative expense on the statement of operations.

NOTE 8 — GRANTS

On March 14, 2008 the Company entered into an agreement to purchase the under-construction assets of an existing project located in Danville, Illinois. Prior to the Company entering into the agreement, the original Danville project had been awarded $4,000,000 from the Renewable Fuels Development program and had already received $3,800,000 before the Company had entered into the purchase agreement. The Company should be eligible to receive the remaining $200,000 upon completion of the plant.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Plant Construction

On May 12, 2008 the Company entered into an asset purchase agreement with an unrelated third party for the under-construction assets of the plant located in Danville, IL. The Company provided the sellers cash totaling $5,250,000 and 1,882,927 common shares of REG. Of that consideration, $250,000 and 97,561 shares of common stock in REG were placed in escrow to satisfy indemnification obligations which the seller may have to the Company under the Purchase Agreement. The Company has assumed $24,650,000 of the sellers’ long-term debt by entering into a new loan agreement with the financial institution (see Note 6).

On May 9, 2008, the Company entered into a design-build agreement with REG for the construction of a treatment facility to process animal fats for use as feedstock in the production process. This facility is being built within the Danville, IL location. The estimated contract price is $10,844,327, which is subject to an increase due to certain circumstances, as defined in the agreement, up to a maximum of $11,747,633. The contract also includes a contingency amount totaling $903,306, which is not included in the aforementioned contract price. Within several days of the Company entering into the purchase agreement as aforementioned, the Company paid 10% of the estimated contract price or $1,084,432, which was applied to the total contract price. A final payment, consisting of the unpaid balance of the contract price, shall be due and payable in early fiscal 2009.

Oil Feedstock Supply Agreement

On May 9, 2008, the Company entered into an oil feedstock supply agreement with an unrelated third party. Under the agreement, the Company will purchase up to approximately 30% of the Company’s maximum operating requirements for soybean oil for a term of six years from the date of closing of the asset purchase agreement.

The Company has the option to renew the agreement for an additional two-year period by giving written notice no later than 12 months prior to expiration of the initial terms. The Company is obligated to pay the third party the futures price plus basis.

A transaction fee totaling the greater of total pounds delivered to the facility during the year multiplied by a flat rate or, if less than 112 million pounds are delivered due to certain circumstances as defined by the agreement, a determined fee as stipulated in the agreement would be owed to the third party provider. Once delivery of the feedstock commences, payments are due each week for the total price of oil to be delivered under the applicable weekly estimate. For any oil not covered by specific orders or by a weekly estimate, the Company shall pay in advance the total price for such oil. Beginning October 1, 2008 and continuing for a six month period thereafter, the Company must accept delivery of and pay the unrelated third party for a minimum of 5.75 million pounds of oil. For all subsequent months during the term of the agreement, the Company must accept delivery of and pay for a minimum of 7 million pounds of oil.

Lease Agreement

On May 9, 2008, the Company entered into a lease agreement with the same unrelated party providing the oil feedstock supply as aforementioned, for certain real property. The base rent is the sum of one dollar ($1.00) per annum, payable on the rent commencement date and on each anniversary during each year. Upon termination of the oil feedstock supply agreement a base rent of $72,000 per annum is payable in equal monthly installments in advance on the first day of each month throughout the lease term. After the first full calendar year the base rent shall increase by the same percentage as the percentage increase, if any, in the consumer price index.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

Service Agreement

On May 9, 2008, the Company entered into an agreement with an unrelated party to provide assistance with rail loadout services and provide the Company easements for access and natural gas, oil, and biodiesel pipelines. The Company will pay monthly estimated per car cost for all railcars loaded during a month. At the end of each quarter the Company will be notified the actual per car cost for that quarter. If actual is greater than estimated, the Company will be required to pay the difference times the number of railcars loaded during such quarter, payment must be made within five days. The Company shall also pay the pre-effective service fee of $240,000 in monthly payments of $13,333 beginning November 2008.

Consulting Contracts

In May 2006, the Company entered into an agreement with an unrelated party for consultation and contract negotiations. The contract required payments totaling $35,000. In February 2007, the Company extended this agreement for the purpose of consultation. The contract required payments totaling $25,000, and an additional $25,000 in the form of units of the Company at the time construction begins, of which the Company paid upon the purchase of the under-construction assets of the Danville plant. Approximately $50,000 of compensation expense relating to the unit issuance was recognized in general and administrative expense on the statement of operations for the year ending December 31, 2008.

In March of 2008, the Company abandoned the project at the Freeport site, therefore construction did not begin. During March 2008 board meetings, the Board discussed compensation for the consultant and decided on a payment of $5,000 when escrow was broken, $34,000 upon state grant approval, $30,000 when escrow was broken for compensation from August 2008 through March 2008, and an additional cash payment of $6,000 for added time. In April of 2008, the Company extended this agreement for the purpose of consultation. The contract requires payments of $1,000 weekly. Either party may terminate this contract upon fourteen days written advance notice. Fees paid for services provided as of December 31, 2008 and 2007 totaled approximately $75,000 and $25,000, respectively.

On May 9, 2008, the Company issued a warrant for the purchase of an additional 100,000 units to this outside consultant for services related to the project. The warrant is exercisable at a purchase price of $2.00 per unit at any time from and after the date on which the plant commences operations and will continue for a period of seven years following such date, after which all such rights shall terminate. The Company recognized warrant-based compensation expense of $142,972 as of December 31, 2008, which is included in general and administrative expense on the statement of operations.

On May 9, 2008, pursuant to the acquisition of the assets of the Danville, Illinois project, the Company entered into a management and operational services agreement with REG. The agreement provides for the overall management of the plant, including providing on-site general and operations managers, procurement of feedstocks as necessary for the operation of the plant, performing administrative, sales, and marketing functions, and other as needed services. The agreement also provides for the extension of trade credit by REG to the Company in connection with the purchase of raw materials and sale of biodiesel by the Company or on the Company’s behalf. The contract requires a monthly fee equal to $.0425 per gallon of biodiesel produced and a flat fee of $75,000 per month. The Company will also pay an annual net income bonus of 6% of the net income of the Company.

The Company will also pay REG approximately $483,000 for testing and start-up services provided during the development stage. The term of the agreement is five years after the end of the first month in which biodiesel is produced for sale. During the year ended December 31, 2008, the Company paid and expensed $241,500 related to this agreement.

BLACKHAWK BIOFUELS, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 10 — TRANSACTIONS WITH RELATED PARTIES

The Company entered into a design build and management and operational services agreement (Note 9) in May 2008 with REG for the operation of the biodiesel plant, and additionally to perform the sales and marketing functions for the plant. REG is a member of the Company as of December 31, 2008.

Transactions and balances with REG are as follows as of December 31:

	2008	2007
Accounts payable	$2,072,538	$—
Purchases of finished product biodiesel	58,216	—
Purchases related to construction of the plant	9,094,988	—

NOTE 11 — GOING CONCERN AND BIODIESEL UNCERTAINTIES

The biodiesel market has experienced significant declines during 2008 as compared to prior year. The decreases have occurred in conjunction with the decline in most other major commodities and world financial markets in response to the current global economic crisis. This decrease has had a significant impact on the Company’s ability to meet working capital needs and run the plant at full capacity.

As of December 31, 2008, the Company had available capital (cash plus borrowing capacity) of approximately $2,700,000. This included approximately $700,000 of cash on hand, and $2,000,000 is currently held in a restricted debt service fund with the bank which provides the bank the right to draw down any missed or failed payment. Additional reserve cash totaling $4,844,804 at December 31, 2008 is held with the bank and is for the completion of construction of the plant. The Company has a $5,000,000 revolving line of credit available with the bank, however the terms of the agreement require the Company to have certain working capital requirements before funding could occur.

Since December 31, 2008, due to market conditions, the plant has operated only sporadically. As a consequence, revenue in the first quarter is less than originally projected. This has caused the Company to utilize more cash than anticipated.

Because of these events, as well as the market conditions discussed above, there is an increased level of uncertainty related to their ability in 2009 to obtain funds from cash flows from operations, or bank financing that are sufficient for the liquidity needed for ongoing operations.

These factors raise significant doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and liabilities in the normal course of business.

Management has implemented the following plan:

•	Management has selectively entered into purchase commitments where the price inputs are favorable.

•	Management is considering entering into tolling agreements that would provide a margin for processing feedstock owned and provided by third parties in biodiesel needed by those customers.

•	Management is currently in negotiations with its lender to extend an additional debt facility in 2009 to assist with potential future working capital needs, as may be necessary.

CENTRAL IOWA ENERGY, LLC

CONDENSED BALANCE SHEETS

	March 31, 2009	September 30, 2008
	(Unaudited)
ASSETS
Current Assets
Cash and equivalents	$846,751	$690,509
Due from Broker	75	218,680
Trade accounts receivable — related party, less allowance for doubtful accounts of $1,021,916 and $0 in 2009 and 2008, respectively	43,090	1,200,587
Federal incentive receivable	554,213	457,218
Prepaid expenses	81,532	62,610
Derivative instruments	—	70,556
Inventories	787,960	7,776,472

Total current assets	2,313,621	10,476,632

Property and Equipment
Land and improvements	7,680,111	7,680,111
Office equipment	40,603	40,603
Office building	629,300	629,300
Plant and process equipment	32,683,498	32,593,225
Construction in Process	—	47,083

	41,033,512	40,990,322
Less accumulated depreciation	5,078,083	3,798,838

Net property and equipment	35,955,429	37,191,484

Other Assets
Financing costs, net of amortization	267,105	307,046
Restricted cash	403,667	—

Total other assets	670,772	307,046
Total Assets	$38,939,822	$47,975,162

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$24,025,192	$24,811,856
Revolving line of credit	1,050,000	3,000,000
Accounts payable	180,796	1,111,983
Accounts payable — related party	31,144	423,041
Accrued interest payable	183,618	162,146
Accrued expenses	265,050	278,012

Total current liabilities	25,735,800	29,787,038

Long-Term Debt, less current maturities	—	—

Deferred Grant Financing	745,000	745,000

Commitments and Contingencies
Members’ Equity
Member contributions, net of costs related to capital contributions, 26,672 units outstanding	23,849,120	23,849,120
Deficit accumulated	(11,390,098)	(6,405,996)

Total members’ equity	12,459,022	17,443,124

Total Liabilities and Members’ Equity	$38,939,822	$47,975,162

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008

	(Unaudited)	(Unaudited)
Revenues
Sales to related party	$1,718,310	$12,847,227
Federal incentives	574,996	2,142,651

	2,293,306	14,989,878
Cost of Goods Sold	3,464,582	15,401,575

Gross Loss	(1,171,276)	(411,697)

Operating Expenses
Professional fees	98,540	91,690
General and administrative	348,005	502,485

Total	446,545	594,175

Operating Loss	(1,617,821)	(1,005,872)

Other Income (Expenses)
Interest income	4,852	4,953
Interest (expense)	(466,405)	(544,207)

Total	(461,553)	(539,254)

Net Loss	$(2,079,374)	$(1,545,126)

Weighted Average Units Outstanding	26,672	26,672

Net Loss Per Unit — Basic and Diluted	$(77.96)	$(57.93)

Notes to Unaudited Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008
	(Unaudited)	(Unaudited)
Revenues
Sales to related party	$6,815,823	$27,182,283
Federal incentives	1,175,852	5,619,475

	7,991,675	32,801,758
Cost of Goods Sold	10,949,742	34,475,516

Gross Loss	(2,958,067)	(1,673,758)

Operating Expenses
Professional fees	235,299	180,294
General and administrative	781,963	1,054,229

Total	1,017,262	1,234,523

Operating Loss	(3,975,329)	(2,908,281)

Other Income (Expenses)
Interest income	9,802	21,318
Interest (expense)	(1,018,575)	(1,153,711)

Total	(1,008,773)	(1,132,393)

Net Loss	$(4,984,102)	$(4,040,674)

Weighted Average Units Outstanding	26,672	26,672

Net Loss Per Unit — Basic and Diluted	$(186.87)	$(151.49)

Notes to Unaudited Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(4,984,102)	$(4,040,674)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,319,186	1,285,866
Change in assets and liabilities
Due from Broker	218,605	82,975
Accounts receivable	1,157,497	383,909
Other receivable	(96,995)	(404,674)
Inventories	6,988,512	(3,278,364)
Prepaid expenses	(18,922)	(29,593)
Derivative instruments	70,556	(374,023)
Accounts payable	(1,323,084)	2,269,765
Accrued expenses	(12,962)	137,288
Accrued interest payable	21,472	(45,793)

Net cash provided by (used in) operating activities	3,339,763	(4,013,318)

Cash Flows from Investing Activities
Capital expenditures	(43,190)	—
Increase in restricted cash	(403,667)	—
Sales tax refund from equipment purchases	—	461,517

Net cash provided by (used in) investing activities	(446,857)	461,517

Cash Flows from Financing Activities
Proceeds on revolving line of credit	—	2,500,000
Payments on revolving line of credit	(1,950,000)	—
Proceeds from long-term debt	—	400,000
Payments for long-term debt	(786,664)	(1,066,379)

Net cash provided by (used in) financing activities	(2,736,664)	1,833,621

Net Increase (Decrease) in Cash	156,242	(1,718,180)

Cash and cash equivalents — Beginning of Period	690,509	2,268,725

Cash and cash equivalents — End of Period	$846,751	$550,545

Supplemental Disclosure of Cash Flow Information,
Cash payments for interest, net of amount capitalized	$957,162	$1,179,991

Notes to Unaudited Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS

March 31, 2009 and 2008

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

Central Iowa Energy, LLC, (an Iowa Limited Liability Company) was organized with the intentions of developing, owning and operating a 30 million gallon biodiesel manufacturing facility near Newton, Iowa. The Company was in the development stage until April 2007, when the Company commenced operations.

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended September 30, 2008 included in the Company’s Annual Report on Form 10-KSB.

In the opinion of management, the condensed interim financial statements reflect all adjustments (consisting of normal recurring accruals) that they consider necessary to present fairly the Company’s results of operations, financial position and cash flows. The results reported in these condensed interim financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles of the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

Revenues are recognized when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable, and collectibility is reasonably assured.

Federal Incentive Payments and Receivables

Revenue from federal incentive programs is recorded when the Company has sold blended biodiesel and satisfied the reporting requirements under the applicable program. When it is uncertain that the Company will receive full allocation and payment due under the federal incentive program, it derives an estimate of the incentive revenue for the relevant period based on various factors including the most recently used payment factor applied to the program. The estimate is subject to change as management becomes aware of increases or decreases in the amount of funding available under the incentive programs or other factors that affect funding or allocation of funds under such programs.

Cash and Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash and equivalents.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

The Company maintains its accounts primarily at two financial institutions. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions.

During the quarter ended December 31, 2008 a customer defaulted on a fixed price contract for the delivery of 500,000 gallons of biodiesel. In accordance with the terms of the contract the penalty for not accepting delivery of the product is computed based on the difference between the contract price and the market value of the product on the date of the default. The Company is currently going through arbitration in accordance with the terms of the contract to collect the $1,021,916 shortfall. While the Company believes that the amount is due under the terms of the contract, due to the uncertainty surrounding the outcome of the arbitration proceeding and the financial viability of the customer the entire balance has been reserved. Sales for the six months ended March 31, 2009 have been reported net of this allowance.

The Company’s policy is to charge simple interest on trade receivables past due balances; accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company has no receivables accruing interest at March 31, 2009.

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Derivative Instruments

The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , as amended. SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted from SFAS No. 133 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchases or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal purchases or sales are documented as normal and exempted from accounting and reporting requirements of SFAS No. 133.

The Company enters into option contracts in order to reduce the risk caused by market fluctuations of soybean oil, heating oil and natural gas. These contracts are used to fix the purchase price of the Company’s anticipated requirements of soybean oil and natural gas in production activities and to manage exposure to changes in biodiesel prices. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets. The fair value of the derivatives is continually subject to change due to the changing market conditions. Although the Company believes its derivative positions are economic hedges, none have been designated as a hedge for accounting purposes and derivative positions are recorded on the balance sheet at their fair market value, with changes in fair value recognized in current period earnings in cost of goods sold. The unrealized gain related to derivative contracts is recorded as a separate asset on the balance sheets.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

The following amounts have been included in cost of goods sold for the three and six month periods ended March 31, 2009 and 2008:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008
Realized gain/(loss)	$414,853	$(2,048,480)	$1,241,595	$(2,770,653)
Change in unrealized gain (loss)	(402,239)	1,613,003	(70,556)	374,023

Net gain (loss)	$12,614	$(435,477)	$1,171,039	$(2,396,630)

Property and Equipment

Property and equipment is carried at cost. Depreciation and amortization are provided over estimated useful lives by use of the straight line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. The Company initiated operations on April 3, 2007 and began depreciating the portion of the plant in service at that time.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15-20 years
Office building	10-20 years
Office equipment	5 years
Plant and process equipment	10-20 years

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset.

Restricted Cash

Restricted cash consists of a certificate of deposit totaling approximately $403,667 at March 31, 2009. These funds have been restricted for purposes in accordance with the terms of a loan agreement with a third party lender. As of March 31, 2009 and 2008 there are no other bank or legal restrictions regarding cash.

Financing Costs

Financing costs and loan origination fees are stated at cost and are amortized using the effective interest method over the life of the loan agreements. Amortization commenced as the Company borrowed funds on the loans. Amortization for the six months ended March 31, 2009 and 2008 was $39,941 and $19,513, respectively.

Fair Value of Financial Instruments

The estimated fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The carrying value of cash and equivalents, due from broker, receivables and accounts payable approximates the fair value because of the short maturity of these financial instruments. The carrying value of the debt also approximates fair value as the interest rate reprices when market interest rates change. The fair value of the derivate instruments is based on quoted prices in active exchange-traded or over-the-counter markets.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

Deferred Grant Financing

Pursuant to a private redevelopment agreement dated November 21, 2006, Jasper County agreed to construct sewer improvements for the Company’s biodiesel project site. The agreement authorizes the County to finance these improvements through the issuance of bonds or notes. In return for these improvements, the Company was required to construct a thirty million gallon per year biodiesel plant requiring a total investment of at least $38,000,000 and to create at least twenty new full-time jobs at our plant and maintain such jobs until June 30, 2015. Also, the Company was required to enter into an assessment agreement with Jasper County to establish a minimum actual value of our property and related improvements for the purposes of the calculation and assessment of our real property taxes. In the event of default the Company would be required to pay the County for the improvements. For financial statement purposes the costs of the improvements have been capitalized in land improvements and the obligation will be shown as a long-term liability until the obligation is reduced or expires.

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s earnings pass through to the partners and are taxed at the partner level. Accordingly, no income tax provision has been calculated. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes and accelerated depreciation for tax purposes as compared to straight line depreciation for financial statement purposes.

Reclassifications

Certain amounts in prior year financial statements have been reclassified, with no effect on net income or members’ equity, to conform to current year presentations.

NOTE 2 — INVENTORIES

Inventories consist of the following as of March 31, 2009 and 2008:

	2009	2008
Raw materials	$362,374	$2,753,646
Work in process	—	155,988
Finished goods	425,586	6,265,664

Total	$787,960	$9,175,298

NOTE 3 — RELATED PARTY TRANSACTIONS

In August 2006, the Company entered into a management and operational services agreement with REG for the overall management of the Company. The entity provides a general manager, an operations manager, acquires feed stocks and the basic chemicals necessary for operations and performs administrative, sales and marketing functions. The Company pays a per gallon fee based on the number of gallons of biodiesel produced. In addition, the agreement provides for the payment of a yearly bonus based upon the Company’s net income. Total fees expensed under the agreement for the six months ended March 31, 2009 and 2008 were approximately

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

$59,000 and $703,000, respectively. The agreement will renew annually unless terminated by either party upon one year’s prior written notice. On April 7, 2009 the Company received a written notice of termination from REG due to changes in the biodiesel market since the original agreements were signed. Therefore the current agreement will expire on May 1, 2010. REG has proposed that the parties review and cooperate to negotiate a new contract mutually beneficial to the Company and REG; however, there is no guarantee that a new contract will be entered into between the parties.

In November 2008, the Company entered into a Toll Processing Agreement with REG for the delivery of corn oil to the Company for pre-treatment processing. REG agrees to pay the Company a fixed processing fee per pound of corn oil delivered minus the amount from the sale of materials obtained from the pre-treatment processing.

In January 2009, the Company entered into an additional Toll Processing Agreement with REG for the delivery of various feedstocks to the Company for processing into biodiesel meeting certain specifications. REG agrees to pay a fixed fee per gallon produced from said feedstocks. The Company will retain all co-products produced as a result of the processing at no additional cost. The term of the agreement continues from January 2009 until March 30, 2010 and shall continue thereafter on a month to month basis unless terminated in writing by either party at least one month in advance of the termination date. The Company also entered into an addendum to the agreement which provides for the processing of certain other feedstocks into biodiesel. The Company shall pay to REG a by-product payment for the co-products produced and sold from the processing of this additional feedstock. All other terms of the agreement are unchanged.

NOTE 4 — REVOLVING LINE OF CREDIT

The Company had a $2,000,000 revolving line of credit commitment with F & M Bank — Iowa. Advances under the agreement are limited based upon inventories and accounts receivable. The Company was required to make quarterly interest payments at a variable rate equal to the LIBOR rate plus 3.25%. The note was secured by substantially all assets of the Company. In October 2007, the Company entered into an amended and restated master loan agreement, an amended third supplement to the amended and restated master loan agreement and an amended and restated revolving line of credit note with F&M Bank — Iowa. Under these agreements, the revolving line of credit was increased to $4,500,000 for working capital purposes related to the operation of the plant. The Company continued to make quarterly interest payments at a variable rate equal to the LIBOR rate plus 3.25% and continued to pay an unused commitment fee on the average daily unused portion of the line of credit at a rate of 0.35% per annum, payable in quarterly installments. In April 2008, the Company received a notice from the lender that the interest rate increased by 2% due to its default under the loan agreement (See Note H). In October 2008, the Company entered into a first and second amendment to the amended and restated master loan agreement. Under these agreements, the revolving line of credit was decreased to $2,000,000, the interest rate was amended to be equal to 4% above the LIBOR rate and at no time less than 6%, interest must be paid monthly, the outstanding principal balance and all accrued interest is payable in full in October 2009, the note is secured by an amended and restated mortgage, and the tangible net worth covenant was amended. The Company continues to pay an unused commitment fee on the average daily unused portion at the new rate of 0.50% per annum, payable in quarterly installments. (See Note E for covenants) As of March 31, 2009, approximately $1,050,000 was outstanding under the revolving line of credit.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

NOTE 5 — LONG-TERM DEBT

Long-term obligations of the Company are summarized as follows at March 31, 2009:

2009
Mortgage Term Note payable to F & M Bank — Iowa — See details below	$18,616,732
Iowa Department of Economic Development — See details below	345,000
Term Revolving Note payable to F & M Bank — Iowa — See details below	5,000,000
Equipment capital lease, due in monthly installments of $3,345 through August 2010 with a final option payment of $11,500 for the purchase of the equipment.	63,460

$24,025,192

Due to the going concern issues addressed in Note H the debt has been classified as current.

F&M Mortgage and Revolving Term Loan

The term loan requires monthly fixed principal of $186,167 plus interest commencing June 1, 2007, with a final payment due no later than June 1, 2012. The agreement also includes a provision for additional payments based on the excess cash flows of the Company as defined in the agreement.

Advances under the revolving term loan are available until the expiration of the commitment on June 1, 2012, at which time any outstanding balance shall be due and payable in full. The note requires monthly interest payments based on unpaid principal. The Company has advanced $5,000,000 on the revolving line of credit agreement as of March 31, 2009.

The agreements provide for several different interest rate options including variable and fixed options (5.70% variable on the term note and revolving line of credit note, as of March 31, 2009). The variable interest rate options are based on LIBOR rate and include adjustments for performance which is based on the Company’s tangible owner’s equity, measured quarterly. The notes are secured by essentially all of the Company’s assets. In April 2008, the Company received a notice from the lender that the interest rate would be increased by 2% due to its default under the loan agreement (See Note H).

The bank note agreements for F&M Bank — Iowa contains restrictive covenants which, among other things, require the Company to maintain minimum working levels of working capital, tangible owner’s equity and tangible net worth, as well as financial ratios, including a fixed charge coverage ratio. As of March 31, 2009, the Company was in violation of the working capital, tangible net worth, owner equity ratio and fixed charge ratio covenants.

Iowa Department of Economic Development

In July 2006, the Company entered into a financial assistance contract with the Iowa Department of Economic Development whereby the Company has been awarded a $100,000 forgivable loan and a $300,000 non-interest bearing loan. The Company is obligated to create 28 full-time equivalent jobs, with 14 of the created jobs having starting wages, including benefits, that meet or exceed $20.64 per hour. The note is due in monthly installments of $5,000 which began in May 2008.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

NOTE 6 — RETIREMENT PLAN

The Company has a 401(k) plan covering substantially all employees who meet specified age and service requirements. Under this plan, the Company makes a matching contribution of up to 3% of the participants’ eligible wages. The Company contributions for the six months ended March 31, 2009 and 2008, was $7,442 and $10,996, respectively.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Utility Contracts

In July 2006, the Company executed an agreement with an unrelated party to provide the electrical energy required by the Company for a period commencing on July 1, 2006 through July 1, 2007 and shall continue until terminated by either party providing a 90 day advance written notice.

In November 2006, the Company executed an agreement with an unrelated party to provide the nitrogen required by the Company for a period commencing on the date of first delivery of the product and continuing for a period of five years and will continue thereafter until either party terminates the agreement by providing a minimum 12 month advance written notice of intent of termination. The Company will pay a monthly service charge of $750 plus $.405 per 100 cubic feet of nitrogen used, with adjustments permitted under conditions outlined in the agreement.

In August 2007, the Company executed an agreement with an unrelated party to provide transportation of natural gas required by the Company for a period commencing on the date of first delivery of the product and will continue year to year thereafter until either party terminates the agreement. The Company will pay a monthly service charge of $150 plus $.04 per 100 cubic feet of gas delivered, with adjustments permitted under conditions outlined in the agreement.

Contingencies

On March 12, 2009 the European Commission applied temporary duties on imports of biodiesel from the United States, while it continues to investigate the evidence of unfair subsidies and dumping of United States biodiesel imports into the European Union. The duties went into effect March 13, 2009 and will remain in place until July 2009. At such time, the European Commission may determine to impose definitive tariffs, which could last for five years. The Company will likely face increased competition for sales of its biodiesel and international demand for its product will likely decrease. If any governmental supports are modified or removed and decreased demand for the Company’s biodiesel results, its profitability would decrease.

NOTE 8 — GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. From inception to March 31, 2009, the Company has generated net losses of $11,390,098 and experienced significant fluctuations in the costs of the basic product inputs and sales prices. In an effort to increase profit margins and reduce losses, the Company increased its production of animal fat-based biodiesel and decreased its production of soybean oil-based biodiesel, as animal fats are currently less costly than soybean oil. The Company also utilized corn oil as an alternative to soybean oil as much as possible. Furthermore, the Company may scale back the rate at which it produces biodiesel.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

The Company has also undertaken significant borrowings to finance the construction of its biodiesel plant. The loan agreements with the Company’s lender contain restrictive covenants, which require the Company to maintain minimum levels of working capital, tangible owner’s equity, and tangible net worth, as well as a fixed charge coverage financial ratio. During the period covered by this report, the Company failed to comply with all of the restrictive covenants referenced above, which were measured for the first time on May 31, 2008. The Company may continue to fail to comply with one or more loan covenants contained in its loan documents during the 2009 fiscal year. This raises doubts about whether the Company will continue as a going concern.

On April 3, 2008, the Company was officially notified by the lender that they were in default under the loan agreement, and on April 24, 2008 the Company received written notice from the lender that the interest rate on all of the Company’s credit facilities with the lender would be increased by 2% effective June 1, 2008 (the “Rate Notice”). The Rate Notice provides that the lender has agreed to temporarily forebear from exercising some of its rights and remedies under the loan agreements pending additional information and performance by the Company. However, in the future it is possible that the lender may elect to exercise one or more of the other remedies provided under the loan agreements and by applicable law, including, without limitation, acceleration of the due date of the unpaid principal balance outstanding on the Company’s real and personal property. The Company’s ability to continue as a going concern is dependent on the Company’s ability to comply with the loan covenants and the lender’s willingness to waive any non-compliance with such covenants.

The Company’s lender has indicated that the Company must raise capital in an amount sufficient to comply with the Company’s loan covenants and to have adequate cash reserves on hand. In October 2008, the Company’s lender decreased the line of credit to $2 million.

In order to obtain additional debt and/or equity financing to fund operations throughout the 2009 fiscal year and to comply with the loan covenants and financial ratios, the Board of Directors may consider pursuing any one or more of the following courses of action;

•	Raising equity through one or more private placement offerings or state registered offering of the Company’s membership units;

•	Seeking additional sources of short-term debt financing and credit facilities;

•	Refinancing the current debt financing and credit facilities; or

•	Seeking strategic business opportunities, including with other biodiesel plants;

There can be no assurances that if they pursue any of the foregoing courses of action that they will be successful. They may consider pursuing other options in addition to those identified above.

The Company has also engaged a consultant to assist them in locating prospective sources of equity or business partners and seek additional short-term debt financing. However, there is no guarantee that these efforts will be successful. It may be very difficult to raise or obtain equity or obtain additional credit, especially in light of the country’s recent economic downturn and credit crisis. If they cannot obtain additional equity and/or debt financing over the next several months, they may continue to temporarily cease operations for days or weeks at a time on an as-needed basis.

Additionally, in October 2008, they obtained approval of a pre-application for a United States Department of Agriculture (“USDA”) loan guarantee. A USDA loan guarantee may make them a better candidate to receive additional debt financing or to refinance their current long-term financing with their current lender.

CENTRAL IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009 and 2008

NOTE 9 — SUBSEQUENT EVENT

On May 8, 2009, the Company entered into an Asset Purchase Agreement with REG, REG Newco, Inc., a Delaware corporation (“Newco”), and REG Newton, LLC, an Iowa limited liability company and a wholly-owned subsidiary of Newco (“Newton”) (collectively, with REG and Newco, the “REG Parties”) pursuant to which Newton will acquire substantially all of the Company’s assets, assume certain liabilities of the Company and thereafter operate the Company’s biodiesel production facility (the “Transaction”). The Asset Purchase Agreement contemplates the simultaneous closing of REG’s merger with and into a wholly-owned subsidiary of Newco, with REG being the surviving entity (the “REG merger”). The Asset Purchase Agreement also refers to two other similar agreements entered into by REG and Newco. These other agreements provide for (i) the acquisition by REG Wall Lake, LLC, a wholly-owned subsidiary of Newco (“Wall Lake”), of substantially all of the assets of, and Wall Lake’s assumption of certain liabilities of, Western Iowa Energy, LLC, an Iowa limited liability company (“WIE”), and (ii) the merger of Blackhawk Biofuels, LLC, a Delaware limited liability company (Blackhawk) with and into REG Danville, LLC, a wholly-owned subsidiary of Newco (“Danville”), with Danville being the surviving entity (together with the REG Merger, the “Common Plan Transactions”). Accordingly, the business and assets of CIE, WIE, Blackhawk and REG may all be consolidated under Newco. The closing of the REG Merger is a condition to the closings of the Transaction; however, the closings of the other Common Plan Transactions are not conditions to the closing of the Transaction.

Upon closing of and in consideration of the Transaction, the Company unitholders will receive an aggregate of 4,248,840 shares of Common Stock of Newco and 158,041 shares of Preferred Stock of Newco (subject to adjustment for fractional shares). These shares of Newco Common Stock and Preferred Stock are expected to be distributed to the Company unitholders in proportion to each unitholder’s respective ownership interest in the Company. Upon closing of the Transaction and the Common Plan Transactions, the Company’s unitholders will hold in the aggregate approximately 1.15% of the total issued and outstanding shares of Newco Preferred Stock and approximately 11.62% of the issued and outstanding shares of Newco Common Stock. The closing of the Transaction contemplated by the Asset Purchase Agreement is conditioned upon the receipt of certain regulatory approvals, the approval of the unitholders of the Company, and the approval of the unitholders and shareholders of the REG Parties, among other things. If the Transaction is duly approved by the Company’s unitholders and all other conditions to closing are satisfied, the Company intends to liquidate, windup and dissolve and terminate its existence as soon as practicable following closing of the Transaction, but in no case more than 30 days following such closing. Until the Company is dissolved and its existence is terminated after closing of the Transaction, Newco has agreed to pay certain mutually agreeable ongoing costs related to the Company. The closing of the Transaction is also subject to numerous other conditions identified in the Asset Purchase Agreement. There can be no assurances that the Transaction contemplated by the Asset Purchase Agreement will ever close.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members

Central Iowa Energy, LLC

We have audited the balance sheets of Central Iowa Energy, LLC as of September 30, 2008 and 2007, and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Iowa Energy, LLC as of September 30, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note I to the financial statements, the Company has suffered losses from operations and has experienced significant increases in the input costs for its products. This has created liquidity issues and caused the Company to be, in violation of its bank debt covenants and there is no assurance that such violations will be waived which, together, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to examine management’s assessment of the effectiveness of Central Iowa Energy, LLC’s internal control over financial reporting as of September 30, 2008 included in Item 8AT of the 10-KSB and, accordingly, do not express an opinion thereon.

/s/ McGladrey & Pullen LLP

Davenport, Iowa

December 22, 2008

CENTRAL IOWA ENERGY, LLC

BALANCE SHEETS

	September 30, 2008	September 30, 2007
ASSETS
Current Assets
Cash and equivalents	$690,509	$2,268,725
Due from broker	218,680	326,072
Trade accounts receivable — related party	1,200,587	1,159,184
Federal incentive receivable	457,218	1,049,262
Sales tax refund receivable	—	461,517
Prepaid expenses	62,610	86,033
Derivative instruments	70,556	—
Inventories	7,776,472	5,916,752

Total current assets	10,476,632	11,267,545

Property and Equipment
Land and improvements	7,680,111	7,680,111
Office equipment	40,603	40,603
Office building	629,300	629,300
Plant and process equipment	32,593,225	32,563,620
Construction in process	47,083	—

	40,990,322	40,913,634
Less accumulated depreciation	3,798,838	1,248,326

Net property and equipment	37,191,484	39,665,308

Other Assets
Financing costs, net of amortization	307,046	383,755

Total Assets	$47,975,162	$51,316,608

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$24,811,856	$26,641,539
Revolving line of credit	3,000,000	1,600,000
Derivative instruments	—	719,482
Accounts payable	1,111,983	1,096,370
Accounts payable — related party	423,041	365,125
Accrued interest payable	162,146	204,092
Accrued expenses	278,012	87,438

Total current liabilities	29,787,038	30,714,046

Long-Term Debt, less current maturities	—	—

Deferred Grant Financing	745,000	745,000

Commitments and Contingencies
Members’ Equity
Member contributions, net of costs related to capital contributions, 26,672 units outstanding	23,849,120	23,849,120
Deficit accumulated	(6,405,996)	(3,991,558)

Total members’ equity	17,443,124	19,857,562

Total Liabilities and Members’ Equity	$47,975,162	$51,316,608

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

STATEMENT OF OPERATIONS

	Year Ended September 30, 2008	Year Ended September 30, 2007
Revenues
Sales to related party	$75,113,873	$31,403,001
Federal incentives	9,448,686	4,484,942

	84,562,559	35,887,943

Cost of Goods Sold	82,373,776	36,528,293

Gross Profit (Loss)	2,188,783	(640,350)

Operating Expenses
Professional fees	271,915	197,723
General and administrative	2,148,843	1,125,201

Total	2,420,758	1,322,924

Operating (Loss)	(231,975)	(1,963,274)

Other Income (Expenses)
Interest income	38,945	59,964
Interest (expense)	(2,221,408)	(1,143,060)

Total	(2,182,463)	(1,083,096)

Net (Loss)	$(2,414,438)	$(3,046,370)

Weighted Average Units Outstanding	26,672	25,794

Net (Loss) Per Unit — Basic and Diluted	$(90.52)	$(118.10)

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

	Member units	Member Contributions	Membership Units Earned But Not Issued	Retained (Deficit)	Total Members’ Equity
Balance — September 30, 2006	$24,434	$22,216,120	$23,000	$(945,188)	$21,293,932
Exercise of stock options	1,200	600,000	—	—	600,000
Members units earned but not issued	—	—	10,000	—	10,000
Issued 38 units for units earned but previously not issued	38	33,000	(33,000)	—	—
Equity units exchanged for services	1,000	1,000,000	—	—	1,000,000
Net (loss)	—	—	—	(3,046,370)	(3,046,370)

Balance — September 30, 2007	26,672	23,849,120	—	(3,991,558)	19,857,562
Net (loss)	—	—	—	(2,414,438)	(2,414,438)

Balance — September 30, 2008	26,672	$23,849,120	$—	$(6,405,996)	$17,443,124

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

STATEMENT OF CASH FLOWS

	Year Ended September 30, 2008	Year Ended September 30, 2007
Cash Flows from Operating Activities
Net (loss)	$(2,414,438)	$(3,046,370)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	2,627,221	1,266,989
Membership units earned but not issued	—	10,000
Change in assets and liabilities
Due from broker	107,392	(326,072)
Accounts receivable	(41,403)	(1,159,184)
Other receivable	592,044	(1,049,262)
Inventories	(1,859,720)	(5,896,934)
Prepaid expenses	23,423	(105,263)
Derivative instruments	(790,038)	719,482
Accounts payable	73,529	1,421,764
Accrued expenses	190,574	87,438
Accrued interest payable	(41,946)	204,092

Net cash used in operating activities	(1,533,362)	(7,873,320)

Cash Flows from Investing Activities
Capital expenditures	(76,688)	(11,543,906)
Sales tax refund from equipment purchases	461,517	—
Purchase of land	—	(6,711,169)

Net cash provided by (used in) investing activities	384,829	(18,255,075)

Cash Flows from Financing Activities
(Decrease) in checks drawn in excess of bank balance	—	(216,613)
Proceeds on revolving line of credit	1,400,000	1,600,000
Proceeds from long-term debt	400,000	27,000,000
Payments for long-term debt	(2,229,683)	(473,461)
Payments for financing costs	—	(82,806)
Member contributions	—	600,000
Other	—	(30,000)

Net cash provided by (used in) financing activities	(429,683)	28,397,120

Net Increase (Decrease) in Cash	(1,578,216)	2,268,725

Cash and cash equivalents — Beginning of Period	2,268,725	—

Cash and cash equivalents — End of Period	$690,509	$2,268,725

Supplemental Disclosure of Cash Flow Information,
cash payments for interest, net of amount capitalized	$2,186,645	$938,968

Supplemental Disclosure of Noncash Investing and Financing Activities
Membership units issued for capital expenditures	$—	$1,000,000

Capital lease obligations incurred for use of equipment	$—	$115,000

Land improvements financed by grants	$—	$745,000

Amortization of financing costs included in construction in progress	$—	$22,316

Notes to Financial Statements are an integral part of this Statement.

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS

September 30, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

Central Iowa Energy, LLC, (an Iowa Limited Liability Company) was organized with the intention of developing, owning and operating a 30 million gallon biodiesel manufacturing facility near Newton, Iowa. The Company was in the development stage until April 2007, when the Company commenced operations.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles of the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Revenue Recognition

Revenues are recognized when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable, and collectibility is reasonably assured.

Federal Incentive Payments and Receivables

Revenue from federal incentive programs is recorded when the Company has sold blended biodiesel and satisfied the reporting requirements under the applicable program. When it is uncertain that the Company will receive full allocation and payment due under the federal incentive program, it derives an estimate of the incentive revenue for the relevant period based on various factors including the most recently used payment factor applied to the program. The estimate is subject to change as management becomes aware of increases or decreases in the amount of funding available under the incentive programs or other factors that affect funding or allocation of funds under such programs.

Cash and Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash and equivalents.

The Company maintains its accounts primarily at two financial institutions. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions. Management believes all receivables will be collected and therefore the allowance has been established to be zero at September 30, 2008.

The Company’s policy is to charge simple interest on trade receivables past due balances; accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company has no receivables accruing interest at September 30, 2008.

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Derivative Instruments

The Company accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted from SFAS No. 133 as normal purchase or normal sales. Normal purchases and normal sales are contracts that provide for the purchases or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal purchases or sales are documented as normal and exempted from accounting and reporting requirements of SFAS No. 133.

The Company enters option contracts in order to reduce the risk caused by market fluctuations of soybean oil, heating oil and natural gas. These contracts are used to fix the purchase price of the Company’s anticipated requirements of soybean oil and natural gas in production activities and to manage exposure to changes in biodiesel prices. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets. The fair value of the derivatives is continually subject to change due to the changing market conditions. Although the Company believes its derivative positions are economic hedges, none have been designated as a hedge for accounting purposes and derivative positions are recorded on the balance sheet at their fair market value, with changes in fair value recognized in current period earnings. The unrealized gain related to derivative contracts is recorded as a separate asset on the balance sheets as of September 30, 2008. The Company recognized a net loss of $2,117,833 during the year ended September 30, 2008 which consisted of a realized loss of $2,907,871 and an unrealized gain of $790,038. The Company recognized a net loss on options contracts of $314,001 during the year ended September 30, 2007 which consisted of a realized gain of $405,481 and an unrealized loss of $719,482. The unrealized loss related to derivative contracts was recorded as a separate liability on the balance sheets as of September 30, 2007.

Property and Equipment

Property and equipment is carried at cost. Depreciation and amortization are provided over estimated useful lives by use of the straight line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. The Company initiated operations on April 3, 2007 and began depreciating the portion of the plant in service at that time.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15-20 years
Office building	10-20 years
Office equipment	5 years
Plant and process equipment	10-20 years

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset. No loss has been recorded during the year’s ended September 30, 2008 and 2007.

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

Financing Costs

Financing costs and loan origination fees are stated at cost and are amortized on the straight-line method over the life of the loan agreements. Amortization commenced as the Company borrowed funds on the loans. Amortization for the years ended September 30, 2008 and 2007 was $76,709 and $42,278, respectively.

Fair Value of Financial Instruments

The estimated fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The carrying value of cash and equivalents, due from broker, receivables and accounts payable approximates the fair value because of the short maturity of these financial instruments. The carrying value of the debt also approximates fair value as the interest rate reprices when market interest rates change. The fair value of the derivative instruments is based on quoted prices in active exchange-traded or over-the-counter markets.

Effective October 1, 2007, the Company adopted the provisions of SFAS No. 157 for assets and liabilities recognized at fair value on a recurring basis. SFAS No. 157 establishes a framework for measuring fair value and requires enhanced disclosures about assets and liabilities carried at fair value.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as commodity derivative contracts listed on the Chicago Board of Trade.

Level 2 — Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.

Level 3 — Significant inputs to pricing have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of September 30, 2008. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Total Carrying Value at September 30, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivative financial instruments assets	$70,556	$70,556	$—	$—

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

The Company enters into various commodity derivative instruments, including forward contracts, futures, options and swaps. The fair value of the Company’s commodity derivatives is determined using unadjusted quoted prices for identical instruments on the applicable exchange in which the Company transacts. When quoted prices for identical instruments are not available, the Company uses forward price curves derived from market price quotations. Market price quotations are obtained from independent energy brokers, exchanges, direct communication with market participants and actual transactions executed by the Company. Market price quotations for certain inputs are generally readily obtainable for the applicable term of the Company’s outstanding commodity derivative instruments and, therefore, the Company’s forward price curves for those locations and periods reflect observable market quotes.

Deferred Grant Financing

Pursuant to a private redevelopment agreement dated November 21, 2006, Jasper County agreed to construct sewer improvements for the Company’s biodiesel project site. The agreement authorizes the County to finance these improvements through the issuance of bonds or notes. In return for these improvements, the Company was required to construct a thirty million gallon per year biodiesel plant requiring a total investment of at least $38,000,000 and to create at least twenty new full-time jobs at our plant and maintain such jobs until June 30, 2015. Also, the Company was required to enter into an assessment agreement with Jasper County to establish a minimum actual value of our property and related improvements for the purposes of the calculation and assessment of our real property taxes. In the event of default the Company would be required to pay the County for the improvements. For financial statement purposes the costs of the improvements have been capitalized in land improvements and the obligation will be shown as a long-term liability until the obligation is reduced or expires.

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s earnings or losses pass through to the partners and are taxed at the partner level. Accordingly, no income tax provision or benefit has been calculated. Differences between financial statement basis of assets and tax basis of assets are related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes and accelerated depreciation for tax purposes as compared to straight line depreciation for financial statement purposes.

Recently Issued Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 161 (“SFAS 161”), “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of Statement of Financial Accounting Standard No. 133 (“SFAS 133”). SFAS 161 applies to all derivative instruments and nonderivative instruments that are designated and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS 133 and related hedged items accounted for under SFAS 133. SFAS 161 requires entities to provide greater transparency through additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. No determination has yet been made regarding the potential impact of this standard on the Company’s financial statements.

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

Reclassifications

Certain amounts in prior year financial statements have been reclassified, with no effect on net income or members’ equity, to conform to current year presentations.

NOTE 2 — INVENTORIES

Inventories consist of the following as of September 30, 2008 and 2007:

	2008	2007
Raw materials	$1,895,423	$2,440,066
Work in process	140,398	118,597
Finished goods	5,740,651	3,358,089

Total	$7,776,472	$5,916,752

NOTE 3 — MEMBERS’ EQUITY

The Company was formed on March 31, 2005 to have a perpetual life. The Company has one class of membership unit with each unit representing a pro rata ownership interest in the Company’s capital, profit, losses and distributions.

In March 2007, the Company issued 38 units to a member under the terms of a lease agreement. See Note D for details.

In July 2007, the Company issued 1,000 units to the design-builder in exchange for the final $1,000,000 of services rendered. See Note D for details.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company had a lease agreement with a member for office space. The agreement required payment in the form of two membership units per month payable at the termination of the lease agreement. As of September 30, 2007, the lease had been terminated and the Company had recorded $33,000 in lease expense and issued 38 membership units to the member.

The Company had an agreement with Renewable Energy Group (REG) for the issuance of 1,000 membership units in exchange for the final $1,000,000 of design-build services rendered. In July 2007, the Company issued 1,000 membership units to the design-builder in connection with this agreement.

In August 2006, the Company entered into a management and operational services agreement with REG for the overall management of the Company. The entity provides a general manager, an operations manager, acquires feed stocks and the basic chemicals necessary for operations and performs administrative, sales and marketing functions. The Company pays a per gallon fee based on the number of gallons of biodiesel produced. In addition, the agreement provides for the payment of a yearly bonus based upon the Company’s net income. The term of the agreement continues for a three year period until approximately April 30, 2010, and shall continue thereafter unless and/or until one party provides written notice of termination to the other party at least 12 months prior to termination date. Either party may terminate the agreement for causes as defined in the agreement. Total fees expensed under the agreement for the years ended September 30, 2008 and 2007 were $1,129,715 and $673,461, respectively.

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

NOTE 5 — REVOLVING LINE OF CREDIT

The Company had a $2,000,000 revolving line of credit commitment with F & M Bank — Iowa. Advances under the agreement are limited based upon inventories and accounts receivable. The Company is required to make quarterly interest payments at a variable rate equal to the LIBOR rate plus 3.25%. The note is secured by substantially all assets of the Company. In October 2007, the Company entered into an amended and restated master loan agreement, an amended third supplement to the amended and restated master loan agreement and an amended and restated revolving line of credit note with F&M Bank — Iowa. Under these agreements, the revolving line of credit was increased to $4,500,000 for working capital purposes related to the operation of the plant. The Company continues to be required to make quarterly interest payments at a variable rate equal to the LIBOR rate plus 3.25% and continues to pay an unused commitment fee on the average daily unused portion of the line of credit at a rate of 0.35% per annum, payable in quarterly installments. In April 2008, the Company received a notice from the lender that the interest rate increased by 2% due to its default under the loan agreement (See Note I). As of September 30, 2008, approximately $3,000,000 was outstanding under the revolving line of credit. (See Note F for covenants) In October 2008, the Company entered into a first and second amendment to the amended and restated master loan agreement. Under these agreements, the revolving line of credit was decreased to $2,000,000, the interest rate was amended to be equal to 4% above the LIBOR rate and at no time less than 6%, interest must be paid monthly, the outstanding principal balance and all accrued interest is payable in full in October 2009, the note is secured by an amended and restated mortgage, and the tangible net worth covenant was amended. The Company continues to pay an unused commitment fee on the average daily unused portion at the new rate of 0.50% perannum, payable in quarterly installments.

NOTE 6 — LONG-TERM DEBT

Long-term obligations of the Company are summarized as follows at September 30, 2008 and 2007:

	2008	2007
Mortgage Term Note payable to F & M Bank — Iowa — See details below	$19,361,401	$21,529,081
Iowa Department of Economic Development — See details below	370,000	—
Term Revolving Note payable to F & M Bank — Iowa — See details below	5,000,000	5,000,000
Equipment capital lease, due in monthly installments of $3,345 through August 2010 with a final option payment of $11,500 for the purchase of the equipment	80,455	112,458

	$24,811,856	$26,641,539

Due to the going concern issues addressed in Note I the debt has been classified as current.

The estimated maturities of long-term debt at September 30, 2008 are as follows:

2009	$2,328,723
2010	2,339,748
2011	2,294,008
2012	17,719,377
2013	30,000
Thereafter	100,000

Total long-term debt	$24,811,856

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

F & M Mortgage and Revolving Term Loan

The term loan requires monthly fixed principal of $186,167 plus interest payments of commencing June 1, 2007, with a final payment due no later than June 1, 2012. The agreement also includes a provision for additional payments based on the excess cash flows of the Company as defined in the agreement.

Advances under the revolving term loan are available until the expiration of the commitment on June 1, 2012, at which time any outstanding balance shall be due and payable in full. The note requires monthly interest payments based on unpaid principal. The Company has advanced $5,000,000 on the revolving line of credit agreement as of September 30, 2008.

The agreements provide for several different interest rate options including variable and fixed options (7.71% variable on the term note and revolving line of credit note, as of September 30, 2008). The variable interest rate options are based on LIBOR rate and include adjustments for performance which is based on the Company’s tangible owner’s equity, measured quarterly. The notes are secured by essentially all of the Company’s assets. In April 2008, the Company received a notice from the lender that the interest rate would be increased by 2% due to its default under the loan agreement (See Note I).

The bank note agreements for F&M Bank — Iowa contains restrictive covenants which, among other things, require the Company to maintain minimum working levels of working capital, tangible owner’s equity and tangible net worth, as well as financial ratios, including a fixed charge coverage ratio. As of September 30, 2008, the Company was in violation of the working capital, tangible net worth, owner equity ratio and fixed charge ratio covenants.

Iowa Department of Economic Development

In July 2006, the Company entered into a financial assistance contract with the Iowa Department of Economic Development whereby the Company has been awarded a $100,000 forgivable loan and a $300,000 non-interest bearing loan. The Company is obligated to create 28 full-time equivalent jobs, with 19 of the created jobs having starting wages, including benefits, that meet or exceed $20.64 per hour. The note is due in monthly installments of $5,000 which began in May 2008.

NOTE 7 — RETIREMENT PLAN

The Company has a 401(k) plan covering substantially all employees who meet specified age and service requirements. Under this plan, the Company makes a matching contribution of up to 3% of the participants’ eligible wages. The Company contributions for the years ended September 30, 2008 and 2007, was $22,875 and $10,182, respectively.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Purchase Contracts

The Company’s forward contracts are deemed “normal purchases and normal sales” under FASB Statement No. 133, and, therefore, unrealized gains and losses on these contracts are not recognized in the Company’s financial statements. The Company has forward soybean oil contracts to purchase approximately 4,000,000 pounds of soybean oil through October 2008 under unpriced basis contracts.

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

Utility Contracts

In July 2006, the Company executed an agreement with an unrelated party to provide the electrical energy required by the Company for a period commencing on July 1, 2006 through July 1, 2007 and shall continue until terminated by either party providing a 90 day advance written notice.

In November 2006, the Company executed an agreement with an unrelated party to provide the nitrogen required by the Company for a period commencing on the date of first delivery of the product and continuing for a period of five years and will continue thereafter until either party terminates the agreement by providing a minimum 12 month advance written notice of intent of termination. The Company will pay a monthly service charge of $750 plus $.405 per 100 cubic feet of nitrogen used, with adjustments permitted under conditions outlined in the agreement.

In August 2007, the Company executed an agreement with an unrelated party to provide transportation of natural gas required by the Company for a period commencing on the date of first delivery of the product and will continue year to year thereafter until either party terminates the agreement. The Company will pay a monthly service charge of $150 plus $.04 per 100 cubic feet of gas delivered, with adjustments permitted under conditions outlined in the agreement.

Contingencies

The European Union (EU) recently announced plans to launch antisubsidy and antidumping investigations on U.S. biodiesel imports into Europe. Based on complaints from the European Biodiesel Board (EBB), the European Commission claims that U.S. biodiesel producers, after claiming maximum U.S. subsidies for B99 biodiesel, have been dumping biodiesel in the European market, where it may also be eligible for European subsidies. The European Commission states that these factors have adversely affected the European biodiesel industry, causing adverse effects on the prices and market share of European biodiesel producers. The EBB claims that subsidized B99 exports are a trade practice that breaches World Trade Organization rules. If the findings of the investigation indicate that taking action is justified, the European Commission would likely impose duties or tariffs on biodiesel imported into the EU. If duties or tariffs are imposed on our biodiesel exported to Europe, this could have the effect of significantly increasing the cost at which the Company must sell its biodiesel in European markets, making it more difficult or for the Company to compete with European biodiesel producers.

NOTE 9 — GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended September 30, 2008, the Company has generated significant net losses of $2,414,438 and experienced significant fluctuations in the costs of the basic product inputs and sales prices. In an effort to increase profit margins and reduce losses, the Company increased its production of animal fat-based biodiesel and decreased its production of soybean oil-based biodiesel, as animal fats are currently less costly than soybean oil. The Company also utilized corn oil as an alternative to soybean oil as much as possible. Additionally, through its biodiesel marketer, Renewable Energy Group, Inc., the Company has been exporting its biodiesel internationally, which the Company anticipates will return greater profits than domestic biodiesel sales. Furthermore, the Company may scale back the rate at which it produces biodiesel.

The Company has also undertaken significant borrowings to finance the construction of its biodiesel plant. The Company has timely made each scheduled payment required under its loan documents. The loan agreements

CENTRAL IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and 2007

with the Company’s lender contain restrictive covenants, which require the Company to maintain minimum levels of working capital, tangible owner’s equity, and tangible net worth, as well as a fixed charge coverage financial ratio. During the period covered by this report, the Company failed to comply with all of the restrictive covenants referenced above, which were measured for the first time on May 31, 2008. The Company may continue to fail to comply with one or more loan covenants contained in its loan documents during the 2009 fiscal year. This raises doubts about whether the Company will continue as a going concern.

On April 3, 2008, the Company was officially notified by the lender that they were in default under the loan agreement, and on April 24, 2008 the Company received written notice from the lender that the interest rate on all of the Company’s credit facilities with the lender would be increased by 2% effective June 1, 2008 (the “Rate Notice”). The Rate Notice provides that the lender has agreed to temporarily forebear from exercising some of its rights and remedies under the loan agreements pending additional information and performance by the Company. However, in the future it is possible that the lender may elect to exercise one or more of the other remedies provided under the loan agreements and by applicable law, including, without limitation, acceleration of the due date of the unpaid principal balance outstanding on the Company’s real and personal property. The Company’s ability to continue as a going concern is dependent on the Company’s ability to comply with the loan covenants and the lender’s willingness to waive any non-compliance with such covenants.

The Company’s lender has indicated that the Company must raise capital in an amount sufficient to comply with the Company’s loan covenants over the next 12 months and to have adequate cash reserves on hand. In October 2008, the Company’s lender decreased the line of credit to $2 million.

In order to obtain additional debt and/or equity financing to fund operations throughout the 2009 fiscal year and to comply with the loan covenants and financial ratios, the Board of Directors may consider pursuing any one or more of the following courses of action;

•	Raising equity through one or more private placement offerings or state registered offering of the Company’s membership units;

•	Seeking additional sources of short-term debt financing and credit facilities

•	Refinancing the current debt financing and credit facilities; or

•	Seeking strategic business opportunities, including with other biodiesel plants;

There can be no assurances that if they pursue any of the foregoing courses of action that they will be successful. They may consider pursuing other options in addition to those identified above.

The Company has also engaged a consultant to assist them in locating prospective sources of equity or business partners and seek additional short-term debt financing. However, there is no guarantee that these efforts will be successful. It may be very difficult to raise equity or obtain additional credit, especially in light of the country’s recent economic downturn and credit crisis. If they cannot obtain additional equity and/or debt financing over the next several months, they may continue to temporarily cease operations for days or weeks at a time on an as-needed basis.

Additionally, in October 2008, they obtained approval of a pre-application for a United States Department of Agriculture (“USDA”) loan guarantee. A USDA loan guarantee may make them a better candidate to receive additional debt financing or to refinance their current long-term financing with their current lender.

WESTERN IOWA ENERGY, LLC

BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$115,298	66,400
Margin deposits	319,384	285,295
Derivative instruments	548	61,360
Trade accounts receivable — related party	563,409	1,428,521
Other receivables	241,388	163,470
Incentive receivables	309,882	312,019
Inventory	3,470,832	4,510,457
Prepaid expenses	173,801	222,476

Total current assets	5,194,542	7,049,998

Property, Plant and Equipment
Land and land improvements	1,364,842	1,364,842
Office building and equipment	645,542	645,542
Plant and process equipment	33,687,573	33,683,185
Construction in progress	17,794	17,513

Total, at cost	35,715,751	35,711,082
Less accumulated depreciation	6,005,031	5,451,621

Total property, plant and equipment	29,710,720	30,259,461

Other Assets
Land options	596	596
Other investments	107,198	80,895
Loan origination fees, net of amortization	82,927	87,451

Total other assets	190,721	168,942

Total Assets	$35,095,983	$37,478,401

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable:
Trade	$703,424	$794,345
Related party	67,210	28,480
Current portion of long-term debt	2,729,110	2,729,110
Accrued interest	30,030	33,372
Accrued wages and benefits	117,554	71,570
Accrued payroll taxes	5,511	4,059
Accrued expenses — related party	117,620	117,620
Other current liabilities	29,305	46,079

Total current liabilities	3,799,764	3,824,635

Long-Term Liabilities
Long-term debt, less current portion above	4,997,001	6,725,056

Total liabilities	8,796,765	10,549,691

Members’ Equity
Contributed capital	23,516,376	23,516,376
Retained earnings	2,782,842	3,412,334

Total members’ equity	26,299,218	26,928,710

Total Liabilities and Members’ Equity	$35,095,983	$37,478,401

See accompanying notes.

WESTERN IOWA ENERGY, LLC

STATEMENTS OF OPERATIONS—Unaudited

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Revenues
Related parties	$3,070,068	$14,901,869
Incentive funds	896,069	3,127,673

Total revenues	3,966,137	18,029,542

Cost of Sales	4,260,768	16,245,228

Gross profit (loss)	(294,631)	1,784,314

Operating Expenses
Consulting and professional fees	126,379	103,222
Office and administrative expenses	333,731	434,837

Total operating expenses	460,110	538,059

Other Income (Expense)
Interest income	408	1,727
Interest expense	(91,893)	(276,393)
Grant income	100,000	—
Patronage dividends	116,734	156,404

Total other income (expense)	125,249	(118,262)

Net Income (Loss)	$(629,492)	$1,127,993

Basic and Diluted Earnings (Loss) Per Unit	$(23.80)	$42.65

Weighted Average Units Outstanding, Basic and Diluted	26,447	26,447

See accompanying notes.

WESTERN IOWA ENERGY, LLC

STATEMENTS OF CASH FLOWS—Unaudited

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Cash Flows from Operating Activities
Net income (loss)	$(629,492)	$1,127,993
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	557,934	550,378
Non cash portion of patronage dividends	(26,303)	(47,085)
Non cash forgiveness of debt	(100,000)	—
Effects of changes in operating assets and liabilities
Margin deposits	(34,089)	1,341,737
Trade accounts receivable — related party	865,112	962,150
Other receivables	(77,918)	1,631
Incentive receivables	2,137	(614,339)
Inventory	1,039,625	624,425
Derivative instruments	60,812	(1,850,677)
Prepaid expenses and other assets	48,675	(218,385)
Accounts payable	(52,191)	(1,147,640)
Accrued interest	(3,342)	(12,839)
Accrued wages and benefits	45,984	45,384
Accrued payroll taxes	1,452	3,403
Accrued expenses — related party	—	6,430
Other current liabilities	(16,774)	72,000

Net cash provided by operating activities	1,681,622	844,566

Cash Flows from Investing Activities
Purchase of property, plant and equipment, including construction in progress	(4,669)	(13,645)

Cash Flows from Financing Activities
Net payments on revolving line of credit	—	(550,000)
Proceeds from long-term debt	1,700,000	—
Payments on long-term debt	(3,328,055)	(28,056)

Net cash used in financing activities	(1,628,055)	(578,056)

Net Increase in Cash and Cash Equivalents	48,898	252,865

Cash and Cash Equivalents, Beginning of Period	66,400	32,048

Cash and Cash Equivalents, End of Period	$115,298	$284,913

See accompanying notes.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS

March 31, 2009

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Western Iowa Energy, LLC located in Wall Lake, Iowa was organized on September 21, 2004 to own and operate a 30 million gallon biodiesel plant for the production of fuel grade biodiesel. The Company’s fiscal year ends on December 31. Significant accounting policies followed by the Company are presented below.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Accounting

The Company uses the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This method recognizes revenues as earned and expenses as incurred.

In the opinion of management, all adjustments have been made that are necessary to fairly present the financial position, results of operations and cash flows of the Company.

These financial statements should be read in conjunction with the financial statements and notes included in the Company’s financial statements for the year ended December 31, 2008.

Revenue Recognition

Revenue from the production of biodiesel and related products is recorded upon transfer of the risks and rewards of ownership and delivery to customers. Interest income is recognized as earned. Patronage dividends are recognized when received.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions. Management has established an allowance for doubtful accounts of $105,712 at March 31, 2009 and December 31, 2008.

The Company’s policy is to charge simple interest on trade receivables past due balances; accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company has no receivables accruing interest at March 31, 2009 and December 31, 2008.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

Derivative Instruments and Hedging Activities

SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted from SFAS No. 133 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal purchase or normal sales are documented as such, and exempted from the accounting and reporting requirements of SFAS No. 133. The Company has entered into agreements to purchase soybean oil for anticipated production needs. These contracts are considered normal purchase contracts and exempted from SFAS No. 133.

Inventories

Inventory is stated at the lower of cost, determined on a first in, first out basis, or market value.

Property, Plant, and Equipment

Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets determined as follows:

Years
Land improvements	20–40
Office building	5–40
Office equipment	5–20
Plant and process equipment	10–40

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset.

Loan Origination Fees

Loan origination fees are stated at cost and are amortized on the straight-line method over the life of the loan agreements. Amortization commenced as the Company borrowed funds on the loans. Amortization for the three months ended March 31, 2009 and 2008 was $4,524.

Other Investments

Other investments consist of investments in the capital stock and patron equities of the Company’s primary lenders. The investments are stated at cost and adjusted for non cash patronage equities received.

Other Income

Other income consists of amounts received from unaffiliated organizations to assist in the organization and development of the Company. Amounts are recorded as other income when there is no obligation to repay the organization.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s earnings pass through to the partners and are taxed at the partner level. Accordingly, no income tax provision has been calculated. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes, and the difference between the recorded amounts of financial statement and tax depreciation.

Earnings (Loss) Per Unit

Earnings (loss) per unit are calculated based on the period of time units have been issued and outstanding. For purposes of calculating diluted earnings per capital unit, units subscribed for but not issued are included in the computation of outstanding capital units based on the treasury stock method. As of March 31, 2009 and 2008, there was not a difference between basic and diluted earnings per unit as there were no units subscribed.

Cost of Sales

The primary components of cost of sales from the production of biodiesel products are raw materials (soybean oil, animal fats, hydrochloric acid, methanol, and sodium methylate), energy (natural gas and electricity), labor and depreciation on process equipment.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in the cost of sales.

Environmental Liabilities

The Company’s operations are subject to federal, state and local environmental laws and regulations. These laws require the Company to investigate and remediate the effects of the release or disposal of materials at its location. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent material environmental or other damage; and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the liability is probable and the costs can be reasonably estimated.

Fair Value of Financial Instruments

The Company believes the carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amount of long-term obligations approximates fair value based on estimated interest rates for comparable debt.

New Accounting Standards

In March 2008, the FASB issued SFAS No. 161 , Disclosures about Derivative Instruments and Hedging Activities — an amendment of SFAS No. 133.” The Statement requires enhanced disclosures about an entity’s derivative and hedging activities. The Statement was effective for fiscal years and interim periods beginning after November 15, 2008, which was January 1, 2009 for the Company. The Company’s enhanced disclosures are included in Note 12.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157 , which delayed the effective date of SFAS No. 157, Fair Value Measurements , for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. On January 1, 2009, the Company adopted SFAS No. 157 for these assets and liabilities. Since the Company’s existing fair value measurements for nonfinancial assets and nonfinancial liabilities are consistent with the guidance of the Statement, the adoption of the Statement did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments . This FSP requires entities to provide disclosure of the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the balance sheet, in interim reporting periods. Prior to the issuance of this FSP, such disclosures were required only in annual reporting periods. FSP FAS 107-1 and APB 28-1 is effective for interim and annual reporting periods ending after June 15, 2009, with earlier application permitted. We do not believe the adoption of this standard will have a material impact on our financial position, results of operations and cash flows.

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly . The FSP provides additional guidance for estimating fair value when the market activity for an asset or liability has declined significantly. The FSP is effective for interim and annual periods ending after June 15, 2009, which is June 30, 2009 for the Company. The FSP is not anticipated to have a material impact on the Company’s financial statements.

NOTE 2 — INCENTIVE PAYMENTS AND RECEIVABLE

Revenue from federal incentive programs is recorded when the Company has sold blended biodiesel and satisfied the reporting requirements under the applicable program. When it is uncertain that the Company will receive full allocation and payment due under the federal incentive program, it derives an estimate of the incentive revenue for the relevant period based on various factors including the most recently used payment factor applied to the program. The estimate is subject to change as management becomes aware of increases or decreases in the amount of funding available under the incentive programs or other factors that affect funding or allocation of funds under such programs. The amount of incentives receivable at March 31, 2009 and December 31, 2008 was $309,882 and $312,019, respectively.

NOTE 3 — INVENTORY

Inventory consists of the following:

	March 31 2009	December 31, 2008
Raw material	$662,299	$496,028
Work in process	1,156,017	541,530
Finished goods	1,652,516	3,472,899

Total	$3,470,832	$4,510,457

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

NOTE 4 — LAND OPTION

The Company entered into two land option agreements with a member to purchase approximately 73 acres of land for $2,000 per acre (which approximates fair value) payable in units of ownership in the Company. The Company was required to pay option consideration in the amount of $2,000. The options extend to December 31, 2009 to purchase any part of the property or it shall expire automatically and be null and void and the option consideration shall be forfeited. In June 2005, the Company exercised one of the options and partially exercised the other for the purchase of approximately 39 acres of land. The Company issued 81 member units totaling $76,950 in exchange for the land. As of March 31, 2009, the Company has a remaining option to purchase approximately 34 acres.

NOTE 5 — DEBT AND FINANCING

Revolving Line of Credit

In July 2006, the Company entered into a $4,000,000 revolving credit facility agreement with Farm Credit Services of America. The revolving credit facility expires July 1, 2009 and may be renewed by the lender for additional one year terms. The agreement provides for several different interest rate options including variable and fixed options (4.50% and 5.50% as of March 31, 2009 and December 31, 2008, respectively). There was $-0- drawn on this revolving line of credit at March 31, 2009 and December 31, 2008. The note is secured by essentially all of the Company’s assets. The amount available under the revolving line of credit is determined by a borrowing base calculation based on qualifying inventories. The Company has $4,000,000 available to be borrowed at March 31, 2009. This agreement was terminated on May 11, 2009 upon entering into an asset purchase agreement with Renewable Energy Group, Inc. (see Note 15).

Long-Term Debt

Long-term obligations of the Company are summarized as follows:

	March 31, 2009	December 31, 2008
Note payable to Farm Credit Services of America and CoBank under term note agreement — see details below.	$3,700,000	$4,150,000
Note payable to Farm Credit Services of America and CoBank under reducing revolving credit note — see details below.	3,200,000	4,350,000
Note payable to the Iowa Department of Economic Development — see details below.	230,000	337,500
Note payable to Glidden Rural Electric Cooperative — see details below	596,111	616,666

Total	7,726,111	9,454,166
Less current portion	2,729,110	2,729,110

Long-term portion	$4,997,001	$6,725,056

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

The estimated future maturities of long-term debt at March 31, 2009 are as follows:

2010	$2,729,110
2011	1,192,834
2012	112,222
2013	224,722
2014	1,332,222
Thereafter	2,135,001

Total	$7,726,111

The Company has available loan commitments from Farm Credit Services of America and CoBank totaling $18,000,000 as of March 31, 2009 and December 31, 2008. The commitments consist of a $10,000,000 term note and a $7,350,000 reducing revolving credit note and a $650,000 letter of credit. As of March 31, 2009 and December 31, 2008, the balance outstanding under the term note was $3,700,000 and $4,150,000, respectively. Principal payments of $450,000 as amended, are required under the term loan and commenced December 20, 2006 and due each quarter thereafter, with a final payment due no later than December 20, 2011. In March 2008, the quarterly payment due March 20, 2008 was deferred until June 20, 2008 and on May 22, 2008 this payment was made. As of March 31, 2009, the balance outstanding under the reducing revolving credit note was $3,200,000. Advances under the reducing revolving credit note are available through the life of the commitment. The commitment reduces by $900,000 semi-annually beginning July 1, 2012 and continuing through January 1, 2016, with a final reduction at the expiration of the commitment on July 1, 2016, at which time any outstanding balance shall be due and payable in full. The notes require interest payments based on unpaid principal. The agreements also include a provision for additional payments for the fiscal years ending 2006 through 2010 based on the free cash flows of the Company. At March 31, 2009 and December 31, 2008, the current portion of debt includes the estimated free cash flow requirement of $819,388 as a result of the 2008 fiscal year end. The agreements provide for several different interest rate options including variable and fixed options (3.75% and 4.00% variable on the term note and revolving credit note, as of March 31, 2009 and December 31, 2008, respectively). The variable interest rate options are based on Libor or the agent’s base rate and include adjustments for performance which is based on the Company’s debt to net worth ratio, measured quarterly. The Company has issued a $650,000 irrevocable letter of credit through CoBank in favor of Glidden Rural Electric Cooperative. The letter of credit expires June 30, 2009. The notes are secured by essentially all of the Company’s assets. At March 31, 2009, the Company had available $4,150,000 to borrow under the reducing revolving credit note.

The loan agreements with Farm Credit and CoBank contain various covenants pertaining to minimum working capital and minimum net worth requirements. As of December 31, 2008 and March 31, 2009, the Company believes it is in compliance with said covenants.

The Company was awarded $400,000 from the Iowa Department of Economic Development (IDED) consisting of a $300,000 zero interest deferred loan and a $100,000 forgivable loan, the balance of which was $230,000 and $337,500 at March 31, 2009 and December 31, 2008, respectively. The zero interest deferred loan requires monthly installments of $2,500 beginning January 2008, with remaining unpaid principal due at maturity, December, 2012. The Company must satisfy the terms of the agreement, which included producing 22,500,000 gallons of biodiesel and 7,500,000 pounds of glycerin annually by November 30, 2008, to receive a permanent waiver of the forgivable loan. In the event the Company did not satisfy the terms of the agreement, the Company would be required to repay all or part of the forgivable loan. This repayment would be over a five year period and include interest at 5.0%. The loan is secured by a security agreement including essentially all of the

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

Company’s assets. In April 2009, the Company received notice from the IDED that the Company had satisfied the terms of the agreement and had forgiven the forgivable loan. The forgiveness of the loan is reflected in other income in the accompanying statement of operations for the three months ended March 31, 2009.

In July 2006, the Company entered into a rural development loan agreement under the Rural Electrification Act of 1936 with Glidden Rural Electric Cooperative. The original loan amount was $740,000 and requires monthly installments of $6,851, including no interest commencing July 31, 2007. The loan is to be paid in full on or before the tenth anniversary date of the first advance of funds. The Company has issued an irrevocable letter of credit through CoBank in favor of Glidden Rural Electric Cooperative as security for the note.

NOTE 6 — MEMBERS’ EQUITY

The Company’s operating agreement provides that the net profits or losses of the Company will be allocated to the members in proportion to the membership units held. Members will not have any right to take part in the management or control of the Company. Each membership unit entitles the member to one vote on any matter which the member is entitled to vote. Transfers of membership units are prohibited except as provided in the operating agreement.

NOTE 7 — CASH FLOW DISCLOSURES

Supplemental disclosure for interest paid:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Cash paid for interest	$95,235	$289,210

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company’s general contractor (Renewable Energy Group, LLC) used to construct the plant is an entity related to West Central Coop who was originally contracted to provide the management and operational services for the Company. Renewable Energy Group, LLC was also issued member units in July 2006 and December 2006 in exchange for a reduction in the construction payable. In July 2006, West Central Coop and Renewable Energy Group, LLC joined forces and created Renewable Energy Group, Inc. (REG, Inc.). On September 21, 2006, the Company consented to the assignment of the contract to construct the facility and the management and operational services agreement to REG, Inc.

The Company incurred management and operational service fees, feed stock procurement fees and marketing fees with West Central Coop and REG, Inc. For the three months ended March 31, 2009 and 2008, the Company incurred service fees of $41,006 and $140,319, respectively. The Company also purchases feed stock from West Central Coop and Bunge North America, Inc. an entity related by common ownership in REG, Inc. For the three months ended March 31, 2009 and 2008, the Company purchased feed stocks of $37,438 and $8,211,234, respectively. The amount payable to REG, Inc. as of March 31, 2009 and December 31, 2008 was $67,210 and $28,480.

The Company has recorded expense of $-0- and $72,000 for the net income bonus payable to REG, Inc. for the three months ended March 31, 2009 and 2008, respectively. The amount is included in accrued expenses in the accompanying balance sheet.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

On April 7, 2009, the Company received from REG, Inc., a notice of termination of its management and operational services agreement. The notification from REG, Inc. states that it shall constitute such twelve month advance termination notice required by the terms of the agreement.

NOTE 9 — LEASE COMMITMENTS

During July 2006, the Company entered into an operating lease agreement for rail equipment which expires in 2011. The lease agreement has a monthly payment amount of $2,969. The following is a schedule of future minimum lease payments under a non-cancelable lease at March 31, 2009:

2010	$35,627
2011	35,627
2012	8,907

Total	$80,161

Lease expense for the three months ended March 31, 2009 and 2008 was $8,907, respectively.

NOTE 10 — RETIREMENT AND SAVINGS PLAN

The Company has a 401(k) retirement and savings plan, which is available to substantially all employees. The participants may contribute up to 18% of their compensation. The Company’s matching contribution is discretionary for each plan year. The Company contributions for the three months ended March 31, 2009 and 2008, was $6,196 and $8,753, respectively.

NOTE 11 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the company adopted FASB Statement No. 157 (FAS 157), “Fair Value Measurements,” which provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, FAS 157 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. The adoption of this statement had an immaterial impact on the company’s financial statements. FAS 157 defines levels within the hierarchy as follows:

•	Level 1 — Unadjusted quoted prices for identical assets and liabilities in active markets;

•	Level 2 — Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable for the asset or liability, either directly or indirectly; and

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

The following table sets forth financial assets and liabilities measured at fair value in the consolidated statement of financial position and the respective levels to which the fair value measurements are classified within the fair value hierarchy as of March 31, 2009:

	March 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash equivalents	$105,260	$105,260	$—	$—

Commodity derivatives	$548	$(3,744)	$4,292	$—

The Company enters into various commodity derivative instruments, including forward contracts, futures, options and swaps. The fair value of the Company’s derivatives are determined using unadjusted quoted prices for identical instruments on the applicable exchange in which the Company transacts. When quoted prices for identical instruments are not available, the Company uses forward price curves derived from market price quotations. Market price quotations are obtained from independent brokers, exchanges, direct communication with market participants and actual transactions executed by the Company. The fair value of the money market funds is based on quoted market prices in an active market.

NOTE 12 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Effective January 1, 2009, the company prospectively implemented the provisions of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities , an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 enhances the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) to provide users of financial statements with a better understanding of the objectives of a company’s derivative use and the risks managed.

Objectives and Strategies for Holding Derivative Instruments

In the ordinary course of business, the company enters into contractual arrangements (derivatives) as a means of managing exposure to changes in biodiesel prices and feedstock costs under established procedures and controls. The company has established a variety of approved derivative instruments to be utilized in each risk management program, as well as varying levels of exposure coverage and time horizons based on an assessment of risk factors related to each hedging program. As part of its trading activity, the Company uses futures, option and swap contracts offered through regulated commodity exchanges to reduce risk and is exposed to risk of loss in the market value of biodiesel inventories and input costs.

Commodity Risk Management

Commodity price risk management programs serve to reduce exposure to price fluctuations on purchases of feedstocks and biodiesel prices. The company enters into over-the-counter and exchange-traded derivative commodity instruments to hedge the commodity price risk associated with feedstocks and commodity exposures. These agreements will expire throughout 2009.

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

Accounting for Derivative Instruments and Hedging Activities

All derivatives are designated as non-hedge derivatives. Although the contracts may be effective economic hedges of specified risks, they do not meet the hedge accounting criteria of SFAS 133. At March 31, 2009 and December 31, 2008 the Company had net derivative assets of $548 and $61,360 related to these instruments, with the related mark-to-market effects included in “Cost of sales” in the statements operations.

The following tables provide information on the location and amounts of derivative fair values in the balance sheet and derivative gains and losses in the statement of operations:

Fair Value of Derivative Instruments

	Balance Sheet Classification	Asset Derivatives March 31, 2009	Liability Derivatives March 31, 2009
Derivatives not designated as hedging under SFAS 133:
Commodity contracts — Soybean oil futures and Heat Oil options and swaps	Current assets	$548	$—

During the three months ended March 31, 2009, net realized and unrealized losses on derivative transactions were recognized in the statement of income as follows:

Derivatives not designated as hedging instruments under SFAS 133	Location of net loss recognized in earnings on derivative activities	Net income recognized in income on derivative activities
Commodity contracts — Soybean oil futures and Heat Oil options and swaps	Cost of sales	$124,278

The Company recorded a decrease to cost of sales of $132,952 related to derivative contracts for the three months ending March 31, 2008.

NOTE 13 — UNCERTAINTIES

The Company has produced biodiesel for sale to customers since June of 2006. During that time, the price of crude oil has ranged from the mid $30 to a high of $147 per barrel on the Chicago Board of Trade. Since we commenced production, the biodiesel industry has faced numerous challenges, primarily a dramatic increase in the cost of its inputs. Much of that increase resulted from a large decrease in United States soybean acreage during the 2007 growing season which resulted in the cost of soybean oil increasing from $0.25 per pound to almost $0.70 per pound in early 2008. The Company has become an industry leader in processing large quantities of animal fat into biodiesel meeting ASTM D6751 standards and has gained customer acceptance of biodiesel made from animal fat. As a result, for the year ended December 31, 2008, the Company’s net income was $1,842,709 and incurred a net loss of $629,492 for the three months ended March 31, 2009. The Company also repaid $3.8 million of its seasonal loan and approximately $6.5 million of its long-term obligations during 2008 and the first three months of 2009. The Company had available to borrow $8.1 million on its seasonal loan and revolving credit line at March 31, 2009.

During our short history, the cost of our feedstock has ranged from a low of $0.11 per pound to as high as $0.69 per pound; methanol from a low of $0.95 per gallon to a high of $2.62 per gallon. During that time, the sale price of our biodiesel has ranged from a low of $2.00 per gallon to a high of $6.00 per gallon and the sale price of

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

glycerin from a low of $0.01 per pound to a high of $0.29 per pound. Unlike many industries, historically there has been no direct correlation between the cost of our inputs and the sale price of biodiesel which is directly related to the sale price of petroleum diesel.

Two recent developments have potential to positively affect the Company’s financial performance. First, the Farm, Nutrition and Bioenergy Act of 2008 (2008 Farm Bill) reauthorized the Commodity Credit Corporation (CCC) Bioenergy Program. The program provides $300 million of mandatory funding over the five-year duration of the Farm Bill to biodiesel producers. The Farm Bill also authorizes an additional $25 million in funding each year during fiscal years 2009 — 2012 if Congress provides the additional funding during the course of its annual appropriations process. The CCC Bioenergy Program creates two classes of producers for purposes of payments under the program. Producers with production capacity of less than 150 million gallons will be eligible for 95% of the funds allowed under the program. Final rules have not yet been implemented for the CCC Bioenergy program; however, we expect to benefit from the funding that will be available to biodiesel producers under this program in an amount of anywhere from $0.08 to $0.12 per gallon of biodiesel produced.

Further, up to this point in our history there has been little federal legislation requiring the use of any biodiesel in the nation’s fuel supply. However, beginning in January of 2009 the revised Renewable Fuel Standard (RFS) requires the use of 500 million gallons of biodiesel in the domestic fuel supply increasing to 1 billion gallons by 2012. In 2007 it is estimated that only approximately 450 million gallons of biodiesel were produced in the U.S. and 250 million gallons of that was exported. Three large oil companies have visited our plant and indicated an interest in purchasing biodiesel from us to enable them to meet their obligations under the amended RFS.

In October 2008, legislation passed to extend the $1 per gallon blenders’ credit available through the Volumetric Ethanol Excise Tax Credit and is now set to expire on December 31, 2009. In the event the $1 per gallon blenders’ credit expires, our margins on biodiesel will be significantly reduced.

The European Commission recently imposed anti-dumping and countervailing duties on biodiesel imported into Europe, which could cause a significant decrease in our revenues. Sales by REG, Inc. of biodiesel to European customers results in a significant portion of our sales to REG, Inc. being exported to Europe. The European Commission is currently conducting anti-subsidy and anti-dumping investigations on U.S. biodiesel imports into Europe based on complaints from the European Biodiesel Board (EBB). The European Commission recently concluded that unfair subsidization and dumping of US biodiesel had taken place. Based on this finding, the European Commission imposed provisional anti-dumping and countervailing duties on imports of biodiesel from the United States. The provisional duties, which took effect on March 13, 2009, range from approximately $1.09 to $1.72 per gallon, and will continue for a term of six months. Following the term of the provisional duties, European member states will decide whether or not to impose ‘definitive’ duties, which normally last for five years. These duties significantly increase the price at which we must sell our biodiesel in European markets, making it difficult or impossible for us to compete with European biodiesel producers. Although the provisional duties are set to expire in six months, imposition of definitive duties by EU member states could have a significant negative impact on our ability to sell our biodiesel to European markets.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Due to certain items discussed above, our ability to continue to generate positive cash flow is uncertain.

NOTE 14 — GAIN CONTINGENCY

The Company’s primary customer and marketer (REG, Inc.) has agreed to an arbitration hearing with a European customer. The Company and REG, Inc. allege breach of contract as the customer failed to take delivery

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

of the Company’s product. The Company’s portion of damages associated with arbitration hearing is $1,054,488. At this time, no estimate can be made as to the time or the amount, if any, of the ultimate recovery.

NOTE 15 — SUBSEQUENT EVENTS

On May 11, 2009, the Company, entered into an asset purchase agreement with Renewable Energy Group, Inc., (“REG”), REG Newco, Inc., (“Newco”), and REG Wall Lake, LLC, a wholly owned subsidiary of Newco (“Wall Lake”) (collectively, with REG and Newco, the “REG Parties”) pursuant to which Wall Lake will acquire substantially all of the Company’s assets, assume certain liabilities, and thereafter operate the Company’s biodiesel production facility (the “transaction”). The Company’s assets are to be acquired by Wall Lake under the asset purchase agreement include, without limitation, all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company related to its biodiesel production business. The liabilities to be assumed by Wall Lake under the asset purchase agreement include, without limitation, accounts payable incurred in the ordinary course of business and certain indebtedness of the Company. In addition to this transaction, the asset purchase agreement contemplates the simultaneous closing of several other transactions, including REG’s merger with and into a wholly-owned subsidiary of Newco, with REG being the surviving entity, the acquisition by REG Newton, LLC, a wholly-owned subsidiary of Newco (“Newton”), of substantially all of the assets of, and Newton’s assumption of certain liabilities of, Central Iowa Energy, LLC, (“CIE”), and the merger of Blackhawk Biofuels, LLC, (“Blackhawk”) with and into REG Danville, LLC, a wholly-owned subsidiary of Newco (“Danville”), with Danville being the surviving entity.

Upon closing of and in consideration of the transaction, the Company’s unitholders will receive an aggregate of 6,963,377 shares of common stock of Newco and 259,012 shares of preferred stock of Newco. These shares of Newco common stock and preferred stock will be distributed to unitholders in proportion to each unitholder’s respective ownership interest. Upon closing of the transaction and the other common plan transactions, the Company’s unitholders will hold in the aggregate approximately 1.89% of the total issued and outstanding shares of Newco preferred stock and approximately 19.04% of the issued and outstanding shares of Newco common stock.

The closing of the transaction is conditioned upon the receipt of certain regulatory approvals, the approval of the Company’s unitholders, and the approval of the unitholders and shareholders of the REG Parties, among other things. Approval of the transaction and the asset purchase agreement requires the affirmative vote of unitholders holding a majority of the outstanding membership interests; provided, however, that the affirmative vote of unitholders holding no less than 75% of the outstanding membership interests will be required to approve the liquidation, dissolution and winding up of the Company, which is part of the transaction contemplated in the asset purchase agreement. If the transaction is duly approved by the Company’s unitholders and all other conditions to closing are satisfied, the Company intends to liquidate, windup and dissolve and terminate its existence as soon as practicable following closing of the transactions and the asset purchase agreement, but in no case more than 30 days following such closing. Until the Company is dissolved and its existence is terminated, Newco will pay certain mutually agreeable ongoing costs related to the Company.

The Company and the REG Parties have made representations, warranties, and covenants in the asset purchase agreement. The Company has, among other things, agreed to conduct its business in the ordinary course of business consistent with past practice during the interim period between the date of execution of the asset purchase agreement and the date of closing thereof and not to engage in certain kinds of transactions during such interim period, subject to certain exceptions, not to solicit proposals relating to alternative business combination transactions or participate in discussions or negotiations regarding an alternative business combination transaction, and subject to certain exceptions, not to approve, recommend, or propose publicly any alternative

WESTERN IOWA ENERGY, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

March 31, 2009

business combination transaction or enter into any agreement or letter of intent related to an alternative business combination transaction. In addition to the receipt of the approval of the unitholders of the Company and the unitholders and shareholders of the REG Parties, each party’s obligation to consummate the transaction is subject to a number of other conditions.

Upon closing under the asset purchase agreement, the Company and REG will each release and discharge the other and their respective officers, directors, and affiliates, from all obligations under the management and operational services agreement, between the Company and REG.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Western Iowa Energy, LLC

Wall Lake, Iowa

We have audited the accompanying balance sheets of Western Iowa Energy, LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Iowa Energy, LLC as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Minneapolis, Minnesota

March 31, 2009

WESTERN IOWA ENERGY, LLC

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$66,400	$32,048
Margin deposits	285,295	1,427,218
Derivative instruments	61,360	—
Trade accounts receivable — related party	1,428,521	5,816,085
Other receivables	163,470	5,997
Incentive receivables	312,019	317,225
Inventory	4,510,457	9,098,351
Prepaid expenses	222,476	188,362

Total current assets	7,049,998	16,885,286

Property, Plant and Equipment
Land and land improvements	1,364,842	1,364,842
Office building and equipment	645,542	643,705
Plant and process equipment	33,683,185	33,308,507
Construction in progress	17,513	—

Total, at cost	35,711,082	35,317,054
Less accumulated depreciation	5,451,621	3,261,429

Total property, plant and equipment	30,259,461	32,055,625

Other Assets
Land options	596	596
Other investments	80,895	33,810
Loan origination fees, net of amortization	87,451	105,547

Total other assets	168,942	139,953

Total Assets	$37,478,401	$49,080,864

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable:
Trade	$794,345	$1,747,007
Related party	28,480	2,061,742
Revolving line of credit	—	3,800,000
Current portion of long-term debt	2,729,110	1,909,722
Derivative instruments	—	1,936,375
Accrued interest	33,372	100,542
Accrued wages and benefits	71,570	56,689
Accrued payroll taxes	4,059	3,255
Accrued expenses — related party	117,620	—
Other current liabilities	46,079	12,864

Total current liabilities	3,824,635	11,628,196

Long-Term Liabilities
Long-term debt, less current portion above	6,725,056	12,366,667

Total liabilities	10,549,691	23,994,863

Members’ Equity
Contributed capital	23,516,376	23,516,376
Retained earnings	3,412,334	1,569,625

Total members’ equity	26,928,710	25,086,001

Total Liabilities and Members’ Equity	$37,478,401	$49,080,864

See accompanying notes.

WESTERN IOWA ENERGY, LLC

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenues
Related parties	$69,714,221	$68,595,272	$26,178,438
Incentive funds	10,068,612	10,081,726	5,813,438

Total revenues	79,782,833	78,676,998	31,991,876

Cost of Sales	75,431,492	78,253,820	23,715,252

Gross profit	4,351,341	423,178	8,276,624

Operating Expenses
Consulting and professional fees	289,544	302,503	252,929
Office and administrative expenses	1,626,131	1,448,383	1,353,587

Total operating expenses	1,915,675	1,750,886	1,606,516

Other Income (Expense)
Interest income	9,882	16,310	50,379
Interest expense	(759,243)	(1,400,721)	(406,062)
Patronage dividends	156,404	105,866	—
Gain on sale of asset	—	—	2,800
Other income	—	—	15,300

Total other expense	(592,957)	(1,278,545)	(337,583)

Net Income (Loss)	$1,842,709	$(2,606,253)	$6,332,525

Basic and Diluted Earnings (Loss) Per Unit	$69.68	$(98.55)	$246.65

Weighted Average Units Outstanding, Basic and Diluted	26,447	26,447	25,674

See accompanying notes.

WESTERN IOWA ENERGY, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Units	Contributed Capital	Retained Earnings (Accumulated Deficit)	Total
Balance — December 31, 2005	25,447	$22,516,376	$(35,333)	$22,481,043
Units issued in exchange for reduction in construction payable, 1,000 units at $1,000 per unit (See Note 6)	1,000	1,000,000	—	1,000,000
Net loss for the year ended December 31, 2006	—	—	6,332,525	6,332,525

Balance — December 31, 2006	26,447	23,516,376	6,297,192	29,813,568
Distributions to members	—	—	(2,121,314)	(2,121,314)
Net loss for the year ended December 31, 2007	—	—	(2,606,253)	(2,606,253)

Balance — December 31, 2007	26,447	23,516,376	1,569,625	25,086,001
Net income for the year ended December 31, 2008	—	—	1,842,709	1,842,709

Balance — December 31, 2008	26,447	$23,516,376	$3,412,334	$26,928,710

See accompanying notes.

WESTERN IOWA ENERGY, LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Cash Flows from Operating Activities
Net income (loss)	$1,842,709	$(2,606,253)	$6,332,525
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	2,208,288	2,183,988	1,105,452
Non cash portion of patronage dividends	(47,085)	(31,810)	(2,800)
Effects of changes in operating assets and liabilities
Margin deposits	1,141,923	(1,159,958)	(267,260)
Trade accounts receivable — related party	4,387,564	(1,484,736)	(4,331,349)
Other receivables	(157,473)	(5,997)	—
Incentive receivables	5,206	280,653	(597,878)
Inventory	4,587,894	(1,302,168)	(7,796,183)
Derivative instruments	(1,997,735)	3,204,124	(1,267,749)
Prepaid expenses and other assets	(34,114)	(155,155)	(33,207)
Accounts payable	(2,985,924)	2,466,093	1,342,394
Accrued interest	(67,170)	(15,422)	115,964
Accrued wages and benefits	14,881	10,128	46,561
Accrued payroll taxes	804	(30,264)	32,480
Accrued expenses — related party	117,620	(379,788)	392,651
Other current liabilities	33,215	—	—

Net cash provided by (used in) operating activities	9,050,603	973,435	(4,928,399)

Cash Flows from Investing Activities
Purchase of property, plant and equipment, including construction in progress	(394,028)	(1,130,291)	(16,228,520)
Sales tax refund received on plant construction costs	—	443,535	—
Proceeds from sale of asset	—	—	33,600

Net cash used in investing activities	(394,028)	(686,756)	(16,194,920)

Cash Flows from Financing Activities
Loan origination fees	—	—	(2,307)
Net borrowings (payments) on revolving line of credit	(3,800,000)	3,800,000	—
Proceeds from long-term debt	8,082,566	10,109,472	18,640,528
Payments on long-term debt	(12,904,789)	(12,071,111)	(2,422,275)
Distribution to members	—	(2,121,314)	—

Net cash provided by (used in) financing activities	(8,622,223)	(282,953)	16,215,946

Net Increase (Decrease) in Cash and Cash Equivalents	34,352	3,726	(4,907,373)

Cash and Cash Equivalents, Beginning of Period	32,048	28,322	4,935,695

Cash and Cash Equivalents, End of Period	$66,400	$32,048	$28,322

See accompanying notes.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Western Iowa Energy, LLC located in Wall Lake, Iowa was organized on September 21, 2004 to own and operate a 30 million gallon biodiesel plant for the production of fuel grade biodiesel. The Company began its principal operations in May 2006, therefore the 2006 information presented has 7 months of operational activity. The Company’s fiscal year ends on December 31. Significant accounting policies followed by the Company are presented below.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Accounting

The Company uses the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This method recognizes revenues as earned and expenses as incurred.

Revenue Recognition

Revenue from the production of biodiesel and related products is recorded upon transfer of the risks and rewards of ownership and delivery to customers. Interest income is recognized as earned. Patronage dividends are recognized when received.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash and equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable are presented at face value, net of the allowance for doubtful accounts. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions. Management has established an allowance for doubtful accounts of $105,712 and $41,928 at December 31, 2008 and 2007, respectively.

The Company’s policy is to charge simple interest on trade receivables past due balances; accrual of interest is discontinued when management believes collection is doubtful. Receivables are considered past due based upon payment terms set forth at the date of the related sale. The Company has no receivables accruing interest at December 31, 2008 or 2007.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

Derivative Instruments and Hedging Activities

SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted from SFAS No. 133 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal purchase or normal sales are documented as such, and exempted from the accounting and reporting requirements of SFAS No. 133.

The Company has entered into agreements to purchase soybean oil for anticipated production needs. These contracts are considered normal purchase contracts and exempted from SFAS No. 133.

The Company enters into derivative contracts as a means of managing exposure to changes in biodiesel prices. All derivatives are designated as non-hedge derivatives. Although the contracts may be effective economic hedges of specified risks, they are not designated as and accounted for as hedging instruments. As part of its trading activity, the Company uses option and swap contracts offered through regulated commodity exchanges to reduce risk and is exposed to risk of loss in the market value of biodiesel inventories. To reduce that risk, the Company generally takes positions using option and swap contracts. All derivative contracts at December 31, 2008 and 2007 are recognized in the balance sheet at their fair value.

At December 31, 2008 and 2007, the Company recorded a net asset and a net liability for these derivative instruments of $61,360 and $(1,936,375), respectively. Unrealized gains and losses related to derivative contracts are included as a component of cost of sales in the accompanying financial statements. For the statement of cash flows, such contract transactions are classified as operating activities. The Company recorded an increase (decrease) to cost of sales of $(1,946,846), $2,594,301 and $(1,251,009), respectively related to derivative contracts for the years ended December 31, 2008, 2007 and 2006.

Inventories

Inventory is stated at the lower of cost, determined on a first in, first out basis, or market value.

Property, Plant, and Equipment

Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets determined as follows:

Years
Land improvements	20-40
Office building	5-40
Office equipment	5-20
Plant and process equipment	10-40

The Company follows the policy of capitalizing interest as a component of the cost of property, plant, and equipment for interest incurred during the construction phase. For the years ended December 31, 2008, 2007 and 2006, the Company capitalized interest of $-0-, $-0- and $552,233, respectively, which is included in property, plant and equipment on the accompanying balance sheet.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset.

Loan Origination Fees

Loan origination fees are stated at cost and are amortized on the straight-line method over the life of the loan agreements. Amortization commenced as the Company borrowed funds on the loans. Amortization for the years ended December 31, 2008, 2007 and 2006 was $18,096, $18,096, and $14,523, respectively.

For 2006, $5,205 of the amortization expense was capitalized as part of construction period interest and $9,048 was included in office and administrative expense. The amount capitalized in 2006 is included in property, plant and equipment on the accompanying balance sheet.

Other Investments

Other investments consist of investments in the capital stock and patron equities of the Company’s primary lenders. The investments are stated at cost and adjusted for non cash patronage equities received.

Other Income

Other income consists of amounts received from unaffiliated organizations to assist in the organization and development of the Company. Amounts are recorded as other income when there is no obligation to repay the organization.

Income Taxes

The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company’s earnings pass through to the partners and are taxed at the partner level. Accordingly, no income tax provision has been calculated. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes, and the difference between the recorded amounts of financial statement and tax depreciation.

Earnings Per Unit

Earnings per unit are calculated based on the period of time units have been issued and outstanding. For purposes of calculating diluted earnings per capital unit, units subscribed for but not issued are included in the computation of outstanding capital units based on the treasury stock method. As of December 31, 2008, 2007 and 2006, there was not a difference between basic and diluted earnings per unit as there were no units subscribed.

Cost of Sales

The primary components of cost of sales from the production of biodiesel products are, raw materials (soybean oil, animal fats, hydrochloric acid, methanol, and sodium methylate), energy (natural gas and electricity), labor and depreciation on process equipment.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and are included in the cost of sales.

Environmental Liabilities

The Company’s operations are subject to federal, state and local environmental laws and regulations. These laws require the Company to investigate and remediate the effects of the release or disposal of materials at its location. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent material environmental or other damage; and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the liability is probable and the costs can be reasonably estimated.

Fair Value of Financial Instruments

The Company believes the carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amount of long-term obligations approximates fair value based on estimated interest rates for comparable debt.

New Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. The requirements of SFAS No. 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008, the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008 is limited to financial assets and liabilities and any nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS No. 161) which is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The Statement is effective for fiscal years beginning after November 15, 2008 with early adoption permitted. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 161 will have on its results of operations and financial condition.

NOTE 2 — INCENTIVE PAYMENTS AND RECEIVABLE

Revenue from federal incentive programs is recorded when the Company has sold blended biodiesel and satisfied the reporting requirements under the applicable program. When it is uncertain that the Company will receive full allocation and payment due under the federal incentive program, it derives an estimate of the incentive revenue for the relevant period based on various factors including the most recently used payment factor applied to the program. The estimate is subject to change as management becomes aware of increases or decreases in the amount of funding available under the incentive programs or other factors that affect funding or allocation of funds under such programs. The amount of incentives receivable at December 31, 2008 and 2007 was $312,019 and $317,225, respectively.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 3 — INVENTORY

Inventory consists of the following at December 31:

	2008	2007
Raw material	$496,028	$2,168,644
Work in process	541,530	1,382,679
Finished goods	3,472,899	5,547,028

Total	$4,510,457	$9,098,351

NOTE 4 — LAND OPTION

The Company entered into two land option agreements with a member to purchase approximately 73 acres of land for $2,000 per acre (which approximates fair value) payable in units of ownership in the Company. The Company was required to pay option consideration in the amount of $2,000. The options extend to December 31, 2009 to purchase any part of the property or it shall expire automatically and be null and void and the option consideration shall be forfeited. In June 2005, the Company exercised one of the options and partially exercised the other for the purchase of approximately 39 acres of land. The Company issued 81 member units totaling $76,950 in exchange for the land. As of December 31, 2008, the Company has a remaining option to purchase approximately 34 acres.

NOTE 5 — DEBT AND FINANCING

Revolving Line of Credit

In July 2006, the Company entered into a $4,000,000 revolving credit facility agreement with Farm Credit Services of America. The revolving credit facility expires July 1, 2009 and may be renewed by the lender for additional one year terms. The agreement provides for several different interest rate options including variable and fixed options (5.50% and 8.00% as of December 31, 2008 and 2007, respectively). There was $-0- and $3,800,000 drawn on this revolving line of credit at December 31, 2008 and 2007, respectively. The note is secured by essentially all of the Company’s assets. The amount available under the revolving line of credit is determined by a borrowing base calculation based on qualifying inventories. The Company has $4,000,000 available to be borrowed at December 31, 2008.

Long-Term Debt

Long-term obligations of the Company are summarized as follows at December 31:

	2008	2007
Note payable to Farm Credit Services of America and CoBank under term note agreement — see details below.	$4,150,000	$5,950,000
Note payable to Farm Credit Services of America and CoBank under reducing revolving credit note — see details below.	4,350,000	7,260,000
Note payable to the Iowa Department of Economic Development — see details below.	337,500	367,500
Note payable to Glidden Rural Electric Cooperative — see details below	616,666	698,889

Total	9,454,166	14,276,389
Less current portion	2,729,110	1,909,722

Long-term portion	$6,725,056	$12,366,667

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

The estimated future maturities of long-term debt at December 31, 2008 are as follows:

2009	$2,729,110
2010	1,642,834
2011	112,222
2012	832,222
2013	1,882,222
Thereafter	2,255,556

Total	$9,454,166

The Company has available loan commitments from Farm Credit Services of America and CoBank totaling $18,000,000 as of December 31, 2008 and 2007. The commitments consist of a $10,000,000 term note and a $7,350,000 reducing revolving credit note and a $650,000 letter of credit. As of December 31, 2008 and 2007, the balance outstanding under the term note was $4,150,000 and $5,950,000, respectively. Principal payments of $450,000 as amended, are required under the term loan and commenced December 20, 2006 and due each quarter thereafter, with a final payment due no later than December 20, 2011. In March 2008, the quarterly payment due March 20, 2008 was deferred until June 20, 2008 and on May 22, 2008 this payment was made. As of December 31, 2008, the balance outstanding under the reducing revolving credit note was $4,350,000. Advances under the reducing revolving credit note are available through the life of the commitment. The commitment reduces by $900,000 semi-annually beginning July 1, 2012 and continuing through January 1, 2016, with a final reduction at the expiration of the commitment on July 1, 2016, at which time any outstanding balance shall be due and payable in full. The notes require interest payments based on unpaid principal. The agreements also include a provision for additional payments for the fiscal years ending 2006 through 2010 based on the free cash flows of the Company. At December 31, 2008, the current portion of debt includes the estimated free cash flow requirements of $819,388. The agreements provide for several different interest rate options including variable and fixed options (4.00% and 8.00% variable on the term note and revolving credit note, as of December 31, 2008 and 2007, respectively). The variable interest rate options are based on Libor or the agent’s base rate and include adjustments for performance which is based on the Company’s debt to net worth ratio, measured quarterly. The Company has issued a $650,000 irrevocable letter of credit through CoBank in favor of Glidden Rural Electric Cooperative. The letter of credit expires June 30, 2009. The notes are secured by essentially all of the Company’s assets. At December 31, 2008, the Company had available $3,000,000 to borrow under the reducing revolving credit note.

The loan agreements with Farm Credit and CoBank contain various covenants pertaining to minimum working capital and minimum net worth requirements. In accordance with the agreements, the Company is required to maintain a minimum working capital of $6,000,000 and a minimum net worth of $26,000,000. At December 31, 2007, working capital was $5,257,090 and net worth was $25,086,001, which are breaches of the loan agreements. The lending institutions waived the two requirements of the agreements as of December 31, 2007 and for the period ended January 31, 2008. In addition to the aforementioned waiver by the lending institutions, the minimum working capital and minimum net worth covenants were lowered to $5,500,000 and $25,000,000, respectively, for the periods ending February 29, 2008 and March 31, 2008. The lending institutions waived the amended requirements through February 29, 2008 and March 31, 2008. As a condition of the waiver and covenant change, the interest spread on the term loan and the revolving term loan was increased by 50 basis points effective April 1, 2008. As of November 1, 2008, the interest spread on the term loan and the revolving term loan was reduced by 50 basis points due to funded debt to net worth improvements. For all interim periods during 2008 and as of December 31, 2008, the Company believes it is in compliance with said covenants.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

The Company was awarded $400,000 from the Iowa Department of Economic Development consisting of a $300,000 zero interest deferred loan and a $100,000 forgivable loan, the balance of which was $337,500 and $367,500 at December 31, 2008 and 2007, respectively. The zero interest deferred loan requires monthly installments of $2,500 beginning January 2008, with remaining unpaid principal due at maturity, December, 2012. The Company must satisfy the terms of the agreement, which include producing 22,500,000 gallons of biodiesel and 7,500,000 pounds of glycerin annually by November 30, 2008, to receive a permanent waiver of the forgivable loan. In the event the Company does not satisfy the terms of the agreement, the Company may be required to repay all or part of the forgivable loan. This repayment would be over a five year period and include interest at 5.0%. The Company believes it has complied with all the terms of the forgivable loan agreement as of November 30, 2008 and is in the process of obtaining a permanent waiver. The loan is secured by a security agreement including essentially all of the Company’s assets.

In July 2006, the Company entered into a rural development loan agreement under the Rural Electrification Act of 1936 with Glidden Rural Electric Cooperative. The original loan amount was $740,000 and requires monthly installments of $6,851, including no interest commencing July 31, 2007. The loan is to be paid in full on or before the tenth anniversary date of the first advance of funds. The Company has issued an irrevocable letter of credit through CoBank in favor of Glidden Rural Electric Cooperative as security for the note.

NOTE 6 — MEMBERS’ EQUITY

The Company’s operating agreement provides that the net profits or losses of the Company will be allocated to the members in proportion to the membership units held. Members will not have any right to take part in the management or control of the Company. Each membership unit entitles the member to one vote on any matter which the member is entitled to vote. Transfers of membership units are prohibited except as provided in the operating agreement.

During 2005, the Company entered into a verbal agreement to issue an additional 1,000 units. The verbal agreement is with the Company’s general contractor used to construct the plant who is also an entity related to West Central Coop and Renewable Energy Group, Inc. who provide management and operational services for the Company (See Note 10). The agreement provides for the issuance of 1,000 membership units to the contractor upon completion of construction. The $1,000,000 consideration for the units will be deducted from the amount payable to the contractor. On July 19, 2006, the Company modified this agreement and issued 500 units as the project was substantially complete, the Company also agreed to issue the remaining 500 units upon final completion of the contract. The payable was decreased by $500,000 and contributed capital was increased by $500,000 in July with the issuance of the 500 units. The remaining 500 units were issued in December 2006. Again, the payable to REG was decreased by $500,000 and contributed capital was increased by $500,000.

On February 19, 2007, the Board of Directors approved a distribution to members of $80.21 per unit, for a total payment of $2,121,314.

NOTE 7 — INCOME TAXES

As of December 31, 2008 and 2007, the book basis of assets exceeded the tax basis of assets by approximately $17,485,000 and $13,288,000, respectively.

On January 1, 2007, the Company adopted the provisions of FIN 48, which requires that the Company recognize in its financial statements only those tax positions that are “more-likely-than-not” of being sustained as of the adoption date, based on the technical merits of the position. As a result of the implementation of FIN 48, the Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards established by FIN 48.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

The Company is subject to the following material taxing jurisdictions: U.S. and Iowa. The tax years that remain open to examination by the Internal Revenue Service are 2005 through 2008. The tax years that remain open to examination by the Iowa Department of Revenue are 2005 through 2008. Our policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense. We have no accrued interest or penalties related to uncertain tax positions as of December 31, 2007 or December 31, 2008.

NOTE 8 — CASH FLOW DISCLOSURES

Supplemental disclosure for interest paid for the years ended December 31:

	2008	2007	2006
Cash paid for interest	$826,413	$1,416,143	$289,534

The Company had the following noncash investing and financing transactions for the years ended December 31:

	2008	2007	2006
Units issued in exchange for reduction in construction payable	$—	$—	$1,000,000
Construction in progress in accounts payable	—	—	848,426

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company’s general contractor (Renewable Energy Group, LLC) used to construct the plant is an entity related to West Central Coop who was originally contracted to provide the management and operational services for the Company. Renewable Energy Group, LLC was also issued member units in July 2006 and December 2006 in exchange for a reduction in the construction payable. In July 2006, West Central Coop and Renewable Energy Group, LLC joined forces and created Renewable Energy Group, Inc. (REG, Inc.). On September 21, 2006, the Company consented to the assignment of the contract to construct the facility and the management and operational services agreement to REG, Inc.

The Company incurred management and operational service fees, feed stock procurement fees and marketing fees with West Central Coop and REG, Inc. For the years ended December 31, 2008, 2007 and 2006, the Company incurred service fees of $634,040, $909,960 and $458,714, respectively. The Company also purchases feed stock from West Central Coop and Bunge North America, Inc. an entity related by common ownership in REG, Inc. For the years ended December 31, 2008, 2007 and 2006, the Company purchased feed stocks of $12,679,380, $26,748,829 and $9,087,040, respectively. The amount payable to West Central Coop, REG, Inc. and Bunge North America, Inc. as of December 31, 2008 and 2007 was $28,480 and $2,061,742.

The Company has recorded expense of $117,620, $-0- and $392,651 for the net income bonus payable to REG, Inc. for the years ended December 31, 2008, 2007 and 2006. The amount is included in accrued expenses in the accompanying balance sheet.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 10 — LEASE COMMITMENTS

During July 2006, the Company entered into an operating lease agreement for rail equipment which expires in 2011. The lease agreement has a monthly payment amount of $2,969. The following is a schedule of future minimum lease payments under a non-cancelable lease at December 31, 2008:

2009	$35,627
2010	35,627
2011	17,813

Total	$89,067

Lease expense for the years ended December 31, 2008, 2007 and 2006 was $35,627, $35,627 and $17,813, respectively.

NOTE 11 — RETIREMENT AND SAVINGS PLAN

The Company has a 401(k) retirement and savings plan, which is available to substantially all employees. The participants may contribute up to 18% of their compensation. The Company’s matching contribution is discretionary for each plan year. The Company contributions for the years ended December 31, 2008, 2007 and 2006, was $22,855, $23,396 and $17,520, respectively.

NOTE 12 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the company adopted FASB Statement No. 157 (FAS 157), “Fair Value Measurements,” which provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, FAS 157 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. The adoption of this statement had an immaterial impact on the company’s financial statements. FAS 157 defines levels within the hierarchy as follows:

•	Level 1 — Unadjusted quoted prices for identical assets and liabilities in active markets;

•	Level 2 — Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable for the asset or liability, either directly or indirectly; and

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

The following table sets forth financial assets and liabilities measured at fair value in the consolidated statement of financial position and the respective levels to which the fair value measurements are classified within the fair value hierarchy as of December 31, 2008:

	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash equivalents	$289,155	$289,155	$—	$—

Commodity derivatives	$61,360	$2,538	$58,822	$—

The Company enters into various commodity derivative instruments, including forward contracts, futures, options and swaps. The fair value of the Company’s derivatives are determined using unadjusted quoted prices for identical instruments on the applicable exchange in which the Company transacts. When quoted prices for identical instruments are not available, the Company uses forward price curves derived from market price quotations. Market price quotations are obtained from independent brokers, exchanges, direct communication with market participants and actual transactions executed by the Company. The fair value of the money market funds is based on quoted market prices in an active market.

NOTE 13 — UNCERTAINTIES

The Company has produced biodiesel for sale to customers since June of 2006. During that time, the price of crude oil has ranged from the mid $30 to a high of $147 per barrel on the Chicago Board of Trade. Since we commenced production, the biodiesel industry has faced numerous challenges, primarily a dramatic increase in the cost of its inputs. Much of that increase resulted from a large decrease in United States soybean acreage during the 2007 growing season which resulted in the cost of soybean oil increasing from $0.25 per pound to almost $0.70 per pound in early 2008. The Company has become an industry leader in processing large quantities of animal fat into biodiesel meeting ASTM D6751 standards and has gained customer acceptance of biodiesel made from animal fat. As a result, for the year ended December 31, 2008, the Company’s net income was $1,869,553. The Company repaid $3.8 million of its seasonal loan and approximately $4.8 million of its long-term obligations. The Company had available to borrow $7.0 million on its seasonal loan and revolving credit line at December 31, 2008. The Company has also experimented with using corn oil as an alternative to soybean oil in the production process. The Company may need to invest in additional infrastructure to efficiently utilize certain alternative feedstocks.

During our short history, the cost of our feedstock has ranged from a low of $0.15 per pound to as high as $0.69 per pound; methanol from a low of $0.95 per gallon to a high of $2.62 per gallon. During that time, the sale price of our biodiesel has ranged from a low of $2.00 per gallon to a high of $6.00 per gallon and the sale price of glycerin from a low of $0.01 per pound to a high of $0.29 per pound. Unlike many industries, historically there has been no direct correlation between the cost of our inputs and the sale price of biodiesel which is directly related to the sale price of petroleum diesel.

Two recent developments have potential to positively affect the Company’s financial performance. First, the Farm, Nutrition and Bioenergy Act of 2008 (2008 Farm Bill) reauthorized the Commodity Credit Corporation (CCC) Bioenergy Program. The program provides $300 million of mandatory funding over the five-year duration

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

of the Farm Bill to biodiesel producers. The Farm Bill also authorizes an additional $25 million in funding each year during fiscal years 2009 — 2012 if Congress provides the additional funding during the course of its annual appropriations process. The CCC Bioenergy Program creates two classes of producers for purposes of payments under the program. Producers with production capacity of less than 150 million gallons will be eligible for 95% of the funds allowed under the program. Final rules have not yet been implemented for the CCC Bioenergy program; however, we expect to benefit from the funding that will be available to biodiesel producers under this program in an amount of anywhere from $0.08 to $0.12 per gallon of biodiesel produced.

Further, up to this point in our history there has been little federal legislation requiring the use of any biodiesel in the nation’s fuel supply. However, beginning in January of 2009 the revised Renewable Fuel Standard (RFS) requires the use of 500 million gallons of biodiesel in the domestic fuel supply increasing to 1 billion gallons by 2012. In 2007 it is estimated that only approximately 450 million gallons of biodiesel were produced in the U.S. and 250 million gallons of that was exported. Three large oil companies have visited our plant and indicated an interest in purchasing biodiesel from us to enable them to meet their obligations under the amended RFS.

In October 2008, legislation passed to extend the $1 per gallon blenders’ credit available through the Volumetric Ethanol Excise Tax Credit and is now set to expire on December 31, 2009. In the event the $1 per gallon blenders’ credit expires, our margins on biodiesel will be significantly reduced.

The European Commission recently imposed anti-dumping and countervailing duties on biodiesel imported into Europe, which could cause a significant decrease in our revenues. Sales by REG, Inc. of biodiesel to European customers results in a significant portion of our sales to REG, Inc. being exported to Europe. The European Commission is currently conducting anti-subsidy and anti-dumping investigations on U.S. biodiesel imports into Europe based on complaints from the European Biodiesel Board (EBB). The European Commission recently concluded that unfair subsidization and dumping of US biodiesel had taken place. Based on this finding, the European Commission imposed provisional anti-dumping and countervailing duties on imports of biodiesel from the United States. The provisional duties, which took effect on March 13, 2009, range from approximately $1.09 to $1.72 per gallon, and will continue for a term of six months. Following the term of the provisional duties, European member states will decide whether or not to impose ‘definitive’ duties, which normally last for five years. These duties significantly increase the price at which we must sell our biodiesel in European markets, making it difficult or impossible for us to compete with European biodiesel producers. Although the provisional duties are set to expire in six months, imposition of definitive duties by EU member states could have a significant negative impact on our ability to sell our biodiesel to European markets.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Due to certain items discussed above, our ability to continue to generate positive cash flow is uncertain.

WESTERN IOWA ENERGY, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2008 and 2007

NOTE 14 — QUARTERLY FINANCIAL DATA (UNAUDITED)

Summary quarterly results are as follows:

Year ended December 31, 2008:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$18,029,542	$27,601,282	$26,238,615	$7,913,394
Gross profit (loss)	1,784,314	2,467,747	2,093,569	(1,993,289)
Operating income (loss)	1,246,255	1,896,946	1,515,203	(2,222,738)
Net income (loss)	1,127,993	1,675,218	1,377,779	(2,338,281)
Basic and diluted earnings (loss) per unit	42.65	63.34	52.10	(88.41)

Year ended December 31, 2007:

Revenues	$14,254,980	$24,800,210	$21,262,859	$18,358,949
Gross profit (loss)	566,299	2,565,826	(734,715)	(1,974,232)
Operating income (loss)	128,304	1,990,272	(1,099,711)	(2,346,573)
Net income (loss)	(142,559)	1,629,537	(1,436,064)	(2,657,167)
Basic and diluted earnings (loss) per unit	(5.39)	61.62	(54.30)	(100.48)

Year ended December 31, 2006:

Revenues	$—	$633,585	$18,008,235	$13,350,056
Gross profit (loss)	—	142,004	4,780,877	3,353,743
Operating income (loss)	(155,042)	(33,463)	4,063,937	2,794,676
Net income (loss)	(109,233)	(21,858)	3,952,089	2,511,527
Basic and diluted earnings (loss) per unit	(4.29)	(.86)	152.89	97.82

The above quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these periods presented have been included.

NOTE 15 — GAIN CONTINGENCY

The Company’s primary customer and marketer (REG, Inc.) has agreed to an arbitration hearing with a European customer. The Company and REG, Inc. allege breach of contract as the customer failed to take delivery of the Company’s product. The Company’s portion of damages associated with arbitration hearing is $1,054,488. At this time, no estimate can be made as to the time or the amount, if any, of the ultimate recovery.

REG, LLC

CONDENSED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

	2005	2006
REVENUES:
Construction service revenues	$13,297,806	$22,703,615

OPERATING EXPENSES:
Costs of construction service revenues	12,617,660	22,195,286
Selling, general, and administrative expenses	303,007	559,405

	12,920,667	22,754,691

INCOME (LOSS) FROM OPERATIONS	377,139	(51,076)
INTEREST INCOME	—	135,573
EQUITY IN EARNINGS OF SOYMOR BIODIESEL, LLC	—	361,989

NET INCOME	$377,139	$446,486

See notes to condensed financial statements

REG, LLC

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$377,139	$446,486
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	—	4,980
Equity in earnings of SoyMor Biodiesel, LLC	—	(361,989)
Changes in asset and liabilities:
Accounts receivable	(5,587,208)	(1,106,937)
Billings in excess of costs and estimated earnings on uncompleted contracts	(249,161)	10,868,534
Prepaid expenses and other assets	0	(17,412)
Accounts payable	1,410,243	(5,429,441)

Net cash flows from operating activities	(4,048,987)	4,404,221

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in bank overdraft	3,167,362	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(881,625)	4,404,221

CASH AND CASH EQUIVALENTS:
Beginning of period	881,625	8,465,693

End of period	$—	$12,869,914

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Reduction of accounts receivable and accounts payable for SoyMor Biodiesel, LLC for equity interest	$1,000,000	$1,000,000

Distribution of equity interest in SoyMor Biodiesel, LLC to members		$2,521,433

See notes to condensed financial statements

REG, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

NOTE 1 — ORGANIZATION AND PRESENTATION

REG, LLC (formerly known as Renewable Energy Group, LLC) (the Company) is an Iowa limited liability company formed between West Central Cooperative (“West Central”) and Sargeco, Inc. (“Sargeco”) to manage the construction of biodiesel plants throughout the United States. The Company also assists potential investors in biodiesel in determining the location and feasibility of building a plant. Both West Central and Sargeco own 50% of the Company. Construction and engineering of the plants is performed by Todd & Sargent, Inc., an affiliate of Sargeco. Each plant involves approximately four months of pre-construction engineering and twelve months of construction.

The financial statements included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. All financial statements contained herein are unaudited and reflect all adjustments which are, in the opinion of management, necessary to summarize fairly the results of the Company’s operations and cash flows for the periods presented. All of these adjustments are of a normal recurring nature. Results of operations of any single reporting period should not be considered as indicative of results for a full year. These financial statements should be read in conjunction with the Company’s audited financial statements for the fiscal year ended December 31, 2005.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Cash consists of demand deposits with financial institutions. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments — In connection with the construction of biodiesel production facilities for SoyMor Biodiesel, LLC (“SoyMor”), the Company agreed to make an equity investment in SoyMor. Because the Company has the ability to influence the operating and financial decisions and maintains a position on the board of directors of SoyMor, the investment in SoyMor is accounted for using the equity method in accordance with Accounting Principal Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock . Under the equity method, the initial investment is recorded at cost and adjusted to recognize the Company’s ratable share of earnings of SoyMor.

Revenue Recognition — The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for

REG, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

Changes relating to executed change orders, job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The effect of changes in the estimated profitability of contracts for the six month periods ended June 30, 2005 and 2006 was to decrease net earnings by approximately $300 and $650, respectively, from the amounts which would have been reported had the preceding year contract profitability estimates been used.

Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

Income Taxes — The Company does not incur income taxes; instead its earnings are included in the tax returns of its members. The financial statements, therefore, do not include a provision for income taxes.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

NOTE 3 — INVESTMENTS

During 2004, the Company signed a subscription agreement for the purchase of 2,000,000 units of SoyMor at $1 per share. The agreement required no initial investment. The Company executed the acquisition of the first 1,000,000 units in March 2005 and completed the acquisition of the second 1,000,000 units in April 2006. The 2,000,000 units represent approximately a 10 percent ownership interest in SoyMor. In June 2006, the Company distributed its investment in SoyMor to its members, West Central and Sargeco.

The Company owned approximately 10% and 5% of the outstanding membership units of in SoyMor as of June 30, 2005 and 2006, respectively.

REG, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2006 (UNAUDITED)

SoyMor did not begin to produce and sell biodiesel until September 2005, so results of operations prior to that date are not provided below. The condensed statement of operations information of SoyMor for the six months ended June 30, 2006 is as follows.

2006
Sales	$32,758,153
Costs of goods sold	(25,051,907)
Operating expenses	(1,637,375)

Net income	$6,068,871

NOTE 4 — RELATED PARTY TRANSACTIONS

West Central Cooperative

West Central provided certain management and administrative services for the Company. Selling, general, and administrative expenses include $286,860 and $449,727 relating to services provided by West Central during the six months ended June 30, 2005 and 2006, respectively.

Costs of management service revenues include $455,002 and $1,011,500 of costs paid to West Central during the six months ended June 30, 2005 and 2006, respectively.

Todd & Sargent, Inc.

The Company subcontracts substantially all construction projects to Todd and Sargent, Inc. (T&S), an affiliated entity through common ownership. T&S also provides certain accounting and administrative functions for the Company. T&S-related costs of construction revenues were $12,058,385 and $19,123,403 for the six months ended June 30, 2005 and 2006, respectively. Selling, general, and administrative expenses reimbursed to T&S were $18,482 and $28,900 for the six months ended June 30, 2005 and 2006, respectively.

NOTE 5 — SUBSEQUENT EVENT

On July 31, 2006, the Renewable Energy Group, Inc. (REG, Inc.) purchased certain assets and assumed certain liabilities of the Company in exchange for 2,036,506 shares of REG, Inc. common stock.

INDEPENDENT AUDITORS’ REPORT

To the Members of REG, LLC

We have audited the accompanying statements of operations, members’ equity and cash flows for REG, LLC (formerly known as Renewable Energy Group, LLC) (the Company) for the years ended December 31, 2003, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of the Company’s operations and their cash flows for the years ended December 31, 2003, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

July 13, 2007

169

REG, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

	2003	2004	2005
REVENUES:
Construction service revenues	$150,000	$4,847,266	$37,236,246

OPERATING EXPENSES:
Costs of construction service revenues	65,637	4,405,760	34,714,623
Selling, general, and administrative expenses	—	99,150	922,083

	65,637	4,504,910	35,636,706

INCOME FROM OPERATIONS	84,363	342,356	1,599,540
INTEREST INCOME	—	—	3,804
EQUITY IN EARNINGS OF SOYMOR BIODIESEL, LLC	—	—	213,249

NET INCOME	$84,363	$342,356	$1,816,593

See notes to financial statements

REG, LLC

STATEMENTS OF MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

BALANCE, January 1, 2003	$—
Net income	84,363

BALANCE, December 31, 2003	84,363
Net income	342,356

BALANCE, December 31, 2004	426,719
Distribution to members	(1,000,000)
Net income	1,816,593

BALANCE, December 31, 2005	$1,243,312

See notes to financial statements.

REG, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$84,363	$342,356	$1,816,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	—	—	1,659
Equity in earnings of SoyMor Biodiesel, LLC	—	—	(213,249)
Changes in asset and liabilities:
Accounts receivable	(40,587)	(1,659,899)	(3,333,980)
Billings in excess of costs and estimated earnings on uncompleted contracts	50,000	723,694	3,645,779
Accounts payable	—	1,381,698	6,697,131

Net cash provided by operating activities	93,776	787,849	8,613,933
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	—	—	(29,865)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	—	—	(1,000,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	93,776	787,849	7,584,068
CASH AND CASH EQUIVALENTS:
Beginning of year	—	93,776	881,625

End of year	$93,776	$881,625	$8,465,693

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Reduction of accounts receivable and accounts payable for SoyMor Biodiesel, LLC for equity interest			$1,000,000

Liability accrued for commitment to invest in SoyMor Biodiesel, LLC		$2,000,000

See notes to financial statements.

REG, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

NOTE 1 — ORGANIZATION AND PRESENTATION

REG, LLC (formerly known as Renewable Energy Group, LLC) (the Company) is an Iowa limited liability company formed in October 2002 between West Central Cooperative (West Central) and Sargeco, Inc. (Sargeco) to manage the construction of biodiesel plants throughout the United States. Operations commenced in 2003. The Company also assists potential investors in biodiesel in determining the location and feasibility of building a plant. Both West Central and Sargeco own 50% of the Company. Construction and engineering of the plants is performed by Todd & Sargent, Inc., an affiliate of Sargeco. Each plant involves approximately four months of pre-construction engineering and twelve months of construction.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Cash consists of demand deposits with financial institutions. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments — In connection with the construction of biodiesel production facilities for SoyMor Biodiesel, LLC (“SoyMor”), the Company agreed to make an equity investment in SoyMor. Because the Company has the ability to influence the operating and financial decisions and maintains a position on the board of directors of SoyMor, the investment in SoyMor is accounted for using the equity method in accordance with Accounting Principal Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Under the equity method, the initial investment is recorded at cost and adjusted to recognize the Company’s ratable share of earnings of SoyMor.

Revenue Recognition — The Company provides consulting and construction services under turnkey contracts. These contracts are accounted for under the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. These jobs require design and engineering effort for a specific customer purchasing a unique facility. The Company records revenue on these fixed-price contracts on the percentage of completion basis using the ratio of costs incurred to estimated total costs at completion as the measurement basis for progress toward completion and revenue recognition. The total contract price includes the original contract plus any executed change orders only when the amounts have been received or awarded.

Contract cost includes all direct labor and benefits, materials unique to or installed in the project and subcontract costs. Revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions for schedule and technical issues. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is probable. Billings are generated based on specific contract terms. The Company routinely reviews estimates related to contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company would recognize the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

REG, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

Changes relating to executed change orders job performance, construction efficiency, weather conditions, and other factors affecting estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The effect of changes in the estimated profitability of contracts for the year ended December 31, 2005 was to decrease net earnings by approximately $500, from the amounts which would have been reported had the preceding year contract profitability estimates been used.

Billings in excess of costs and estimated earnings on uncompleted contracts represents amounts billed to customers prior to providing related construction services.

Income Taxes — The Company does not incur income taxes; instead its earnings are included in the tax returns of its members. The financial statements, therefore, do not include a provision for income taxes.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on information that is currently available to us on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

NOTE 3 — INVESTMENTS

During 2004, the Company signed a subscription agreement for the purchase of 2,000,000 units of SoyMor at $1 per share. The agreement required no initial investment. The Company executed the acquisition of the first 1,000,000 units in March 2005 and completed the acquisition of the second 1,000,000 units in April 2006. The 2,000,000 units represent approximately a 10 percent ownership interest in SoyMor. In June 2006, the Company distributed its investment in SoyMor to its members, West Central and Sargeco.

The Company owned approximately a 5% equity interest in SoyMor as of December 31, 2005.

SoyMor did not begin to produce and sell biodiesel until September 2005, so results of operations prior to that date are not provided below. The condensed statement of operations information of SoyMor as of and for the four months ended December 31, 2005 is as follows:

2005 (Four months)
Sales	$18,559,635
Costs of goods sold	(14,100,540)
Operating and other expenses	(376,743)

Net income	$4,082,352

NOTE 4 — RELATED PARTY TRANSACTIONS

West Central Cooperative

West Central provided certain management and administrative services for the Company. Selling, general, and administrative expenses include $221 and $761,340 relating to services provided by West Central during the years ended December 31, 2004, and 2005, respectively.

REG, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004, AND 2005

Costs of management service revenues include $43,151, $509,691, and $1,582,558 relating to costs incurred related to West Central during the years ended December 31, 2003, 2004, and 2005, respectively.

Todd & Sargent, Inc.

The Company subcontracts substantially all construction projects to Todd and Sargent, Inc. (“T&S”), an affiliated entity through common ownership. T&S also provides certain accounting and administrative functions for the Company. T&S-related costs of construction revenues were $0, $3,880,329, and $32,444,954 for the years ended December 31, 2003, 2004, and 2005, respectively. Selling, general, and administrative expenses reimbursed to T&S were $22,486, $77,715, and $64,630 for the years ended December 31, 2003, 2004, and 2005, respectively.

NOTE 5 — BUSINESS CONCENTRATIONS

Certain customers represented greater than 10% of the revenues of the Company for the years ended December 31:

	2003 Revenues	2004 Revenues	2005 Revenues
SoyMor	$150,000	$4,798,526	$17,968,124
Customer B	—	—	17,091,132

NOTE 6 — SUBSEQUENT EVENT

On July 31, 2006, Renewable Energy Group, Inc. (REG, Inc.) purchased certain assets and assumed certain liabilities of the Company in exchange for 2,036,506 shares of REG, Inc. common stock.

* * * * * *

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REG NEWCO, INC.,

REG DANVILLE, LLC,

BLACKHAWK BIOFUELS, LLC

AND

RENEWABLE ENERGY GROUP, INC.

EXECUTED AUGUST 7, 2009

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certificate of Formation of MergerLLC

Exhibit B	Operating Agreement of MergerLLC

Exhibit C	Series A Preferred Stock Certificate of Designation

Exhibit D	Certificate of Incorporation of Parent

Exhibit E	Bylaws of Parent

Exhibit F	Rule 145 Affiliate Agreement

Exhibit G	Registration Rights Agreement

SCHEDULES

Company Disclosure Schedule:

Schedule 1.1	Permitted Exceptions
Schedule 3.3(b)	Company Warrants
Schedule 4.1(b)	Subsidiaries
Schedule 4.2	Capital Structure
Schedule 4.4(a)	Conflicts
Schedule 4.4(b)	Consents of Third Parties
Schedule 4.6	Undisclosed Liabilities
Schedule 4.7	SEC Documents
Schedule 4.9	Company Developments
Schedule 4.11(a)(i)(A)	Company Real Property
Schedule 4.11(a)(i)(B)	Excluded Properties
Schedule 4.11(a)(ii)	Owned Property Exceptions
Schedule 4.11(a)(iii)	Leased Property Exceptions
Schedule 4.11(b)	Real Property Leases
Schedule 4.11(f)	Rights of First Refusal
Schedule 4.12	Personal Property Leases
Schedule 4.13(a)	Intellectual Property
Schedule 4.13(b)	Intellectual Property Exceptions
Schedule 4.13(i)	Software
Schedule 4.14(a)	Material Contracts
Schedule 4.14(a)(xix)	Amounts Owed Professional Service Providers
Schedule 4.14(b)	Material Contracts Exceptions
Schedule 4.14(c)	Material Contract Consents
Schedule 4.15(a)	Employee Benefit Plans
Schedule 4.15(c)	Qualified Plan Exceptions
Schedule 4.15(k)	Amendments to Employee Benefit Plans
Schedule 4.15(p)	Employee Benefits
Schedule 4.16(a)	Labor Contracts
Schedule 4.16(b)	Labor Relations
Schedule 4.17	Litigation
Schedule 4.18(a)	Compliance with Laws
Schedule 4.18(b)	Permits
Schedule 4.19	Environmental Matters
Schedule 4.20	Insurance

A-iv

Schedule 4.23	Related Party Transactions
Schedule 4.24	Product Warranty; Product Liability
Schedule 4.25	Banks
Schedule 4.27	Company Financial Advisors
Schedule 4.30	Company Financial Condition
Schedule 6.2.(a)(v)	Capital Expenditure Plan
Schedule 6.3	Consents
Schedule 6.11	Indebtedness
Schedule 6.20(a)	Indemnification Agreements
Schedule 7.1(m)	Incentives Consents

Parent Disclosure Schedule:

Schedule 5.1(b)	Subsidiaries
Schedule 5.2(i)	Parent Shareholders
Schedule 5.2(ii)	Parent Outstanding Shares
Schedule 5.2(iii)	Parent Pre-emptive and Similar Rights
Schedule 5.4	Conflicts
Schedule 5.6	Parent Financial Advisors

A-v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is executed this 7th day of August, 2009, but for all purposes is deemed made, entered into, dated and effective as of the 11th day of May, 2009, by and among REG Newco, Inc., a Delaware corporation (“Parent”), REG Danville, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“MergerLLC”), Blackhawk Biofuels, LLC, a Delaware limited liability company (the “Company”), and Renewable Energy Group, Inc., a Delaware corporation (“REG”), amending and restating that certain Agreement and Plan of Merger dated May 11, 2009 by and among Parent, Merger LLC, Company and REG.

R E C I T A L S:

WHEREAS, the Company presently owns and operates a biodiesel production facility located at Danville, Illinois (the “Facility”);

WHEREAS, the parties desire that MergerLLC, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the Limited Liability Company Act of the State of Delaware (“Delaware Law”), merge with and into the Company (the “Merger”);

WHEREAS, simultaneously with the execution of this Agreement, the Common Plan Agreements have been executed and true, correct and complete copies of the form of which have been delivered to the Company on or before the date of this Agreement;

WHEREAS, the Board of Managers of the Company (a) has unanimously (except for the director affiliated with REG) determined that the Merger is fair to and in the best interests of the Company and its unitholders, (b) has unanimously (except for the director affiliated with REG) approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company, and (c) has unanimously (except for the director affiliated with REG) determined to recommend adoption of this Agreement and approval of the Merger on the terms and conditions set forth in this Agreement by the unitholders of the Company;

WHEREAS, the Boards of Directors of Parent and REG and the Board of Managers of MergerLLC (a) have unanimously determined that the Merger is fair to and in the best interests of the Parent and its stockholders, REG and its stockholders and MergerLLC and its sole member, respectively, (b) have unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Parent, REG and MergerLLC, respectively, and (c) have unanimously determined to recommend adoption of this Agreement and approval of the Merger on the terms and conditions set forth in this Agreement by the stockholders of Parent and REG and member of MergerLLC;

WHEREAS, the Company, Parent, MergerLLC and REG desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Antitrust Division” has the meaning set forth in the Section 6.4(a).

“Antitrust Laws” has the meaning set forth in the Section 6.4(b).

“Balance Sheet” has the meaning set forth in the Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in the Section 4.5(a).

“Business” means the development and ownership of biodiesel production facilities and the production, storage, transport, marketing and sale of biodiesel and businesses thereto, and engaging in activities ancillary or incidental thereto.

“Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York or the State of Delaware are authorized or obligated by Law to close.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Chosen Courts” has the meaning set forth in Section 10.10.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such Person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the Merger or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.

“Common Plan Agreements” means (i) that certain Amended and Restated Agreement and Plan of Merger of even execution date herewith by and among Parent, REG Merger Sub, Inc. and REG (the “REG Merger Agreement”); (ii) that certain Amended and Restated Asset Purchase Agreement of even execution date herewith by and among Parent, REG Newton, LLC, REG and Central Iowa Energy, LLC; and (iii) that certain Amended and Restated Asset Purchase Agreement of even execution date herewith by and among Parent, REG Wall Lake, LLC, REG and Western Iowa Energy, LLC.

“Common Stock Per Unit Closing Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in the Section 6.6(c).

“Company Adverse Recommendation Notice” has the meaning set forth in the Section 6.6(c).

“Company Assets” means all cash and cash equivalents, securities, vehicles, contracts, including, but not limited to, the Material Contracts, furniture, equipment, Intellectual Property, Technology, Company Property, personal property, books and records, and other assets (including tax credits) owned, leased or licensed by the Company.

“Company Board Recommendation” has the meaning set forth in Section 6.14(b).

“Company Certificate” has the meaning set forth in Section 3.1(a)(iii).

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Documents” has the meaning set forth in the Section 4.3(a).

“Company Monthly Financial Statements” has the meaning set forth in Section 6.11.

“Company Options” has the meaning set forth in Section 4.2.

“Company Permits” has the meaning set forth in the Section 4.18(b).

“Company Property” has the meaning set forth in Section 4.11(a).

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Units” has the meaning set forth in Section 3.1(a)(iii).

“Company Unitholder Approval” has the meaning set forth in Section 4.3(b).

“Company Unitholders” means the unitholders of the Company.

“Company Unitholders Meeting” has the meaning set forth in Section 6.14(b).

“Company Warrants” has the meaning set forth in Section 3.3(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Delaware Law” has the meaning set forth in the Recitals.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business, in each case whether or not in electronic form.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by the Company in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Employee Benefit Plan” has the meaning set forth in Section 4.15(a).

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(a).

“ERISA Affiliate Plans” has the meaning set forth in Section 4.15(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.2(b)(i).

“Exchange Fund” has the meaning set forth in Section 3.2(b)(i).

“Excluded Units” has the meaning set forth in Section 3.1(a)(i).

“Facility” has the meaning set forth in the Recitals.

“Final Closing Balance Sheet” means the final Balance Sheet of the Company delivered to Parent or MergerLLC prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 7.1(j).

“Form S-4” has the meaning set forth in Section 4.29.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company in connection with the Business but who are no longer so employed or engaged on the date hereof.

“FTC” has the meaning set forth in Section 6.4(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by the Company prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology that is owned by the Company and related to the Business or (ii) used by the Company in connection with the Business.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased Intellectual Property and (ii) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Joint Proxy Statement” has the meaning set forth in Section 4.29.

“Knowledge” or any similar phrase means (i) with respect to the Company, the collective actual knowledge of Ronald L. Mapes, Ronald Fluegel and Brad Oeltjenbruns, and (ii) with respect to Parent, MergerLLC and REG, the collective actual knowledge of Jeffrey Stroburg, Daniel J. Oh, Nile Ramsbottom and Gus Baltabols.

“Labor Contracts” has the meaning set forth in Section 4.16(a).

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company, or of Parent and its Subsidiaries, taken as a whole, or of REG and its Subsidiaries, taken as a whole, or of any other party to the Common Plan Agreements and its Subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:

(a) changes in the economy or financial or commodities markets generally in the United States;

(b) changes that are the result of factors generally affecting the industries in which the Company and REG and its Subsidiaries operate; or

(c) changes proximately caused by the pendency or the announcement of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(iv).

“MergerLLC” has the meaning set forth in the Recitals.

“MergerLLC Documents” has the meaning set forth in Section 5.3.

“MOSA” has the meaning set forth in Section 4.14(b).

“Network Plants” means Central Iowa Energy, LLC, an Iowa limited liability company and Western Iowa Energy, LLC, an Iowa limited liability company.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company, Parent and its Subsidiaries or REG and its Subsidiaries (as the case may be) in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement and shall include the activities of the Company, Parent and its Subsidiaries and REG and its Subsidiaries undertaken in connection with their respective obligations under this Agreement.

“Organizational Documents” means the certificate or articles of incorporation and bylaws of a corporation, the certificate of formation or organization and limited liability company or operating agreement of a limited liability company, or similar documents which constitute the fundamental organizational instruments and agreements of an entity.

“Owned Property” has the meaning set forth in Section 4.11(a).

“Parent” has the meaning set forth in the Preamble.

“Parent BCA Registration Rights Agreement” is the Registration Rights Agreement to be executed by Parent and Biofuels Company of America, LLC at or prior to Closing.

“Parent Common Stock” means shares of the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Parent’s Environmental Assessment” has the meaning set forth in Section 6.9.

“Parent Monthly Financial Statements” has the meaning set forth in Section 6.11.

“Parent Plans” has the meaning set forth in Section 6.17.

“Parent Preferred Stock” means shares of the preferred stock designated Series A Preferred Stock, par value $0.0001 per share, of Parent.

“Parent Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit G hereto to be executed by Parent and the other parties thereto at or prior to Closing.

“Parent Shares” has the meaning set forth in Section 3.1(a)(iv).

“Parent Stockholder Agreement” means the Stockholder Agreement to be executed by Parent and the other parties thereto at or prior to Closing.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PBGC” has the meaning set forth in Section 4.15(e).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Exceptions” means (i) those matters set forth on Company Disclosure Schedule 1.1; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’ and repairers’ Liens that do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in the Company’s books and records in accordance with GAAP; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect with respect to the Company; and (iv) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (vi) rights of tenants in possession under existing written leases listed on Company Disclosure Schedule 1.1.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Per Unit Total Merger Consideration” has the meaning set forth in Section 3.1(a)(iv).

“Preferred Stock Per Unit Closing Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Professional Service Providers” has the meaning set forth in Section 4.14(a)(xix).

“Qualified Plans” has the meaning set forth in Section 4.15(c).

“Real Property Leases” has the meaning set forth in Section 4.11(a).

“REG” has the meaning set forth in the Preamble.

“REG Merger Agreement” has the meaning set forth in the definition of Common Plan Agreements.

“REG Stockholders” means all of the holders of common stock and preferred stock of Renewable Energy Group, Inc. eligible to vote on the REG Merger Agreement and the Related Transactions.

“REG Stockholders Meeting” means the special meeting of REG Stockholders held pursuant to the REG Merger Agreement for the purpose of approval of the REG Merger Agreement.

“Related Persons” has the meaning set forth in Section 4.23.

“Related Transactions” means those transactions contemplated by the Common Plan Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 6.6(a).

“Rule 145 Affiliates” has the meaning set forth in Section 6.15.

“Rule 145 Agreements” means the agreements in the form of Exhibit F to be executed at or prior to Closing pursuant to Section 6.15.

“Sarbanes Oxley Act” has the meaning set forth in Section 4.7(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Lender” has the meaning set forth in Section 7.1(k).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Superior Proposal” has the meaning set forth in Section 6.6(d).

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Proposal” has the meaning set forth in Section 6.6(d).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of

Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is (i) owned by the Company and related to the Business or (ii) used by the Company in connection with the Business, including, without limitation, all Software and other Technology developed by the Company and relating to employees and payroll.

“Termination Date” has the meaning set forth in Section 8.1.

“Termination Fee” has the meaning set forth in Section 8.4.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;

(d) any references herein to “Dollars” and “$” are to United States Dollars;

(e) any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;

(f) any references herein to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(g) any references herein to a statute means such statute as amended as of the date of this Agreement and, for purposes of the Closing hereunder, shall include such statute as amended or successor thereto as of the Closing Date;

(h) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(i) references herein to any gender includes the other gender; and

(j) references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.

Section 1.4 Interpretation. The headings and captions used in this Agreement and any Schedule or Exhibit hereto, in the table of contents or any index hereto are for convenience of reference only and do not a constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in the Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, (a) at the Effective Time, MergerLLC shall be merged with and into the Company, and (b) as a result of the Merger, the separate existence of MergerLLC shall cease. The Company shall be the surviving company in the Merger (the “Surviving Company”) and the separate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.4.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at (a) the offices of Nyemaster Goode, P.C., 700 Walnut Street, Suite 1600, Des Moines, IA 50309, at 9:00 A.M., CST, on the second (2nd) Business Day following the fulfillment or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) such other place and time and/or on such other date as the Company, Parent, MergerLLC and REG may agree in writing. The actual date on which the Closing is held is referred to herein as the “Closing Date”.

Section 2.3 Effective Time. As soon as practicable following the Closing, Parent, MergerLLC and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of Delaware Law. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger in accordance with Delaware Law).

Section 2.4 Effect of the Merger. At the Effective Time the Merger shall occur. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.

Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and MergerLLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and MergerLLC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 2.5 Certificate of Formation and Operating Agreement of the Surviving Company.

(a) At the Effective Time, the Certificate of Formation of the Surviving Company shall be amended and restated to read as set forth hereto as Exhibit A (the “Certificate of Formation”), until thereafter amended in accordance with Delaware Law and such Certificate of Formation.

(b) At the Effective Time, the Operating Agreement of the Surviving Company shall be amended and restated to read as set forth hereto as Exhibit B (the “Operating Agreement”), until thereafter amended in accordance with Delaware Law, the Certificate of Formation and such Operating Agreement.

Section 2.6 Managers and Officers of the Surviving Company.

(a) The parties hereto shall take all actions necessary so that the Board of Managers of MergerLLC at the Effective Time shall, from and after the Effective Time, become and be the managers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the Operating Agreement of the Surviving Company.

(b) The parties hereto shall take all actions necessary so that the officers of MergerLLC at the Effective Time shall, from and after the Effective Time, become and be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the Operating Agreement of the Surviving Company.

Section 2.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either the Company or MergerLLC to be retained or acquired by the Surviving Company as a result of or in connection with the Merger or to otherwise carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either the Company or MergerLLC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or to otherwise carry out this Agreement.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES; OPTIONS

Section 3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, MergerLLC, REG or the holder of any membership or other equity interests of the Company:

(a) Merger Consideration.

(i) Company Membership Interests. Each unit of membership interests of the Company issued and outstanding immediately prior to the Effective Time (other than (1) Company Units held by the Company in treasury, (2) Company Units held by REG or any Affiliate of REG, and (3) Company Units owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Unit” and collectively, “Excluded Units”)) shall be converted into the right to receive 0.4479 shares of Parent Common Stock (the “Common Stock Per Unit Closing Merger Consideration”) and 0.0088 shares of Parent Preferred Stock (the “Preferred Stock Per Unit Closing Merger Consideration”) with those certain preferred rights and designations as set forth in the Series A Preferred Stock Certificate of Designation, a copy of which is attached hereto as Exhibit C.

(ii) Any fractional share of Parent Common Stock or of Parent Preferred Stock issuable to a holder of Company Units as a consequence of the determination of the Common Stock Per Unit Closing Merger Consideration or Preferred Stock Per Unit Closing Merger Consideration for such holder in accordance with Section 3.1(a)(i) shall be rounded up to the next full share of Parent Common Stock or Parent Preferred Stock, as the case may be, and the total number of shares of Parent Common Stock and Parent Preferred Stock issued as a consequence of such rounding up shall be considered part of the Per Unit Total Merger Consideration for purposes of this Section 3.1(a) and the transactions contemplated by this Agreement.

(iii) At the Effective Time, all of the Company Units outstanding immediately prior to the Effective Time, except for Company Units held by REG or any Affiliate of REG, shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Company Certificate”) formerly representing any of the Company Units (other than Excluded Units) shall thereafter represent only the right to receive the Per Unit Total Merger Consideration and any dividends or other distribution pursuant to Section 3.2(c).

(iv) The Common Stock Per Unit Closing Merger Consideration and the Preferred Stock Per Unit Closing Merger Consideration shall be collectively referred to herein as the “Per Unit Total Merger Consideration.” The Per Unit Total Merger Consideration multiplied by the number of Company Units, plus any shares of Parent Common Stock and Parent Preferred Stock issuable in connection with fractional shares, shall be referred to herein as the “Merger Consideration.” The units of membership interests of the Company immediately prior to the Effective Time shall be referred to herein individually as a “Company Unit” and collectively as the “Company Units.” The shares of Parent Common Stock and Parent Preferred Stock shall be referred to herein individually as a “Parent Share” and collectively as the “Parent Shares.”

(b) Cancellation of Excluded Units. Except for Company Units held by REG or any Affiliate of REG, each Excluded Unit shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Unit, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist. All Company Units held by REG or any Affiliate of REG shall remain outstanding.

(c) MergerLLC Units. At the Effective Time, the units of membership interests of MergerLLC shall be converted into units of membership interests of the Surviving Company and shall thereafter constitute the only outstanding units of membership interests of the Surviving Company.

Section 3.2 Exchange of Certificates.

(a) Surrender of Company Certificates. At the Effective Time, any member of the Company who surrenders Company Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) representing Company Units to the Exchange Agent for cancellation together with any other related documentation reasonably requested by the Exchange Agent to be provided in connection therewith, shall have the right to payment in respect of such Company Certificates in accordance with paragraph (b) below. After the Effective Time, each outstanding Company Certificate will be deemed for all corporate purposes to evidence only the right to receive the Per Unit Total Merger Consideration in accordance with the provisions of this Article III.

(b) Exchange Procedures.

(i) As of the Effective Time, Parent shall, with the Company’s prior approval, which shall not be unreasonably withheld, appoint an agent to act as an exchange agent (the “Exchange Agent”) for the purpose of issuing the Merger Consideration and any dividends or other distributions with respect to the Parent

Shares to be issued or paid pursuant to Sections 3.1 and 3.2(c) (such certificates representing Parent Shares together with cash in the amount of any dividends or other distributions payable with respect thereto being hereafter referred to as the “Exchange Fund”). At or prior to the Effective Time, Parent shall make available or cause to be made available the stock certificates representing the Parent Shares referred to in Section 3.1 to the Exchange Agent. Promptly following the Effective Time, Parent shall cause to be made available to the Surviving Company all cash, if any, required for the Exchange Fund.

(ii) At and following the Effective Time, upon surrender to the Exchange Agent of the Company Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) by members of the Company, the Exchange Agent shall deliver or cause to be delivered upon such surrender to each such member the number of Parent Shares equal to (x) the number of Company Units represented by such Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 3.2(e)) multiplied by (y) the appropriate Per Unit Closing Merger Consideration, to an address designated by such member in writing. Any Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Company Certificates.

(c) Distributions with Respect to Unexchanged Company Units. Except REG and any Affiliate of REG, no Person holding a Company Certificate will be entitled after the Effective Time to receive any dividend or distribution that may be declared or paid in respect of Parent Shares receivable by such Person upon conversion of Company Units represented by such Company Certificate in the Merger until such Company Certificate is surrendered in exchange for the Merger Consideration as provided herein, at which time any dividends with the record date after the Effective Time with respect to Parent Shares shall, subject to applicable law, be paid without interest to such Person as though he had been a record holder of such Parent Shares at the time of such record date.

(d) Transfers. Except for Company Units held by REG or any Affiliate of REG, from and after the Effective Time, there shall be no transfers on the unit transfer books of the Company of the Company Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificate is presented to the Surviving Company or Parent for transfer, it shall be cancelled and exchanged for the Parent Shares to which the holder of the Company Certificate is entitled pursuant to this Article III. In the event of a transfer of ownership of Company Units that is not registered in the transfer records of the Company, a certificate for any Parent Shares to be exchanged upon due surrender of the Company Certificate may be issued to such transferee if the Company Certificate formerly representing such Shares is presented to the Surviving Company or Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer taxes have been paid or are not applicable.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Company Certificate, Parent will deliver or cause to be delivered the number of Parent Shares (after giving effect to any required tax withholdings) equal to the number of Company Units represented by such lost, stolen or destroyed Company Certificate multiplied by the Per Unit Closing Merger Consideration.

Section 3.3 Treatment of Company Options and Warrants.

(a) Company Options. Except as set forth in Section 3.3(b) below, all Company Options, including without limitation all Company Options held by REG or any Affiliate of REG, shall, by virtue of the Merger and without any action on the part of the holder of the Company Options, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist; provided, however, that cancellation of Company Options hereunder shall not cancel any underlying debt owed by Company to REG or any Affiliate of REG except as to the convertibility thereof. All such debt owed by Company to REG or any Affiliate of REG shall remain outstanding pursuant to the terms thereof.

(b) Company Warrants. All warrants of the Company constituting Company Options set forth on Company Disclosure Schedule 3.3(b) (excluding warrants and any other rights to acquire Company Units held by REG or any Affiliate of REG) (the “Company Warrants”) shall be assumed by Parent and will entitle the holder, upon exercise pursuant to the terms and conditions of the Company Warrant, to receive that amount of Parent Common Stock to which a holder of the Company Units purchasable upon exercise of the Company Warrant at the time of the Merger would have been entitled to receive upon the Merger and waiving the right to receive Parent Preferred Stock to which a holder of the Company Units purchasable upon exercise of the Company Warrant at the time of the Merger would have been entitled to receive upon the Merger, with the exercise price for such Parent Shares adjusted accordingly under the Company Warrant. The exercise date for each of the Company Warrants upon assumption by Parent shall be extended to a date which is determined by adding to the expiration date of each Company Warrant that number of days from and including December 19, 2009 through the date immediately preceding the one year anniversary of the Closing Date.

Section 3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Company Units or securities convertible or exchangeable into or exercisable for Company Units, or Parent changes the number of Parent Shares or securities convertible or exchangeable or into or exercisable for Parent Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend (other than a regular interim or final stock dividend) or distribution, recapitalization, merger, subdivision, issue or tender or exchange offer, or other similar transaction, the Per Unit Total Merger Consideration shall be equitably adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and MergerLLC that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Parent and MergerLLC simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”); provided, however, all representations and warranties by the Company are subject to the qualification that it shall not be a breach of any such representation or warranty to the extent Parent, MergerLLC or REG has Knowledge of such breach on the date of this Agreement:

Section 4.1 Organization and Existence; No Subsidiaries.

(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has delivered to Parent true, complete and correct copies of its operating agreement as in effect on the date hereof.

(b) Except as set forth on Company Disclosure Schedule 4.1(b), the Company does not, directly or indirectly, own any stock or other equity interest in any other Person. The Company has never had any Subsidiaries.

Section 4.2 Capital Structure. The authorized units of membership interests of the Company consist of an unlimited number of units. At the close of business on the date of this Agreement 16,619,474 Company Units were issued and outstanding. All of the Company Units are duly authorized and validly issued, were not issued in violation of any Person's preemptive rights, and are fully paid and nonassessable. Except for the Company Units and except as set forth on Company Disclosure Schedule 4.2, (a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of units of membership interest of the Company, or any securities or obligations convertible into, or exercisable or exchangeable for, any units of such membership interests (collectively, “Company Options”), (b) there are no voting trusts or other agreements or understandings to which the Company or any other Person is a party with respect to voting of the Company Units, (c) the Company is not party to nor bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding units of membership interests or other equity securities of the Company, and (d) to the extent not covered in subsection 4.2(a)-(c) above, there are no other agreements of any nature regarding the Company Units, including, without limitation, any registration rights agreements or members' agreements. The Company Units have been offered, sold and delivered by the Company in compliance with all applicable Laws. The Company Units were not issued in breach or in violation of any rights, agreements, arrangements or commitments under any Law or the Company's Organizational Documents.

Section 4.3 Authorization of Agreement.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and, subject to obtaining the Company Unitholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Managers, and except for obtaining the Company Unitholder Approval, no other action on the part of the Company as a Delaware limited liability company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent, MergerLLC and REG and receipt of the Company Unitholder Approval) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of the Company in favor of the adoption of this Agreement, including the affirmative vote of the holders of a majority of the outstanding membership units of the Company (excluding units held by REG and its Affiliates) actually voting thereon (the “Company Unitholder Approval”), is the only vote or approval of the holders of any class or series of equity of the Company which is necessary and deemed appropriate by the Board of Managers of the Company to adopt this Agreement and approve the transactions contemplated hereby. None of the Organizational Documents of the Company, other Documents between the Company and holders of the outstanding membership units of the Company, or applicable Law grant, provide for, or establish dissenter’s appraisal rights with respect to the Merger.

S ection 4.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Company Disclosure Schedule 4.4(a), and assuming the Company Unitholder Approval is obtained and the filings and actions referred to in Sections 4.4(b)(ii)(A) & (B) are made to the extent necessary and the related regulatory requirements are satisfied, none of the execution and delivery by the Company of this Agreement or by the Company of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the operating agreement of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company, except (A) for the filing with the SEC of the Form S-4, the Joint Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (B) for filings required under and compliance with the applicable requirements of the HSR Act, (C) as set forth on Company Disclosure Schedule 4.4(b) and (D) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 4.5 Financial Statements.

(a) The Company has delivered to MergerLLC copies of (i) the audited balance sheets of the Company as at December 31, 2008, December 31, 2007 and December 31, 2006 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2009 and the related statement of income and cash flows of the Company for the three (3) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of the Company as at March 31, 2009 is referred to as the “Balance Sheet” and March 31, 2009 is referred to as the “Balance Sheet Date.”

(b) The Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Managers of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) The Company has established and maintains disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

(e) The Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company’s accountants. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.6 No Undisclosed Liabilities. Except as set forth on Company Disclosure Schedule 4.6, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to the Company.

Section 4.7 SEC Documents; Regulatory Reports; Sarbanes Oxley Act.

(a) SEC Documents. The Company has filed or furnished all required reports, schedules, registration statements and other documents and exhibits thereto with or to the SEC since December 31, 2006 and through the Business Day prior to the date of this Agreement (the “Company SEC Documents”) except as set forth on Company Disclosure Schedule 4.7. As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company, included in the Company SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the requirements of Form 10-Q promulgated by the SEC and the requirements of Regulation S-X promulgated by the SEC) and fairly present in all material respects the consolidated financial position of the Company and the consolidated results of operations, changes in shareholder’s equity and cash flows of the Company as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments as permitted by Form 10-Q and Regulation S-X or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company).

(b) Regulatory Reports. Other than the Company SEC Documents above, the Company has timely filed (after taking into account all grace periods or extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2006 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities reflected on the Balance Sheet, (iii) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice, (iv) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby and (v) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company does not have, and since the Balance Sheet Date, the Company has not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).

(d) The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes Oxley Act”), except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or manager of the Company.

(e) The principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. The Company has made available to MergerLLC a summary of any disclosure made by the management of the Company to the Company’s independent auditors and the audit committee of the Board of Managers of the Company since December 31, 2006 referred to in such certificates.

(f) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company is made known to management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Board of Managers of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial report required to be disclosed in any Company SEC Documents has been so disclosed.

(g) Since December 31, 2006 (i) neither the Company nor, to the Knowledge of the Company, any representative of the Company has received or otherwise obtained Knowledge of any material complaint, allegations, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls relating to periods after December 31, 2006, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2006, by the Company or its officers, managers, employees or agents of the Company to the Board of Managers of the Company or any committee thereof or to any manager or executive officer of the Company.

Section 4.8 Title to Company Assets; Sufficiency. The Company owns and has good title to each of the Company Assets (except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company) free and clear of all Liens other than Permitted Exceptions. The Company Assets constitute all of the assets and properties used in or held for use in the Business and are sufficient for the Surviving Company to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Company.

Section 4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.9, since the Balance Sheet Date, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date or as set forth on Company Disclosure Schedule 4.9:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Company Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses except shrinkage of biodiesel inventory in the Ordinary Course of Business;

(b) other than in the Ordinary Course of Business, the Company has not awarded or paid any bonuses to Former Employees or Employees of the Company, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, long-term incentive, severance, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s managers, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such managers, officers, employees, agents or representatives;

(c) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(d) the Company has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount;

(e) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than advances to Employees in the Ordinary Course of Business;

(f) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, subjected to any Lien or otherwise disposed of in the Ordinary Course of Business;

(g) the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(h) the Company has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(i) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(j) the Company has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by the Company for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;

(k) the Company has not instituted or settled any material Legal Proceeding resulting in or which may result in a loss of revenue in excess of $10,000 individually or in amounts exceeding $50,000 in the aggregate;

(l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Technology of the Company;

(m) the Company has not made any loan to, or entered into any other transaction with, any of its unitholders, Affiliates, officers, managers, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(n) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

Section 4.10 Taxes.

(a)(i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of the Company, or any affiliated, consolidated, combined or unitary group of which the Company is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other material Taxes payable by or on behalf of the Company or any affiliated, consolidated, combined or unitary group of which the Company is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of the Company.

(b) The Company has delivered to MergerLLC or REG complete copies of (i) all income, franchise and all other material Tax Returns of or including the Company relating to the taxable periods ending on or after December 31, 2006 and (ii) any audit report issued after December 31, 2006 relating to any Taxes due from or with respect to the Company.

(c) No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no audits or investigations of the Company by any Taxing Authority in progress, nor has the Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(e) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(f) Neither the Company nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company that would be binding on Parent or the Surviving Company after the Closing Date, (ii) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of any income, franchise or other material Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that would be binding on Parent or the Surviving Company after the Closing Date.

(g) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) No Contract is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent or MergerLLC, the Company or any of their respective Affiliates by reason of Section 280G of the Code or be subject to Section 4999 of the Code.

(i) There are no Liens for Taxes upon the Company Assets, except for Permitted Exceptions.

(j) Since its inception, the Company has (i) been properly treated as a partnership for Federal, state and local income Tax purposes, and has not made an election, by IRS Form 8832 or otherwise, to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(k) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(l) The Company is not subject to any private letter ruling of the IRS or any comparable ruling of any Taxing Authority that would be binding on Parent or the Surviving Company after the Closing Date.

(m) None of the Company Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(n) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common buyer.

(o) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) The Company does not have and has never had a permanent establishment in any jurisdiction other than the United States, and has not engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.

(r) The Company has not participated in any “reportable transaction” as defined in Treasury regulation Section 1.6011-4(b).

Notwithstanding the foregoing, for purposes of this Section 4.10, any reference to the Company shall be deemed to include any Person that merged with or was liquidated into the Company.

Section 4.11 Real Property.

(a) Company Disclosure Schedule 4.11(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including easements appurtenant thereto, owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by the Company as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The properties listed on Company Disclosure Schedule 4.11(a)(i)(B) are referred to herein as the “Excluded Properties.” The Company has good and marketable fee title to all Owned Property (other than the owned Excluded Properties), free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Company Disclosure Schedule 4.11(a)(i)(A) and (B) Permitted Exceptions. The Company Properties and the Excluded Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of the Company and which are necessary for the continued operation of the Business of the Company as the Business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Company taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. Except as set forth on Company Disclosure Schedule 4.11(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to MergerLLC true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 4.11(a)(iii).

(b) Except as set forth on Company Disclosure Schedule 4.11(b), (i) the Company has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases (other than the leased Excluded Properties) under which it is a lessee or licensee, free and clear of all Liens other than Permitted Exceptions, (ii) each of the Real Property Leases is in full force and effect, (iii) the Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. The Company has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and the Company is not aware of any facts that would cause a denial of any renewal application.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) Except as set forth on Company Disclosure Schedule 4.11(f), (i) the Company does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, and (ii) none of the Company Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

(g) Except as set forth on Company Disclosure Schedule 1.1, with respect to each parcel of the Company Property and the buildings, structures, improvements and fixtures thereon:

(i) Except for assessments occurring on a regular basis in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Property that is reasonably expected to increase the real estate tax assessment for such properties.

(ii) There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Company Property. The uses for which each parcel of the Company Property is zoned do not restrict, or in any manner impair, the current use of the Company Property. The Company has not received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Company Property.

(iii) All buildings, structures and other improvements on the Company Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Company Property, are located completely within the boundary lines of the Company Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Company Property.

(iv) The use of the Company Properties, or any portion thereof, in the Business does not violate or conflict with (A) any covenants, conditions or restrictions applicable thereto or (B) the terms and provisions of any contractual obligations relating thereto.

(v) The Company has good and valid rights of ingress and egress to and from all of the Company Property (including between separate parcels included within the Company Property) from and to any rail lines, rail spurs, pipelines and the public street systems for all usual street, road, shipping, transport, storage, docking and utility purposes and other purposes necessary or incidental to the operation of the Business.

(vi) All utilities required for or useful in the operation of the Business either enter the Company Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Company Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Company Property. Adequate sewage and water systems and connections are available to the Company Property as currently operated.

Section 4.12 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property used in the Business by the Company (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all materials respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.

(b) Company Disclosure Schedule 4.12 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. The Company has delivered to MergerLLC true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.13 Intellectual Property.

(a) Company Disclosure Schedule 4.13(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or registered to the Company and included in the Intellectual Property. Company Disclosure Schedule 4.13(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Company Disclosure Schedule 4.13(b), the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Intellectual Property listed in Company Disclosure Schedule 4.13(a). To the Knowledge of the Company, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property and all Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for those specified Intellectual Property Licenses included in Company Disclosure Schedules 4.13(a) or 4.14(a) and except for Permitted Exceptions).

(c) The Intellectual Property, the Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any intellectual property, proprietary or other right of any Person. The Intellectual Property, the Technology and the Intellectual Property Licenses include all of the Intellectual

Property and Technology necessary and sufficient to enable the Company to conduct the Business in the manner in which such Business is currently being conducted.

(d) To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Intellectual Property or Technology of the Company. No such claims have been made against any Person by the Company.

(e) The Company has taken adequate security measures to protect the confidentiality and value of all the material Trade Secrets included in the Intellectual Property and any other non-public, proprietary information included in the Technology, which measures are reasonable in the industry in which the Business operates.

(f) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property or Technology. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge. To the Knowledge of the Company, the Intellectual Property and Technology, and all of the Company’s rights in and to the Intellectual Property and Technology, are valid and enforceable.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Parent or the Surviving Company’s right to own or use any of the Intellectual Property or Technology.

(h) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Intellectual Property or Technology of the Company to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

(i) Company Disclosure Schedule 4.13(i) sets forth a complete and accurate list of (i) all Software included in the Technology developed by or for the Company, (ii) all Software exclusively owned by the Company that is not included in the Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000). The Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company and included in the Technology.

(j) The Company has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company and included in the Technology of the Company. The Company is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

Section 4.14 Material Contracts.

(a) Company Disclosure Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, manager, member or Affiliate of the Company;

(ii) Contracts with any labor union or association representing any Employee of the Company;

(iii) Contracts for the sale of any of the Company Assets other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) each purchase Contract giving rise to Liabilities of the Company in excess of $25,000;

(ix) each Contract providing for payments by or to the Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(x) all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which the Company has made advances or loans to any other Person, except advances to Employees of the Company in the Ordinary Course of Business;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $50,000 that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof unless in the Ordinary Course of Business;

(xvii) all Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $1,000);

(xviii) incentives, grants or other agreements from or with any Governmental Authority;

(xix) Contracts for services from lawyers, accountants, financial advisors and consultants (“Professional Service Providers”); and

(xx) Contracts that are otherwise material to the Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in

Company Disclosure Schedule 4.14(b), continue in full force and effect without penalty or other adverse consequence. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. Notwithstanding the generality of the foregoing, the Company is not in material default under the Management and Operational Services Agreement dated May 9, 2008 by and between the Company, REG Services Group, LLC, a Subsidiary of REG, and REG Marketing & Logistics Group, LLC, a Subsidiary of REG (the “MOSA”), and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Company has, and will have at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Company has delivered to MergerLLC true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. The Company is not and at Closing shall not be, obligated to make any payments to Professional Service Providers related to the Merger other than as set forth on Company Disclosure Schedule 4.14(a)(xix) or as approved by Parent.

(c) Company Disclosure Schedule 4.14(c) sets forth a complete and accurate list of all consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.

Section 4.15 Employee Benefits.

(a) Company Disclosure Schedule 4.15(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Neither the Company nor any ERISA Affiliate is a party to or bound by any multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to MergerLLC: (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Company Disclosure Schedule 4.15(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) Except as reserved against or accrued on the Balance Sheet, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid on or before the Closing Date.

(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the combination of the fair market value of the assets of each such plan plus the liabilities accrued on the Balance Sheet. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary (subject to COBRA subsidy requirements).

(i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Company Disclosure Schedule 4.15(k).

(l) The Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m) Neither the Company nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) Neither the Company, any ERISA Affiliate nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p) Except as set forth on Company Disclosure Schedule 4.15(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of the Company; (ii) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q) The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

(r) No stock or other security issued by the Company forms or has formed a part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee.

Section 4.16 Labor.

(a) Except as set forth on Company Disclosure Schedule 4.16(a) (the “Labor Contracts”), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of the Company. The Company has delivered or otherwise made available to MergerLLC true, correct and complete copies of the labor or collective bargaining agreements listed on Company Disclosure Schedule 4.16(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Company Disclosure Schedule 4.16(b), no Employees are represented by any labor organization. No labor organization or group of Employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or Former Employee.

(d) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by the Company. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.

Section 4.17 Litigation. Except as set forth in Company Disclosure Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, managers or key Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Company Disclosure Schedule 4.17, the Company is not subject to any Order, settlement agreement or stipulation and the Company is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Company Disclosure Schedule 4.17, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

Section 4.18 Compliance with Laws; Permits.

(a) Except as set forth on Company Disclosure Schedule 4.18(a), the Company is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. Except as set forth on Company Disclosure Schedule 4.18(a), the Company has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Company Disclosure Schedule 4.18(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (the “Company Permits”) as kept by the Company’s general manager and produced to the Company. The Company currently has all material Permits that are required for the operation of the Business as presently conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.

Section 4.19 Environmental Matters. Except as set forth on Company Disclosure Schedule 4.19 hereto and except as could not reasonably be expected to have a Material Adverse Effect with respect to the Company:

(a) the operations of the Company, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business, except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business, the Company is not the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim is pending or to the Knowledge of the Company, threatened against the Company, alleging, with respect to the Business, that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company, pending or threatened, which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company and environmental matters;

(g) there is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by the Company during the Company’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(h) the Company with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Company, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(i) the Company has made available to MergerLLC all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company.

Section 4.20 Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary in the biodiesel production industry for the business, assets and properties of the Company. Set forth in Company Disclosure Schedule 4.20 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Company Disclosure Schedule 4.20, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Company Disclosure Schedule 4.20, all such insurance will remain in full force and effect with the Surviving Company following the Merger. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 4.21 Inventories. The inventories of the Company reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

Section 4.22 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

Section 4.23 Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.23, no Employee, officer, unitholder or member of the Board of Managers of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a manager, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.24 Product Warranty; Product Liability.

(a) Except as set forth on Company Disclosure Schedule 4.24, the products produced, sold or delivered by the Company in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Company’s Knowledge, the Company has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

(b) The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company.

Section 4.25 Banks. Company Disclosure Schedule 4.25 contains a complete and correct list of (a) the names and locations of all banks in which the Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Company Disclosure Schedule 4.25, no person holds a power of attorney to act on behalf of the Company.

Section 4.26 Full Disclosure. No representation or warranty of the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company to Parent, MergerLLC, or REG pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Company has not disclosed to Parent or MergerLLC in writing which could reasonably be expected to lead Parent or MergerLLC to conclude that a Material Adverse Effect with respect to the Company had occurred or was imminent.

Section 4.27 Financial Advisors. Except as set forth on Company Disclosure Schedule 4.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 4.27 shall be paid by the Company.

Section 4.28 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any manager, officer, employee, or other Person associated with or acting on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

Section 4.29 Information Supplied. Subject to the accuracy of the representations and warranties of Parent, REG and MergerLLC set forth in Section 5.9, none of the information related to the Company supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock hereunder (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement relating to the Company Unitholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement”) will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cooperate with Parent in order that the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent, MergerLLC and/or REG for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.30 The Company’s Financial Condition. Except as set forth on Company Disclosure Schedule 4.30, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, in respect of the Company or any of its assets or properties are pending, or to the Knowledge of the Company, threatened, and the Company has not made any assignment for the benefit of creditors, nor taken any action with a view to the institution of any such insolvency proceedings.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, REG AND MERGERLLC

Each of Parent, REG and MergerLLC hereby represents and warrants to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Parent, REG and MergerLLC to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 5.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. MergerLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Parent and MergerLLC is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a Material Adverse Effect with respect to Parent or MergerLLC. Attached hereto as exhibits are true, correct and complete copies of (i) the Certificate of Incorporation of Parent, a copy of which is attached hereto as Exhibit D, (ii) the Preferred Stock Certificate of Designation of Parent (Exhibit C), and (iii) Bylaws of Parent, a copy of which is attached hereto as Exhibit E, each as in effect on the date of this Agreement. MergerLLC has delivered to the Company true, complete and correct copies of its operating agreement as in effect on the date hereof. Between the date hereof and the Closing, without the prior consent of the Company (i) Parent shall not amend its Certificate of Incorporation, Preferred Stock Certificate of Designation or Bylaws, and (ii) MergerLLC shall not amend the operating agreement of MergerLLC.

(b) Parent is the owner of all of the issued and outstanding membership/equity interests of MergerLLC. Other than the foregoing and except as set forth on Parent Disclosure Schedule 5.1(b), neither Parent nor MergerLLC, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of Parent or MergerLLC had any operations, business, Liabilities or other activities that would create a Liability on the part of the Parent or MergerLLC.

Section 5.2 Capital Structure. The authorized capital stock of Parent consists of 140,000,000 shares of Parent Common Stock and 60,000,000 shares of Parent Preferred Stock, 14,000,000 shares of which have been designated Series A Preferred Stock. At the close of business on the date of this Agreement and immediately prior to Closing, (i) 100 shares of Parent Common Stock were issued and outstanding, and (ii) no shares of Parent Preferred Stock were issued or outstanding. Parent Disclosure Schedule 5.2(i) sets forth the name of each shareholder of Parent and the number of shares of Parent Common Stock and the number of shares of Parent Preferred Stock held by each shareholder as of the date of this Agreement and as anticipated as of the Closing Date assuming the Closing of each of the Common Plan Agreements and further referencing that, immediately prior to the Closing of the REG Merger Agreement, the USBG Shares (as defined in the REG Merger Agreement) shall be exchanged for 700,000 shares of REG Series BB Preferred Stock in consideration of the modification as a result of the transactions contemplated by the REG Merger Agreement of the terms of the REG

Series AA Preferred Stock and REG Series BB Preferred Stock held by the USBG Group (as defined in the REG Merger Agreement) and the waiver of the accrued dividend thereon. All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Parent and this Agreement and under applicable federal and state securities laws) and free of preemptive rights, and all shares of Parent Preferred Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Parent and this Agreement and under applicable federal and state securities laws) and free of preemptive rights. Except as set forth on Parent Disclosure Schedule 5.2(ii), as of the date of this Agreement and as of the Closing Date there are not any shares of capital stock, voting securities or equity interests of Parent or MergerLLC issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent or MergerLLC, including any representing the right to purchase or otherwise receive any Parent Common Stock or Parent Preferred Stock. Except as provided on Parent Disclosure Schedule 5.2(iii), as of the date of this Agreement and as of the Closing Date, (i) there are no pre-emptive rights or other similar agreements or understandings for the purchase or acquisition of any securities of Parent or MergerLLC, (ii) there are no registration rights agreements or similar understanding regarding the registration of any securities of Parent or MergerLLC, and (iii) the Parent Common Stock, the Parent Preferred Stock, and the membership/ownership interests of MergerLLC are not subject to any voting trusts, voting agreements or other similar agreements or understandings.

Section 5.3 Authorization of Agreement. Each of Parent, REG and MergerLLC has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent, REG or MergerLLC in connection with the consummation of the transactions contemplated hereby and thereby (the “MergerLLC Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, REG and MergerLLC of this Agreement and each MergerLLC Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each of Parent, REG and MergerLLC, and no other corporate action on behalf of Parent, REG or MergerLLC is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each MergerLLC Document will be at or prior to the Closing, duly executed and delivered by Parent, REG and MergerLLC, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each MergerLLC Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent, REG and MergerLLC, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Parent Disclosure Schedule 5.4, and assuming the filings referred to in Sections 5.4(b)(i) & (ii) are made, none of the execution and delivery by Parent, REG or MergerLLC of this Agreement and of the MergerLLC Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent, REG and MergerLLC with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Parent, REG or MergerLLC to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in creation of any Liens upon any of the properties or assets of Parent, REG or MergerLLC under any provision of (i) the Organizational Documents of Parent, REG or MergerLLC; (ii) any Contract or Permit to which Parent, REG or MergerLLC is a party or by which any of the properties or assets of Parent, REG or MergerLLC are bound; (iii) any Order of any Governmental Authority applicable to Parent, REG or MergerLLC or by which any of the properties or assets of Parent, REG or MergerLLC are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Parent, REG or MergerLLC in connection with (i) the execution and delivery of this Agreement or the MergerLLC Documents, the compliance by Parent, REG or MergerLLC with any of the provisions hereof or thereof, (ii) the consummation of the transactions contemplated hereby and thereby or the taking by Parent, REG or MergerLLC of any other action contemplated hereby or thereby, or (iii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Parent, REG or MergerLLC, except for (a) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements, of the Securities Act and the Exchange Act and applicable state securities laws and regulations, (b) filings which may be required under and compliance with the applicable requirements of the HSR Act and (c) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, REG or MergerLLC.

Section 5.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, REG and MergerLLC, threatened against Parent, REG or MergerLLC (or to the Knowledge of Parent, REG and MergerLLC, pending or threatened against any of the officers, directors or key employees of Parent, REG or MergerLLC with respect to their business activities on behalf of Parent, REG or MergerLLC), or to which Parent, REG or MergerLLC are otherwise a party, before any Governmental Authority; nor to the Knowledge of Parent, REG and MergerLLC is there any reasonable basis for any such Legal Proceeding. Neither Parent, REG nor MergerLLC is subject to any Order, settlement agreement or stipulation nor are any of the foregoing in breach or violation of any Order, settlement agreement or stipulation. There are no Legal Proceedings pending or, to the Knowledge of Parent, REG and MergerLLC, threatened against Parent, REG or MergerLLC or to which any of the foregoing is otherwise a party relating to this Agreement or any MergerLLC Document, or that are reasonably likely to prohibit or restrain the ability of Parent, REG or MergerLLC to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.6 Financial Advisors. Except as set forth on Parent Disclosure Schedule 5.6 (whose fees and expenses shall be paid by Parent), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent, REG or MergerLLC in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.7 Voting Requirements. No vote of stockholders of Parent or the holders of the membership/ownership interests of MergerLLC is necessary to approve the transactions contemplated hereby.

Section 5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.26, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, REG or MergerLLC specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither Parent, REG nor MergerLLC makes any representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.

Section 5.9 Full Disclosure. No representation or warranty of Parent, REG or MergerLLC contained in this Agreement or any of the MergerLLC Documents and no written statement made by or on behalf of Parent, REG or MergerLLC to the Company pursuant to this Agreement or any of the MergerLLC Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Parent, REG or MergerLLC has not disclosed to the Company in writing which could reasonably be expected to lead the Company to conclude that a Material Adverse Effect with respect to Parent, REG or MergerLLC had occurred or was imminent.

Section 5.10 REG Representations. REG hereby makes and restates for the benefit of the Company the representations and warranties of REG, including the related deliveries described therein, set forth in Sections 4.1 through 4.29 of the REG Merger Agreement, subject to Section 10.1 hereof. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such representations and warranties shall be delivered by REG to the Company and shall be applicable to such representations and warranties upon the execution of this Agreement. No amendment, waiver or consent relating to such representations and warranties shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. The Company shall afford to Parent, MergerLLC and REG and its and their accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company as Parent, MergerLLC or REG shall reasonably request in connection with the transactions contemplated herein, including preparation of the Form S-4; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Similarly, Parent, MergerLLC and REG shall afford to the Company and its and their accountants, counsel, financial advisors, environmental consultants and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to Closing, to their respective properties and facilities, books, financial information, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Parent, MergerLLC and REG as the Company shall reasonably request in connection with the transactions contemplated herein; provided, however, such investigation shall not unreasonably disrupt the operations of Parent, MergerLLC or REG. Prior to the Closing, each party hereto shall generally keep the other parties informed as to all material matters involving the operations and businesses of each other. The Company shall authorize and direct the appropriate managers, officers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of Parent, MergerLLC and REG and their prospective lenders or placement agents and other financial sources. Parent, MergerLLC and REG shall authorize and direct the appropriate directors, officers and employees of Parent, MergerLLC and REG to discuss matters involving the operations and business of Parent, MergerLLC and REG with representatives of the Company and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, any party hereto in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated November 13, 2008 by and among REG and the Company and the Addendum to Confidentiality Agreement dated November 13, 2008 by and among REG and the Company (collectively the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the Closing pursuant to the terms thereof; provided that Parent, MergerLLC, REG and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Financing. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law or any Contract which may restrict the Company’s disclosure. Parent, MergerLLC and REG shall arrange with the parties to the Common Plan Agreements (other than REG) to provide the Company access to information regarding such parties on terms substantially similar to those relating to the Company’s access to information regarding Parent, MergerLLC and REG provided by this Section 6.1.

Section 6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, between the date hereof and the Closing, the Company shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company consistent with past practice, and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)(A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities set forth on the Balance Sheet in the Ordinary Course of Business utilizing normal procedures and without discounting or accelerating payment of such accounts or Liabilities utilizing all available cash and any available line of credit, and (C) comply with all contractual and other obligations of the Company;

(v) comply with the capital expenditure plan of the Company for 2009 set forth on Company Disclosure Schedule 6.2(a)(v), including making such capital expenditures in the amounts and at the times set forth in such plan;

(vi) comply in all material respects with all applicable Laws;

(vii) take steps to renew all Permits in a timely manner prior to their lapse; and

(viii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property of the Company.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, the Company shall not:

(i)(A) increase the salary or other compensation of any manager or Employee of the Company except for normal year-end increases in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or manager, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, officers, Employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers or officers of the Company (or amend any such agreement) to which the Company is a party;

(ii)(A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except (u) the Indebtedness related to the Permitted Exceptions, (x) the Indebtedness reflected in the Balance Sheet, (y) the Indebtedness incurred in the Ordinary Course of Business since the Balance Sheet Date, or (z) the Indebtedness set forth on Company Disclosure Schedule 4.6; (B) except in the Ordinary Course of Business, pay, prepay, accelerate, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (C) materially modify the terms of any Indebtedness or other Liability; (D) make any loans, advances of capital contributions to, or investments in, any other Person; or (E) pay or make any dividend or distribution of cash or other property with respect to the Company Units or other equity securities of the Company;

(iii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the Company Assets;

(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Company Assets (except for fair consideration in the Ordinary Course of Business) of the Company;

(v) except as provided by Section 6.6 hereof, enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;

(vi) cancel or compromise any debt or claim, or waive or release any material right of the Company except in the Ordinary Course of Business;

(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;

(viii) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(ix) enter into any transaction or enter into, modify or renew any contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(x) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Parent or MergerLLC, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xii) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv) amend the operating agreement of the Company;

(xvi) agree to materially increase Liabilities from the amounts set forth on the Balance Sheet except in the Ordinary Course of Business under loan or credit agreements or arrangements up to the maximum amounts provided therein as are in effect on the date of this Agreement and upon such other terms as are in effect on the date of this Agreement; or

(xvii) agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Company in this Agreement or any of the Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect with respect to the Company.

Section 6.3 Consents. Parent, MergerLLC, REG and the Company shall each use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement as set forth on Company Disclosure Schedule 6.3, including the consents, waivers, approvals and notices referred to in Sections 4.4(b) and 5.4(b) hereof (except for such matters covered by Section 6.4, which are covered in that Section). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to each party hereto, and executed counterparts of such consents, waivers and approvals shall be delivered to each party hereto promptly after receipt thereof, and copies of such notices shall be delivered to each party hereto promptly after the making thereof.

Section 6.4 Regulatory Approvals.

(a) Each of Parent, MergerLLC, REG and the Company shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby and by the Common Plan Agreements, as appropriate, as promptly as practicable, including seeking early termination, and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Parent shall be responsible for all filing fees and expenses associated with the required filings under the HSR Act and all responses to any request by the FTC, the Antitrust Division or any other Governmental Authority. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b) Each of Parent, MergerLLC, REG and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Parent, MergerLLC, REG and the Company shall use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent, MergerLLC, REG and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Parent, MergerLLC, REG or the Company nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 6.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) to agree to any limitation on the operation or conduct of the Business, or (v) to waive any of the conditions to this Agreement set forth in Section 7.1 or 7.2.

Section 6.5 Further Assurances. Subject to, and not in limitation of, Section 6.4, each of the Company, Parent, REG and MergerLLC shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement.

Section 6.6 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its managers, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Managers of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Managers of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s unitholders under Delaware law, then the Company may, at any time prior to obtaining the Company Unitholder Approval (but in no event after obtaining the Company Unitholder Approval) and after providing Parent not less than two (2) Business Days written notice of its intention to take such actions (A) furnish information with respect to the Company to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Representatives shall be deemed to be a breach of this Section 6.6 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 48 hours after the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly advise Parent orally, and within 48 hours advise Parent in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.6(c), neither the Board of Managers of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or MergerLLC, the Company Board Recommendation or the approval or declaration of advisability by such Board of Managers of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.6(a)). Notwithstanding the foregoing, the Board of Managers of the Company may withdraw or modify the Company Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or recommend a Takeover Proposal, if such Board determines in good faith that such Takeover Proposal is a Superior Proposal; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Managers of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Managers of the Company shall take into account (i) any changes to the terms of this Agreement proposed by Parent in writing (in response to a Company Adverse Recommendation Notice or otherwise) and (ii) the amount of the Termination Fee payable to Parent hereunder in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries or REG and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company, or to merge or consolidate with the Company, made by a third party, which is otherwise on terms and conditions which the Board of Managers of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to the Company’s unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Section 6.7 Preservation of Records. Parent agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to the Company or its members as may be reasonably required by the Company or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of the Company or any of its Affiliates or members or in order to enable the Company to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

Section 6.8 Publicity. None of the Company, REG, Parent or MergerLLC shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of REG, Parent, MergerLLC or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or the Company lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

Section 6.9 Environmental Matters.

(a) The Company shall permit, at Parent’s expense, Parent and Parent’s environmental consultant to conduct such investigations (including investigations known as “Phase I” Environmental Site Assessments and, only if mutually agreed to by the Company and Parent, “Phase II” Environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Parent, in its reasonable discretion, shall deem necessary or prudent (“Parent’s Environmental Assessment”). Parent’s Environmental Assessment shall be conducted, at Parent’s expense, by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company. Parent shall provide to the Company copies of reports and results of all investigations conducted by or on behalf of Parent promptly after receipt thereof. Parent shall be responsible for the repair of any damage (except as a result of any pre-existing contamination caused by the Company) caused by such investigations and shall restore the affected property or reimburse the Company for such damage and the repair and restoration thereof as reasonably determined by the Company. Parent shall indemnify the Company for any loss (except as a result of any pre-existing contamination caused by the Company), including claims of lessors and other parties, resulting from such investigations.

(b) The Company shall promptly file or cooperate with Parent in filing all materials required by Environmental Laws as a result of, or in furtherance of, the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Parent shall cooperate in all reasonable respects with the Company with respect to such filings and Environmental permit activities.

Section 6.10 Cooperation with Indebtedness Renegotiation. The terms and conditions of the Indebtedness of the Company set forth on Company Disclosure Schedule 6.10 shall be renegotiated on terms and conditions deemed acceptable to REG in its sole discretion, and all such Indebtedness shall be retained or assumed by the Surviving Company and not by Parent. The Company shall provide such assistance and cooperation as REG, Parent and their Affiliates may reasonably request in connection with the renegotiation of the Indebtedness of the Company, including (a) making senior management of the Company reasonably available for customary syndication presentations and meetings and presentations with rating agencies and lenders or other proposed financing sources and (b) cooperating with prospective lenders or other proposed financing sources in performing their due diligence.

Section 6.11 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Parent with (a) unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of the Company (such statements to be prepared by the Company in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) for such preceding month (such financial statements, the “Company Monthly Financial Statements”). At or as close to reasonably practicable prior to Closing, Company shall provide Parent with the Final Closing Balance Sheet. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month (or as soon as practicable if and when such financial statements are received by REG or Parent from the parties to the Common Plan Agreements other than REG) during the period from the date hereof to the Closing, REG and Parent shall provide the Company with unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of Parent, MergerLLC, REG and the other respective parties to the Common Plan Agreements (such statements to be prepared in accordance with GAAP consistent with past practice in each case without footnotes) (such financial statements, the “Parent Monthly Financial Statements”); provided, however, the monthly financials for Parent, MergerLLC and REG for the months of February and March, 2009 shall not be required to be delivered until May  26, 2009.

Section 6.12 Notification of Certain Matters. The Company shall give notice to Parent, and Parent and REG shall give notice to the Company, as promptly as reasonably practicable, upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it or under any of the Common Plan Agreements by any of the other parties thereto to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or any of the other parties under any of the other Common Plan Agreements or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Parent, MergerLLC or REG or any of the other parties under any of the other Common Plan Agreements related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 6.13 Parent Board of Directors. On the Closing Date, Parent shall take such actions as are reasonably necessary to elect Ronald L. Mapes as nominee of the Company, to Parent’s Board of Directors, to serve until the expiration of the restrictions set forth in Article X of the Certificate of Incorporation and until his successor is elected and qualified, or if earlier, until his earlier death, resignation or removal.

Section 6.14 Preparation of the Form S-4 and the Joint Proxy Statement; Unitholder and Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company, Parent, REG and the other parties to the Common Plan Agreements shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare, with the cooperation of the Company, REG and the other parties to the Common Plan Agreements, and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company, REG and Parent shall, and shall cause their accountants and lawyers to use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the unitholders of the Company and REG shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or otherwise delivered in accordance with Law to the stockholders of REG, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also, at Parent’s expense, take any action (other than qualifying to do business in any jurisdiction, other than the state of Illinois, in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock, and the Company shall furnish all information concerning the Company and the unitholders of the Company as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company, REG or Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the time the Form S-4 is declared effective under the Securities Act any information relating to the Company, REG or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company, REG or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of the Company and the stockholders of REG. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form S-4. Preparation of the Form S-4 and the Joint Proxy Statement under this Agreement shall be effectuated in conjunction with the required S-4 and Joint Proxy Statement required under the Related Transactions.

(b) The Company shall, as soon as practicable following the date of this Agreement subject to compliance with SEC requirements and compliance with the requirements of the Company’s operating agreement and applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Company Unitholders Meeting”) for the purpose of obtaining the Company Unitholder Approval. Subject to Section 6.6(c) hereof, the Company shall, through its Board of Managers, recommend to its unitholders adoption of this Agreement (the “Company Board Recommendation”). The Joint Proxy Statement shall include a copy of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.14(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Managers of the Company or any committee thereof of the Company Board Recommendation or such Board of Managers’ or such committee’s approval of this Agreement; provided, further, however, that if the Board of Managers of the Company withdraws or modifies such recommendation due to any reason other than a reason or reasons arising from a Material Adverse Effect with respect to Parent, MergerLLC or REG, the Company shall pay Parent a Termination Fee to the extent provided for in Sections 8.4.

Section 6.15 Agreements of Rule 145 Affiliates. At least five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who it believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit F. Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock or Parent Preferred Stock issued (i) to such Rule 145 Affiliates and (ii) to any other Persons who it reasonably believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Transaction.

Section 6.16 Legend.

The Company understands and agrees that each of the certificates evidencing Parent Common Stock and Parent Preferred Stock to be acquired hereunder may bear the following legends:

“THE SALE OR TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS IN ARTICLE X OF THE CERTIFICATE OF INCORPORATION OF REG NEWCO, INC. (THE “CORPORATION”), AND ANY AMENDMENTS THERETO, COPIES OF WHICH ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE CORPORATION. THE CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.”

Section 6.17 Employee Benefits. Parent agrees that, commencing at the Effective Time, the employees of the Company will be provided with benefits under Parent’s then existing employee benefit plans that are comparable, in the aggregate, to the benefits, policies and procedures provided by REG immediately prior to the Closing or employee benefit plans of REG that are assumed by Parent pursuant to the Merger Agreement (collectively, the “Parent Plans”). Parent will cause any employee benefit plans which the employees of the Company are eligible to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits) service by employees of the Company as if such service were with MergerLLC or Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall, and shall cause the Surviving Company to, honor all employee benefit obligations to current and former Employees under the Employee Benefit Plans. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Parent with respect to Employees for any specified period after the Closing Date.

Section 6.18 Updating of Schedules. From time to time prior to the Closing Date, Parent, MergerLLC, REG and the Company shall promptly amend or supplement the Disclosure Schedules to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of the respective party true and correct; provided, however, that no such amendment or supplement made by a party shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of the other party hereunder or excuse the breach of a covenant by a party hereunder.

Section 6.19 REG Covenants. In addition to the covenants made by REG in this Article VI, REG hereby makes and restates herein for the benefit of the Company the covenants and agreements of REG set forth in Sections 6.2 through 6.6, 6.10, 6.11 and 6.14(b) of the REG Merger Agreement. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such covenants and agreements, shall be delivered by REG to the Company and shall be applicable to such covenants and agreements upon the execution of this Agreement. No amendment, waiver or consent relating to such covenants and agreements shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

6.20 Managers’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a manager, officer or employee of the Company (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent based on or arising out of the fact that such person is or was a manager or officer of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified and have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Certificate of Formation, Operating Agreement and indemnification agreements, if any, in existence on the date hereof with any managers or officers of the Company, but only to the extent such agreements are listed on Company Disclosure Schedule 6.20(a) (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is ultimately and finally determined after all appeals are exhausted that such Person is not entitled to indemnification).

(b) The Company shall, prior to the Effective Time, purchase a continuation policy for the current policy of managers’ and officers’ liability insurance maintained by the Company on the date of this Agreement, or a substantially similar continuation policy with a substantially comparable insurer at the discretion of the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time. Such continuation policy shall be effective for a period of five (5) years after the Effective Time, shall be in the amount of $10,000,000, shall provide substantially the same coverage, amounts, retentions, terms and conditions as the Company’s current policy, and shall be purchased at an expense to the Company not to exceed $91,000. The Surviving Company and Parent shall take no action which would terminate or compromise the continuation of such policy during the term thereof; provided, however, the Surviving Company shall have no obligation to purchase such policy if it is not purchased prior to the Effective Time.

(c) The Indemnified Liabilities shall include all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 6.20.

(d) The Certificate of Formation and Operating Agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification and exculpation of individuals who were mangers and officers of the Company prior to the Effective Time than are set forth in the Company’s Certificate of Formation and Operating Agreement as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, unless such a modification is required by applicable law. If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.20.

(e) The provisions of this Section 6.20: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have or contract or otherwise.

6.21 Tax Returns. Parent shall have the exclusive obligation and authority to prepare or cause to be prepared and shall file or cause to be filed all Tax Returns that are required to be filed by the Company after the Closing that include transactions for the period prior to the Closing. Parent shall prepare or cause to be prepared all such Tax Returns in accordance with past practice except to the extent necessary to comply with the requirements of applicable law. Parent shall not cause or permit the Company to, and the Company shall not, amend any Tax Return of the Company or any tax election made by the Company that was filed or made before the Closing, or make any election that would change previously filed Tax Returns except as required by applicable law.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Parent and MergerLLC. The obligations of Parent and MergerLLC to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and MergerLLC in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of the Company set forth in this Agreement, the condition set forth in this Section 7.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the Company;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company;

(d) Parent shall have received a certificate signed by the principal executive officer of the Company, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(c) have been satisfied in all respects;

(e) With respect to each Owned Property, Parent shall have received a bring down of the title commitment from the date last issued, which shall show title thereto to be in the condition represented by the Company herein, shall contain exceptions only for Permitted Exceptions and shall show no other matters which could reasonably be expected to have a Material Adverse Effect on the Company;

(f) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g)(i) if applicable, the waiting period under the HSR Act shall have expired and the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Company Disclosure Schedule 4.4(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and (ii) Parent, MergerLLC, REG and the Company shall have obtained all consents waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 4.4(b) hereof in a form satisfactory to Parent;

(h) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all approvals, registrations or qualifications required under state securities laws for issuance of Parent Shares shall have been received;

(i) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and Certificate of Formation and Operating Agreement of the Company and the Company Stockholder Approval (as defined in the REG Merger Agreement) of REG shall have been obtained in accordance with applicable law and the Organizational Documents of REG;

(j) Parent shall have obtained working capital financing for the operation of the Facility and Parent shall have obtained a senior credit facility or other working capital lending arrangement, in each case in such amounts and on the terms and conditions reasonably satisfactory to Parent (together such Facility financing and senior credit facility or working capital lending arrangement, the “Financing”);

(k) the Indebtedness of the Company shall have been renegotiated on terms and conditions deemed acceptable by Parent in its sole discretion and Fifth Third Bank, a Michigan banking corporation, and the Illinois Finance Authority (together, the “Senior Lender”) shall have consented to the Merger and the transactions contemplated hereby with respect to Indebtedness of the Company to the Senior Lender;

(l) the Company shall have obtained the issuance or reissuance in the name of the Surviving Company of all Permits (including Environmental Permits) set forth on Company Disclosure Schedule 4.18(b) which are potentially obtainable prior to the Closing for the Surviving Company to conduct the operations of Business as of the Closing Date, and the Company shall have satisfied all requirements arising under Law to confirm the rights of the Surviving Company in the real property of the Company, including any deemed transfer provisions of Environmental Laws;

(m) the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to the Facility which are set forth on Company Disclosure Schedule 7.1(m) and REG shall have obtained the appropriate consents under incentives from Governmental Authorities related to its facilities;

(n) the Company shall have delivered, or caused to be delivered, to Parent an opinion of Lindquist & Vennum PLLP, counsel to the Company, in form and content reasonably satisfactory to Parent;

(o) the Company shall have delivered, or caused to be delivered, to Parent an opinion of Lindquist & Vennum PLLP, counsel to the Company, that the Company has (i) been properly treated as a partnership for Federal tax purposes, and has not made an election to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code in form and content reasonably satisfactory to Parent;

(p) REG shall have received terminations of the existing REG stockholder and registration rights agreements as set forth in Section 7.1(l) of the REG Merger Agreement;

(q) REG shall have received written consent from the holders of REG preferred stock waiving all Accrued Dividends (as defined in the respective certificates of designation for such REG preferred stock) as of the Closing Date pursuant to the respective certificates of designation for each series of REG preferred stock;

(r) the Company shall have delivered, or caused to be delivered, to Parent copies of all consents, waivers and approvals referred to in Section 7.1(g)(ii);

(s) Parent shall have received fully executed originals of the Parent Registration Rights Agreement, Parent BCA Registration Rights Agreement, Parent Stockholder Agreement and the Rule 145 Affiliate Agreements required by 6.16 hereof and such other documents as Parent may reasonably request;

(t) the Company shall have delivered, or caused to be delivered, to Parent a written instrument from each of the holders of the Company Warrants agreeing to the changes and assumption by Parent of the Company Warrants as set forth in Section 3.3(b) hereof and waiving such holder’s right to receive Parent Preferred Stock, or Parent Common Stock in lieu thereof, upon exercise of the Company Warrant;

(u) Parent shall have approved in writing any material increase in the Company’s Liabilities from those reflected on the Balance Sheet to those reflected in the Final Closing Balance Sheet other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business; and

(v) not more than one percent (1%) of the outstanding shares of REG immediately prior to the Effective Time shall have exercised appraisal rights unless such exercise has been properly denied, withdrawn or lost under Delaware Law.

Section 7.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent, MergerLLC and REG set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Parent, MergerLLC or REG set forth in this Agreement, the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on Parent, MergerLLC or REG;

(b) the representations and warranties of the parties to the other Common Plan Agreements (other than REG) qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that in the event of any breach of a representation or warranty of any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 7.2(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the party making such representation or warranty; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such breach occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(c) Parent, MergerLLC and REG shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and in the REG Merger Agreement to be performed or complied with by Parent, MergerLLC and REG on or prior to the Closing Date, and the parties to the Common Plan Agreements (other than REG) shall have performed and complied in all material respects with all obligations and agreements required by the Common Plan Agreements to be performed or complied with by such parties on or prior to the Closing Date; provided, however, that in the event of any failure to perform or comply by any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 7.2(c) shall be deemed satisfied unless the effect of all such failures to perform or comply taken together could reasonably be expected to have a Material Adverse Effect on the party so failing to perform or comply; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such failure occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(d) there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on Parent, MergerLLC or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Parent, MergerLLC or REG;

(e) the Company shall have received certificates signed by the Chief Executive Officer of each of REG, Parent and MergerLLC, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a) and (d) and the conditions specified above in Section 7.2(b)-(c) specifically applicable to REG, Parent or MergerLLC have been satisfied in all respects;

(f) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g) if applicable, the waiting period under the HSR Act shall have expired and Parent shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Parent Disclosure Schedule 5.4 required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and Parent, MergerLLC, REG and the Company shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.4(b) hereof in a form satisfactory to the Company;

(h) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all approvals, registrations or qualifications required under state securities laws for issuance of Parent Shares shall have been received and Parent shall have the authority and unrestricted right to issue, and shall have issued, the Parent Common Stock and the Parent Preferred Stock to the Company as contemplated by this Agreement;

(i) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and the Certificate of Formation and Operating Agreement of the Company and the Company Stockholder Approval (as defined in the REG Merger Agreement) of REG shall have been obtained in accordance with applicable law and the Organizational Documents of REG;

(j) the closing of the REG Merger Agreement shall have been effectuated contemporaneously with or prior to the Closing of this Agreement;

(k) Parent, MergerLLC and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Parent, MergerLLC and REG, in form and content reasonably satisfactory to the Company;

(l) Parent, MergerLLC and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Parent, MergerLLC and REG, that neither the Company nor its unitholders receiving Parent Shares hereunder will recognize gain or loss for federal income tax purposes as a result of the Merger except to the extent that a unitholder’s proportionate share of Company liabilities exceeds the unitholder’s basis in his or her units, in form and content reasonably satisfactory to the Company;

(m) the Company shall have received the written consent and agreement of the Senior Lender to the Merger and the transactions contemplated thereby and shall have received the appropriate consents required from any other party holding Indebtedness of the Company to the Merger and the transactions contemplated thereby

(n) Parent and MergerLLC shall have obtained the Financing in such amounts and on terms and conditions reasonably satisfactory to the Company;

(o) Parent shall have delivered to each of the holders of the Company Warrants the written instrument of assumption of or substitution for the Company Warrants as required by the terms and conditions of such Company Warrants and satisfactory to the Company;

(p) Parent shall have delivered, or caused to be delivered, to the Company copies of all consents, waivers and approvals referred to in Section 7.2(g);

(q) Parent shall have executed and delivered to the Company the Registration Rights Agreement;

(r) REG shall have obtained the issuance or reissuance of all Permits (including Environmental Permits) set forth on REG’s Company Disclosure Schedule 4.18(b) which are potentially obtainable prior to the Closing for REG to continue to conduct its business and operations as of the Closing Date;

(s) REG shall have obtained the appropriate consents required under incentives from Governmental Authorities which are set forth on REG’s Company Disclosure Schedule 7.1(j), as referenced in Section 7.1(j) of the REG Merger Agreement and provided by REG to the Company prior to the Closing, and the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to the Facility which are set forth on Company Disclosure Schedule 7.1(m);

(t) the Company shall have approved in writing any material increase in REG’s and Parent’s Liabilities from those reflected on REG’s Balance Sheet, as delivered in response to Section 4.5 of the REG Merger Agreement and Section 5.10 of this Agreement, to those reflected in REG’s Final Closing Balance Sheet, as defined in the REG Merger Agreement and provided by REG to the Company prior to the Closing, and other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business;

(u) REG shall have delivered audited financial statements for the fiscal year ended December 31, 2008 to the Company on or before May 31, 2009; provided, however, in the event such audited financial statements, including, without limitation, the balance sheet, income statement, cash position and notes thereto, reflect any material adverse change, in the sole judgment of the Company, from the draft financial statements provided to the Company on or prior to the date of this Agreement, or in the event REG fails to deliver such audited financial statements on or before May 31, 2009, the Company shall have seven (7) days from delivery of such audited financial statements, or failure to deliver such statements, to exercise its right to terminate for failure to meet the condition set forth in this Section 7.2(u); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 7.2(u) shall be deemed a waiver of this condition; and

(v) The number of shares of Parent Common Stock and the number of shares of Parent Preferred Stock held by each shareholder of Parent immediately following the closing of each of the Common Plan Agreements shall be as set forth on Parent Disclosure Schedule 5.2(i) to the extent such closings of the Common Plan Agreements occur.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Parent, REG or the Company on or after December 31, 2009 (such date, as it may be extended under this Section 8.1(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Parent, REG or the Company shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed sixty (60) days in the aggregate (or such longer period as Parent, REG and the Company may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 6.4 has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Parent, MergerLLC, REG and/or the Company are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b) by mutual written consent of Parent, MergerLLC, REG and the Company;

(c) by written notice (i) from Parent, MergerLLC and REG to the Company that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) from the Company to Parent, MergerLLC and REG that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Parent, MergerLLC or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Parent, MergerLLC or REG;

(d) by Parent, MergerLLC, REG or the Company if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Parent, MergerLLC or REG, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Company of notice of such breach from Parent, MergerLLC or REG;

(f) by the Company, if REG, Parent or MergerLLC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of REG, Parent or MergerLLC shall have become untrue, or if any of the other parties to the Common Plan Agreements (other than REG) shall have breached its representations, warranties, covenants or agreements or if any representation or warranty of any of the other parties to the Common Plan Agreements (other than REG) shall have become untrue, in any case such that the conditions set forth in Sections 7.2(a), 7.2(b) or 7.2(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Parent, MergerLLC or REG of notice of such breach from the Company;

(g) by Parent, MergerLLC or REG, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Managers of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s unitholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within fifteen (15) Business Days after receipt of a written request from Parent or REG that it do so if such request is made following the making by any Person of a Takeover Proposal; or if (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against the Company and is not discharged within sixty (60) days of the filing thereof;

(h) by the Company if (i) the Board of Directors of REG withdraws its favorable recommendation as to the Transaction, this Agreement, the REG Merger or the REG Merger Agreement or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against REG, Parent or MergerLLC and is not discharged within sixty (60) days of the filing thereof;

(i) by Parent, MergerLLC, REG or the Company if the Company Unitholder Approval shall not have been obtained at the Company Unitholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 8.1(i) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.6 or 6.14(b);

(j) by Parent, MergerLLC, REG or the Company if the Company Stockholder Approval (as defined in the REG Merger Agreement) of the REG Merger Agreement shall not have been obtained at the REG Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right of either Parent, MergerLLC or REG to terminate this Agreement under this Section 8.1(j) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.14(a) or (b) of the REG Merger Agreement; or

(k) by Parent, MergerLLC or REG on or before June 15, 2009, if Parent’s Environmental Assessment (as defined in Section 6.9(a)) at the Company’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of the Company or any manager, officer or employee of the Company under Environmental Laws, (B) any suspension or closure of operations at the Company’s properties or facilities or the revocation or termination of any Environmental Permits which has a Material Adverse Effect on the Company or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $50,000.

Section 8.2 Procedure upon Termination. In the event of termination and abandonment by Parent, MergerLLC, REG or the Company, or all, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Parent, MergerLLC, REG or the Company.

Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, MergerLLC, REG or the Company; provided, however, that:

(a) the obligations of the parties set forth in Section 8.4 and Article X hereof shall survive any such termination and shall be enforceable hereunder; and

(b) nothing in this Section 8.3 shall relieve Parent, MergerLLC, REG or the Company of any Liability for a willful breach of this Agreement prior to the effective date of such termination.

Section 8.4 Termination Fee.

(a) In the event that this Agreement is terminated by Parent, MergerLLC or REG pursuant to Section 8.1(g), then the Company shall pay to REG a termination fee of $1,500,000 in cash. In the event that this Agreement is terminated by Parent, MergerLLC, REG or the Company pursuant to Section 8.1(i) and (i) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting with such alternative sale proposal generally known to the Company Unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $1,500,000 in cash; or (ii) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting, but such alternative sale proposal is not generally known to the Company Unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $500,000 in cash. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), then REG shall pay to the Company a termination fee of $1,500,000 in cash, and in the event that this Agreement is terminated by Parent, MergerLLC, REG or the Company pursuant to Section 8.1(j) and (i) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting with such alternative sale proposal generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $1,500,000 in cash or (ii) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting, but such alternative sale proposal is not generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $500,000 in cash. Each of the foregoing fees shall herein be referred to as a “Termination Fee.”

(b) Any payment required to be made pursuant to Section 8.4(a) shall be made promptly following termination of this Agreement (and in any event not later than ten (10) Business Days after delivery of notice of demand for payment). Any such payments shall be made by wire transfer of immediately available funds to an account to be designated by the receiving party.

(c) In the event that a party shall fail to pay the Termination Fee required pursuant to Section 8.4 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s Prime Lending Rate, plus 2%. In addition, if a party fails to pay such Termination Fee when due, that party shall also pay all of costs and expenses (including attorneys’ fees and related charges) in connection with efforts to collect such Termination Fee. Each of the parties acknowledges that the Termination Fee and the other provisions of this Article VIII are an integral part of this Agreement and that, without these agreements, the parties would not enter into this Agreement.

(d) Each of Parent, MergerLLC, REG and the Company acknowledges and agrees that in the event of a breach of this Agreement, the payment of the Termination Fee shall not constitute the exclusive remedy available, and that the parties shall be entitled to the remedies set forth in Section 10.3, including injunction and specific performance, and all additional and other remedies available at law or in equity to which such party may be entitled.

ARTICLE IX

RISK OF LOSS

The risk of loss, damage or destruction to the Company Assets from fire or other casualty or cause, shall be borne by the Company at all times up to the Closing. It shall be the responsibility of the Company prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, subject to the consent of the Company’s Senior Lender, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, MergerLLC, at its sole option, and as MergerLLC’s sole remedy with respect to any of the foregoing, upon written notice to the Company: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, together with all proceeds of insurance therefor, covering the property involved; and if MergerLLC shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), MergerLLC may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to the Company, without any party having any Liability or obligation under or in respect of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. Except for the survival of the representations made by Parent in Section 5.2, which representations in Section 5.2 shall survive the Closing (but not the Termination) of this Agreement indefinitely, the representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Company Document or MergerLLC Document shall not survive the Closing or the Termination of this Agreement.

Section 10.2 Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Parent or
MergerLLC:	REG Newco, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

To the Company:	Blackhawk Biofuels, LLC
210 W. Spring Street
Freeport, Illinois 61032
Telephone: 815-235-2461
Facsimile: 815-235-4727
Attn: Ronald L. Mapes, Chair

With a copy to:	Lindquist & Vennum PLLP
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Telephone: 612-371-3211
Facsimile: 612-371-3207
Attn: Dean R. Edstrom

To REG:	Renewable Energy Group, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

Section 10.3 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy. In the event of any breach of this Agreement (other than a breach of a representation or warranty), the non-breaching party shall be entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to such breach.

S ection 10.4 Amendment; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Parent, MergerLLC, REG and the Company; provided, however, that after the Company Unitholder Approval has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the Company’s unitholders without such further approval. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.5 No Third Party Beneficiaries. Except after Closing for the Company Unitholders immediately prior to the Effective Time and except as provided in Section 6.20(e), the representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 10.6 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 10.7 Entire Agreement. This Agreement (including all recitals, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect after the Closing according to its terms.

Section 10.8 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Parent, MergerLLC, REG and the Company.

Se ction 10.9 Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

Section 10.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS

PRINCIPLES OF THE STATE OF DELAWARE. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of Iowa or any Iowa state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.2 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14 Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

REG NEWCO, INC.		RENEWABLE ENERGY GROUP, INC.

By:	/s/ Jeffrey Stroburg	By:	/s/ Jeffrey Stroburg
Name:	Jeffrey Stroburg	Name:	Jeffrey Stroburg
Title:	CEO	Title:	CEO

REG MERGER SUB, INC.

By:	/s/ Dan Oh	By:	/s/ Ronald L. Mapes
Name:	Dan Oh	Name:	Ronald L. Mapes
Title:	President	Title:	Chair

SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

Annex B

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REG NEWCO, INC.,

REG MERGER SUB, INC.,

AND

RENEWABLE ENERGY GROUP, INC.

EXECUTED AUGUST 7, 2009

B-i

B-ii

B-iii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Exhibit B	Bylaws of the Surviving Corporation

Exhibit C	Certificate of Incorporation of Parent

Exhibit D	Bylaws of Parent

Exhibit E	Series A Preferred Stock Certificate of Designation

Exhibit F	Rule 145 Affiliate Agreement

Exhibit G	Registration Rights Agreement

Exhibit H	BCA Registration Rights Agreement

Exhibit I	Stockholder Agreement

SCHEDULES

Company Disclosure Schedule:

Schedule 1.1	Permitted Exceptions
Schedule 3.4(a)	Company Options
Schedule 3.4(b)	Company Warrants
Schedule 4.1(b)	Subsidiaries
Schedule 4.2	Capital Structure
Schedule 4.4(a)	Conflicts
Schedule 4.4(b)	Consents of Third Parties
Schedule 4.6	Undisclosed Liabilities
Schedule 4.8	Company Developments
Schedule 4.10(a)(i)(A)	Company Real Property
Schedule 4.10(a)(i)(B)	Excluded Properties
Schedule 4.10(a)(ii)	Owned Property Exceptions
Schedule 4.10(a)(iii)	Leased Property Exceptions
Schedule 4.10(b)	Real Property Leases
Schedule 4.10(f)	Rights of First Refusal
Schedule 4.11	Personal Property Leases
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(b)	Intellectual Property Exceptions
Schedule 4.12(i)	Software
Schedule 4.13(a)	Material Contracts
Schedule 4.13(a)(xix)	Amounts Owed Professional Service Providers
Schedule 4.13(b)	Material Contracts Exceptions
Schedule 4.13(c)	Material Contract Consents
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(c)	Qualified Plan Exceptions
Schedule 4.14(k)	Amendments to Employee Benefit Plans
Schedule 4.14(p)	Employee Benefits
Schedule 4.15(a)	Labor Contracts
Schedule 4.15(b)	Labor Relations
Schedule 4.16	Litigation

B-iv

Schedule 4.17(a)	Compliance with Laws
Schedule 4.17(b)	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19	Insurance
Schedule 4.22	Related Party Transactions
Schedule 4.23	Product Warranty; Product Liability
Schedule 4.24	Banks
Schedule 4.26	Company Financial Advisors
Schedule 4.29	Company Financial Condition
Schedule 6.2.(a)(v)	Capital Expenditure Plan
Schedule 6.3	Consents
Schedule 7.1(j)	Incentives Consents

Parent Disclosure Schedule:

Schedule 5.1(b)	Subsidiaries
Schedule 5.2(i)	Parent Shareholders
Schedule 5.2(ii)	Parent Outstanding Shares
Schedule 5.2(iii)	Parent Pre-emptive and Similar Rights
Schedule 5.4	Conflicts
Schedule 5.6	Parent Financial Advisors

B-v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is executed this 7th day of August, 2009, but for all purposes is deemed made, entered into, dated and effective as of the 11th day of May, 2009, by and among REG Newco, Inc., a Delaware corporation (“Parent”), REG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”) and Renewable Energy Group, Inc., a Delaware corporation (the “Company”), amending and restating that certain Agreement and Plan of Merger dated May 11, 2009 by and among Parent, MergerCo and Company.

R E C I T A L S:

WHEREAS, the parties desire that MergerCo, upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), merge with and into the Company (the “Merger”);

WHEREAS, simultaneously with the execution of this Agreement, the Common Plan Agreements have been executed and true, correct and complete copies of the form of which have been delivered to the Company on or before the date of this Agreement;

WHEREAS, the Board of Directors of the Company (a) has unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders; (b) has unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company, and (c) has unanimously determined to recommend adoption of this Agreement and approval of the Merger on the terms and conditions set forth in this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of each of Parent and MergerCo have unanimously determined that the Merger is fair to and in the best interests of the Parent and MergerCo and their stockholders, respectively, (b) have unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Parent and MergerCo, and (c) have unanimously determined to recommend adoption of this Agreement and approval of the Merger on the terms and conditions set forth in this Agreement by the stockholders of Parent and MergerCo;

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Antitrust Division” has the meaning set forth in the Section 6.4(a).

“Antitrust Laws” has the meaning set forth in the Section 6.4(b).

“Balance Sheet” has the meaning set forth in the Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in the Section 4.5(a).

“Business” means the development, construction, management and ownership of biodiesel production facilities and the production, storage, transport, marketing and sale of biodiesel and businesses thereto, and engaging in activities ancillary or incidental thereto.

“Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York or the State of Delaware are authorized or obligated by Law to close.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Chosen Courts” has the meaning set forth in Section 10.10.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such Person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the Merger or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.

“Common Plan Agreements” means (i) that certain Amended and Restated Agreement and Plan of Merger of even execution date herewith by and among Parent, REG Danville, LLC, the Company and Blackhawk Biofuels, LLC; (ii) that certain Amended and Restated Asset Purchase Agreement of even execution date herewith by and among Parent, REG Newton, LLC, the Company and Central Iowa Energy, LLC; and (iii) that certain Amended and Restated Asset Purchase Agreement of even execution date herewith by and among Parent, REG Wall Lake, LLC, the Company and Western Iowa Energy, LLC.

“Common Stock Per Share Closing Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Company” has the meaning set forth in the Preamble.

“Company 2007 Registration Rights Agreement” has the meaning set forth in Section 4.2.

“Company 2008 Registration Rights Agreement” has the meaning set forth in Section 4.2.

“Company Adverse Recommendation Change” has the meaning set forth in the Section 6.6(c).

“Company Adverse Recommendation Notice” has the meaning set forth in the Section 6.6(c).

“Company Assets” means all cash and cash equivalents, securities, vehicles, Contracts, including but not limited to the Material Contracts, furniture, equipment, Intellectual Property, Technology, Company Property, personal property, books and records, and other assets (including tax credits) owned, leased or licensed by the Company.

“Company Board Recommendation” has the meaning set forth in the 6.14(b).

“Company Certificate” has the meaning set forth in Section 3.1(a)(iii).

“Company Common Stock” means shares of the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Documents” has the meaning set forth in the Section 4.3(a).

“Company Options” has the meaning set forth in Section 3.4(a).

“Company Permits” has the meaning set forth in the Section 4.18(b).

“Company Preferred Stock” means shares of the preferred stock designated Series A Preferred Stock, Series AA Preferred Stock, Series B Preferred Stock, and Series BB Preferred Stock, each with a par value $0.0001 per share, of the Company.

“Company Property” has the meaning set forth in Section 4.10(a).

“Company Shares” has the meaning set forth in Section 3.1(a)(iv).

“Company Stockholder Agreement” has the meaning set forth in Section 4.2.

“Company Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Company Stockholders Meeting” has the meaning set forth in Section 6.14(b).

“Company Warrants” has the meaning set forth in Section 3.4(b).

“Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Delaware Law” has the meaning set forth in the Recitals.

“Dissenting Stockholders” has the meaning set forth in Section 3.1(a)(i).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business, in each case whether or not in electronic form.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by the Company in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Employee Benefit Plan” has the meaning set forth in Section 4.14(a).

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.14(a).

“ERISA Affiliate Plans” has the meaning set forth in Section 4.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.2(b)(i).

“Exchange Fund” has the meaning set forth in Section 3.2(b)(i).

“Excluded Shares” has the meaning set forth in Section 3.1(a)(i).

“Final Closing Balance Sheet” means the final Balance Sheet of the Company delivered to Parent or MergerCo prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 7.1(i).

“Form S-4” has the meaning set forth in Section 4.28.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company in connection with the Business but who are no longer so employed or engaged on the date hereof.

“FTC” has the meaning set forth in Section 6.4(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by the Company prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology that is owned by the Company and related to the Business or (ii) used by the Company in connection with the Business.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased Intellectual Property and (ii) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Joint Proxy Statement” has the meaning set forth in Section 4.28.

“Knowledge” or any similar phrase means (i) with respect to the Company, the collective actual knowledge of Jeffrey Stroburg, Daniel J. Oh and Nile Ramsbottom, and (ii) with respect to Parent and MergerCo, the collective actual knowledge of Jeffrey Stroburg, Daniel J. Oh and Nile Ramsbottom.

“Labor Contracts” has the meaning set forth in Section 4.15(a).

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or of any other party to the Common Plan Agreements and its Subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:

(a) changes in the economy or financial or commodities markets generally in the United States;

(b) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; or

(c) changes proximately caused by the pendency or the announcement of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(iv).

“MergerCo” has the meaning set forth in the Recitals.

“Monthly Financial Statements” has the meaning set forth in Section 6.11.

“Network Plants” means Blackhawk Biofuels, LLC, a Delaware limited liability company, Central Iowa Energy, LLC, an Iowa limited liability company and Western Iowa Energy, LLC, an Iowa limited liability company.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company and its Subsidiaries or Parent and its Subsidiaries (as the case may be) in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement and shall include the activities of the Company and its Subsidiaries and Parent and its Subsidiaries undertaken in connection with their respective obligations under this Agreement.

“Organizational Documents” means the articles or certificate of incorporation and bylaws for a corporation, and the articles of organization or certificate of formation and operating agreement for a limited liability company, and all other documents necessary to meet the applicable Law for organization of the applicable entity type in its state of organization.

“Owned Property” has the meaning set forth in Section 4.10(a).

“Parent” has the meaning set forth in the Preamble.

“Parent BCA Registration Rights Agreement” is the Registration Rights Agreement in the form of Exhibit H to be executed by Parent and Biofuels Company of America, LLC at or prior to Closing.

“Parent Bylaws” has the meaning set forth in Section 2.7(b).

“Parent Certificate of Incorporation” has the meaning set forth in Section 2.7(a).

“Parent Common Stock” means shares of the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Parent Documents” has the meaning set forth in Section 5.3.

“Parent’s Environmental Assessment” has the meaning set forth in Section 6.9(a).

“Parent Plans” has the meaning set forth in Section 6.17.

“Parent Preferred Stock” means shares of the preferred stock designated Series A Preferred Stock, par value $0.0001 per share, of Parent.

“Parent Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit G hereto to be executed by Parent and the other parties thereto at or prior to Closing.

“Parent Shares” has the meaning set forth in Section 3.1(a)(iv).

“Parent Stockholder Agreement” means the Stockholder Agreement in the form of Exhibit I to be executed by Parent and the other parties thereto at or prior to Closing.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PBGC” has the meaning set forth in Section 4.14(e).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Exceptions” means (i) those matters set forth on Company Disclosure Schedule 1.1; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens that do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in the Company’s books and records in accordance with GAAP; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect with respect to the Company; (v) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, and (vi) rights of tenants in possession under existing written leases listed on Company Disclosure Schedule 1.1.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Per Share Total Merger Consideration” has the meaning set forth in Section 3.1(a)(iv).

“Preferred Stock Per Share Closing Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Qualified Plans” has the meaning set forth in Section 4.15(c).

“Real Property Leases” has the meaning set forth in Section 4.10(a).

“Related Persons” has the meaning set forth in Section 4.22.

“Related Transactions” means those transactions contemplated by the Common Plan Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 6.6(a).

“Rule 145 Affiliates” has the meaning set forth in Section 6.15.

“Rule 145 Agreements” means the agreements in the form of Exhibit F to be executed at or prior to Closing pursuant to Section 6.15.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Superior Proposal” has the meaning set forth in Section 6.6(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” has the meaning set forth in Section 6.6(d).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is (i) owned by the Company and related to the Business or (ii) used by the Company in connection with the Business, including, without limitation, all Software and other Technology developed by the Company and relating to employees and payroll.

“Termination Date” has the meaning set forth in Section 8.1(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“USBG Group” means U.S. Biodiesel Group II, LLC, its members and their respective direct or indirect owners, partners, members, stockholders, Subsidiaries and other Affiliates.

“USBG Shares” has the meaning set forth in Section 4.2.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;

(d) any references herein to “Dollars” and “$” are to United States Dollars;

(e) any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;

(f) any references herein to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(g) any references herein to a statute means such statute as amended as of the date of this Agreement and, for purposes of the Closing hereunder, shall include such statute as amended or successor thereto as of the Closing Date;

(h) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(i) references herein to any gender includes the other gender; and

(j) references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.

Section 1.4 Interpretation. The headings and captions used in this Agreement and any Schedule or Exhibit hereto, in the table of contents or any index hereto are for convenience of reference only and do not a constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in the Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, (a) at the Effective Time, MergerCo shall be merged with and into the Company, and (b) as a result of the Merger, the separate corporate existence of MergerCo shall cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.4.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at (a) the offices of Nyemaster Goode, P.C., 700 Walnut Street, Suite 1600, Des Moines, IA 50309, at 9:00 A.M., CST, on the second (2nd) Business Day following the fulfillment or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) such other place and time and/or on such other date as the Company, MergerCo and Parent may agree in writing. The actual date on which the Closing is held is referred to herein as the “Closing Date”.

Section 2.3 Effective Time. As soon as practicable following the Closing, Parent, MergerCo and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of Delaware Law. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger in accordance with Delaware Law).

Section 2.4 Effect of the Merger. At the Effective Time the Merger shall occur. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and MergerCo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.5 Name Change, Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the name of the Surviving Corporation shall be changed to REG, Inc. and the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as set forth on Exhibit A (the “Certificate of Incorporation”), until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to read as set forth on Exhibit B (the “Bylaws”), until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation and such Bylaws.

Section 2.6 Directors and Officers of the Surviving Corporation.

(a) The parties hereto shall take all actions necessary so that the Board of Directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

(b) The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

Section 2.7 Name Change, Certificate of Incorporation and Bylaws of Parent.

(a) At the Effective Time, the name of Parent shall be changed to Renewable Energy Group, Inc. and the Certificate of Incorporation of Parent shall be amended and restated to read as set forth on Exhibit C (the “Parent Certificate of Incorporation”) until thereafter amended in accordance with Delaware Law and such Parent Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of Parent shall be amended and restated to read as set forth on Exhibit D (the “Parent Bylaws”) until thereafter amended in accordance with Delaware Law, the Parent Certificate of Incorporation and such Parent Bylaws.

Section 2.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or MergerCo to be retained or acquired by the Surviving Corporation as a result of or in connection with the Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or MergerCo, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Agreement.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES; OPTIONS

Section 3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, MergerCo or the holder of any capital stock of the Company:

(a) Merger Consideration.

(i) Company Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by the Company in treasury, (2) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (3) Shares that are owned by stockholders (“Dissenting

Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of Delaware Law (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive one (1) share of Parent Common Stock (the “Common Stock Per Share Closing Merger Consideration”)

(ii) Company Preferred Stock. Each share of the Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive one (1) share of Parent Preferred Stock (the “Preferred Stock Per Share Closing Merger Consideration”) with those certain preferred rights and designations as set forth in the Series A Preferred Stock Certificate of Designation, a copy of which is attached hereto as Exhibit E.

(iii) At the Effective Time, all of the Company Shares outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Company Certificate”) formerly representing any of the Company Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Total Merger Consideration and any dividends or other distribution pursuant to Section 3.2(c).

(iv) The Common Stock Per Share Closing Merger Consideration, the Preferred Stock Per Share Closing Merger Consideration shall be collectively referred to herein as the “Per Share Total Merger Consideration.” The Per Share Total Merger Consideration multiplied by the number of Company Shares shall be referred to herein as the “Merger Consideration.” The shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall be referred to herein individually as a “Company Share” and collectively as the “Company Shares.” The shares of Parent Common Stock and Parent Preferred Stock shall be referred to herein individually as a “Parent Share” and collectively as the “Parent Shares.”

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights that a Dissenting Stockholder may have under Section 3.2(e).

(c) Conversion of MergerCo Capital Stock. At the Effective Time, each share of common stock, par value $0.0001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company with the same rights, powers and privileges as the share so converted, and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Cancellation of Outstanding Parent Common Stock. At the Effective Time, each share of Parent Common Stock issued and outstanding and held by the Company prior to the Effective Time shall be cancelled. Parent shall note such cancellation upon the records of Parent.

Section 3.2 Exchange of Certificates.

(a) Surrender of Company Certificates. At the Effective Time, any stockholder of the Company who surrenders Company Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) representing Company Shares to the Exchange Agent for cancellation together with any other related documentation reasonably requested by the Exchange Agent to be provided in connection therewith, shall have the right to payment in respect of such Company Certificates in accordance with paragraph (b) below. After the Effective Time, each outstanding Company Certificate will be deemed for all corporate purposes to evidence only the right to receive the Per Share Total Merger Consideration in accordance with the provisions of this Article III.

(b) Exchange Procedures.

(i) As of the Effective Time, Parent shall, with the Company’s prior approval, which shall not be unreasonably withheld, appoint an agent to act as an exchange agent (the “Exchange Agent”) for the purpose of issuing the Merger Consideration and any dividends or other distributions with respect to the Parent Shares to be issues or paid pursuant to Sections 3.1 and 3.2(c) (such certificates representing Parent Shares together with cash in the amount of any dividends or other distributions payable with respect thereto being hereafter referred to as the “Exchange Fund”). At or prior to the Effective Time, Parent shall make available or cause to be made available the stock certificates representing the Parent Shares referred to in Section 3.1 to the Exchange Agent. Promptly following the Effective Time, Parent shall cause to be made available to the Surviving Corporation all cash, if any, required for the Exchange Fund.

(ii) At and following the Effective Time, upon surrender to the Exchange Agent of the Company Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) by stockholders of the Company, the Exchange Agent shall deliver or cause to be delivered upon such surrender to each such stockholder the number of Parent Shares (i.e., Parent Common Stock or Parent Preferred Stock, as appropriate) equal to (x) the number of Company Shares represented by such Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 3.2(e)) multiplied by (y) the appropriate Per Share Closing Merger Consideration such that the holders of the Company Common Stock receive the Common Stock Per Share Closing Merger Consideration and the holders of the Company Preferred Stock receive the Preferred Stock Per Share Closing Merger Consideration, to an address designated by such stockholder in writing. Any Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Company Certificates.

(c) Distributions with Respect to Unexchanged Company Shares. No Person holding a Company Certificate will be entitled after the Effective Time to receive any dividend or distribution that may be declared or paid in respect of Parent Shares receivable by such Person upon conversion of Company Shares represented by such Company Certificate in the Merger until such Company Certificate is surrendered in exchange for the Merger Consideration as provided herein, at which time any dividends with the record date after the Effective Time with respect to Parent Shares shall, subject to applicable law, be paid without interest to such Person as though he had been a record holder of such Parent Shares at the time of such record date.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and exchanged for the Parent Shares to which the holder of the Company Certificate is entitled pursuant to this Article III. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate for any Parent Shares to be exchanged upon due surrender of the Company Certificate may be issued to such transferee if the Company Certificate formerly representing such Shares is presented to the Surviving Corporation or Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Certificate, Parent will deliver or cause to be delivered the number of Parent Shares (after giving effect to any required tax withholdings) equal to the number of Company Shares represented by such lost, stolen or destroyed Company Certificate multiplied by the Per Share Closing Merger Consideration and the Per Share Additional Merger Consideration, if any.

Section 3.3 Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of Delaware Law shall be entitled to receive the Per Share Total Merger Consideration with respect to the Company Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under Delaware Law. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of Delaware Law with respect to Shares owned by such Dissenting Stockholder. If, after the Effective Time, any Person withdraws or loses such Person’s right to appraisal, the Excluded Shares owned by such Person shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Total Merger Consideration, without interest, in accordance with the provisions of this Article III. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.4 Treatment of Company Options and Warrants.

(a) Company Options. At the Effective Time, each outstanding stock option of the Company set forth in Company Disclosure Schedule 3.4(a) (the “Company Options”), whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to that number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time.

(b) Company Warrants. All warrants of the Company set forth on Company Disclosure Schedule 3.4(b) (the “Company Warrants”) shall be assumed by Parent and will entitle the holder, upon exercise pursuant to the terms and conditions of the Company Warrant, to receive that number of shares of Parent Common Stock to which a holder of the Company Shares purchasable upon exercise of the Company Warrant at the time of the Merger would have been entitled to receive upon the Merger, subject to further adjustment following the Merger in accordance with the terms of the Company Warrant, and with the exercise price adjusted accordingly.

Section 3.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares, or Parent changes the number of Parent Shares or securities convertible or exchangeable or into or exercisable for Parent Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend (other than a regular interim or final stock dividend) or distribution, recapitalization, merger, subdivision, issue or tender or exchange offer, or other similar transaction, the Per Share Total Merger Consideration shall be equitably adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and MergerCo that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Parent and MergerCo simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

Section 4.1 Organization and Existence; No Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has delivered to Parent true, complete and correct copies of its by-laws as in effect on the date hereof.

(b) Except as set forth on Company Disclosure Schedule 4.1(b), the Company does not, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of the Company had any operations, business, Liabilities or other activities that would create a Liability on the part of the Company.

Section 4.2 Capital Structure. The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock, 7,000,000 shares of which have been designated Series A Preferred Stock, 558,140 shares of which have been designated Series AA Preferred Stock, 2,240,000 shares of which have been designated Series B Preferred Stock and 3,090,909 shares of which have been designated Series BB Preferred Stock. At the close of business on the date hereof, (i) 19,305,117 shares of Company Common Stock were issued and outstanding, (ii) 6,578,947 shares of Series A Preferred Stock were issued or outstanding, (iii) 558,140 shares of Series AA Preferred Stock were issued or outstanding, (iv) 2,236,361 shares of Series B Preferred Stock were issued or outstanding, and (v) 3,090,909 shares of Series BB Preferred Stock were issued or outstanding. All issued and outstanding Company Shares are duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. There are issued and outstanding Company Options to purchase 2,284,052 shares of Company Common Stock pursuant to stock option agreements issued under the REG 2006 Stock Incentive Plan and issued and outstanding Company Warrants to purchase 977,435 shares of Company Common Stock. In consideration of the modification as a result of the Merger of the terms of the Company Series AA Preferred Stock and Company Series BB Preferred Stock held by the USBG Group and the waiver of the accrued dividend thereon, immediately prior to the Closing, 700,000 shares of Company Common Stock held by the USBG Group (the “USBG Shares”) shall be exchanged for 700,000 shares of Company Series BB Preferred Stock. Except as set forth in this Section 4.2, the Company’s Organizational Documents, the Second Amended and Restated Stockholder Agreement, dated June 25, 2008, by and among the Company and certain of its stockholders (the “Company Stockholder Agreement”), the Amended and Restated Registration Rights Agreement, dated July 18, 2007, by and among Buyer and certain of its stockholders and amended by the First Amendment to the Amended and Restated Registration Rights Agreement, dated June 25, 2008, by and among the Company and certain of its stockholders (collectively, the “Company 2007 Registration Rights Agreement”), and the Registration Rights Agreement, dated May 9, 2008, by and among the Company and Biofuels Company of America, LLC (the “Company 2008 Registration Rights Agreement”) and Company Disclosure Schedule 4.2 (a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of capital stock of the Company, or any securities or obligations convertible into, or exercisable or exchangeable for, any such capital stock, (b) there are no voting trusts or other agreements or understandings to which the Company or any other Person is a party with respect to voting of the Company Shares; (c) the Company is not party to nor bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Company Shares or other equity securities of the Company, and (d) to the extent not covered in subsection 4.2(a)-(c) above, there are no other agreements of any nature regarding the Company Shares, including, without limitation, any registration rights agreements or members’ agreements. The Company Shares have been offered, sold and delivered by the Company in compliance with all applicable Laws. The Company Shares were not issued in breach or in violation of any rights, agreements, arrangements or commitments under any Law or the Company’s Organizational Documents.

Section 4.3 Authorization of Agreement.

(a) The Company has full corporate power and authority to execute and deliver this Agreement each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the

Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Directors, and except for obtaining the Company Stockholder Approval, no other action on the part of the Company as a Delaware corporation is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and MergerCo and receipt of the Company Stockholder Approval) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of capital stock of the Company in favor of the adoption of this Agreement and consent of a Preferred Supermajority (as that term is defined in the Company’s certificates of designation for the Company Preferred Stock) (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of equity of the Company which is necessary and deemed appropriate by the Board of Directors of the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Company Disclosure Schedule 4.4(a), and assuming the Company Stockholder Approval is obtained and the filings referred to in Sections 4.4(b)(ii)(A) & (B) are made, none of the execution and delivery by the Company of this Agreement or by the Company of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the by-laws of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company, except (A) for the filing with the SEC of the Form S-4, the Joint Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (B) for filings required under and compliance with the applicable requirements of the HSR Act, (C) as set forth on Company Disclosure Schedule 4.4(b) and (D) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 4.5 Financial Statements.

(a) The Company has delivered to MergerCo copies of (i) the balance sheets of the Company as at December 31, 2008 (unaudited), December 31, 2007 (audited) and December 31, 2006 (audited) and the related statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at January 31, 2009 and the related statement of income and cash flows of the Company for the one (1) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of the Company as at January 31, 2009 is referred to as the “Balance Sheet” and January 31, 2009 is referred to as the “Balance Sheet Date.”

(b) Except as set forth on Company Disclosure Schedule 4.5, the Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets; the Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Except as set forth on Company Disclosure Schedule 4.5, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Managers of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) Except as set forth on Company Disclosure Schedule 4.5, the Company has established and maintains disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

(e) The Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company’s accountants. Except as set forth on Company Disclosure Schedule 4.5, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.6 No Undisclosed Liabilities. Except as set forth on Company Disclosure Schedule 4.6, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to the Company.

Section 4.7 Title to Company Assets; Sufficiency. The Company owns and has good title to all of the Company Assets (except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company) free and clear of all Liens other than Permitted Exceptions. The Company Assets constitute all of the assets and properties used in or held for use in the Business and are sufficient for the Surviving Corporation to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Company.

Section 4.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.8, since the Balance Sheet Date, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date or as set forth on Company Disclosure Schedule 4.8:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Company Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses except shrinkage of biodiesel inventory in the Ordinary Course of Business;

(b) other than in the Ordinary Course of Business, the Company has not awarded or paid any bonuses to Former Employees or Employees of the Company, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, long-term incentive, severance, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(c) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(d) the Company has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount;

(e) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than advances to Employees in the Ordinary Course of Business;

(f) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, subjected to any Lien or otherwise disposed of in the Ordinary Course of Business;

(g) the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(h) the Company has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(i) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(j) the Company has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by the Company for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;

(k) the Company has not instituted or settled any material Legal Proceeding resulting in or which may result in a loss of revenue in excess of $10,000 individually or in amounts exceeding $50,000 in the aggregate;

(l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Technology of the Company;

(m) the Company has not made any loan to, or entered into any other transaction with, any of its stockholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(n) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8.

Section 4.9 Taxes.

(a)(i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) except as set forth in Company Disclosure Schedule 4.9(a) all income, franchise and other material Taxes payable by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of the Company.

(b) The Company has delivered to Parent or MergerCo complete copies of (i) all income, franchise and all other material Tax Returns of or including the Company and any Subsidiary relating to the taxable periods ending on or after December 31, 2004 and (ii) any audit report issued after December 31, 2004 relating to any Taxes due from or with respect to the Company or any Subsidiary.

(c) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no audits or investigations of the Company or any Subsidiary by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(e) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(f) Neither the Company nor any Subsidiary nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary that would be binding on Parent or the Surviving Corporation after the Closing Date, (ii) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of any income, franchise or other material Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that would be binding on Parent or the Surviving Corporation after the Closing Date.

(g) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) No Contract is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent or MergerCo, the Company or any of their respective Affiliates by reason of Section 280G of the Code or be subject to Section 4999 of the Code.

(i) There are no Liens for Taxes upon the Company Assets, except for Permitted Exceptions.

(j) Deleted.

(k) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(l) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or any comparable ruling of any Taxing Authority that would be binding on Parent or the Surviving Corporation after the Closing Date.

(m) None of the Company’s assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(n) Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common buyer.

(o) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) Neither the Company nor any Subsidiary has or has ever had a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.

(r) The Company has not participated in any “reportable transaction” as defined in Treasury regulation Section 1.6011-4(b).

Notwithstanding the foregoing, for purposes of this Section 4.9, any reference to the Company or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into the Company or any Subsidiary.

Section 4.10 Real Property.

(a) Company Disclosure Schedule 4.10(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including easements appurtenant thereto, owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by the Company as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The properties listed on Company Disclosure Schedule 4.10(a)(i)(B) are referred to herein as the “Excluded Properties.” The Company has good and marketable fee title to all Owned Property (other than the owned Excluded Properties), free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A) and (B) Permitted Exceptions. The Company Properties and the Excluded Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of the Company and which are necessary for the continued operation of the Business of the Company as the Business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Company taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. Except as set forth on Company Disclosure Schedule 4.10(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to MergerCo true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 4.10(a)(iii).

(b) Except as set forth on Company Disclosure Schedule 4.10(b), (i) the Company has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases (other than the leased Excluded Properties) under which it is a lessee or licensee, free and clear of all Liens other than Permitted Exceptions, (ii) each of the Real Property Leases is in full force and effect, (iii) the Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. The Company has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and the Company is not aware of any facts that would cause a denial of any renewal application.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) Except as set forth on Company Disclosure Schedule 4.10(f), the Company does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the Company Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

(g) With respect to each parcel of the Company Property and the buildings, structures, improvements and fixtures thereon:

(i) Except for assessments occurring on a regular basis in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Property that is reasonably expected to increase the real estate tax assessment for such properties.

(ii) There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Company Property. The uses for which each parcel of the Company Property is zoned do not restrict, or in any manner impair, the current use of the Company Property. Neither the Company nor its Subsidiaries have received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Company Property.

(iii) All buildings, structures and other improvements on the Company Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Company Property, are located completely within the boundary lines of the Company Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Company Property.

(iv) The use or proposed use of the Company Properties, or any portion thereof, in the Business does not violate or conflict with (A) any covenants, conditions or restrictions applicable thereto or (B) the terms and provisions of any contractual obligations relating thereto.

(v) The Company or its Subsidiaries have good and valid rights of ingress and egress to and from all of the Company Property (including between separate parcels included within the Company Property) from and to rail lines, rail spurs, pipelines and the public street systems for all usual street, road, shipping, transport, storage, docking and utility purposes and other purposes necessary or incidental to the operation of the Business.

(vi) All utilities required for or useful in the operation of the Business either enter the Company Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Company Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Company Property. Adequate sewage and water systems and connections are available to the Company Property as currently operated.

Section 4.11 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property used in the Business by the Company (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all materials respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.

(b) Company Disclosure Schedule 4.11 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. The Company has delivered to MergerCo true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.12 Intellectual Property.

(a) Company Disclosure Schedule 4.12(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or registered to the Company and included in the Intellectual Property. Company Disclosure Schedule 4.12(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Company Disclosure Schedule 4.12(b), the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Intellectual Property listed in Company Disclosure Schedule 4.12(a). The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property and all Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for those specified Intellectual Property Licenses included in Company Disclosure Schedule 4.13(a)).

(c) The Intellectual Property, the Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any intellectual property, proprietary or other right of any Person. The Intellectual Property, the Technology and the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the Business in the manner in which such Business is currently being conducted.

(d) To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Intellectual Property or Technology of the Company. No such claims have been made against any Person by the Company.

(e) The Company has taken adequate security measures to protect the confidentiality and value of all the material Trade Secrets included in the Intellectual Property and any other non-public, proprietary information included in the Technology, which measures are reasonable in the industry in which the Business operates.

(f) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property or Technology. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge. To the Knowledge of the Company, the Intellectual Property and Technology, and all of the Company’s rights in and to the Intellectual Property and Technology, are valid and enforceable.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Parent or the Surviving Corporation’s right to own or use any of the Intellectual Property or Technology.

(h) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Intellectual Property or Technology of the Company to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

(i) Company Disclosure Schedule 4.12(i) sets forth a complete and accurate list of (i) all Software included in the Technology developed by or for the Company, (ii) all Software exclusively owned by the Company that is not included in the Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000). The Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company and included in the Technology.

(j) The Company has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company and included in the Technology of the Company. The Company is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

Section 4.13 Material Contracts.

(a) Company Disclosure Schedule 4.13(a) sets forth, by reference to the applicable subsection of this Section 4.13(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, member or Affiliate of the Company;

(ii) Contracts with any labor union or association representing any Employee of the Company;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) each purchase Contract giving rise to Liabilities of the Company in excess of $25,000;

(ix) each Contract providing for payments by or to the Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(x) all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which the Company has made advances or loans to any other Person, except advances to Employees of the Company in the Ordinary Course of Business;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $50,000 that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof unless in the Ordinary Course of Business;

(xvii) all Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $1,000);

(xviii) incentives, grants or other agreements from or with any Governmental Authority; and

(xix) Contracts that are otherwise material to the Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Company Disclosure Schedule 4.13(b), continue in full force and effect without penalty or other adverse consequence. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Company has, and will have at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Company has delivered to MergerCo true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c) Company Disclosure Schedule 4.13(c) sets forth a complete and accurate list of all consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.

Section 4.14 Employee Benefits.

(a) Company Disclosure Schedule 4.14(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Neither the Company nor any ERISA Affiliate is a party to or bound by any multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to MergerCo: (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Company Disclosure Schedule 4.14(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) Except as reserved against or accrued on the Balance Sheet, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid on or before the Closing Date.

(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the combination of the fair market value of the assets of each such plan plus the liabilities accrued on the Balance Sheet. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

(i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Company Disclosure Schedule 4.14(k).

(l) The Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m) Neither the Company nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) Neither the Company, any ERISA Affiliate nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p) Except as set forth on Company Disclosure Schedule 4.14(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of the Company; (ii) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q) The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

(r) No stock or other security issued by the Company forms or has formed a part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee.

Section 4.15 Labor.

(a) Except as set forth on Company Disclosure Schedule 4.15(a) (the “Labor Contracts”), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of the Company. The Company has delivered or otherwise made available to MergerCo true, correct and complete copies of the labor or collective bargaining agreements listed on Company Disclosure Schedule 4.15(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Company Disclosure Schedule 4.15(b), no Employees are represented by any labor organization. No labor organization or group of Employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or Former Employee.

(d) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by the Company. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.

Section 4.16 Litigation. Except as set forth in Company Disclosure Schedule 4.16, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Company Disclosure Schedule 4.16, the Company is not subject to any Order, settlement agreement or stipulation and the Company is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Company Disclosure Schedule 4.16, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with Laws; Permits.

(a) Except as set forth on Company Disclosure Schedule 4.17(a), the Company is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. Except as set forth on Company Disclosure Schedule 4.17(a), the Company has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Company Disclosure Schedule 4.17(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (the “Company Permits”) as kept by the Company’s general manager and produced to the Company. The Company currently has all material Permits that are required for the operation of the Business as presently conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.

Section 4.18 Environmental Matters. Except as set forth on Company Disclosure Schedule 4.18 hereto and except as could not reasonably be expected to have a Material Adverse Effect with respect to the Company:

(a) the operations of the Company, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business, the Company is not the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim is pending or to the Knowledge of the Company, threatened against the Company, alleging, with respect to the Business, that the Company may be in violation of any Environmental Law or any

Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company and environmental matters;

(g) there is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by the Company during the Company’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(h) the Company with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Company, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(i) the Company has made available to MergerCo all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company.

Section 4.19 Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary in the biodiesel production industry for the business, assets and properties of the Company. Set forth in Company Disclosure Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Company Disclosure Schedule 4.19, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Company Disclosure Schedule 4.19, all such insurance will remain in full force and effect with the Surviving Corporation following the Merger. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 4.20 Inventories. The inventories of the Company reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

Section 4.21 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

Section 4.22 Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.22, no Employee, officer, shareholder or director of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.23 Product Warranty; Product Liability.

(a) Except as set forth on Company Disclosure Schedule 4.23, the products produced, sold or delivered by the Company in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Company’s Knowledge, the Company has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

(b) The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company.

Section 4.24 Banks. Company Disclosure Schedule 4.24 contains a complete and correct list of (a) the names and locations of all banks in which the Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Company Disclosure Schedule 4.24, no person holds a power of attorney to act on behalf of the Company.

Section 4.25 Full Disclosure. No representation or warranty of the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company to Parent and MergerCo pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Company has not disclosed to Parent or MergerCo in writing which could reasonably be expected to lead Parent or MergerCo to conclude that a Material Adverse Effect with respect to the Company had occurred or was imminent.

Section 4.26 Financial Advisors. Except as set forth on Company Disclosure Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 4.26 shall be paid by the Company.

Section 4.27 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

Section 4.28 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and MergerCo set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock hereunder (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement”) will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cooperate with Parent in order that the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent, MergerCo or the Network Plants for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.29 The Company’s Financial Condition. Except as set forth on Company Disclosure Schedule 4.29, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, in respect of the Company or any of its assets or properties are pending, or to the Knowledge of the Company, threatened, and the Company has not made any assignment for the benefit of creditors, nor taken any action with a view to the institution of any such insolvency proceedings.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Each of Parent and MergerCo hereby represents and warrants to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Parent and MergerCo to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 5.1 Organization and Good Standing. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. MergerCo is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Parent and MergerCo is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a Material Adverse Effect with respect to Parent or MergerCo. Parent has delivered to the Company true, correct and complete copies of (i) the Parent Certificate of Incorporation, (ii) the Series A Preferred Stock Certificate of Designation and (iii) Parent Bylaws, each as in effect on the date hereof. MergerCo has delivered to the Company true, complete and correct copies of its Organizational Documents as in effect on the date hereof. Between the date hereof and the Closing, without the prior consent of the Company except in accordance with this Agreement (i) Parent shall not amend its Organizational Documents or Preferred Stock Certificate of Designation, and (ii) MergerCo shall not amend its Organizational Documents.

(b) Parent is the owner of all of the issued and outstanding capital stock of MergerCo. Other than the foregoing and except as set forth on Parent Disclosure Schedule 5.1(b), neither Parent nor MergerCo, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of Parent or MergerCo had any operations, business, Liabilities or other activities that would create a Liability on the part of the Parent or MergerCo.

Section 5.2 Capital Structure. The authorized capital stock of Parent consists of 140,000,000 shares of Parent Common Stock and 60,000,000 shares of Parent Preferred Stock, 14,000,000 shares of which have been designated Series A Preferred Stock. At the close of business on the date of this Agreement and immediately prior to Closing, (i) 100 shares of Parent Common Stock were issued and outstanding, and (ii) no shares of Parent Preferred Stock were issued or outstanding. Parent Disclosure Schedule 5.2(i) sets forth the name of each shareholder of Parent and the number of shares of Parent Common Stock and the number of shares of Parent Preferred Stock held by each shareholder as of the date of this Agreement and as anticipated as of the Closing Date assuming the Closing of this Agreement and each of the Common Plan Agreements and further referencing the exchange of the USBG Shares as set forth in Section 4.2 hereof. All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Parent Certificate of Incorporation and this Agreement and under applicable federal and state securities laws) and free of preemptive rights, and all shares of Parent Preferred Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Parent Certificate of Incorporation and this Agreement and under applicable federal and state securities laws) and free of preemptive rights. Except as set forth on Parent Disclosure Schedule 5.2(ii), as of the date of this Agreement and as of the Closing Date there are not any shares of capital stock, voting securities or equity interests of Parent or MergerCo issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent or MergerCo, including any representing the right to purchase or otherwise receive any Parent Common Stock or Parent Preferred Stock. Except as provided on Parent Disclosure Schedule 5.2(iii), as of the date of this Agreement and as of the Closing Date, (i) there are no pre-emptive rights or other similar agreements or understandings for the purchase or acquisition of any securities of Parent or MergerCo, (ii) there are no registration rights agreements or similar understanding regarding the registration of any securities of Parent or MergerCo, and (iii) the Parent Common Stock, the Parent Preferred Stock, and the capital stock of MergerCo are not subject to any voting trusts, voting agreements or other similar agreements or understandings.

Section 5.3 Authorization of Agreement. Each of Parent and MergerCo has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or MergerCo in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and MergerCo of this Agreement and each Parent Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each of Parent and MergerCo, and no other corporate action on behalf of Parent or MergerCo is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and MergerCo, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and MergerCo, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Parent Disclosure Schedule 5.4, and assuming the filings referred to in Sections 5.4(b)(i) & (ii) are made, none of the execution and delivery by Parent or MergerCo of this Agreement and of the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent and MergerCo with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Parent or MergerCo to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in creation of any Liens upon any of the properties or assets of Newco or MergerCo under any provision of (i) the Organizational Documents of Parent or MergerCo; (ii) any Contract or Permit to which Parent or MergerCo is a party or by which any of the properties or assets of Parent or MergerCo are bound; (iii) any Order of any Governmental Authority applicable to Parent or MergerCo or by which any of the properties or assets of Parent or MergerCo are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Parent or MergerCo in connection with (i) the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent or MergerCo with any of the provisions hereof or thereof, (ii) the consummation of the transactions contemplated hereby and thereby or the taking by Parent or MergerCo of any other action contemplated hereby or thereby, or (iii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Parent or MergerCo, except for (A) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements, of the Securities Act and the Exchange Act and applicable state securities laws and regulations, (B) filings which may be required under and compliance with the applicable requirements of the HSR Act and (C) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent or MergerCo.

Section 5.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent and MergerCo, threatened against Parent or MergerCo (or to the Knowledge of Parent and MergerCo, pending or threatened against any of the officers, directors or key employees of Parent or MergerCo with respect to their business activities on behalf of Parent or MergerCo), or to which Parent or MergerCo are otherwise a party, before any Governmental Authority; nor to the Knowledge of Parent and MergerCo is there any reasonable basis for any such Legal Proceeding. Neither Parent nor MergerCo is subject to any Order, settlement agreement or stipulation and neither are any of the foregoing in breach or violation of any Order, settlement agreement or stipulation. There are no Legal Proceedings pending or, to the Knowledge of Parent and MergerCo, threatened against Parent or MergerCo or to which any of the foregoing is otherwise a party relating to this Agreement or any Parent Document, or that are reasonably likely to prohibit or restrain the ability of Parent or MergerCo to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.6 Financial Advisors. Except as set forth on Parent Disclosure Schedule 5.6 (whose fees and expenses shall be paid by Parent), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or MergerCo in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.7 Voting Requirements. No vote of stockholders of Parent or MergerCo is necessary to approve the transactions contemplated hereby.

Section 5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.25, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or MergerCo specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither Parent nor MergerCo makes any representation or warranty with respect to any information supplied by or on behalf of the Company or the Network Plants for inclusion in any of the foregoing documents.

Section 5.9 Full Disclosure. No representation or warranty of Parent or MergerCo contained in this Agreement or any of the Parent Documents and no written statement made by or on behalf of Parent or MergerCo to the Company pursuant to this Agreement or any of the Parent Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Parent or MergerCo has not disclosed to the Company in writing which could reasonably be expected to lead the Company to conclude that a Material Adverse Effect with respect to Parent or MergerCo had occurred or was imminent.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. The Company shall afford to Parent and MergerCo and its and their accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company as Parent or MergerCo shall reasonably request in connection with the transactions contemplated herein, including preparation of the Form S-4; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Similarly, Parent and MergerCo shall afford to the Company and its and their accountants, counsel, financial advisors, environmental consultants and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to Closing, to their respective properties and facilities, books, financial information, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Parent and MergerCo as the Company shall reasonably request in connection with the transactions contemplated herein; provided, however, such investigation shall not unreasonably disrupt the operations of Parent or MergerCo. Prior to the Closing, each party hereto shall generally keep the other parties informed as to all material matters involving the operations and businesses of each other. The Company shall authorize and direct the appropriate directors, officers, managers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of Parent and MergerCo and their prospective lenders or placement agents and other financial sources. Parent and MergerCo shall authorize and direct the appropriate directors, officers, managers and employees of Parent and MergerCo to discuss matters involving the operations and business of Parent and MergerCo with representatives of the Company and its prospective lenders or placement agents and other financial sources.

Section 6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, between the date hereof and the Closing, the Company shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company consistent with past practice, and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)(A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities set forth on the Balance Sheet in the Ordinary Course of Business utilizing normal procedures and without discounting or accelerating payment of such accounts or Liabilities utilizing all cash available and any available line of credit, and (C) comply with all contractual and other obligations of the Company;

(v) comply with the capital expenditure plan of the Company for 2009 set forth on Company Disclosure Schedule 6.2(a)(v), including making such capital expenditures in the amounts and at the times set forth in such plan;

(vi) comply in all material respects with all applicable Laws;

(vii) take steps to renew all Permits in a timely manner prior to their lapse; and

(viii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property of the Company.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, the Company shall not:

(i)(A) increase the salary or other compensation of any director or Employee of the Company except for normal year-end increases in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement, (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or amend any such agreement) to which the Company is a party or (E) pay or make any dividend or distribution of cash or other property with respect to the Company Shares or other equity interests of the Company;

(ii)(A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except (u) the Indebtedness related to the Permitted Exceptions, (x) the Indebtedness reflected in the Balance Sheet, (y) the Indebtedness incurred in the Ordinary Course of Business since the Balance Sheet Date, or (z) the Indebtedness set forth on Company Disclosure Schedule 4.6; (B) except in the Ordinary Course of Business, pay, prepay, accelerate, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (C) modify the terms of any Indebtedness or other Liability; (D) make any loans, advances of capital contributions to, or investments in, any other Person; or (E) pay or make any dividend or distribution of cash or other property with respect to the Company Shares.

(iii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the Company Assets;

(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of the Company;

(v) except as provided by Section 6.6 hereof, enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;

(vi) cancel or compromise any debt or claim, or waive or release any material right of the Company except in the Ordinary Course of Business;

(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;

(viii) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(ix) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(x) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Parent or MergerCo, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xii) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv) amend the bylaws of the Company;

(xvi) agree to materially increase Liabilities from the amounts set forth on the Balance Sheet except in the Ordinary Course of Business under loan or credit agreements or arrangements up to the maximum amounts and other terms as in effect on the date of this Agreement; or

(xvii) agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Company in this Agreement or any of the Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect with respect to the Company.

Section 6.3 Consents. Parent, MergerCo and the Company shall each use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement as set forth on Company Disclosure Schedule 6.3, including the consents, waivers, approvals and notices referred to in Section 4.4(b) and Section 5.4(b) hereof (except for such matters covered by Section 6.4, which are covered in that Section). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to each party hereto, and executed counterparts of such consents, waivers and approvals shall be delivered to each party hereto promptly after receipt thereof, and copies of such notices shall be delivered to each party hereto promptly after the making thereof.

Section 6.4 Regulatory Approvals.

(a) Each of Parent, MergerCo and the Company shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby and by the Common Plan Agreements, as appropriate, as promptly as practicable, including seeking early termination, and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Parent shall be responsible for all filing fees and expenses associated with the required filings under the HSR Act and all responses to any request by the FTC, the Antitrust Division or any other Governmental Authority. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b) Each of Parent, MergerCo and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Parent, MergerCo and the Company shall use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent, MergerCo and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Parent, MergerCo or the Company nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 6.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) to agree to any limitation on the operation or conduct of the Business, or (v) to waive any of the conditions to this Agreement set forth in Section 7.1 or 7.2.

Section 6.5 Further Assurances. Subject to, and not in limitation of, Section 6.4, each of the Company, Parent and MergerCo shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement.

Section 6.6 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Managers of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Managers of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than two (2) Business Days written notice of its intention to take such actions (A) furnish information with respect to the Company to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Representatives shall be deemed to be a breach of this Section 6.6 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly advise Parent orally, and within 24 hours advise Parent in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.6(c), neither the Board of Managers of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or MergerCo, the Company Board Recommendation or the approval or declaration of advisability by such Board of Managers of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.6(a)). Notwithstanding the foregoing, the Board of Managers of the Company may withdraw or modify the Company Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or recommend a Takeover Proposal, if such Board determines in good faith that such Takeover Proposal is a Superior Proposal; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Managers of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Managers of the Company shall take into account (i) any changes to the terms of this Agreement proposed by Parent in writing (in response to a Company Adverse Recommendation Notice or otherwise) and (ii) the amount of the Termination Fee and Expenses payable to Parent hereunder in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company equal to fifteen percent (15%) or more of the Company’s assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company, or to merge or consolidate with the Company, made by a third party, which is otherwise on terms and conditions which the Board of Managers of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Section 6.7 Preservation of Records. Parent agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to the Company or its members as may be reasonably required by the Company or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of the Company or any of its Affiliates or members or in order to enable the Company to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

Section 6.8 Publicity. None of the Company, Parent or MergerCo shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent, MergerCo or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or the Company lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

Section 6.9 Environmental Matters.

(a) The Company shall permit, at Parent’s expense, Parent and Parent’s environmental consultant to conduct such investigations (including investigations known as “Phase I” Environmental Site Assessments and, only if mutually agreed to by the Company and Parent, “Phase II” Environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Parent, in its reasonable discretion, shall deem necessary or prudent (“Parent’s Environmental Assessment”). Parent’s Environmental Assessment shall be conducted, at Parent’s expense, by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company. Parent shall provide copies of reports and results of all investigations conducted by or on behalf of Parent promptly after receipt thereof. Parent shall be responsible for the repair of any damage (except as a result of any pre-existing contamination) caused by such investigations and shall restore the affected property or reimburse the Company for such damage and the repair and restoration thereof as reasonably determined by the Company. Parent shall indemnify the Company for any loss (except as a result of any pre-existing contamination), including claims of lessors and other parties, resulting from such investigations.

(b) The Company shall promptly file or cooperate with Parent in filing all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Parent shall cooperate in all reasonable respects with the Company with respect to such filings and Environmental permit activities.

Section 6.10 Cooperation with Indebtedness Renegotiation. The terms and conditions of the Indebtedness of the Company shall be renegotiated on terms and conditions deemed acceptable to Parent in its sole discretion, and all such Indebtedness shall be retained or assumed by the Surviving Corporation and not Parent. The Company shall provide such assistance and cooperation as Parent and its Affiliates may reasonably request in connection with the renegotiation of the Indebtedness of the Company, including (a) making senior management of the Company reasonably available for customary syndication presentations and meetings and presentations with rating agencies and lenders or other proposed financing sources and (b) cooperating with prospective lenders or other proposed financing sources in performing their due diligence.

Section 6.11 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Parent and Parent shall provide the Company with (a) unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows (such statements to be prepared by the Company in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month (such financial statements, the “Monthly Financial Statements”); provided, however, the monthly financials for the Company for February and March, 2009 shall not be required to be delivered until May 26, 2009. At or as close as reasonably practicable prior to the Closing, the Company shall provide Parent with the Final Closing Balance Sheet.

Section 6.12 Notification of Certain Matters. The Company shall give notice to Parent and Parent shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it or under any of the Common Plan Agreements by any of the parties thereto to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Parent or MergerCo or any of the other parties under any of the Common Plan Agreements related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 6.13 Parent Board of Directors. On the Closing Date, Parent shall take such actions as are reasonably necessary to elect the current members of Company’s Board of Directors as nominees of the Company, to Parent’s Board of Directors, to serve until the expiration of the restrictions set forth in Article X of the Certificate of Incorporation and until his or her successor is elected and qualified, or if earlier, until his earlier death, resignation or removal.

Section 6.14 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company, Parent and the other parties to the Common Plan Agreements shall prepare and Parent shall file with the SEC the Joint Proxy Statement and Parent shall, with the cooperation of the Company and the other parties to the Common Plan Agreements, prepare and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall, and shall cause their accountants and lawyers to use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed or otherwise delivered in accordance with Law to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also, at Parent’s expense, take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock, and the Company shall furnish all information concerning the Company and the stockholders of the Company as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the time the Form S-4 is declared effective under the Securities Act any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form S-4. Preparation of the Form S-4 and the Joint Proxy Statement under this Agreement shall be effectuated in conjunction with the required S-4 and Joint Proxy Statement required under the Related Transactions.

(b) The Company shall, as soon as practicable following the date of this Agreement, subject to compliance with the requirements of its Organizational Documents and applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.6(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”). The Joint Proxy Statement shall include a copy of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.14(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Managers of the Company or any committee thereof of the Company Board Recommendation or such Board of Managers’ or such committee’s approval of this Agreement.

Section 6.15 Agreements of Rule 145 Affiliates. At least five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who it believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit F. Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock or Parent Preferred Stock issued (i) to such Rule 145 Affiliates and (ii) to any other Persons who it reasonably believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Transaction.

Section 6.16 Legend.

The Company understands and agrees that each of the certificates evidencing Parent Common Stock and Parent Preferred Stock to be acquired hereunder may bear the following legends:

“THE SALE OR TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS IN ARTICLE X OF THE CERTIFICATE OF INCORPORATION OF REG NEWCO, INC. (THE “CORPORATION”), AND ANY AMENDMENTS THERETO, COPIES OF WHICH ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE CORPORATION. THE CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.”

Section 6.17 Employee Benefits. Parent agrees that, commencing at the Effective Time, the employees of the Company and its Subsidiaries will be provided with benefits under Parent’s then existing employee benefit plans that are comparable, in the aggregate, to the benefits, policies and procedures provided by REG immediately prior to the Closing or employee benefit plans of REG that are assumed by Parent pursuant to the Merger Agreement (collectively, the “Parent Plans”). Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits) service by employees of the Company and its Subsidiaries as if such service were with MergerCo or Parent, to the same extent such service was credited under a comparable plan of the Company. Parent shall, and shall cause the Surviving Company to, honor all employee benefit obligations to current and former Employees under the Employee Benefit Plans. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Parent with respect to Employees for any specified period after the Closing Date.

Section 6.18 Updating of Schedules. From time to time prior to the Closing Date, Parent, MergerCo and the Company shall promptly amend or supplement the Disclosure Schedules to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of the respective party true and correct; provided, however, that no such amendment or supplement made by a party shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of the other party hereunder or excuse the breach of a covenant by a party hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and MergerCo in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of the Company set forth in this Agreement, the condition set forth in this Section 7.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the Company;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company;

(d) Parent shall have received a certificate signed by the senior principal executive officer of the Company, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(c) have been satisfied in all respects;

(e) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)(i) if applicable, the waiting period under the HSR Act shall have expired and the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Company Disclosure Schedule 4.4(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and (ii) Parent, MergerCo and the Company shall have obtained all consents waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 4.4(b) hereof in a form satisfactory to Parent;

(g) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Parent Shares shall have been received;

(h) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company;

(i) Parent shall have obtained working capital financing for the operation of the facilities of the Company and Parent shall have obtained a senior credit facility or other working capital lending arrangement, in each case in such amounts and on the terms and conditions reasonably satisfactory to Parent (together, such working capital financing for facilities of the Company and senior credit facility or working capital lending management, the “Financing”);

(j) the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to its facilities which are set forth on Company Disclosure Schedule 7.1(j);

(k) the Company shall have delivered, or caused to be delivered, to Parent an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to the Company, in form and content reasonably satisfactory to Parent;

(l) the Company shall have delivered, or caused to be delivered, to Parent terminations of the Company Stockholder Agreement, the Company 2007 Registration Rights Agreement and the Company 2008 Registration Rights Agreement;

(m) the Company shall have received written consent from the holders of the Company Preferred Stock waiving all Accrued Dividends (as defined in the respective certificates of designation) as of the Closing Date pursuant to the respective certificates of designation for each series of Company Preferred Stock;

(n) the Company shall have delivered, or caused to be delivered, to Parent copies of all consents, waivers and approvals referred to in Section 7.1(f)(ii);

(o) the Company shall have delivered, or caused to be delivered, to Parent fully executed originals of the Parent Registration Rights Agreement, the Parent BCA Registration Rights Agreement, the Parent Stockholder Agreement, and the Rule 145 Affiliate Agreements required by Section 6.15 hereof and such other documents as Parent may reasonably request; and

(s) not more than one percent (1%) of the outstanding shares of the Company immediately prior to the Effective Time shall have exercised appraisal rights unless such exercise has been properly denied, withdrawn or lost under Delaware Law.

Section 7.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent and MergerCo set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Parent or MergerCo set forth in this Agreement, the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on Parent or MergerCo;

(b) the representations and warranties of the parties to other Common Plan Agreements (other than the Company) qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and at least one of the Common Plan Agreements shall be set to close simultaneously with the Closing of this Agreement; provided, however, that in the event of any breach of a representation or warranty of any party to the Common Plan Agreements (other than the Company) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 7.2(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the party making such representation or warranty; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such breach occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(c) Parent and MergerCo shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent and MergerCo on or prior to the Closing Date, and the parties to the Common Plan Agreements (other than the Company) shall have performed and complied in all material respects with all obligations and agreements required by the Common Plan Agreements to be performed or complied with by such parties on or prior to the Closing Date; provided, however, that in the event of any failure to perform or comply by any party to the Common Plan Agreements (other than the Company) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 7.2(c) shall be deemed satisfied unless the effect of all such failures to perform or comply taken together could reasonably be expected to have a Material Adverse Effect on the Company; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such failure occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(d) since the date of this Agreement, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on Parent or MergerCo; provided, however, the failure to close any of the other Common Plan Agreements shall not be deemed a Material Adverse Effect on Parent or MergerCo;

(e) the Company shall have received certificates signed by the principal executive officer of each of Parent and MergerCo, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a) and (d) and the conditions in Sections 7.2(b)-(c) specifically applicable to Parent or MergerCo have been satisfied in all respects;

(f) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g) if applicable, the waiting period under the HSR Act shall have expired and Parent shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Parent Disclosure Schedule 5.4 required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and Parent and MergerCo shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.4(b) hereof in a form satisfactory to the Company;

(h) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Parent Shares shall have been received and Parent shall have the authority and unrestricted right to issue, and shall have issued, the Parent Common Stock and the Parent Preferred Stock to the Company as contemplated by this Agreement;

(i) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organization Documents of the Company;

(j) Parent and MergerCo shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Parent and MergerCo, in form and content reasonably satisfactory to the Company;

(k) Parent and MergerCo shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansel & O’Brien, P.C., counsel to Parent, and MergerCo, that neither the Company nor the holders of the Company Shares receiving Parent Shares hereunder will recognize gain or loss for federal income tax purposes as a result of the Merger (which opinion shall be made available to the holders of the Company Shares upon request) in form and content reasonably satisfactory to the Company;

(l) the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to its facilities which are set forth on Company Disclosure Schedule 7.2(l);;

(m) Parent shall have obtained the Financing in such amounts and on terms and conditions reasonably satisfactory to the Company;

(n) the Company shall have received terminations of the Company Stockholder Agreement, the Company 2007 Registration Rights Agreement and the Company 2008 Registration Rights Agreement;

(o) the Company shall have received written consent from the holders of the Company Preferred Stock waiving all Accrued Dividends (as defined in the respective certificates of designation) as of the Closing Date pursuant to the respective certificates of designation for each series of Company Preferred Stock;

(p) Parent shall have delivered, or caused to be delivered, to the Company copies of all consents, waivers and approvals referred to in Section 7.2(g) and Parent shall have received fully executed originals of the Parent Registration Rights Agreement, the Parent BCA Registration Rights Agreement, the Parent Stockholder Agreement and Rule 145 Affiliate Agreements; and

(q) not more than one percent (1%) of the outstanding shares of the Company immediately prior to the Effective Time shall have exercised appraisal rights unless such exercise has been properly denied, withdrawn or lost under Delaware Law.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Parent or the Company on or after December 31, 2009 (such date, as it may be extended under this Section 8.1(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Parent or the Company shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed sixty (60) days in the aggregate (or such longer period as Parent and the Company may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 6.4 has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Parent, MergerCo and/or the Company are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b) by mutual written consent of Parent, MergerCo and the Company;

(c) by written notice (i) from Parent and MergerCo to the Company that there has been an event, change, occurrence or circumstance since the date of this Agreement that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) from the Company to Parent and MergerCo that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Parent; provided, however, the failure to close any of the Related Transactions shall not be deemed a Material Adverse Effect on Parent or MergerCo;

(d) by Parent, MergerCo or the Company if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Parent or MergerCo, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Company of notice of such breach from Parent or MergerCo;

(f) by the Company, if Parent or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or if any of the parties to the Common Plan Agreement shall have breached its representations and warranties or if any representation or warranty of Parent, MergerCo or any parties to the Common Plan Agreements shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a), 7.2(b) or 7.2(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Parent or MergerCo of notice of such breach from the Company;

(g) by Parent or MergerCo, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s unitholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within fifteen (15) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal or (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against the Company and is not discharged within sixty (60) days of the filing thereof;

(h) by the Company if (i) the Board of Directors of Parent withdraws its favorable recommendation as to the Transaction or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against Parent and is not discharged within sixty (60) days of the filing thereof;

(i) by Parent, MergerCo or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 8.1(i) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.6 or 6.14(b); or

(j) by Parent or MergerCo on or before June 15, 2009, if (i) Parent’s Environmental Assessment (as defined in Section 6.9(a)) at the Company’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of the Company or any director, officer or employee of the Company under Environmental Laws, (B) any suspension or closure of operations at the Company’s properties or facilities or the revocation or termination of any Environmental Permits which has a Material Adverse Effect on the Company or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $50,000.

Section 8.2 Procedure upon Termination. In the event of termination and abandonment by Parent, MergerCo or the Company, or all, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger of the parties hereunder shall be abandoned, without further action by Parent, MergerCo or the Company.

Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, MergerCo or the Company; provided, however, that nothing in this Section 8.3 shall relieve Parent, MergerCo or the Company of any liability for a willful breach of this Agreement prior to the effective date of such termination.

ARTICLE IX

RISK OF LOSS

The risk of loss, damage or destruction to the assets of the Company from fire or other casualty or cause, shall be borne by the Company at all times up to the Closing. It shall be the responsibility of the Company prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, subject to the consent of the Company’s Senior Lender, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, MergerCo, at its sole option, and as MergerCo’s sole remedy with respect to any of the foregoing, upon written notice to the Company: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition together with all proceeds of insurance theretofore, or to be, received, covering the property involved; and if MergerCo shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VII has been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), MergerCo may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to the Company, without any party having any Liability or obligation under or in respect of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. Except for the survival of the representations made by Parent in Section 5.2, which representations in Section 5.2 shall survive the Closing (but not the

Termination) of this Agreement indefinitely, the representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Company Document or Parent Document shall not survive the Closing or the Termination of this Agreement.

Section 10.2 Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Parent or
MergerCo:	REG Newco, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009 Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531 Attn: John A. Gerken

To the Company:	Renewable Energy Group, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000 Facsimile: 515-239-8009 Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531 Attn: John A. Gerken

Section 10.3 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy. In the event of any breach of this Agreement (other than a breach of a representation or warranty), the non-breaching party shall be entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to such breach.

Section 10.4 Amendment; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Parent, MergerCo, REG and the Company; provided, however, that after the stockholder approval has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the Company’s stockholders without such further approval. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.5 No Third Party Beneficiaries. Except after Closing for the holders of the Company Shares, the representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 10.6 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 10.7 Entire Agreement. This Agreement (including all recitals, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect after the Closing according to its terms.

Section 10.8 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Parent, MergerCo, REG and the Company.

Section 10.9 Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

Section 10.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF IOWA, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF IOWA. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of Iowa or any Iowa state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.2 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14 Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

REG NEWCO, INC.		RENEWABLE ENERGY GROUP, INC.

By:	/s/ Jeffrey Stroburg	By:	/s/ Jeffrey Stroburg
Name:	Jeffrey Stroburg	Name:	Jeffrey Stroburg
Title:	CEO	Title:	CEO

REG MERGER SUB, INC.

By:	/s/ Dan Oh
Name:	Dan Oh
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

Annex C

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND AMONG

REG NEWCO, INC.,

REG NEWTON, LLC,

CENTRAL IOWA ENERGY, LLC

AND

RENEWABLE ENERGY GROUP, INC.

EXECUTED AUGUST 7, 2009

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Preferred Stock Certificate of Designation

Exhibit B	Certificate of Incorporation of Newco

Exhibit C	Bylaws of Newco

Exhibit D	Rule 145 Affiliate Agreement

Exhibit E	Registration Rights Agreement

Exhibit F	Bill of Sale

Exhibit G	Assignment and Assumption Agreement

Exhibit H	Form of Power of Attorney

SCHEDULES

Company Disclosure Schedule:

Schedule 1.1	Assets
Schedule 1.1	Permitted Exceptions
Schedule 1.1	Purchased Contracts
Schedule 3.3(b)	Company Unitholders
Schedule 4.1(b)	Subsidiaries
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents of Third Parties
Schedule 4.5	Undisclosed Liabilities
Schedule 4.6	SEC Documents
Schedule 4.8	Company Developments
Schedule 4.10(a)(i)(A)	Company Real Property
Schedule 4.10(a)(i)(B)	Excluded Properties
Schedule 4.10(a)(ii)	Owned Property Exceptions
Schedule 4.10(a)(iii)	Leased Property Exceptions
Schedule 4.10(b)	Real Property Leases
Schedule 4.10(f)	Rights of First Refusal
Schedule 4.11	Personal Property Leases
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(b)	Intellectual Property Exceptions
Schedule 4.12(i)	Software
Schedule 4.13(a)	Material Contracts
Schedule 4.13(a)(xix)	Amounts Owed Professional Service Providers
Schedule 4.13(b)	Material Contracts Exceptions
Schedule 4.13(c)	Material Contract Consents
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(c)	Qualified Plan Exceptions
Schedule 4.14(k)	Amendments to Employee Benefit Plans
Schedule 4.14(p)	Employee Benefits
Schedule 4.15(a)	Labor Contracts
Schedule 4.15(b)	Labor Relations
Schedule 4.16	Litigation
Schedule 4.17(a)	Compliance with Laws
Schedule 4.17(b)	Permits
Schedule 4.18	Environmental Matters

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Schedule 4.19	Insurance
Schedule 4.22	Related Party Transactions
Schedule 4.23	Product Warranty; Product Liability
Schedule 4.24	Banks
Schedule 4.26	Company Financial Advisors
Schedule 4.29	Company Financial Condition
Schedule 6.2.(a)(v)	Capital Expenditure Plan
Schedule 6.3	Consents
Schedule 6.11	Indebtedness
Schedule 6.16	Assets Requiring Certificates of Title
Schedule 8.1(r)	Incentives Consents

Newco Disclosure Schedule:

Schedule 5.1(b)	Subsidiaries
Schedule 5.2(i)	Newco Shareholders
Schedule 5.2(ii)	Newco Outstanding Shares
Schedule 5.2(iii)	Newco Pre-emptive Rights
Schedule 5.4	Conflicts
Schedule 5.6	Newco Financial Advisors

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is executed this 7th day of August, 2009, but for all purposes is deemed made, entered into, dated and effective as of the 8th day of May, 2009 (“Effective Date”), by and among REG Newco, Inc., a Delaware corporation (“Newco”), REG Newton, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco (“Purchaser”), Central Iowa Energy, LLC, an Iowa limited liability company (the “Company”) and Renewable Energy Group, Inc., a Delaware corporation (“REG”), amending and restating that certain Asset Purchase Agreement dated May 8, 2009 by and among Newco, Purchaser, Company and REG.

R E C I T A L S:

WHEREAS, the Company presently owns and operates a biodiesel production facility located at Newton, Iowa (the “Facility”);

WHEREAS, the Company desires to sell, transfer and assign to Newco, and Newco desires to acquire and assume from the Company, all of the Purchased Assets and Assumed Liabilities by and through Purchaser, all as more specifically provided herein (the “Transaction”);

WHEREAS, simultaneously with the execution of this Agreement, the Common Plan Agreements have been executed and true, correct and complete copies of the form of which have been delivered to the Company on or before the Effective Date;

WHEREAS, the Board of Directors of the Company (a) has unanimously determined that the Transaction is fair to and in the best interests of the Company and its unitholders, (b) has unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company, and (c) has unanimously determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the unitholders of the Company;

WHEREAS, the respective Boards of Directors of each of Newco and REG and the Board of Managers of Purchaser (a) have unanimously determined that the Transaction is fair to and in the best interests of Newco and its stockholders, REG and its stockholders, and Purchaser and its sole member, (b) have unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Newco, Purchaser and REG, and (c) have unanimously determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the stockholders of Newco and REG and the member of Purchaser; and

WHEREAS, the Company, Newco, Purchaser and REG desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Antitrust Division” has the meaning set forth in the Section 6.4(a).

“Antitrust Laws” has the meaning set forth in the Section 6.4(b).

“Assumed Liabilities” has the meaning set forth in the Section 2.3.

“Balance Sheet” has the meaning set forth in the Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in the Section 4.4(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Company and its Subsidiaries.

“Business” means the development and ownership of biodiesel production facilities and the production, storage, transport, marketing and sale of biodiesel and businesses thereto, and engaging in activities ancillary or incidental thereto.

“Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York or the State of Delaware are authorized or obligated by Law to close.

“Chosen Courts” has the meaning set forth in Section 12.10.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such Person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the Transaction or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.

“Common Plan Agreements” means (i) that certain Amended and Restated Merger Agreement and Plan of Merger of even execution date herewith by and among Newco, REG Merger Sub, Inc. and REG (the “REG Merger Agreement”); (ii) that certain Amended and Restated Merger Agreement of even execution date herewith by and among Newco, REG Danville, LLC, REG and Blackhawk Biofuels, LLC; and (iii) that certain Asset Purchase Agreement of even execution date herewith by and among Newco, REG Wall Lake, LLC REG and Western Iowa Energy, LLC.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in the Section 6.6(c).

“Company Adverse Recommendation Notice” has the meaning set forth in the Section 6.6(c).

“Company Board Recommendation” has the meaning set forth in the 6.15(b).

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Documents” has the meaning set forth in the Section 4.2(a).

“Company Monthly Financial Statements” has the meaning set forth in Section 6.12.

“Company Permits” has the meaning set forth in the Section 4.17(b).

“Company Property” has the meaning set forth in Section 4.10(a).

“Company SEC Documents” has the meaning set forth in Section 4.6(a).

“Company Unitholder Approval” has the meaning set forth in Section 4.2(b).

“Company Unitholders” has the meaning set forth in Section 3.3(b).

“Company Unitholders Meeting” has the meaning set forth in Section 6.15(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Effective Date” has the meaning set forth in the Preamble.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by the Company in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Employee Benefit Plans” has the meaning set forth in Section 4.14(a).

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.14(a).

“ERISA Affiliate Plans” has the meaning set forth in Section 4.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means the following Contracts and any amendments thereto: (i) [insert excluded contracts].

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Properties” has the meaning set forth in Section 4.10(a).

“Facility” has the meaning set forth in the Recitals.

“Final Closing Balance Sheet” means the final Balance Sheet of the Company delivered to Newco or Purchaser prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Financing” has the meaning set forth in Section 8.1(m).

“FIRPTA Affidavit” has the meaning set forth in Section 8.1(l).

“Form S-4” has the meaning set forth in Section 4.28.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company in connection with the Business but who are no longer so employed or engaged on the date hereof.

“FTC” has the meaning set forth in Section 6.4(a).

“Furniture and Equipment” means all furniture, furnishings, equipment, vehicles, leasehold improvements not deemed real estate by applicable Laws, and other tangible personal property, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, including but not limited to those assets listed on Company Disclosure Schedule 1.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by the Company prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology that is owned by the Company and related to the Business or (ii) used by the Company in connection with the Business.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased Intellectual Property and (ii) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Joint Proxy Statement” has the meaning set forth in Section 4.28.

“Knowledge” or any similar phrase means (i) with respect to the Company, the collective actual knowledge of Don Huyser and James Johnston, and (ii) with respect to Newco, Purchaser and REG, the collective actual knowledge of Jeffrey Stroburg, Daniel J. Oh, Nile Ramsbottom and Derek Winkel.

“Labor Contracts” has the meaning set forth in Section 4.15(a).

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or of Newco and its Subsidiaries, taken as a whole, or of REG and its Subsidiaries, taken as a whole, or of any other party to the Common Plan Agreements and its Subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:

(a) changes in the economy or financial or commodities markets generally in the United States;

(b) changes that are the result of factors generally affecting the industries in which the Company and REG and their Subsidiaries operate; or

(c) changes proximately caused by the pendency or the announcement of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“MOSA” has the meaning set forth in Section 6.19.

“Network Plants” means the Company, Western Iowa Energy, LLC, an Iowa limited liability company and Blackhawk Biofuels, LLC, a Delaware limited liability company.

“Newco” has the meaning set forth in the Preamble.

“Newco BCA Registration Rights Agreement” is the Registration Rights Agreement to be executed by Newco and Biofuels Company of America, LLC at or prior to Closing.

“Newco Common Stock” means shares of the common stock, par value $0.0001 per share, of Newco.

“Newco Disclosure Schedule” has the meaning set forth in the preamble to Article V

“Newco’s Environmental Assessment” has the meaning set forth in Section 6.10.

“Newco Monthly Financial Statements” has the meaning set forth in Section 6.12.

“Newco Preferred Stock” means shares of the preferred stock designated Series A Preferred Stock, par value $0.0001 per share, of Newco issued pursuant to the Certificate of Designation attached hereto as Exhibit A.

“Newco Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit E hereto to be executed by Newco and the other parties thereto at or prior to Closing.

“Newco Stockholder Agreement” means the Stockholder Agreement to be executed by Newco and the other parties thereto at or prior to Closing.

“Nonassignable Assets” has the meaning set forth in Section 2.5(b).

“Ongoing Costs” has the meaning set forth in Section 6.22.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company and its Subsidiaries or Newco and its Subsidiaries (as the case may be) in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement and shall include the activities of the Company and its Subsidiaries, Newco and its Subsidiaries and REG and its Subsidiaries undertaken in connection with their respective obligations under this Agreement.

“Organizational Documents” means the articles or certificate of incorporation and bylaws for a corporation, and the articles of organization or certificate of formation and operating agreement for a limited liability company, and all other documents necessary to meet the applicable Law for organization of the applicable entity type in its state of organization.

“Owned Property” has the meaning set forth in Section 4.10(a).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PBGC” has the meaning set forth in Section 4.14(e).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Exceptions” means (i) those matters set forth on Company Disclosure Schedule 1.1, (ii) statutory liens for Taxes, assessments or other governmental charges not yet payable or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens that do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in the Company’s books and records in accordance with GAAP; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect with respect to the Company; (v) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (vi) rights of tenants in possession under existing written leases listed on Company Disclosure Schedule 1.1.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Professional Service Providers” has the meaning set forth in Section 4.13(a)(xix).

“Purchase Price” has the meaning set forth in Section 3.3(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” means all Contracts of the Company related to the Business listed on Company Disclosure Schedule 1.1 other than the Excluded Contracts.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 5.3.

“Purchaser Plans” has the meaning set forth in Section 7.3.

“Qualified Plans” has the meaning set forth in Section 4.14(c).

“Real Property Leases” has the meaning set forth in Section 4.10(a).

“REG Distributed Shares” has the meaning set forth in Section 3.3(b).

“REG Merger Agreement” has the meaning set forth in the definition of Common Plan Agreements.

“REG Stockholders” means all of the holders of common stock and preferred stock of Renewable Energy Group, Inc. eligible to vote on the REG Merger Agreement and the Related Transactions.

“REG Stockholders Meeting” means the special meeting of REG Stockholders held pursuant to the REG Merger Agreement for the purpose of approval of the REG Merger Agreement.

“Related Persons” has the meaning set forth in Section 4.22.

“Related Transactions” means those transactions contemplated by the Common Plan Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 6.6(a).

“Restricted Business” has the meaning set forth in Section 6.7(a).

“Rule 145 Affiliates” has the meaning set forth in Section 6.17.

“Rule 145 Affiliate Agreements” means the Agreements in the form of Exhibit D to be executed at or prior to Closing pursuant to Section 6.17.

“Sarbanes Oxley Act” has the meaning set forth in Section 4.6(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Lender” has the meaning set forth in Section 8.2(m).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Superior Proposal” has the meaning set forth in Section 6.6(d).

“Takeover Proposal” has the meaning set forth in Section 6.6(d).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is (i) owned by the Company and related to the Business or (ii) used by the Company in connection with the Business, including, without limitation, all Software and other Technology developed by the Company and relating to employees and payroll.

“Termination Date” has the meaning set forth in Section 9.1.

“Termination Fee” has the meaning set forth in Section 9.4.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction” has the meaning set forth in Recitals.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Transferred Employees” has the meaning set forth in Section 7.1.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;

(d) any references herein to “Dollars” and “$” are to United States Dollars;

(e) any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;

(f) any references herein to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(g) any references herein to a statute means such statute as amended as of the Effective Date and, for purposes of the Closing hereunder, shall include such statute as amended or successor thereto effective as of the Closing Date;

(h) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(i) references herein to any gender includes the other gender; and

(j) references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.

Section 1.4 Interpretation. The headings and captions used in this Agreement and any Schedule or Exhibit hereto, in the table of contents or any index hereto are for convenience of reference only and do not a constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way effect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in the Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from the Company, and the Company shall sell, transfer, assign, convey and deliver to Purchaser all of the Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company related to the Business on the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the Books and Records of the Company (other than Excluded Assets), including each of the following assets:

(a) all cash and accounts receivable of the Company;

(b) all inventory used or useful in the Business;

(c) all tangible personal property used or useful in the Business, including Furniture and Equipment;

(d) all deposits (including customer deposits and security for rent, electricity, telephone, hedging contracts or otherwise) and prepaid charges and expenses, including any prepaid rent, of the Company;

(e) all rights of the Company under all Company Property (whether owned or leased), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f) the Intellectual Property and Technology of the Company;

(g) all rights of the Company under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

(h) all Books and Records of the Company and all other Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, Technology, personnel files for Employees, and all files, customer files and documents (including credit card information), supplier lists, records, literature and correspondence, whether or not physically located on any of the Company Property, but excluding those documents referred to in Section 2.2(b) below;

(i) all assets of any trust attributable to Employees and Former Employees in connection with any Employee Benefit Plan;

(j) all Permits, including Environmental Permits, used by the Company in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights and incidents of interest therein;

(k) all raw materials and supplies owned by the Company and used in connection with the Business;

(l) all rights of the Company under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Former Employees, Employees and agents of the Company or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(m) all rights of the Company under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any Purchased Asset;

(n) all work-in-process;

(o) all other assets reflected on the Company Balance Sheet;

(p) all claims, choses-in-action and rights in litigation and settlements in respect thereof;

(q) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(r) all incentives from any Governmental Authority related to the Facility;

(s) all shares of capital stock or other equity securities held by the Company with respect to any other Person; and

(t) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Intellectual Property of the Company.

Section 2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Newco or Purchaser, and the Company shall retain right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) the Excluded Contracts;

(b) all Books and Records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records as are necessary to enable the Company to file tax returns and reports and to fulfill its reporting obligations under applicable securities laws; and

(c) all membership interests (units) or other equity securities of the Company.

Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, the following liabilities of the Company, (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Company under the Purchased Contracts excluding the Excluded Liabilities;

(b) all accounts payable incurred in the Ordinary Course of Business to the extent reflected on the Final Closing Balance Sheet or incurred in the Ordinary Course of Business between the date of the Final Closing Balance Sheet and Closing, excluding the Excluded Liabilities;

(c) all Liabilities arising out of, under or in connection with any Indebtedness of the Company to the extent reflected on the Final Closing Balance Sheet or incurred in the Ordinary Course of Business between the date of the Final Closing Balance Sheet and Closing, excluding the Excluded Liabilities;

(d) all Liabilities, including reserves therefor, to the extent reflected in the Final Closing Balance Sheet, excluding the Excluded Liabilities;

(e) all Liabilities in respect of any products sold by the Company on or before the Closing Date pursuant to the MOSA;

(f) all Liabilities to third parties other than the Company or its members occurring as a result of the breach by REG or any of its Affiliates of its or their obligations under the MOSA; and

(g) all Ongoing Costs.

Section 2.4 Excluded Liabilities. Neither Newco nor Purchaser will assume or be liable for any Excluded Liabilities. The Company shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Company arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of the Company other than the Assumed Liabilities. Excluded Liabilities shall include, but not be limited to, the following Liabilities and in no event shall Newco or Purchaser assume any liability for the matters set out in this Section 2.4 except those Liabilities, including reserves therefor, to the extent reflected in the Final Closing Balance Sheet.

(a) except to the extent specifically provided in Article VII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services, by the Company of any of its Affiliates of any individual on or before the Closing Date; (ii) workers’ compensation claims against the Company that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Employee Benefit Plan;

(b) all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Company accruing under such Contracts with respect to any period prior to Closing;

(c) all Liabilities for (i) Taxes of the Company or any Subsidiary (or any predecessor thereof), (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to the Company pursuant to Section 10.2, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(d) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, except as provided in Section 2.3(f) hereof, or (ii) any Excluded Asset;

(e) all Environmental Costs and Liabilities of the Company or relating to the Purchased Assets;

(f) all Liabilities or obligations of the Company relating to the business, operations, assets or Liabilities of any Subsidiary or former Subsidiary of the Company based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date; and

(g) all Liabilities of the Company or its officers or directors to the holders of the membership or other equity interests of the Company.

Section 2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Company Documents and to assure fully to the Company and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Company shall use its commercially reasonable efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Company in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the Company’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Company shall take or cause to be taken at the Company’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Company shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets less the amount of any expenses incurred by the Company in connection with the collection. As of and from the Closing Date, the Company authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of the Company under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto.

Section 2.6 Bulk-Sales Laws. Purchaser hereby waives compliance by the Company with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that, except with respect to the Assumed Liabilities, the Company agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless Purchaser from and against any and all such claims and (c) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article X and not by this Section  2.6.

Section 2.7 Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from the Company with respect to any Excluded Liabilities which are not paid by the Company within five (5) Business Days following written request for payment from Purchaser; provided, however, that if the Company advises Purchaser in writing during such five (5) Business Day period that a good faith payment dispute exists or the Company has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. The Company agrees to reimburse Purchaser promptly and in any event within five (5) Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.7. Payment under this Section 2.7 shall be made promptly and in full.

Section 2.8 Proration of Certain Expenses. Subject to Section 2.4(c) and Section 10.2 with respect to Taxes, all expenses and other payments in respect of the Owned Property and all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between the Company, on the one hand, and Purchaser, on the other hand, as of the Closing Date. The Company shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to the Company for the Company’s share of such expenses and the Company shall pay the full amount of any invoices received by it and Purchaser shall reimburse the Company for Purchaser’s share of such expenses.

Section 2.9 Accounts Receivable. The Company shall provide commercially reasonable assistance to Purchaser in the collection of accounts receivable. If the Company shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then the Company shall promptly forward such payment to Purchaser.

ARTICLE III

CLOSING; CONSIDERATION

Section 3.1 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Nyemaster, Goode, West, Hansell & O’Brien, P.C. located at 700 Walnut Street, Suite 1600, Des Moines, Iowa 50309 (or at such other place as the parties may designate in writing) at 10:00 a.m. (central standard time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

Section 3.2 Procedure at Closing.

(a) At the Closing, the parties agree that the following shall occur:

(i) each of the conditions precedent (as applicable) in Section 8.1 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by Purchaser;

(ii) each of the conditions precedent (as applicable) in Section 8.2 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by the Company;

(iii) an appropriate notation shall be made on the books and records of Newco as to the Newco Common Stock and the Newco Preferred Stock issued to the Company Unitholders at the Closing pursuant to the terms hereof and Newco shall issue and deliver the Newco Common Stock and the Newco Preferred Stock to the Company for distribution to the Company Unitholders as set forth herein; and

(iv) all of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties’ respective counsel.

Section 3.3 Consideration.

(a) Consideration. In consideration of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof, Newco shall issue and deliver to the Company, free and clear of any Liens except as provided in the Certificate of Incorporation, this Agreement and under applicable state and federal securities laws, in the manner and subject to the conditions set forth below, the following (in the aggregate, the “Purchase Price”):

(i) Four Million Four Hundred Fourteen Thousand Three Hundred Forty-Five (4,414,345) shares of Newco Common Stock, as adjusted for (A) any post-Effective Date dividend, stock split, recapitalization or reorganization of Newco and (B) fractional shares as set forth in subsection (iii) below, by delivery of Newco Common Stock certificates to the Company for delivery to the Company Unitholders as set forth herein; and

(ii) One Hundred Sixty-Four Thousand One Hundred Ninety-Seven(164,197) shares of Newco Preferred Stock, as adjusted for (A) any post-Effective Date dividend, stock split, recapitalization or reorganization of Newco and (B) fractional shares as set forth in subsection (iii) below, by delivery of Newco Preferred Stock certificates to the Company for delivery to the Company Unitholders as set forth herein.

(iii) Fractional Shares. Any fractional share of Newco Common Stock or of Newco Preferred Stock issuable to a Company Unitholder as a consequence of the determination of the Purchase Price for such holder in accordance with Sections 3.3(a)(i)-(ii) shall be rounded up to the next full share of Newco Common Stock or Newco Parent Stock, as the case may be, and the total number of shares of Newco Common Stock and Newco Preferred Stock issued as a consequence of such rounding up shall be considered part of the Purchase Price for purposes of this Section 3.3(a) and the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable after the Closing Date, Newco shall deliver to the Company certificates representing the Newco Common Stock and Newco Preferred Stock constituting the Purchase Price registered in the names of the holders of record of the outstanding membership units of the Company set forth on Company Disclosure Schedule 3.3(b) (the “Company Unitholders”), pro rata in accordance with their capital accounts and adjusted as set forth in this Section 3.3, and the Company shall promptly distribute such certificates to the Company Unitholders, subject to any holdback of shares of Newco Common Stock or Newco Preferred Stock deemed necessary or appropriate by the Board of Directors of the Company in order to satisfy potential claims against the Company; provided that (i) any Newco Common Stock or Newco Preferred Stock distributed to REG or any Subsidiaries of REG by the Company or any shares or other securities issued with respect to or in exchange for such shares when held by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, (together, “REG Distributed Shares”) shall not be entitled to vote on any matter submitted to a vote of the shareholders of Newco; and (ii) any dividend, whether in cash, securities or other property, received by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, with respect to any REG Distributed Shares shall be dividended by such recipient to Newco provided such a dividend is allowable under the General Corporation Law of the State of Delaware. These restrictions shall not apply to any transferee of any REG Distributed Shares except any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, nor shall these restrictions apply in the event that more than fifty percent (50%) of the voting equity securities of the beneficial owner of the REG Distributed Shares are no longer owned, directly or indirectly, through one or more intermediaries, by Newco. The REG Distributed Shares shall not be sold, assigned or otherwise transferred by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, without the prior approval of the Board of Directors of Newco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco and Purchaser that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Newco and Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”); provided, however, all representations and warranties by the Company are subject to the qualification that it shall not be a breach of any such representation or warranty to the extent Newco, Purchaser or REG has Knowledge of such breach on the Effective Date:

Section 4.1 Organization and Existence; No Subsidiaries.

(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has delivered to Newco true, complete and correct copies of its operating agreement as in effect on the date hereof.

(b) Except as set forth on Company Disclosure Schedule 4.1(b), the Company does not, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of the Company had any operations, business, Liabilities or other activities that would create a Liability on the part of the Company.

Section 4.2 Authorization of Agreement.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and, subject to obtaining the Company Unitholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Directors, and except for obtaining the Company Unitholder Approval, no other action on the part of the Company as an Iowa limited liability company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Newco, Purchaser and REG and receipt of the Company Unitholder Approval) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of the Company in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of equity of the Company which is necessary to adopt this Agreement and approve the transactions contemplated hereby (the “Company Unitholder Approval”); provided, however, the distribution of the Newco Common Stock and Newco Preferred Stock to the Company Unitholders in connection with the dissolution of the Company, which is not a condition to Closing, will require the affirmative vote of the Company Unitholders holding seventy-five percent (75%) of the outstanding membership units of the Company in favor of the adoption of this Agreement and the dissolution of the Company. None of the Organizational Documents of the Company, other Documents between the Company and the Company Unitholders, or applicable Law grant, provide for, or establish dissenter’s appraisal rights with respect to the Transaction.

Section 4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Company Disclosure Schedule 4.3(a), and assuming the Company Unitholder Approval is obtained and the filings and actions referred to in Sections 4.3(b)(ii)(A) & (B) are made to the extent necessary and the related regulatory requirements are satisfied, none of the execution and delivery by the Company of this Agreement or by the Company of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the operating agreement of the Company; (ii) any Purchased Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company, except (A) for the filing with the SEC of the Form S-4, the Joint Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (B) for filings required under and compliance with the applicable requirements of the HSR Act, (C) as set forth on Company Disclosure Schedule 4.3(b) and (D) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 4.4 Financial Statements.

(a) The Company has delivered to Purchaser copies of (i) the audited balance sheets of the Company as at September 30, 2008, September 30, 2007 and September 30, 2006 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2009 and the related statement of income and cash flows of the Company for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of the Company as at March 31, 2009 is referred to as the “Balance Sheet” and March 31, 2009 is referred to as the “Balance Sheet Date.”

(b) The Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) The Company has established and maintains disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

(e) The Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company’s accountants. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.5 No Undisclosed Liabilities. Except as set forth on Company Disclosure Schedule 4.5, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to the Company.

Section 4.6 SEC Documents; Regulatory Reports; Sarbanes Oxley Act.

(a) SEC Documents. The Company and its Subsidiaries have filed or furnished all required reports, schedules, registration statements and other documents and exhibits thereto with or to the SEC since December 31, 2005 and through the Business Day prior to the date of this Agreement (the “Company SEC Documents”) except as set forth on Company Disclosure Schedule 4.6. As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries, included in the Company SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or , in the case of unaudited statements, as permitted by the requirements of Form 10-Q promulgated by the SEC and the requirements of Regulation S-X promulgated by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries (in the case of Company SEC Documents filed by the Company) or the entities purported to be presented therein (in the case of Company SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholder’s equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments as permitted by Form 10-Q and Regulation S-X or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company).

(b) Regulatory Reports. Other than the Company SEC Documents above, the Company and each of its Subsidiaries have timely filed (after taking into account all grace periods or extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities reflected on the Balance Sheet, (iii) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice, (iv) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby and (v) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and its Subsidiaries do not have, and since the Balance Sheet Date, the Company and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).

(d) The Company and its Subsidiaries are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes Oxley Act”), except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company, its Subsidiaries nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company or of any of its Subsidiaries.

(e) The principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents.

The Company has made available to Purchaser a summary of any disclosure made by the management of the Company to the Company’s independent auditors and the audit committee of the Board of Directors of the Company since December 31, 2005 referred to in such certificates.

(f) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely effect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial report required to be disclosed in any Company SEC Documents has been so disclosed.

(g) Since December 31, 2005 (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegations, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by the Company or the officers, directors, employees or agents of the Company to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

Section 4.7 Title to Purchased Assets; Sufficiency. The Company owns and has good title to each of the Purchased Assets (except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company) free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets and properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Company.

Section 4.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.8, since the Balance Sheet Date, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date or as set forth on Company Disclosure Schedule 4.8:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses except shrinkage of biodiesel inventory in the Ordinary Course of Business;

(b) other than in the Ordinary Course of Business, the Company has not awarded or paid any bonuses to Former Employees or Employees of the Company, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, long-term incentive, severance, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(c) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(d) the Company has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount;

(e) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than advances to Employees in the Ordinary Course of Business;

(f) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, subjected to any Lien or otherwise disposed of in the Ordinary Course of Business;

(g) the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(h) the Company has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(i) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(j) the Company has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by the Company for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;

(k) the Company has not instituted or settled any material Legal Proceeding resulting in or which may result in a loss of revenue in excess of $10,000 individually or in amounts exceeding $50,000 in the aggregate;

(l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Technology of the Company;

(m) the Company has not made any loan to, or entered into any other transaction with, any of its unitholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(n) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section  4.8.

Section 4.9 Taxes.

(a)(i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other material Taxes payable by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of the Company.

(b) The Company has delivered to Purchaser or REG complete copies of (i) all income, franchise and all other material Tax Returns of or including the Company and any Subsidiary relating to the taxable periods ending on or after December 31, 2004 and (ii) any audit report issued after December 31, 2004 relating to any Taxes due from or with respect to the Company or any Subsidiary.

(c) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no audits or investigations of the Company or any Subsidiary by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(e) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(f) Neither the Company nor any Subsidiary nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary that would be binding on Newco or Purchaser after the Closing Date, (ii) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of any income, franchise or other material Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that would be binding on Newco or Purchaser after the Closing Date.

(g) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) No Contract is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Newco or Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code or be subject to Section 4999 of the Code.

(i) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

(j) Since its inception, the Company has (i) been properly treated as a partnership for Federal, state and local income Tax purposes, and has not made an election, by IRS Form 8832 or otherwise, to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(k) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(l) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or any comparable ruling of any Taxing Authority that would be binding on Newco or Purchaser after the Closing Date.

(m) None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(n) Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common buyer.

(o) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) Neither the Company nor any Subsidiary has or has ever had a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.

(r) The Company has not participated in any “reportable transaction” as defined in Treasury regulation Section 1.6011-4(b).

Notwithstanding the foregoing, for purposes of this Section 4.9, any reference to the Company or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into the Company or any Subsidiary.

Section 4.10 Real Property.

(a) Company Disclosure Schedule 4.10(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including easements appurtenant thereto, owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by the Company as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The properties listed on Company Disclosure Schedule 4.10(a)(i)(B) are referred to herein as the “Excluded Properties.” The Company has good and marketable fee title to all Owned Property (other than the owned Excluded Properties), free and clear of all Liens of any nature whatsoever, except

(A) those Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A) and (B) Permitted Exceptions. The Company Properties and the Excluded Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of the Company and which are necessary for the continued operation of the Business of the Company as the Business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Company taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. Except as set forth on Company Disclosure Schedule 4.10(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 4.10(a)(iii).

(b) Except as set forth on Company Disclosure Schedule 4.10(b), (i) the Company has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases (other than the leased Excluded Properties) under which it is a lessee or licensee, free and clear of all Liens other than Permitted Exceptions, (ii) each of the Real Property Leases is in full force and effect, (iii) the Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. The Company has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and the Company is not aware of any facts that would cause a denial of any renewal application.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) Except as to the Excluded Assets or as set forth on Company Disclosure Schedule 4.10(f), the Company does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the Company Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

(g) With respect to each parcel of the Company Property and the buildings, structures, improvements and fixtures thereon:

(i) Except for assessments occurring on a regular basis in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Property that is reasonably expected to increase the real estate tax assessment for such properties.

(ii) There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Company Property. The uses for which each parcel of the Company Property is zoned do not restrict, or in any manner impair, the current use of the Company Property. Neither the Company nor its Subsidiaries have received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Company Property.

(iii) All buildings, structures and other improvements on the Company Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Company Property, are located completely within the boundary lines of the Company Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Company Property.

(iv) The use of the Company Properties, or any portion thereof, in the Business does not violate or conflict with (A) any covenants, conditions or restrictions applicable thereto or (B) the terms and provisions of any contractual obligations relating thereto.

(v) The Company or its Subsidiaries have good and valid rights of ingress and egress to and from all of the Company Property (including between separate parcels included within the Company Property) from and to any rail lines, rail spurs, pipelines and the public street systems for all usual street, road, shipping, transport, storage, docking and utility purposes and other purposes necessary or incidental to the operation of the Business.

(vi) All utilities required for or useful in the operation of the Business either enter the Company Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Company Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Company Property. Adequate sewage and water systems and connections are available to the Company Property as currently operated.

Section 4.11 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property used in the Business by the Company (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all materials respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.

(b) Company Disclosure Schedule 4.11 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.12 Intellectual Property.

(a) Company Disclosure Schedule 4.12(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or registered to the Company and included in the Intellectual Property. Company Disclosure Schedule 4.12(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Company Disclosure Schedule 4.12(b), the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Intellectual Property listed in Company Disclosure Schedule 4.12(a). To the Knowledge of the Company, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property and all Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for those specified Intellectual Property Licenses included in Company Disclosure Schedule 4.13(a) and except for Permitted Exceptions).

(c) The Intellectual Property, the Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any intellectual property, proprietary or other right of any Person. The Intellectual Property, the Technology and the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the Business in the manner in which such Business is currently being conducted.

(d) To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Intellectual Property or Technology of the Company. No such claims have been made against any Person by the Company.

(e) The Company has taken adequate security measures to protect the confidentiality and value of all the material Trade Secrets included in the Intellectual Property and any other non-public, proprietary information included in the Technology, which measures are reasonable in the industry in which the Business operates.

(f) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property or Technology. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge. To the Knowledge of the Company, the Intellectual Property and Technology, and all of the Company’s rights in and to the Intellectual Property and Technology, are valid and enforceable.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Newco or Purchaser’s right to own or use any of the Intellectual Property or Technology.

(h) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Intellectual Property or Technology of the Company to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

(i) Company Disclosure Schedule 4.12(i) sets forth a complete and accurate list of (i) all Software included in the Technology developed by or for the Company, (ii) all Software exclusively owned by the Company that is not included in the Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000). The Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company and included in the Technology.

(j) The Company has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company and included in the Technology of the Company. The Company is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

Section 4.13 Material Contracts.

(a) Company Disclosure Schedule 4.13(a) sets forth, by reference to the applicable subsection of this Section 4.13(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, member or Affiliate of the Company;

(ii) Contracts with any labor union or association representing any Employee of the Company;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) each purchase Contract giving rise to Liabilities of the Company in excess of $25,000;

(ix) each Contract providing for payments by or to the Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(x) all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which the Company has made advances or loans to any other Person, except advances to Employees of the Company in the Ordinary Course of Business;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $50,000 that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof unless in the Ordinary Course of Business;

(xvii) all Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $1,000);

(xviii) incentives, grants or other agreements from or with any Governmental Authority;

(xix) Contracts for services from lawyers, accountants, financial advisors and consultants (“Professional Service Providers”); and

(xx) Contracts that are otherwise material to the Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Company Disclosure Schedule 4.13(b), continue in full force and effect without penalty or other adverse consequence. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. Notwithstanding the generality of the foregoing, the Company is not in material default under the MOSA nor, to the Knowledge of the Company, is any other party to the MOSA in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Company has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. The Company is not and at Closing shall not be, obligated to make any payments to Professional Service Providers related to the Transaction, the wind down and liquidation of the Business or otherwise other than as set forth on Company Disclosure Schedule 4.13(a)(xix) or as approved by Newco.

(c) Company Disclosure Schedule 4.13(c) sets forth a complete and accurate list of all consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.

Section 4.14 Employee Benefits.

(a) Company Disclosure Schedule 4.14(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Neither the Company nor any ERISA Affiliate is a party to or bound by any multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to Purchaser: (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Company Disclosure Schedule 4.14(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) Except as reserved against or accrued on the Balance Sheet, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid on or before the Closing Date.

(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the combination of the fair market value of the assets of each such plan plus the liabilities accrued on the Balance Sheet. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary (subject to COBRA subsidy requirements).

(i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Company Disclosure Schedule 4.14(k).

(l) The Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m) Neither the Company nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) Neither the Company, any ERISA Affiliate nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p) Except as set forth on Company Disclosure Schedule 4.14(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of the Company; (ii) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q) The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

(r) No stock or other security issued by the Company forms or has formed a part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee.

Section 4.15 Labor.

(a) Except as set forth on Company Disclosure Schedule 4.15(a) (the “Labor Contracts”), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of the Company. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Company Disclosure Schedule 4.15(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Company Disclosure Schedule 4.15(b), no Employees are represented by any labor organization. No labor organization or group of Employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or Former Employee.

(d) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by the Company. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.

Section 4.16 Litigation. Except as set forth in Company Disclosure Schedule 4.16, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Company Disclosure Schedule 4.16, the Company is not subject to any Order, settlement agreement or stipulation and the Company is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Company Disclosure Schedule 4.16, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with Laws; Permits.

(a) Except as set forth on Company Disclosure Schedule 4.17(a), the Company is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. Except as set forth on Company Disclosure Schedule 4.17(a), the Company has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Company Disclosure Schedule 4.17(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (the “Company Permits”) as kept by the Company’s general manager and produced to the Company. The Company currently has all material Permits that are required for the operation of the Business as presently conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.

Section 4.18 Environmental Matters. Except as set forth on Company Disclosure Schedule 4.18 hereto and except as could not reasonably be expected to have a Material Adverse Effect with respect to the Company:

(a) the operations of the Company, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business, the Company is not the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim is pending or to the Knowledge of the Company, threatened against the Company, alleging, with respect to the Business, that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company and environmental matters;

(g) there is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by the Company during the Company’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(h) the Company with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Company, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(i) the Company has made available to Purchaser all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company.

Section 4.19 Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary in the biodiesel production industry for the business, assets and properties of the Company. Set forth in Company Disclosure Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Company Disclosure Schedule 4.19, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Company Disclosure Schedule 4.19, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 4.20 Inventories. The inventories of the Company reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

Section 4.21 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

Section 4.22 Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.22, no Employee, officer, unitholder or member of the Board of Managers of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.23 Product Warranty; Product Liability.

(a) Except as set forth on Company Disclosure Schedule 4.23, the products produced, sold or delivered by the Company in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Company’s Knowledge, the Company has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

(b) The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company.

Section 4.24 Banks. Company Disclosure Schedule 4.24 contains a complete and correct list of (a) the names and locations of all banks in which the Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Company Disclosure Schedule 4.24, no person holds a power of attorney to act on behalf of the Company.

Section 4.25 Full Disclosure. No representation or warranty of the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company to Newco, Purchaser, or REG pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Company has not disclosed to Newco or Purchaser in writing which could reasonably be expected to lead Newco or Purchaser to conclude that a Material Adverse Effect with respect to the Company had occurred or was imminent.

Section 4.26 Financial Advisors. Except as set forth on Company Disclosure Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 4.26 shall be paid by the Company.

Section 4.27 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company, has directly or indirectly

(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

Section 4.28 Information Supplied. Subject to the accuracy of the representations and warranties of Newco and Purchaser set forth in Section 5.9, none of the information related to the Company supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion in (a) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of shares of Newco Common Stock and Newco Preferred Stock hereunder (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement relating to the Company Unitholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement”) will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cooperate with Newco in order that the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Newco, Purchaser and/or REG for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.29 The Company’s Financial Condition. Except as set forth on Company Disclosure Schedule 4.29, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, in respect of the Company or any of its assets or properties are pending, or to the Knowledge of the Company, threatened, and the Company has not made any assignment for the benefit of creditors, nor taken any action with a view to the institution of any such insolvency proceedings.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWCO AND PURCHASER

Each of Newco, Purchaser, and REG hereby represents and warrants to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Newco, REG and Purchaser to the Company simultaneously with the execution of this Agreement (the “Newco Disclosure Schedule”):

Section 5.1 Organization and Good Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Newco and Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a

Material Adverse Effect with respect to Newco or Purchaser. Attached hereto as exhibits are true, correct and complete copies of (i) the Certificate of Incorporation of Newco (Exhibit B), (ii) the Preferred Stock Certificate of Designation of Newco (Exhibit A), and (iii) Bylaws of Newco (Exhibit C), each as in effect on the Effective Date. Purchaser has delivered to the Company true, complete and correct copies of its operating agreement as in effect on the date hereof. Between the date hereof and the Closing, without the prior consent of the Company (i) Newco shall not amend its Certificate of Incorporation, Preferred Stock Certificate of Designation or Bylaws, and (ii) Purchaser shall not amend the operating agreement of Purchaser.

(b) Newco is the owner of all of the issued and outstanding membership/equity interests of Purchaser. Other than the foregoing and except as set forth on Newco Disclosure Schedule 5.1(b), neither Newco nor Purchaser, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of Newco or Purchaser had any operations, business, Liabilities or other activities that would create a Liability on the part of the Newco or Purchaser.

Section 5.2 Capital Structure. The authorized capital stock of Newco consists of 140,000,000 shares of Newco Common Stock and 60,000,000 shares of Newco Preferred Stock, 14,000,000 shares of which have been designated Series A Preferred Stock. At the close of business on the Effective Date and immediately prior to Closing, (i) 100 shares of Newco Common Stock were issued and outstanding, and (ii) no shares of Newco Preferred Stock were issued or outstanding. Newco Disclosure Schedule 5.2(i) sets forth the name of each shareholder of Newco and the number of shares of Newco Common Stock and the number of shares of Newco Preferred Stock held by each shareholder as of the Effective Date and as anticipated as of the Closing Date assuming the Closing of each of the Common Plan Agreements and further referencing that, immediately prior to the Closing of the REG Merger Agreement, the USBG Shares (as defined in the REG Merger Agreement) shall be exchanged for 700,000 shares of REG Series BB Preferred Stock in consideration of the modification as a result of the transactions contemplated by the REG Merger Agreement of the terms of the REG Series AA Preferred Stock and REG Series BB Preferred Stock held by the USBG Group (as defined in the REG Merger Agreement) and the waiver of the accrued dividend thereon. All shares of Newco Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Newco and this Agreement and under applicable federal and state securities laws) and free of preemptive rights, and all shares of Newco Preferred Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Newco and this Agreement and under applicable federal and state securities laws) and free of preemptive rights. Except as set forth on Newco Disclosure Schedule 5.2(ii), as of the date of this Agreement and as of the Closing Date there are not any shares of capital stock, voting securities or equity interests of Newco or Purchaser issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Newco or Purchaser, including any representing the right to purchase or otherwise receive any Newco Common Stock or Newco Preferred Stock. Except as provided on Newco Disclosure Schedule 5.2(iii), as of the date of this Agreement and as of the Closing Date, (i) there are no pre-emptive rights or other similar agreements or understandings for the purchase or acquisition of any securities of Newco or Purchaser, (ii) there are no registration rights agreements or similar understanding regarding the registration of any securities of Newco or Purchaser, and (iii) the Newco Common Stock, the Newco Preferred Stock, and the membership/ownership interests of Purchaser are not subject to any voting trusts, voting agreements or other similar agreements or understandings.

Section 5.3 Authorization of Agreement. Each of Newco, REG and Purchaser has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Newco, REG or Purchaser in connection with the consummation of the transactions contemplated hereby and thereby

(the “Purchaser Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Newco, REG and Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each of Newco, REG and Purchaser, and no other corporate action on behalf of Newco, REG or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Newco, REG and Purchaser, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Newco, REG and Purchaser, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Newco Disclosure Schedule 5.4, and assuming the filings referred to in Sections 5.4(b)(i) & (ii) are made, none of the execution and delivery by Newco, REG or Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Newco, REG and Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Newco, REG or Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in creation of any Liens upon any of the properties or assets of Newco or Purchaser under any provision of (i) the Organizational Documents of Newco, REG or Purchaser; (ii) any Contract or Permit to which Newco, REG or Purchaser is a party or by which any of the properties or assets of Newco, REG or Purchaser are bound; (iii) any Order of any Governmental Authority applicable to Newco, REG or Purchaser or by which any of the properties or assets of Newco, REG or Purchaser are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Newco, REG or Purchaser in connection with (i) the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Newco, REG or Purchaser with any of the provisions hereof or thereof, (ii) the consummation of the transactions contemplated hereby and thereby or the taking by Newco, REG or Purchaser of any other action contemplated hereby or thereby, or (iii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Newco, REG or Purchaser, except for (a) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements, of the Securities Act and the Exchange Act and applicable state securities laws and regulations, (b) filings which may be required under and compliance with the applicable requirements of the HSR Act and (c) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Newco, REG or Purchaser.

Section 5.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Newco, REG and Purchaser, threatened against Newco, REG or Purchaser (or to the Knowledge of Newco, REG or Purchaser, pending or threatened against any of the officers, directors or key employees of Newco, REG or Purchaser with respect to their business activities on behalf of Newco, REG or Purchaser), or to which Newco, REG or Purchaser are otherwise a party, before any Governmental Authority; nor to the Knowledge of Newco, REG or Purchaser is there any reasonable basis for any such Legal Proceeding. Neither Newco, REG nor Purchaser is subject to any Order, settlement agreement or stipulation and neither are any of the foregoing in breach or violation of any Order, settlement agreement or stipulation. There are no Legal Proceedings pending or, to the Knowledge of Newco, REG or Purchaser, threatened against Newco, REG or Purchaser or to which any of the foregoing is otherwise a party relating to this Agreement or any Purchaser Document, or that are reasonably likely to prohibit or restrain the ability of Newco, REG or Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.6 Financial Advisors. Except as set forth on Newco Disclosure Schedule 5.6 (whose fees and expenses shall be paid by Newco), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Newco, REG or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.7 Voting Requirements. No vote of stockholders of Newco or the holders of the membership/ownership interests of Purchaser is necessary to approve the transactions contemplated hereby.

Section 5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.25, none of the information supplied (or to be supplied) in writing by or on behalf of Newco, REG or Purchaser specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither Newco, REG nor Purchaser makes any representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.

Section 5.9 Full Disclosure. No representation or warranty of Newco, REG or Purchaser contained in this Agreement or any of the Purchaser Documents and no written statement made by or on behalf of Newco, REG or Purchaser to the Company pursuant to this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Newco, REG or Purchaser has not disclosed to the Company in writing which could reasonably be expected to lead the Company to conclude that a Material Adverse Effect with respect to Newco, REG or Purchaser had occurred or was imminent.

Section 5.10 Beneficiary of REG Representations. The Company shall be a beneficiary of the representations and warranties of REG including the related deliveries described therein, set forth in Sections 4.1 through 4.29 of the REG Merger Agreement subject to Section 12.1 hereof. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such representations and warranties shall be delivered by REG to the Company and shall be applicable to such representations and warranties upon the execution of this Agreement. No amendment, waiver or consent relating to such representations and warranties shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. The Company shall afford to Newco, Purchaser and REG and its and their accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the

Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), Books and Records, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company as Newco, Purchaser or REG shall reasonably request in connection with the transactions contemplated herein, including preparation of the Form S-4; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Similarly, Newco, Purchaser and REG shall afford to the Company and its and their accountants, counsel, financial advisors, environmental consultants and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to Closing, to their respective properties and facilities, Books and Records, financial information, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Newco, Purchaser and REG as the Company shall reasonably request in connection with the transactions contemplated herein; provided, however, such investigation shall not unreasonably disrupt the operations of Newco, Purchaser or REG. Prior to the Closing, each party hereto shall generally keep the other parties informed as to all material matters involving the operations and businesses of each other. The Company shall authorize and direct the appropriate directors, managers, officers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of Newco, Purchaser and REG and their prospective lenders or placement agents and other financial sources. Newco, Purchaser and REG shall authorize and direct the appropriate directors, managers, officers and employees of Newco, Purchaser and REG to discuss matters involving the operations and business of Newco, Purchaser and REG with representatives of the Company and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, any party hereto in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated June    , 2008 by and among REG and the Company and the Addendum to Confidentiality Agreement dated December 8, 2008 by and among REG and the Company (collectively the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the Closing pursuant to the terms thereof; provided that Newco and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Financing. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law or any Contract which may restrict the Company’s disclosure. Newco, Purchaser and REG shall arrange with the parties to the Common Plan Agreements (other than REG) to provide the Company access to information regarding such parties on terms substantially similar to those relating to the Company’s access to information regarding Newco, Purchaser and REG provided by this Section 6.1.

Section 6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Newco, between the date hereof and the Closing, the Company shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company consistent with past practice, and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)(A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities set forth on the Balance Sheet in the Ordinary Course of Business utilizing normal procedures and without discounting or accelerating payment of such accounts or Liabilities utilizing all available cash and any available line of credit, and (C) comply with all contractual and other obligations of the Company;

(v) comply with the capital expenditure plan of the Company for 2009 set forth on Company Disclosure Schedule 6.2(a)(v), including making such capital expenditures in the amounts and at the times set forth in such plan;

(vi) comply in all material respects with all applicable Laws;

(vii) take steps to renew all Permits in a timely manner prior to their lapse; and

(viii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property of the Company.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Newco, the Company shall not:

(i)(A) increase the salary or other compensation of any director or Employee of the Company except for normal year-end increases in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or amend any such agreement) to which the Company is a party; or (E) pay or make any dividend or distribution of cash or other property with respect to the units or other equity interests of the Company;

(ii)(A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except (u) the Indebtedness related to the Permitted Exceptions, (x) the Indebtedness reflected in the Balance Sheet, (y) the Indebtedness incurred in the Ordinary Course of Business since the Balance Sheet Date, or (z) the Indebtedness set forth on Company Disclosure Schedule 4.5; (B) except in the Ordinary Course of Business, pay, prepay, accelerate, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (C) materially modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person;

(iii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the Purchased Assets;

(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of the Company;

(v) except as provided in Section 6.6 hereof, enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;

(vi) cancel or compromise any debt or claim, or waive or release any material right of the Company except in the Ordinary Course of Business;

(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;

(viii) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the

Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(ix) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(x) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Newco or Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xii) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv) amend the operating agreement of the Company;

(xvi) agree to materially increase Liabilities from the amounts set forth on the Balance Sheet except in the Ordinary Course of Business under loan or credit agreements or arrangements up to the maximum amounts and other terms as in effect on the date of this Agreement; or

(xvii) agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Company in this Agreement or any of the Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect with respect to the Company.

Section 6.3 Consents. Newco, Purchaser, REG and the Company shall each use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement as set forth on Company Disclosure Schedule 6.3, including the consents, waivers, approvals and notices referred to in Section 4.3(b) and Section 5.4(b) hereof (except for such matters covered by Section 6.4, which are covered in that Section). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to each party hereto, and executed counterparts of such consents, waivers and approvals shall be delivered to each party hereto promptly after receipt thereof, and copies of such notices shall be delivered to each party hereto promptly after the making thereof.

Section 6.4 Regulatory Approvals.

(a) Each of Newco, Purchaser, REG and the Company shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby and by the Common Plan Agreements, as appropriate, as promptly as practicable, including seeking early termination, and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Newco shall be responsible for all filing fees and expenses associated with the required filings under the HSR Act and all responses to any request by the FTC, the Antitrust Division or any other Governmental Authority. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b) Each of Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Newco and the Company decide that litigation is not in their respective best interests. Each of Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Newco, Purchaser or the Company nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 6.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) to agree to any limitation on the operation or conduct of the Business, or (v) to waive any of the conditions to this Agreement set forth in Section 8.1 or 8.2.

Section 6.5 Further Assurances. Subject to, and not in limitation of, Section 6.4, each of the Company, Newco, REG and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement, including, without limitation, execution and delivery of the bill of sale and other documents and instruments of transfer, deeds, consents, waivers and approvals, assignment and assumption agreements, power of attorney, MOSA termination, releases, the Registration Rights Agreement and the Rule 145 Agreements to which the Company, Newco, REG and/or Purchaser is a party.

Section 6.6 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s unitholders under Iowa law, then the Company may, at any time prior to obtaining the Company Unitholder Approval (but in no event after obtaining the Company Unitholder Approval) and after providing Newco not less than two (2) Business Days written notice of its intention to take such actions (A) furnish information with respect to the Company to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Newco of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Newco all such information not previously provided to Newco, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Representatives shall be deemed to be a breach of this Section 6.6 by the Company. The Company shall provide Newco with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 48 hours after the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly advise Newco orally, and within 48 hours advise Newco in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Newco, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Newco fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Newco with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.6(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newco or Purchaser, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.6(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or recommend a Takeover Proposal, if such Board determines in good faith that such Takeover Proposal is a Superior Proposal; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following Newco’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Newco that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account (i) any changes to the terms of this Agreement proposed by Newco in writing (in response to a Company Adverse Recommendation Notice or otherwise) and (ii) the amount of the Termination Fee and Expenses payable to Newco hereunder in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Newco and its Subsidiaries or REG and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company, or to merger or consolidate with the Company, made by a third party, which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to the Company’s unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Newco in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Section 6.7 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”). The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Newco, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the Closing Date to the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall: (i) cause, solicit, induce or encourage any Employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of the Company and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Newco, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Newco will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Newco may have hereunder or at law or in equity.

(d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(e) The Company shall use its commercially reasonable efforts to obtain the agreement of the Subsidiaries of the Company to the provisions of this Section 6.7 in form and content reasonably satisfactory to Newco.

Section 6.8 Preservation of Records. Newco agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to the Company or its members as may be reasonably required by the Company or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of the Company or any of its Affiliates or members or in order to enable the Company to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Newco wishes to destroy (or permit to be destroyed) such records after that time, Newco shall first give ninety (90) days prior written notice to the Company and the Company shall have the right at its option and expense, upon prior written notice given to Newco within that ninety-day period, to take possession of the records within one hundred eighty (180)  days after the date of such notice.

Section 6.9 Publicity. None of the Company, REG, Newco or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of REG, Newco, Purchaser or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Newco or the Company lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

Section 6.10 Environmental Matters.

(a) The Company shall permit, at Newco’s expense, Newco and Newco’s environmental consultant to conduct such investigations (including investigations known as “Phase I” Environmental Site Assessments and, only if mutually agreed to by the Company and Newco, “Phase II” Environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Newco, in its reasonable discretion, shall deem necessary or prudent (“Newco’s Environmental Assessment”). Newco’s Environmental Assessment shall be conducted, at Newco’s expense, by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company. Newco shall provide copies of reports and results of all investigations conducted by or on behalf of Newco promptly after receipt thereof. Newco shall be responsible for the repair of any damage (except as a result of any pre-existing contamination) caused by such investigations and shall restore the affected property or reimburse the Company for such damage and the repair and restoration thereof as reasonably determined by the Company. Newco shall indemnify the Company for any loss (except as a result of any pre-existing contamination), including claims of lessors and other parties, resulting from such investigations.

(b) The Company shall promptly file or cooperate with Newco in filing all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Newco shall cooperate in all reasonable respects with the Company with respect to such filings and Environmental permit activities.

Section 6.11 Cooperation with Indebtedness Renegotiation. The terms and conditions of the Indebtedness of the Company set forth on Company Disclosure Schedule 6.11 shall be renegotiated on terms and conditions deemed acceptable to REG in its sole discretion, and all such Indebtedness shall be assumed by Purchaser and not by Newco. The Company shall provide such assistance and cooperation as REG, Newco and their Affiliates may reasonably request in connection with the renegotiation of the Indebtedness of the Company, including (a) making senior management of the Company reasonably available for customary syndication presentations and meetings and presentations with rating agencies and lenders or other proposed financing sources and (b) cooperating with prospective lenders or other proposed financing sources in performing their due diligence.

Section 6.12 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Newco with (a) unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of the Company (such statements to be prepared by the Company in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) for such preceding month (such financial statements, the “Company Monthly Financial Statements”). At or as close to reasonably practicable prior to Closing, Company shall provide Parent with the Final Closing Balance Sheet. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month (or as soon as practicable if and when such financial statements are received by Newco or REG from the parties to the Common Plan Agreements other than REG) during the period from the date hereof to the Closing, Newco or REG shall provide the Company with unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of Newco, Purchaser and REG and the other respective parties to the Common Plan Agreements (such statements to be prepared in accordance with GAAP consistent with past practice in each case without footnotes) (such financial statements, the “Newco Monthly Financial Statements”); provided, however, the monthly financials for Newco, Purchaser and REG for February and March, 2009 shall not be required to be delivered until May 26, 2009.

Section 6.13 Notification of Certain Matters. The Company shall give notice to Newco and Newco and REG shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it or under any of the Common Plan Agreements by any of the other parties thereto to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or any of the other parties under any of the other Common Plan Agreements or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Newco, Purchaser or REG or any of the other parties under any of the other Common Plan Agreements related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 6.14 Newco Board of Directors. On the Closing Date, Newco shall take such actions as are reasonably necessary to elect the nominee of the Company designated by the Company prior to Closing, to Newco’s Board of Directors, to serve until the expiration of the restrictions set forth in Article X of the Certificate of Incorporation and until his successor is elected and qualified, or if earlier, until his earlier death, resignation or removal.

Section 6.15 Preparation of the Form S-4 and the Joint Proxy Statement; Unitholder and Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company, Newco, REG and the other parties to the Common Plan Agreements shall prepare, with the cooperation of the Company, REG and the other parties to the Common Plan Agreements, and file with the SEC the Joint Proxy Statement and Newco shall prepare and Newco shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company, REG and Newco shall, and shall cause their accountants and lawyers to use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the unitholders of the Company and REG shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or otherwise delivered in accordance with Law to the stockholders of REG, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Newco shall also, at Newco’s expense, take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Newco Common Stock and Newco Preferred Stock, and the Company shall furnish all information concerning the Company and the unitholders of the Company as may be reasonably requested by Newco in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Newco, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company, REG or Newco, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the time the Form S-4 is declared effective under the Securities Act any information relating to the Company, REG or Newco, or any of their respective Affiliates, directors or officers, should be discovered by the Company, REG or Newco which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of the Company and the stockholders of REG. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form S-4. Preparation of the Form S-4 and the Joint Proxy Statement under this Agreement shall be effectuated in conjunction with the required S-4 and Joint Proxy Statement required under the Related Transactions.

(b) The Company shall, as soon as practicable following the date of this Agreement subject to compliance with SEC requirements and compliance with the requirements of the Company’s operating agreement and applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Company Unitholders Meeting”) for the purpose of obtaining the Company Unitholder Approval. Subject to Section 6.6(c) hereof, the Company shall, through its Board of Directors, recommend to its unitholders adoption of this Agreement (the “Company Board Recommendation”). The Joint Proxy Statement shall include a copy of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.15(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement; provided, further, however, that if the Board of Directors of the Company withdraws or modifies such recommendation due to any reason other than a reason or reasons arising from a Material Adverse Effect with respect to Newco, Purchaser or REG, the Company shall pay Newco a Termination Fee to the extent provided for in Section 9.4.

Section 6.16 Transfer of Certificates of Title. At Closing, the Company shall deliver to Purchaser certificates of title to the assets listed on Company Disclosure Schedule  6.16 to be transferred to Purchaser.

Section 6.17 Agreements of Rule 145 Affiliates. At least five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Newco a list identifying all persons who it believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Newco, at or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit D. Newco shall be entitled to place restrictive legends on any shares of Newco Common Stock or Newco Preferred Stock issued (i) to such Rule 145 Affiliates and (ii) to any other Persons who it reasonably believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Transaction.

Section 6.18 Legend.

The Company understands and agrees that each of the certificates evidencing Newco Common Stock and Newco Preferred Stock to be acquired hereunder may bear the following legends:

“THE SALE OR TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS IN ARTICLE X OF THE CERTIFICATE OF INCORPORATION OF REG NEWCO, INC. (THE “CORPORATION”), AND ANY AMENDMENTS THERETO, COPIES OF WHICH ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE CORPORATION. THE

CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.”

Section 6.19 Release under MOSA. Effective at Closing, REG and the Company each hereby releases and discharges the other and their respective officers, directors, agents, stockholders, subsidiaries and Affiliates, including, but not limited to REG Services Group, LLC and REG Marketing and Logistics Group, LLC, from any claim, liability, loss, damage and expense arising under or by reason of the Management and Operational Services Agreement dated August 22, 2006 by and between the Company and REG, and the First Amendment to Management and Operational Services Agreement dated September 26, 2006 by and between the Company and REG (together, the “MOSA”) through the Closing Date, whether known or unknown, foreseen or unforeseen, or which may hereafter appear or develop, including, but not limited to, any claim, liability, loss, damage or expense for breach or indemnification.

Section 6.20 Updating of Schedules. From time to time prior to the Closing Date, Newco, Purchaser, REG and the Company shall promptly amend or supplement the Disclosure Schedules to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of the respective party true and correct; provided, however, that no such amendment or supplement made by a party shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of the other party hereunder or excuse the breach of a covenant by a party hereunder.

Section 6.21 REG Covenants. In addition to the covenants made by REG in this Article VI, the Company shall be a beneficiary of the covenants and agreements of REG set forth in Sections 6.2 through 6.6, 6.11, 6.12 and 6.14(b) of the REG Merger Agreement. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such covenants and agreements, shall be delivered by REG to the Company and shall be applicable to such covenants and agreements upon the execution of this Agreement. No amendment, waiver or consent relating to such covenants and agreements shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

Section 6.22 Payment of Ongoing Costs. The Company hereby agrees to use commercially reasonable efforts to distribute to its unitholders the Newco Common Stock and Newco Preferred Stock received pursuant to this Agreement and to liquidate, wind down and dissolve the Company or otherwise terminate its limited liability company existence as soon as possible at or following the Closing, but in no event later than one hundred eighty (180) days following Closing. Until the Company is dissolved or otherwise terminated, Newco shall pay the following ongoing costs related to the Company (the “Ongoing Costs”):

(a) the premiums for director and officer insurance, including the purchase of a tail coverage or extended reporting policy upon expiration of the existing policy on May 10, 2010; provided, however, the obligation of Newco shall be limited to a premium amount of no more than $222,000 and provided further, Newco in its sole discretion shall be entitled to elect in lieu of the purchase of such tail insurance coverage to provide director and officer indemnification, including legal expenses, from REG Newton, LLC to the officers and directors of the Company to the full extent as permitted and as provided in the Iowa Business Corporation Act up to a maximum indemnification obligation of $1,000,000 for one year through May 10, 2011;

(b) expenses for regular board meetings, including related board attendance fees and meeting/travel costs;

(c) ongoing professional fees, including legal, accounting and audit fees as provided on Company Disclosure Schedule 4.13(a)(xix);

(d) costs associated with filing required reports and filings under the Exchange Act, including filing and printer fees;

(e) the premiums for other required insurance; and

(f) costs associated with continuing the Company’s existence and the Company’s dissolution, termination or wind-down, including, without limitation, costs associated with temporary clerical staff, office supplies and postage costs, bank charges, and registered agent fees in states in which the Company is licensed to do business.

Newco and the Company shall mutually agree upon all Ongoing Costs prior to the Company incurring such costs, and the Company agrees to use commercially reasonable efforts to minimize Ongoing Costs.

Section 6.23 Payment of Professional Service Providers and other Costs. The Company agrees to pay, prior to or at the time of Closing, all fees and costs of any Professional Service Provider of the Company to the extent of the Company’s available cash. At Closing, Newco shall pay all fees and costs of any Professional Service Provider of the Company that have not been previously paid by the Company as provided on Company Disclosure Schedule 4.13(a)(xix). Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement does not close, payment of the fees and costs of the Professional Service Providers of the Company will remain the sole obligation of the Company.

Section 6.24 Protective Tax Election. The Company and Newco shall make a protective election under Section 362(e)(2)(C) of the Code as provided in Proposed Treasury Regulation § 1.362-4(c)(1) and Notice 2005-70, 2005-2 CB 694 such that if the basis of the Company assets is greater than their fair market value at the time of the Transaction, the basis of said assets shall not be reduced and instead the basis of Newco stock issued in the Transaction is reduced. The Company and Newco agree to cooperate to perfect said protective election if it is determined that the basis of the Company assets is in excess of their fair market value. The Company and Newco shall attach such statements as they mutually agree to their income tax returns as are necessary to make said protective election, to perfect such protective election if necessary, or to make an election under Section 362(e)(2)(C) of the Code if by the time said returns are filed such an election is necessary because the Company and Newco have determined at the time of the Transaction that the fair market value of the Company assets was less than their basis. Notwithstanding the foregoing, the Company and Newco agree that a protective election will not be made if the Company and Newco determine that Section 362(e)(2) of the Code does not apply to the Transaction pursuant to Proposed Treasury Regulation § 1.362-4(b)(6) or for any other reason.

ARTICLE VII

EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1 Employment. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment on an “at will” basis to the Employees of the Company who are not covered by any of the Labor Contracts disclosed in Company Disclosure Schedule 4.15(a). Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. The Employees who accept Purchaser’s “at will” employment offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

Section 7.2 Standard Procedure. Pursuant to Section 4 of Revenue Procedure 2004-53 I.R.B. 2004-34, (a) Purchaser and the Company shall report on a predecessor/successor basis as set forth therein, (b) the Company will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (c) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by the Company.

Section 7.3 Employee Benefits. Following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s then existing employee benefit plans that are comparable, in the aggregate, to the benefits, policies and procedures provided by REG immediately prior to the Closing or employee benefit plans of REG that are assumed by Newco pursuant to the Merger Agreement (collectively, the “Purchaser Plans”). Purchaser shall cause Transferred Employees to be credited with service with the Company for vesting and eligibility under the Purchaser Plans and solely under the Company’s defined benefit plan for benefit accruals with respect to accrued benefit obligations. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions Precedent to Obligations of Newco and Purchaser. The obligations of Newco and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Newco and Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of the Company set forth in this Agreement, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the Company;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company;

(d) Newco shall have received a certificate signed by the senior non-management officer of the Company, in form and substance reasonably satisfactory to Newco, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(c) have been satisfied in all respects;

(e) with respect to each Owned Property, Newco shall have received a binding commitment from a title company of Newco’s choice, the costs of which will be borne one-half by Newco and one-half by the Company (except as provided in Section 2.3 with respect to Assumed Liabilities of Purchaser), to issue a policy of title insurance on such Owned Property, which shall show title thereto to be in the condition represented by the Company herein, shall contain exceptions only for Permitted Exceptions (all Liens, other than Permitted Exceptions, including all Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A), being satisfied by the Company prior to Closing, and satisfactory evidence thereof provided to Newco and its title company on or before Closing), and shall show no rights of occupancy or use by third parties other than tenants under Real Property Leases, no encroachments, and no gaps in the chain of title, the cost of the cure of which shall be borne by the Company;

(f) Newco shall have received, from Newco’s surveyor, an ALTA/ACSM Class A Land Title Survey with respect to each Owned Property, which reflects the location of all improvements and easements and that all improvements are located with the boundaries of the Owned Property and that no encroachments exist, the cost of which surveys shall be borne equally by the Company and Newco (except as provided in Section 2.3 with respect to Assumed Liabilities of Purchaser);

(g) the Company shall have delivered to Newco’s title company any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Newco or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are reasonably requested by said title company;

(h) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) (i) if applicable, the waiting period under the HSR Act shall have expired and the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Company Disclosure Schedule 4.3(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and (ii) Newco, Purchaser, REG and the Company shall have obtained all consents waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 4.3(b) hereof in a form satisfactory to Newco;

(j) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Newco Shares shall have been received;

(k) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and the Company Stockholder Approval (as defined in the REG Merger Agreement) of REG shall have been obtained in accordance with applicable law and the Organizational Documents of REG;

(l) the Company shall have provided Newco with an affidavit of non-foreign status of the Company that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(m) Newco and Purchaser shall have obtained working capital financing for the operation of the Facility and Newco shall have obtained a senior credit facility or other working capital lending arrangement, in each case in such amounts and on the terms and conditions reasonably satisfactory to Newco (together such Facility financing and senior credit facility or working capital lending arrangement, the “Financing”);

(n) the Indebtedness of the Company being assumed by Purchaser shall have been renegotiated on terms and conditions deemed acceptable by Newco in its sole discretion and the Senior Lender shall have consented to the Transaction and the transactions contemplated hereby;

(o) the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit F hereto and other documents and instruments of transfer reasonably requested by Purchaser or Purchaser’s title company;

(p) the Company shall have delivered, or cause to be delivered, to Purchaser duly executed general warranty deeds in forms appropriate for each state in which Owned Real Property is located (other than for the Excluded Properties) and, if requested by Purchaser, separate assignments for the Real Property Leases; provided, however, that the Company may deliver special warranty deeds in lieu of general warranty deeds for certain Owned Real Property if title insurance has been obtained for such Owned Real Property;

(q) the Company shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) set forth on Company Disclosure Schedule 4.17(b) which are potentially obtainable prior to the transfer of the Purchased Assets for Purchaser to conduct the operations of Business as of the Closing Date, and the Company shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;

(r) the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to the Facility which are set forth on Company Disclosure Schedule 8.1(r) and REG shall have obtained the appropriate consents under incentives from Governmental Authorities related to its facilities;

(s) the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit G hereto and duly executed assignments of the registrations and applications included in the Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Intellectual Property;

(t) the Company shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit H hereto;

(u) the Company shall have delivered, or caused to be delivered, to Newco an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., counsel to the Company, in form and content reasonably satisfactory to Newco;

(v) the Company shall have delivered to REG a termination providing that the MOSA is terminated as of the Closing Date and that neither of the parties thereto shall have any right, claim or liability after the Closing Date under or by reason of the MOSA;

(w) the Company shall have delivered, or caused to be delivered, to Newco an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., counsel to the Company, that the Company (i) has been properly treated as a partnership for Federal tax purposes, and has not made an election to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code in form and content reasonably satisfactory to Newco;

(x) the Company shall have delivered all instruments and documents necessary to release any and all Liens, other than Permitted Exceptions, on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(y) REG shall have received terminations of the existing REG stockholder and registration rights agreements set forth in Section 7.1(l) of the REG Merger Agreement;

(z) REG shall have received written consent from the holders of REG preferred stock waiving all Accrued Dividends (as defined in the respective certificates of designation for such REG preferred stock) as of the Closing Date pursuant to the respective certificates of designation for each series of REG preferred stock;

(aa) the Company shall have delivered, or caused to be delivered, to Newco copies of all consents, waivers and approvals referred to in Section 8.1(i)(ii);

(bb) Newco shall have received full executed originals of the Newco Registration Rights Agreement, Newco BCA Registration Rights Agreement, Newco Stockholder Agreement and the Rule 145 Affiliate Agreements required by 6.17 hereof and such other documents as Newco may reasonably request;

(cc) Newco shall have approved in writing any material increase in the Company’s Liabilities from those reflected on the Balance Sheet to those reflected in the Final Closing Balance Sheet other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business;

(dd) not more than one percent (1%) of the outstanding shares of REG immediately prior to the Effective Time as defined in the REG Merger Agreement shall have exercised appraisal rights unless such exercise has been properly denied, withdrawn or lost under Delaware law; and

(ee) on or before May 31, 2009, Newco and Senior Lender shall have reached an agreement to renegotiate the Indebtedness; provided, however, that in the event Newco and Senior Lender shall have failed to agree to renegotiate and Senior Lender shall have failed to deliver its consent to the Transaction by May 31, 2009, Newco shall have seven (7) days to exercise its right to terminate for failure to meet the condition set forth in this Section 8.1(ee); and further provided that Newco’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.1(ee) shall be deemed a waiver of the condition in this Section 8.1(ee).

Section 8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Newco, REG and Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Newco, REG or Purchaser set forth in this Agreement, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on Newco, REG or Purchaser;

(b) the representations and warranties of the parties to the other Common Plan Agreements (other than REG) qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Date and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that in the event of any breach of a representation or warranty of any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 8.2(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the party making such representation or warranty; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such breach occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(c) Newco, Purchaser and REG shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and in the Merger Agreement to be performed or complied with by Newco, Purchaser and REG on or prior to the Closing Date, and the parties to the Common Plan Agreements (other than REG) shall have performed and complied in all material respects with all obligations and agreements required by the Common Plan Agreements to be performed or complied with by such parties on or prior to the Closing Date; provided, however, that in the event of any failure to perform or comply by any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 8.2(c) shall be deemed satisfied unless the effect of all such failures to perform or comply taken together could reasonably be expected to have a Material Adverse Effect on the Company; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such failure occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(d) there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on Newco, Purchaser or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Newco, Purchaser or REG;

(e) the Company shall have received certificates signed by the Chief Executive Officer of each of Newco, REG and Purchaser, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a) and (d) and the conditions specified in Sections 8.2(b)-(c) specifically applicable to Newco, REG or Purchaser have been satisfied in all respects;

(f) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g) if applicable, the waiting period under the HSR Act shall have expired and Newco shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Newco Disclosure Schedule 5.4 required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and Newco, Purchaser, REG and the Company shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.4(b) hereof in a form satisfactory to the Company;

(h) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Newco Shares shall have been received and Newco shall have the authority and unrestricted right to issue, and shall have issued, the Newco Common Stock and the Newco Preferred Stock to the Company as contemplated by this Agreement;

(i) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and Organizational Documents of the Company;

(j) the closing of the REG Merger Agreement shall have been effectuated contemporaneously with or prior to the Closing of this Agreement;

(k) Newco, Purchaser and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Newco, Purchaser and REG, in form and content reasonably satisfactory to the Company;

(l) Newco, Purchaser and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Newco, Purchaser and REG, that (a) the Company will not recognize any gain or loss for federal income tax purposes as a result of the Transaction, except to the extent (i) the amount of the Assumed Liabilities exceeds the Company’s basis in the Purchased Assets, and (ii) the Company uses any Parent Shares to satisfy Company liabilities and (b) the Company Unitholders receiving Parent Shares hereunder will not recognize gain or loss for federal income tax purposes as a result of the Transaction, except to the extent a Company Unitholder’s proportionate share of the Company liabilities exceeds the Company Unitholder’s basis in his or her Company membership units, in form and content reasonably satisfactory to the Company;

(m) the Company shall have received the written consent and agreement of the Company’s senior lender, AgStar (“Senior Lender”) to the assignment and assumption by Purchaser of the Indebtedness owed to Senior Lender and shall have received the appropriate consents required from any other party holding Indebtedness of the Company for the assignment and assumption of the Indebtedness to Purchaser;

(n) the Purchaser shall have delivered, or caused to be delivered, to the Company a duly executed assignment and assumption agreement in the form of Exhibit G hereto related to the assumption by Purchaser of the Assumed Liabilities of the Company;

(o) REG shall have delivered to the Company a termination providing that the MOSA is terminated as of the Closing Date and that neither of the parties thereto shall have any right, claim or liability after the Closing Date under or by reason of the MOSA;

(p) Newco and Purchaser shall have obtained the Financing in such amounts and on terms and conditions reasonably satisfactory to the Company;

(q) Newco shall have delivered, or caused to be delivered, to the Company copies of all consents, waivers and approvals referred to in Section 8.2(g);

(r) Newco shall have executed and delivered to the Company the Registration Rights Agreement;

(s) the number of shares of Newco Common Stock and the number of shares of Newco Preferred Stock held by each shareholder of Newco immediately following the closing of each of the Common Plan Agreements shall be as set forth on Newco Disclosure Schedule 5.2(i), and the subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities, or equity interest immediately following the closing of each of the Common Plan Agreements shall be as set forth on Newco Disclosure Schedule 5.2(ii), in each case to the extent such closings of the Common Plan Agreements occur;

(t) REG shall have obtained the issuance or reissuance of all Permits (including Environmental Permits) set forth on REG’s Company Disclosure Schedule 4.17(b) which are potentially obtainable prior to the Closing for REG to continue to conduct its business and operations as of the Closing Date;

(u) REG shall have obtained the appropriate consents required under incentives from Governmental Authorities which are set forth on REG’s Company Disclosure Schedule 7.1(j), as referenced in Section 7.1(j) of the REG Merger Agreement and provided by REG to the Company prior to the Closing;

(v) the Company shall have approved in writing any material increase in REG’s and Newco’s Liabilities from those reflected on REG’s Balance Sheet, as delivered in response to Section 4.5 of the REG Merger Agreement and Section 5.10 of this Agreement, to those reflected in REG’s Final Closing Balance Sheet, as defined in the REG Merger Agreement and provided by REG to the Company prior to the Closing, and other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business;

(w) REG shall have delivered audited financial statements for the fiscal year ended December 31, 2008 to the Company on or before May 31, 2009; provided, however, in the event such audited financial statements, including, without limitation, the balance sheet, income statement, statement of cash flows and notes thereto, reflect any material adverse change, in the sole judgment of the Company, from the draft financial statements provided to the Company on or prior to the date of this Agreement, or in the event REG fails to deliver such audited financial statements on or before May 31, 2009, the Company shall have seven (7) days from delivery of such audited financial statements, or failure to deliver such statements, to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(w); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(w) shall be deemed a waiver of this condition;

(x) the Company shall have received from Senior Lender a written consent to the Transaction and waiver of any breaches arising from the Company’s execution of this Agreement on or before May 31, 2009; provided, however, in the event such consent and waiver is not received by the Company on or before May 31, 2009, the Company shall have seven (7) days to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(x); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(x) shall be deemed a waiver of the condition in this Section 8.2(x); and

(y) Blackhawk Biofuels, LLC (“BH”) shall have adequately responded to the Company’s questions on or before May 31, 2009 as reasonably determined by the Company; provided, however, in the event BH fails to respond on or before May 31, 2009 or in the event the Company has reasonably determined the responses are not adequate, the Company shall have seven (7) days from such failure of delivery or the delivery of the inadequate response, to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(y); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(y) shall be deemed a waiver of the condition in this Section 8.2(y).

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Newco, REG or the Company on or after December 31, 2009 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Newco, REG or the Company shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed sixty (60) days in the aggregate (or such longer period as Newco, REG and the Company may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 6.4 has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Newco, Purchaser, REG and/or the Company are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b) by mutual written consent of Newco, Purchaser, REG and the Company;

(c) by written notice (i) from Newco, Purchaser and REG to the Company that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) from the Company to Newco, Purchaser and REG that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Newco, Purchaser or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Newco, Purchaser or REG;

(d) by Newco, Purchaser, REG or the Company if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Newco, Purchaser or REG, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or 8.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Company of notice of such breach from Newco, Purchaser or REG;

(f) by the Company, if REG, Newco or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of REG, Newco or Purchaser shall have become untrue, or if any of the other parties to the Common Plan Agreement (other than REG) shall have breached its representations, warranties, covenants or agreements or if any representation or warranty any of the other parties to the Common Plan Agreements (other than REG) shall have become untrue, in any case such that the conditions set forth in Sections 8.2(a), 8.2(b) or 8.2(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Newco, Purchaser or REG of notice of such breach from the Company;

(g) by Newco, Purchaser or REG, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s unitholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within fifteen (15) Business Days after receipt of a written request from Newco or REG that it do so if such request is made following the making by any Person of a Takeover Proposal; or if (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against the Company and is not discharged within sixty (60) days of the filing thereof;

(h) by the Company if (i) the Board of Directors of REG withdraws its favorable recommendation as to the Transaction, this Agreement, the REG Merger or the REG Merger Agreement or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against REG, Newco or Purchaser and is not discharged within sixty (60) days of the filing thereof;

(i) by Newco, Purchaser, REG or the Company if the Company Unitholder Approval shall not have been obtained at the Company Unitholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 9.1(i) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.6 or 6.15(b);

(j) by Newco, Purchaser, REG or the Company if the approval of the REG Stockholders of the REG Merger Agreement shall not have been obtained at the REG Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right of either Newco, Purchaser or REG to terminate this Agreement under this Section 9.1(j) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.14(b) of the REG Merger Agreement; or

(k) by Newco, Purchaser or REG on or before June 15, 2009, if Newco’s Environmental Assessment (as defined in Section 6.10(a)) at the Company’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of the Company or any director, officer or employee of the Company under Environmental Laws, (B) any suspension or closure of operations at the Company’s properties or facilities or the revocation or termination of any Environmental Permits which has a Material Adverse Effect on the Company or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $50,000.

Section 9.2 Procedure upon Termination. In the event of termination and abandonment by Newco, Purchaser, REG or the Company, or all, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Newco, Purchaser, REG or the Company.

Section 9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Newco, Purchaser, REG or the Company; provided, however, that:

(a) the obligations of the parties set forth in Section 9.4 and Article XII hereof shall survive any such termination and shall be enforceable hereunder; and

(b) nothing in this Section 9.3 shall relieve Newco, Purchaser, REG or the Company of any Liability for a willful breach of this Agreement prior to the effective date of such termination.

Section 9.4 Termination Fee.

(a) In the event that this Agreement is terminated by Newco, Purchaser or REG pursuant to Section 9.1(g), then the Company shall pay to REG a termination fee of $1,000,000 in cash. In the event that this Agreement is terminated by Newco, Purchaser, REG or the Company pursuant to Section 9.1(i) and (i) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting with such alternative sale proposal generally known to the Company Unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $1,000,000 in cash; or (ii) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting, but such alternative sale proposal is not generally known to the Company unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $500,000 in cash. In the event that this Agreement is terminated by the Company pursuant to Section 9.1(h), then REG shall pay to the Company a termination fee of $1,000,000 in cash. In the event that this Agreement is terminated by Newco, Purchaser, REG or the Company pursuant to Section 9.1(j) and (i) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting with such alternative sale proposal generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $1,000,000 in cash or (ii) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting, but such alternative sale proposal is not generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $500,000 in cash. Each of the foregoing fees shall herein be referred to as a “Termination Fee.”

(b) Any payment required to be made pursuant to Section 9.4(a) shall be made promptly following termination of this Agreement (and in any event not later than ten (10) Business Days after delivery of notice of demand for payment). Any such payment shall be made by wire transfer of immediately available funds to an account to be designated by the receiving party.

(c) In the event that a party shall fail to pay the Termination Fee required pursuant to Section 9.4 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s Prime Lending Rate, plus 2%. In addition, if a party fails to pay such Termination Fee, that party shall also pay all of costs and expenses (including attorneys’ fees and related charges) in connection with efforts to collect such Termination Fee. Each of the parties acknowledges that the Termination Fee and the other provisions of this Article IX are an integral part of this Agreement and that, without these agreements, the parties would not enter into this Agreement.

(d) Each of Newco, Purchaser, REG and the Company acknowledges and agrees that in the event of a breach of this Agreement, the payment of the Termination Fee shall not constitute the exclusive remedy available, and that the parties shall be entitled to the remedies set forth in Section 12.3, including injunction and specific performance, and all additional and other remedies available at law or in equity to which such party may be entitled.

ARTICLE X

TAXES

Section 10.1 Transfer Taxes. Except as provided in Section 2.3 with respect to Assumed Liabilities by Purchaser, the Company and Newco shall each (i) be responsible for half of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii)  timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

Section 10.2 Prorations. Except as provided in Section 2.3 with respect to Assumed Liabilities by Purchaser, (a) the Company shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes; (b) all other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and the Company as of the Closing Date; (c) the Company shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date; and (d) Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 10.2, the Company shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

Section 10.3 Cooperation on Tax Matters. Newco and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI

RISK OF LOSS

The risk of loss, damage or destruction to the Purchased Assets from fire or other casualty or cause, shall be borne by the Company at all times up to the Closing. It shall be the responsibility of the Company prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, subject to the consent of the Company’s Senior Lender, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, Purchaser, at its sole option, and as Purchaser’s sole remedy with respect to any of the foregoing, upon written notice to the Company: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event the Company shall assign to Purchaser all proceeds of insurance theretofore, or to be, received, covering the property involved; and if Purchaser shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VIII has been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), Purchaser may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to the Company, without any party having any Liability or obligation under or in respect of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 No Survival of Representations and Warranties. Except for the survival of the representations made by Newco in Section 5.2, which representations in Section 5.2 shall survive the Closing (but not the Termination) of this Agreement indefinitely, the representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Company Document or Purchaser Document shall not survive the Closing or the Termination of this Agreement.

Section 12.2 Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Newco or Purchaser:	REG Newco, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

To the Company:	Central Iowa Energy, LLC
3426 E. 28th Street, N
Newton, Iowa 50208
Telephone:641-791-1010
Facsimile: 641-791-1192
Attn: James Johnston

With a copy to:	Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309
Telephone: (515) 242-2400
Facsimile: (515) 323-8514
Attn: Thomas D. Johnson

To REG:	Renewable Energy Group, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

Section 12.3 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy. In the event of any breach of this Agreement (other than a breach of a representation or warranty), the non-breaching party shall be entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to such breach.

Section 12.4 Amendment; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Newco, Purchaser, REG and the Company; provided, however, that after the Company Unitholder Approval has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the Company’s unitholders without such further approval. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.5 No Third Party Beneficiaries. Except for the Company Unitholders, upon dissolution of the Company after Closing, the representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and the Company Unitholders any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 12.6 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 12.7 Entire Agreement. This Agreement (including all recitals, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect after the Closing according to its terms.

Section 12.8 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Newco, Purchaser, REG and the Company.

Section 12.9 Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

Section 12.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF IOWA, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF IOWA. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of Iowa or any Iowa state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 12.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 12.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 12.14 Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

REG NEWCO, INC.		RENEWABLE ENERGY GROUP, INC.

By:	/s/ Jeffrey Stroburg	By:	/s/ Jeffrey Stroburg
Name:	Jeffrey Stroburg	Name:	Jeffrey Stroburg
Title:	CEO	Title:	CEO

REG NEWTON, LLC		CENTRAL IOWA ENERGY, LLC

By:	/s/ Dan Oh	By:	/s/ Don Huyser
Name:	Dan Oh	Name:	Don Huyser
Title:	President	Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

Annex D

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

BY AND AMONG

REG NEWCO, INC.,

REG WALL LAKE, LLC,

WESTERN IOWA ENERGY, LLC

AND

RENEWABLE ENERGY GROUP, INC.

EXECUTED AUGUST 7, 2009

D-i

D-ii

D-iii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Preferred Stock Certificate of Designation

Exhibit B	Certificate of Incorporation of Newco

Exhibit C	Bylaws of Newco

Exhibit D	Rule 145 Affiliate Agreement

Exhibit E	Registration Rights Agreement

Exhibit F	Bill of Sale

Exhibit G	Assignment and Assumption Agreement

Exhibit H	Form of Power of Attorney

SCHEDULES

Company Disclosure Schedule:

Schedule 1.1	Assets
Schedule 1.1	Permitted Exceptions
Schedule 1.1	Purchased Contracts
Schedule 3.3(b)	Company Unitholders
Schedule 4.1(b)	Subsidiaries
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents of Third Parties
Schedule 4.5	Undisclosed Liabilities
Schedule 4.6	SEC Documents
Schedule 4.8	Company Developments
Schedule 4.10(a)(i)(A)	Company Real Property
Schedule 4.10(a)(i)(B)	Excluded Properties
Schedule 4.10(a)(ii)	Owned Property Exceptions
Schedule 4.10(a)(iii)	Leased Property Exceptions
Schedule 4.10(b)	Real Property Leases
Schedule 4.10(f)	Rights of First Refusal
Schedule 4.11	Personal Property Leases
Schedule 4.12(a)	Intellectual Property
Schedule 4.12(b)	Intellectual Property Exceptions
Schedule 4.12(i)	Software
Schedule 4.13(a)	Material Contracts
Schedule 4.13(a)(xix)	Amounts Owed Professional Service Providers
Schedule 4.13(b)	Material Contracts Exceptions
Schedule 4.13(c)	Material Contract Consents
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(c)	Qualified Plan Exceptions
Schedule 4.14(k)	Amendments to Employee Benefit Plans
Schedule 4.14(p)	Employee Benefits
Schedule 4.15(a)	Labor Contracts
Schedule 4.15(b)	Labor Relations
Schedule 4.16	Litigation

D-iv

Schedule 4.17(a)	Compliance with Laws
Schedule 4.17(b)	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19	Insurance
Schedule 4.22	Related Party Transactions
Schedule 4.23	Product Warranty; Product Liability
Schedule 4.24	Banks
Schedule 4.26	Company Financial Advisors
Schedule 4.29	Company Financial Condition
Schedule 6.2.(a)(v)	Capital Expenditure Plan
Schedule 6.3	Consents
Schedule 6.11	Indebtedness
Schedule 6.16	Assets Requiring Certificates of Title
Schedule 8.1(r)	Incentives Consents

Newco Disclosure Schedule:

Schedule 5.1(b)	Subsidiaries
Schedule 5.2(i)	Newco Shareholders
Schedule 5.2(ii)	Newco Outstanding Shares
Schedule 5.2(iii)	Newco Pre-emptive Rights
Schedule 5.4	Conflicts
Schedule 5.6	Newco Financial Advisors

D-v

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is executed this 7th day of August, 2009, but for all purposes is deemed made, entered into, dated and effective as of the 11th day of May, 2009 (“Effective Date”), by and among REG Newco, Inc., a Delaware corporation (“Newco”), REG Wall Lake, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco (“Purchaser”), Western Iowa Energy, LLC, an Iowa limited liability company (the “Company”) and Renewable Energy Group, Inc., a Delaware corporation (“REG”), amending and restating that certain Asset Purchase Agreement dated May 11, 2009 by and among Newco, Purchaser, Company and REG.

R E C I T A L S:

WHEREAS, the Company presently owns and operates a biodiesel production facility located at Wall Lake, Iowa (the “Facility”);

WHEREAS, the Company desires to sell, transfer and assign to Newco, and Newco desires to acquire and assume from the Company, all of the Purchased Assets and Assumed Liabilities by and through Purchaser, all as more specifically provided herein (the “Transaction”);

WHEREAS, simultaneously with the execution of this Agreement, the Common Plan Agreements have been executed and true, correct and complete copies of the form of which have been delivered to the Company on or before the Effective Date;

WHEREAS, the Board of Directors of the Company (except for the director affiliated with REG) (a) has determined that the Transaction is fair to and in the best interests of the Company and its unitholders, (b) has approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company, and (c) has determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the unitholders of the Company;

WHEREAS, the respective Boards of Directors of each of Newco and REG and the Board of Managers of Purchaser (a) have unanimously determined that the Transaction is fair to and in the best interests of Newco and its stockholders, REG and its stockholders, and Purchaser and its sole member, (b) have unanimously approved this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Newco, Purchaser and REG, and (c) have unanimously determined to recommend adoption of this Agreement and approval of the Transaction on the terms and conditions set forth in this Agreement by the stockholders of Newco and REG and the member of Purchaser; and

WHEREAS, the Company, Newco, Purchaser and REG desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement, together with all of the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Antitrust Division” has the meaning set forth in the Section 6.4(a).

“Antitrust Laws” has the meaning set forth in the Section 6.4(b).

“Assumed Liabilities” has the meaning set forth in the Section 2.3.

“Balance Sheet” has the meaning set forth in the Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in the Section 4.4(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Company and its Subsidiaries.

“Business” means the development and ownership of biodiesel production facilities and the production, storage, transport, marketing and sale of biodiesel and businesses thereto, and engaging in activities ancillary or incidental thereto.

“Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the City of New York or the State of Delaware are authorized or obligated by Law to close.

“Chosen Courts” has the meaning set forth in Section 12.10.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such Person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the Transaction or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.

“Common Plan Agreements” means (i) that certain Amended and Restated Merger Agreement and Plan of Merger of even execution date herewith by and among Newco, REG Merger Sub, Inc. and REG (the “REG Merger Agreement”); (ii) that certain Amended and Restated Merger Agreement of even execution date herewith by and among Newco, REG Danville, LLC, REG and Blackhawk Biofuels, LLC; and (iii) that certain Amended and Restated Asset Purchase Agreement of even execution date herewith by and among Newco, REG Newton, LLC REG and Central Iowa Energy, LLC.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in the Section 6.6(c).

“Company Adverse Recommendation Notice” has the meaning set forth in the Section 6.6(c).

“Company Board Recommendation” has the meaning set forth in the 6.15(b).

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Company Documents” has the meaning set forth in the Section 4.2(a).

“Company Monthly Financial Statements” has the meaning set forth in Section 6.12.

“Company Permits” has the meaning set forth in the Section 4.17(b).

“Company Property” has the meaning set forth in Section 4.10(a).

“Company SEC Documents” has the meaning set forth in Section 4.6(a).

“Company Unitholder Approval” has the meaning set forth in Section 4.2(b).

“Company Unitholders” has the meaning set forth in Section 3.3(b).

“Company Unitholders Meeting” has the meaning set forth in Section 6.15(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Effective Date” has the meaning set forth in the Preamble.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by the Company in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Employee Benefit Plans” has the meaning set forth in Section 4.14(a).

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.14(a).

“ERISA Affiliate Plans” has the meaning set forth in Section 4.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means the following Contracts and any amendments thereto: (i) [insert excluded contracts].

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Properties” has the meaning set forth in Section 4.10(a).

“Facility” has the meaning set forth in the Recitals.

“Final Closing Balance Sheet” means the final Balance Sheet of the Company delivered to Newco or Purchaser prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Financing” has the meaning set forth in Section 8.1(m).

“FIRPTA Affidavit” has the meaning set forth in Section 8.1(l).

“Form S-4” has the meaning set forth in Section 4.28.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by the Company in connection with the Business but who are no longer so employed or engaged on the date hereof.

“FTC” has the meaning set forth in Section 6.4(a).

“Furniture and Equipment” means all furniture, furnishings, equipment, vehicles, leasehold improvements not deemed real estate by applicable Laws, and other tangible personal property, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, including but not limited to those assets listed on Company Disclosure Schedule 1.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by the Company prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology that is owned by the Company and related to the Business or (ii) used by the Company in connection with the Business.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased Intellectual Property and (ii) any grant by another Person to the Company of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Joint Proxy Statement” has the meaning set forth in Section 4.28.

“Knowledge” or any similar phrase means (i) with respect to the Company, the collective actual knowledge of William Horan and Wayne Seaman, and (ii) with respect to Newco, Purchaser and REG, the collective actual knowledge of Jeffrey Stroburg, Daniel J. Oh, Nile Ramsbottom and Larry Breeding.

“Labor Contracts” has the meaning set forth in Section 4.15(a).

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means an effect, condition or change that is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or of Newco and its Subsidiaries, taken as a whole, or of REG and its Subsidiaries, taken as a whole, or of any other party to the Common Plan Agreements and its Subsidiaries, taken as a whole; provided, however, that effects, conditions and changes relating to the following shall not constitute a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred:

(a) changes in the economy or financial or commodities markets generally in the United States;

(b) changes that are the result of factors generally affecting the industries in which the Company and REG and their Subsidiaries operate; or

(c) changes proximately caused by the pendency or the announcement of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“MOSA” has the meaning set forth in Section 6.19.

“Network Plants” means the Company, Central Iowa Energy, LLC, an Iowa limited liability company and Blackhawk Biofuels, LLC, a Delaware limited liability company.

“Newco” has the meaning set forth in the Preamble.

“Newco BCA Registration Rights Agreement” is the Registration Rights Agreement to be executed by Newco and Biofuels Company of America, LLC at or prior to Closing.

“Newco Common Stock” means shares of the common stock, par value $0.0001 per share, of Newco.

“Newco Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Newco’s Environmental Assessment” has the meaning set forth in Section 6.10.

“Newco Monthly Financial Statements” has the meaning set forth in Section 6.12.

“Newco Preferred Stock” means shares of the preferred stock designated Series A Preferred Stock, par value $0.0001 per share, of Newco issued pursuant to the Certificate of Designation attached hereto as Exhibit A.

“Newco Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit E hereto to be executed by Newco and the other parties thereto at or prior to Closing.

“Newco Stockholder Agreement” means the Stockholder Agreement to be executed by Newco and the other parties thereto at or prior to Closing.

“Nonassignable Assets” has the meaning set forth in Section 2.5(b).

“Ongoing Costs” has the meaning set forth in Section 6.22.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company and its Subsidiaries or Newco and its Subsidiaries (as the case may be) in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time prior to the date of this Agreement and shall include the activities of the Company and its Subsidiaries, Newco and its Subsidiaries and REG and its Subsidiaries undertaken in connection with their respective obligations under this Agreement.

“Organizational Documents” means the articles or certificate of incorporation and bylaws for a corporation, and the articles of organization or certificate of formation and operating agreement for a limited liability company, and all other documents necessary to meet the applicable Law for organization of the applicable entity type in its state of organization.

“Owned Property” has the meaning set forth in Section 4.10(a).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PBGC” has the meaning set forth in Section 4.14(e).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Exceptions” means (i) those matters set forth on Company Disclosure Schedule 1.1, (ii) statutory liens for Taxes, assessments or other governmental charges not yet payable or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’ and repairers’ Liens that do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in the Company’s books and records in accordance with GAAP; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect with respect to the Company; (v) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (vi) rights of tenants in possession under existing written leases listed on Company Disclosure Schedule 1.1.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Professional Service Providers” has the meaning set forth in Section 4.13(a)(xix).

“Purchase Price” has the meaning set forth in Section 3.3(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” means all Contracts of the Company related to the Business listed on Company Disclosure Schedule 1.1 other than the Excluded Contracts.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 5.3.

“Purchaser Plans” has the meaning set forth in Section 7.3.

“Qualified Plans” has the meaning set forth in Section 4.14(c).

“Real Property Leases” has the meaning set forth in Section 4.10(a).

“REG Distributed Shares” has the meaning set forth in Section 3.3(b).

“REG Merger Agreement” has the meaning set forth in the definition of Common Plan Agreements.

“REG Stockholders” means all of the holders of common stock and preferred stock of Renewable Energy Group, Inc. eligible to vote on the REG Merger Agreement and the Related Transactions.

“REG Stockholders Meeting” means the special meeting of REG Stockholders held pursuant to the REG Merger Agreement for the purpose of approval of the REG Merger Agreement.

“Related Persons” has the meaning set forth in Section 4.22.

“Related Transactions” means those transactions contemplated by the Common Plan Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 6.6(a).

“Restricted Business” has the meaning set forth in Section 6.7(a).

“Rule 145 Affiliates” has the meaning set forth in Section 6.17.

“Rule 145 Affiliate Agreements” means the Agreements in the form of Exhibit D to be executed at or prior to Closing pursuant to Section 6.17.

“Sarbanes Oxley Act” has the meaning set forth in Section 4.6(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Lender” has the meaning set forth in Section 8.2(m).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Superior Proposal” has the meaning set forth in Section 6.6(d).

“Takeover Proposal” has the meaning set forth in Section 6.6(d).

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing that is (i) owned by the Company and related to the Business or (ii) used by the Company in connection with the Business, including, without limitation, all Software and other Technology developed by the Company and relating to employees and payroll.

“Termination Date” has the meaning set forth in Section 9.1.

“Termination Fee” has the meaning set forth in Section 9.4.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction” has the meaning set forth in Recitals.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Transferred Employees” has the meaning set forth in Section 7.1.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning;

(d) any references herein to “Dollars” and “$” are to United States Dollars;

(e) any references herein to a specific Article, Section, paragraph, Schedule or Exhibit shall refer, respectively, to Articles, Sections, paragraphs, Schedules or Exhibits of this Agreement;

(f) any references herein to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(g) any references herein to a statute means such statute as amended as of the Effective Date and, for purposes of the Closing hereunder, shall include such statute as amended or successor thereto effective as of the Closing Date;

(h) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(i) references herein to any gender includes the other gender; and

(j) references to any party to this Agreement or any other agreement or document will include each party’s predecessors, successors and permitted assigns.

Section 1.4 Interpretation. The headings and captions used in this Agreement and any Schedule or Exhibit hereto, in the table of contents or any index hereto are for convenience of reference only and do not a constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way effect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in the Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from the Company, and the Company shall sell, transfer, assign, convey and deliver to Purchaser all of the Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Company related to the Business on the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the Books and Records of the Company (other than Excluded Assets), including each of the following assets:

(a) all cash and accounts receivable of the Company;

(b) all inventory used or useful in the Business;

(c) all tangible personal property used or useful in the Business, including Furniture and Equipment;

(d) all deposits (including customer deposits and security for rent, electricity, telephone, hedging contracts or otherwise) and prepaid charges and expenses, including any prepaid rent, of the Company;

(e) all rights of the Company under all Company Property (whether owned or leased), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f) the Intellectual Property and Technology of the Company;

(g) all rights of the Company under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

(h) all Books and Records of the Company and all other Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, Technology, personnel files for Employees, and all files, customer files and documents (including credit card information), supplier lists, records, literature and correspondence, whether or not physically located on any of the Company Property, but excluding those documents referred to in Section 2.2(b) below;

(i) all assets of any trust attributable to Employees and Former Employees in connection with any Employee Benefit Plan;

(j) all Permits, including Environmental Permits, used by the Company in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights and incidents of interest therein;

(k) all raw materials and supplies owned by the Company and used in connection with the Business;

(l) all rights of the Company under non-disclosure or confidentiality, non-compete or non-solicitation agreements with Former Employees, Employees and agents of the Company or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(m) all rights of the Company under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any Purchased Asset;

(n) all work-in-process;

(o) all other assets reflected on the Company Balance Sheet;

(p) all claims, choses-in-action and rights in litigation and settlements in respect thereof;

(q) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(r) all incentives from any Governmental Authority related to the Facility;

(s) all shares of capital stock or other equity securities held by the Company with respect to any other Person; and

(t) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Intellectual Property of the Company.

Section 2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Newco or Purchaser, and the Company shall retain right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) the Excluded Contracts;

(b) all Books and Records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records as are necessary to enable the Company to file tax returns and reports and to fulfill its reporting obligations under applicable securities laws; and

(c) all membership interests (units) or other equity securities of the Company.

Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, the following liabilities of the Company, (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Company under the Purchased Contracts excluding the Excluded Liabilities;

(b) all accounts payable incurred in the Ordinary Course of Business to the extent reflected on the Final Closing Balance Sheet or incurred in the Ordinary Course of Business between the date of the Final Closing Balance Sheet and Closing, excluding the Excluded Liabilities;

(c) all Liabilities arising out of, under or in connection with any Indebtedness of the Company to the extent reflected on the Final Closing Balance Sheet or incurred in the Ordinary Course of Business between the date of the Final Closing Balance Sheet and Closing, excluding the Excluded Liabilities;

(d) all Liabilities, including reserves therefor, to the extent reflected in the Final Closing Balance Sheet, excluding the Excluded Liabilities;

(e) all Liabilities in respect of any products sold by the Company on or before the Closing Date pursuant to the MOSA;

(f) all Liabilities to third parties other than the Company or its members occurring as a result of the breach by REG or any of its Affiliates of its or their obligations under the MOSA; and

(g) all Ongoing Costs.

Section 2.4 Excluded Liabilities. Neither Newco nor Purchaser will assume or be liable for any Excluded Liabilities. The Company shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Company arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of the Company other than the Assumed Liabilities. Excluded Liabilities shall include, but not be limited to, the following Liabilities and in no event shall Newco or Purchaser assume any liability for the matters set out in this Section 2.4 except those Liabilities, including reserves therefor, to the extent reflected in the Final Closing Balance Sheet.

(a) except to the extent specifically provided in Article VII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services, by the Company of any of its Affiliates of any individual on or before the Closing Date; (ii) workers’ compensation claims against the Company that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Employee Benefit Plan;

(b) all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Company accruing under such Contracts with respect to any period prior to Closing;

(c) all Liabilities for (i) Taxes of the Company or any Subsidiary (or any predecessor thereof), (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to the Company pursuant to Section 10.2, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(d) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, except as provided in Section 2.3(f) hereof, or (ii) any Excluded Asset;

(e) all Environmental Costs and Liabilities of the Company or relating to the Purchased Assets;

(f) all Liabilities or obligations of the Company relating to the business, operations, assets or Liabilities of any Subsidiary or former Subsidiary of the Company based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date; and

(g) all Liabilities of the Company or its officers or directors to the holders of the membership or other equity interests of the Company.

Section 2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Company Documents and to assure fully to the Company and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Company shall use its commercially reasonable efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Company in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the Company’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Company shall take or cause to be taken at the Company’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Company shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets less the amount of any expenses incurred by the Company in connection with the collection. As of and from the Closing Date, the Company authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of the Company under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto.

Section 2.6 Bulk-Sales Laws. Purchaser hereby waives compliance by the Company with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that, except with respect to the Assumed Liabilities, the Company agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless Purchaser from and against any and all such claims and (c) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article X and not by this Section 2.6.

Section 2.7 Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from the Company with respect to any Excluded Liabilities which are not paid by the Company within five (5) Business Days following written request for payment from Purchaser; provided, however, that if the Company advises Purchaser in writing during such five (5) Business Day period that a good faith payment dispute exists or the Company has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. The Company agrees to reimburse Purchaser promptly and in any event within five (5) Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.7. Payment under this Section  2.7 shall be made promptly and in full.

Section 2.8 Proration of Certain Expenses. Subject to Section 2.4(c) and Section 10.2 with respect to Taxes, all expenses and other payments in respect of the Owned Property and all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between the Company, on the one hand, and Purchaser, on the other hand, as of the Closing Date. The Company shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to the Company for the Company’s share of such expenses and the Company shall pay the full amount of any invoices received by it and Purchaser shall reimburse the Company for Purchaser’s share of such expenses.

Section 2.9 Accounts Receivable. The Company shall provide commercially reasonable assistance to Purchaser in the collection of accounts receivable. If the Company shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then the Company shall promptly forward such payment to Purchaser.

ARTICLE III

CLOSING; CONSIDERATION

Section 3.1 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Nyemaster, Goode, West, Hansell & O’Brien, P.C. located at 700 Walnut Street, Suite 1600, Des Moines, Iowa 50309 (or at such other place as the parties may designate in writing) at 10:00 a.m. (central standard time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

Section 3.2 Procedure at Closing.

(a) At the Closing, the parties agree that the following shall occur:

(i) each of the conditions precedent (as applicable) in Section 8.1 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by Purchaser;

(ii) each of the conditions precedent (as applicable) in Section 8.2 shall have been satisfied, or such condition(s) shall have been expressly waived in writing by the Company;

(iii) an appropriate notation shall be made on the books and records of Newco as to the Newco Common Stock and the Newco Preferred Stock issued to the Company Unitholders at the Closing pursuant to the terms hereof and Newco shall issue and deliver the Newco Common Stock and the Newco Preferred Stock to the Company for distribution to the Company Unitholders as set forth herein; and

(iv) all of the documents and instruments delivered at the Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties’ respective counsel.

Section 3.3 Consideration.

(a) Consideration. In consideration of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof, Newco shall issue and deliver to the Company, free and clear of any Liens except as provided in the Certificate of Incorporation, this Agreement and under applicable state and federal securities laws, in the manner and subject to the conditions set forth below, the following (in the aggregate, the “Purchase Price”):

(i) Seven Million Ninety-Seven Thousand Five Hundred Sixty-Two (7,097,562) shares of Newco Common Stock, as adjusted for (A) any post-Effective Date dividend, stock split, recapitalization or reorganization of Newco and (B) fractional shares as set forth in subsection (iii) below, by delivery of Newco Common Stock certificates to the Company for delivery to the Company Unitholders as set forth herein; and

(ii) Two Hundred Sixty-Four Thousand Three (264,003) shares of Newco Preferred Stock, as adjusted for (A) any post-Effective Date dividend, stock split, recapitalization or reorganization of Newco and (B) fractional shares as set forth in subsection (iii) below, by delivery of Newco Preferred Stock certificates to the Company for delivery to the Company Unitholders as set forth herein.

(iii) Fractional Shares. Any fractional share of Newco Common Stock or of Newco Preferred Stock issuable to a Company Unitholder as a consequence of the determination of the Purchase Price for such holder in accordance with Sections 3.3(a)(i)-(ii) shall be rounded up to the next full share of Newco Common Stock or Newco Parent Stock, as the case may be, and the total number of shares of Newco Common Stock and Newco Preferred Stock issued as a consequence of such rounding up shall be considered part of the Purchase Price for purposes of this Section 3.3(a) and the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable after the Closing Date, Newco shall deliver to the Company certificates representing the Newco Common Stock and Newco Preferred Stock constituting the Purchase Price registered in the names of the holders of record of the outstanding membership units of the Company set forth on Company Disclosure Schedule 3.3(b) (the “Company Unitholders”), pro rata in accordance with their capital accounts and adjusted as set forth in this Section 3.3, and the Company shall promptly distribute such certificates to the Company Unitholders, subject to any holdback of shares of Newco Common Stock or Newco Preferred

Stock deemed necessary or appropriate by the Board of Directors of the Company in order to satisfy potential claims against the Company; provided that (i) any Newco Common Stock or Newco Preferred Stock distributed to REG or any Subsidiaries of REG by the Company or any shares or other securities issued with respect to or in exchange for such shares when held by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, (together, “REG Distributed Shares”) shall not be entitled to vote on any matter submitted to a vote of the shareholders of Newco; and (ii) any dividend, whether in cash, securities or other property, received by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, with respect to any REG Distributed Shares shall be dividended by such recipient to Newco provided such a dividend is allowable under the General Corporation Law of the State of Delaware. These restrictions shall not apply to any transferee of any REG Distributed Shares except any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, nor shall these restrictions apply in the event that more than fifty percent (50%) of the voting equity securities of the beneficial owner of the REG Distributed Shares are no longer owned, directly or indirectly, through one or more intermediaries, by Newco. The REG Distributed Shares shall not be sold, assigned or otherwise transferred by any Subsidiary of Newco, including, but not limited to, REG and any Subsidiary of REG, without the prior approval of the Board of Directors of Newco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco and Purchaser that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by the Company to Newco and Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”); provided, however, all representations and warranties by the Company are subject to the qualification that it shall not be a breach of any such representation or warranty to the extent Newco, Purchaser or REG has Knowledge of such breach on the Effective Date:

Section 4.1 Organization and Existence; No Subsidiaries.

(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has delivered to Newco true, complete and correct copies of its operating agreement as in effect on the date hereof.

(b) Except as set forth on Company Disclosure Schedule 4.1(b), the Company does not, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of the Company had any operations, business, Liabilities or other activities that would create a Liability on the part of the Company.

Section 4.2 Authorization of Agreement.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and, subject to obtaining the Company Unitholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Company

Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company’s Board of Directors, and except for obtaining the Company Unitholder Approval, no other action on the part of the Company as an Iowa limited liability company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Newco, Purchaser and REG and receipt of the Company Unitholder Approval) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of the Company in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of equity of the Company which is necessary to adopt this Agreement and approve the transactions contemplated hereby (the “Company Unitholder Approval”); provided, however, the distribution of the Newco Common Stock and Newco Preferred Stock to the Company Unitholders in connection with the dissolution of the Company, which is not a condition to Closing, will require the affirmative vote of the Company Unitholders holding seventy-five percent (75%) of the outstanding membership units of the Company in favor of the adoption of this Agreement and the dissolution of the Company. None of the Organizational Documents of the Company, other Documents between the Company and the Company Unitholders, or applicable Law grant, provide for, or establish dissenter’s appraisal rights with respect to the Transaction.

Section 4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Company Disclosure Schedule 4.3(a), and assuming the Company Unitholder Approval is obtained and the filings and actions referred to in Sections 4.3(b)(ii)(A) & (B) are made to the extent necessary and the related regulatory requirements are satisfied, none of the execution and delivery by the Company of this Agreement or by the Company of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the operating agreement of the Company; (ii) any Purchased Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of the Company, except (A) for the filing with the SEC of the Form S-4, the Joint Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (B) for filings required under and compliance with the applicable requirements of the HSR Act, (C) as set forth on Company Disclosure Schedule 4.3(b) and (D) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 4.4 Financial Statements.

(a) The Company has delivered to Purchaser copies of (i) the audited balance sheets of the Company as at December 31, 2008, December 31, 2007 and December 31, 2006 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2009 and the related statement of income and cash flows of the Company for the three (3) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited balance sheet of the Company as at March 31, 2009 is referred to as the “Balance Sheet” and March 31, 2009 is referred to as the “Balance Sheet Date.”

(b) The Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) The Company has established and maintains disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

(e) The Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company’s accountants. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.5 No Undisclosed Liabilities. Except as set forth on Company Disclosure Schedule 4.5, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to the Company.

Section 4.6 SEC Documents; Regulatory Reports; Sarbanes Oxley Act.

(a) SEC Documents. The Company and its Subsidiaries have filed or furnished all required reports, schedules, registration statements and other documents and exhibits thereto with or to the SEC since December 31, 2005 and through the Business Day prior to the date of this Agreement (the “Company SEC Documents”) except as set forth on Company Disclosure Schedule 4.6. As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries, included in the Company SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or , in the case of unaudited statements, as permitted by the requirements of Form 10-Q promulgated by the SEC and the requirements of Regulation S-X promulgated by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries (in the case of Company SEC Documents filed by the Company) or the entities purported to be presented therein (in the case of Company SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholder’s equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments as permitted by Form 10-Q and Regulation S-X or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company).

(b) Regulatory Reports. Other than the Company SEC Documents above, the Company and each of its Subsidiaries have timely filed (after taking into account all grace periods or extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC prior to the date of this Agreement, (ii) liabilities reflected on the Balance Sheet, (iii) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice, (iv) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby and (v) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and its Subsidiaries do not have, and since the Balance Sheet Date, the Company and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).

(d) The Company and its Subsidiaries are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes Oxley Act”), except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company, its Subsidiaries nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company or of any of its Subsidiaries.

(e) The principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. The Company has made available to Purchaser a summary of any disclosure made by the management of the Company to the Company’s independent auditors and the audit committee of the Board of Directors of the Company since December 31, 2005 referred to in such certificates.

(f) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely effect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial report required to be disclosed in any Company SEC Documents has been so disclosed.

(g) Since December 31, 2005 (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegations, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by the Company or the officers, directors, employees or agents of the Company to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

Section 4.7 Title to Purchased Assets; Sufficiency. The Company owns and has good title to each of the Purchased Assets (except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company) free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets and properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by the Company.

Section 4.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 4.8, since the Balance Sheet Date, (a) the Company has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since the Balance Sheet Date or as set forth on Company Disclosure Schedule 4.8:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses except shrinkage of biodiesel inventory in the Ordinary Course of Business;

(b) other than in the Ordinary Course of Business, the Company has not awarded or paid any bonuses to Former Employees or Employees of the Company, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, long-term incentive, severance, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(c) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(d) the Company has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount;

(e) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than advances to Employees in the Ordinary Course of Business;

(f) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, subjected to any Lien or otherwise disposed of in the Ordinary Course of Business;

(g) the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(h) the Company has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(i) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(j) the Company has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by the Company for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;

(k) the Company has not instituted or settled any material Legal Proceeding resulting in or which may result in a loss of revenue in excess of $10,000 individually or in amounts exceeding $50,000 in the aggregate;

(l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Technology of the Company;

(m) the Company has not made any loan to, or entered into any other transaction with, any of its unitholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(n) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8.

Section 4.9 Taxes.

(a)(i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other material Taxes payable by or on behalf of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of the Company.

(b) The Company has delivered to Purchaser or REG complete copies of (i) all income, franchise and all other material Tax Returns of or including the Company and any Subsidiary relating to the taxable periods ending on or after December 31, 2004 and (ii) any audit report issued after December 31, 2004 relating to any Taxes due from or with respect to the Company or any Subsidiary.

(c) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no audits or investigations of the Company or any Subsidiary by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(e) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(f) Neither the Company nor any Subsidiary nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary that would be binding on Newco or Purchaser after the Closing Date, (ii) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of any income, franchise or other material Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that would be binding on Newco or Purchaser after the Closing Date.

(g) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) No Contract is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Newco or Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code or be subject to Section 4999 of the Code.

(i) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

(j) Since its inception, the Company has (i) been properly treated as a partnership for Federal, state and local income Tax purposes, and has not made an election, by IRS Form 8832 or otherwise, to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(k) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(l) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or any comparable ruling of any Taxing Authority that would be binding on Newco or Purchaser after the Closing Date.

(m) None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(n) Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common buyer.

(o) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) Neither the Company nor any Subsidiary has or has ever had a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.

(r) The Company has not participated in any “reportable transaction” as defined in Treasury regulation Section 1.6011-4(b).

Notwithstanding the foregoing, for purposes of this Section 4.9, any reference to the Company or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into the Company or any Subsidiary.

Section 4.10 Real Property.

(a) Company Disclosure Schedule 4.10(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including easements appurtenant thereto, owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by the Company as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The properties listed on Company Disclosure Schedule 4.10(a)(i)(B) are referred to herein as the “Excluded Properties.” The Company has good and marketable fee title to all Owned Property (other than the owned Excluded Properties), free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A) and (B) Permitted Exceptions. The Company Properties and the Excluded Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of the Company and which are necessary for the continued operation of the Business of the Company as the Business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon owned or leased by the Company taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. Except as set forth on Company Disclosure Schedule 4.10(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 4.10(a)(iii).

(b) Except as set forth on Company Disclosure Schedule 4.10(b), (i) the Company has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases (other than the leased Excluded Properties) under which it is a lessee or licensee, free and clear of all Liens other than Permitted Exceptions, (ii) each of the Real Property Leases is in full force and effect, (iii) the Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. The Company has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and the Company is not aware of any facts that would cause a denial of any renewal application.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) Except as to the Excluded Assets or as set forth on Company Disclosure Schedule 4.10(f), the Company does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the Company Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

(g) With respect to each parcel of the Company Property and the buildings, structures, improvements and fixtures thereon:

(i) Except for assessments occurring on a regular basis in accordance with applicable Legal Requirements, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Property that is reasonably expected to increase the real estate tax assessment for such properties.

(ii) There is no pending, or to the Knowledge of the Company, contemplated proceeding to rezone any parcel of the Company Property. The uses for which each parcel of the Company Property is zoned do not restrict, or in any manner impair, the current use of the Company Property. Neither the Company nor its Subsidiaries have received notice of any violation of any applicable zoning law, regulation or other Legal Requirement, related to or affecting the Company Property.

(iii) All buildings, structures and other improvements on the Company Property, including but not limited to driveways, out-buildings, landscaped areas and sewer systems, and all means of access to the Company Property, are located completely within the boundary lines of the Company Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Company Property.

(iv) The use of the Company Properties, or any portion thereof, in the Business does not violate or conflict with (A) any covenants, conditions or restrictions applicable thereto or (B) the terms and provisions of any contractual obligations relating thereto.

(v) The Company or its Subsidiaries have good and valid rights of ingress and egress to and from all of the Company Property (including between separate parcels included within the Company Property) from and to any rail lines, rail spurs, pipelines and the public street systems for all usual street, road, shipping, transport, storage, docking and utility purposes and other purposes necessary or incidental to the operation of the Business.

(vi) All utilities required for or useful in the operation of the Business either enter the Company Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Company Property and there exists, to the Knowledge of the Company, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Company Property. Adequate sewage and water systems and connections are available to the Company Property as currently operated.

Section 4.11 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property used in the Business by the Company (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all materials respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.

(b) Company Disclosure Schedule 4.11 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by the Company in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases. To the Knowledge of the Company, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.12 Intellectual Property.

(a) Company Disclosure Schedule 4.12(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or registered to the Company and included in the Intellectual Property. Company Disclosure Schedule 4.12(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b) Except as disclosed in Company Disclosure Schedule 4.12(b), the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Intellectual Property listed in Company Disclosure Schedule 4.12(a). To the Knowledge of the Company, the Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Intellectual Property and all Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for those specified Intellectual Property Licenses included in Company Disclosure Schedule 4.13(a) and except for Permitted Exceptions).

(c) The Intellectual Property, the Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of the Company do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any intellectual property, proprietary or other right of any Person. The Intellectual Property, the Technology and the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct the Business in the manner in which such Business is currently being conducted.

(d) To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Intellectual Property or Technology of the Company. No such claims have been made against any Person by the Company.

(e) The Company has taken adequate security measures to protect the confidentiality and value of all the material Trade Secrets included in the Intellectual Property and any other non-public, proprietary information included in the Technology, which measures are reasonable in the industry in which the Business operates.

(f) As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property or Technology. The Company has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge. To the Knowledge of the Company, the Intellectual Property and Technology, and all of the Company’s rights in and to the Intellectual Property and Technology, are valid and enforceable.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Newco or Purchaser’s right to own or use any of the Intellectual Property or Technology.

(h) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Intellectual Property or Technology of the Company to any third Person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.

(i) Company Disclosure Schedule 4.12(i) sets forth a complete and accurate list of (i) all Software included in the Technology developed by or for the Company, (ii) all Software exclusively owned by the Company that is not included in the Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to the Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000). The Company has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for the Company and included in the Technology.

(j) The Company has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company and included in the Technology of the Company. The Company is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

Section 4.13 Material Contracts.

(a) Company Disclosure Schedule 4.13(a) sets forth, by reference to the applicable subsection of this Section 4.13(a), all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, member or Affiliate of the Company;

(ii) Contracts with any labor union or association representing any Employee of the Company;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(v) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) each purchase Contract giving rise to Liabilities of the Company in excess of $25,000;

(ix) each Contract providing for payments by or to the Company in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof;

(x) all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which the Company has made advances or loans to any other Person, except advances to Employees of the Company in the Ordinary Course of Business;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $50,000 that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $25,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof unless in the Ordinary Course of Business;

(xvii) all Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $1,000);

(xviii) incentives, grants or other agreements from or with any Governmental Authority;

(xix) Contracts for services from lawyers, accountants, financial advisors and consultants (“Professional Service Providers”); and

(xx) Contracts that are otherwise material to the Company.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Company Disclosure Schedule 4.13(b), continue in full force and effect without penalty or other adverse consequence. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. Notwithstanding the generality of the foregoing, the Company is not in material default under the MOSA nor, to the Knowledge of the Company, is any other party to the MOSA in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. The Company has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. The Company is not and at Closing shall not be, obligated to make any payments to Professional Service Providers related to the Transaction, the wind down and liquidation of the Business or otherwise other than as set forth on Company Disclosure Schedule 4.13(a)(xix) or as approved by Newco.

(c) Company Disclosure Schedule 4.13(c) sets forth a complete and accurate list of all consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.

Section 4.14 Employee Benefits.

(a) Company Disclosure Schedule 4.14(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees of the Company (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Neither the Company nor any ERISA Affiliate is a party to or bound by any multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to Purchaser: (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Company Disclosure Schedule 4.14(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) Except as reserved against or accrued on the Balance Sheet, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid on or before the Closing Date.

(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the combination of the fair market value of the assets of each such plan plus the liabilities accrued on the Balance Sheet. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary (subject to COBRA subsidy requirements).

(i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Company Disclosure Schedule 4.14(k).

(l) The Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m) Neither the Company nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Company or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) Neither the Company, any ERISA Affiliate nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(o) Neither the Company nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p) Except as set forth on Company Disclosure Schedule 4.14(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of the Company; (ii) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q) The Company is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

(r) No stock or other security issued by the Company forms or has formed a part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee.

Section 4.15 Labor.

(a) Except as set forth on Company Disclosure Schedule 4.15(a) (the “Labor Contracts”), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of the Company. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Company Disclosure Schedule 4.15(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Company Disclosure Schedule 4.15(b), no Employees are represented by any labor organization. No labor organization or group of Employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or Former Employee.

(d) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by the Company. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing.

Section 4.16 Litigation. Except as set forth in Company Disclosure Schedule 4.16, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, before any Governmental Authority; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Company Disclosure Schedule 4.16, the Company is not subject to any Order, settlement agreement or stipulation and the Company is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Company Disclosure Schedule 4.16, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with Laws; Permits.

(a) Except as set forth on Company Disclosure Schedule 4.17(a), the Company is in compliance in all material respects with all Laws applicable to its operations or assets or the Business. Except as set forth on Company Disclosure Schedule 4.17(a), the Company has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Company Disclosure Schedule 4.17(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (the “Company Permits”) as kept by the Company’s general manager and produced to the Company. The Company currently has all material Permits that are required for the operation of the Business as presently conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.

Section 4.18 Environmental Matters. Except as set forth on Company Disclosure Schedule 4.18 hereto and except as could not reasonably be expected to have a Material Adverse Effect with respect to the Company:

(a) the operations of the Company, with respect to the Business, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business, the Company is not the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim is pending or to the Knowledge of the Company, threatened against the Company, alleging, with respect to the Business, that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company and environmental matters;

(g) there is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by the Company during the Company’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(h) the Company with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of the Company, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(i) the Company has made available to Purchaser all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company.

Section 4.19 Insurance. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary in the biodiesel production industry for the business, assets and properties of the Company. Set forth in Company Disclosure Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Company Disclosure Schedule 4.19, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Company Disclosure Schedule 4.19, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 4.20 Inventories. The inventories of the Company reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

Section 4.21 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

Section 4.22 Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.22, no Employee, officer, unitholder or member of the Board of Managers of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.23 Product Warranty; Product Liability.

(a) Except as set forth on Company Disclosure Schedule 4.23, the products produced, sold or delivered by the Company in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To the Company’s Knowledge, the Company has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.

(b) The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company.

Section 4.24 Banks. Company Disclosure Schedule 4.24 contains a complete and correct list of (a) the names and locations of all banks in which the Company has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Company Disclosure Schedule 4.24, no person holds a power of attorney to act on behalf of the Company.

Section 4.25 Full Disclosure. No representation or warranty of the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company to Newco, Purchaser, or REG pursuant to this Agreement or any of the Company Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Company has not disclosed to Newco or Purchaser in writing which could reasonably be expected to lead Newco or Purchaser to conclude that a Material Adverse Effect with respect to the Company had occurred or was imminent.

Section 4.26 Financial Advisors. Except as set forth on Company Disclosure Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 4.26 shall be paid by the Company.

Section 4.27 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

Section 4.28 Information Supplied. Subject to the accuracy of the representations and warranties of Newco and Purchaser set forth in Section 5.9, none of the information related to the Company supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion in (a) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of shares of Newco Common Stock and Newco Preferred Stock hereunder (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement relating to the Company Unitholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement”) will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cooperate with Newco in order that the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Newco, Purchaser and/or REG for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.29 The Company’s Financial Condition. Except as set forth on Company Disclosure Schedule 4.29, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, in respect of the Company or any of its assets or properties are pending, or to the Knowledge of the Company, threatened, and the Company has not made any assignment for the benefit of creditors, nor taken any action with a view to the institution of any such insolvency proceedings.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWCO AND PURCHASER

Each of Newco, Purchaser, and REG hereby represents and warrants to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Newco, REG and Purchaser to the Company simultaneously with the execution of this Agreement (the “Newco Disclosure Schedule”):

Section 5.1 Organization and Good Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Newco and Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a Material Adverse Effect with respect to Newco or Purchaser. Attached hereto as exhibits are true, correct and complete copies of (i) the Certificate of Incorporation of Newco (Exhibit B), (ii) the Preferred Stock Certificate of Designation of Newco (Exhibit A), and (iii) Bylaws of Newco (Exhibit C), each as in effect on the Effective Date. Purchaser has delivered to the Company true, complete and correct copies of its operating agreement as in effect on the date hereof. Between the date hereof and the Closing, without the prior consent of the Company (i) Newco shall not amend its Certificate of Incorporation, Preferred Stock Certificate of Designation or Bylaws, and (ii) Purchaser shall not amend the operating agreement of Purchaser.

(b) Newco is the owner of all of the issued and outstanding membership/equity interests of Purchaser. Other than the foregoing and except as set forth on Newco Disclosure Schedule 5.1(b), neither Newco nor Purchaser, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of Newco or Purchaser had any operations, business, Liabilities or other activities that would create a Liability on the part of the Newco or Purchaser.

Section 5.2 Capital Structure. The authorized capital stock of Newco consists of 140,000,000 shares of Newco Common Stock and 60,000,000 shares of Newco Preferred Stock, 14,000,000 shares of which have been designated Series A Preferred Stock. At the close of business on the Effective Date and immediately prior to Closing, (i) 100 shares of Newco Common Stock were issued and outstanding, and (ii) no shares of Newco Preferred Stock were issued or outstanding. Newco Disclosure Schedule 5.2(i) sets forth the name of each shareholder of Newco and the number of shares of Newco Common Stock and the number of shares of Newco Preferred Stock held by each shareholder as of the Effective Date and as anticipated as of the Closing Date assuming the Closing of each of the Common Plan Agreements and further referencing that, immediately prior to the Closing of the REG Merger Agreement, the USBG Shares (as defined in the REG Merger Agreement) shall be exchanged for 700,000 shares of REG Series BB Preferred Stock in consideration of the modification as a result of the transactions contemplated by the REG Merger Agreement of the terms of the REG Series AA Preferred Stock and REG Series BB Preferred Stock held by the USBG Group (as defined in the REG Merger Agreement) and the waiver of the accrued dividend thereon. All shares of Newco Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Newco and this Agreement and under applicable federal and state securities laws) and free of preemptive rights, and all shares of Newco Preferred Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in the Certificate of Incorporation of Newco and this Agreement and under applicable federal and state securities laws) and free of preemptive rights. Except as set forth on Newco Disclosure Schedule 5.2(ii), as of the date of this Agreement and as of the Closing Date there are not any shares of capital stock, voting securities or equity interests of Newco or Purchaser issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Newco or Purchaser, including any representing the right to purchase or otherwise receive any Newco Common Stock or Newco Preferred Stock. Except as provided on Newco Disclosure Schedule 5.2(iii), as of the date of this Agreement and as of the Closing Date, (i) there are no pre-emptive rights or other similar agreements or understandings for the purchase or acquisition of any securities of Newco or Purchaser, (ii) there are no registration rights agreements or similar understanding regarding the registration of any securities of Newco or Purchaser, and (iii) the Newco Common Stock, the Newco Preferred Stock, and the membership/ownership interests of Purchaser are not subject to any voting trusts, voting agreements or other similar agreements or understandings.

Section 5.3 Authorization of Agreement. Each of Newco, REG and Purchaser has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Newco, REG or Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Newco, REG and Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each of Newco, REG and Purchaser, and no other corporate action on behalf of Newco, REG or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Newco, REG and Purchaser, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Newco, REG and Purchaser, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Newco Disclosure Schedule 5.4, and assuming the filings referred to in Sections 5.4(b)(i) & (ii) are made, none of the execution and delivery by Newco, REG or Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Newco, REG and Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Newco, REG or Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in creation of any Liens upon any of the properties or assets of Newco or Purchaser under any provision of (i) the Organizational Documents of Newco, REG or Purchaser; (ii) any Contract or Permit to which Newco, REG or Purchaser is a party or by which any of the properties or assets of Newco, REG or Purchaser are bound; (iii) any Order of any Governmental Authority applicable to Newco, REG or Purchaser or by which any of the properties or assets of Newco, REG or Purchaser are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Newco, REG or Purchaser in connection with (i) the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Newco, REG or Purchaser with any of the provisions hereof or thereof, (ii) the consummation of the transactions contemplated hereby and thereby or the taking by Newco, REG or Purchaser of any other action contemplated hereby or thereby, or (iii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Newco, REG or Purchaser, except for (a) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements, of the Securities Act and the Exchange Act and applicable state securities laws and regulations, (b) filings which may be required under and compliance with the applicable requirements of the HSR Act and (c) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect with respect to Newco, REG or Purchaser.

Section 5.5 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Newco, REG and Purchaser, threatened against Newco, REG or Purchaser (or to the Knowledge of Newco, REG or Purchaser, pending or threatened against any of the officers, directors or key employees of Newco, REG or Purchaser with respect to their business activities on behalf of Newco, REG or Purchaser), or to which Newco, REG or

Purchaser are otherwise a party, before any Governmental Authority; nor to the Knowledge of Newco, REG or Purchaser is there any reasonable basis for any such Legal Proceeding. Neither Newco, REG nor Purchaser is subject to any Order, settlement agreement or stipulation and neither are any of the foregoing in breach or violation of any Order, settlement agreement or stipulation. There are no Legal Proceedings pending or, to the Knowledge of Newco, REG or Purchaser, threatened against Newco, REG or Purchaser or to which any of the foregoing is otherwise a party relating to this Agreement or any Purchaser Document, or that are reasonably likely to prohibit or restrain the ability of Newco, REG or Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.6 Financial Advisors. Except as set forth on Newco Disclosure Schedule 5.6 (whose fees and expenses shall be paid by Newco), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Newco, REG or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.7 Voting Requirements. No vote of stockholders of Newco or the holders of the membership/ownership interests of Purchaser is necessary to approve the transactions contemplated hereby.

Section 5.8 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.25, none of the information supplied (or to be supplied) in writing by or on behalf of Newco, REG or Purchaser specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither Newco, REG nor Purchaser makes any representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.

Section 5.9 Full Disclosure. No representation or warranty of Newco, REG or Purchaser contained in this Agreement or any of the Purchaser Documents and no written statement made by or on behalf of Newco, REG or Purchaser to the Company pursuant to this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Newco, REG or Purchaser has not disclosed to the Company in writing which could reasonably be expected to lead the Company to conclude that a Material Adverse Effect with respect to Newco, REG or Purchaser had occurred or was imminent.

Section 5.10 Beneficiary of REG Representations. The Company shall be a beneficiary of the representations and warranties of REG including the related deliveries described therein, set forth in Sections 4.1 through 4.29 of the REG Merger Agreement subject to Section 12.1 hereof. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such representations and warranties shall be delivered by REG to the Company and shall be applicable to such representations and warranties upon the execution of this Agreement. No amendment, waiver or consent relating to such representations and warranties shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. The Company shall afford to Newco, Purchaser and REG and its and their accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), Books and Records, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of the Company as Newco, Purchaser or REG shall reasonably request in connection with the transactions contemplated herein, including preparation of the Form S-4; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Similarly, Newco, Purchaser and REG shall afford to the Company and its and their accountants, counsel, financial advisors, environmental consultants and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to Closing, to their respective properties and facilities, Books and Records, financial information, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Newco, Purchaser and REG as the Company shall reasonably request in connection with the transactions contemplated herein; provided, however, such investigation shall not unreasonably disrupt the operations of Newco, Purchaser or REG. Prior to the Closing, each party hereto shall generally keep the other parties informed as to all material matters involving the operations and businesses of each other. The Company shall authorize and direct the appropriate directors, managers, officers and employees of the Company to discuss matters involving the operations and business of the Company with representatives of Newco, Purchaser and REG and their prospective lenders or placement agents and other financial sources. Newco, Purchaser and REG shall authorize and direct the appropriate directors, managers, officers and employees of Newco, Purchaser and REG to discuss matters involving the operations and business of Newco, Purchaser and REG with representatives of the Company and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, any party hereto in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated June     , 2008 by and among REG and the Company and the Addendum to Confidentiality Agreement dated December 8, 2008 by and among REG and the Company (collectively the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the Closing pursuant to the terms thereof; provided that Newco and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Financing. Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law or any Contract which may restrict the Company’s disclosure. Newco, Purchaser and REG shall arrange with the parties to the Common Plan Agreements (other than REG) to provide the Company access to information regarding such parties on terms substantially similar to those relating to the Company’s access to information regarding Newco, Purchaser and REG provided by this Section 6.1.

Section 6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Newco, between the date hereof and the Closing, the Company shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, the Company consistent with past practice, and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)(A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable and other Liabilities set forth on the Balance Sheet in the Ordinary Course of Business utilizing normal procedures and without discounting or accelerating payment of such accounts or Liabilities utilizing all available cash and any available line of credit, and (C) comply with all contractual and other obligations of the Company;

(v) comply with the capital expenditure plan of the Company for 2009 set forth on Company Disclosure Schedule 6.2(a)(v), including making such capital expenditures in the amounts and at the times set forth in such plan;

(vi) comply in all material respects with all applicable Laws;

(vii) take steps to renew all Permits in a timely manner prior to their lapse; and

(viii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Intellectual Property of the Company.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Newco, the Company shall not:

(i)(A) increase the salary or other compensation of any director or Employee of the Company except for normal year-end increases in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or amend any such agreement) to which the Company is a party; or (E) pay or make any dividend or distribution of cash or other property with respect to the units or other equity interests of the Company;

(ii)(A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except (u) the Indebtedness related to the Permitted Exceptions, (x) the Indebtedness reflected in the Balance Sheet, (y) the Indebtedness incurred in the Ordinary Course of Business since the Balance Sheet Date, or (z) the Indebtedness set forth on Company Disclosure Schedule 4.5; (B) except in the Ordinary Course of Business, pay, prepay, accelerate, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company; (C) materially modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person;

(iii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the Purchased Assets;

(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of the Company;

(v) except as provided in Section 6.6 hereof, enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;

(vi) cancel or compromise any debt or claim, or waive or release any material right of the Company except in the Ordinary Course of Business;

(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;

(viii) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(ix) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(x) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Newco or Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xii) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv) amend the operating agreement of the Company;

(xvi) agree to materially increase Liabilities from the amounts set forth on the Balance Sheet except in the Ordinary Course of Business under loan or credit agreements or arrangements up to the maximum amounts and other terms as in effect on the date of this Agreement; or

(xvii) agree to do anything (A) prohibited by this Section 6.2, (B) that would make any of the representations and warranties of the Company in this Agreement or any of the Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect with respect to the Company.

Section 6.3 Consents. Newco, Purchaser, REG and the Company shall each use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement as set forth on Company Disclosure Schedule 6.3, including the consents, waivers, approvals and notices referred to in Section 4.3(b) and Section 5.4(b) hereof (except for such matters covered by Section 6.4, which are covered in that Section). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to each party hereto, and executed counterparts of such consents, waivers and approvals shall be delivered to each party hereto promptly after receipt thereof, and copies of such notices shall be delivered to each party hereto promptly after the making thereof.

Section 6.4 Regulatory Approvals.

(a) Each of Newco, Purchaser, REG and the Company shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby and by the Common Plan Agreements, as appropriate, as promptly as practicable, including seeking early termination, and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Newco shall be responsible for all filing fees and expenses associated with the required filings under the HSR Act and all responses to any request by the FTC, the Antitrust Division or any other Governmental Authority. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b) Each of Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Newco and the Company decide that litigation is not in their respective best interests. Each of Newco, Purchaser, REG and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Newco, Purchaser or the Company nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 6.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) to agree to any limitation on the operation or conduct of the Business, or (v) to waive any of the conditions to this Agreement set forth in Section 8.1 or 8.2.

Section 6.5 Further Assurances. Subject to, and not in limitation of, Section 6.4, each of the Company, Newco, REG and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement, including, without limitation, execution and delivery of the bill of sale and other documents and instruments of transfer, deeds, consents, waivers and approvals, assignment and assumption agreements, power of attorney, MOSA termination, releases, the Registration Rights Agreement and the Rule 145 Agreements to which the Company, Newco, REG and/or Purchaser is a party.

Section 6.6 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s unitholders under Iowa law, then the Company may, at any time prior to obtaining the Company Unitholder Approval (but in no event after obtaining the Company Unitholder Approval) and after providing Newco not less than two (2) Business Days written notice of its intention to take such actions (A) furnish information with respect to the Company to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Newco of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Newco all such information not previously provided to Newco, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Representatives shall be deemed to be a breach of this Section 6.6 by the Company. The Company shall provide Newco with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 48 hours after the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly advise Newco orally, and within 48 hours advise Newco in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Newco, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Newco fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Newco with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.6(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newco or Purchaser, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.6(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation if they determine such withdrawal or modification is necessary in the exercise of their fiduciary duties, or recommend a Takeover Proposal, if such Board determines in good faith that such Takeover Proposal is a Superior Proposal; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth (5th) Business Day following Newco’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Newco that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period (unless at the time such notice is otherwise required to be given there are less than five (5) Business Days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account (i) any changes to the terms of this Agreement proposed by Newco in writing (in response to a Company Adverse Recommendation Notice or otherwise) and (ii) the amount of the Termination Fee and Expenses payable to Newco hereunder in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Newco and its Subsidiaries or REG and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company, or to merger or consolidate with the Company, made by a third party, which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to the Company’s unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Newco in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Section 6.7 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the Closing Date until the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”). The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Newco, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the Closing Date to the fifth (5th) anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall: (i) cause, solicit, induce or encourage any Employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of the Company and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Newco, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Newco will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Newco may have hereunder or at law or in equity.

(d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(e) The Company shall use its commercially reasonable efforts to obtain the agreement of the Subsidiaries of the Company to the provisions of this Section  6.7 in form and content reasonably satisfactory to Newco.

Section 6.8 Preservation of Records. Newco agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to the Company or its members as may be reasonably required by the Company or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of the Company or any of its Affiliates or members or in order to enable the Company to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Newco wishes to destroy (or permit to be destroyed) such records after that time, Newco shall first give ninety (90) days prior written notice to the Company and the Company shall have the right at its option and expense, upon prior written notice given to Newco within that ninety-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

Section 6.9 Publicity. None of the Company, REG, Newco or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of REG, Newco, Purchaser or the Company, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Newco or the Company lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

Section 6.10 Environmental Matters.

(a) The Company shall permit, at Newco’s expense, Newco and Newco’s environmental consultant to conduct such investigations (including investigations known as “Phase I” Environmental Site Assessments and, only if mutually agreed to by the Company and Newco, “Phase II” Environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Newco, in its reasonable discretion, shall deem necessary or prudent (“Newco’s Environmental Assessment”). Newco’s Environmental Assessment shall be conducted, at Newco’s expense, by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company. Newco shall provide copies of reports and results of all investigations conducted by or on behalf of Newco promptly after receipt thereof. Newco shall be responsible for the repair of any damage (except as a result of any pre-existing contamination) caused by such investigations and shall restore the affected property or reimburse the Company for such damage and the repair and restoration thereof as reasonably determined by the Company. Newco shall indemnify the Company for any loss (except as a result of any pre-existing contamination), including claims of lessors and other parties, resulting from such investigations.

(b) The Company shall promptly file or cooperate with Newco in filing all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Newco shall cooperate in all reasonable respects with the Company with respect to such filings and Environmental permit activities.

Section 6.11 Cooperation with Indebtedness Renegotiation. The terms and conditions of the Indebtedness of the Company set forth on Company Disclosure Schedule 6.11 shall be renegotiated on terms and conditions deemed acceptable to REG in its sole discretion, and all such Indebtedness shall be assumed by Purchaser and not by Newco. The Company shall provide such assistance and cooperation as REG, Newco and their Affiliates may reasonably request in connection with the renegotiation of the Indebtedness of the Company, including (a) making senior management of the Company reasonably available for customary syndication presentations and meetings and presentations with rating agencies and lenders or other proposed financing sources and (b) cooperating with prospective lenders or other proposed financing sources in performing their due diligence.

Section 6.12 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Newco with (a) unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of the Company (such statements to be prepared by the Company in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) for such preceding month (such financial statements, the “Company Monthly Financial Statements”). At or as close to reasonably practicable prior to Closing, Company shall provide Parent with the Final Closing Balance Sheet. As soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each calendar month (or as soon as practicable if and when such financial statements are received by Newco or REG from the parties to the Common Plan Agreements other than REG) during the period from the date hereof to the Closing, Newco or REG shall provide the Company with unaudited monthly financial statements, including the balance sheet and related statement of income and cash flows, of Newco, Purchaser and REG and the other respective parties to the Common Plan Agreements (such statements to be prepared in accordance with GAAP consistent with past practice in each case without footnotes) (such financial statements, the “Newco Monthly Financial Statements”); provided, however, the monthly financials for Newco, Purchaser and REG for February and March, 2009 shall not be required to be delivered until May 26, 2009.

Section 6.13 Notification of Certain Matters. The Company shall give notice to Newco and Newco and REG shall give notice to the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it or under any of the Common Plan Agreements by any of the other parties thereto to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or any of the other parties under any of the other Common Plan Agreements or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Newco, Purchaser or REG or any of the other parties under any of the other Common Plan Agreements related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 6.14 Newco Board of Directors. On the Closing Date, Newco shall take such actions as are reasonably necessary to elect the nominee of the Company designated by the Company prior to Closing, to Newco’s Board of Directors, to serve until the expiration of the restrictions set forth in Article X of the Certificate of Incorporation and until his successor is elected and qualified, or if earlier, until his earlier death, resignation or removal.

Section 6.15 Preparation of the Form S-4 and the Joint Proxy Statement; Unitholder and Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company, Newco, REG and the other parties to the Common Plan Agreements shall prepare, with the cooperation of the Company, REG and the other parties to the Common Plan Agreements, and file with the SEC the Joint Proxy Statement and Newco shall prepare and Newco shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company, REG and Newco shall, and shall cause their accountants and lawyers to use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the unitholders of the Company and REG shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or otherwise delivered in accordance with Law to the stockholders of REG, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Newco shall also, at Newco’s expense, take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Newco Common Stock and Newco Preferred Stock, and the Company shall furnish all information concerning the Company and the unitholders of the Company as may be reasonably requested by Newco in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Newco, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company, REG or Newco, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the time the Form S-4 is declared effective under the Securities Act any information relating to the Company, REG or Newco, or any of their respective Affiliates, directors or officers, should be discovered by the Company, REG or Newco which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of the Company and the stockholders of REG. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form S-4. Preparation of the Form S-4 and the Joint Proxy Statement under this Agreement shall be effectuated in conjunction with the required S-4 and Joint Proxy Statement required under the Related Transactions.

(b) The Company shall, as soon as practicable following the date of this Agreement subject to compliance with SEC requirements and compliance with the requirements of the Company’s operating agreement and applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Company Unitholders Meeting”) for the purpose of obtaining the Company Unitholder Approval. Subject to Section 6.6(c) hereof, the Company shall, through its Board of Directors, recommend to its unitholders adoption of this Agreement (the “Company Board Recommendation”). The Joint Proxy Statement shall include a copy of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.15(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement; provided, further, however, that if the Board of Directors of the Company withdraws or modifies such recommendation due to any reason other than a reason or reasons arising from a Material Adverse Effect with respect to Newco, Purchaser or REG, the Company shall pay Newco a Termination Fee to the extent provided for in Section 9.4.

Section 6.16 Transfer of Certificates of Title. At Closing, the Company shall deliver to Purchaser certificates of title to the assets listed on Company Disclosure Schedule 6.16 to be transferred to Purchaser.

Section 6.17 Agreements of Rule 145 Affiliates. At least five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Newco a list identifying all persons who it believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Newco, at or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit D. Newco shall be entitled to place restrictive legends on any shares of Newco Common Stock or Newco Preferred Stock issued (i) to such Rule 145 Affiliates and (ii) to any other Persons who it reasonably believes may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Transaction.

Section 6.18 Legend.

The Company understands and agrees that each of the certificates evidencing Newco Common Stock and Newco Preferred Stock to be acquired hereunder may bear the following legends:

“THE SALE OR TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS IN ARTICLE X OF THE CERTIFICATE OF INCORPORATION OF REG NEWCO, INC. (THE “CORPORATION”), AND ANY AMENDMENTS THERETO, COPIES OF WHICH ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE CORPORATION. THE CORPORATION WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF SHARES AUTHORIZED TO BE ISSUED BY THE CORPORATION.”

Section 6.19 Release under MOSA. Effective at Closing, REG and the Company each hereby releases and discharges the other and their respective officers, directors, agents, stockholders, subsidiaries and Affiliates, including, but not limited to REG Services Group, LLC and REG Marketing and Logistics Group, LLC, from any claim, liability, loss, damage and expense arising under or by reason of the Management and Operational Services Agreement dated May 9, 2005 by and between the Company and West Central Cooperative, and assigned to REG July 31, 2006, and the First Amendment to Management and Operational Services Agreement dated November 22, 2006 by and between the Company and REG (together, the “MOSA”) through the Closing Date, whether known or unknown, foreseen or unforeseen, or which may hereafter appear or develop, including, but not limited to, any claim, liability, loss, damage or expense for breach or indemnification.

Section 6.20 Updating of Schedules. From time to time prior to the Closing Date, Newco, Purchaser, REG and the Company shall promptly amend or supplement the Disclosure Schedules to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of the respective party true and correct; provided, however, that no such amendment or supplement made by a party shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of the other party hereunder or excuse the breach of a covenant by a party hereunder.

Section 6.21 REG Covenants. In addition to the covenants made by REG in this Article VI, the Company shall be a beneficiary of the covenants and agreements of REG set forth in Sections 6.2 through 6.6, 6.11, 6.12 and 6.14(b) of the REG Merger Agreement. The Company Disclosure Schedules, as defined in the REG Merger Agreement, provided in connection with such covenants and agreements, shall be delivered by REG to the Company and shall be applicable to such covenants and agreements upon the execution of this Agreement. No amendment, waiver or consent relating to such covenants and agreements shall be effective for any purpose under this Agreement unless such amendment, waiver or consent is in writing and signed by the Company.

Section 6.22 Payment of Ongoing Costs. The Company hereby agrees to use commercially reasonable efforts to distribute to its unitholders the Newco Common Stock and Newco Preferred Stock received pursuant to this Agreement and to liquidate, wind down and dissolve the Company or otherwise terminate its limited liability company existence as soon as possible at or following the Closing, but in no event later than one hundred eighty (180) days following Closing. Until the Company is dissolved or otherwise terminated, Newco shall pay the following ongoing costs related to the Company (the “Ongoing Costs”):

(a) the premiums for director and officer insurance;

(b) expenses for regular board meetings;

(c) ongoing professional fees, including legal, accounting and audit fees as provided on Company Disclosure Schedule 4.13(a)(xix);

(d) costs associated with filing required reports and filings under the Exchange Act, including filing and printer fees;

(e) the premiums for other required insurance; and

(f) costs associated with continuing the Company’s existence and the Company’s dissolution, termination or wind-down.

Newco and the Company shall mutually agree upon all Ongoing Costs prior to the Company incurring such costs, and the Company agrees to use commercially reasonable efforts to minimize Ongoing Costs.

Section 6.23 Payment of Professional Service Providers and other Costs. The Company agrees to pay, prior to or at the time of Closing, all fees and costs of any Professional Service Provider of the Company to the extent of the Company’s available cash. At Closing, Newco shall pay all fees and costs of any Professional Service Provider of the Company that have not been previously paid by the Company as provided on Company Disclosure Schedule 4.13(a)(xix). Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement does not close, payment of the fees and costs of the Professional Service Providers of the Company will remain the sole obligation of the Company.

Section 6.24 Protective Tax Election. The Company and Newco shall make a protective election under Section 362(e)(2)(C) of the Code as provided in Proposed Treasury Regulation § 1.362-4(c)(1) and Notice 2005-70, 2005-2 CB 694 such that if the basis of the Company assets is greater than their fair market value at the time of the Transaction, the basis of said assets shall not be reduced and instead the basis of Newco stock issued in the Transaction is reduced. The Company and Newco agree to cooperate to perfect said protective election if it is determined that the basis of the Company assets is in excess of their fair market value. The Company and Newco shall attach such statements as they mutually agree to their income tax returns as are necessary to make said protective election, to perfect such protective election if necessary, or to make an election under Section 362(e)(2)(C) of the Code if by the time said returns are filed such an election is necessary because the Company and Newco have determined at the time of the Transaction that the fair market value of the Company assets was less than their basis. Notwithstanding the foregoing, the Company and Newco agree that a protective election will not be made if the Company and Newco determine that Section 362(e)(2) of the Code does not apply to the Transaction pursuant to Proposed Treasury Regulation § 1.362-4(b)(6) or for any other reason.

ARTICLE VII

EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1 Employment. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment on an “at will” basis to the Employees of the Company who are not covered by any of the Labor Contracts disclosed in Company Disclosure Schedule 4.15(a). Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. The Employees who accept Purchaser’s “at will” employment offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

Section 7.2 Standard Procedure. Pursuant to Section 4 of Revenue Procedure 2004-53 I.R.B. 2004-34, (a) Purchaser and the Company shall report on a predecessor/successor basis as set forth therein, (b) the Company will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and

(c) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by the Company.

Section 7.3 Employee Benefits. Following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s then existing employee benefit plans that are comparable, in the aggregate, to the benefits, policies and procedures provided by REG immediately prior to the Closing or employee benefit plans of REG that are assumed by Newco pursuant to the Merger Agreement (collectively, the “Purchaser Plans”). Purchaser shall cause Transferred Employees to be credited with service with the Company for vesting and eligibility under the Purchaser Plans and solely under the Company’s defined benefit plan for benefit accruals with respect to accrued benefit obligations. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions Precedent to Obligations of Newco and Purchaser. The obligations of Newco and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Newco and Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of the Company set forth in this Agreement, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the Company;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Company;

(d) Newco shall have received a certificate signed by the senior non-management officer of the Company, in form and substance reasonably satisfactory to Newco, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(c) have been satisfied in all respects;

(e) with respect to each Owned Property, Newco shall have received a binding commitment from a title company of Newco’s choice, the costs of which will be borne one-half by Newco and one-half by the Company (except as provided in Section 2.3 with respect to Assumed Liabilities of Purchaser), to issue a policy of title insurance on such Owned Property, which shall show title thereto to be in the condition represented by the Company herein, shall contain exceptions only for Permitted Exceptions (all Liens, other than Permitted Exceptions, including all Liens set forth on Company Disclosure Schedule 4.10(a)(i)(A), being satisfied by the Company prior to Closing, and satisfactory evidence thereof provided to Newco and its title company on or before Closing), and shall show no rights of occupancy or use by third parties other than tenants under Real Property Leases, no encroachments, and no gaps in the chain of title, the cost of the cure of which shall be borne by the Company;

(f) Newco shall have received, from Newco’s surveyor, an ALTA/ACSM Class A Land Title Survey with respect to each Owned Property, which reflects the location of all improvements and easements and that all improvements are located with the boundaries of the Owned Property and that no encroachments exist, the cost of which surveys shall be borne equally by the Company and Newco (except as provided in Section 2.3 with respect to Assumed Liabilities of Purchaser);

(g) the Company shall have delivered to Newco’s title company any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Newco or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are reasonably requested by said title company;

(h) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i)(i) if applicable, the waiting period under the HSR Act shall have expired and the Company shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Company Disclosure Schedule 4.3(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and (ii) Newco, Purchaser, REG and the Company shall have obtained all consents waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 4.3(b) hereof in a form satisfactory to Newco;

(j) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Newco Shares shall have been received;

(k) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and the Company Stockholder Approval (as defined in the REG Merger Agreement) of REG shall have been obtained in accordance with applicable law and the Organizational Documents of REG;

(l) the Company shall have provided Newco with an affidavit of non-foreign status of the Company that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(m) Newco and Purchaser shall have obtained working capital financing for the operation of the Facility and Newco shall have obtained a senior credit facility or other working capital lending arrangement, in each case in such amounts and on the terms and conditions reasonably satisfactory to Newco (together such Facility financing and senior credit facility or working capital lending arrangement, the “Financing”);

(n) the Indebtedness of the Company being assumed by Purchaser shall have been renegotiated on terms and conditions deemed acceptable by Newco in its sole discretion and the Senior Lender shall have consented to the Transaction and the transactions contemplated hereby;

(o) the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit F hereto and other documents and instruments of transfer reasonably requested by Purchaser or Purchaser’s title company;

(p) the Company shall have delivered, or cause to be delivered, to Purchaser duly executed general warranty deeds in forms appropriate for each state in which Owned Real Property is located (other than for the Excluded Properties) and, if requested by Purchaser, separate assignments for the Real Property Leases; provided, however, that the Company may deliver special warranty deeds in lieu of general warranty deeds for certain Owned Real Property if title insurance has been obtained for such Owned Real Property;

(q) the Company shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) set forth on Company Disclosure Schedule 4.17(b) which are potentially obtainable prior to the transfer of the Purchased Assets for Purchaser to conduct the operations of Business as of the Closing Date, and the Company shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;

(r) the Company shall have obtained the appropriate consents required under incentives from Governmental Authorities related to the Facility which are set forth on Company Disclosure Schedule 8.1(r) and REG shall have obtained the appropriate consents under incentives from Governmental Authorities related to its facilities;

(s) the Company shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit G hereto and duly executed assignments of the registrations and applications included in the Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Intellectual Property;

(t) the Company shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit H hereto;

(u) the Company shall have delivered, or caused to be delivered, to Newco an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., counsel to the Company, in form and content reasonably satisfactory to Newco;

(v) the Company shall have delivered to REG a termination providing that the MOSA is terminated as of the Closing Date and that neither of the parties thereto shall have any right, claim or liability after the Closing Date under or by reason of the MOSA;

(w) the Company shall have delivered, or caused to be delivered, to Newco an opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., counsel to the Company, that the Company (i) has been properly treated as a partnership for Federal tax purposes, and has not made an election to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code in form and content reasonably satisfactory to Newco;

(x) the Company shall have delivered all instruments and documents necessary to release any and all Liens, other than Permitted Exceptions, on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(y) REG shall have received terminations of the existing REG stockholder and registration rights agreements set forth in Section 7.1(l) of the REG Merger Agreement;

(z) REG shall have received written consent from the holders of REG preferred stock waiving all Accrued Dividends (as defined in the respective certificates of designation for such REG preferred stock) as of the Closing Date pursuant to the respective certificates of designation for each series of REG preferred stock;

(aa) the Company shall have delivered, or caused to be delivered, to Newco copies of all consents, waivers and approvals referred to in Section 8.1(i)(ii);

(bb) Newco shall have received full executed originals of the Newco Registration Rights Agreement, Newco BCA Registration Rights Agreement, Newco Stockholder Agreement and the Rule 145 Affiliate Agreements required by 6.17 hereof and such other documents as Newco may reasonably request;

(cc) Newco shall have approved in writing any material increase in the Company’s Liabilities from those reflected on the Balance Sheet to those reflected in the Final Closing Balance Sheet other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business; and

(dd) not more than one percent (1%) of the outstanding shares of REG immediately prior to the Effective Time as defined in the REG Merger Agreement shall have exercised appraisal rights unless such exercise has been properly denied, withdrawn or lost under Delaware law.

Section 8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Newco, REG and Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Newco, REG or Purchaser set forth in this Agreement, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on Newco, REG or Purchaser;

(b) the representations and warranties of the parties to the other Common Plan Agreements (other than REG) qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Date and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, that in the event of any breach of a representation or warranty of any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 8.2(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect on the party making such representation or warranty; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such breach occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(c) Newco, Purchaser and REG shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and in the Merger Agreement to be performed or complied with by Newco, Purchaser and REG on or prior to the Closing Date, and the parties to the Common Plan Agreements (other than REG) shall have performed and complied in all material respects with all obligations and agreements required by the Common Plan Agreements to be performed or complied with by such parties on or prior to the Closing Date; provided, however, that in the event of any failure to perform or comply by any party to the Common Plan Agreements (other than REG) as set forth in the Common Plan Agreements on the date of this Agreement, the conditions set forth in this Section 8.2(c) shall be deemed satisfied unless the effect of all such failures to perform or comply taken together could reasonably be expected to have a Material Adverse Effect on the Company; and provided further that such condition shall not apply if the transaction contemplated by the Common Plan Agreement under which such failure occurs does not close and such Common Plan Agreement has been irrevocably terminated by REG and Newco;

(d) there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on Newco, Purchaser or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Newco, Purchaser or REG;

(e) the Company shall have received certificates signed by the Chief Executive Officer of each of Newco, REG and Purchaser, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a) and (d) and the conditions specified in Sections 8.2(b)-(c) specifically applicable to Newco, REG or Purchaser have been satisfied in all respects;

(f) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g) if applicable, the waiting period under the HSR Act shall have expired and Newco shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority set forth on Newco Disclosure Schedule 5.4 required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and Newco, Purchaser, REG and the Company shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.4(b) hereof in a form satisfactory to the Company;

(h) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and all registrations or qualifications required under state securities laws for issuance of Newco Shares shall have been received and Newco shall have the authority and unrestricted right to issue, and shall have issued, the Newco Common Stock and the Newco Preferred Stock to the Company as contemplated by this Agreement;

(i) the Company Unitholder Approval shall have been obtained in accordance with applicable Law and Organizational Documents of the Company;

(j) the closing of the REG Merger Agreement shall have been effectuated contemporaneously with or prior to the Closing of this Agreement;

(k) Newco, Purchaser and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Newco, Purchaser and REG, in form and content reasonably satisfactory to the Company;

(l) Newco, Purchaser and REG shall have delivered, or caused to be delivered, to the Company an opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C., counsel to Newco, Purchaser and REG, that (a) the Company will not recognize any gain or loss for federal income tax purposes as a result of the Transaction, except to the extent (i) the amount of the Assumed Liabilities exceeds the Company’s basis in the Purchased Assets, and (ii) the Company uses any Parent Shares to satisfy Company liabilities, and (b) the Company Unitholders receiving Parent Shares hereunder will not recognize gain or loss for federal income tax purposes as a result of the Transaction, except to the extent a Company Unitholder’s proportionate share of the Company liabilities exceeds the Company Unitholder’s basis in his or her Company membership units, in form and content reasonably satisfactory to the Company;

(m) the Company shall have received the written consent and agreement of the Company’s senior lender, CoBank (“Senior Lender”) to the assignment and assumption by Purchaser of the Indebtedness owed to Senior Lender and shall have received the appropriate consents required from any other party holding Indebtedness of the Company for the assignment and assumption of the Indebtedness to Purchaser;

(n) the Purchaser shall have delivered, or caused to be delivered, to the Company a duly executed assignment and assumption agreement in the form of Exhibit G hereto related to the assumption by Purchaser of the Assumed Liabilities of the Company;

(o) REG shall have delivered to the Company a termination providing that the MOSA is terminated as of the Closing Date and that neither of the parties thereto shall have any right, claim or liability after the Closing Date under or by reason of the MOSA;

(p) Newco and Purchaser shall have obtained the Financing in such amounts and on terms and conditions reasonably satisfactory to the Company;

(q) Newco shall have delivered, or caused to be delivered, to the Company copies of all consents, waivers and approvals referred to in Section 8.2(g);

(r) Newco shall have executed and delivered to the Company the Registration Rights Agreement;

(s) the number of shares of Newco Common Stock and the number of shares of Newco Preferred Stock held by each shareholder of Newco immediately following the closing of each of the Common Plan Agreements shall be as set forth on Newco Disclosure Schedule 5.2(i), and the subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities, or equity interest immediately following the closing of each of the Common Plan Agreements shall be as set forth on Newco Disclosure Schedule 5.2(ii), in each case to the extent such closings of the Common Plan Agreements occur;

(t) REG shall have obtained the issuance or reissuance of all Permits (including Environmental Permits) set forth on REG’s Company Disclosure Schedule 4.17(b) which are potentially obtainable prior to the Closing for REG to continue to conduct its business and operations as of the Closing Date;

(u) REG shall have obtained the appropriate consents required under incentives from Governmental Authorities which are set forth on REG’s Company Disclosure Schedule 7.1(j), as referenced in Section 7.1(j) of the REG Merger Agreement and provided by REG to the Company prior to the Closing;

(v) the Company shall have approved in writing any material increase in REG’s and Newco’s Liabilities from those reflected on REG’s Balance Sheet, as delivered in response to Section 4.5 of the REG Merger Agreement and Section 5.10 of this Agreement, to those reflected in REG’s Final Closing Balance Sheet, as defined in the REG Merger Agreement and provided by REG to the Company prior to the Closing, and other than Liabilities incurred under loan or credit agreements or arrangements in effect on the date of this Agreement and otherwise in the Ordinary Course of Business;

(w) REG shall have delivered audited financial statements for the fiscal year ended December 31, 2008 to the Company on or before May 31, 2009; provided, however, in the event such audited financial statements, including, without limitation, the balance sheet, income statement, statement of cash flows and notes thereto, reflect any material adverse change, in the sole judgment of the Company, from the draft financial statements provided to the Company on or prior to the date of this Agreement, or in the event REG fails to deliver such audited financial statements on or before May 31, 2009, the Company shall have seven (7) days from delivery of such audited financial statements, or failure to deliver such statements, to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(v); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(v) shall be deemed a waiver of this condition; and

(x) Blackhawk Biofuels, LLC (“BH”) shall have adequately responded to the Company’s questions on or before May 31, 2009 as reasonably determined by the Company; provided, however, in the event BH fails to respond on or before May 31, 2009 or in the event the Company has reasonably determined the responses are not adequate, the Company shall have seven (7) days from such failure of delivery or the delivery of the inadequate response, to exercise its right to terminate for failure to meet the condition set forth in this Section 8.2(x); and further provided that the Company’s failure to exercise its rights to terminate within the applicable time frame in this Section 8.2(x) shall be deemed a waiver of the condition in this Section 8.2(x).

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Newco, REG or the Company on or after December 31, 2009 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Newco, REG or the Company shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed sixty (60) days in the aggregate (or such longer period as Newco, REG and the Company may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 6.4 has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Authority of competent jurisdiction shall be in effect and Newco, Purchaser, REG and/or the Company are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b) by mutual written consent of Newco, Purchaser, REG and the Company;

(c) by written notice (i) from Newco, Purchaser and REG to the Company that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) from the Company to Newco, Purchaser and REG that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Newco, Purchaser or REG; provided, however, the failure to close of any of the other Common Plan Agreements other than the REG Merger Agreement shall not be deemed a Material Adverse Effect on Newco, Purchaser or REG;

(d) by Newco, Purchaser, REG or the Company if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Newco, Purchaser or REG, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or 8.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Company of notice of such breach from Newco, Purchaser or REG;

(f) by the Company, if REG, Newco or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of REG, Newco or Purchaser shall have become untrue, or if any of the other parties to the Common Plan Agreement (other than REG) shall have breached its representations, warranties, covenants or agreements or if any representation or warranty any of the other parties to the Common Plan Agreements (other than REG) shall have become untrue, in any case such that the conditions set forth in Sections 8.2(a), 8.2(b) or 8.2(c) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Newco, Purchaser or REG of notice of such breach from the Company;

(g) by Newco, Purchaser or REG, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s unitholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within fifteen (15) Business Days after receipt of a written request from Newco or REG that it do so if such request is made following the making by any Person of a Takeover Proposal; or if (iii) a voluntary or involuntary bankruptcy petition shall have been filed by or against the Company and is not discharged within sixty (60) days of the filing thereof;

(h) by the Company if (i) the Board of Directors of REG withdraws its favorable recommendation as to the Transaction, this Agreement, the REG Merger or the REG Merger Agreement or (ii) a voluntary or involuntary bankruptcy petition shall have been filed by or against REG, Newco or Purchaser and is not discharged within sixty (60) days of the filing thereof;

(i) by Newco, Purchaser, REG or the Company if the Company Unitholder Approval shall not have been obtained at the Company Unitholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 9.1(i) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.6 or 6.15(b);

(j) by Newco, Purchaser, REG or the Company if the approval of the REG Stockholders of the REG Merger Agreement shall not have been obtained at the REG Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right of either Newco, Purchaser or REG to terminate this Agreement under this Section 9.1(j) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.14(b) of the REG Merger Agreement; or

(k) by Newco, Purchaser or REG on or before June 15, 2009, if Newco’s Environmental Assessment (as defined in Section 6.10(a)) at the Company’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of the Company or any director, officer or employee of the Company under Environmental Laws, (B) any suspension or closure of operations at the Company’s properties or facilities or the revocation or termination of any Environmental Permits which has a Material Adverse Effect on the Company or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $50,000.

Section 9.2 Procedure upon Termination. In the event of termination and abandonment by Newco, Purchaser, REG or the Company, or all, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Newco, Purchaser, REG or the Company.

Section 9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Newco, Purchaser, REG or the Company; provided, however, that:

(a) the obligations of the parties set forth in Section 9.4 and Article XII hereof shall survive any such termination and shall be enforceable hereunder; and

(b) nothing in this Section 9.3 shall relieve Newco, Purchaser, REG or the Company of any Liability for a willful breach of this Agreement prior to the effective date of such termination.

Section 9.4 Termination Fee.

(a) In the event that this Agreement is terminated by Newco, Purchaser or REG pursuant to Section 9.1(g), then the Company shall pay to REG a termination fee of $1,000,000 in cash. In the event that this Agreement is terminated by Newco, Purchaser, REG or the Company pursuant to Section 9.1(i) and (i) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting with such alternative sale proposal generally known to the Company Unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $1,000,000 in cash; or (ii) the Company agrees to a sale to a third party within twelve (12) months of the Company Unitholder Meeting, but such alternative sale proposal is not generally known to the Company unitholders prior to the Company Unitholder Meeting, then the Company shall pay to REG a termination fee of $500,000 in cash. In the event that this Agreement is terminated by the Company pursuant to Section 9.1(h), then REG shall pay to the Company a termination fee of $1,000,000 in cash. In the event that this Agreement is terminated by Newco, Purchaser, REG or the Company pursuant to Section 9.1(j) and (i) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting with such alternative sale proposal generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $1,000,000 in cash or (ii) REG agrees to a sale to a third party within twelve (12) months of the REG Stockholder Meeting, but such alternative sale proposal is not generally known to the REG stockholders prior to the REG Stockholder Meeting, then REG shall pay to the Company a termination fee of $500,000 in cash. Each of the foregoing fees shall herein be referred to as a “Termination Fee.”

(b) Any payment required to be made pursuant to Section 9.4(a) shall be made promptly following termination of this Agreement (and in any event not later than ten (10) Business Days after delivery of notice of demand for payment). Any such payment shall be made by wire transfer of immediately available funds to an account to be designated by the receiving party.

(c) In the event that a party shall fail to pay the Termination Fee required pursuant to Section 9.4 when due, such Termination Fee shall accrue interest for the period commencing on the date such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s Prime Lending Rate, plus 2%. In addition, if a party fails to pay such Termination Fee, that party shall also pay all of costs and expenses (including attorneys’ fees and related charges) in connection with efforts to collect such Termination Fee. Each of the parties acknowledges that the Termination Fee and the other provisions of this Article IX are an integral part of this Agreement and that, without these agreements, the parties would not enter into this Agreement.

(d) Each of Newco, Purchaser, REG and the Company acknowledges and agrees that in the event of a breach of this Agreement, the payment of the Termination Fee shall not constitute the exclusive remedy available, and that the parties shall be entitled to the remedies set forth in Section 12.3, including injunction and specific performance, and all additional and other remedies available at law or in equity to which such party may be entitled.

ARTICLE X

TAXES

Section 10.1 Transfer Taxes. Except as provided in Section 2.3 with respect to Assumed Liabilities by Purchaser, the Company and Newco shall each (i) be responsible for half of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

Section 10.2 Prorations. Except as provided in Section 2.3 with respect to Assumed Liabilities by Purchaser, (a) the Company shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes; (b) all other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and the Company as of the Closing Date; (c) the Company shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date; and (d) Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 10.2, the Company shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

Section 10.3 Cooperation on Tax Matters. Newco and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI

RISK OF LOSS

The risk of loss, damage or destruction to the Purchased Assets from fire or other casualty or cause, shall be borne by the Company at all times up to the Closing. It shall be the responsibility of the Company prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, subject to the consent of the Company’s Senior Lender, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, Purchaser, at its sole option, and as Purchaser’s sole remedy with respect to any of the foregoing, upon written notice to the Company: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event the Company shall assign to Purchaser all proceeds of insurance theretofore, or to be, received, covering the property involved; and if Purchaser shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article VIII has been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), Purchaser may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to the Company, without any party having any Liability or obligation under or in respect of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 No Survival of Representations and Warranties. Except for the survival of the representations made by Newco in Section 5.2, which representations in Section 5.2 shall survive the Closing (but not the Termination) of this Agreement indefinitely, the representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Company Document or Purchaser Document shall not survive the Closing or the Termination of this Agreement.

Section 12.2 Notices. All notices and communications hereunder shall be deemed to have been duly given, delivered or made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email; provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Newco or Purchaser:	REG Newco, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

To the Company:	Western Iowa Energy, LLC
1220 S. Center St., PO Box 399
Wall Lake, Iowa 51466
Telephone:712-664-2173
Facsimile: 712-664-2183
Attn: William Horan

With a copy to:	Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309
Telephone: (515) 242-2400
Facsimile: (515) 323-8514
Attn: Thomas D. Johnson

To REG:	Renewable Energy Group, Inc.
416 S. Bell Avenue, P.O. Box 888
Ames, Iowa 50010
Telephone: 515-239-8000
Facsimile: 515-239-8009
Attn: Jeffery Stroburg

With a copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Telephone: 515-386-3158
Facsimile: 515-386-8531
Attn: John A. Gerken

Section 12.3 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to other remedies to which they are entitled at Law or in equity, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of proving the inadequacy of monetary damages as a remedy. In the event of any breach of this Agreement (other than a breach of a representation or warranty), the non-breaching party shall be entitled to recover reasonable attorneys’ fees and legal expenses incurred by it in connection with any litigation with respect to such breach.

Section 12.4 Amendment; Waiver. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Newco, Purchaser, REG and the Company; provided, however, that after the Company Unitholder Approval has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the Company’s unitholders without such further approval. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.5 No Third Party Beneficiaries. Except for the Company Unitholders, upon dissolution of the Company after Closing, the representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and the Company Unitholders any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 12.6 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 12.7 Entire Agreement. This Agreement (including all recitals, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect after the Closing according to its terms.

Section 12.8 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any Government Entity, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by each of Newco, Purchaser, REG and the Company.

Section 12.9 Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby shall be borne by the party incurring such costs and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

Section 12.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF IOWA, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF IOWA. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of Iowa or any Iowa state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 12.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 12.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 12.14 Joint Authorship. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement will not apply to the construction and interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

REG NEWCO, INC.		RENEWABLE ENERGY GROUP, INC.

By:	/s/ Jeffrey Stroburg	By:	/s/ Jeffrey Stroburg
Name:	Jeffrey Stroburg	Name:	Jeffrey Stroburg
Title:	CEO	Title:	CEO

REG WALL LAKE, LLC.		WESTERN IOWA ENERGY, LLC

By:	/s/ Dan Oh	By:	/s/ Bill Horan
Name:	Dan Oh	Name:	Bill Horan
Title:	President	Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

Annex E

90 SOUTH 7TH STREET 54TH FLOOR MINNEAPOLIS, MN 55402
PHONE 612.904.5700 FAX 612.904.5719 WWW.GHF.NET

May 8, 2009

Board of Managers

Blackhawk Biofuels, LLC

210 West Spring Street

Freeport, IL 61032

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Units (other than REG and its affiliates) of Blackhawk Biofuels, LLC (the “Company”) of the Merger Consideration to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, REG Newco, Inc. (“REG Newco”), and REG Danville LLC (“Merger Sub”), a newly formed, wholly owned subsidiary of REG Newco and Renewable Energy Group, Inc. (“REG”). The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each Company Unit will be converted into the right to receive .0088 shares of REG Newco Preferred Stock and .4479 shares of REG Newco Common Stock (the “Merger Consideration”). Concurrently with Closing of the Merger and in accordance with the Common Plan Agreements, REG Newco will indirectly, through wholly owned subsidiaries, acquire the assets (subject to liabilities) of Central Iowa Energy, LLC and Western Iowa Energy, LLC (collectively, the “Iowa Plants”) and merge with REG (the Company, the Iowa Plants and REG being collectively referred to herein as the “Transaction Parties” and the Merger, the acquisition by REG Newco of each of the Iowa Plants and the merger of REG with REG Newco being collectively referred to herein as the “Transaction”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

We have been engaged by the Company to render this opinion to the Board of Managers of the Company in connection with the Merger and will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. We were also engaged by the Company to provide financial advisory services related to financial analysis of a possible combination with REG for which we received fees which were not contingent on consummation of the Merger or any other business combination. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement and the Common Plan Agreements; (ii) reviewed and analyzed certain financial and other data with respect to the Transaction Parties and REG Newco which was publicly available or made available to us by the Company and REG; (iii) reviewed and analyzed certain internal financial projections for the Transaction Parties on a stand alone basis prepared for financial planning purposes and furnished to us by the management of the Company and REG; (iv) reviewed and analyzed certain internal financial projections for Transaction Parties on a pro forma combined basis, giving effect to the Transaction furnished to us by the Company and REG; (v) conducted discussions with members of the senior management of the Company and REG with respect to the financial condition, results of operations, business and prospects of the Transaction Parties on a stand alone basis and on a combined basis following the Transaction, including discussions with management of the Company and REG concerning the liquidity needs of, and capital resources available to, the Company and REG Newco and the Company’s prospects for continuing operations as an independent company; (vi) compared the financial performance of the Company on a stand-alone basis and Transaction Parties on a pro forma combined basis with that of certain publicly traded companies deemed by us to be comparable to the Company on a stand-alone basis and to the Transaction Parties on a pro forma combined basis giving effect to the Transaction; (vii) performed a discounted cash flows analysis for the Company on a stand-alone basis and the Transaction Parties on a pro forma combined basis giving effect to the Transaction; (viii) reviewed a liquidation analysis of the Company and related assumptions and estimates prepared by management of the Company; and (ix) performed certain other financial analyses for the Transaction Parties on a pro forma combined basis giving effect to the Transaction. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not independently verified such information. We have further relied upon the assurances of the Company’s and REG’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor any other Transaction Party is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Transaction, and with respect to financial forecasts, estimates and other forward-looking information relating to the Transaction Parties and REG Newco reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and REG’s management. We express no opinion as to any financial forecasts, pro forma adjustments, estimates or other forward-looking information of the Transaction Parties and REG Newco or the assumptions on which they were based including, without limitation, the development by REG Newco of the proposed plants in Emporia, Kansas and Destrehan, Louisiana. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and REG, and on the assumptions of the management of the Company and REG, as to all accounting, legal, tax and financial reporting matters with respect to the Transaction Parties, REG Newco, the Agreement and the Common Plan Agreements.

We have assumed that the executed Agreement and Common Plan Agreements will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger and other transactions comprising the Transaction will be consummated pursuant to the terms of the Agreement, the Common Plan Agreements and other Transaction documents without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Transaction Parties and REG Newco or alter the terms of the Transaction.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet or other) of the Transaction Parties, and have not been furnished with any such appraisals or valuations. Nor have we made any physical inspection of the properties or assets of the Transaction Parties. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Transaction Parties or any of their respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. No company used in any analysis for purposes of comparison is identical to the Transaction Parties, or REG Newco. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Transaction Parties, and REG Newco were compared and other factors that could affect the transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which Company Units have traded or such Units or the capital stock of REG Newco may trade following announcement of the Merger and the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is provided to the Board of Managers of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any member of the Company as to how such member should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by our Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Units (other than REG or its affiliates) of the proposed Merger Consideration and does not address any other terms or agreement relating to the Merger or the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the pre- or post-signing process conducted or to be conducted by the Company, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, the solvency or financial viability of any Transaction Party or REG Newco at the date hereof, upon consummation of the Transaction or at any future time, or the fairness of the amount or nature of compensation to the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration proposed to be paid to holders of Company Units. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Units (other than REG and its affiliates) as of the date hereof.

Sincerely,

/s/ GREENE HOLCOMB & FISHER LLC

GREENE HOLCOMB & FISHER LLC

90 SOUTH 7TH STREET 54TH FLOOR MINNEAPOLIS, MN 55402 PHONE 612.904.5700 FAX 612.904.5719 WWW.GHF.NET

CONFIDENTIAL

July 16, 2009

Board of Managers

Blackhawk Biofuels, LLC

210 West Spring Street

Freeport, IL 61032

Re:	Opinion of Greene Holcomb & Fisher LLC dated May 8, 2009

Members of the Board:

We have rendered to you our opinion dated May 8, 2009 (the “Opinion”) as to the fairness, from a financial point of view, to the holders of Company Units (other than REG and its affiliates) of the Merger Consideration to be exchanged pursuant to an Agreement and Plan of Merger by and among the Company, REG Newco, Merger Sub and REG. Capitalized terms used but not defined herein have the meanings set forth in our Opinion.

The parties to the draft Agreement reviewed by us have now entered into a definitive Agreement and Plan of Merger, dated as of May 11, 2009 (the “Definitive Agreement”). Attached as Exhibit C to the Definitive Agreement is a form of Series A Preferred Stock Certificate of Designation (the “Definitive Certificate of Designation”) pursuant to which the Parent Preferred Stock will be issued in the Merger. Subsequent to delivery of our Opinion, we have been advised by the Company that the Definitive Certificate of Designation included changes from the last draft of certificate of designation reviewed by us for purposes of the Opinion. These changes included an increase in the base amount of preference to which holders of Parent Preferred Stock would be entitled in any liquidation, dissolution or winding up of REG Newco from $11.25 per share of Parent Preferred Stock to $13.75 per share of Parent Preferred Stock (such amount being herein referred to as the “Definitive Series A Base Value”).
You have requested our confirmation that our conclusion as to fairness from a financial point of view expressed in the Opinion would not have been different had it taken into account, as of such Opinion’s May 8, 2009 date, the Definitive Series A Base Value. Giving effect solely to the change to the Definitive Series A Base Value, we hereby confirm that it would have been our opinion, as of May 8, 2009, that the Merger Consideration was fair, from a financial point of view, to the holders of Company Units (other than REG and its affiliates).

At your direction and with your consent, for purposes of this letter we have not undertaken any additional review, analyses, investigation or inquiries since the date of the Opinion, except to review our analyses prepared in connection with the Opinion, modified where appropriate to give effect to the Definitive Series A Base Value. This letter is based solely on information available to us and facts and circumstances as they existed and were subject to evaluation on May 8, 2009 as indicated in our Opinion, except for the Definitive Series A Base Value, as well as the assumptions, qualifications and limitations set forth therein. Other events occurring after May 8, 2009 could materially affect the facts and assumptions used in preparing the Opinion and relied upon for purposes of this letter.

Sincerely,

/s/ GREENE HOLCOMB & FISHER LLC

GREENE HOLCOMB & FISHER LLC

Annex F

May 6, 2009	CONFIDENTIAL

Central Iowa Energy, LLC

c/o Bill Hanigan, Esquire

Brown Winick, P.L.C.

666 Grand Avenue

Des Moines, IA 50309

Re: Fairness Opinion – Opinion to the Board of Directors of Central Iowa Energy, LLC

Ladies and Gentlemen:

Houlihan Smith & Company, Inc. (“Houlihan”) understands that REG Newco, Inc. (“Newco”) proposes to purchase, acquire and assume all of the assets and liabilities of Central Iowa Energy, LLC, (“CIE” or the “Company) by and through REG Newton, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco (the “Transaction”).

In addition, the following related transactions will occur: (i) REG Merger Sub, Inc., a wholly owned subsidiary of Newco, shall merge with and into Renewable Energy Group, Inc. (“REG”) (the “REG Merger”); (ii) REG Danville, LLC (“REG Danville”), a wholly owned subsidiary of Newco, shall merge with and into Blackhawk Biofuels, LLC, (“Blackhawk”) (the “REG Danville Merger”); and (iii) Western Iowa Energy, LLC (“WIE”, together with CIE and Blackhawk, the “Sellers”) shall sell, transfer and assign its assets and liabilities to Newco by and through (“REG Wall Lake, LLC”) an Iowa limited liability company and wholly owned subsidiary of Newco (the “REG Wall Lake Merger”). Simultaneous to the closing of the Transaction, the (i) REG Merger, (ii) REG Danville Merger, and (iii) REG Wall Lake Merger will be consummated.

CIE will contribute all of its assets in exchange for stock consideration of the following: (i) 4,248,840 common shares of Newco, and (ii) 158,041 preferred shares of the Newco (collectively, the “Purchase Consideration”), pursuant to an asset purchase agreement (“Purchase Agreement”) between the Company and Newco. The Purchase Consideration represents 8.18% of the total ownership percentage of Newco to be transferred to CIE’s current shareholders pursuant to the Purchase Agreement.

Houlihan was engaged by the Board of Directors of the Company (the “Board”), to render an opinion, whether or not favorable, as to whether, on the date of such opinion, the Purchase Consideration and other terms of the Transaction are fair from a financial point of view to the shareholders of the Company (the “Opinion”).

Our Opinion is being rendered in such form and substance customary to transactions of a similar nature and on a basis that is consistent with our professional responsibilities to the Company, and shall be subject to the undertaking of certain inquiries concerning the Transaction and the business of the Company. In connection therewith, Houlihan has relied upon public and non-public reports of the Company and other information

F-1

An Employee-owned Company

105 W. Madison        Suite 1500         Chicago, IL 60602

Tel: 312.499.5900        Toll Free: 800.654.4977        Fax: 312.499.5901

www.houlihansmith.com    —     www.fairnessopinion.com    —    www.solvencyopinion.com

Board of Directors, Central Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

supplied to it by or on behalf of the Company. Houlihan shall not in any respect be responsible for the accuracy or completeness of any such report or information, public or non-public, supplied to it by or on behalf of the Company or for any obligation to verify the same nor for any conclusions based upon inaccurate or incomplete information.

We have not been requested to opine as to, and this Opinion does not express an opinion as to, make any recommendations with respect to, or otherwise address, among other things, (i) the underlying business decision of the Company, shareholders of the Company, or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to other constituencies of the Company, or to any other party, except as specifically set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company or any other party might engage, (v) the solvency or creditworthiness of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (vi) the fairness of the Purchase Consideration and other terms of the Transaction to any investors of the Company, other than the shareholders of the Company, or (vii) the prospects of the impact of Company entering into or consummating the Transaction under any other contract, agreement or arrangement to which the Company may be a party (including, but not limited to, the occurrence of any event of default thereunder).

In performing our analyses and for purposes of the Opinion set forth herein, Houlihan has, among other things:

•	Obtained and reviewed the draft form of the following agreements and documents related to the Transaction:

•

(i) Asset Purchase Agreement (provided April 27, 2009), (ii) term sheet (dated as of February 16, 2009), (iii) Certification of Incorporation of Newco (provided April 10, 2009), (iv) Registration Rights Agreement (provided April 27, 2009), (v) Assignment and Assumption Agreement (provided April 10, 2009), (vi) Bylaws of Newco (provided April 10, 2009), (vii) Rule 145 Affiliate Letter (provided April 10, 2009), (viii) Power of Attorney (provided April 10, 2009), (ix) Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of Newco (provided May 4, 2009), (x) Bill of Sale (provided April 10, 2009), and (xi) Agreement and Plan of Merger by and among Newco, REG Merger Sub, Inc. and REG (provided April 22, 2009), (xii) Agreement and Plan of Merger by and among Newco, REG Danville, LLC, Blackhawk and REG (provided April 27, 2009) and (xiii) REG post-transaction capitalization table (provided May 4, 2009);

•

Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of CIE, both on a standalone basis and post-transaction basis, including but not limited to the following:

•

(i) Audited Form 10-K and 10-Q financial statements of CIE filed with the Securities and Exchange Commission (“SEC”) from inception through December 31, 2008, (ii) financial projections provided by CIE’s management for the period ending June 2009 through December 2013, (iii) financial projections for Newco, prepared by REG, for the fiscal years ending December 31, 2009 through December 31, 2015, and performed sensitivity analysis on key assumptions, including but not limited to the following: (a) biodiesel sales price; (b) input costs, (c) production capacity, and (d) cost of capital, and (iv) correspondence between Rick Neumann and Bill Hanigan regarding the Transaction and the term sheet;

F-2

Board of Directors, Central Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

•

Held discussions with certain members of CIE’s management regarding the Transaction, the historical performance of CIE on both an individual basis and relative to other biodiesel producers, and CIE’s financial projections and future outlook on both a standalone and post- transaction basis;

•	Held discussions with certain members of REG’s management regarding the Transaction, REG’s presence in the biodiesel industry, and the financial projections and future outlook for Newco;

•

Reviewed loan offering documents and schedules and analyzed the terms and covenants of such offerings, including the: (i) Master Contract between Iowa Department of Economic Development (“IDED”) and CIE, dated March 16, 2006 and related documents, and (ii) Existing debt obligations, including Compliance Certificates;

•	Reviewed and analyzed REG’s unaudited financial statements and related notes for the year ending December 31, 2008;

•

Reviewed and analyzed the general economic outlook, as well as current conditions in the biodiesel and alternative fuels industries in which the Company operates, including analyses of past transactions and publicly traded companies engaged in similar lines of business; and

•	Performed other such financial studies, analyses and investigations, and considered such other information, as we deemed appropriate and consistent with accepted business valuation techniques.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. We have further relied upon the assurances and representations from the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, upon the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

This Opinion has been furnished for the use and benefit of the Board in connection with their consideration of the Transaction and may not be used for any other purpose without our prior written consent. Notwithstanding the foregoing, Houlihan acknowledges and agrees that without any additional payment or fee (i) the Opinion will be delivered to and may be relied upon by REG as if it were addressed to REG (although the Opinion shall continue to relate solely to the fairness of the Purchase Consideration and other terms of the Transaction, from a financial point of view, to the shareholders of the Company, and may not be construed as an assessment of the fairness of the Purchase Consideration and other terms of the Transaction to REG), and (ii) REG and/or their respective affiliates may disclose the Opinion in any investigation, regulatory inquiry, litigation or controversy relating to the Transaction.

In connection with our review and analysis and in rendering this Opinion, we were not provided with the final Purchase Agreement or any other documents regarding the Transaction, but were advised that the financial terms in the final documents would be no less favorable than the terms set forth in the drafts we received. Further, our Opinion necessarily is based upon our evaluation of information made available to us, as well as, the economic, monetary, market, financial, regulatory and other conditions as they exist and can be evaluated on the date hereof and we have not undertaken, and we assume no responsibility, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events or circumstances occurring after the date hereof. We disclaim any obligation to advise the Board or any person of any change in any fact or matter affecting our Opinion, which may

F-3

Board of Directors, Central Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

come or be brought to our attention after the date of this Opinion. We are not expressing an opinion as to any aspect of the Transaction other than the fairness of the Purchase Consideration and other terms of the Transaction to the shareholders of the Company, from a financial point of view. We also did not provide, and will not provide, any advice with respect to any legal conclusions as to whether the Transaction may be prohibited by law.

In rendering our Opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Purchase Agreement, without any waiver or modification of any material terms or conditions, and that in the course of obtaining the necessary regulatory or third party approvals for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Transaction. Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Purchase Consideration and other terms of the Transaction to the shareholders of the Company. Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion. Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

This Opinion is not intended to be, and does not constitute, a recommendation to the Board, members or shareholders, as the case may be, of the Company, shareholders of the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction. We express no view or opinion as to any terms or other aspects of the Purchase Agreement or any related documents. In addition, we express no view or opinion as to the fairness of the amount of, nature of, or any other aspects relating to, the compensation of any officers, directors, partners, employees or investors of any parties to the Purchase Agreement, or class of such persons. This Opinion relates solely to the question of the fairness of the Purchase Consideration and other terms of the Transaction to the shareholders of the Company. This Opinion should not be construed as creating any fiduciary duty on our part to any person.

Except as set forth in our engagement letter with the Board, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan or any of its affiliates be made, without the prior written consent of Houlihan, in each case except as set forth in the fifth preceding paragraph of this letter.

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks and valuations for corporate and other purposes. We have performed certain services to the Company, such as investment banking and other financial services. Houlihan has received a non-contingent fee from the Company relating to its services in providing the Opinion. In addition, Houlihan’s Capital Markets Group has been a financial advisor to the Company and has been paid a non-contingent retainer fee for its advisory services. In the event that the Company completes the Transaction, Houlihan will be paid a success fee of 2% of the Purchase Consideration given to the Company, which is expected to be paid in shares of Newco. The personnel of Houlihan’s Capital Markets Group are separate from the Houlihan personnel involved with providing this Opinion and related analyses. In an engagement letter dated March 20, 2009, the Company has agreed to indemnify Houlihan with respect to Houlihan’s services relating to the Opinion.

F-4

Board of Directors, Central Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Consideration and other terms of the Transaction are fair from a financial point of view to the shareholders of the Company.

Very truly yours,

/s/ Houlihan Smith & Company, Inc.

Houlihan Smith & Company, Inc.

F-5

Annex G

May 6, 2009	CONFIDENTIAL

Western Iowa Energy, LLC

c/o Bill Hanigan, Esquire

Brown Winick, P.L.C.

666 Grand Avenue

Des Moines, IA 50309

Re: Fairness Opinion – Opinion to the Board of Directors of Western Iowa Energy, LLC

Ladies and Gentlemen:

Houlihan Smith & Company, Inc. (“Houlihan”) understands that REG Newco, Inc. (“Newco”) proposes to purchase, acquire and assume all of the assets and liabilities of Western Iowa Energy, LLC, (“WIE” or the “Company”) by and through REG Wall Lake, LLC, an Iowa limited liability company and wholly owned subsidiary of Newco (the “Transaction”).

In addition, the following related transactions will occur: (i) REG Merger Sub, Inc., a wholly owned subsidiary of Newco, shall merge with and into Renewable Energy Group, Inc. (“REG”) (the “REG Merger”); (ii) REG Danville, LLC (“REG Danville”), a wholly owned subsidiary of Newco, shall merge with and into Blackhawk Biofuels, LLC, (“Blackhawk”) (the “REG Danville Merger”); and (iii) Central Iowa Energy, LLC (“CIE”, together with WIE and Blackhawk, the “Sellers”) shall sell, transfer and assign its assets and liabilities to Newco by and through (“REG Newton, LLC”) an Iowa limited liability company and wholly owned subsidiary of Newco (the “REG Newton Merger”). Simultaneous to the closing of the Transaction, the (i) REG Merger, (ii) REG Danville Merger, and (iii) REG Newton Merger will be consummated.

WIE will contribute all its assets in exchange for stock consideration of the following: (i) 6,963,377 common shares of Newco, and (ii) 259,012 preferred shares of the Newco (collectively, the “Purchase Consideration”), pursuant to an asset purchase agreement (“Purchase Agreement”) between the Company and Newco. The Purchase Consideration represents 13.40% of the total ownership percentage of Newco to be transferred to WIE’s current shareholders pursuant to the Purchase Agreement.

Houlihan was engaged by the Board of Directors of the Company (the “Board”), to render an opinion, whether or not favorable, as to whether, on the date of such opinion, the Purchase Consideration and other terms of the Transaction are fair from a financial point of view to the shareholders of the Company (the “Opinion”).

Our Opinion is being rendered in such form and substance customary to transactions of a similar nature and on a basis that is consistent with our professional responsibilities to the Company, and shall be subject to the undertaking of certain inquiries concerning the Transaction and the business of the Company. In connection therewith, Houlihan has relied upon public and non-public reports of the Company and other information supplied to it by or on behalf of the Company. Houlihan shall not in any respect be responsible for the accuracy

An Employee-owned Company

105 W. Madison        Suite 1500        Chicago, IL 60602

Tel: 312.499.5900        Toll Free: 800.654.4977        Fax: 312.499.5901

www.houlihansmith.com    —    www.fairnessopinion.com    —    www.solvencyopinion.com

Board of Directors, Western Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

or completeness of any such report or information, public or non-public, supplied to it by or on behalf of the Company or for any obligation to verify the same nor for any conclusions based upon inaccurate or incomplete information.

We have not been requested to opine as to, and this Opinion does not express an opinion as to, make any recommendations with respect to, or otherwise address, among other things, (i) the underlying business decision of the Company, shareholders of the Company, or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to other constituencies of the Company, or to any other party, except as specifically set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company or any other party might engage, (v) the solvency or creditworthiness of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (vi) the fairness of the Purchase Consideration and other terms of the Transaction to any investors of the Company, other than the shareholders of the Company, or (vii) the prospects of the impact of Company entering into or consummating the Transaction under any other contract, agreement or arrangement to which the Company may be a party (including, but not limited to, the occurrence of any event of default thereunder).

In performing our analyses and for purposes of the Opinion set forth herein, Houlihan has, among other things:

•	Obtained and reviewed the draft form of the following agreements and documents related to the Transaction including:

•

(i) Asset Purchase Agreement (provided April 27, 2009), (ii) term sheet (dated as of February 16, 2009), (iii) Certification of Incorporation of Newco (provided April 10, 2009), (iv) Registration Rights Agreement (provided April 10, 2009), (v) Assignment and Assumption Agreement (provided April 10, 2009), (vi) Bylaws of Newco (provided April 10, 2009), (vii) Rule 145 Affiliate Letter (provided April 10, 2009), (viii) Power of Attorney (provided April 10, 2009), (ix) Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of Newco (provided May 4, 2009), (x) Bill of Sale (provided April 10, 2009), (xi) Agreement and Plan of Merger by and among Newco, REG Merger Sub, Inc. and REG (provided April 22, 2009), (xii) Agreement and Plan of Merger by and among Newco, REG Danville, LLC, Blackhawk and REG (provided April 27, 2009), and (xiii) REG post-transaction capitalization table (provided May 4, 2009);

•

Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of WIE, both on a standalone basis and post-transaction basis, including but not limited to the following:

•

(i) Audited Form 10-K financial statements of WIE filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ending December 31, 2004 through December 31, 2008, (ii) financial projections for WIE, prepared by WIE’s management, for the second half of 2009 and the years 2010 through 2013, (iii) financial projections for Newco, prepared by REG, for the fiscal years ending December 31, 2009 through December 31, 2015, and performed sensitivity analysis on key assumptions, including but not limited to the following: (a) biodiesel sales price, (b) input costs, (c) production capacity, and (d) cost of capital, and (iv) correspondence between Rick Neumann and Bill Hanigan regarding the Transaction and the term sheet;

Board of Directors, Western Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

•

Held discussions with certain members of WIE management regarding the Transaction, the historical performance of WIE on both an individual basis and relative to other biodiesel producers, and WIE’s financial projections and future outlook on both a standalone and post- transaction basis;

•	Held discussions with certain members of REG’s management regarding the Transaction, REG’s presence in the biodiesel industry and the financial projections and future outlook for Newco;

•

Obtained and/or reviewed loan offering documents and supplemental schedules, and analyzed the terms and covenants of such offerings, including the: (i) Master Loan Agreement (“MLA”) between Farm Credit Services of America (“Farm Credit”) and WIE, dated June 6, 2006, and related documents, (ii) Corporate Resolution Authorizing Execution of Guarantee between Farm Credit and WIE, dated June 23, 2008, and (iii) Loan/Forgivable Loan Agreement between Iowa Department of Economic Development (“IDED”) and WIE;

•	Reviewed and analyzed REG’s unaudited financial statements and related notes for the year ending December 31, 2008;

•

Reviewed and analyzed the general economic outlook, as well as current conditions in the biodiesel and alternative fuels industries in which the Company operates, including analyses of past transactions and publicly traded companies engaged in similar lines of business; and

•	Performed other such financial studies, analyses and investigations, and considered such other information, as we deemed appropriate and consistent with accepted business valuation techniques.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. We have further relied upon the assurances and representations from the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, upon the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

This Opinion has been furnished for the use and benefit of the Board in connection with their consideration of the Transaction and may not be used for any other purpose without our prior written consent. Notwithstanding the foregoing, Houlihan acknowledges and agrees that without any additional payment or fee (i) the Opinion will be delivered to and may be relied upon by REG as if it were addressed to REG (although the Opinion shall continue to relate solely to the fairness of the Purchase Consideration and other terms of the Transaction, from a financial point of view, to the shareholders of the Company, and may not be construed as an assessment of the fairness of the Purchase Consideration and other terms of the Transaction to REG), and (ii) REG and/or their respective affiliates may disclose the Opinion in any investigation, regulatory inquiry, litigation or controversy relating to the Transaction.

In connection with our review and analysis and in rendering this Opinion, we were not provided with the final Purchase Agreement or any other documents regarding the Transaction, but were advised that the financial terms in the final documents would be no less favorable than the terms set forth in the drafts we received. Further, our Opinion necessarily is based upon our evaluation of information made available to us, as well as, the economic, monetary, market, financial, regulatory and other conditions as they exist and can be evaluated on the

Board of Directors, Western Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

date hereof and we have not undertaken, and we assume no responsibility, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events or circumstances occurring after the date hereof. We disclaim any obligation to advise the Board or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion. We are not expressing an opinion as to any aspect of the Transaction other than the fairness of the Purchase Consideration and other terms of the Transaction to the shareholders of the Company, from a financial point of view. We also did not provide, and will not provide, any advice with respect to any legal conclusions as to whether the Transaction may be prohibited by law.

In rendering our Opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Purchase Agreement, without any waiver or modification of any material terms or conditions, and that in the course of obtaining the necessary regulatory or third party approvals for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Transaction. Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Purchase Consideration and other terms of the Transaction to the shareholders of the Company. Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion. Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

This Opinion is not intended to be, and does not constitute, a recommendation to the Board, members or shareholders, as the case may be, of the Company, shareholders of the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction. We express no view or opinion as to any terms or other aspects of the Purchase Agreement or any related documents. In addition, we express no view or opinion as to the fairness of the amount of, nature of, or any other aspects relating to, the compensation of any officers, directors, partners, employees or investors of any parties to the Purchase Agreement, or class of such persons. This Opinion relates solely to the question of the fairness of the Purchase Consideration and other terms of the Transaction to the shareholders of the Company. This Opinion should not be construed as creating any fiduciary duty on our part to any person.

Except as set forth in our engagement letter with the Board, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan or any of its affiliates be made, without the prior written consent of Houlihan, in each case except as set forth in the fifth preceding paragraph of this letter.

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks and valuations for corporate and other purposes. We have performed certain services to the Company, such as investment banking and other financial services. Houlihan has received a non-contingent fee from the Company relating to its services in providing the Opinion. In addition, Houlihan’s Capital Markets Group has been a financial advisor to the Company and has been paid a non-contingent retainer fee for its advisory services. In the event that the Company completes the Transaction, Houlihan will be paid a success fee of 2% of the

Board of Directors, Western Iowa Energy, LLC Fairness Opinion May 6, 2009	CONFIDENTIAL

Purchase Consideration given to the Company, which is expected to be paid in shares of Newco. The personnel of Houlihan’s Capital Markets Group are separate from the Houlihan personnel involved with providing this Opinion and related analyses. In an engagement letter dated April 7, 2009, the Company has agreed to indemnify Houlihan with respect to Houlihan’s services relating to the Opinion.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Consideration and other terms of the Transaction are fair from a financial point of view to the shareholders of the Company.

Very truly yours,

/s/ Houlihan Smith & Company, Inc.

Houlihan Smith & Company, Inc.

Annex H

Delaware General Corporation Law § 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

REG Newco, Inc. is a Delaware corporation. In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the certificate of incorporation and bylaws of REG Newco, Inc. contain provisions to limit the personal liability of REG Newco, Inc. directors for violations of their fiduciary duties. These provisions eliminate each director’s liability to REG Newco, Inc. or its stockholders for monetary damages for breach of fiduciary duties as a director to the full extent allowed by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation, as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The certificate of incorporation for REG Newco, Inc. provides for indemnification to fullest extent permitted by Section 145 of the DGCL of all persons who REG Newco, Inc. has the power to indemnify under such section. The by-laws for REG Newco, Inc. provide for indemnification of officers and directors to the fullest extent permitted by the DGCL.

In addition, REG Newco, Inc. intends to maintain officers’ and directors’ liability insurance which will insure against liabilities that REG Newco, Inc.’s officers and directors may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on August 7, 2009.

REG NEWCO, INC.

By:	/S/ JEFFREY STROBURG
Jeffrey Stroburg
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey Stroburg and Daniel J. Oh and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JEFFREY STROBURG Jeffrey Stroburg	Chief Executive Officer (Principal Executive Officer) and Director (Principal Financial Officer)	August 7, 2009

/S/ NATALIE LISCHER Natalie Lischer	Principal Accounting Officer	August 7, 2009

/S/ PAUL CHATTERTON Paul Chatterton	Director	August 7, 2009

/S/ SCOTT P. CHESNUT Scott P. Chesnut	Director	August 7, 2009

/S/ DELBERT CHRISTENSEN Delbert Christensen	Director	August 7, 2009

/S/ SCOTT GIESELMAN Scott Gieselman	Director	August 7, 2009

/S/ RANDOLPH L. HOWARD Randolph L. Howard	Director	August 7, 2009

Signature	Title	Date

/S/ MICHAEL A. JACKSON Michael A. Jackson	Director	August 7, 2009

/S/ JONATHAN KOCH Jonathan Koch	Director	August 7, 2009

/S/ MICHAEL M. SCHARF Michael M. Scharf	Director	August 7, 2009

/S/ CHRISTOPHER SORRELLS Christopher Sorrells	Director	August 7, 2009

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, by and among REG Newco, Inc., REG Merger Sub, Inc. and Renewable Energy Group, Inc. (included as Annex B to the joint proxy statement/prospectus included in this registration statement).

2.2	Amended and Restated Asset Purchase Agreement, executed August 7, 2009, by and among REG Newco, Inc., REG Newton, LLC, Central Iowa Energy, LLC, and Renewable Energy Group, Inc. (included as Annex C to the joint proxy statement/prospectus included in this registration statement).

2.3	Amended and Restated Asset Purchase Agreement, executed August 7, 2009, by and among REG Newco, Inc., REG Wall Lake, LLC, Western Iowa Energy, LLC, and Renewable Energy Group, Inc. (included as Annex D to the joint proxy statement/prospectus included in this registration statement).

2.4	Amended and Restated Agreement and Plan of Merger, executed August 7, 2009, by and among REG Newco, Inc., REG Danville, LLC, Blackhawk Biofuels, LLC, and Renewable Energy Group, Inc. (included as Annex A to the joint proxy statement/prospectus included in this registration statement).

3.1	Certificate of Incorporation of REG Newco, Inc.

3.2	Form of Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of REG Newco, Inc.

3.3	Form of Bylaws of REG Newco, Inc.

4.1*	Specimen certificate of common stock of REG Newco, Inc.

4.2*	Specimen certificate of Series A Convertible Preferred Stock of REG Newco, Inc.

4.3	Form of warrant issued by REG to entities affiliated with Natural Gas Partners.

4.4	Schedule of warrants issued by REG to Natural Gas Partners VIII, L.P. and entities affiliated with NGP Energy Technology Partners.

4.5	Form of warrant issued by REG to the purchasers of REG Series B Convertible Preferred Stock.

4.6	Schedule of warrants issued by REG to the purchasers of REG Series B Convertible Preferred Stock.

4.7	Form of warrant issued by REG to the purchasers of REG Series AA and Series BB Convertible Preferred Stock.

4.8	Schedule of warrants issued by REG to the purchasers of REG Series AA and Series BB Convertible Preferred Stock.

4.9	Form of warrant issued by REG to Viant Capital, LLC and ED&F Man Holdings B.V.

4.10	Schedule of warrants issued by REG to Viant Capital, LLC and ED&F Man Holdings B.V.

4.11	Warrant issued by Blackhawk to REG Ventures, LLC dated May 9, 2008.

4.12	Form of warrant issued by Blackhawk to members of the board of managers and executive officers of Blackhawk.

4.13	Schedule of warrants issued by Blackhawk to members of the board of managers and executive officers of Blackhawk.

4.14	Warrant issued to Ebenezer Mgmt, LLC dated May 2, 2008.

5.1*	Opinion of Nyemaster, Goode, West, Hansell & O’Brien, PC, regarding the validity of the securities to be issued.

8.1*	Opinion of Nyemaster, Goode, West, Hansell & O’Brien, PC as to certain tax matters.

Exhibit No.	Description

10.1	Form of Registration Rights Agreement by and among REG Newco, Inc., certain holders of REG Newco, Inc. common stock and certain holders of REG Newco, Inc. Series A Convertible Preferred Stock.

10.2	Form of Stockholder Agreement by and among REG Newco, Inc., certain holders of REG Newco, Inc. common stock and certain holders of REG Newco, Inc. Series A Convertible Preferred Stock.

10.3	Form of BCA Registration Rights Agreement

10.4	Form of Affiliate Agreement

10.5*	REG 2006 Stock Incentive Plan and form of stock option agreements

10.6*	Master Services Agreement between REG and Bunge dated May 8, 2009.

10.7*	Toll Agreement by and between REG and ED&F Man dated May 22, 2009.

10.8*	Contract for Services by and between West Central and REG dated August 1, 2006.

10.9*	Ground Lease by and between West Central and REG dated July 31, 2006.

10.10*	Asset Use Agreement by and between West Central and REG dated August 1, 2006.

10.11*	Extended Terms Payment Agreement by and between West Central Cooperative and REG dated June 2009.

10.12*	Oil Feedstock Supply Agreement for Ralston, Iowa by and between West Central and REG dated July 8, 2007.

21.1	Subsidiaries of REG Newco, Inc.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, with respect to Renewable Energy Group, Inc.

23.2	Consent of McGladrey & Pullen LLP, Independent Registered Public Accounting Firm, with respect to Central Iowa Energy, LLC.

23.3	Consent of Eide Bailly LLP, Independent Registered Public Accounting Firm, with respect to Western Iowa Energy, LLC.

23.4	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P., Independent Registered Public Accounting Firm, with respect to Blackhawk Biofuels, LLC.

23.5	Consent of Deloitte & Touche LLP, independent auditors of REG, LLC

23.6	Consent of Nyemaster, Goode, West, Hansell & O’Brien, PC (included in Exhibit 5.1 and Exhibit 8.1).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

99.1*	Form of Renewable Energy Group, Inc. proxy card.

99.2*	Form of Central Iowa Energy, LLC proxy card.

99.3*	Form of Western Iowa Energy, LLC proxy card.

99.4*	Form of Blackhawk Biofuels, LLC proxy card.

99.5	Consent of Houlihan Smith & Company, Inc.

99.6	Consent of Houlihan Smith & Company, Inc.

99.7	Consent of Greene Holcomb & Fisher LLC.

99.8	Consent of Ronald L. Mapes.

99.9	Consent of Don Huyser.

*	To be filed by amendment.